As filed with the Securities and Exchange Commission on November 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nidar Infrastructure Limited
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3576 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

P4 23 Marina, Al Naseem Street
Dubai, United Arab Emirates
97144233100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
1999 Bryan St., Suite 900
Dallas, TX 75201-3136
(214) 979-1172
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Bill Nelson Taylor Landry Allen Overy Shearman Sterling US LLP 800 Capitol Stret, Suite 2200 Houston, Texas 77002 Tel: +1-713-358-4900	Alain Dermarkar Allen Overy Shearman Sterling US LLP 2601 N. Olive Street, Suite 1700 Dallas, Texas 75201 Tel: +1-214-271-5777	Justin R. Salon John T. Owen David P. Slotkin Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 Tel: +1-202-887-1500
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. †☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2024
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CARTICA ACQUISITION CORP
PROSPECTUS FOR UP TO
7,999,422 ORDINARY SHARES,
27,400,000 WARRANTS AND
27,400,000 ORDINARY SHARES UNDERLYING WARRANTS OF
NIDAR INFRASTRUCTURE LIMITED
The board of directors of Cartica Acquisition Corp, a Cayman Islands exempted company (“Cartica”), has unanimously approved the Agreement and Plan of Merger, dated as of June 24, 2024, by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”) (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a wholly owned subsidiary of Nidar (Cartica, as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger, the Surviving Entity will merge with and into Nidar (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with Nidar (such company, as the surviving entity of the Second Merger, the “Surviving Company”) surviving the Second Merger (such transactions, collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the shareholders of Cartica will become shareholders of Nidar.
Pursuant to the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class A ordinary share, par value $0.0001 per share, of Cartica (each, a “Cartica Class A Share”), and each issued and outstanding public warrant to purchase Cartica Class A Shares (the “Cartica Public Warrants”) comprising each issued and outstanding Cartica Unit (the “Cartica Units”), each of which consists of one Cartica Class A Share and one-half of one Cartica Public Warrant, will be separated automatically (the “Unit Separation”) in accordance with the terms of the units of Cartica sold in Cartica’s initial public offering (the “IPO”), whereby former unitholders will hold one Cartica Class A Share and one-half of one Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit Separation such that, if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants, (ii) at the First Effective Time, each Cartica Class A Share and Class B ordinary share, par value $0.0001 per share, of Cartica (each, a “Cartica Class B Share,” and together with the Cartica Class A Shares, the “Cartica Shares”), issued and outstanding immediately prior to the First Effective Time will be converted automatically into the right to receive one ordinary share of Nidar, par value $0.0001 (a “Nidar Ordinary Share”) (the “Merger Consideration”) and, after giving effect to such automatic conversion at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will be automatically cancelled by virtue of the First Merger, (iii) at the First Effective Time, each Cartica Public Warrant and each Cartica warrant sold in a private placement effected at the time of the IPO (the “Cartica Private Placement Warrants,” and together with the Cartica Public Warrants, the “Cartica Warrants”) issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive a corresponding warrant to purchase Nidar Ordinary Shares (the “Nidar Warrants”), (iv) at the First Effective Time, each ordinary share, par value $0.0001 per share, of the Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into one Class A ordinary share, par value $0.0001 per share, of the Surviving Entity (each, a “Surviving Entity Share”) by virtue of the First Merger, which will constitute the only issued and outstanding share capital of the Surviving Entity following the First Merger, (v) at the First Effective Time, each Cartica Share held in Cartica’s treasury or owned by Nidar or Merger Sub or any other wholly owned subsidiary of Nidar or Cartica as of immediately prior to the First Effective Time (each, an “Excluded Share”), will be cancelled and extinguished automatically without any conversion thereof or payment therefor by virtue of the First Merger, (vi) at the First Effective Time, each

Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting of Cartica’s shareholders to approve the Mergers and the related transactions (the “extraordinary general meeting”), issued and outstanding as of immediately prior to the First Effective Time will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the extraordinary general meeting, (vii) at the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by Cartica shareholders who have validly exercised their right to dissent to the First Merger (the “Dissenting Shares”) will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Companies Act (as revised) of the Cayman Islands, and (viii) at the effective time of the Second Merger (the “Second Effective Time”), each Surviving Entity Share that is issued and outstanding as of immediately prior to the Second Effective Time will be cancelled and extinguished automatically without any conversion thereof or payment therefor by the virtue of the Second Merger, and each Nidar Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time will remain outstanding and will not be affected by the Second Merger.
Immediately prior to the First Effective Time, Nidar will effect a share split (the “Share Split”) of each Nidar Ordinary Share into such number of Nidar Ordinary Shares equal to (a) the Equity Value (as defined in the Business Combination Agreement) by (b) the product of (1) the aggregate fully diluted Nidar Ordinary Shares multiplied by (2) the per-share amount payable in respect of each Cartica Class A Share properly redeemed in connection with the extraordinary general meeting (such resulting number, the “Split Factor”). Unless otherwise indicated, this proxy statement/prospectus does not reflect the Share Split.
Pursuant to the Amended and Restated Memorandum and Articles of Association of Cartica, dated January 4, 2022, as amended on June 30, 2023 and April 3, 2024 (the “Cartica Articles”), Cartica is providing holders of the Cartica Class A Shares, other than Cartica Class B Shares, Cartica Class A Shares issued upon the conversion of Cartica Class B Shares or Cartica Class A Shares otherwise held by the Sponsor or Cartica’s directors and officers (collectively, the “Founder Shares”) the right to demand that Cartica redeem, upon the closing of the Business Combination (the “Closing”), each Cartica Class A Share then held by them for cash equal to the aggregate amount then on deposit in the trust account established in connection with the IPO for the benefit of holders of Cartica Class A Shares (the “Trust Account”) calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Agreement, including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay income taxes, if any, divided by the number of then-outstanding Cartica Class A Shares (excluding Founder Shares (as defined below)). For illustrative purposes, based on the balance of the Trust Account of $26,082,088 as of October 31, 2024, the estimated per-share redemption price would have been approximately $11.60. Holders of Cartica Class A Shares (other than Founder Shares) may elect to redeem their Cartica Class A Shares even if they vote for the proposal to approve the Business Combination Agreement (the “Business Combination Proposal”). Each redemption of Cartica Class A Shares by holders of Cartica Class A Shares will reduce the amount of funds held in the Trust Account.
In considering the recommendation regarding the proposals by Cartica’s board of directors (the “Cartica Board”), Cartica shareholders should consider that the Sponsor and Cartica’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, their interests as a Cartica shareholder. Specifically, the Sponsor was originally issued 5,750,000 Cartica Class B Shares for $25,000. The Sponsor has transferred or agreed to transfer 360,000 of these shares to current and former directors of Cartica. In addition, in connection with the vote to extend the date by which Cartica must consummate a business combination (the “Business Combination Deadline”), Cartica has agreed to issue 962,500 Cartica Class A Shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. 340,000 Nidar Ordinary Shares issuable to the Sponsor at Closing will be vested at Closing, and an additional 4,087,500 Nidar Ordinary Shares issuable to the Sponsor in connection with the Business Combination are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026 (the “Sponsor Earnout Shares”). 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing. The Sponsor also acquired 15,900,000 Cartica Private Placement Warrants for $15,900,000 in connection with the IPO, each of which will be converted automatically into the right to receive a Nidar Warrant. In the event of a liquidation of Cartica, the Founder Shares and the Cartica Private Placement Warrants of the Sponsor and Cartica’s directors and officers would become worthless. Accordingly, the Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Cartica. See “The Business Combination Agreement and Ancillary Documents — Ancillary Agreements — Sponsor Lock-Up and Support Agreement” for a further discussion of the Nidar Ordinary Shares to be issued to the Sponsor in connection with Closing, including a description of the vesting conditions for the Sponsor Earnout Shares.
The Sponsor and Cartica’s directors and officers may have additional conflicts of interest. See “Extraordinary General Meeting of Cartica Shareholders — Interests of the Sponsor and Cartica’s Officers and Directors in the Business Combination” for a description of such potential conflicts of interest.
Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Cartica shareholders scheduled to be held on [•] at the offices of [•] at 10:00 a.m. Eastern Time.
Cartica’s securities, namely the Cartica Units (Nasdaq: “CITEU”), Cartica Class A Shares (Nasdaq: “CITE”) and Cartica Public Warrants (Nasdaq: “CITEW”), are currently listed on the Nasdaq Global Market (“Nasdaq”). The Cartica Units, the Cartica Class A Shares and the Cartica Public Warrants will cease trading upon consummation of the Business Combination and will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Although Nidar is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Nidar will become subject to the reporting requirements of the Exchange Act. Nidar intends to apply for listing of Nidar Ordinary Shares on The Nasdaq Global Marked (“Nasdaq”) under the proposed symbol “YTTA” and listing of Nidar Warrants on Nasdaq under the proposed symbol “YTTAW” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that Nidar Ordinary Shares and Nidar Warrants are approved for listing on Nasdaq (subject only to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Nidar Ordinary Shares and Nidar Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination” for more information.
Nidar is expected to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and therefore will be eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
Nidar is expected to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements applicable to most Nasdaq-listed companies. As a controlled company, Nidar intends to elect not to comply with certain corporate governance requirements applicable to most Nasdaq-listed companies. See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — Nidar is expected to be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If Nidar relies on these exemptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
Nidar is also a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitation under Section 14 of the Exchange Act. In addition, Nidar’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Nidar will not be required to file periodic reports and financial statements with the Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
The accompanying proxy statement/prospectus provides Cartica shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 80 of the accompanying proxy statement/prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2024, and is first being mailed to Cartica shareholders on or about [•], 2024.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Nidar and Cartica that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:
Cartica Acquisition Corp
c/o Morrison & Foerster LLP
2100 L Street, NW Suite 900
Washington, D.C. 20037
Attention: Suresh Guduru
Tel: (202) 741-3677
Email: sguduru@carticaspac.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [•], 2024.
For additional information, see “Where You Can Find More Information” on page [•].

Notice of Extraordinary General Meeting of Shareholders
of Cartica Acquisition Corp
To Be Held on [•], 2024
TO THE SHAREHOLDERS OF CARTICA ACQUISITION CORP:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Cartica Acquisition Corp., a Cayman Islands exempted company (“Cartica”), will be held at 10:00 a.m. Eastern Time, on [•] , 2024 at [•] and virtually over the Internet by means of a live audio webcast at [•], or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “extraordinary general meeting”). The extraordinary general meeting will be held for the following purposes:
(1)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Agreement and Plan of Merger, dated as of June 24, 2024, by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”) (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and the transactions contemplated therein pursuant to which Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a wholly owned subsidiary of Nidar, and immediately thereafter and as part of the same overall transaction, Cartica (as the surviving entity of the First Merger) will merge with and into Nidar (the “Second Merger”), with Nidar (such company, as the surviving entity of the Second Merger, the “Surviving Company”) surviving the Second Merger (such transactions, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(2)
Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Merger and the Plan of Merger by and among Cartica, Merger Sub and Nidar, substantially in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Merger Proposal”); and

(3)
Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, either (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Cartica Class A Shares (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The full text of the resolutions to be voted on at the extraordinary general meeting is as follows:
Resolution No. 1 — The Business Combination Proposal
“RESOLVED, as an ordinary resolution, that the entry of Cartica Acquisition Corp, a Cayman Islands exempted company (“Cartica”), into the Agreement and Plan of Merger, dated as of June 24, 2024, by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”) (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a wholly owned subsidiary of Nidar, and immediately thereafter and as part of the same overall transaction, Cartica (as the surviving entity of the First Merger) will merge with and into Nidar (the “Second Merger”), with Nidar surviving the Second Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement each be and are hereby authorized, approved, ratified and confirmed in all respects.”
Resolution No. 2 — The Merger Proposal
“RESOLVED, as a special resolution, that:
(a)
the Plan of Merger, by and among Cartica, Merger Sub and Nidar, substantially in the form attached as Annex B to the proxy statement/prospectus for the extraordinary general meeting (including the annexures thereto, the “Plan of Merger”) pursuant to which Merger Sub will merge with and into Cartica (the “First Merger”) so that Cartica will be the surviving company and all the undertaking, property and liabilities of Merger Sub will vest in Cartica by virtue of such First Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)
Cartica be authorized to enter into the Plan of Merger;

(c)
the Plan of Merger be executed by any one director on behalf of Cartica and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(d)
as at the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of Cartica as the surviving company will be in the form of the amended and restated memorandum and articles of association of Cartica in effect immediately before the Effective Time.”

Resolution No. 3 — The Adjournment Proposal
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal, or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Class A ordinary shares, par value $0.0001 per share, of Cartica, be and is hereby approved.”
The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”
Only holders of record of Class A ordinary shares, par value $0.0001 per share (“Cartica Class A Shares”), and Class B ordinary shares, par value $0.0001 per share (“Cartica Class B Shares” and, together with the Cartica Class A Shares, the “Cartica Shares”), of Cartica at the close of business on [•], 2024 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.
Pursuant to the Cartica Articles, Cartica is providing holders of the Cartica Class A Shares (other than Founder Shares) the right to demand that Cartica redeem, upon the closing of the Business Combination (the “Closing”), each Cartica Class A Share then held by them for cash equal to the aggregate amount then on deposit in the trust account established in connection with the IPO for the benefit of holders of Cartica Class A Shares (the “Trust Account”) calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Agreement, including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay income taxes, if any, divided by the number of then-outstanding Cartica Class A Shares (excluding Founder Shares). For illustrative purposes, based on the balance of the Trust Account of $26,082,088 as of October 31, 2024, the estimated per-share redemption price would have been approximately $11.60. Holders of Cartica Class A Shares (other than Founder Shares) may elect to redeem their Cartica Class A Shares even if they vote for the proposal to approve the Business Combination Agreement (the “Business Combination Proposal”). Each redemption of Cartica Class A Shares by holders of Cartica Class A Shares will reduce the amount of funds held in the Trust Account.
After careful consideration, the Cartica Board has determined that each of the proposals listed is fair to and in the best interests of Cartica and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of the Cartica Board, you should keep in mind that Cartica’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of Cartica. See the section in the proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents — Interests of Certain Persons in the Business Combination.”
Each of the approval of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of not less than two-thirds of the Cartica Shares entitled to vote thereon voting in person or by proxy at the extraordinary general meeting, voting as a single class.
Currently, Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”), owns approximately 68.1% of the outstanding Cartica Shares. Pursuant to the Sponsor Lock-Up and Support Agreement (as defined in the accompanying proxy statement/prospectus), the Sponsor has agreed to vote any Cartica Shares owned by it in favor of each of the Proposals presented at the extraordinary general meeting. Given that the Sponsor owns 68.1% of the outstanding Cartica Shares and none of the proposals require more than two-thirds of the Cartica Shares entitled to vote on the Merger Proposal at the extraordinary general meeting to be approved, each of the proposals will be approved if the Sponsor votes in favor of such proposals, even if all other shareholders vote against such proposals.
The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, then Cartica will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal listed above.
All Cartica shareholders at the close of business on the record date are cordially invited to attend the extraordinary general meeting, which will be held at [•] and virtually over the Internet by means of a live audio webcast at [•]. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid return envelope provided and, in any event so as to be received by Cartica no later than at 10:00 a.m. Eastern Time, on [•], 2024, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholder purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in Cartica’s register of shareholders) will be accepted. If you are a holder of record of Cartica Shares at the close of business on the record date, you may also attend and cast your vote at the extraordinary general meeting in person, including virtually over the Internet by joining the live audio webcast and entering the 16-digit control number included on your proxy card. If you hold your Cartica Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend and vote at the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a legal proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast.
A complete list of Cartica shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of Cartica for inspection by Cartica shareholders during business hours for any purpose germane to the extraordinary general meeting.

Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of Cartica Shares registered in each shareholder’s name which are voted, with each Cartica Share carrying one vote.
Your vote is important regardless of the number of Cartica Shares you own. Regardless of whether you plan to attend the extraordinary meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.
If you have any questions or need assistance voting your Cartica Shares, please contact Advantage Proxy, Cartica’s proxy solicitor, at (877) 870-8565. Questions can also be sent by email to ksmith@advantageproxy.com. This notice of extraordinary general meeting and the accompanying proxy statement/prospectus relating to the Business Combination will be available at [•].
Thank you for your participation. We look forward to your continued support.
By order of the Board of Directors of Cartica Acquisition Corp

Suresh Guduru
Chief Executive Officer and Chairman of the Board
[•], 2024
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
ALL HOLDERS OF CARTICA CLASS A SHARES ISSUED IN THE IPO HAVE THE RIGHT TO HAVE THEIR CARTICA CLASS A SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. HOLDERS OF CARTICA CLASS A SHARES ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR CARTICA CLASS A SHARES REDEEMED FOR CASH.
THIS MEANS THAT ANY HOLDER OF CARTICA CLASS A SHARES (OTHER THAN FOUNDER SHARES) HOLDING CARTICA CLASS A SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, HOLDERS OF CARTICA CLASS A SHARES (OTHER THAN FOUNDER SHARES) MUST DEMAND THAT CARTICA REDEEM THEIR CARTICA CLASS A SHARES AND EITHER TENDER THEIR SHARE CERTIFICATES (IF ANY) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, CARTICA’S TRANSFER AGENT (THE “TRANSFER AGENT”), OR DELIVER THEIR CARTICA CLASS A SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL CUSTODIAN (DWAC) SYSTEM, IN EACH CASE NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. ANY HOLDER THAT HOLDS CARTICA CLASS A SHARES BENEFICIALLY THROUGH A NOMINEE MUST IDENTIFY ITSELF BY LEGAL NAME, PHONE NUMBER AND ADDRESS TO CARTICA IN CONNECTION WITH ANY REDEMPTION ELECTION IN ORDER TO VALIDLY REDEEM SUCH CARTICA CLASS A SHARES. SEE “EXTRAORDINARY GENERAL MEETING OF CARTICA SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), constitutes a prospectus of Nidar under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of Nidar, par value $0.0001 (“Nidar Ordinary Shares”), and corresponding warrants to purchase Nidar Ordinary Shares (“Nidar Warrants”) to be issued to the securityholders of Cartica Acquisition Corp, a Cayman Islands exempted company (“Cartica”), in connection with the Business Combination (as defined below). This document also constitutes a proxy statement of Cartica under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Cartica shareholders to consider and vote upon the Business Combination Proposal (as described below), and to adopt the Merger Proposal (as described below) and, if necessary, the Adjournment Proposal (as described below). Cartica files reports, proxy statements/prospectuses and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act. You can read Cartica’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary meeting, you should contact us by telephone or in writing:
Cartica Acquisition Corp
c/o Morrison & Foerster LLP
2100 L Street, NW Suite 900
Washington, D.C. 20037
Attention: Suresh Guduru
Tel: (202) 741-3677
Email: sguduru@carticaspac.com
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor and information agent at:
Karen Smith
President & CEO
Advantage Proxy
PO Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [•], 2024.
Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to “Nidar” refer to Nidar Infrastructure Limited together with its subsidiaries. All references in this proxy statement/prospectus to “Cartica” refer to Cartica Acquisition Corp.

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus contains estimates, projections and other information concerning the industry in which Nidar operates, including market size and growth of the markets in which it participates, that are based on industry publications and reports as well as forecasts prepared by its management. In some cases, Nidar does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Nidar has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Nidar operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Nidar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
Certain estimates of market opportunity included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that management believes are reasonable, but that may prove to be inaccurate.
Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus are subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to such rounding adjustments.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Nidar has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Nidar will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. Nidar and Cartica do not intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of Nidar by, any other parties.
IMPORTANT INFORMATION ABOUT EXCHANGE RATES
Certain information presented in this proxy statement/prospectus has been converted from Indian rupees to U.S. dollars. For the financial statements and other amounts set forth herein: (a) assets and liabilities for each reporting date presented are converted at the exchange rate at that reporting date; and (b) income and expenses for each statement of profit or loss and statement of comprehensive income are converted at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are converted at the dates of the transactions). Exchange rates fluctuate, and such fluctuation can be significant.

GLOSSARY OF CERTAIN TERMS
The following are abbreviations, acronyms and definitions of certain terms used in this document:
•
“aaS” means as a service.

•
“Adjournment Proposal” means Proposal No. 3 to approve, if necessary, the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, either (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Cartica Class A Shares.

•
“AI” means artificial intelligence.

•
“Alternative Transaction Proposal” means (x) a purchase of (A) shares or other equity securities of Nidar of twenty percent (20%) or more of the total voting power of the equity securities of Nidar or (B) twenty percent (20%) or more of the assets of Nidar and its subsidiaries (on a consolidated basis), taken as a whole (based on the fair market value thereof, as determined in good faith by the Nidar Board) or (y) any merger, business combination or other similar transaction of any of Nidar or its subsidiaries.

•
“APAC” means the Asia Pacific region.

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“API” means application programming interface, a set of protocols for building software applications.

•
“ARR” means annual recurring revenue, which is defined for the purpose of this proxy statement/prospectus as annualized contractual revenue.

•
“B2B” means business-to-business.

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“BFSI” means banking, financial services and insurance.

•
“BTS” means base transceiver station.

•
“Business Combination” means the First Merger and the Second Merger.

•
“Business Combination Proposal” means Proposal No. 1 to approve the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.

•
“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of June 24, 2024, by and among Cartica, Nidar and Merger Sub, as such agreement may be amended and modified from time to time.

•
“Business Combination Deadline” means the date by which Cartica must consummate a business combination.

•
“business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or the Republic of India are authorized or required by law to be closed.

•
“Cartica” means Cartica Acquisition Corp, a Cayman Islands exempted company.

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“Cartica Articles” means the Amended and Restated Memorandum and Articles of Association of Cartica, dated January 4, 2022, as amended on June 30, 2023 and April 3, 2024.

•
“Cartica Board” means the board of directors of Cartica.

•
“Cartica Class A Shares” means Cartica’s Class A ordinary shares, par value $0.0001 per share.

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“Cartica Class B Shares” means Cartica’s Class B ordinary shares, par value $0.0001 per share.

•
“Cartica Private Placement Warrants” means Cartica warrants sold in a private placement effected at the time of the IPO.

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“Cartica Public Warrants” means the warrants to purchase Cartica Class A Shares included in the Cartica Units.

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“Cartica Shares” means Cartica Class A Shares and Cartica Class B Shares.

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“Cartica Units” means the units of Cartica sold in the IPO, each consisting of one Cartica Class A Share and one-half of one Cartica Public Warrant.

•
“Cartica Warrants” means Cartica Public Warrants and Cartica Private Placement Warrants.

•
“Closing” means the closing of the Business Combination.

•
“Cayman Companies Act” means The Companies Act (As Revised) of the Cayman Islands.

•
“Closing Date” means the date on which the Closing occurs.

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“CMP” means cloud management platform.

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“Code” means the United States Internal Revenue Code of 1986, as amended.

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“CPU” means central processing unit, the primary component executing instructions from a computer program.

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“CRISIL” means Credit Rating Information Services of India Limited.

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“CRM” means customer relationship management.

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“CSOC” means cloud security operations center.

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“CUDA” means Compute Unified Device Architecture, an NVIDIA-parallel computing platform and programming model optimized for NVIDIA GPUs.

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“D1” means the data center located at the Greater Noida campus.

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“DC” means data center.

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“DDOS” means distributed denial of service.

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“DevOps” means development and operations.

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“Dissenting Shares” each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by Cartica shareholders who have validly exercised their right to dissent to the First Merger.

•
“DWAC” means The Depository Trust Company’s Deposit/Withdrawal at Custodian System.

•
“ERP” means enterprise resources planning.

•
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•
“Excluded Share” means each Cartica Share held in Cartica’s treasury or owned by Nidar or Merger Sub or any other wholly owned subsidiary of Nidar or Cartica as of immediately prior to the First Effective Time.

•
“extraordinary general meeting” means the extraordinary general meeting of Cartica’s shareholders to approve the Mergers and the related transactions.

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“FinOps” means financial operations, a technique that strives to optimize cloud spending in order to maximize efficiency and value from cloud resources.

•
“First Effective Time” means the effective time of the First Merger.

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“First Extension” means the extension of the Business Combination Deadline from July 7, 2023 to April 7, 2024.

•
“First Merger” means the merger pursuant to the Business Combination Agreement in which Yotta Data and Cloud Limited will merge with and into Cartica, with Cartica surviving as a wholly owned subsidiary of Nidar.

•
“Founder Shares” means Cartica Class B Shares, Cartica Class A Shares issued upon the conversion of Cartica Class B Shares and Cartica Class A Shares otherwise held by the Sponsor or Cartica’s directors and officers.

•
“GIFT” means Nidar’s data center located in Gujarat, India.

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“GPU” means graphics processing unit, a specialized hardware optimized for parallel tasks such as AI model training and graphics rendering.

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“GPU node” means graphics processing unit node, a computing server equipped with GPUs (often, eight GPUs per node).

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“HPC” means high performance computing.

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“InfiniBand” means NVIDIA’s high-speed networking technology for data transfer within computing clusters.

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“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

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“IoT” means Internet of Things, which describes devices with sensors, processing ability, software and other technologies that connect and exchange data with other devices and systems over the Internet or other communications networks.

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“IP” means intellectual property.

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“IPO” means Cartica’s initial public offering of 23,000,000 Cartica Units at an offering price of $10.00 per Cartica Unit, generating total gross proceeds of $230,000,000.

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“IT” means information technology.

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“ITAM” means information technology asset management, the process of ensuring an organization’s assets are accounted for, deployed, maintained, upgraded and disposed of when appropriate.

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“ITES” means IT enabled services.

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“ITSM” means information technology service management, the activities performed by an organization to design, build, deliver, operate and control information technology services offered to customers.

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“Kubernetes” means container orchestration architecture for automatic application deployment, scaling and management.

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“Letter Agreement” means the Letter Agreement, dated as of January 4, 2022, among Cartica, the Sponsor and Cartica’s then officers and directors.

•
“Lock-Up Period” means the period from closing until one year after the Closing Date.

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“Locked-Up Shares” means any Nidar Ordinary Shares issued to the Sponsor as Merger Consideration.

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“Merger Consideration” means the Nidar Ordinary Shares into which the Cartica Shares are converted in the First Merger.

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“Merger Proposal” means Proposal No. 2 to approve the First Merger and Plan of Merger.

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“Merger Sub” means Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly owned subsidiary of Nidar prior to the consummation of the First Merger.

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“Mergers” means the First Merger and Second Merger.

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“ML” means machine learning.

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“MSA” means master services agreement.

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“MTDC” means multi-tenant data center.

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“MTSAs” mean managed trusted service agreements.

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“MW” means megawatt, a notion of power commonly used for data center power output. One megawatt is equivalent to one million watts.

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“Nasdaq” means Nasdaq Global Market.

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“Nidar” means Nidar Infrastructure Limited, a Cayman Islands exempted company.

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“Nidar Articles” means the Third Amended and Restated Memorandum and Articles of Association of Nidar to be adopted at Closing, in the form attached hereto as Annex C.

•
“Nidar Equity Value” means the equity value of Nidar at the time of Closing, which has been designated in the Business Combination Agreement as the amount equal to (a) $4,075,000,000, plus (b) cash held by Nidar, minus (c) indebtedness of Nidar, in the case of each of (b) and (c) as of 11:59 pm ET the day immediately prior to the date of the Closing.

•
“Nidar Existing Articles” means the Second Amended and Restated Memorandum and Articles of Association of Nidar.

•
“Nidar Incentive Plan” means an incentive equity plan in substantially the form attached to the Business Combination Agreement to be approved and adopted by Nidar prior to the Closing Date.

•
“Nidar Legacy Shareholders” means the holders of Nidar Ordinary Shares prior to the consummation of the Business Combination.

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“Nidar Ordinary Share” means ordinary shares, par value $0.0001 per share, of Nidar.

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“Nidar Pre-Split Shares” means the ordinary shares of Nidar, par value $1.00 per share, issued and outstanding as of immediately prior to the First Effective Time.

•
“Nidar Private Placement Warrants” means the Nidar Warrants issued in connection with Closing in respect of the Cartica Private Placement Warrants.

•
“Nidar Warrants” means the warrants to be issued by Nidar in connection with Closing in respect of the Cartica Warrants.

•
“NM1” means the data center located at the Navi Mumbai campus.

•
“O&M” means operations and maintenance.

•
“PFIC” means a Passive Foreign Investment Company.

•
“Plan of Merger” means the Plan of Merger, by and among Cartica, Merger Sub and Nidar, substantially in the form attached as Annex B.

•
“PUE” means power usage effectiveness, a measure of data center energy efficiency. It is the ratio of total power used to IT energy.

•
“Recapitalization” means (i) the Nidar Existing Articles will be replaced with the Nidar Articles; (ii) the Share Redesignation will be effected; (iii) the Share Split will be effected; and (iv) Nidar’s authorized share capital will be adjusted concurrently to reflect the Share Redesignation and Share Split.

•
“record date” means [•], 2024, the record date for the extraordinary general meeting.

•
“Registrable Securities” means (a) the Nidar Ordinary Shares that constitute the Merger Consideration, (b) the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants and (c) the Nidar Warrants.

•
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at the Closing by the Surviving Company, the Sponsor, certain other shareholders of Cartica and Vista Holdings Limited pursuant to which Nidar will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Registrable Securities owned by the parties thereto.

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“RPA” means robotic process automation.

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“SaaS” means software as a service.

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“SEC” means the US Securities and Exchange Commission.

•
“Second Effective Time” means the effective time of the Second Merger.

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“Second Extension” means the extension of the Business Combination Deadline from April 7, 2024 to January 7, 2025.

•
“Second Merger” means the merger pursuant to the Business Combination Agreement in which Cartica, as the surviving entity of the First Merger, will merge with and into Nidar, with Nidar surviving as the surviving company.

•
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•
“Share Redesignation” means the redesignation of each Nidar Pre-Split Share into a Nidar Ordinary Share.

•
“Share Split” means a share split of each Nidar Ordinary Share into such number of Nidar Ordinary Shares equal to the Split Factor.

•
“Shareholder Lock-Up and Support Agreement” means the Lock-Up and Support Agreement among Nidar, Cartica and the Nidar Legacy Shareholders.

•
“SME” means small and medium-sized enterprises.

•
“SOC” means security operations center.

•
“SPAC” means a special purpose acquisition company.

•
“SPAC Impairment Effect” means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business or financial condition of Cartica, (ii) the ability of Cartica to consummate the Transactions or (iii) the ability of Cartica to remain listed as a public company on, and for Cartica Class A Shares and Cartica Public Warrants to be listed on, Nasdaq.

•
“Split Factor” means a number determined by dividing the Nidar Equity Value by the product of (1) the aggregate fully diluted Nidar Ordinary Shares multiplied by (2) the per-share amount payable in respect of each Cartica Class A Share properly redeemed in connection with the extraordinary general meeting.

•
“Sponsor” means Cartica Acquisition Partners, LLC, Cartica’s sponsor.

•
“Sponsor Earnout Shares” means 4,087,500 Nidar Ordinary Shares issuable to the Sponsor in connection with the Business Combination that are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026.

•
“Sponsor Lock-Up and Support Agreement” means the Sponsor Lock-Up and Support Agreement among Nidar, Cartica and the Sponsor.

•
“Stock Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the NYSE American, as chosen by Cartica in its reasonable discretion and after consultation with Nidar.

•
“Surviving Company” means Nidar as the surviving entity of the Second Merger.

•
“Surviving Entity” means Cartica as the surviving entity of the First Merger.

•
“Surviving Entity Share” means Class A ordinary shares, par value $0.0001 per share, of the Surviving Entity.

•
“Tier III” as it relates to data center tiers is used in the manner defined by Uptime Institute, which takes into account a variety of factors; notably, Tier III datacenters have 99.982% minimum uptime.

•
“Tier IV” as it relates to data center tiers is used in the manner defined by Uptime Institute, which takes into account a variety of factors; notably, Tier IV datacenters have 99.995% minimum uptime.

•
“TMT” means technology, media and telecommunications.

•
“Transaction Agreements” means the Business Combination Agreement or any of the Sponsor Lock-Up and Support Agreement, the Shareholder Lock-Up and Support Agreement, the Registration Rights Agreement, the First Plan of Merger and the Second Plan of Merger.

•
“Transfer Agent” means Continental Stock Transfer & Trust Company, Cartica’s transfer agent.

•
“Trust Account” means the trust account established in connection with the IPO for the benefit of holders of Cartica Class A Shares.

•
“Unit Separation” means the automatic separation of the Cartica Units into Cartica Warrants and Cartica Shares.

•
“VAPT” means vulnerability assessment and penetration testing.

•
“WAN” means wide area network.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Nidar’s or Cartica’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Nidar’s or Cartica’s expectations concerning the outlook for Nidar’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
•
The ability to satisfy the conditions of the Business Combination, including approval by shareholders of Cartica;

•
The occurrence of any event, change or other circumstances that could give risk to the termination of the Business Combination Agreement or any other agreement described in this proxy statement/prospectus;

•
Nidar has a history of operating losses and may not achieve or sustain profitability in the future;

•
Nidar has a limited operating history, which makes it difficult to forecast its future results of operations;

•
Nidar may have difficulty managing its growth;

•
Nidar’s construction of new data centers or data center expansions could involve significant risks to its business;

•
If Nidar is not able to generate sufficient operating cash flows or obtain external financing, its ability to fund incremental expansion plans may be limited;

•
Changes in the need for capital and the availability of financing and capital to fund these needs;

•
Nidar’s ability to realize some or all of the anticipated benefits of the Business Combination;

•
Changes in interest rates or rates of inflation;

•
Legal, regulatory and other proceedings could be costly and time-consuming to defend;

•
Changes in applicable laws or regulations, or the application thereof to Nidar;

•
A loss of any of Nidar’s key intellectual property rights or failure to adequately protect intellectual property rights;

•
If Cartica’s shareholders fail to properly demand redemption rights with respect to their Cartica Class A Shares (other than Founder Shares), they will not be entitled to convert their Cartica Class A Shares into a pro rata portion of the funds held in the Trust Account;

•
The Cartica Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination;

•
The financial and other interests of Cartica Board may have influenced the Cartica Board’s decision to approve the Business Combination;

•
Nidar’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;

•
The effects of catastrophic events, including war, terrorism and other international conflicts; and

•
The other matters described in the section entitled “Risk Factors.”

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and the risk that the Business Combination could disrupt current plans, operations and business relationships, or pose difficulties in attracting or retaining employees for Nidar.
We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Cartica’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Nidar’s public filings with the SEC, which are or will be (as applicable) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Cartica shareholders. Cartica shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Cartica and Nidar have agreed to the Business Combination under the terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached this proxy statement/prospectus as Annex A, which Cartica encourages its shareholders to read in its entirety. Cartica’s shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with and into Cartica with Cartica surviving the merger as a wholly owned subsidiary of Nidar, and immediately thereafter and as part of the same overall transaction, Cartica (as the surviving entity of the First Merger) merging with and into Nidar, which will become the parent/public company following the Business Combinations and the other transactions contemplated by the Business Combination Agreement. We refer to this proposal in this proxy statement/prospectus as the “Business Combination Proposal.” See “Proposal One — The Business Combination Proposal.”

Q:
Are there any other matters being presented to shareholders at the meeting?

A:
In addition to voting on the Business Combination Proposal, the shareholders of Cartica will vote on the following proposals:

•
To authorize the First Merger and the Plan of Merger, which we refer to in this proxy statement/prospectus as the “Merger Proposal”. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”

•
To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, either (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Cartica Class A Shares, which we refer to in this proxy statement/prospectus as the “Adjournment Proposal”. See the section of this proxy statement/prospectus titled “Proposal Three — The Adjournment Proposal.”

Cartica will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.
The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. If either the Business Combination Proposal or the Merger Proposal is not approved, the Business Combination will not be consummated.
The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:
Why is Cartica providing shareholders with the opportunity to vote on the Business Combination?

A:
Pursuant to the Cartica Articles, Cartica is required to provide its shareholders with an opportunity to have their Cartica Class A Shares (other than Founder Shares) redeemed for cash upon consummation of its initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the transactions contemplated by the Business Combination, Cartica is providing this opportunity in conjunction with a shareholder vote. Additionally, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal and the Merger Proposal by Cartica’s shareholders.
Q:
What will happen to Cartica’s securities upon consummation of the Business Combination?

A:
Cartica’s securities, namely the Cartica Units (Nasdaq: “CITEU”), the Cartica Class A Shares (Nasdaq: “CITE”) and the Cartica Public Warrants (Nasdaq: “CITEW”), are currently listed on Nasdaq. The Cartica Units, Cartica Class A Shares and Cartica Public Warrants will cease trading upon consummation of the Business Combination and will be delisted from Nasdaq and deregistered under the Exchange Act. Upon consummation of the Business Combination, each Cartica Class A Share issued and outstanding will be converted automatically into the right to receive one Nidar Ordinary Share and each Cartica Warrant will be converted automatically into the right to receive a Nidar Warrant. Nidar intends to apply for listing of the Nidar Ordinary Shares on Nasdaq under the proposed trading symbol “YTTA” and Nidar Warrants under the proposed trading symbol “YTTAW”, each to be effective upon the consummation of the Business Combination. While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Nidar Ordinary Shares and the Nidar Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related Risks Related to Ownership of Surviving Company Securities Following the Business Combination” for more information.

Q:
Why is Cartica proposing the Business Combination?

A:
Cartica was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 7, 2022, Cartica consummated its IPO of 23,000,000 Cartica Units (each comprised of one Cartica Class A Share and one-half of one Cartica Public Warrant) at an offering price of $10.00 per Cartica Unit, generating total gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, Cartica completed the private sale of an aggregate of 15,900,000 Cartica Private Placement Warrants at a purchase price of $1.00 per Cartica Private Placement Warrant, generating gross proceeds of $15,900,000. A total of $236,900,000 ($10.30 per Cartica Unit), comprised of $225,400,000 of the net proceeds from the IPO, which amount includes $8,050,000 of deferred underwriting commissions, and $11,500,000 of the proceeds from the sale of the Cartica Private Placement Warrants was placed in the Trust Account. Since the IPO, Cartica’s activity has been limited to the evaluation of business combination candidates.
Nidar is a data center solutions and services provider headquartered in Mumbai, India. Nidar designs, builds and operates Tier III and IV data centers primarily in India, offering both hyperscale colocation and enterprise colocation, cloud and managed services. Through its existing facilities, Nidar is currently India’s leading data center provider for AI HPC. Nidar provides purpose-built data centers for the cloud revolution in India and AI services. Nidar has developed India’s first indigenous AI HPC cloud, delivering cutting-edge GPU computing infrastructure, platforms, and services. Nidar provides services through three product lines generally categorized as (i) colocation, (ii) cloud and managed services and (iii) AI services.
Based on Cartica’s due diligence investigations of Nidar and the industry in which Nidar operates, including the financial and other information provided by Nidar to Cartica in the course of evaluating a business combination with Nidar and negotiating the Business Combination Agreement, Cartica believes Nidar is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, Cartica believes that the Business Combination will provide Cartica shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Agreement and Ancillary Documents — Cartica’s Board of Directors’ Reasons for the Business Combination.”

Q:
Did the Cartica Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The Cartica Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Cartica Board considered whether to seek a third-party fairness opinion and held discussions with multiple potential providers. Based on those discussions, the Cartica Board determined that general practice for third-party fairness opinions rendered it impractical to obtain a fairness opinion with respect to the Business Combination due to there being few comparable transactions, Nidar’s limited historical revenues and Nidar’s significant anticipated development. Cartica’s officers and directors have substantial experience in evaluating the merits of companies from a wide range of industries and have experience conducting technology transactions in India. As a result, the Cartica Board concluded that their experience and backgrounds, together with the management team of the Sponsor, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Cartica’s officers and directors have substantial experience with mergers and acquisitions.

Accordingly, investors will be relying solely on the judgment of the Cartica Board in valuing Nidar and assuming the risk that the Cartica Board may not have properly valued the business. However, Cartica’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, have experience conducting technology transactions in India and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, the Cartica Board and its management team, together with Cartica’s advisors, conducted significant due diligence on Nidar. Based on the foregoing, the Cartica Board concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Cartica’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its shareholders and that Nidar’s fair market value was at least 80% of the assets held in the Trust Account (excluding the taxes payable on interest earned on the Trust Account) at the time of execution of the Business Combination Agreement. There can be no assurance, however, that the Cartica Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by the Cartica Board in approving the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents.”
Q:
Do I have redemption rights?

A:
If you are a holder of Cartica Class A Shares (other than Founder Shares), you have the right to demand that Cartica redeem your Cartica Class A Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination in accordance with the Cartica Articles. In this proxy statement/prospectus, these rights to demand redemption of the Cartica Class A Shares (other than Founder Shares) are sometimes referred to as “redemption rights.”

Notwithstanding the foregoing, a holder of Cartica Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 3,450,000 Cartica Class A Shares, or 15% of the outstanding Cartica Class A Shares as of the record date. Accordingly, all Cartica Class A Shares in excess of 3,450,000 held by a shareholder of Cartica Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
Under the Cartica Articles, the Business Combination may not be consummated if Cartica has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Cartica Class A Shares properly demanded to be redeemed by holders of Cartica Class A Shares.
Q:
Will how I vote on the Business Combination affect my ability to exercise my redemption rights?

A:
No. A holder of Cartica Class A Shares (other than Founder Shares) may exercise redemption rights regardless of whether he, she or it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if he, she or it is a holder of Cartica Class A Shares on the record date. This means that any holder of Cartica Class A Shares (other than Founder Shares) holding Cartica Class A Shares may exercise redemptions rights regardless of whether they are even entitled to vote on the Business Combination Proposal.
Q:
How do I exercise my redemption rights?

A:
If you are a holder of Cartica Class A Shares and wish to exercise your redemption rights, you must:

•
submit a written request to Continental Stock Transfer & Trust Company, Cartica’s transfer agent, in which you (i) request that Cartica redeem all or a portion of your Cartica Class A Shares (other than Founder Shares) for cash, and (ii) identify yourself as the beneficial holder of the Cartica Class A Shares and provide your legal name, phone number and address; and

•
either tender your share certificates (if any) to Continental Stock Transfer & Trust Company, Cartica’s transfer agent, or deliver your Cartica Class A Shares to the transfer agent electronically using The Depository Trust Company’s the DWAC System.

Holders must complete the procedures for electing to redeem their Cartica Class A Shares in the manner described above on or prior to 5:00 p.m., Eastern Time, on [•], 2024, two (2) business days prior to the extraordinary general meeting, in order for their Cartica Class A Shares to be redeemed. If you hold the shares in “street name,” you must coordinate with your broker, bank or nominee to have the Cartica Class A Shares you beneficially own certificated and delivered electronically.
Any holder of Cartica Class A Shares satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $26.1 million, or $11.60 per share, as of October 31, 2024) calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds in the Trust Account and not previously released to Cartica to pay income taxes, if any. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.
There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption of Cartica Class A Shares, once made by a holder of Cartica Class A Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you tender your share certificates (if any) to Cartica’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Cartica’s transfer agent return your share certificates (physically or electronically). You may make such request by contacting Cartica’s transfer agent at the address or email listed below.
No demand for redemption will be honored unless the holder’s Cartica Class A Shares have been delivered (either physically or electronically) to the transfer agent in the manner described above no later than two (2) business days prior to the extraordinary general meeting.
Cartica’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: Spacredemptions@continentalstock.com

Q:
If I am a holder of Cartica Units, can I exercise redemption rights with respect to my Cartica Units?

A:
No. Holders of outstanding Cartica Units must first separate the Cartica Units into the underlying Cartica Class A Shares and Cartica Public Warrants prior to exercising redemption rights with respect to Cartica Class A Shares.

If you hold Cartica Units registered in your own name, you must deliver the certificate for such Cartica Units (if any) to Continental Stock Transfer & Trust Company, Cartica’s transfer agent, with written instructions to separate such Cartica Units into Cartica Class A Shares and Cartica Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights upon the separation of the Cartica Class A Shares from the Cartica Units.
If you hold the Cartica Units in “street name,” you will need to instruct your broker, bank or nominee to separate the Cartica Units you beneficially own. Your nominee must send written instructions to Cartica’s transfer agent. Such written instructions must include the number of Cartica Units to be split and the nominee holding such Cartica Units. Your nominee must also initiate electronically, using The Depository Trust Company’s DWAC System, a withdrawal of the relevant Cartica Units and a deposit of the number of Cartica Class A Shares and Cartica Public Warrants represented by such Cartica Units. This must be completed far enough in advance to permit your nominee to exercise redemption rights upon the separation of the Cartica Class A Shares from the Cartica Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Cartica Class A Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:
If I am a holder of Cartica Public Warrants, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of Cartica Public Warrants have no redemption rights with respect to such securities. Each whole Cartica Public Warrant will become exercisable to purchase one Nidar Ordinary Share for a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination.

Q:
What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A:
A holder of Cartica Class A Shares who exercises his, her or its redemption rights will receive cash in exchange for the tendered shares, and will be (subject to the application of the PFIC rules) considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a nontaxable recovery of basis in his, her or its investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the sections entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to Cartica Class A Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders Exercising Redemption Rights with Respect to Cartica Class A Shares” below.

Q:
What are the U.S. federal income tax consequences of the Business Combination to me?

A:
It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case, subject to the PFIC rules, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations” below) of the Cartica Class A Shares and/or Cartica Warrants generally would not recognize gain or loss on the receipt of Nidar Ordinary Shares and/or Nidar Warrants, as applicable, in exchange for Cartica Class A Shares and/or Cartica Warrants pursuant to the Business Combination. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a result of these uncertainties, no assurances can be provided that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the closing of the Business Combination is not conditioned on the Business Combination qualifying for such intended tax treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. Neither Nidar nor Cartica intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.
If the Business Combination were to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Cartica Class A Shares and/or Cartica Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Nidar Ordinary Shares and/or Nidar Warrants, as applicable, received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding Cartica Class A Shares and/or Cartica Warrants surrendered by such U.S. Holder in the Business Combination. Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the PFIC rules, as described in more detail below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Application of the PFIC Rules to the Business Combination.”
U.S. Holders, as well as other holders, of Cartica Class A Shares and/or Cartica Warrants are urged to consult their tax advisors as to the tax consequences of the Business Combination, including as to whether the Business Combination can qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the application of the PFIC rules to their specific situation in connection with the Business Combination.
Q:
Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:
The Cayman Companies Act prescribes when shareholder appraisal rights (sometimes referred to as dissenters’ rights) will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive payment of the fair value for their shares. However, regardless of whether such rights are or are not available, Cartica public shareholders are still entitled to exercise the rights of redemption in respect to their Cartica Class A Shares as set out herein, and the Cartica Board has determined that the redemption proceeds payable to Cartica public shareholders who exercise such redemption rights represent the fair value of those shares. See the section of this proxy statement/prospectus titled “Appraisal Rights under the Cayman Companies Act” for additional information.

Holders of Cartica Units or Cartica Public Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Q:
Can I exercise redemption rights and appraisal rights under the Cayman Companies Act?

A:
No. Any holder of Cartica Class A Shares who elects to exercise appraisal rights under Section 238 of the Cayman Companies Act must do so in respect of all of the Cartica Shares that person holds and will lose their right to have their Cartica Class A Shares redeemed in accordance with the Cartica Articles. The certainty provided by the redemption process may be preferable for Cartica public shareholders wishing to exchange their Cartica Class A Shares for cash. This is because such appraisal rights are likely to be lost and extinguished, including where Cartica and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act, in which case any holder of Cartica Class A Shares who had sought to exercise appraisal rights would only be entitled to receive the Merger Consideration. See the section entitled “Appraisal Rights Under the Cayman Companies Act” for additional information.

Q:
How are the funds in the Trust Account currently being held?

A:
Cartica intends, until the earlier of (a) the consummation of the Business Combination or any other business combination and (b) the liquidation of the Trust Account, to continue to maintain the Trust Account funds in an interest-bearing demand deposit account.

Following the closing of the IPO on January 7, 2022, $236,900,000, comprised of $225,400,000 of the net proceeds from the IPO (which amount includes $8,050,000 of deferred underwriting commissions) and $11,500,000 of the proceeds of the sale of the Cartica Private Placement Warrants was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in the

Investment Company Act. On June 30, 2023, Cartica held an extraordinary general meeting of shareholders, where a proposal to amend the Cartica Articles was approved to extend the date by which Cartica must consummate a business combination (the “Business Combination Deadline”) from July 7, 2023 (which was 18 months from the closing of the IPO) to April 7, 2024. In connection with the First Extension, the holders of 18,785,585 Cartica Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.67 per share, for an aggregate redemption amount of approximately $200.4 million. On April 3, 2024, Cartica held an extraordinary general meeting of shareholders, where a proposal to amend the Cartica Articles was approved to extend the Business Combination Deadline from April 7, 2024 to January 7, 2025. In connection with the Second Extension, the holders of 1,964,993 Cartica Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $21.87 million. As of the October 31, 2024, the remaining funds in the Trust Account totaled $26.1 million.
With respect to the regulation of SPACs like Cartica, on January 24, 2024, the SEC adopted rules (the “SPAC Rules”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act. In light of the SPAC Rules relating to investment companies, to mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, Cartica instructed the trustee of the Trust Account to liquidate the U.S. government treasury obligations held in the Trust Account and thereafter to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a bank until the earlier of (a) the consummation of a business combination and (b) the liquidation of the Trust Account. Interest on such deposit account is currently 4.7% per annum, but such deposit account carries a variable rate and Cartica cannot assure you that such rate will not decrease or increase significantly.
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
The net proceeds of the IPO, together with a portion of the proceeds from the sale of the Cartica Private Placement Warrants equal in the aggregate to $15,900,000, was placed in the Trust Account immediately following the IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of Cartica Class A Shares who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination. Any remaining cash will be used for Nidar’s working capital and general corporate purposes.

Q:
What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Holders of Cartica Class A Shares may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any particular way or at all to exercise such redemption rights. Accordingly, the Business Combination may be approved even though the funds available from the Trust Account and the number of holders of Cartica Class A Shares are substantially reduced as a result of redemptions by holders of Cartica Class A Shares.

If a holder of Cartica Class A Shares exercises his, her or its redemption rights, such exercise will not result in the loss of any Cartica Warrants that such holder of Cartica Class A Shares may hold. Even if holders of Cartica Class A Shares holding 640,816 Cartica Class A Shares exercise their redemption rights, which is the maximum number of Cartica Class A Shares that could be redeemed by holders of Cartica Class A Shares that allows the consummation of the Business Combination, 11,500,000 Cartica Public Warrants (representing the right to purchase, following the Business Combination, 11,500,000 Nidar Ordinary Shares upon their exercise) will remain outstanding. Accordingly, if a substantial number of, but not all, holders of Cartica Class A Shares exercise their redemption rights, any non-redeeming holders of Cartica Class A Shares would experience dilution to the extent such Cartica Public Warrants are exercised and additional Nidar Ordinary Shares are issued.
However, the Business Combination will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Cartica would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Cartica Class A Shares properly demanded to be redeemed by holders of Cartica Class A Shares. To the extent that there are fewer public shares and public shareholders, the trading market for Nidar Ordinary Shares may be less liquid than the market was for Cartica Class A Shares prior to the transactions contemplated by the Business Combination, and Nidar may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Nidar to be used in its business following the consummation of the Business Combination.
The third sensitivity table below “— What equity stake will current Nidar shareholders and current Cartica shareholders hold in the Surviving Company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?” shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming holders of Cartica Class A Shares in the No Redemptions, 14% Redemption (which assumes that 14% of Cartica Class A Shares held by holders of Cartica Class A Shares are redeemed), and Maximum Redemptions scenarios. The first column of the second table below “— What equity stake will current Nidar shareholders and current Cartica shareholders hold in the Surviving Company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?” presents possible sources of dilution and the extent of such dilution that non-redeeming holders of Cartica Class A Shares could experience in connection with the Closing across a range of varying scenarios for redemptions.
Q:
What happens if the Business Combination is not consummated?

A:
If Cartica does not complete the Business Combination with Nidar for whatever reason, Cartica would search for another target business with which to complete a business combination. If Cartica does not complete the Business Combination with Nidar or another business combination by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica must redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay winding up and dissolution expenses) divided by the number of outstanding Cartica Class A Shares (other than Founder Shares) and, following such redemption, Cartica will liquidate and dissolve. The holders of Founder Shares, including the Sponsor and Cartica’s former officers and directors, have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless.

Q:
How do the Sponsor and the officers and directors of Cartica intend to vote on the proposals?

A:
The Sponsor is entitled to vote an aggregate of approximately 68.1% of the outstanding Cartica Shares. The Sponsor has agreed to vote its shares in favor of the Business Combination Proposal. The Sponsor has also indicated that it intends to vote its shares in favor of all other proposals being presented at the extraordinary general meeting. Given that the Sponsor owns 68.1% of the outstanding Cartica Shares and none of the proposals require more than two-thirds of the Cartica Shares entitled to vote on the Merger Proposal at the extraordinary general meeting, each of the proposals will be approved if the Sponsor votes in favor of such proposals, even if all other shareholders vote against such proposals. Other than the Chief Executive Officer and Chairman of Cartica, none of the officers and directors of Cartica beneficially own any Cartica Shares.

Q:
Can the Sponsor and the officers and directors of Cartica redeem their Founder Shares in connection with the consummation of the Business Combination?

A:
No. The holders of Founder Shares have agreed to waive, for no consideration and for the sole purpose of facilitating the Business Combination, their redemption rights with respect to their Founder Shares in connection with the consummation of the Business Combination.

Q:
What interests do the Sponsor and the current officers and directors of Cartica have in the Business Combination?

A:
In considering the recommendation of the Cartica Board to vote in favor of the Business Combination, Cartica shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Cartica’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Cartica’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

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If the Business Combination or another business combination is not consummated by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for cash and, subject to the approval of its remaining shareholders and the Cartica Board, dissolving and liquidating. In such event, the 1,000,000 Cartica Class B Shares held by the Sponsor and former members of the Cartica Board and 4,750,000 Cartica Class A Shares issued on conversion of a portion of the Cartica Class B Shares, which were acquired for an aggregate purchase price of $25,000, and 15,900,000 Cartica Private Placement Warrants, for which the Sponsor paid $15,900,000, will all be worthless (as the holders have waived liquidation rights with respect to such shares). Assuming the Cartica Class B Shares and Cartica Private Placement Warrants have a value equal to Cartica Class A Shares and Cartica Public Warrants, such securities would have had an aggregate market value of approximately $68.1 million based on the last sale price of approximately $11.52 and $0.12 of Cartica Class A Shares and Cartica Public Warrants, respectively, on Nasdaq on October 31, 2024;

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The fact that the Sponsor and Cartica’s directors and officers have agreed not to redeem any Cartica Shares held by them in connection with a shareholder vote to approve the Business Combination;

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The fact that the Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes as of the date of this proxy statement/prospectus, which may be further increased (A) by one or more draws of up to $227,000 under the promissory notes and (B) by deposits of $40,000 in the Trust Account by the Sponsor on the seventh day of each month through January 7, 2025 pursuant to one of the notes. The amounts outstanding under the notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation;

•
The fact that the holders of the Founder Shares, including the Sponsor and Cartica’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of the Founder Shares held by them, and the Sponsor and Cartica’s officers and directors will not be reimbursed for any out-of-pocket expenses, if Cartica fails to complete an initial business combination on or before January 7, 2025. Accordingly, the Sponsor and Cartica’s officers and directors will lose their entire investment in Cartica if an initial business combination is not consummated on or before January 7, 2025;

•
The fact that, as a result of the prices at which the Sponsor acquired the Cartica Class B Shares and Cartica Private Placement Warrants and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if the holders of Cartica Class A Shares lose money on their investments as a result of a decrease in the post-combination value of Nidar Ordinary Shares.

•
The fact that if the Trust Account is liquidated, including in the event Cartica is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Cartica to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation will only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Cartica, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Cartica’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cartica’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act; and
•
The Business Combination Agreement provides for continued indemnification of Cartica’s current directors and officers and the continuation of directors and officers liability insurance covering Cartica’s current directors and officers.

Q:
What equity stake will current Nidar shareholders and current Cartica shareholders hold in the Surviving Company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?

A:
Assuming a Nidar Equity Value of $3.5 billion, and a redemption value of $11.55 per share for each Cartica Class A Share redeemed at Closing, 303,457,112 Nidar Ordinary Shares will be held by the Nidar Legacy Shareholders immediately following the Closing. Cartica’s public shareholders currently own approximately 28.1% of Cartica’s issued and outstanding Cartica Shares, and the Sponsor currently owns approximately 68.1% of Cartica’s issued and outstanding Cartica Class A Shares. The Sponsor’s current ownership of Cartica Shares set forth in this proxy statement/prospectus includes 962,500 Cartica Class A Shares that Cartica has agreed to issue to certain parties following the closing of the Business Combination. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. The Sponsor will remain the registered holder of such shares at the extraordinary general meeting and will vote those shares in favor of each of the Proposals at the extraordinary general meeting. At the Closing, the 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such Cartica Class A Shares will instead be issued to the parties to whom Cartica has agreed to issue such shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026, which shares are referred to in this proxy statement/prospectus as the “Sponsor Earnout Shares”. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing.

It is anticipated that, immediately following the consummation of the Business Combination, if there are no redemptions by Cartica’s public shareholders in connection with the extraordinary general meeting and no holders exercise their Nidar Warrants, no Nidar Ordinary Shares are issued to any investors participating in a private placement to close substantially concurrently with the Business Combination (a “PIPE Financing” and such investors, “PIPE Investors”), no Sponsor Earnout Shares vest and no shares are issued pursuant to the Nidar Incentive Plan, Cartica’s existing shareholders, including the Sponsor, will own approximately 1.2% of the outstanding Nidar Ordinary Shares, and Nidar Legacy Shareholders will own approximately 98.8% of the outstanding Nidar Ordinary Shares. If there are redemptions by Cartica’s public shareholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise their Nidar Warrants, no Nidar Ordinary Shares are issued to any PIPE Investors, no Earnout Shares vest and no shares are issued pursuant to the Nidar Incentive Plan, immediately following the consummation of the Business Combination, Cartica’s existing shareholders will own approximately 1.0% of the outstanding Nidar Ordinary Shares, and Nidar Legacy Shareholders will own approximately 99.0% of the outstanding Nidar Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary — Pro Forma Ownership Upon Closing”. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership of Nidar Ordinary Shares will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
The following table presents the anticipated share ownership of various holders of Nidar Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of Nidar will be issued at or prior to Closing, including to any PIPE Investors, and that there are no Dissenting Shares, under the following redemption scenarios:

•
Assuming No Redemptions:   This presentation assumes that no holder of Cartica Class A Shares exercises redemption rights with respect to their Cartica Class A Shares.

•
Assuming 14% Redemptions:   This presentation assumes that holders of Cartica Class A Shares holding 320,408 Cartica Class A Shares, which represents 14.24% of the outstanding Cartica Class A Shares, will exercise their redemption rights for approximately $3.7 million of the $26.0 million of funds in the Trust Account.

•
Assuming Maximum Redemptions:   This presentation assumes that holders of Cartica Class A Shares holding 640,816 Cartica Class A Shares, which represents 28.49% of the outstanding Cartica Class A Shares, will exercise their redemption rights for approximately $7.4 million of the $26.0 million of funds in the Trust Account, which is the maximum number of Cartica Class A Shares that could be redeemed by holders of Cartica Class A Shares that allows the consummation of the Business Combination, which will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Cartica would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Cartica Class A Shares properly demanded to be redeemed by holders of Cartica Class A Shares.

	Assuming No Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
Cartica public shareholders	2,249,422	0.7%	1,929,014	0.6%	1,608,606	0.5%
Non-redeeming shareholders(1)	962,500	0.3%	962,500	0.4%	962,500	0.3%
Cartica Sponsor(2)	340,000	0.1%	340,000	0.2%	340,000	0.1%
Cartica Current and Former Directors(3)	360,000	0.1%	360,000	0.1%	360,000	0.1%
Nidar Legacy Shareholders(4)	303,457,112	98.8%	304,457,112	98.7%	303,457,112	99.0%
Total Shares at closing	307,369,034	100%	307,048,626	100%	306,728,218	100.00%

(1)
At Closing, 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for 962,500 Cartica Class A Shares held by the Sponsor will instead be issued to the parties to whom Cartica has agreed to issue such shares. The agreement to issue such shares was made in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline.

(2)
The Sponsor was originally issued 5,750,000 Cartica Class B Shares. The Sponsor has transferred an aggregate of 300,000 of such Cartica Class B Shares to former directors of Cartica and has agreed, upon consummation of the Business Combination, to transfer an aggregate of 60,000 Cartica Class A Shares (received upon conversion of the Cartica Class B Shares) to the current independent directors of Cartica. In addition, in connection with the vote to extend the Business Combination Deadline, Cartica agreed to issue 962,500 Nidar Ordinary Shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor upon consummation of the Business Combination will be subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing. Only 340,000 Nidar Ordinary Shares issuable to the Sponsor at Closing will be vested at Closing.

(3)
The Sponsor transferred an aggregate of 300,000 Cartica Class B Shares to Cartica’s independent directors in connection with the IPO. In connection with the Closing, the Sponsor will transfer an aggregate of 60,000 Cartica Class A Shares to John F. Levy, Rana Gujral, Kishore Kondragunta and Kyle Invalid Parent, Cartica’s current independent directors. Excludes 340,000 Nidar Ordinary Shares and the Sponsor Earnout Shares, which will be beneficially held by Cartica’s Chief Executive Officer and the Chairman of the Cartica Board and held of record by the Sponsor following Closing.

(4)
The number of shares to be held by the Nidar Legacy Shareholders was based on an Equity Value of $3.5 billion divided by a split factor of 12,842 (calculated as 1,112 shares of Nidar times the Cartica pro forma per share redemption price of $11.55 (the “Conversion Factor”)). The Conversion Factor was then multiplied by the 1,112 outstanding shares of Nidar.

The following table illustrates varying ownership levels of the issued and outstanding shares of Nidar, assuming varying levels of redemptions by Cartica’s public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination:
	Assuming No Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
Cartica public shareholders	2,249,422	0.6%	1,929,014	0.5%	1,608,606	0.5%
Non-redeeming shareholders(1)	962,500	0.3%	962,500	0.3%	962,500	0.3%
Cartica Sponsor(2)	340,000	0.1%	340,000	0.1%	340,000	0.1%
Sponsor Earnout Shares(2)	4,087,500	1.2%	4,087,500	1.2%	4,087,500	1.2%
Nidar Private Placement Warrants(3)	15,900,000	4.5%	15,900,000	4.5%	15,900,000	4.5%
Public Warrants(4)	11,500,000	3.3%	11,500,000	3.3%	11,500,000	3.3%
Nidar Incentive Plan(5)	14,157,359	4.0%	14,157,359	4.0%	14,157,359	4.0%
Cartica Current and Former Directors(6)	360,000	0.1%	360,000	0.1%	360,000	0.1%
Nidar Legacy Shareholders(7)	303,457,112	85.9%	303,457,112	86.0%	303,457,112	86.0%
Fully Diluted Shares	353,013,893	100.00%	352,693,485	100.00%	352,373,077	100.00%

(1)
At Closing, 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for 962,500 Cartica Class A Shares held by the Sponsor will instead be issued to the parties to whom Cartica has agreed to issue such shares. The agreement to issue such shares was made in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline.

(2)
The Sponsor was originally issued 5,750,000 Cartica Class B Shares. The Sponsor has transferred an aggregate of 300,000 of such Cartica Class B Shares to former directors of Cartica and has agreed, upon consummation of the Business Combination, to transfer an aggregate of 60,000 Cartica Class A Shares (received upon conversion of the Cartica Class B Shares) to the current independent directors of Cartica. In addition, in connection with the vote to extend the Business Combination Deadline, Cartica agreed to issue 962,500 Nidar Ordinary Shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor upon consummation of the Business Combination will be subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing. Only 340,000 Nidar Ordinary Shares issuable to the Sponsor at Closing will be vested at Closing.

(3)
In connection with the closing of the IPO, the Sponsor acquired 15,900,000 Cartica Private Placement Warrants from Cartica at an aggregate price of $15,900,000. In connection with the Closing, the Cartica Private Placement Warrants will convert to an equal number of Nidar Private Placement Warrants, which will provide for the acquisition of 15,900,000 Nidar Ordinary Shares at a price of $11.50 per share.

(4)
In connection with the IPO each of the 23,000,000 Cartica Units, contained one-half of a warrant to purchase Cartica Class A Shares. In connection with the Closing, the Cartica Public Warrants will convert to an equal number of Nidar Warrants, which will provide for the acquisition of 11,500,000 Nidar Ordinary Shares at a price of $11.50 per share.
(5)
On or prior to the Closing, the Nidar Board expects to approve, and expects to seek approval of the Nidar Legacy Shareholders of, the Nidar Incentive Plan providing for the issuance of up to five percent of the then-outstanding Nidar Ordinary Shares on the date such plan is approved.

(6)
The Sponsor transferred an aggregate of 300,000 Cartica Class B Shares to Cartica’s independent directors in connection with the IPO. In connection with the Closing, the Sponsor will transfer an aggregate of 60,000 Cartica Class A Shares to John F. Levy, Rana Gujral, Kishore Kondragunta and Kyle Invalid Parent, Cartica’s current independent directors. Excludes 340,000 Nidar Ordinary Shares and the Sponsor Earnout Shares, which will be beneficially held by Cartica’s Chief Executive Officer and the Chairman of the Cartica Board and held of record by the Sponsor following Closing.

(7)
The number of shares to be held by the Nidar Legacy Shareholders was based on an Equity Value of $3.5 billion divided by a split factor of 12,842 (calculated as 1,112 shares of Nidar times the Cartica pro forma per share redemption price of $11.55 (the “Conversion Factor”)). The Conversion Factor was then multiplied by the 1,112 outstanding shares of Nidar.

The following table shows the dilutive effect and the effect on the per share value of Nidar Ordinary Shares held by non-redeeming holders of Cartica Class A Shares under a range of redemption scenarios:
	Assuming No Additional Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
	Shares	Value Per Share(1)	Shares	Value Per Share(1)	Shares	Value Per Share(1)
Base Scenario(2)	307,369,034	$11.39	307,048,626	$11.40	306,728,218	$11.41
Including Earnout Shares(3)	311,456,534	$11.24	311,136,126	$11.25	310,815,718	$11.26
Including all shares issuable upon exercise of Warrants and Plan Shares(4)	353,013,893	$9.91	352,693,485	$9.92	352,373,077	$9.93

(1)
Based upon a post-transaction equity value of Nidar of $3.5 billion.

(2)
Represents the post-Closing share ownership of Nidar assuming various levels of redemption by holders of Cartica Shares. Excludes Earnout Shares, shares issuable upon exercise of the Nidar Warrants and shares issuable pursuant to the Nidar Incentive Plan. Excludes any value received upon the exercise of Nidar Warrants or awards issued pursuant to the Nidar Incentive Plan.

(3)
Excludes shares issuable upon exercise of the Nidar Warrants and shares issuable pursuant to the Nidar Incentive Plan. Excludes any value received upon the exercise of Nidar Warrants or awards issued pursuant to the Nidar Incentive Plan.

(4)
Includes all shares issuable on a fully diluted basis.

For further details, please see “The Business Combination Agreement and Ancillary Documents — Transaction Consideration.”
Q:
What is the amount of net cash per Cartica Class A Share that is being contributed to the Surviving Company in the Business Combination?

A:
The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company in the Business Combination is approximately $3.86 per share, assuming no redemptions, and $2.34 per share, assuming the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”. The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company is calculated as the quotient of (a) (i) the amount of funds held in the trust account (assuming either no redemptions or the maximum redemptions scenario) less (ii) the maximum Cartica transaction expenses of $11,000,000, divided by (b) the number of vested Cartica Class A Shares and Cartica Class B Shares anticipated to be outstanding at the Closing of 3,911,922, assuming no redemptions, and 3,271,106, assuming the maximum redemptions scenario. The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company (in each of the no redemptions scenario and the maximum redemptions scenario) is less than the amount per share that holders of Cartica Class A Shares would be entitled to receive upon exercise of their redemption rights (which, for illustrative purposes, was approximately $11.60 per share as of October 31, 2024).
Q:
Will Nidar enter into any financing arrangements in connection with the Business Combination?

A:
Yes. Nidar is contemplating issuing additional securities in a private placement to PIPE Investors. This proxy statement/prospectus does not constitute an offer for such securities. At this time, Nidar has not entered into any definitive documents providing for the sale of such securities.

Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting, which is set for [•], 2024; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing.”

Q:
What do I need to do now?

A:
Cartica urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of Cartica. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
When and where will the extraordinary general meeting take place?

A:
The extraordinary general meeting will be held on [•], 2024, at 10:00 a.m. Eastern Time, at [•] and virtually over the Internet by means of a live audio webcast, or such other date, time and place to which such meeting may be postponed or adjourned. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and following the instructions set forth below. We encourage shareholders to attend the extraordinary general meeting virtually via the live webcast. In order to maintain the interactive nature of the extraordinary general meeting, virtual attendees who entered a valid 16-digit control number will be able to:

•
vote via the web portal during the extraordinary general meeting webcast; and

•
submit questions to the chairman during the extraordinary meeting.

Q:
How do I attend the extraordinary general meeting?

A:
The extraordinary general meeting will be held at [•]. We will also be hosting the extraordinary general meeting via live webcast on the internet. The webcast will start at [•] a.m., on [•], 2024. Any shareholder can listen to and participate in the extraordinary general meeting live via the Internet at [•]. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the extraordinary general meeting. If you do not have a voter control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the extraordinary general meeting. Shareholders may vote and submit questions while connected to the extraordinary general meeting on the Internet with the voter control number included on your proxy card.

Q:
How do I vote?

A:
If you are a holder of record of Cartica Shares at the close of business on the record date, you may vote by (a) attending the extraordinary general meeting and voting in person, including virtually over the Internet by joining the live webcast at [•] using the 16-digit control number that is shown on your proxy card and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast or (b) submitting a proxy for the extraordinary general meeting.

You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). By signing the proxy card and returning it, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate.
If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend and vote at the extraordinary general meeting in person, obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast at[•].
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.
Q:
May I change my vote after I have mailed by signed proxy card?

A:
Yes. Shareholders of record may send a later-dated, signed proxy card to Cartica so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to the Cartica Board, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting and vote in person, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
A quorum is the minimum number of Cartica Shares that must be present to hold a valid meeting. A quorum will be present at the Cartica extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding Cartica Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. However, the approval of the Merger Proposal will require at least two-thirds of the Cartica Shares entitled to vote on the Merger Proposal to vote, for or against the Merger Proposal, in person or by proxy at the extraordinary general meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum but will not count as votes cast for purposes of establishing the minimum number of votes cast with respect to the Merger Proposal. As of the record date, 3,999,712 Cartica Shares would be required to achieve a quorum, and 5,332,948 Cartica Shares would be required to be cast, for or against, with respect to the Merger Proposal.

Q:
What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

A:
The shareholder vote thresholds to approve each proposal brought before the extraordinary general meeting are as follows:

•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The transactions contemplated by the Business Combination will not be consummated if Cartica has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination and the transactions contemplated therein.

•
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a majority of at least two-thirds (2/3) of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Cartica Class A Shares and Cartica Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each Cartica Share owned at the close of business on the record date.
Brokers are not entitled to vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and fail to redeem your Cartica Class A Shares following the procedures described in this proxy statement/prospectus and the Business Combination is approved by the Cartica shareholders and consummated, you will become a shareholder of Nidar.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of Cartica, as applicable, and Cartica will continue to search for another target business with which to complete an initial business combination. If Cartica does not complete an initial business combination by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica must cease all operations except for the purpose of winding up, redeem 100% of the then-outstanding Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay winding up and dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of Cartica’s remaining shareholders and its board of directors, dissolve and liquidate.
Q:
What should I do with my share certificates?

A:
Shareholders who do not elect to have their Cartica Class A Shares redeemed for a pro rata share of the Trust Account will not be required to tender their share certificates.

Shareholders of Cartica who elect to exercise their redemption rights must either tender their share certificates (if any) to Cartica’s transfer agent or deliver their Cartica Class A Shares to the transfer agent electronically using the Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting as described above.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Cartica Shares.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Cartica’s proxy solicitor at:

Karen Smith
President & CEO
Advantage Proxy
PO Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com
You may also obtain information about Cartica from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Cartica Class A Shares (other than Founder Shares) and you intend to seek redemption of your shares, you will need to either tender your share certificates (if any) to Cartica’s transfer agent at the address below or deliver your Cartica Class A Shares to the transfer agent electronically using the Depository Trust Company’s DWAC System, in each case at least two (2) business days prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption request, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: Spacredemptions@continentalstock.com

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of Cartica shareholders. For additional information, see “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Parties to the Business Combination
Cartica
Cartica is a blank check company incorporated on February 3, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, Cartica’s efforts were limited to organizational activities, the completion of the IPO and the evaluation of possible business combinations.
The Cartica Units, Cartica Class A Shares and Cartica Public Warrants are currently listed on Nasdaq under the symbols “CITEU,” “CITE” and “CITEW,” respectively. The mailing address of Cartica’s principal executive offices is c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor New York, NY 10105, and its telephone number at such address is (202) 741-3677.
Nidar
Nidar is a data center solutions and services provider headquartered in Mumbai, India. Nidar designs, builds and operates Tier III and IV data centers primarily in India, offering both hyperscale colocation and enterprise colocation, cloud and managed services. Through its existing facilities, Nidar is currently India’s leading data center provider for AI HPC. Nidar provides purpose-built data centers for the cloud revolution in India and AI services. Nidar has developed India’s first indigenous AI HPC cloud, delivering cutting-edge GPU computing infrastructure, platforms, and services. Nidar provides services through three product lines generally categorized as (i) colocation, (ii) cloud and managed services and (iii) AI services.
The mailing address of Nidar’s principal executive offices is P4 23 Marina, Al Naseem Street, Dubai, United Arab Emirates and its telephone number at such address is 97144233100.
Merger Sub
Merger Sub was formed as a Cayman Islands exempted company solely for the purpose of facilitating the Business Combination. Prior to executing the Business Combination Agreement, Merger Sub conducted no business activities.
The mailing address of Merger Sub’s principal executive offices is c/o Nidar Infrastructure Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman KY1-1103, Cayman Islands and its telephone number at such address is +1 (345) 926 8253.
The Business Combination Agreement and Ancillary Documents (page [•])
Structure of the Business Combination
The Business Combination Agreement provides, among other things, for (i) Merger Sub to merge with and into Cartica, with Cartica surviving the First Merger as a wholly owned subsidiary of Nidar, and (ii) immediately following the consummation of the First Merger, the Surviving Entity to merge with and into Nidar, with Nidar surviving the Second Merger. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the shareholders of Cartica will become shareholders of Nidar.

Recapitalization
On the Closing Date and immediately prior to the First Effective Time: (i) the Nidar Existing Articles will be replaced with the Nidar Articles; (ii) each Nidar Pre-Split Share will be redesignated and become a Nidar Ordinary Share, which is referred to in this proxy statement/prospectus as the “Share Redesignation,” and each Nidar Pre-Split Share held in Nidar’s treasury immediately prior to the Share Redesignation will be canceled and extinguished automatically without any redesignation, subdivision or payment therefor; (iii) immediately following the Share Redesignation but prior to the First Effective Time, Nidar will effect a share split, which is referred to in this proxy statement/prospectus as the “Share Split,” of each Nidar Ordinary Share into a number of Nidar Ordinary Shares equal to (a) the Equity Value (as defined in the Business Combination Agreement) divided by (b) the product of (1) the aggregate fully diluted Nidar Ordinary Shares multiplied by (2) the per-share amount payable in respect of each Cartica Class A Share properly redeemed in connection with the extraordinary general meeting, which resulting number is referred to in this proxy statement/prospectus as the “Split Factor”; and (iv) Nidar’s authorized share capital will be adjusted concurrently to reflect the Share Redesignation and Share Split (clauses (i) through (iv), the “Recapitalization”).
Closing of the Business Combination
Pursuant to the Business Combination Agreement:
•
Immediately prior to the First Effective Time, the Cartica Class A Shares and the Cartica Public Warrants comprising each issued and outstanding Cartica Unit immediately prior to the First Effective Time will be separated automatically in accordance with the terms of the Cartica Units , which is referred to in this proxy statement/prospectus as the “Unit Separation,” and the holder thereof will thereafter hold one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit Separation such that if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants.

•
At the First Effective Time, each Cartica Share that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive one (1) Nidar Ordinary Share (the “Merger Consideration”) and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will be cancelled automatically by virtue of the First Merger.

•
At the First Effective Time, each Cartica Warrant that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive a corresponding Nidar Warrant.

•
At the First Effective Time, each ordinary share of Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into one(1) Surviving Entity Share by virtue of the First Merger, which will constitute the only issued and outstanding share capital of the Surviving Entity following the First Merger.

•
At the First Effective Time, each Cartica Share held in Cartica’s treasury or owned by Nidar, Merger Sub or any other wholly owned subsidiary of Nidar or Cartica as of immediately prior to the First Effective Time, will be cancelled and extinguished automatically without any conversion thereof or payment therefor by virtue of the First Merger.

•
At the First Effective Time, each Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting of Cartica’s shareholders to approve the Mergers and the related transactions (the “extraordinary general meeting”), issued and outstanding as of immediately prior to the First Effective Time will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the extraordinary general meeting.

•
At the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by Cartica shareholders who have validly exercised their right to dissent to the First Merger, which we refer to in this proxy statement/prospectus as the “Dissenting Shares,” will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Act.

•
At the Second Effective Time, each Surviving Entity Share that is issued and outstanding as of immediately prior to the Second Effective Time will be cancelled and extinguished automatically without any conversion thereof or payment therefor by the virtue of the Second Merger, and each Nidar Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time will remain outstanding and will not be affected by the Second Merger.

Representations and Warranties
Under the Business Combination Agreement, Nidar has made customary representation and warranties, certain of which are qualified by materiality, material adverse effect, knowledge and other qualifiers and may be further modified and limited by disclosure schedules, including relating, among other things, to: proper organization and qualification; subsidiaries; the authorization, performance and enforceability against Nidar of the Business Combination Agreement; absence of conflicts; required filings, permits, consents, approvals or authorizations of governmental authorities; capitalization; financial statements and internal controls; absence of certain changes or events; absence of undisclosed liabilities; litigation; compliance with laws; material contracts; employee benefit plans; labor matters; tax matters; assets and real property; intellectual property and IT security matters; brokers’ fees; certain information disclosed in this proxy statement/prospectus; environmental matters; insurance; and interested party transactions.
Under the Business Combination Agreement, Cartica has made customary representations and warranties, certain of which are qualified by materiality, material adverse effect, knowledge and other qualifiers and may be further modified and limited by disclosure schedules, including relating, among other things, to: proper organization and qualification; the authorization, performance and enforceability against Cartica of the Business Combination Agreement; absence of conflicts; litigation; required filings, permits, consents, approvals or authorizations of governmental authorities; the Trust Account; brokers’ fees; reports filed with the SEC, financial statements and internal controls and compliance under the Sarbanes-Oxley Act; absence of undisclosed liabilities; compliance with laws; business activities; tax matters; capitalization; Cartica’s Nasdaq listing; material contracts; interested party transactions; the Investment Company Act and the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”); absence of certain changes or events; and certain information disclosed in this proxy statement/prospectus.
None of the representations or warranties in the Business Combination Agreement survive the Closing, and all rights, claims and causes of action with respect thereto terminate at the Closing.
Covenants
The Business Combination Agreement contains certain customary covenants, including, among others, those providing for (i) the parties to conduct their respective businesses in the ordinary course through the Closing, subject to certain exceptions; (ii) each party to provide to the other party, subject to certain restrictions and conditions, reasonable access to such party’s books, records and personnel during the period prior to the Closing; (iii) Nidar to deliver to Cartica certain specified financial statements of the Nidar Group; (iv) the parties to take certain actions with respect to exculpation, indemnification and advancement of expenses in favor of Cartica’s current and former directors and officers; (v) Nidar to approve and adopt, prior to the Closing Date, the Nidar Incentive Plan; (vi) Cartica to keep current and timely file all SEC reports and use reasonable best efforts to ensure Cartica remains listed as a public company on Nasdaq; (vii) the parties to use reasonable best efforts to obtain necessary consents from governmental entities and third parties; (viii) Cartica and Nidar to jointly prepare, and Cartica and Nidar to file, a proxy statement/prospectus on Form F-4 and take certain other actions to obtain the requisite approval of Cartica shareholders of certain proposals regarding the Business Combination; (ix) the parties to not solicit or negotiate with third parties regarding alternative transactions during the period prior to the Closing Date; and (x) the parties to use commercially reasonable efforts to take all actions necessary, proper and advisable to obtain commitments from third parties to make private investments in public equity in the form of Nidar Ordinary Shares at the Closing.
Conditions to Closing
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the absence of any law or governmental order by any governmental authority of competent jurisdiction enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by the Business Combination; (ii) approval of the Business Combination and related agreements and transactions by the Cartica shareholders; (iii) receipt of approval for listing on the Stock Exchange of the Registrable Securities; (iv) effectiveness of the Registration Statement; (v) completion of the Recapitalization; (vi) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement) or SPAC Impairment Effect (as defined below); (vii) material compliance by each of Cartica and Nidar with its respective pre-Closing covenants and agreements; (viii) confirmation that Nidar’s net indebtedness is equal to or less than $1,325,000,000 as of the Closing Date; and (ix) customary bringdown of the representations, warranties and covenants of the parties therein. Pursuant to the Business Combination Agreement, a “SPAC Impairment Effect” with respect to Cartica means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business or financial condition of Cartica, (ii) the ability of Cartica to consummate the Transactions or (iii) the ability of Cartica to remain listed as a public company on, and for Cartica Class A Shares and Cartica Public Warrants to be listed on, Nasdaq.
Termination
The Business Combination Agreement may be terminated at any time prior to the Closing:
•
by mutual written consent of Cartica and Nidar;

•
by either Cartica or Nidar, if there is in effect any law or an order or decree issued by a governmental entity, in any case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Mergers;

•
by either Cartica or Nidar, if the Second Effective Time has not occurred prior to July 7, 2025;

•
by either Cartica or Nidar, if certain approvals of Cartica’s shareholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein;

•
by Cartica, if Nidar has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Business Combination Agreement;

•
by Cartica, if there has been a Material Adverse Effect that is continuing and has not been cured within the time periods provided for in the Business Combination Agreement;

•
by Cartica, if any Nidar shareholder revokes, or seeks to revoke, the unanimous written consent by all Nidar shareholders approving the Company Transaction Proposals (as defined in the Business Combination Agreement);

•
by Nidar, if Cartica has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Business Combination Agreement; or

•
by Nidar, if there has been a SPAC Impairment Effect that is continuing and has not been cured within the time periods provided for in the Business Combination Agreement.

Pro Forma Ownership Upon Closing
Assuming a Nidar Equity Value of $3.5 billion and a redemption value of $11.55 per share for each Cartica Class A Share redeemed at Closing, the Nidar Legacy Shareholders will hold 303,457,112 Nidar Ordinary Shares immediately following the Closing. Cartica’s public shareholders currently own approximately

28.1% of Cartica’s issued and outstanding Cartica Shares, and the Sponsor currently owns approximately 68.1% of Cartica’s issued and outstanding Cartica Class A Shares. The Sponsor’s current ownership of Cartica Shares set forth in this proxy statement/prospectus includes 962,500 Cartica Class A Shares that Cartica has agreed to issue to certain parties following the closing of the Business Combination. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. The Sponsor will remain the registered holder of such shares at the extraordinary general meeting and will vote those shares in favor of each of the Proposals at the extraordinary general meeting. At the Closing, the 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such Cartica Class A Shares will instead be issued to the parties to whom Cartica has agreed to issue such shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026, which shares are referred to in this proxy statement/prospectus as the “Sponsor Earnout Shares.” 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing.
It is anticipated that, immediately following the consummation of the Business Combination, if there are no redemptions by Cartica’s public shareholders in connection with the extraordinary general meeting and no holders exercise their Nidar Warrants, no Nidar Ordinary Shares are issued to any PIPE Investors, no Sponsor Earnout Shares vest and no shares are issued pursuant to the Nidar Incentive Plan, Cartica’s existing shareholders, including the Sponsor, will own approximately 1.2% of the outstanding Nidar Ordinary Shares, and Nidar Legacy Shareholders will own approximately 98.8% of the outstanding Nidar Ordinary Shares. If there are redemptions by Cartica’s public shareholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise their Nidar Warrants, no Nidar Ordinary Shares are issued to any PIPE Investors, no Earnout Shares vest and no shares are issued pursuant to the Nidar Incentive Plan, immediately following the consummation of the Business Combination, Cartica’s existing shareholders will own approximately 1.0% of the outstanding Nidar Ordinary Shares, and Nidar Legacy Shareholders will own approximately 99.0% of the outstanding Nidar Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary — Pro Forma Ownership Upon Closing”. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership of Nidar Ordinary Shares will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
The following table presents the anticipated share ownership of various holders of Nidar Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of Nidar will be issued at or prior to Closing, including to any PIPE Investors, and that there are no Dissenting Shares, under the following redemption scenarios:
•
Assuming No Redemptions:   This presentation assumes that no holder of Cartica Class A Shares exercises redemption rights with respect to their Cartica Class A Shares.

•
Assuming 14% Redemptions:   This presentation assumes that holders of Cartica Class A Shares holding 320,408 Cartica Class A Shares, which represents 14.24% of the outstanding Cartica Class A Shares, will exercise their redemption rights for approximately $3.7 million of the $26.0 million of funds in the Trust Account.

•
Assuming Maximum Redemptions:   This presentation assumes that holders of Cartica Class A Shares holding 640,816 Cartica Class A Shares, which represents 28.49% of the outstanding Cartica Class A Shares, will exercise their redemption rights for approximately $7.4 million of the $26.0 million of funds in the Trust Account, which is the maximum number of Cartica Class A Shares that could be redeemed by holders of Cartica Class A Shares that allows the consummation of the Business Combination, which will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Cartica would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Cartica Class A Shares properly demanded to be redeemed by holders of Cartica Class A Shares.

	Assuming No Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
Cartica public shareholders	2,249,422	0.7%	1,929,014	0.6%	1,608,606	0.5%
Non-redeeming shareholders(1)	962,500	0.3%	962,500	0.4%	962,500	0.3%
Cartica Sponsor(2)	340,000	0.1%	340,000	0.2%	340,000	0.1%
Cartica Current and Former Directors(3)	360,000	0.1%	360,000	0.1%	360,000	0.1%
Nidar Legacy Shareholders(4)	303,457,112	98.8%	303,457,112	98.7%	303,457,112	99.0%
Total Shares at closing	307,369,034	100%	307,048,626	100%	306,728,218	100.00%

(1)
At Closing, 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for 962,500 Cartica Class A Shares held by the Sponsor will instead be issued to the parties to whom Cartica has agreed to issue such shares. The agreement to issue such shares was made in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline.

(2)
The Sponsor was originally issued 5,750,000 Cartica Class B Shares. The Sponsor has transferred an aggregate of 300,000 of such Cartica Class B Shares to former directors of Cartica and has agreed, upon consummation of the Business Combination, to transfer an aggregate of 60,000 Cartica Class A Shares (received upon conversion of the Cartica Class B Shares) to the current independent directors of Cartica. In addition, in connection with the vote to extend the Business Combination Deadline, Cartica agreed to issue 962,500 Nidar Ordinary Shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor upon consummation of the Business Combination will be subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing. Only 340,000 Nidar Ordinary Shares issuable to the Sponsor at Closing will be vested at Closing.

(3)
The Sponsor transferred an aggregate of 300,000 Cartica Class B Shares to Cartica’s independent directors in connection with the IPO. In connection with the Closing, the Sponsor will transfer an aggregate of 60,000 Cartica Class A Shares to John F. Levy, Rana Gujral, Kishore Kondragunta and Kyle Invalid Parent, Cartica’s current independent directors. Excludes 340,000 Nidar Ordinary Shares and the Sponsor Earnout Shares, which will be beneficially held by Cartica’s Chief Executive Officer and the Chairman of the Cartica Board and held of record by the Sponsor following Closing.

(4)
The number of shares to be held by the Nidar Legacy Shareholders was based on an Equity Value of $3.5 billion divided by a split factor of 12,842 (calculated as 1,112 shares of Nidar times the Cartica pro forma per share redemption price of $11.55 (the “Conversion Factor”)). The Conversion Factor was then multiplied by the 1,112 outstanding shares of Nidar.

The following table illustrates varying ownership levels of the issued and outstanding shares of Nidar, assuming varying levels of redemptions by Cartica’s public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination:
	Assuming No Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
Cartica public shareholders	2,249,422	0.6%	1,929,014	0.5%	1,608,606	0.5%
Non-redeeming shareholders(1)	962,500	0.3%	962,500	0.3%	962,500	0.3%
Cartica Sponsor(2)	340,000	0.1%	340,000	0.1%	340,000	0.1%
Sponsor Earnout Shares(2)	4,087,500	1.2%	4,087,500	1.2%	4,087,500	1.2%
Nidar Private Placement Warrants(3)	15,900,000	4.5%	15,900,000	4.5%	15,900,000	4.5%
Public Warrants(4)	11,500,000	3.3%	11,500,000	3.3%	11,500,000	3.3%
Nidar Incentive Plan(5)	14,157,359	4.0%	14,157,359	4.0%	14,157,359	4.0%
Cartica Current and Former Directors(6)	360,000	0.1%	360,000	0.1%	360,000	0.1%
Nidar Legacy Shareholders(7)	303,457,112	85.9%	303,457,112	86.0%	303,457,112	86.0%
Fully Diluted Shares	353,013,893	100.00%	352,693,485	100.00%	352,373,077	100.00%

(1)
At Closing, 962,500 Nidar Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for 962,500 Cartica Class A Shares held by the Sponsor will instead be issued to the parties to whom Cartica has agreed to issue such shares. The agreement to issue such shares was made in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline.

(2)
The Sponsor was originally issued 5,750,000 Cartica Class B Shares. The Sponsor has transferred an aggregate of 300,000 of such Cartica Class B Shares to former directors of Cartica and has agreed, upon consummation of the Business Combination, to transfer an aggregate of 60,000 Cartica Class A Shares (received upon conversion of the Cartica Class B Shares) to the current independent directors of Cartica. In addition, in connection with the vote to extend the Business Combination Deadline, Cartica agreed to issue 962,500 Nidar Ordinary Shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing, the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares. In addition, 4,087,500 Nidar Ordinary Shares issuable to the Sponsor upon consummation of the Business Combination will be subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing. Only 340,000 Nidar Ordinary Shares issuable to the Sponsor at Closing will be vested at Closing.

(3)
In connection with the closing of the IPO, the Sponsor acquired 15,900,000 Cartica Private Placement Warrants from Cartica at an aggregate price of $15,900,000. In connection with the Closing, the Cartica Private Placement Warrants will convert to an equal number of Nidar Private Placement Warrants, which will provide for the acquisition of 15,900,000 Nidar Ordinary Shares at a price of $11.50 per share.

(4)
In connection with the IPO each of the 23,000,000 Cartica Units, contained one-half of a warrant to purchase Cartica Class A Shares. In connection with the Closing, the Cartica Public Warrants will convert to an equal number of Nidar Warrants, which will provide for the acquisition of 11,500,000 Nidar Ordinary Shares at a price of $11.50 per share.

(5)
On or prior to the Closing, the Nidar Board expects to approve, and expects to seek approval of the Nidar Legacy Shareholders of, the Nidar Incentive Plan providing for the issuance of up to five percent of the then-outstanding Nidar Ordinary Shares on the date such plan is approved.

(6)
The Sponsor transferred an aggregate of 300,000 Cartica Class B Shares to Cartica’s independent directors in connection with the IPO. In connection with the Closing, the Sponsor will transfer an aggregate of 60,000 Cartica Class A Shares to John F. Levy, Rana Gujral, Kishore Kondragunta and Kyle Invalid Parent, Cartica’s current independent directors. Excludes 340,000 Nidar Ordinary Shares and the Sponsor Earnout Shares, which will be beneficially held by Cartica’s Chief Executive Officer and the Chairman of the Cartica Board and held of record by the Sponsor following Closing.

(7)
The number of shares to be held by the Nidar Legacy Shareholders was based on an Equity Value of $3.5 billion divided by a split factor of 12,842 (calculated as 1,112 shares of Nidar times the Cartica pro forma per share redemption price of $11.55 (the “Conversion Factor”)). The Conversion Factor was then multiplied by the 1,112 outstanding shares of Nidar.

The following table shows the dilutive effect and the effect on the per share value of Nidar Ordinary Shares held by non-redeeming holders of Cartica Class A Shares under a range of redemption scenarios:
	Assuming No Additional Redemptions		Assuming 14% Redemptions		Assuming Maximum Redemptions
	Shares	Value Per Share(1)	Shares	Value Per Share(1)	Shares	Value Per Share(1)
Base Scenario(2)	307,369,034	$11.39	307,048,626	$11.40	306,728,218	$11.41
Including Earnout Shares(3)	311,456,534	$11.24	311,136,126	$11.25	310,815,718	$11.26
Including all shares issuable upon exercise of Warrants and Plan Shares(4)	353,013,893	$9.91	352,693,485	$9.92	352,373,077	$9.93

(1)
Based upon a post-transaction equity value of Nidar of $3.5 billion.

(2)
Represents the post-Closing share ownership of Nidar assuming various levels of redemption by holders of Cartica Shares. Excludes Earnout Shares, shares issuable upon exercise of the Nidar Warrants and shares issuable pursuant to the Nidar Incentive Plan. Excludes any value received upon the exercise of Nidar Warrants or awards issued pursuant to the Nidar Incentive Plan.

(3)
Excludes shares issuable upon exercise of the Nidar Warrants and shares issuable pursuant to the Nidar Incentive Plan. Excludes any value received upon the exercise of Nidar Warrants or awards issued pursuant to the Nidar Incentive Plan.

(4)
Includes all shares issuable on a fully diluted basis.

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself):
	Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share
Cartica’s net tangible book value per share as of June 30, 2024 (unadjusted)	3,911,922	$3.17	3,911,922	$3.17	3,911,922	$3.17	3,911,922	$3.17
Accretion (dilution) of Cartica shareholders assuming the redemption of shares(1)	3,751,718	$2.81	3,591,514	$2.42	3,431,310	$2.00	3,271,106	$1.53
Accretion (Dilution) of Cartica shareholders assuming the exercise of the Nidar Warrants issued to holders of Cartica Public Warrants(2)	15,251,718	$9.36	15,091,514	$9.34	14,931,310	$9.32	14,771,106	$9.29
Accretion (Dilution) of Cartica shareholders assuming the exercise of the Nidar Private Placement Warrants(3)	42,651,718	$10.74	42,491,514	$10.73	42,331,310	$10.73	42,171,106	$10.73
Accretion (Dilution) of Cartica shareholders assuming the vesting of the Sponsor Earnout Shares(4)	46,739,218	$9.80	46,579,014	$9.79	46,418,810	$9.78	46,258,606	$9.78
Accretion (Dilution) of Cartica shareholders assuming the cash settlement of the transaction expenses(5)	46,739,218	$9.37	46,579,014	$9.40	46,418,810	$9.44	46,258,606	$9.47
Initial offering price of Cartica		$10.00		$10.00		$10.00		$10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Business Combination		$9.37		$9.40		$9.44		$9.47
Dilution to non-redeeming shareholders		$(0.63)		$(0.60)		$(0.56)		$(0.53)

(1)
Assumes a per share redemption price of $11.55.

(2)
Assumes that all 11,500,000 Nidar Warrants issued in respect of Cartica Public Warrants are exercised at an exercise price of $11.50 per share.

(3)
Assumes that all 15,900,000 Nidar Private Placement Warrants are exercised at an exercise price of $11.50 per share.

(4)
Assumes the sale of 50,000,000 Nidar Ordinary Shares for $10.00 per share, constituting a Full Financing Event (as defined below under “— Agreements Related to the Business Combination — Sponsor Lock-Up and Support Agreement”) and the VWAP Target (as defined below under “— Agreements

Related to the Business Combination — Sponsor Lock-Up and Support Agreement”) equaling or exceeding $12.50, and the vesting of 4,087,500 Sponsor Earnout Shares as a result thereof.
(5)
Includes the settlement of approximately $9.3 million of Cartica transaction expenses, of which $2.2 million was accrued for on the Cartica balance sheet as of March 31, 2024.

For the 25% redemption, 50% redemption, 75% redemption and maximum redemption scenarios, the Nidar Equity Value would need to equal at least $3.072 billion, $3.070 billion, $3.069 billion and $3.067 billion, respectively, in order for the non-redeeming shareholders’ interest per share to be at least the initial public offering price per Cartica Class A Share. In addition to the sources of dilution in the immediately preceding table, 14.1 million Nidar Ordinary Shares may be issued in the future in connection with grants under the Nidar Incentive Plan.
Agreements Related to the Business Combination
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, the Surviving Company, the Sponsor, certain other shareholders of Cartica and Vista Holdings Limited will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which Nidar will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Nidar Ordinary Shares (including Nidar Ordinary Shares issuable, following the Business Combination, upon the exercise of Nidar Private Placement Warrants), the Nidar Private Placement Warrants and other equity securities of Nidar that are held by parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Nidar will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities.
Shareholder Lock-Up and Support Agreement
In connection with the execution of the Business Combination Agreement, Nidar, Cartica and the Nidar Legacy Shareholders entered into the Lock-Up and Support Agreement, pursuant to which each Nidar Legacy Shareholder agreed that during the period starting from the execution of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement as follows:
•
Other than as contemplated by the Business Combination Agreement, to vote such shareholder’s Nidar Ordinary Shares against (w) any business combination agreement, merger agreement or merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Nidar or any public offering of any equity securities of Nidar, any of its subsidiaries, or, in case of a public offering only, a newly-formed holding company of Nidar or such subsidiaries (x) any offer or proposal relating to an Alternative Transaction Proposal (as defined below), (y) any amendment of the organizational documents of Nidar and (z) any proposal or effort to revoke (in whole or in part) any approval of the Mergers previously given by the shareholder, which in each of cases (w) and (y) would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Nidar of, or prevent or nullify any provision of the Business Combination Agreement or any of the Sponsor Lock-Up and Support Agreement (as defined below), the Shareholder Lock-Up and Support Agreement, the Registration Rights Agreement, the First Plan of Merger and the Second Plan of Merger, which we refer to in this proxy statement/prospectus as the “Transaction Agreements,” the Mergers or any other Transaction or change in any manner the voting rights of any class of Nidar’s share capital;

•
To revoke any other proxies previously given with respect to such shareholder’s Nidar Ordinary Shares;

•
To grant a proxy and power of attorney to Cartica to vote such shareholder’s Nidar Ordinary Shares in the manner required by the Shareholder Lock-Up and Support Agreement;

•
Not to (a) transfer any of such shareholder’s Nidar Ordinary Shares, (b) grant any proxies or powers of attorney or enter into any voting arrangement or any other agreement with respect to such shareholder’s Nidar Ordinary Shares, (c) take any action that would reasonably be expected to make any representation or warranty of such shareholder untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such shareholder from performing its obligations under the Shareholder Lock-Up and Support Agreement, or (d) commit or agree to take any of the foregoing actions; and

•
Irrevocably waived any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Business Combination Agreement.

As referred to in this proxy statement/prospectus, “Alternative Transaction Proposal” means (x) a purchase of (A) shares or other equity securities of Nidar of twenty percent (20%) or more of the total voting power of the equity securities of Nidar or (B) twenty percent (20%) or more of the assets of Nidar and its subsidiaries (on a consolidated basis), taken as a whole (based on the fair market value thereof, as determined in good faith by the Nidar Board) or (y) any merger, business combination or other similar transaction of any of Nidar or its subsidiaries.
Sponsor Lock-Up and Support Agreement
In connection with the execution of the Business Combination Agreement, Nidar, Cartica and the Sponsor entered into the Sponsor Lock-Up and Support Agreement, pursuant to which the Sponsor agreed that during the period starting from the execution of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement as follows:
•
To vote the Sponsor’s Cartica Shares in favor of each of the Proposals;

•
Other than as contemplated by the Business Combination Agreement, to vote the Sponsor’s Cartica Shares against (x) any business combination agreement, merger agreement or merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Cartica or any public offering of any equity securities of Cartica, or, in case of a public offering only, a newly-formed holding company of Cartica, (y) any offer or proposal relating to an SPAC Alternative Transaction Proposal, and (z) any amendment of the organizational documents of Cartica, which in each of cases (x) and (z) would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Cartica of, or prevent or nullify any provision of the Business Combination Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of Cartica’s share capital;

•
To revoke any other proxies previously given with respect to the Sponsor’s Cartica Shares;

•
To grant a proxy and power of attorney to Nidar to vote the Sponsor’s Cartica Shares in the manner required by the Sponsor Lock-Up and Support Agreement;

•
Not to (a) transfer any of the Sponsor’s Cartica Shares, (b) grant any proxies or powers of attorney or enter into any voting arrangement or any other agreement with respect to the Sponsor’s Cartica Shares, (c) take any action that would reasonably be expected to make any representation or warranty of the Sponsor untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling the Sponsor from performing its obligations under the Sponsor Lock-Up and Support Agreement, or (d) commit or agree to take any of the foregoing actions;

•
Irrevocably waived any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Business Combination Agreement;

•
Not to redeem any of the Sponsor’s Cartica Shares;

•
Not to amend the Letter Agreement; and

•
To waive the anti-dilution protection applicable upon conversion of Cartica Class A Shares into Cartica Class B Shares.

The Sponsor Lock-Up and Support Agreement also provides the following with respect to the Sponsor’s Cartica Class A Shares and Nidar Ordinary Shares:
•
Upon closing, the Sponsor will (i) surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares and (ii) transfer to the Cartica’s independent directors an aggregate of 60,000 Cartica Class A Shares;

•
From closing until one year after the Closing Date, which period is referred to in this proxy statement/prospectus as the “Lock-Up Period,” the Sponsor may not transfer any Nidar Ordinary Shares issued to the Sponsor as Merger Consideration, which shares are referred to in this proxy statement/prospectus as the “Locked-Up Shares,” except as permitted therein. From the end of the Lock-Up Period until one year thereafter, Sponsor, Namaste Universe Sponsor LLC, Suresh Guduru. Cartica’s Chief Executive Officer and the Chairman of the Cartica Board, and C. Brian Coad, Cartica’s Chief Operating Officer and Chief Financial Officer, may not transfer any of the 340,000 Nidar Ordinary Shares issued to the Sponsor in connection with the Closing that are not subject to the subject to forfeiture (the “Vested Shares”), except pursuant to block trades, underwritten offerings and public sales not to exceed during any 90-day period the average weekly trading volume of the Nidar Ordinary Shares for the preceding four weeks; and

•
In connection with the consummation of the Business Combination, Founder Shares held by the Sponsor will be converted into (i) 340,000 fully vested Nidar Ordinary Shares and (ii) 4,087,500 Nidar Ordinary Shares, which shares are referred to in this proxy statement/prospectus as the “Sponsor Earnout Shares.” The Sponsor Earnout Shares will be unvested at Closing and will not vest and the Sponsor may not transfer any such Sponsor Earnout Shares unless and until Nidar has consummated one or more Financing Events (as defined below) as a result of which the aggregate amount (on a cumulative basis with all other Financing Events) received by (or entitled to be received by) Nidar or its subsidiaries is as set forth in the chart below (the “Initial Vesting”. Any Sponsor Earnout Shares that remain subject to Initial Vesting at the later of (x) 15 months following the Closing Date and (y) March 31, 2026 must be immediately surrendered and forfeited by the Sponsor to Nidar for no consideration.

Financing Event	Sponsor Earnout Shares Vesting
$100 million and above (on a cumulative basis with all other Financing Events)	1,362,500
$250 million and above (on a cumulative basis with all other Financing Events)	2,452,500
$300 million and above (on a cumulative basis with all other Financing Events)	2,725,000
$350 million and above (on a cumulative basis with all other Financing Events)	2,997,500
$400 million and above (on a cumulative basis with all other Financing Events)	3,270,000
$450 million and above (on a cumulative basis with all other Financing Events)	3,542,500
$500 million and above (on a cumulative basis with all other Financing Events)	4,087,500
A “Financing Event” means the consummation of, or execution of one or more definitive agreements for, one or more transactions involving the sale or issuance of equity or equity-linked securities of Nidar (including convertible debt securities and excluding non-convertible debt instruments); provided that any transaction consummated by Nidar prior to Closing to satisfy up to $280,000,000 of unsecured perpetual debt will not be considered a “Financing Event.” “Financing Event” will include any PIPE Financing and a $500 million Financing Event will be a “Full Financing Event.”
Notwithstanding the foregoing, if sufficient Financing Events occur such that more than 50% of the Sponsor Earnout Shares vest, then any Sponsor Earnout Shares vesting in excess of such 50% will still remain unvested (such shares, the “Unvested Shares”) and will not vest, and the Sponsor may not transfer any Unvested Shares until the volume weighted average trading price per Nidar Ordinary Share for any 20 trading days within a 30 trading day period equals or exceeds $12.50 (the “VWAP Target”). Upon the fifth anniversary of the Closing, if any of the Unvested Shares have not vested because the VWAP Target has not yet been met, such Unvested Shares will be immediately cancelled and forfeited by the Sponsor.
If after closing and prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, there is a Company Sale (as defined below), or a definitive agreement for a Company Sale has been entered into prior to the applicable date, and if the Full Financing Event has not occurred, then the Full Financing Event will be deemed to have occurred. In addition, if the per share value of the consideration to be received by the holders of the Nidar Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the VWAP Target has not been previously achieved, then the VWAP Target will be deemed to have been achieved. “Company Sale” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of Nidar in substantially the same proportions as their ownership of shares of Nidar) is or becomes the beneficial owner, directly or indirectly, of securities of Nidar representing more than fifty percent (50%) of the combined voting power of Nidar’s then-outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving Nidar, and, immediately after the consummation of such transaction or series of transactions, the voting securities of Nidar immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary of Nidar, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by Nidar of all or substantially all of the assets of Nidar and its subsidiaries, taken as a whole, other than such sale or other disposition by Nidar of all or substantially all of the assets of Nidar and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of Nidar.
The Sponsor has also agreed to use commercially reasonable efforts to utilize up to an aggregate of 10% of its Cartica Shares to (a) pay for and settle certain transaction expenses of Cartica if the amounts of such accrued and unpaid transaction expenses exceed $11,000,000 (subject to increase with Nidar’s consent), and (b) secure waivers of redemption rights by Cartica shareholders in connection with the proposals set forth herein.
Additional Matters Being Voted On
The Merger Proposal
The Cartica shareholders will vote on a separate proposal to authorize the First Merger and the Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two —  The Merger Proposal.”
The Adjournment Proposal
If, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote, the chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three  —  The Adjournment Proposal.”
Cartica Sponsor and Officers and Directors
As of the record date, the Sponsor beneficially owned and was entitled to vote an aggregate of 5,450,000 Cartica Shares, which constitutes 68.1% of the outstanding Cartica Shares. In connection with the execution of the Business Combination Agreement, Nidar, Cartica and the Sponsor entered into the Sponsor Lock-Up and Support Agreement, under which the Sponsor has agreed to forfeit 962,500 Cartica Class A Shares in connection with the Closing and to certain restrictions and other matters related to Nidar Ordinary Shares to be received by the Sponsor in connection with Closing. See “— Agreements Related to the Business Combination — Sponsor Lock-Up and Support Agreement” above for a description of the Sponsor Lock-Up and Support Agreement.
In connection with the IPO, the Sponsor agreed to vote its Cartica Shares in favor of the Business Combination Proposal. The Sponsor has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented to holders of Cartica Shares at the extraordinary general meeting. Other than Founder Shares held by the Sponsor, which Cartica’s Chief Executive Officer and the

Chairman of the Cartica Board may be deemed to beneficially own, as of the record date, Cartica’s current officers and directors did not hold any Cartica Shares.
Date, Time and Place of Extraordinary General Meeting of Cartica’s Shareholders
The extraordinary general meeting will be held at [•], on [•], 2024, at 10:00 a.m. Eastern Time and virtually over the Internet by means of a live audio webcast at [•], or such other date, time and place to which such meeting may be postponed or adjourned, to consider and vote upon the proposals.
Voting Power; Record Date
Cartica shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Cartica Shares at the close of business on [•], 2024, which is the record date for the extraordinary general meeting. Cartica shareholders will have one vote for each Cartica Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Holders of Cartica Class A Shares and Cartica Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. On the record date, there were 7,999,422 Cartica Shares entitled to vote at the extraordinary general meeting, of which 6,999,422 were Cartica Class A Shares and 1,000,000 were Cartica Class B Shares.
Quorum and Vote of Cartica Shareholders
A quorum of Cartica shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding Cartica Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. However, the approval of the Merger Proposal will require at least two-thirds of the Cartica Shares entitled to vote on the Merger Proposal to vote, for or against the Merger Proposal, in person or by proxy at the extraordinary general meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum but will not count as votes cast for purposes of establishing the minimum number of votes cast with respect to the Merger Proposal. As of the record date, 3,999,712 Cartica Shares would be required to achieve a quorum, and 5,332,948 Cartica Shares would be required to be cast, for or against, with respect to the Merger Proposal. Given that the Sponsor owns approximately 68.1% of the outstanding Cartica Shares and none of the proposals require more than two-thirds of the Cartica Shares entitled to vote on the Merger Proposal at the extraordinary general meeting in order to be approved, each of the proposals will be approved if the Sponsor votes in favor of such proposals, even if all other shareholders vote against such proposals. The proposals at the extraordinary special meeting will require the following votes:
•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The transactions contemplated by the Business Combination will not be consummated if Cartica has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination and the transactions contemplated therein.

•
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a majority of at least two-thirds (2/3) of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Cartica Class A Shares and Cartica Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each Cartica Share owned at the close of business on the record date.
Brokers are not entitled to vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Redemption Rights
Pursuant to the Cartica Articles, holders of Cartica Class A Shares may demand that Cartica may redeem Cartica Class A Shares (other than Founder Shares) for cash if the Business Combination is consummated, subject to the conditions described in this proxy statement/prospectus, including that Cartica may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Holders of Cartica Class A Shares who wish to exercise their redemption rights must demand that Cartica redeem their Cartica Class A Shares and either tender their share certificates (if any) to Cartica’s transfer agent or deliver their Cartica Class A Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting. If you hold the shares in “street name,” you will have to coordinate with your broker or bank to have your shares certificated and delivered electronically. Any holder that holds Cartica Class A Shares beneficially through a nominee must identify itself to Cartica in connection with any redemption election in order to validly redeem such Cartica Class A Shares. Any holder of Cartica Class A Shares satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $26.1 million, or $11.60 per share, as of October 31, 2024), calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds in the Trust Account and not previously released to Cartica to pay income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. If a holder of Cartica Class A Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Cartica Class A Shares for cash and will not become a shareholder of Nidar. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Cartica Shareholders  —  Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.
If shareholders of Cartica Class A Shares fail to take any action with respect to the extraordinary general meeting and fail to redeem their Cartica Class A Shares (other than Founder Shares) following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the Cartica shareholders and consummated, such holders of Cartica Class A Shares will become shareholders of Nidar.
Appraisal Rights under the Cayman Companies Act
The Cayman Companies Act prescribes when shareholder appraisal rights (sometimes referred to as dissenters’ rights) will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive payment of the fair value for their shares. However, regardless of whether such rights are or are not available, Cartica public shareholders are still entitled to exercise the rights of redemption in respect to their Cartica Class A Shares as set out herein, and the Cartica Board has determined that the redemption proceeds payable to Cartica public shareholders who exercise such redemption rights represent the fair value of those shares. See the section of this proxy statement/prospectus titled “Appraisal Rights under the Cayman Companies Act” for additional information.
Holders of Cartica Units or Cartica Public Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Cartica has engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder of record grants a proxy, it may still change its vote by sending a later-dated, signed proxy card to Cartica’s transfer agent so that it is received prior to the vote at the extraordinary general meeting, or by submitting a ballot through the web portal during the extraordinary general meeting webcast. A shareholder of record also may revoke its proxy by sending a notice of revocation to Cartica’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Cartica Shareholders  —  Who Can Answer Your Questions About Voting Your Shares.”
Cartica will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Cartica will pay Advantage Proxy a fee of [•], plus disbursements, reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as Cartica’s proxy solicitor. Cartica will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Cartica’s shareholders. Directors, officers and employees of Cartica who solicit proxies will not be paid any additional compensation for soliciting.
The Nidar Board’s Reasons for the Business Combination
In the course of reaching the decision to engage in the Business Combination, Nidar’s Board held numerous meetings, consulted with Nidar’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the Nidar Board concluded that the Business Combination, together with the potential liquidity provided by any PIPE Financing, was the best option to generate capital resources to support the realization of Nidar’s business plan in the most optimal way.
In particular, the reasons and benefits that the Nidar Board considered include the following:
•
the envisaged injection of liquidity provided by the Business Combination, which is expected to support Nidar’s business plan and provide funding for growth projects and expansion of operations, including data centers and GPUs for the AI business;

•
the additional cash will provide flexibility to management enabling them to quickly seize new opportunities in the rapidly changing high-growth phase;

•
the opportunity costs related to a more gradual expansion in Nidar’s operations and footprint if only internally generated cash flows were utilized;

•
the ability to obtain a stock exchange listing;

•
the ability to optimize Nidar’s capital structure and reduce its weighted average cost of capital;

•
the potential benefits from enhanced institutional visibility and credibility, as well as increased public market awareness of Nidar and its business model; and

•
that the Business Combination will provide Legacy Nidar Shareholders with greater liquidity by owning publicly traded shares, and expanding both the access to capital for Nidar and the range of investors potentially available to invest in Nidar as a public company, compared to the investors Nidar could otherwise gain access to if it continued to operate as a privately held company, thereby enhancing its ability to fund potential future acquisition and organic growth opportunities.

The Nidar Board also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Business Combination, including the following:
•
the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Nidar’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

•
the risk that the Business Combination might not be completed in a timely manner or at all;

•
the significant costs involved in connection with completing the Business Combination, including legal, accounting, regulatory and management costs (for further information, see also the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”);

•
the extensive time and effort of Nidar senior management required to complete the Business Combination;

•
the potential disruptions to Nidar’s business operations and future prospects, including relationships with employees, suppliers and partners and others that do business or may do business in the future with Nidar;

•
the additional expenses and obligations that Nidar will incur following the completion of the Business Combination that Nidar has not previously been required to comply with, and the operational changes to Nidar’s business, in each case that result from being a public company; and

•
various other risks, including the risks described in the section entitled “Risk Factors.”

In light of the number of factors it considered in connection with its evaluation of the Business Combination, including, but not limited to, the factors discussed above, the Nidar Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Nidar Board viewed its decision as being based on all of the relevant information available at the time and the factors presented to and considered by it. In addition, individual members of Nidar Board may have given different weight to different factors. This explanation of Nidar’s Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
The foregoing information is not intended to be exhaustive, but rather a summary of the material factors considered by the Nidar Board in its consideration of the Business Combination. The Nidar Board concluded that the benefits, advantages and opportunities resulting from completion of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the Nidar Board approved the Business Combination Agreement and the Business Combination, subject to satisfying the conditions precedent set forth in the Business Combination Agreement and described herein.
The Cartica Board’s Reasons for the Business Combination
At a meeting of the Cartica Board held on June 10, 2024, the Cartica Board (i) determined that the form, terms and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, were fair to, advisable and in the best interests of Cartica and its shareholders, (ii) adopted and approved the execution, delivery and performance by Cartica of the Business Combination Agreement, the other Transaction Agreements to which Cartica is or will be a party and the transactions contemplated thereby, (iii) determined to recommend to the Cartica shareholders that they approve and adopt the Business Combination Agreement and approve the Business Combination and the other matters presented in this proxy statement/prospectus and (iv) determined that the foregoing be submitted for consideration by the Cartica shareholders at the extraordinary general meeting. When you consider the recommendation of the Cartica Board, you should be aware that Cartica’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of the Cartica shareholders generally. These interests are described in the section entitled “— Interests of the Sponsor and Cartica’s Directors in the Business Combination.”
In evaluating the Business Combination and making these determinations and this recommendation, the Cartica Board consulted with Cartica’s management team and financial, legal, tax, accounting and capital markets advisors and considered and evaluated several factors, including, but not limited to, the factors discussed below.
Cartica’s management team has many years of experience in strategic advising, financial analysis and investment and operational management. In the opinion of the Cartica Board, Cartica’s management team was suitably qualified to conduct the due diligence review and other investigations required in connection with the search for a business combination partner and to evaluate the operating and financial merits of companies like Nidar. Likewise, the Cartica Board believed, based on experience and background of its directors, that the Cartica Board was qualified to conclude that the Business Combination was fair, from a financial point of view, to Cartica’s shareholders and to make other necessary assessments and determinations regarding the Business Combination. A detailed description of the experience and background of Cartica’s directors is included in the section of this proxy statement/prospectus entitled “Information Related to Cartica - Directors and Executive Officers.”
In reaching the determination and recommendations described above, the Cartica Board considered the general criteria and guidelines that it believed would be important in evaluating prospective target businesses as described in the prospectus for the IPO. The Cartica Board also considered that Cartica could enter into a business combination with a target business that did not meet those criteria and guidelines. In the prospectus for the IPO, Cartica identified the following general criteria and guidelines that it believed were important in evaluating prospective target businesses.
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Large and growing addressable market.   Cartica intended to seek business combination partners with an operational or business focus in India, to serve the large and growing India market, and preferably with an ambition to grow and expand internationally. India is one of the fastest growing economies in the world due to a growing population and the expansion of its IT services sector. India’s population ranks second globally only to China, and foreign direct investment in India reached $64.1B in 2020, trailing only the U.S., China and Singapore. In addition, Cartica believes there are other key trends that will support this growth into the future, including:

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An innovative, technology-based business.   Cartica believes that a large number of innovative young companies have recently emerged in India and are using technology to capture opportunities across sectors. Cartica intended to focus on identifying and acquiring one or more such potential business combination partners.

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Robust unit economics with healthy gross margins.   Cartica intended to seek business combination partners with models that deliver highly recurring, contracted revenue.

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Strong growth trajectory with visible scope for further expansion.   Cartica intended to seek business combination partners that have the potential to deliver fast growth with the ability to scale up domestically and, preferably, internationally.

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Committed and visionary founders and leadership team.   Cartica intended to partner with founders and management teams who have a long-term commitment, a clear vision and the ability to execute their business plans. The management team should be able to leverage the support and guidance of Cartica’s directors and officers — leaders with proven abilities and extensive networks who can help the business combination partner grow.

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Culture, purpose and impact.   Cartica focused on identifying a business combination partner that has a robust corporate culture and was mission-driven with a distinct purpose. Cartica considered ESG factors to ensure that the business generates, and with its advice and guidance, will continue to generate significant and positive value and impact for its stakeholders and the wider economy through innovation, societal problem-solving, development of economic opportunities and improvement of industry competitiveness and resilience.

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Able to benefit from being a public company.   Cartica intended to seek a business combination partner whose management and shareholders appreciate the opportunity to take their business public in order to transform it into an independent national- and global-level business. Cartica intended to seek a business combination partner capable of taking advantage of public market access to pursue future and faster growth (via high return-on-capital projects), build its brand, pursue value-accretive acquisitions, strengthen its balance sheet and incentivize its employees through publicly traded-equity compensation.

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Fair valuation with upside potential.   Cartica’s management team has a background of rigorous due diligence and disciplined and valuation-centric investing, with a deep understanding of market value. Cartica expected to complete a business combination that results in a strong risk-adjusted return profile with substantial upside potential while limiting downside risks.

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$1 billion or higher valuation.   Cartica focused on potential business combination partners with an equity value of approximately $1 billion or higher, given its belief that such businesses have an optimum mix of maturity, scale and capacity to grow profitably and sustainably. Moreover, businesses of this size are likely to benefit from long-term capital from the public markets for the next phase of their development.

In considering the Business Combination, the Cartica Board determined that the Business Combination met all the criteria and guidelines above, except that an assessment of Nidar’s impact on societal problem-solving and other socioeconomic conditions was not considered.
In addition to evaluating the criteria and guidelines above, the Cartica Board considered numerous other factors deemed relevant by the Cartica Board and Cartica’s management team. Given the number and complexity of these factors, the Cartica Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its determination and supporting its decision. The Cartica Board viewed its decision as being based on all the information available and the factors presented to and considered by it. Individual directors of the Cartica Board may have given different weight to different factors.
In particular, the Cartica Board considered the following factors in accessing Nidar, its business and its operations:
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Large and growing addressable market.   Nidar has a tremendous opportunity to grow data center market share in Indian’s expanding IT services sector. India’s data center market is expected to continue to outpace growth in the U.S. over the next three years. IT MW supply in India is anticipated to grow at an annual compounded growth rate of 17% versus 12% in the U.S. over the same period. In addition, Cartica believes there are other key trends supporting this growth into the future, including:

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data center capacity needs in India will continue to grow at an accelerated rate due to India’s growing mobile data usage, increased adoption of cloud computing, emerging requirements for data localization and growing IoT adoption; and

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growth in the Indian AI market is underpinned by substantial investments in the AI infrastructure, as India boasts the highest rate of AI “Skill Penetration” and globally is ranked as the second highest country in terms of businesses adopting AI technologies, according to IBM’s recent Enterprise Survey.

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An innovative, technology-based business with a differentiated business model.   Cartica believes Nidar is India’s leading data center developer due to its differentiated business model relative to its competitors based upon its unique access to both power and land through affiliate relationships, strategic alignment with Nvidia and other rapidly growing customers and its vertically integrated “concrete-to-cloud” business model.

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Experienced and proven management team.   Nidar’s management team has decades of experience in developing real estate (including land, permitting, electricity power and infrastructure) and building data centers at scale in India. Nidar’s CEO has built more than 20 data centers in addition to cloud and managed services businesses over his 30-year career. The Cartica Board considered that Nidar’s executives will continue with the combined company following the Business Combination. For additional information regarding Nidar’s executive officers, see the section entitled “Management of Nidar.”

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Financial Condition.   The Cartica Board also considered factors such as Nidar’s outlook, pipeline, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent business combinations and combination targets in similar and adjacent sectors.

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Attractive initial valuation.   Nidar will have an anticipated initial pre-transaction enterprise value of $4.2 billion.

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Results of due diligence.   The results of a due diligence investigation conducted by Cartica’s management team and outside financial, legal, tax and commercial advisors from April 26, 2022 to June 24, 2024, including:

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extensive virtual meetings and calls with Nidar’s management team regarding its operations, data center development, business plan, intellectual property, regulatory compliance, readiness to operate as a public company and other customary due diligence matters; and

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review of materials related to Nidar and its business, made available by Nidar and deemed appropriate for review in the context of the size of the transaction and the scope of Nidar’s operations, including financial statements and projections, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business information.

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Shareholder liquidity.   The obligation in the Business Combination Agreement to have the Nidar Ordinary Shares issued as merger consideration listed on a major U.S. stock exchange, which would result in liquidity for Cartica’s shareholders.

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Use of proceeds.   The proceeds to be delivered to the combined company in connection with the Business Combination (including from Cartica’s trust account and any PIPE Financing) are expected to be used after Closing to fund Nidar’s existing operations and support new and existing growth initiatives.

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Terms of the Business Combination Agreement.   The terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

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Other alternatives.   The determination of the Cartica Board that the Business Combination, after a thorough review of other business combination opportunities reasonably available to Cartica, represents the best available business combination for Cartica and an attractive opportunity for Cartica’s management to accelerate its business plan based upon the process utilized to evaluate and access other potential business combination targets.

A relative valuation analysis prepared by Cartica’s management team was reviewed by the Cartica Board as part of its consideration of the value of Nidar as a public company following the Business Combination. The historical financial results and financial projections of Nidar were benchmarked against a set of fifteen comparable publicly traded companies, selected based on the professional judgment of Cartica’s management team and financial advisor. The analysis was based on publicly available information and market data as of May 29, 2024.
Although none of the selected companies reviewed in this analysis were directly comparable to Nidar, these comparable publicly traded companies share certain characteristics with Nidar, including the operation of data centers providing hyperscaler and co-location services (the “Physical Infrastructure Group”) and cloud AI HPC and managed services (the “Cloud Infrastructure Group”).
The Cartica Board reviewed the estimated 2023 – 2025E total enterprise value to EBITDA (“TEV/EBITDA”) for the comparable publicly traded companies. The mean TEV/EBITDA for the selected comparable companies was 52.2 (with a mean TEV/EBITDA of 24.3 and 80.0 for the Physical Infrastructure Group and Cloud Infrastructure Group, respectively).
Based on a fiscal year ending in March, Nidar’s FY2026E TEV/EBITDA (based on an enterprise valuation of $4.2 billion) was 15.2, representing a discount to the respective median multiple of the selected comparable publicly traded companies. Overall, Nidar’s valuation represented a 71% discount to the mean of the selected comparable publicly traded companies.
The Cartica Board did not rely solely on the quantitative results of this analysis, primarily because such analysis does not take into account certain key differences in the financial and operating profiles of the selected comparable publicly traded companies and Nidar. Thus, Cartica also made more complex qualitative judgments concerning the differences between the operational, business and/or financial characteristics of the selected comparable companies and Nidar to provide a context in which to consider the results of the quantitative analysis.
The Cartica Board also identified and considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Potential inability to complete the Business Combination.   The possibility that the Business Combination may not be completed and the potential adverse consequences to Cartica if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The Cartica Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval).

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Potential shareholder redemptions.   The risk that the current public shareholders of Cartica would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Nidar following the consummation of the Business Combination. The consummation of the Merger is conditioned upon satisfaction of the minimum cash condition, which is for the sole benefit of Nidar. The Cartica Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Nidar will be acquired at an attractive aggregate purchase price.

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Liquidation of Cartica.   The risks and costs to Cartica if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in Cartica being unable to effect a business combination by January 7, 2025 and force Cartica to liquidate.

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Nidar’s business risks.   The fact that Cartica shareholders would be subject to the execution risks associated with Nidar if they retained their public shares following the Closing, which risks were different from the risks related to holding public shares of Cartica prior to the Closing. In this regard, the Cartica Board considered that there were risks associated with successful implementation of Nidar’s long term business plan and strategy and Nidar realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as macroeconomic uncertainty and its potential effects on Nidar’s business. The Cartica Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Cartica shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

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Post-Business Combination corporate governance.   The corporate governance provisions of the Business Combination Agreement and the Nidar Articles and the effect of those provisions on the governance of Nidar following the Closing. The Cartica Board also considered that, given that the existing equityholders of Nidar will collectively control shares representing a majority of the combined company’s total outstanding ordinary shares upon completion of the Business Combination, the existing equityholders of Nidar will be able to elect future directors and make other decisions (including approving certain transactions involving the combined company and other corporate actions) without the consent or approval of any of Cartica’s current shareholders, directors or management team. See the section entitled “Description of Securities and Governance after the Business Combination” for detailed discussions of the post-Business Combination corporate governance.

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Limitations of review.   The Cartica Board did not obtain an opinion from any independent investment banking or accounting firm that the price Cartica is paying to acquire Nidar is fair to Cartica or its shareholders from a financial point of view. In addition, while Cartica’s management team, financial advisor and outside counsel conducted extensive due diligence review of Nidar, there may be unforeseen events that have unanticipated impacts on Nidar’s business operations that Cartica did not take into account. Accordingly, the Cartica Board considered that Cartica may not have properly valued such business.

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No survival of remedies for breach of representations, warranties or covenants of Nidar.   The terms of the Business Combination Agreement provide that Cartica will not have any surviving remedies against Nidar or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Nidar representations, warranties or covenants set forth in the Business Combination Agreement. As a result, Cartica shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Nidar prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Cartica Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Nidar will be, collectively, the majority equityholders in the combined company.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and expenses.   The fees and expenses associated with completing the Business Combination.

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Exclusivity/non-solicit.   The Business Combination Agreement includes a non-solicit provision prohibiting Cartica from initiating, discussing or making certain proposals which could lead to an alternative business combination.

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Minority position.   Cartica’s public shareholders will hold a minority share position in the post-business combination company.

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Risk factors.   The Cartica Board considered risks of the type and nature described under the section entitled “Risk Factors.”

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Diversion of management.   The potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Nidar’s business.

In addition to considering the factors described above, the Cartica Board also considered that certain officers and directors of Cartica may have interests in the Business Combination that may be different from, or in addition to, the interests of Cartica’s shareholders generally. These interests are described in the section entitled “— Interests of the Sponsor and Cartica’s Directors in the Business Combination.” However, the Cartica Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if Cartica’s public shareholders redeem a substantial portion of their Cartica Class A Shares.
Based on its review of the forgoing considerations, the Cartica Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that Cartica shareholders will receive as a result of the Business Combination. The Cartica Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Cartica Board is not intended to be exhaustive but includes the material positive and negative factors considered by the Cartica Board. The Cartica Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Cartica Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read considering the factors discussed under the section entitled “Forward-Looking Statements.”
Compensation Received by the Sponsor
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Cartica to the Sponsor and its affiliates.

	Interest in Securities	Other Compensation
Sponsor & Cartica’s Chairman and Chief Executive Officer(1)
In connection with the consummation of the Business Combination, Founder Shares held by the Sponsor will be converted into (i) 340,000 fully vested Nidar Ordinary Shares and (ii) 4,087,500 unvested Nidar Ordinary Shares that are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026, which shares are referred to in this proxy statement/prospectus as the “Sponsor Earnout Shares.” 2,213,750 of the Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing.
In connection with the consummation of the Business Combination, the Sponsor will receive 15,900,000 Nidar Private Placement Warrants in respect of its Cartica Private Placement Warrants. Beginning 30 days following the Closing until the fifth anniversary of the Closing, the Nidar Private Placement Warrants will be exercisable at an exercise price of $11.50 per share.

As of the date of this proxy statement/prospectus, $1,883,000 has been drawn and is outstanding under the terms of notes (including the note issued in April 2024, described below) issued by Cartica to the Sponsor and a further $227,000 may be borrowed under the notes. The notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation.
In April 2024, Cartica issued a note to the Sponsor, pursuant to which the Sponsor agreed to loan Cartica up to $360,000 in connection with the extension of the Business Combination Deadline from April 7, 2024 to January 7, 2025. The Sponsor first deposited in the Trust Account $40,000 on April 7, 2024, and has deposited thereafter, and will continue to deposit in the Trust Account, $40,000 on the seventh day of each subsequent month through January 7, 2025 for the benefits of Cartica Class A Shares that were not redeemed in connection with the Second Extension. The note will be due and payable in connection with the consummation of Cartica’s initial business combination.
On May 23, 2023, Cartica and the Sponsor entered into the Amended Administrative Support Agreement (as defined below) pursuant to which Cartica must pay the Sponsor $16,666.67 per month until the termination date as defined in the Amended Administrative Support Agreement. This monthly amount will continue to accrue until the closing of the Business Combination.

Chief Financial Officer and Chief Operating Officer		Pursuant to the Amended Administration Support Agreement, the Sponsor must pay to Cartica’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000. These payments will continue until the closing of the Business Combination

(1)
Mr. Guduru, the Chief Executive Officer and Chairman of Cartica, is the managing member of Namaste Universe Sponsor LLC, the majority owner of the Sponsor. Mr. Guduru is also the managing member of the Sponsor.

Interests of the Sponsor and Cartica’s Directors and Officers in the Business Combination
In considering the recommendation of the Cartica Board to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Cartica’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Cartica’s shareholders generally. If Cartica does not complete the Business Combination or another business combination by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica must redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) and liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to the holders of Cartica Class A Shares rather than fail to complete a business combination and be forced to liquidate and dissolve Cartica. In particular:
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If the Business Combination or another business combination is not consummated by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for cash and, subject to the approval of its remaining shareholders and the Cartica Board, dissolving and liquidating. In such event, the 1,000,000 Cartica Class B Shares held by the Sponsor and former members of the Cartica Board and 4,750,000 Cartica Class A Shares issued on conversion of a portion of the Cartica Class B Shares, which were acquired for an aggregate purchase price of $25,000, and 15,900,000 Cartica Private Placement Warrants, for which the Sponsor paid $15,900,000, will all be worthless (as the holders have waived liquidation rights with respect to such shares). Assuming the Cartica Class B Shares and Cartica Private Placement Warrants have a value equal to Cartica Class A Shares and Cartica Public Warrants, such securities would have had an aggregate market value of approximately $68.1 million based on the last sale price of approximately $11.52 and $0.12 of Cartica Class A Shares and Cartica Public Warrants, respectively, on Nasdaq on October 31, 2024.

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The Sponsor and Cartica’s directors and officers have agreed not to redeem any Cartica Shares held by them in connection with a shareholder vote to approve the Business Combination.

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The Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes as of the date of this proxy statement/prospectus, which may be further increased (A) by one or more draws of up to $227,000 under the promissory notes and (B) by deposits of $40,000 in the Trust Account by the Sponsor on the seventh day of each month through January 7, 2025 pursuant to one of the notes. The amounts outstanding under the notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation.

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The holders of the Founder Shares, including the Sponsor and Cartica’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of the Founder Shares held by them, and the Sponsor and Cartica’s officers and directors will not be reimbursed for any out-of-pocket expenses, if Cartica fails to complete an initial business combination on or before January 7, 2025. Accordingly, the Sponsor and Cartica’s officers and directors will lose their entire investment in Cartica if an initial business combination is not consummated on or before January 7, 2025.

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As a result of the prices at which the Sponsor acquired the Cartica Class B Shares and Cartica Private Placement Warrants and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if the holders of Cartica Class A Shares lose money on their investments as a result of a decrease in the post-combination value of Nidar Ordinary Shares.

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If the Trust Account is liquidated, including in the event Cartica is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Cartica to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation will only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Cartica, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Cartica’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cartica’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act.

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The Business Combination Agreement provides for continued indemnification of Cartica’s current directors and officers and the continuation of directors and officers liability insurance covering Cartica’s current directors and officers.

Recommendation to Shareholders
The Cartica Board has determined that each of the proposals outlined herein is fair to and in the best interests of Cartica and its shareholders and recommended that Cartica shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Material U.S. Federal Income Tax Considerations (page [•])
For a description of the material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Cartica Shares and the ownership and disposition of Nidar Ordinary Shares and Nidar Warrants received in the Business Combination, please see “Material U.S. Federal Income Tax Considerations” beginning on page [•].
Material Cayman Islands Tax Considerations (page [•])
For a description of the material Cayman Islands tax consequences of the ownership and disposition of Nidar Ordinary Shares, please see “Material Cayman Islands Tax Considerations” beginning on page [•].
Material Indian Tax Considerations (page [•])
For a description of the material Indian tax consequences of the ownership and disposition of Nidar Ordinary Shares, please see “Material Indian Tax Considerations” beginning on page [•].
Comparison of Rights of Cartica Shareholders and Nidar Shareholders (page [•])
If the Business Combination is successfully completed, holders of Cartica Shares will become holders of Nidar Ordinary Shares and their rights as shareholders will be governed by Nidar’s organizational documents. Please see “Nidar Shareholders and Cartica Shareholders” beginning on page [•] for more information.
Emerging Growth Company
Each of Cartica and Nidar is, and consequently, following the Business Combination, the Surviving Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Surviving Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the

Surviving Company’s securities less attractive as a result, there may be a less active trading market for the Surviving Company’s securities and the prices of the Surviving Company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Surviving Company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Surviving Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Surviving Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The Surviving Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO; (b) in which Nidar has a total annual gross revenue of at least $1.235 billion or (c) is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates is $700 million or more as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Controlled Company
Following the Business Combination, the equity holders of Nidar prior to the Business Combination are expected to control a majority of the voting power of the Nidar Ordinary Shares. As a result of such ownership, following the Business Combination, Nidar is expected to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As a controlled company, certain exemptions under the rules will mean that we are not required to comply with certain corporate governance requirements, including the following: (i) a board of directors composed of a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. While Nidar does not intend to rely on these exemptions, if it determines to do so in the future, shareholders of Nidar may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that Nidar ceases to be a “controlled company” and the Nidar Ordinary Shares and the Nidar Warrants continue to be listed on Nasdaq, it will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — Nidar is expected to be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If Nidar relies on these exemptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
Foreign Private Issuer
Nidar’s status as a foreign private issuer exempts it from compliance with certain laws and rules of the SEC and certain regulations of Nasdaq. Consequently, Nidar will not be subject to all the disclosure requirements applicable to U.S. public companies. For example, Nidar will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Nidar’s executive officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Nidar’s securities. Moreover, Nidar will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning it than there is for U.S. public companies.
In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure), which is aimed at preventing issuers from making selective disclosures of material information.
Nidar may take advantage of these exemptions until such time as it no longer qualifies as a foreign private issuer. In order to maintain its status as a foreign private issuer, either a majority of Nidar’s outstanding voting securities must be directly or indirectly held of record by non-residents of the U.S., or, if a majority of its outstanding voting securities are directly or indirectly held of record by U.S. residents, a majority of its executive officers or directors may not be U.S. citizens or residents, more than 50% of its assets cannot be located in the U.S. and its business must be administered principally outside the U.S.
In this proxy statement/prospectus, we have taken advantage of certain of these reduced reporting and other requirements with respect to information regarding Nidar. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold equity securities. In addition, as a foreign private issuer Nidar intends to rely on and comply with certain home country governance requirements and exemptions thereunder rather than complying with Nasdaq corporate governance standards.
See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — As a foreign private issuer, Nidar will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies” and “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — While it is a foreign private issuer, Nidar may opt out of certain Nasdaq corporate governance rules applicable to public companies organized in the U.S.”
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page [•]. Such risks include, but are not limited to:
Risks Related to Nidar’s Business and Operations
•
Nidar has a history of operating losses and may not achieve or sustain profitability in the future.

•
Nidar has a limited operating history, which makes it difficult to forecast its future results of operations, especially in regard to the company’s AI services offerings.

•
Nidar may have difficulty managing its growth.

•
Nidar’s construction of new data centers or data center expansions could involve significant risks to its business.

•
If Nidar is not able to generate sufficient operating cash flows or obtain external financing, its ability to fund incremental expansion plans may be limited.

•
Nidar faces significant competition, which may materially and adversely affect the occupancy and rental rates of its data centers.

•
Nidar and its customers may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to delays and increased costs.

•
Nidar’s business could be harmed by increased costs to procure power, prolonged power outages, shortages or capacity constraints as well as restrictions on access to power.

•
Nidar experienced an information technology security breach in the past and may be vulnerable to future security breaches, which could disrupt its operations and have a material adverse effect on its business, results of operation and financial condition.

•
Nidar depends on a number of third parties to provide internet connectivity to its data centers; if connectivity is interrupted or terminated, Nidar’s results of operations and cash flow could be materially and adversely affected.

•
Nidar’s portfolio depends upon local economic conditions and is geographically concentrated in certain locations.

•
Nidar incurs significant expenditure on components and it relies heavily on a limited number of third-party vendors to supply the components necessary to operate its data centers.

•
Nidar’s current order book value is not necessarily indicative of future growth.

•
Nidar has substantial debt and face risks associated with the use of debt to fund its business activities, including refinancing and interest rate risks.

•
Exchange rate fluctuations may materially and adversely affect Nidar’s results of operations, as some portions of its revenues and expenditures are denominated in foreign currencies.

•
Nidar’s use of “open source” software could materially and adversely affect its ability to offer its products and services and subject it to possible litigation.

Risks Related to Nidar’s Industry
•
Nidar’s business depends upon the demand for data centers.

•
Nidar continues to invest in its expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

•
Nidar may not be able to adapt to changing technologies and customer requirements, and Nidar’s data center infrastructure may become obsolete.

•
Nidar’s failure to detect and deter criminal or fraudulent activities or other misconduct by its employees could result in loss of trust from its customers and negative publicity, which would have a material and adverse effect on its business and results of operations.

•
Any failure of Nidar’s physical infrastructure or negative impact on its ability to meet its obligations to its customers, or damage to customer infrastructure within its data centers, could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial condition.

•
Nidar’s offerings have a long sales cycle that may harm its revenue and results of operations.

Risks Related to Nidar’s Operations in India
•
A substantial portion of Nidar’s assets and operations are located in India, and Nidar is subject to regulatory, economic and political uncertainties in India.

•
It may be difficult for you to enforce any judgment obtained in the United States against Nidar, its directors or executive officers or its affiliates.

•
Changes in Indian tax laws, regulations, or interpretations thereof, including changes to tax rates, may materially and adversely affect Nidar’s financial statements and cash taxes.

•
Currency fluctuations among the Indian Rupee and the U.S. dollar could have a material adverse effect on Nidar’s results of operations.

•
Nidar’s business and growth are correlated with the growth of the e-commerce industry in India. Any change in the nature of the e-commerce industry in India could materially and adversely affect Nidar’s growth and business operations.

•
Nidar’s ability to raise foreign capital may be constrained by Indian law.

Risks Related to Nidar’s Intellectual Property
•
Third parties may claim that Nidar infringes, violates, or misappropriates their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to Nidar’s reputation.

•
If Nidar fails to adequately protect its intellectual property rights and proprietary information, its competitive position could be impaired and it may lose valuable assets, experience reduced revenues and incur costly litigation to protect its rights.

Other General Risks Related to Cartica
•
If Cartica is unable to complete the Business Combination or an alternative business combination by January 7, 2025 or such earlier date as determined by the Cartica Board, Cartica will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and the Cartica Board, dissolve and liquidate. In such event, holders of Cartica Class A Shares may only receive $10.30 per share (or less than such amount in certain circumstances) and Cartica Warrants will expire worthless.

Risks Related to the Business Combination
•
Cartica’s shareholders can exercise redemption rights with respect to a large number of Cartica Class A Shares (other than Founder Shares), which may impair Cartica’s ability to complete the Business Combination or optimize the Surviving Company’s capital structure.

•
The Cartica Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination.

•
Cartica’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

•
Cartica’s shareholders and Nidar’s shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

Risks Related to Ownership of Surviving Company Securities Following the Business Combination
•
The Surviving Company’s ability to be successful following the Business Combination will depend upon the efforts of the Nidar Board and key personnel and the loss of such persons could negatively impact the operations and profitability of Nidar’s business.

•
Nidar is expected to be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If Nidar relies on these exemptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.

•
While it is a foreign private issuer, Nidar may opt out of certain Nasdaq corporate governance rules applicable to public companies organized in the U.S.

MARKET PRICE AND DIVIDEND INFORMATION
Cartica
Market Information of Cartica Class A Shares, Cartica Public Warrants and Cartica Units
The Cartica Units, Cartica Class A Shares and Cartica Public Warrants are currently listed on Nasdaq under the symbols “CITEU,” “CITE” and “CITEW,” respectively.
The closing price of the Cartica Units, Cartica Class A Shares and Cartica Public Warrants on June 21, 2024, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.80, $11.25 and $0.0352, respectively. As of [•], 2024 the most recent closing price of the Cartica Units, Cartica Class A Shares and Cartica Public Warrants was $[•], $[•] and $[•], respectively. Holders of the Cartica Units, Cartica Class A Shares and Cartica Public Warrants should obtain current market quotations for their securities. The market price of Cartica’s securities could vary at any time before the Business Combination is consummated.
The following table sets forth, for the periods indicated, the high and low sales prices per Cartica Class A Share, Cartica Public Warrant and Cartica Unit as reported on Nasdaq for periods prior to the date of this proxy statement/prospectus. There were no trades with respect to the applicable security for periods for which there is no price reported with respect to such security.
Quarter Ended	Low Sales Price of Cartica Class A Shares	High Sales Price of Cartica Class A Shares	Low Sales Price of Cartica Public Warrants	High Sales Price of Cartica Public Warrants	Low Sales Price of Cartica Units		High Sales Price of Cartica Units
September 30, 2024	$11.30	$11.60	$0.10	$0.25		$11.31		$13.28
June 30, 2024	$10.95	$12.25	$0.03	$0.26		$11.75		$13.92
March 31, 2024	$10.89	$11.11	$0.03	$0.10	$	―	$	―
December 31, 2023	$10.76	$10.92	$0.03	$0.14	$	―	$	―
September 30, 2023	$10.34	$11.02	$0.04	$0.07		$10.52		$10.81
June 30, 2023	$10.54	$12.67	$0.02	$0.08		$10.59		$10.97
March 31, 2023	$10.34	$10.54	$0.04	$0.20		$10.33		$10.55
December 31, 2022	$10.10	$10.37	$0.01	$0.18		$10.11		$10.30
September 30, 2022	$9.99	$10.14	$0.09	$0.23		$10.04		$10.20
Holders
As of the record date, there were [•] holders of record of Cartica Units,[•] holders of record of Cartica Class A Shares, [•] holders of record of Cartica Class B Shares and [•] holders of record of Cartica Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Cartica Units, Cartica Class A Shares and Cartica Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Cartica has not paid any cash dividends on its Cartica Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Surviving Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the board of directors of the Surviving Company at such time. The Surviving Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.
Nidar
Historical market price information regarding Nidar is not provided because there is no public market for Nidar’s securities. For information regarding Nidar’s liquidity and capital resources, see the section entitled “Nidar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CARTICA’S SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present Cartica’s selected historical financial information derived from Cartica’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2023 and 2022 and Cartica’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 and as of June 30, 2024 and for the six months ended June 30, 2024 and 2023.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Cartica’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Cartica’s financial statements are prepared and presented in accordance with U.S. GAAP.
	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Income Statement Data:
Loss from operations	$(4,583,133)	$(1,150,297)	$(2,408,551)	$(495,190)	$(2,039,787)	$(2,194,966)
Net (loss) income	$(7,876,134)	$5,085,516	$(3,902,244)	$2,064,273	$6,380,335	$12,537,322
Weighted average shares outstanding, redeemable Class A ordinary shares subject to redemption	3,275,105	23,000,000	4,214,415	23,000,000	14,404,952	22,558,904
Basic and diluted net (loss) income per share, redeemable Class A ordinary shares subject to redemption	$(0.87)	$0.18	$(0.39)	$0.07	$0.32	$0.44
Weighted average shares outstanding, Class A and Class B ordinary shares not subject to redemption	5,750,000	5,750,000	5,750,000	5,750,000	5,750,000	5,735,616
Basic and diluted net (loss) income per share, Class A and Class B ordinary shares	$(0.87)	$0.18	$(0.39)	$0.07	$0.32	$0.44
	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$25,486,129	$46,889,042	$46,305,735	$240,113,631
Total assets	$25,581,530	$47,037,596	$46,403,275	$241,533,221
Total liabilities	$10,727,762	$6,338,333	$1,801,768	$10,230,031
Class A ordinary shares subject to possible redemption	$25,486,129	$46,889,042	$46,305,735	$240,113,631
Total shareholders’ deficit	$(10,632,361)	$(6,189,779)	$(1,704,228)	$(8,810,441)

NIDAR’S SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present Nidar’s selected historical financial information derived from Nidar’s audited financial statements included elsewhere in this proxy statement/prospectus as of March 31, 2024 and 2023 and Nidar’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of March 31, 2024 and for the three months ended March 31, 2024 and 2023.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Nidar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Nidar’s financial statements are prepared and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Amounts are in thousands, except for per share information.
Income Statement Data	Year Ended March 31, 2024	Year Ended March 31, 2023
Total income	$57,962	$24,809
Expenses	112,409	77,943
Profit/(Loss) before tax	(54,457)	(53,134)
Total Tax Expense	(952)	93
Profit/(Loss) after tax for the year	$(53,505)	$(53,227
Balance Sheet Data	As at March 31, 2024	As at March 31, 2023
Total non-current assets	$504,732	$399,292
Total current assets	323,079	188,156
Total Assets	827,811	587,448
Total non-current liabilities	608,127	467,642
Total current liabilities	150,062	40,656
Total liabilities	758,189	508,298
Total equity	69,622	79,150
Total equity and liabilities	827,811	587,448

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of financial information of Cartica and Nidar, adjusted to give effect to the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2024, combines the historical audited consolidated balance sheet of Nidar as of March 31, 2024, included elsewhere in this proxy statement/prospectus, with the historical unaudited balance sheet of Cartica as of March 31, 2024, as included in Cartica’s Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 15, 2024, giving pro forma effect to the Business Combination as if it had occurred as of March 31, 2024.
The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024, combines the historical audited statement of operations of Nidar for the year ended March 31, 2024, included elsewhere in this proxy statement/prospectus and the historical unaudited statement of operations of Cartica for the period from April 1, 2023 through March 31, 2024, as included in Nidar’s Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024 prospectus on a pro forma, basis as if the Business Combination had occurred on April 1, 2023.
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, has been derived from:
•
the historical unaudited financial statements of Cartica as of March 31, 2024, and the related notes thereto, as included in Cartica’s Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 15, 2024; and

•
the historical audited consolidated financial statements of Nidar as of March 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024, has been derived from:
•
the historical unaudited financial statements of Cartica for the three months ended March 31, 2024 and 2023, and the related notes thereto, as included in Cartica’s Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024 and the historical audited financial statements of Cartica for the year ended December 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus. Refer to Note 2 — “Basis of Presentation” for more detail; and

•
The historical audited consolidated financial statements of Nidar for the year ended March 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Nidar and Cartica have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
This information should be read together with the financial statements and related notes, as applicable, of each of Nidar and Cartica included in this proxy statement/prospectus and Nidar’s and Cartica’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Transactions
Share Redemptions
On June 30, 2023, Cartica held an extraordinary general meeting, at which Cartica’s shareholders approved extending the date by which Cartica had to complete a Business Combination from July 7, 2023,

to April 7, 2024. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 18,785,585 Cartica Class A ordinary shares (the “June 2023 Redemptions”). As a result, an aggregate of $200.4 million was released from the Trust Account to pay such shareholders.
On April 3, 2024, Cartica held an extraordinary general meeting, at which Cartica’s shareholders approved extending the date by which Cartica had to complete a Business Combination from April 7, 2024, to January 7, 2025. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,964,993 Cartica Class A ordinary shares (the “April 2024 Redemptions”). As a result, an aggregate of $21.9 million was released from the Trust Account to pay such shareholders.
Business Combination
On June 24, 2024, Cartica Acquisition Corp, a Cayman Islands exempted company, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company, and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Business Combination Agreement.
The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):
(i)
on the date of the closing of the Business Combination (the “Closing Date”) and immediately prior to the First Effective Time (as defined below), Nidar will effect a share split of each ordinary share of Nidar (each such ordinary share, a “Nidar Ordinary Share”), into such number of Nidar Ordinary Shares, calculated in accordance with the Business Combination Agreement, such that each Nidar Ordinary Share will have, after giving effect to such share split, a value equal to the per share amount payable in respect of each Class A ordinary share, par value $0.0001 per share, of Cartica (each, a “Cartica Class A Share”) held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting of Cartica’s shareholders to approve the Mergers (as defined below) and the related transactions (the “Extraordinary General Meeting”);

(ii)
at the closing of the Business Combination (the “Closing”), upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a direct, wholly owned subsidiary of Nidar (Cartica as the surviving entity of the First Merger, the “Surviving Entity”) and the shareholders of Cartica becoming shareholders of Nidar;

(iii)
immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into Nidar (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with Nidar (such company, as the surviving entity of the Second Merger, the “Surviving Company”) surviving the Second Merger; and

(iv)
pursuant to the Business Combination Agreement, among other things,

(a)
immediately prior to the effective time of the First Merger (the “First Effective Time”), the Cartica Class A Shares and the public warrants to purchase Cartica Class A Shares (each, a “Cartica Public Warrant”), comprising each issued and outstanding unit of Cartica sold in Cartica’s initial public offering (the “IPO”), each consisting of one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant (the “Cartica Units”), will be, to the extent not previously separated, automatically separated (the “Unit Separation”) in accordance with the terms of the Cartica Units, and the holder thereof will thereafter hold one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit

Separation such that if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants;
(b)
at the First Effective Time, each Cartica Class A Share and Class B ordinary share, par value $0.0001 per share, of Cartica (together with the Cartica Class A Shares, the “Cartica Shares”) that is issued and outstanding as of immediately prior to the First Effective Time will automatically be converted into the right to receive one (1) Nidar Ordinary Share (the “Merger Consideration”) and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will automatically be cancelled by virtue of the First Merger;

(c)
at the First Effective Time, each Cartica Public Warrant and each Cartica warrant sold in a private placement effected at the time of the IPO (together with the Cartica Public Warrants, the “Cartica Warrants”) will be converted into the right to receive a corresponding warrant to purchase Nidar Ordinary Shares (the “Nidar Warrants”);

(d)
at the First Effective Time, each Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the Extraordinary General Meeting, issued and outstanding as of immediately prior to the First Effective Time will automatically be cancelled and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the Extraordinary General Meeting; and

(e)
at the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by shareholders of Cartica who have validly exercised their right to dissent to the First Merger (the “Dissenting Shares”) will be automatically cancelled and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Law.

Conditions to Closing
The closing of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the absence of any law or governmental order by any governmental authority of competent jurisdiction enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by the Business Combination; (ii) approval of the Business Combination and related agreements and transactions by the Cartica shareholders; (iii) receipt of approval for listing of the Nidar Ordinary Shares that constitute the Merger Consideration, the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants and the Nidar Warrants on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market (collectively, “Nasdaq”) or the NYSE American, as chosen by Cartica in its reasonable discretion and after consultation with Nidar (the “Stock Exchange”); (iv) effectiveness of the registration statement on Form F-4 filed with the SEC by Nidar (the “Registration Statement”); (v) completion of the Recapitalization (as defined in the Business Combination Agreement); (vi) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement) or SPAC Impairment Effect (as defined below); (vii) material compliance by each of Cartica and Nidar with its respective pre-Closing covenants and agreements; (viii) confirmation that Nidar’s net indebtedness is equal to or less than $1,325,000,000 as of the Closing Date; (ix) the funds contained in Cartica’s trust account (after giving effect to redemptions by Cartica’s public shareholders in connection with the Business Combination), together with the aggregate amount of proceeds from any PIPE Financing equaling or exceeding the SPAC Transaction Expenses (as defined in the Business Combination Agreement); and (x) customary bringdown of the representations, warranties and covenants of the parties therein. Pursuant to the Business Combination Agreement, a “SPAC Impairment Effect” with respect to Cartica means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of Cartica, (b) the ability of Cartica to consummate the Business Combination or

(c) the ability of Cartica to remain listed as a public company on, and for Cartica Class A Shares and Cartica Public Warrants to be listed on, Nasdaq.
“SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of SPAC, (b) the ability of SPAC to consummate the Transactions or (c) the ability of SPAC to remain listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq.
Sponsor Lock-Up and Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Cartica and Nidar entered into a Lock-Up and Support Agreement (the “Sponsor Lock-Up and Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) attend any Cartica shareholder meeting to establish a quorum for the purpose of approving the Cartica transaction proposals; (ii) vote its Cartica Shares in favor of the Cartica transaction proposals, including the approval of the Business Combination Agreement and the transactions contemplated thereby; and (iii) vote all Cartica Shares against (A) other than in connection with the Transactions (as defined in the Business Combination Agreement), any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Cartica or any public offering of any shares of Cartica or, in case of a public offering only, a newly-formed holding company of Cartica, (B) any SPAC Alternative Transaction Proposal, and (C) any amendment of the organizational documents of Cartica or other proposal or transaction involving Cartica, which, in each of cases (A) and (C) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Cartica of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Agreement (as defined in the Business Combination Agreement), the Mergers or any other Transaction or change in any manner the voting rights of any class of Cartica’s share capital.
Pursuant to the Sponsor Lock-Up and Support Agreement, the Sponsor also agreed (i) not to transfer any Nidar Ordinary Shares issued to the Sponsor as Merger Consideration (such Nidar Ordinary Shares, the “Sponsor Locked-Up Shares”) for a period of one (1) year from and after the Closing Date, subject to the exceptions set forth in the Sponsor Lock-Up and Support Agreement, and (ii) that, after the Closing, seventy-five percent (75%) of the Sponsor Locked-Up Shares shall become unvested and subject to forfeiture, only to be vested again if certain Nidar financing and price milestones described more fully in the Sponsor Lock-Up and Support Agreement are achieved, subject to the terms and conditions contemplated by the Sponsor Lock-Up and Support Agreement.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”
Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS 2. Under this method of accounting, Cartica will be treated as the “acquired” company for financial reporting purposes, and Nidar will be the accounting “acquirer”. This determination was primarily based on the assumption that:
•
Nidar’s current shareholders will hold a majority of the voting power of Cartica post Business Combination;

•
Effective upon the Business Combination, the post-combination Board will consist of nine (9) directors, including five (5) directors designated by Nidar, one (1) director designated by Cartica and three (3) independent directors, with such directors being reasonably acceptable to Cartica;

•
Nidar’s operations will substantially comprise the ongoing operations of Cartica;

•
Nidar is the larger entity in terms of substantive operations and employee base; and

•
Nidar’s senior management will comprise the majority of the senior management of Cartica.

Another determining factor was that Cartica does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of Cartica will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Cartica over the fair value of Cartica’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Cartica has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Cartica public shares into cash as more fully described below:
•
Scenario 1 — Assuming No Additional Redemptions:   This presentation assumes that after the June 2023 Redemptions and the April 2024 Redemptions, no public shareholders of Cartica exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Scenario 2 — Assuming Maximum Redemptions:   This presentation assumes that after the June 2023 Redemptions and the April 2024 Redemptions Cartica public shareholders holding 640,816 Cartica Class A Ordinary Shares, which represents 28.49% of the outstanding Cartica Class A Ordinary Shares, will exercise their redemption rights for $7.4 million upon consummation of the Business Combination at a redemption price of approximately $11.55 per share. The maximum redemptions amount reflects the maximum number of the Cartica’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement of Cartica’s current Amended and Restated Memorandum and Articles of Association that Cartica cannot redeem Public Shares if it would result in Cartica having a minimum net tangible asset value of less than USD$5,000,001, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Cartica on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:
	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Rollover equity shares of Nidar shareholders	303,457,112	98.8%	303,457,112	99.0%
Cartica public shareholders(1)	2,249,422	0.7%	1,608,606	0.5%
Cartica Sponsor’s Founder Shares	340,000	0.1%	340,000	0.1%
Cartica Sponsor Transferees(2)	962,500	0.3%	962,500	0.3%
Cartica Directors(3)	360,000	0.1%	360,000	0.1%
	307,369,034	100%	306,728,218	100%

(1)
The shares presented reflect the redemption of 18,785,585 Cartica Class A ordinary shares on June 30, 2023, and the redemption of 1,964,993 Cartica Class A ordinary shares on April 3, 2024.

(2)
At closing 962,500 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares of Cartica. Class A Shares will instead be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Cartica Class A Shares in connection with the extension of Cartica’s business combination deadline.

(3)
The Sponsor transferred 300,000 founder shares to Cartica’s independent directors in connection with Cartica’s initial public offering. In connection with the Closing, the Sponsor will transfer an additional 60,000 founder shares to Cartica’s current independent directors.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2024, and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024, are based on the historical financial statements of Cartica and Nidar. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2024(1)
AMOUNTS IN 000’s
				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Nidar (IFRS Historical)	Cartica (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Property, plant and equipment	$165,137	$—	$—	$—		$165,137	$—		$165,137
Capital work-in-progress	104,201	—	—	—		104,201	—		104,201
Right-of-use assets	122,159	—	—	—		122,159	—		122,159
Intangible assets	2,150	—	—	—		2,150	—		2,150
Intangible assets under development	9,839	—	—	—		9,839	—		9,839
Goodwill	5,000	—	—	—		5,000	—		5,000
Investments accounted for using equity method	10					10	—		10
Deferred tax asset, net	2,703					2,703	—		2,703
Other non-current financial assets	87,088					87,088	—		87,088
Other non-current assets	6,445					6,445	—		6,445
Investments held in Trust Account	—	46,889		(25,978)	A	—	—		—
				(21,872)	I
				280	G
				681	J
Total non-current assets	504,732	46,889	—	(46,889)		504,732	—		504,732
Current assets
Trade receivables	15,450	—	—	—		15,450	—		15,450
Cash and cash equivalents	256,053	35	—	25,978	A	258,224	(7,401)	E	250,823
				(22,949)	B
				(1,658)	H
				765	G
Other current financial assets	24,843					24,843	—		24,843
Current tax assets	26,733					26,733	—		26,733
Prepaid expenses	—	113	—	—		113	—		113
Total current assets	323,079	148	—	2,136		325,363	(7,401)		317,962
Total assets	$827,811	$47,037	$—	$(44,753)		$830,095	$(7,401)		$822,694
EQUITY
Nidar issued capital	$1	$—	$—	$(1)	C	$—	$—		$—
Securities premium	149	—	—	—		149	—		149
Contingency reserve	102	—	—	—		102	—		102
Foreign currency translation reserve	7,343	—	—	—		7,343	—		7,343
Unsecured perpetual debt	216,085		—	—		216,085	—		216,085

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Nidar (IFRS Historical)	Cartica (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Cartica preferred stock	—	—	—	—	—	—			—
Cartica Class A ordinary shares	—	—	—	30	C	31	—	E	31
				—	E
				—	—
Cartica Class A ordinary shares, non-redeemable
Cartica Class B ordinary shares	—	—	—	—	—	—	—		—
Additional paid-in capital	—	2,702	—	(13,600)	B	31,241	(7,401)	E	23,890
				(29)	C		50	F
				(15,888)	D
				25,017	E
				32,469	F
				4	K
				566	M
Accumulated deficit	(153,768)	(8,892)	—	(7,107)	B	(210,242)	(50)	F	(210,292)
				15,888	D
				(32,469)	F
				681	J
				(4)	K
				(566)	M
				(24,005)	L
Non-controlling interests	(290)	—	—	—		(290)	—		(290)
Total equity	69,622	(6,190)	—	(19,014)		44,418	(7,401)		37,017
LIABILITIES
Non-current liabilities
Lease liabilities	11,676	—	—	—		11,676	—		11,676
Borrowings	591,639	—	—	—		591,639	—		591,639
Other non-current liabilities	3,972	—	—	—		3,972	—		3,972
Non-current provisions	840	—	—	—		840	—		840
Warrant liabilities	—	3,058	—	—		3,058	—		3,058
Earnout liability	—	—	—	24,005	L	24,005	—		24,005
Class A ordinary shares subject to possible redemption	—	—	46,889	(25,017)	E	—	—		—
				(21,872)	I
Total non-current liabilities	608,127	3,058	46,889	(22,884)		635,190	—		635,190
Current liabilities
Trade payables	13,289	—	2,667	(2,242)	B	13,714	—		13,714
Lease liabilities	4,214	—	—	—		4,214	—		4,214

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Nidar (IFRS Historical)	Cartica (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Borrowings	78,706	—	—	—		78,706	—	78,706
Other financial liabilities	46,292	—	—	—		46,292	—	46,292
Other current liabilities	4,708	—	—	—		4,708	—	4,708
Current Provisions	2,853	—	—	—		2,853	—	2,853
Due to related parties	—	613	—	(1,658)	H	—	—	—
				1,045	G
Income taxes payable	—	—	—	—		—	—	—
Accounts payable and accrued expenses	—	2,667	(2,667)	—		—	—	—
Total current liabilities	150,062	3,280	—	(2,855)		150,487	—	150,487
Total liabilities	758,189	6,338	46,889	(25,739)		785,677	—	785,677
Class A common stock subject to possible redemption	—	46,889	(46,889)	—		—	—	—
Total equity and liabilities	$827,811	$47,037	$—	$(44,753)		$830,095	$(7,401)	$822,694

(1)
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, combines the historical audited consolidated statement of financial position of Nidar as of March 31, 2024, with the historical unaudited balance sheet of Cartica as of March 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2024(1)
AMOUNTS IN 000’s
				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Nidar (IFRS Historical)	Cartica (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue from contract with customers	$52,662	$—	$—	$—		$52,662	$—	$52,662
Finance income	4,444	—	—	—		4,444	—	4,444
Other income	856	—	—	—		856	—	856
Total income	57,962	—	—	—		57,962	—	57,962
Income (Expenses)						—
Cost of power purchased	(3,521)	—	—	—		(3,521)	—	(3,521)
Cost of equipment	(287)	—	—	—		(287)	—	(287)
Cost of DC construction	(5,976)	—	—	—		(5,976)	—	(5,976)
Employee benefits expenses	(5,930)	—	—	—		(5,930)	—	(5,930)
Depreciation and amortization expense	(21,241)	—	—	—		(21,241)	—	(21,241)
Finance cost	(49,520)	—	—	—		(49,520)	—	(49,520)
Impairment loss on financial assets	(123)	—	—	(32,469)	CC	(32,592)	—	(32,592)
Other expenses	(25,816)	—	—	—		(25,816)	—	(25,816)
Stock-based compensation expense	—	—	—	(4)	DD	(570)	—	(570)
			—	(566)	FF
Formation and operating costs	—	(3,954)		215	BB	(3,739)	—	(3,739)
Change in fair value of warrant liabilities	—	(981)	—	—		(981)	—	(981)
Contingent earnout consideration	—	—	—	(24,005)	EE	(24,005)	—	(24,005)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	214	—	—		214	—	214
Interest income on marketable securities held in Trust Account	—	5,134		(5,134)	AA	—	—	—
Total expenses	(112,414)	413	—	(61,963)		(173,964)	—	(173,964)
Share in Profit/(Loss) in Equity Accounted Investments	(5)	—	—	—		(5)	—	(5)
Profit/(Loss) before tax	(54,457)	413	—	(61,963)		(116,007)	—	(116,007)
Income tax expense
Current tax	(553)	—	—	—		(553)	—	(553)

				Scenario 1: No Additional Redemption Scenario		Scenario 2: Maximum Redemption Scenario
	Nidar (IFRS Historical)	Cartica (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Deferred tax	1,505	—	—	—	1,505	—	1,505
Total tax expense	952	—	—	—	952	—	952
Net income (loss) after tax	$(53,505)	$413	$—	$(61,963)	$(115,055)	$—	$(115,055)
Profit / (Loss) after tax for the year attributable to:
Equity holders of the parent	$(53,746)	413	—	(61,963)	(115,296)	—	(115,296)
Non-controlling interest	241	—	—	—	241	—	241
Owners of the parent	$(53,505)	413	—	(61,963)	(115,055)	—	(115,055)
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption		$0.00
Basic and diluted net income per share, Class A and Class B ordinary shares not subject to redemption		$0.00
Pro forma weighted average number of shares outstanding – basic and diluted					307,369(2)		306,728
Pro forma loss per share – basic and diluted					$(0.37)		$(0.38)

(1)
Refer to Note 2 — “Basis of Presentation” where the Cartica historical operating results adjustments are described in order to align with Nidar’s period end.

(2)
Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Proposed Transactions
On June 24, 2024, Cartica Acquisition Corp, a Cayman Islands exempted company, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company, and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Business Combination Agreement.
The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):
(i)
on the date of the closing of the Business Combination (the “Closing Date”) and immediately prior to the First Effective Time (as defined below), Nidar will effect a share split of each ordinary share of Nidar (each such ordinary share, a “Nidar Ordinary Share”), into such number of Nidar Ordinary Shares, calculated in accordance with the Business Combination Agreement, such that each Nidar Ordinary Share will have, after giving effect to such share split, a value equal to the per share amount payable in respect of each Class A ordinary share, par value $0.0001 per share, of Cartica (each, a “Cartica Class A Share”) held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting of Cartica’s shareholders to approve the Mergers (as defined below) and the related transactions (the “Extraordinary General Meeting”);

(ii)
at the closing of the Business Combination (the “Closing”), upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a direct, wholly owned subsidiary of Nidar (Cartica as the surviving entity of the First Merger, the “Surviving Entity”) and the shareholders of Cartica becoming shareholders of Nidar;

(iii)
immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into Nidar (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with Nidar (such company, as the surviving entity of the Second Merger, the “Surviving Company”) surviving the Second Merger; and

(iv)
pursuant to the Business Combination Agreement, among other things,

(a)
immediately prior to the effective time of the First Merger (the “First Effective Time”), the Cartica Class A Shares and the public warrants to purchase Cartica Class A Shares (each, a “Cartica Public Warrant”), comprising each issued and outstanding unit of Cartica sold in Cartica’s initial public offering (the “IPO”), each consisting of one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant (the “Cartica Units”), will be, to the extent not previously separated, automatically separated (the “Unit Separation”) in accordance with the terms of the Cartica Units, and the holder thereof will thereafter hold one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit Separation such that if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants;

(b)
at the First Effective Time, each Cartica Class A Share and Class B ordinary share, par value $0.0001 per share, of Cartica (together with the Cartica Class A Shares, the “Cartica Shares”) that is issued and outstanding as of immediately prior to the First Effective Time will automatically be converted into the right to receive one (1) Nidar Ordinary Share (the “Merger Consideration”) and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will automatically be cancelled by virtue of the First Merger;
(c)
at the First Effective Time, each Cartica Public Warrant and each Cartica warrant sold in a private placement effected at the time of the IPO (together with the Cartica Public Warrants, the “Cartica Warrants”) will be converted into the right to receive a corresponding warrant to purchase Nidar Ordinary Shares (the “Nidar Warrants”);

(d)
at the First Effective Time, each Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the Extraordinary General Meeting, issued and outstanding as of immediately prior to the First Effective Time will automatically be cancelled and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the Extraordinary General Meeting; and

(e)
at the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by shareholders of Cartica who have validly exercised their right to dissent to the First Merger (the “Dissenting Shares”) will be automatically cancelled and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Law.

Conditions to Closing
The closing of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the absence of any law or governmental order by any governmental authority of competent jurisdiction enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by the Business Combination; (ii) approval of the Business Combination and related agreements and transactions by the Cartica shareholders; (iii) receipt of approval for listing of the Nidar Ordinary Shares that constitute the Merger Consideration, the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants and the Nidar Warrants on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market (collectively, “Nasdaq”) or the NYSE American, as chosen by Cartica in its reasonable discretion and after consultation with Nidar (the “Stock Exchange”); (iv) effectiveness of the registration statement on Form F-4 filed with the SEC by Nidar (the “Registration Statement”); (v) completion of the Recapitalization (as defined in the Business Combination Agreement); (vi) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement) or SPAC Impairment Effect (as defined below); (vii) material compliance by each of Cartica and Nidar with its respective pre-Closing covenants and agreements; (viii) confirmation that Nidar’s net indebtedness is equal to or less than $1,325,000,000 as of the Closing Date; (ix) the funds contained in Cartica’s trust account (after giving effect to redemptions by Cartica’s public shareholders in connection with the Business Combination), together with the aggregate amount of proceeds from any PIPE Financing equaling or exceeding the SPAC Transaction Expenses (as defined in the Business Combination Agreement); and (x) customary bringdown of the representations, warranties and covenants of the parties therein. Pursuant to the Business Combination Agreement, a “SPAC Impairment Effect” with respect to Cartica means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of Cartica, (b) the ability of Cartica to consummate the Business Combination or (c) the ability of Cartica to remain listed as a public company on, and for Cartica Class A Shares and Cartica Public Warrants to be listed on, Nasdaq.
“SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of SPAC, (b) the ability of SPAC to consummate the Transactions or (c) the ability of SPAC to remain listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq.

Sponsor Lock-Up and Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Cartica and Nidar entered into a Lock-Up and Support Agreement (the “Sponsor Lock-Up and Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) attend any Cartica shareholder meeting to establish a quorum for the purpose of approving the Cartica transaction proposals; (ii) vote its Cartica Shares in favor of the Cartica transaction proposals, including the approval of the Business Combination Agreement and the transactions contemplated thereby; and (iii) vote all Cartica Shares against (A) other than in connection with the Transactions (as defined in the Business Combination Agreement), any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Cartica or any public offering of any shares of Cartica or, in case of a public offering only, a newly-formed holding company of Cartica, (B) any SPAC Alternative Transaction Proposal, and (C) any amendment of the organizational documents of Cartica or other proposal or transaction involving Cartica, which, in each of cases (A) and (C) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Cartica of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Agreement (as defined in the Business Combination Agreement), the Mergers or any other Transaction or change in any manner the voting rights of any class of Cartica’s share capital.
Pursuant to the Sponsor Lock-Up and Support Agreement, the Sponsor also agreed (i) not to transfer any Nidar Ordinary Shares issued to the Sponsor as Merger Consideration (such Nidar Ordinary Shares, the “Sponsor Locked-Up Shares”) for a period of one (1) year from and after the Closing Date, subject to the exceptions set forth in the Sponsor Lock-Up and Support Agreement, and (ii) that, after the Closing, seventy-five percent (75%) of the Sponsor Locked-Up Shares shall become unvested and subject to forfeiture, only to be vested again if certain Nidar financing and price milestones described more fully in the Sponsor Lock-Up and Support Agreement are achieved, subject to the terms and conditions contemplated by the Sponsor Lock-Up and Support Agreement.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”
Note 2 — Basis of Presentation and Accounting Policies
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Nidar will experience. Nidar and Cartica have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Cartica has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Cartica does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Nidar have been prepared in accordance with IFRS as issued by the IASB and in its functional currency the United States dollar (“USD”). The historical financial statements of Cartica have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of USD. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Nidar. Cartica’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by Nidar. See Note 4 — IFRS Conversion and Presentation Alignment.
As Nidar and Cartica have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of Nidar’s latest annual fiscal year ended March 31, 2024, Cartica’s financial results for the twelve months ended March 31, 2024, have been calculated by taking (i) Cartica’s results for the year ended December 31, 2023, minus Cartica’s results for the three months ended March 31, 2023, plus (ii) Cartica’s results for the three months ended March 31, 2024.
Cartica has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Cartica public shares into cash as more fully described below:
•
Scenario 1 — Assuming No Additional Redemptions:   This presentation assumes that after the June 2023 Redemptions and the April 2024 Redemptions no public shareholders of Cartica exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Scenario 2 — Assuming Maximum Redemptions:   This presentation assumes that after the June 2023 Redemptions and the April 2024 Redemptions, Cartica public shareholders holding 640,816 Cartica Class A Ordinary Shares, which represents 28.49% of the outstanding Cartica Class A Ordinary Shares, will exercise their redemption rights for $7.4 million upon consummation of the Business Combination at a redemption price of approximately $11.55 per share. The maximum redemptions amount reflects the maximum number of the Cartica’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement of Cartica’s current Amended and Restated Memorandum and Articles of Association that Cartica cannot redeem Public Shares if it would result in Cartica having a minimum net tangible asset value of less than USD$5,000,001, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares of Cartica Ordinary Shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:
	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Rollover equity shares of Nidar shareholders	303,457,112	98.8%	303,457,112	99.0%
Cartica public shareholders(1)	2,249,422	0.7%	1,608,606	0.5%
Cartica Sponsor’s Founder Shares	340,000	0.1%	340,000	0.1%
Cartica Sponsor Transferees(2) Founder Shares	962,500	0.3%	962,500	0.3%
Cartica Directors(3)	360,000	0.1%	360,000	0.1%
Total shares outstanding	307,369,034	100%	306,728,218	100%

(1)
The shares presented reflect the redemption of 18,785,585 Cartica Class A ordinary shares on June 30, 2023, the redemption of 1,964,993 Cartica Class A ordinary shares on April 3, 2024.

(2)
At closing 962,500 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares of Cartica. Class A Shares will instead be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Cartica Class A Shares in connection with the extension of Cartica’s business combination deadline.

(3)
The Sponsor Transferred 300,000 founder shares to Cartica’s independent directors in connection with Cartica’s initial public offering. In connection with the Closing, the Sponsor will transfer an additional 60,000 founder shares to Cartica’s independent directors.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.
The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account Cartica Warrants, which will be outstanding immediately following the Business Combination and may be exercised thereafter.
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 2a — Reconciliation of Cartica Statement of Operations
The following table presents the calculation of the Cartica financial results for the twelve months ended March 31, 2024 (Amounts in 000’s):
	For the Year Ended December 31, 2023	For the Three Months ended March 31, 2023	For the Three Months Ended March 31, 2024	For the Year April 1, 2023 through March 31, 2024
Formation and operating costs	$2,040	$495	$2,409	$3,954
Loss from operations	(2,040)	(495)	(2,409)	(3,954)
Other income (expense):
Interest earned on marketable securities held in Trust Account	7,110	2,559	583	5,134
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	214	—	—	214
Change in fair value of warrants	1,096	—	(2,077)	(981)
Total other income (expense), net	8,420	2,559	(1,494)	4,367
Net Income (Loss)	$6,380	$2,064	$(3,903)	$(413)
Note 3 — Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS 2. Under this method of accounting, Cartica would be expected to be treated as the “acquired” company for financial reporting purposes, and Nidar will be the accounting “acquirer”. This determination was primarily based on the assumption that:
•
Nidar’s current shareholders will hold a majority of the voting power of Cartica post Business Combination;

•
Effective upon the Business Combination, the Cartica Board will consist of Effective upon the Business Combination, the post-combination Board will consist of nine (9) directors, including Five (5) directors designated by Nidar, one (1) director designated by Cartica and three (3) independent directors, with such directors being reasonably acceptable to Cartica;

•
Nidar’s operations will substantially comprise the ongoing operations of Cartica;

•
Nidar is the larger entity in terms of substantive operations and employee base; and

•
Nidar’s senior management will comprise the majority of the senior management of Cartica.

Another determining factor was that Cartica does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of Cartica will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Cartica over the fair value of Cartica’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Note 4 — IFRS Conversion and Presentation Alignment
The historical financial information of Cartica has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The adjustment required to convert Cartica’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Cartica Class A ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require Cartica to redeem the ordinary shares and Cartica has an irrevocable obligation to deliver cash or another financial instrument for such redemption.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Cartica’s historical financial information in accordance with the presentation of Nidar’s historical financial information.
Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024
The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2024, are as follows:
A.   Reflects the liquidation and reclassification of $26.0 million of funds held in the Trust Account to cash that becomes available following the Business Combination.
B.   Reflects preliminary estimated transaction costs expected to be incurred by Cartica and Nidar of approximately $23.3 million for legal, accounting, and advisory fees incurred as part of the Business Combination.
   For the $9.3 million of Cartica transaction costs, none of these fees have been paid and $2.2 million has been accrued as of the pro forma balance sheet date. The remaining $7.1 million is reflected as an adjustment to accumulated losses.
   For the $14.0 million of Nidar transaction costs, $0.4 million of these fees have been paid as of the pro forma balance sheet date. The remaining amount of $13.6 million is included as an adjustment to additional paid-in capital.
C.   Represents the exchange of outstanding Nidar shares into 303,457,112 ordinary shares at par value of $0.0001 per share upon the closing of the Business Combination. The calculation of shares was based on an Equity Value of $3.5 billion divided by a split factor of 12,842 (calculated as 1,112 shares of Nidar times the Cartica pro forma per share redemption price of $11.55) (the “Conversion Factor”). The Conversion Factor was then multiplied by the 1,112 outstanding shares of Nidar.
D.   Represents the elimination of Cartica’s historical accumulated losses after recording the transaction costs to be incurred by Cartica as described in (B) above, the recognition of interest earned in the Trust account as described in (J) below, and the share-based compensation as described in (K) and (M) below.
E.   The No Additional Redemptions Scenario assumes after the June 2023 Redemptions and the April 2024 Redemptions no Cartica shareholders exercise their redemption rights for cash and the Cartica Class A Ordinary Shares subject to redemption amounting to $25.0 million would be transferred to permanent equity. The Maximum Redemptions Scenario reflects the redemption of 640,816 Cartica Class A Ordinary Shares for aggregate redemption payments of $7.4 million at a redemption price of approximately $11.55 per share. The maximum redemptions amount reflects the maximum number of the Cartica’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and Cartica maintaining a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders.
F.   In the No Additional Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by Nidar and the fair value of Cartica’s identifiable net assets at the date of the Business Combination, resulting in a $32.5 million increase to accumulated loss. In the Maximum Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by Nidar and the fair value of Cartica’s identifiable net assets at the date of the Business Combination, resulting in a $32.5 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $11.47 per share (as of October 16, 2024). The value is preliminary and will change based on fluctuations in the share price of the Cartica ordinary shares through the Closing Date. In the No Additional Redemptions Scenario, a one percent change in the market price per share would result in a change of $0.4 million in the estimated expense. In the Maximum Redemptions Scenario, a one percent change in the market price per share would result in a change of $0.4 million in the estimated expense.
	No Additional Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Dollars	Shares	Dollars
Amounts in 000’s
Cartica shareholders
Public shareholders(1)	2,249		1,609
Sponsor and other shareholders(2)	1,663		1,663
Amounts below are in 000’s:
Fair value of shares to be issued to Cartica shareholders		$44,870		$37,520
Net assets of Cartica as of March 31, 2024		40,699		40,699
Less: Cartica Transaction Costs		(7,107)		(7,107)
Add: Effect of interest earned in Trust Account		681		681
Less: Effect of redemption of Cartica shares subsequent to March 31, 2024		(21,872)		(21,872)
Less: Effect of redemption of Cartica Class A ordinary shares		—		(7,401)
Adjusted net assets of Cartica as of March 31, 2024		12,401		(5,000)
Difference – being IFRS 2 charge for listing services		$32,469		$32,519

(1)
The shares presented reflect the redemption of 18,785,585 Cartica Class A Ordinary Shares on June 30, 2023, and the redemption of 1,964,993 Cartica Class A Ordinary Shares on April 3, 2024.

(2)
Includes 340,000 of Sponsor Ordinary Shares that vest automatically at closing, 962,500 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares Cartica Class A Shares will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares, and 360,000 Ordinary Shares transferred to Cartica’s independent directors.

G.   Reflects the borrowings by Cartica of $1.0 million under the promissory note due to related party subsequent to March 31, 2024. Cartica drew $0.3 million in order to extend the date by which Cartica has to consummate a Business Combination from April 7, 2024, to December 7, 2024, such funds were deposited into the Trust Account. Cartica drew $0.8 million for working capital purposes.
H.   Reflects the repayment of the Sponsor loans.

I.   Reflects the redemption of 1,964,993 shares of Cartica Class A ordinary shares in April 2024 for $21,871,605.
J.   Reflects the interest income earned in the Trust account subsequent to March 31, 2024.
K.   Reflects the recognition of share-based compensation related to 1,078,125 Founder shares granted to Cartica’s executive officers and consultant with a total fair value of $3,234, 300,000 Founder shares granted to Cartica’s former directors with a total fair value of $900, and 75,000 Founder shares granted to a Cartica director with a total fair value of $225.
L.   Reflects the contingent earnout liability at the consummation of the business combination. The value of the Founders shares to be contingently issued in the event that the earnout milestones are met were valued as follows:
•
$100mm financing was calculated as 1,362,500 shares at a per share value of $9.43 and a probability of achievement of 90.0%.

•
$250mm financing was calculated as a weighted value of 511,250 shares at a per share value of $9.43 and 578,750 shares at a per share value of $9.15, and a probability of achievement of 75.0%.

•
$300mm financing was calculated as 272,500 shares at a per share value of $9.15 and a probability of achievement of 50.0%.

•
$350mm financing was calculated as 272,500 shares at a per share value of $9.15 and a probability of achievement of 37.5%.

•
$400mm financing was calculated as 272,500 shares at a per share value of $9.15 and a probability of achievement of 30.0%.

•
$450mm financing was calculated as 272,500 shares at a per share value of $9.15 and a probability of achievement of 27.5%.

•
$500mm financing was calculated as 545,000 shares at a per share value of $9.15 and a probability of achievement of 25.0%.

M.   Reflects the recognition of share-based compensation related to the transfer of 60,000 Cartica Class A ordinary shares to Cartica directors valued at $9.43 per share at the consummation of the business combination.
Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2024
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024, are as follows:
AA.   Reflects the elimination of interest income generated from the investments held in the Trust Account.
BB.   Reflects the elimination of the administrative service fees that will be ceased to be paid upon closing of the Business Combination.
CC.   Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of shares issued by Nidar over the fair value of Cartica’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.
DD.   Reflects the recognition of share-based compensation related to the shares granted to Cartica executive officers, directors and consultant at the consummation of the business combination as described in (K) above.
EE.   Reflects the recognition of the contingent earnout liability as described in (L) above.
FF.   Reflects the recognition of share-based compensation for shares transferred to Cartica directors as described in (M) above.

Note 7 — Net Loss per Share
Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Maximum Redemptions Scenario” described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Cartica’s public shares:
	For the Year Ended March 31, 2024
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Rollover equity shares of Nidar shareholders	303,457,112	303,457,112
Cartica public shareholders	2,249,422	1,608,606
Cartica Sponsor’s Founder Shares	340,000	340,000
Cartica Sponsor Transferees	962,500	962,500
Cartica Directors	360,000	360,000
Total	307,369,034	306,728,218
	Year Ended March 31, 2024
Amounts in 000’s	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(115,296)	$(115,296)
Weighted average shares outstanding of ordinary shares – basic and diluted	307,369	306,728
Net loss per share – basic and diluted	$(0.37)	$(0.38)
Excluded securities:(1)
Public Warrants	11,500	11,500
Private Placement Warrants	15,900	15,900
Founder Shares subject to forfeiture	4,088	4,088
Shares underlying Nidar options	14,157	14,157

(1)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

RISK FACTORS
If the Business Combination is completed, the Surviving Company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares or electing whether to exercise your redemption rights. Additional risks and uncertainties that are not presently known to Nidar and Cartica or that they do not currently believe are material to an investor, if they materialize, also may materially and adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the Surviving Company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Nidar Ordinary Shares or, if the Business Combination is not consummated, Cartica Class A Shares could decline, and you may lose part or all of the value of any Nidar Ordinary Shares or Cartica Class A Shares that you hold, as applicable. In this section, unless otherwise indicated, “we,” “us” and “our” refer to Nidar Infrastructure Limited and/or its subsidiaries, and all references to “we,” “us,” and “our” with respect to business operations shall mean Nidar’s Subsidiaries.
Risks Related to Nidar’s Business and Operations
Nidar has a history of operating losses and may not achieve or sustain profitability in the future.
As an early-stage company, we have experienced losses every year since our inception. We generated total comprehensive loss of $48.1 million, $31.1 million and $16.0 million for the fiscal years ended March 31, 2023, 2022 and 2021, respectively, and generated a total comprehensive loss of $51.8 million for the fiscal year ended March 31, 2024. While we expect our revenue to continue to rise, we also expect our costs and expenses to increase in future periods, and such increases could outpace increases in revenue. In particular, we intend to continue to invest significant resources to further develop our data centers, expand our offerings, and retain our employees. We will also incur increased general and administrative expenses associated with our growth, including costs related to internal systems and operating as a public company. Our efforts to grow our business may be costlier than we expect, or our revenue growth rate may be slower than we expect, and we may not be able to increase our revenue enough to offset the increase in operating expenses resulting from these investments. If we are unable to achieve and sustain profitability, or if we are unable to achieve the revenue growth that we expect from these investments, the value of our business and the trading price of Nidar Ordinary Shares may significantly decrease.
Nidar has a limited operating history, which makes it difficult to forecast our future results of operations, especially in regard to our AI services offerings.
Our company has been in operation since 2019 and we have a limited history of operating results. Additionally, we anticipate that our primary source of future revenue growth will be in our AI services division, which remains under development and has commenced revenue generation in the 2025 fiscal year. At the same time, the market for AI services is rapidly evolving. Accordingly, our ability to accurately forecast future results of our operations is limited and subject to a number of uncertainties and risks, including our ability to plan for and model future growth. If we face delays in our implementation of AI services or other revenue generating services, our revenue growth could slow in the future, or our revenue could decline or fluctuate for a number of reasons, including slowing demand for our products, increasing competition, changing demand in the markets, new scientific or technological developments, a decrease in the growth of our overall market, our failure to attract more customers, or our failure, for any reason, to continue to take advantage of growth opportunities. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully or forecast our results accurately, our operating and financial results could differ materially from our expectations, and our business could suffer.
Nidar may have difficulty managing our growth.
Although we intend to rapidly grow our business with a number of new projects, we may not be able to sustain our historical growth rate for various reasons. Success in executing our growth strategy is contingent upon, among other things:

•
accurately prioritizing geographic markets for entry, including by making accurate estimates of addressable market demand;

•
identifying suitable sites for our projects;

•
acquiring land rights and developing our projects on time, within budget and in compliance with regulatory requirements;

•
obtaining cost effective financing needed to develop and construct projects;

•
efficiently sourcing components that meet our design specifications on schedule; and

•
negotiating favorable payment terms with suppliers and contractors.

Our existing operations, personnel and systems may not be adequate to support our growth and expansion plans and we may make additional investments in our business systems, operational procedures and business processes, and manage our employee base in order to expand our project development efforts. As we grow, we also expect to encounter additional challenges in relation to project selection, construction management and capital commitment processes, as well as our project financing capabilities. These factors may restrict our ability to take advantage of market opportunities, execute our business strategies successfully, respond to competitive pressures and maintain our historical growth rates.
Nidar’s construction of new data centers or data center expansions could involve significant risks to our business.
We are currently in the process of opening one data center and have plans to construct three more in the near term, and our business is heavily reliant on the successful development of these and future data centers for future growth and expansion. These construction projects expose us to many risks that could have a material adverse effect on our results of operations, cash flow, financial condition and growth prospects. The current global supply chain and inflation issues have exacerbated many of these construction risks and created additional risks for our business. Some of the risks associated with construction projects include:
•
construction delays;

•
power and power grid constraints;

•
lack of availability and delays for data center equipment, including items such as generators and switchgears;

•
unexpected budget changes;

•
financing availability, including our ability to obtain construction financing and permanent financing, or increases in interest rates or credit spreads;

•
increased prices for and delays in obtaining developable land, building supplies, raw materials and data center equipment;

•
labor availability, labor disputes and work stoppages with contractors, subcontractors and other third parties;

•
unanticipated environmental issues and geological problems;

•
delays related to permitting and approvals from public agencies and utility companies;

•
delays in site readiness leading to our failure to meet commitments made to customers planning to expand into a new build; and

•
unanticipated customer requirements that would necessitate alternative data center design, making our sites less desirable or leading to increased costs in order to make the necessary modifications or retrofits.

We are currently experiencing rising construction costs, which reflect the increase in cost of labor and raw materials, supply chain and logistic challenges and high demand in our sector. While we have invested in creating a reserve of materials to mitigate supply chain issues and the consequences of inflation, our efforts may not be sufficient, and ongoing delays, difficulty finding replacement products and continued

high inflation could materially and adversely affect our business and growth and could have a material adverse effect on our business. Additional or unexpected disruptions to our supply chain, including in the event of any sustained regional escalation of the current conflict in the Middle East or more broadly, or inflationary pressures, could significantly increase the cost of our planned expansion projects and interfere with our ability to meet commitments to customers who have contracted for space in new data centers under construction.
Construction projects are dependent on permitting from public agencies. Any delay in permitting could adversely affect our growth. While we don’t currently anticipate any material long-term negative impact to our business as a result of construction delays, these types of delays and stoppages related to permitting from public agencies could worsen and have a material adverse effect on our bookings, results of operations or growth.
Additionally, all construction-related projects require us to carefully select and rely on the experience of one or more designers, general contractors and associated subcontractors during the design and construction process. Should a designer, general contractor, significant subcontractor or key supplier experience financial problems or other problems during the design or construction process, we could experience significant delays, increased costs to complete the project and/or other negative impacts to our expected returns. Development activities, regardless of whether they are ultimately successful, also typically require a substantial portion of our management’s time and attention. This may distract our management from focusing on other operational activities of our business. If we are unable to complete development projects successfully, our business may be materially and adversely affected.
In addition, while we intend to develop data centers primarily in metropolitan areas we are familiar with, we may in the future develop data centers in new geographic regions where we expect the development to result in favorable risk-adjusted returns on our investment. We may not possess the same level of familiarity with the development of data centers in other metropolitan areas, which could adversely affect our ability to develop such data centers successfully or at all or to achieve expected performance.
If Nidar is not able to generate sufficient operating cash flows or obtain external financing, our ability to fund incremental expansion plans may be limited.
Our capital expenditures, together with ongoing operating expenses, and obligations to service our debt are, and will continue to be, a substantial burden on our cash flow and may decrease our cash balances. As of March 31, 2024, we had approximately $598 million in debt outstanding from banks and financial institutions. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms or at all. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures, which could materially and adversely affect our results of operations and growth prospects.
If Nidar is unable to recruit or retain key executives and qualified personnel, our business could be harmed.
We depend on the continued service and efforts of our executives and other key personnel of Nidar, including Sunil Gupta (Chief Executive Officer) and Darshan Hiranandani (Chairman). Such personnel are very important to our success for many reasons, including that they have a reputation in our industry and the investment community that attracts investors and business and investment opportunities and assists us in negotiations with investors, lenders, existing and potential customers and industry personnel. As a result, we have greater access to potential acquisitions, financing, leasing and other opportunities, and are better able to negotiate with customers. Accordingly, if we lose the services of any of our key personnel, our business and investment opportunities and our relationships with lenders and other capital markets participants, existing and prospective customers and industry personnel could suffer. As more competitors enter the market, they may attempt to hire certain of these individuals away from us. The loss of any of these key personnel could result in the loss of these and other benefits and could materially and adversely affect our results of operations, cash flow and financial condition.
We also depend on the talents and efforts of highly skilled technical individuals. Our success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled technical personnel for all areas of our organization, including data center design, construction management, operations, engineering, IT, risk management, and sales and marketing personnel. Competition in our industry for such qualified technical employees is intense, and the availability of qualified technical personnel is not guaranteed. An inability to attract and retain sufficient technical personnel could limit our ability to effectively manage our operations and growth, which may adversely affect our business and results of operations.
Nidar faces significant competition, which may materially and adversely affect the occupancy and rental rates of our data centers and, consequently, our results of operations.
The global multi-tenant data center market is highly fragmented. It is estimated that we are one of more than 2,200 companies that provide these offerings around the world. In addition, we may in the future face competition from new entrants into the data center market, including new entrants who may acquire our current competitors. Some of our competitors and potential competitors have significant advantages over us, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers, significantly greater financial, marketing and other resources and greater access to capital, which may allow them to respond more quickly and more effectively to new or changing market opportunities.
If our competitors offer space that our customers or potential customers perceive to be superior to ours based on factors such as available power, security, price location or connectivity, we may lose customers or potential customers or be required to incur costs to improve our data centers or reduce our rental rates. In addition, many of our competitors have developed and continue to develop additional data center space. If the supply of data center space continues to increase as a result of these activities or otherwise, rental rates may be reduced or we may face delays in leasing or be unable to lease our vacant space, including space that we develop in the future. Further, if customers or potential customers desire services that we do not offer, we may not be able to lease our space to those customers.
Failure to compete successfully may materially and adversely affect our financial condition, cash flows and results of operations.
Nidar and our customers may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to delays in delivery of services to customers that result in reputational damage, potential penalties that we may be required to pay and potential terminations of agreements by our customers.
The development of our data centers requires the timely delivery of required equipment and materials. We rely on third parties to provide the equipment, materials and services needed for our construction and development needs. Our global supply chain and development activities could be impacted by disruptions outside of our control, such as political events, international trade disputes, war, terrorism, natural disasters, public health issues, industrial accidents, pandemics and other business interruptions, which could impact our ability to meet delivery timelines, including delivery timelines to our customers. These disruptions could also lead to delays, reputational damage, potential penalties that we may be required to pay and potential terminations of agreements by our customers. If any such delay or disruption were to occur, it could have an adverse effect on our liquidity and financial condition. Changes in the timing or cost of procuring materials, equipment and services used in our construction and development programs could have an adverse effect on our results of operations. Similarly, our customers may experience supply chain or procurement disruptions, constraints and increased costs, which may impact their ability to deploy in our facilities, which could have a material adverse impact on our business and financial condition. The full extent and impact of global supply chain constraints on our future supply chain and procurement process cannot be reasonably estimated at this time and it could have a material adverse impact on our business and financial condition.
Additionally, our business relies heavily on advanced microprocessors and computing chips that have been facing significant industry-wide backlogs. For instance, NVIDIA, the leading provider of AI chips (H100 GPUs), faces backlogs and TSMC, the main foundry supplying leading edge semiconductors for GPUs, expects its supply constraint to last at least until 2025. While production capacity is expanding and wait times for delivery of GPU components upon which we rely is decreasing, continued delays and variances in the fulfillment of orders, in addition to potential supply chain issues related to the high-performance computing industry, including possible increases in component parts, could materially and adversely affect our performance.

Nidar’s business could be harmed by increased costs to procure power, prolonged power outages, shortages or capacity constraints as well as restrictions on access to power.
Any power outages, shortages, capacity constraints or significant increases in the cost of power may have an adverse effect on our business and our results of operations. We rely on third parties, third-party infrastructure, governments and other suppliers to provide a sufficient amount of power to maintain our data centers and meet the needs of our current and future customers. Any limitation to available energy supply could materially impair our ability to operate our data centers. These limitations could have a negative impact on a given data center(s) or limit our ability to grow our business, which could materially and adversely affect our financial performance and results of operations.
Each new facility requires access to significant amounts of electricity. Limitations on electricity generation and transmission may significantly limit our ability to obtain sufficient power capacity for potential expansion sites in new or existing markets. Our data centers are affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission of power. Unplanned power outages, including, but not limited to those relating to large storms, earthquakes, fires, tsunamis, cyberattacks, physical attacks on utility infrastructure, war or hostilities, and any failures of electrical power grids more generally, and planned power outages by public utilities could harm our customers and our business. We attempt to limit our exposure to system downtime by using backup generators, which are in turn supported by onsite fuel storage and through contracts with fuel suppliers, but these measures may not always prevent downtime or solve for long-term or large-scale outages. Any outage or supply disruption could materially and adversely affect our business, reputation, customer experience and revenues.
We are currently experiencing inflation and volatility pressures in the energy market globally. Various macroeconomic factors are contributing to the instability and global power shortage including the Russia and Ukraine war, the ongoing military conflict in the Middle East, severe weather events, governmental regulations, government relations and inflation. While we aim to minimize our risk via hedging, conservation, and other efficiencies, we expect the cost for power to continue to be volatile and unpredictable and subject to inflationary pressures. We believe we have made appropriate estimates for these costs in our forecasting, but the volatility in the energy market could materially and adversely affect our financial forecasting, results of operations and financial condition.
Nidar has experienced information technology security breaches in the past and may be vulnerable to future security breaches, which could disrupt our operations and have a material adverse effect on our brand and reputation, business, results of operation and financial condition.
We regularly experience cyberattacks and security incidents, and we expect such attacks and incidents to continue in the future. For example, we frequently face sophisticated phishing campaigns designed to install malicious software on our network. In August 2023, we experienced an incident of distributed denial of service (DDoS) where customers reported that they were facing network performance with a drop in traffic and packet loss. The incident lasted for approximately 1 hour and 20 minutes before being resolved. While to date no attacks or incidents have materially impacted us, we cannot guarantee that incidents will not occur in the future that materially and adversely affect us. We expect we will continue to face risks associated with unauthorized access to our computer systems, loss or destruction of data, computer viruses, ransomware, malware, distributed denial-of-service attacks or other malicious activities. In the course of operating our business, we utilize vendors and other partners who are also sources of cyber risks to us. In addition, our adaptation to a hybrid working model, which includes both work from home and in office, could expose us to new cybersecurity risks.
We offer professional solutions to our customers where we consult on data center solutions and assist with implementations. We also offer managed services where we manage the data center infrastructure for our customers. The access to our customers’ networks and data, which is gained from these solutions, creates risk that our customers’ networks or data could be improperly accessed. If we were held responsible for any such breach, it could result in a significant loss to us, including damage to our customer relationships, harm to our brand and reputation, and legal liability.
As techniques used to breach security change frequently and are generally not recognized until launched against a target, we may not be able to preempt or promptly detect that a cyber breach has occurred, or implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. Recent developments in the cyber threat landscape include the use of artificial intelligence and machine learning, as well as an increased number of cyber extortion and ransomware attacks, with higher financial ransom demand amounts, increasing sophistication and a variety of new ransomware techniques. Further, any adoption of artificial intelligence by us or by third parties may pose new security challenges. The cybersecurity regulatory landscape continues to evolve and compliance with reporting requirements could further complicate our ability to resolve cyber-attacks. We maintain insurance coverage for cyber risks, but such coverage may be unavailable or insufficient to cover our losses. A party who is able to compromise the security measures on our or our partners’ and vendors’ networks or the security of our or our partners’ and vendors’ infrastructure could misappropriate the proprietary or sensitive information of Nidar, our customers, including government customers, or the personal information of our employees, or cause interruptions or malfunctions in our operations or our customers’ operations. As we provide assurances to our customers that we provide a high level of security, such a compromise could be particularly harmful to our brand and reputation. We also may be required to expend significant capital and other resources to protect against such threats or to eliminate or alleviate problems caused by cyber breaches in our physical or virtual security systems. Any breaches that may occur in the future could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, damage relating to loss of proprietary information, harm to our brand and reputation and increases in our security costs, any of which could have a material adverse effect on our financial performance and results of operations.
Nidar depends on a number of third parties to provide internet connectivity to our data centers; if connectivity is interrupted or terminated, our results of operations and cash flow could be materially and adversely affected.
The presence of diverse telecommunications carriers’ fiber networks in our data centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier and, as such, we rely on third parties to provide our customers with carrier services. We believe that availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their data centers to our data centers. We cannot provide assurance that each and every carrier will elect to offer its services within our data centers or that once a carrier has decided to provide internet connectivity to our data centers that it will continue to do so for any period of time.
Our new data centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our data centers is complex and involves factors outside of our control, including regulatory processes and the availability of financial and construction resources. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new data center expansions, which could materially and adversely affect our ability to attract new customers to these data centers or retain existing customers.
To date, the network neutrality of our data centers and the variety of networks available to our customers has often been a competitive advantage for us. However, in certain of our markets, the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating offerings and pricing to be competitive in those markets.
If the establishment of highly diverse internet connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our results of operations and financial condition will be materially and adversely affected.
Nidar’s data centers may not be suitable for re-leasing without significant expenditures or renovations.
Our data centers may be better suited for a specific data center user or technology industry customer and could require significant modification in order for us to re-lease vacant space to another data center user or technology industry customer. As a result, we may be required to invest significant amounts or offer significant discounts to customers in order to lease or re-lease that space, either of which could materially and adversely affect our financial condition, cash flow and operating results.

Potential losses may not be covered by insurance, which could expose us to unrecoverable losses that could materially and adversely affect our cash flow, results of operations and financial condition.
We currently carry commercial general liability, property, business interruption, including loss of income, and other insurance policies to cover insurable risks to our company. We select policy specifications, insured limits and deductibles which we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and standard industry practices. Our insurance policies contain industry standard exclusions and we do not carry insurance for generally uninsurable perils, such as loss from war or nuclear reaction. One catastrophic event could significantly impact multiple properties, the aggregate deductible amounts could be significant and the limits we purchase could prove to be insufficient, which could materially and adversely impact our cash flow, financial condition and results of operations. Furthermore, a catastrophic regional event could also severely impact some of our insurers rendering them insolvent or unable to fully pay on claims despite their current financial strength. We may discontinue purchasing insurance against earthquake, flood or windstorm or other perils on some or all of our properties in the future if, in our judgment, the cost of premiums for any of these policies exceeds the value of the coverage relative to the risk of loss.
Nidar may incur goodwill and other intangible asset impairment charges, or impairment charges to our property, plant and equipment, which could result in a significant reduction to our earnings.
In accordance with International Financial Reporting Standards (“IFRS”), we are required to assess our goodwill and other intangible assets annually, or more frequently whenever events or changes in circumstances indicate potential impairment, such as changing market conditions or any changes in key assumptions. If the testing performed indicates that an asset may not be recoverable, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made.
We also periodically monitor the remaining net book values of our property, plant and equipment, including at the individual data center level. Although each individual data center is currently performing in accordance with our expectations, the possibility that one or more data centers could begin to under-perform relative to our expectations is possible and may also result in non-cash impairment charges.
These charges could be significant, which could have a material adverse effect on our business, results of operations or financial condition.
Environmental regulations may impose new or unexpected costs.
We are subject to various federal, state and local environmental, health and safety laws and regulations in our areas of operation, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes, to climate change, and to occupational health and safety. Certain of these laws and regulations impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property; on persons who have disposed of or arranged for the disposal of hazardous wastes at third-party sites; and on persons who have otherwise released hazardous substances into the environment. Our operations involve the use of hazardous substances and other regulated materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions, refrigerants and other materials. To the extent any hazardous substances or any other substance or material must be investigated, cleaned up or removed from our property, and under certain circumstances potentially at our former properties or third-party sites to which we sent wastes for disposal, we may be responsible under applicable laws, permits or leases for the investigation, removal or cleanup of such substances or materials, the cost of which could be substantial. Moreover, certain of these laws permit private parties, in addition to governmental agencies, to bring claims against us for contribution for cleanup costs and environmental damages.
We purchase significant amounts of electricity from generating facilities. These facilities are subject to environmental laws, regulations, permit requirements and policy decisions that could be subject to material change, which could result in increases in our electricity suppliers’ compliance costs that may be passed through to us. Regulations could limit air emissions from fossil fuel-fired power plants, restrict discharges of wastewater or cooling water, limit the availability of potable water and otherwise impose new operational restraints on power plants that could increase costs of electricity. Regulatory programs intended to promote increased generation of electricity from renewable sources may also increase our costs of procuring electricity. In addition, we are directly subject to environmental, health and safety laws regulating air emissions, the use and handling of hazardous materials, storm water management and other environmental matters arising in our business. These laws and regulations have tended to become more stringent, and more costly to comply with, over time. The failure to comply with these laws and regulations could expose us to fines and penalties. While environmental regulations do not normally impose material costs upon our operations, unexpected events, equipment malfunctions, human error and changes in law or regulations, changes in governmental enforcement policies, among other factors, could lead to additional capital requirements, limitations upon our operations and unexpected increased costs.
To date, regulations aimed at reducing GHG emissions have not had a material adverse effect on our electricity costs, but potential new regulatory requirements and the market-driven nature of some of the programs could have a material adverse effect on electricity costs in the future. Global environmental regulations are expected to continue to change and evolve and may impose upon us new or unexpected costs. Concern about climate change and sustainability in various jurisdictions have resulted in and in the future, are likely to result in more stringent laws and regulatory requirements regarding emissions of carbon dioxide or other GHGs. Restrictions on carbon dioxide or other GHG emissions could result in significant increases in operating or capital costs, including higher energy costs generally, and increased costs from carbon taxes, emission cap and trade programs and renewable portfolio standards that are imposed upon our electricity suppliers. These higher energy costs, and the cost of complying or of failing to comply with these and any other climate change regulations, may have a material adverse effect on our business and our results of operations. The course of future legislation and regulation remains difficult to predict and the potential increased costs associated with national or supra-national GHG regulation and other government policies cannot be estimated at this time but may be significant.
Nidar’s business may be materially and adversely affected by physical risks related to climate change and responses to it.
Severe weather events, such as droughts, wildfires, flooding, heat waves, hurricanes, typhoons and winter storms, pose a threat to our data centers and our customers’ IT infrastructure as a result of physical damage to facilities or equipment, power supply disruption, and long-term effects on the cost of electricity. The frequency and intensity of severe weather events are reportedly increasing as part of broader climate changes. Changes in global weather patterns may also pose long-term risks of physical impacts to our business.
Due to increased pollution levels in Delhi, there is currently a ban on construction in the National Capital Region of India where one of our data centers is located. In the future, there could be limitations on materials being used and construction activity which may materially and adversely affect the development of our data centers.
We maintain disaster recovery and business continuity plans that would be implemented in the event of severe weather events that interrupt our business or affect our customers’ IT infrastructure housed in our data centers. While these plans are designed to allow us to recover from natural disasters or other events that can interrupt our business, we cannot be certain that our plans will work as intended to mitigate the impacts of such disasters or events. Failure to prevent impact to customers from such events could adversely affect our business.
Government regulation or failure to comply with laws and regulations may adversely affect Nidar’s business.
Various laws and governmental regulations in the U.S., India and other countries, governing internet-related services, related communications services and information technologies remain largely unsettled, even in areas where there has been some legislative action. For example, the Federal Communications Commission (the “FCC”) recently overturned network neutrality rules, which may result in material changes in the regulations and contribution regime affecting us and our customers. Furthermore, the U.S. Congress and U.S. state legislatures are reviewing and considering changes to the new FCC rules making the future of network neutrality uncertain. Similarly, there are requirements under the Digital Personal Data Protection Act, 2023 of India, which may lead to increased costs and other compliance burdens. Changes to these laws and regulations could have a material adverse effect on us and our customers. We expect there may also be forthcoming regulation in relating to the responsible use of artificial intelligence, such as the proposed EU Artificial Intelligence Act and the introduction of heightened measures to be adopted with respect to cybersecurity, data privacy, sustainability, taxation and data security, any of which could materially and adversely affect us and our customers.
We remain focused on whether and how existing and changing laws, such as those governing intellectual property, privacy, libel, telecommunications services, data flows/data localization, carbon emissions, and taxation apply to our business and those which might have a material effect on our customers’ decisions to purchase our solutions. Substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the continuing development of the market for online commerce and the displacement of traditional telephone service by the internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation in the U.S., India and other countries which may impose additional burdens on companies conducting business online and their service providers.
We strive to comply with all laws and regulations that apply to our business. However, as these laws evolve, they can be subject to varying interpretations and regulatory discretion. To the extent a regulator or court disagrees with our interpretation of these laws and determines that our practices are not in compliance with applicable laws and regulations, we could be subject to civil and criminal penalties that could adversely affect our business operations. The adoption, or modification of laws or regulations relating to the internet and our business, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operations.
Laws and regulations relating to the handling of personal data may impede the adoption of our services or result in increased costs, legal claims, fines against us, and reputational damage.
The growth of our Internet- and cloud-based services internationally relies increasingly on the movement of data across national boundaries. Legal requirements relating to the collection, storage, handling, and transfer of personal data continue to evolve. For example, while the EU-U.S. Data Privacy Framework (“DPF”) has been recognized as adequate under EU law to allow transfers of personal data from the EU to certified companies in the U.S., the DPF is subject to further legal challenge which could cause the legal requirements for data transfers from the EU to be uncertain. EU data protection authorities have previously blocked, and may again block the use of certain U.S.-based services that involve the transfer of data to the U.S. In the EU and other markets, potential new rules and restrictions on the flow of data across borders could increase the cost and complexity of delivering our products and services.
In addition, the EU General Data Protection Regulation (“GDPR”), which applies to all of our activities conducted from an establishment in the EU or related to products and services offered in the EU, imposes a range of compliance obligations regarding the handling of personal data. More recently, the EU has been developing new requirements related to the use of data, including in the Digital Markets Act, the Digital Services Act, and the Data Act, that add additional rules and restrictions on the use of data in our products and services. Engineering efforts to build and maintain capabilities to facilitate compliance with these laws involve substantial expense and the diversion of engineering resources from other projects. We might experience reduced demand for our offerings if we are unable to engineer products that meet our legal duties or help our customers meet their obligations under these and other data regulations, or if our implementation to comply makes our offerings less attractive. Compliance with these obligations depends in part on how particular regulators interpret and apply them. If we fail to comply, or if regulators assert we have failed to comply (including in response to complaints made by customers), it may lead to regulatory enforcement actions, which can result in significant monetary penalties, private lawsuits, reputational damage, blockage of international data transfers, and loss of customers. The highest fines assessed under GDPR have recently been increasing, especially against large technology companies. Jurisdictions around the world, such as China, India, and states in the U.S. have adopted, or are considering adopting or expanding, laws and regulations imposing obligations regarding the collection, handling, and transfer of personal data.
Our investment in gaining insights from data is becoming central to the value of our services, including AI services, that we deliver to customers, to operational efficiency and key opportunities in monetization, and to customer perceptions of quality. Our ability to use data in this way may be constrained by regulatory developments that make it more difficult to realize the expected return from this investment. Ongoing legal analyses, reviews, and inquiries by regulators of our data privacy practices, or relevant practices of other organizations, may result in burdensome or inconsistent requirements, including data sovereignty and localization requirements, affecting the location, movement, collection and use of our customer and internal employee data as well as the management of that data. Compliance with applicable laws and regulations regarding personal data may require changes in services, business practices, or internal systems that result in increased costs, lower revenue, reduced efficiency, or greater difficulty in competing with foreign-based firms. Compliance with data regulations might limit our ability to innovate or offer certain features and functionality in some jurisdictions where we operate. Failure to comply with existing or new rules may result in significant penalties or orders to stop the allegedly noncompliant activity, as well as negative publicity and diversion of management time and effort.
Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.
Our financial forecasts are dependent on estimates and assumptions regarding budget and planning data, market growth, foreign exchange rates, and our ability to generate sufficient cash flow to reinvest in the business, fund internal growth and meet our debt obligations. Our financial projections are based on historical experience and various other assumptions that our management believes to be reasonable under the circumstances and at the time they are made.
We continue to evolve our forecasting models as our management believes to be necessary and appropriate but if our predictions are inaccurate and our results differ materially from our forecasts, we could make inappropriate financial decisions. Additionally, inaccuracies in our models could materially and adversely impact future profitability, the trading price of Nidar Ordinary Shares and/or shareholder confidence.
Nidar’s current order book value is not necessarily indicative of future growth. Further, some of the orders that constitute our current order book could be cancelled, put in abeyance, delayed, or not paid for by our customers, which could materially and adversely affect Nidar’s financial condition, cash flows and results of operations.
Our current order book value and signed contracts are not necessarily indicative of future growth and continued success. If our ability to collect payments from our current contracts and customers are delayed or hindered for any reason, including, but not limited to, contract cancellations, contracts held in abeyance, delays in payment or a change in the willingness and ability of customers to pay for the contracts, our results of operations, financial condition and prospects will be negatively impacted. Additionally, for us to maintain or improve our operating results, it is important that our customers renew, upgrade and/or expand their contracts to retain our services. Our retention rate may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our facilities and services, accessibility of our data centers, our customer support, our prices, the prices of competing data centers and AI services, system uptime, network performance, data breaches, mergers and acquisitions affecting our customer base, the effects of global economic conditions and the strength of our customers’ businesses. If our customers do not renew and/or expand their contracts or renew but shift to our competitors, our revenue may decline and we may not realize improved operating results from our customer base.
Nidar has substantial debt and faces risks associated with the use of debt to fund our business activities, including refinancing and interest rate risks.
We have a significant amount of debt and may need to incur additional debt to support our growth. As of March 31, 2024, our total indebtedness (gross of debt issuance cost and debt discount) was approximately $598 million from external lenders, our shareholders’ contribution including debt was $288 million and our cash and cash equivalents totaled $338 million. A large part of our outstanding debt matures over 15 years with monthly interest and principal payments. Our debt profile also contains bullet maturities from 2027 onwards and we will need to repay or refinance $72 million in debt by June 2027. Our substantial amount of debt and related covenants could have important consequences. For example, they could:

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require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our expansion strategy and other general corporate requirements;

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adversely affect outlook or ratings from credit rating agencies;

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make it more difficult for us to satisfy our obligations under our various debt instruments;

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increase our cost of borrowing and/or limit our ability access additional debt or equity financing to maintain adequate liquidity or fund future growth;

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increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

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limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared with our competitors;

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limit our operating flexibility as a result of financial and other restrictive covenants with which we must comply; and

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make us more vulnerable to increases in interest rates to the extent we have not entirely hedged our variable rate debt.

The occurrence of any of the foregoing factors could have a material adverse effect on our business, cash flows, results of operations and financial condition.
We may also need to refinance a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing may not be as favorable as the terms of our existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could materially adversely affect our financial condition, cash flows and results of operations.
Conditions and restrictions imposed on Nidar by the agreements governing our existing and any future indebtedness could materially and adversely affect our ability to operate our business. Additionally, a substantial portion of Nidar’s assets is hypothecated or mortgaged in favor of lenders as security for some of our borrowings, which exposes Nidar to the risk that lenders may foreclose on the assets securing such borrowings in the event that we fail to service our debt obligations, which may materially and adversely affect our business, financial condition, and results of operations.
The terms of our existing credit agreement contain, and any future indebtedness may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, or agreeing to do any of the foregoing. Our ability to comply with financial covenants can be affected by events beyond our control, including as a result of economic downturns, and we may not be able to continue to comply with these covenants. A breach of any of these covenants or the occurrence of other events (including a material adverse effect) specified in these agreements and/or the related collateral documents would result in an event of default under such agreements. Upon the occurrence of an event of default, our creditors as could elect to declare all amounts outstanding, if any, under the credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts in a timely manner, our creditors as administrative agent for the revolving lenders could proceed against the collateral granted to them to secure such indebtedness, which could result in the loss of one or more assets.
Exchange rate fluctuations may materially and adversely affect Nidar’s results of operations, as a substantial portion of our revenues and expenditures are denominated in foreign currencies.
We have experienced and may continue to experience losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of revenues and costs in our international operations are denominated in foreign currencies, particularly the Indian Rupee. The exchange rates among the Indian Rupee and the U.S. Dollar have changed substantially in recent years and may fluctuate substantially in the future. Where our prices are denominated in U.S. Dollars, our sales and revenues could be materially and adversely affected by declines in foreign currencies relative to the U.S. Dollar, thereby making our offerings more expensive in local currencies. To the extent we are paying contractors in foreign currencies, our operations could cost more than anticipated as a result of declines in the U.S. Dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how our international results of operations translate into U.S. Dollars.
Although we may decide in the future to undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. As we have experienced recently, if the U.S. Dollar strengthens relative to the currencies of the foreign countries in which we operate, our consolidated financial position and results of operations may be negatively impacted as amounts in foreign currencies will generally translate into fewer U.S. Dollars. Additionally, we are subject to legal restrictions on hedging activities as well as the convertibility of currencies in India. This could limit our ability to use cash generated in India in another country. For additional information on foreign currency risks, refer to our discussion of foreign currency risk in “Nidar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Risks Related to Nidar’s Offerings and Customers
Nidar’s business depends upon the demand for data centers.
We are in the business of owning, developing and operating data centers. A reduction in the demand for data center space, power or connectivity would have a greater adverse effect on our business and financial condition than if we owned properties with a less specialized use. Our substantial development activities make us particularly susceptible to general economic slowdowns as well as adverse developments in the data center, internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for data center space. Reduced demand could also result from business relocations, including to metropolitan areas that we do not currently serve. Changes in industry practice or in technology could also reduce demand for the physical data center space we provide. In addition, our customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that we do not own or operate, which could reduce demand for our newly developed data centers or result in the loss of one or more key customers. If any of our key customers were to do so, it could result in a loss of business to us or put pressure on our pricing. Mergers or consolidations of technology companies could further reduce the number of our customers and potential customers and make us more dependent on a limited number of customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Our financial condition, results of operations and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.
Nidar continues to invest in our expansion efforts, but we may not have sufficient customer demand in the future to realize expected returns on these investments.
We are considering the construction of new data centers beyond those expansion projects already announced. We will be required to commit substantial operational and financial resources to these data centers, generally up to 24 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these data centers once they are built, which would result in lower returns on our investments than we anticipate. In addition, unanticipated technological changes could affect customer requirements for data centers, and we may not have built such requirements into our new data centers. Either of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.
Nidar may not be able to adapt to changing technologies and customer requirements, and Nidar’s data center infrastructure may become obsolete.
The technology industry generally and specific industries in which certain of our customers operate are characterized by rapidly changing technology, customer requirements and industry standards. New systems to deliver power to or eliminate heat in data centers or the development of new server technology that does not require the levels of critical load and heat removal that our facilities are designed to provide and could be run less expensively on a different platform could make our data center infrastructure obsolete. Our power and cooling systems are difficult and expensive to upgrade, and we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers, which could materially and adversely impact our business, financial condition and results of operations. In addition, the infrastructure that connects our data centers to the Internet and other external networks may become insufficient, including with respect to latency, reliability and connectivity. We may not be able to adapt to changing technologies or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would materially and adversely impact our ability to sustain and grow our business.
Further, our inability to adapt to changing customer requirements may make our data centers obsolete or unmarketable to such customers. Some of our customers operate at significant scale across numerous data center facilities and have designed cloud and computing networks with redundancies and fail-over capabilities across these facilities, which enhances the resiliency of their networks and applications. As a result, these customers may realize cost benefits by locating their data center operations in facilities with less electrical or mechanical infrastructure redundancy than is found in our existing data center facilities. Additionally, some of our customers have begun to operate their data centers using a wider range of humidity levels and at temperatures that are higher than servers customarily have operated at in the past, all of which may result in energy cost savings for these customers. We may not be able to operate our existing data centers under these environmental conditions, particularly in multi-tenant facilities with other customers who are not willing to operate under these conditions, and our data centers could be at a competitive disadvantage to facilities that satisfy such requirements. Because we may not be able to modify the redundancy levels or environmental systems of our existing data centers cost effectively, these or other changes in customer requirements could have a material adverse effect on our business, results of operations and financial condition.
Additionally, due to regulations that apply to our customers as well as industry standards, such as ISO, SOC and uptime certifications, which customers may deem desirable, they may seek specific requirements from their data centers that we are unable to provide. If new or different regulations or standards are adopted or such extra requirements are demanded by our customers, we could lose some customers or be unable to attract new customers in certain industries, which could materially and adversely affect our operations. Additionally, as our primary operations are centralized in India, we may face additional regulations that other companies operating in the same industry in different countries may not face, which may have a material adverse effect on our business, results of operations and financial condition.
Nidar’s failure to detect and deter criminal or fraudulent activities or other misconduct by our employees could result in loss of trust from our customers, negative publicity and litigation, which would have an adverse effect on our business, brand, reputation and results of operations.
Because we have access to our customers’ sensitive and confidential information in the ordinary course of our business, our employees could engage in criminal, fraudulent or other conduct prohibited by applicable law, customer contracts or internal policy. The remote work environment implemented in our response to the COVID-19 pandemic and our inability to maintain access controls on physical space has reduced our ability to monitor employee conduct and has elevated the risk of our employees engaging in such conduct undetected by us. Although we have implemented measures designed to identify and deter such misconduct, such as fraud prevention training, and we terminate employees when our investigations establish misconduct, there can be no assurance that such measures will prevent or detect further employee misconduct. If our employees use their access to our and our customers’ systems for criminal activity or other misconduct, our customers and their customers may not consider our services and solutions safe and trustworthy, and we could receive negative press coverage or other public attention as a result. Such loss of trust and negative publicity could cause our existing customers to terminate or reduce the scope of their dealings with us and harm our ability to attract new customers, which could have a material adverse effect on our business and results of operations. Further, we may be subject to litigation and other claims of liability by our customers or their customers based on the misconduct or malfeasance of our employees, and our insurance policies may not cover all potential claims to which we are exposed or indemnify us for all liability.

Our offerings have a long sales cycle that may harm our revenue and results of operations.
A customer’s decision to purchase our offerings typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our data centers until they are confident that the data center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may devote significant time and resources to pursuing a particular sale or customer that does not result in revenues for a significant period of time or at all.
Instability in the markets and the current macroeconomic environment could also increase delays in our sales cycle. Delays due to the length of our sales cycle may materially and adversely affect our revenues and results of operations, which could harm our ability to meet our forecasts and cause volatility in the price of Nidar Ordinary Shares.
If we cannot continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate us from our competitors, our results of operations and growth prospects could suffer.
As our customers evolve their IT strategies, we must remain flexible and evolve along with new technologies and industry and market shifts. The process of developing and acquiring new offerings and enhancing existing offerings is complex. If we fail to anticipate customers’ evolving needs and expectations or do not adapt to technological and IT trends, our results of operations could suffer. Ineffective planning and execution in our cloud, artificial intelligence and product development strategies may cause difficulty in sustaining our competitive advantages. Additionally, any delay in the development, acquisition, marketing or launch of a new offering could result in customer dissatisfaction or attrition. If we cannot continue adapting our products, or if our competitors can adapt their products more quickly than us, our business could be harmed.
In order to adapt effectively, we sometimes must make long-term investments, develop, acquire or obtain certain intellectual property and commit significant resources before knowing whether our predictions will accurately reflect customer demand for the new offerings.
Failure to successfully execute on our product strategy or hyperscale strategy could materially and adversely affect our financial condition, cash flows, results of operations and growth prospects.
We depend on significant customers, including government customers.
As of March 31, 2024, our 10 largest customers represented approximately 67% of the total annualized recurring revenue generated by our properties. Our top three customers represented approximately 50% of the total annualized recurring revenue generated by our properties as of March 31, 2024. Our company relies on maintaining these long-term relationships to ensure that customers continue to choose our products and services and choose to do business with us after the durations of their currently signed contracts. Any failure in our ability to secure repeat business with those customers could materially and adversely affect our business. Many factors, including global economic conditions, may cause our customers to experience a downturn in their businesses or otherwise experience a lack of liquidity, which may weaken their financial condition and impact our estimates as to the probability of collectability of payments, and ultimately result in their failure to make timely rental and other payments or their default under their agreements with us. Further, the development of new technologies, the adoption of new industry standards or other factors could render many of our customers’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their agreements with us, become insolvent or file for bankruptcy. If any customer defaults or fails to make timely rent or other payments, we may experience delays in enforcing our rights as a data center operator and may incur substantial costs in protecting our investment, which could materially and adversely affect our financial condition and results of operations.
If any customer becomes a debtor in a bankruptcy case, we cannot evict the customer solely because of the bankruptcy. In addition, the bankruptcy court might authorize the customer to reject and terminate its contracts with us. Our claim against the customer for unpaid rent, future rent and other payments would be subject to a statutory cap that might be substantially less than the remaining amounts actually owed under their agreements with us. In either case, our claim for unpaid rent and other amounts would likely not be paid in full. Our revenue and cash available for distribution could be materially adversely affected if any of our significant customers were to become bankrupt or insolvent, suffer a downturn in their businesses, fail to renew their contracts or renew on terms less favorable to us than their current terms.
For the 12-month period ended March 31, 2024, 14% of our total revenues were derived from contracts with the Indian government, state and local governments and other governmental entities. Some of these customers may terminate all or part of their contracts at any time, without cause. In addition, some of our government contracts are subject to government funding authorizations.
Government contracts often have unique terms and conditions, such as most favored customer obligations, and are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.
Nidar’s contracts with our customers could subject us to significant liability.
In the ordinary course of business, we enter into agreements including Master Services Agreements (MSAs) and Service Order Forms (SOFs) with our customers pursuant to which we provide data center space, power, environmental controls, physical security and connectivity products to our customers. These contracts typically contain indemnification and liability provisions, in addition to service level commitments, which could potentially impose a significant cost on us in the event of losses arising out of certain breaches of such agreements, services to be provided by us or our subcontractors or from third-party claims. Customers increasingly are looking to pass through their regulatory obligations and other liabilities to their outsourced data center providers, such as Nidar, and we may not be able to limit our liability or damages in an event of loss suffered by such customers whether as a result of our breach of an agreement or otherwise. Further, liabilities and standards for damages and enforcement actions, including the regulatory framework applicable to different types of losses, vary by jurisdiction, and we may be subject to greater liability for certain losses in certain jurisdictions. If such an event of loss occurred, we could be liable for material monetary damages and could incur significant legal fees in defending against such an action, which could materially and adversely affect our financial condition and results of operations.
Risks Related to Nidar’s Operations in India
A substantial portion of our assets and operations are located in India, and we are subject to regulatory, economic and political uncertainties in India.
Our principal operating subsidiary is incorporated in India, and a majority of our assets and our professionals are located in India. In the early 1990s, India experienced significant inflation, low growth in gross domestic product and shortages of foreign currency reserves. Since then, however, the Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy. India’s government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage investment in specified sectors of the economy, including the telecom and homeland information security industries, such as companies that provide security solutions and equipment. Certain of those programs, which have benefited us, include tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. We cannot assure you that these liberalization policies will continue. Various factors, such as changes in the current government, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular. In addition, any change in the existing policies of the government of India and/or, a state government or new policies affecting the economy of India, could adversely affect our business operations. Moreover, we also cannot assure you that the central government or state governments in India will not implement new regulations and policies which will require us to obtain additional approvals and licenses from the government and other regulatory bodies or impose onerous requirements and conditions on our operations. We cannot predict the terms of any new policy, and we cannot assure you that such policy will not be onerous. Such new policies may also materially and adversely affect our business, cash flows, financial condition and growth prospects.

Our financial performance also may be adversely affected by general economic conditions and economic and fiscal policy in India, including changes in exchange rates and controls, interest rates and taxation policies, as well as social stability and political, economic or diplomatic developments affecting India in the future. In particular, India has experienced significant economic growth over the last several years, but faces major challenges in sustaining that growth in the years ahead. These challenges include the need for substantial infrastructure development and improving access to healthcare and education. Our ability to recruit, train and retain qualified employees, develop and operate our operations centers, and attract and retain customers could be materially and adversely affected if India does not successfully meet these challenges.
Nidar’s portfolio depends upon local economic conditions and is geographically concentrated in certain locations, which may expose us to greater risks than if our operations were more geographically diversified.
Our portfolio currently consists entirely of data centers and property located in India, with further plans for expansion under development within India and other nearby countries in South Asia. Some of these areas have experienced economic downturns in recent years. We depend upon the local economic conditions in these areas, including local real estate conditions, and our operations, revenue and cash available for distribution could be materially adversely affected by a downturn in local economic conditions in these areas. Our operations may also be affected if too many competing properties are built in any of these areas or supply otherwise increases or exceeds demand. We cannot assure you that these locations will grow or will remain favorable to data center investments or operations. In addition, our data centers under development are primarily located in metropolitan areas. Any negative changes in real estate, technology or economic conditions in these metropolitan areas in particular could negatively impact our performance. If our facilities and operations were more geographically diverse, some of these risks would be less concentrated.
It may be difficult for you to enforce any judgment obtained in the U.S. against Nidar, our directors, executive officers or our affiliates.
We are incorporated under the laws of the Cayman Islands and a substantial majority of our directors and key managerial personnel reside outside the U.S. A majority of our assets, and the assets of our directors and officers, are also located outside the U.S. Where investors wish to enforce foreign judgments in different jurisdictions, they may face difficulties in enforcing such judgments. For example, India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. India exercises reciprocal recognition and enforcement of judgments in civil and commercial matters with a limited number of jurisdictions. In order to be enforceable, a judgment obtained in a jurisdiction which India recognizes as a reciprocating territory must meet certain requirements of the Code of Civil Procedure, 1908, of India (the “Civil Code”).
Further, the Civil Code only permits enforcement of monetary decrees unrelated to taxes or other charges of a like nature or in respect of a fine or other penalty and does not provide for the enforcement of arbitration awards. Judgments or decrees from jurisdictions not recognized as a reciprocating territory by India cannot be enforced or executed in India. Even if a party were to obtain a judgment in such a jurisdiction, it would be required to institute a fresh suit upon the judgment and would not be able to enforce such judgment by proceedings in execution. Further, the party that has obtained such judgment must institute the new proceedings within three years of obtaining the judgment.
As a result, you may be unable to: (i) effect service of process outside of the relevant jurisdiction upon us and such other persons or entities; or (ii) enforce in courts outside of the relevant jurisdiction judgments obtained in such courts against us and such other persons or entities. It is unlikely that a court in an overseas country would award damages on the same basis as a U.S. court if an action is brought to it. Furthermore, it is unlikely that an overseas court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with their practice. A party seeking to enforce a foreign judgment may also be required to obtain prior approval from the Reserve Bank of India to repatriate any amount recovered pursuant to the execution of such foreign judgment, and any such amount may be subject to taxation in accordance with applicable laws.

Changes in U.S. or foreign tax laws, regulations, or interpretations thereof, including changes to tax rates and changes to our operations that result in us being subject to new or increased taxes, may materially and adversely affect Nidar’s results of operations and cash flows.
Our operations are outside of the U.S. and are subject to taxes outside the U.S., including in India. Significant judgment is required in determining our provision for income taxes. Although we believe that we have adequately assessed and accounted for our potential tax liabilities, and that our tax estimates are reasonable, there can be no assurance that additional taxes will not be due upon audit of our tax returns or as a result of changes to applicable tax laws. In addition, changes to our operations may cause us to become subject to taxation in jurisdictions in which we previously were not or to increase the amount of taxes we are subject to in jurisdictions in which we already pay taxes. This may result in an overall increase in the amount of taxes imposed on our operations. Further, the governments of different countries where we operate may enact changes to the tax laws of such countries, including changes to the corporate recognition and taxation of worldwide income, changes to their effective rate of taxation on our operations and other changes which may subject us to new or higher taxes in those jurisdiction. The nature and timing of any changes to each jurisdiction’s tax laws and to our operations and their impact on our future tax liabilities cannot be predicted with accuracy and could materially and adversely affect our results of operations and cash flows.
Additionally, each of our properties is subject to real property and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Any increase in property taxes on our properties could have a material adverse effect on our revenues and results of operations.
Our business and growth are correlated with the growth of the e-commerce industry in India. Any change in the nature of the e-commerce industry in India could materially and adversely affect our results of operations, growth prospects and business operations.
Demand for our SaaS platform-based services has benefited from the growth of India’s GDP and the e-commerce industry in particular. Demand for our products is correlated with the growth of the e-commerce segment in India, which will be driven by deep growth of e-marketplace, growing middle-income segment and the availability of low-cost and reliable internet. Our future operating results will depend on numerous factors affecting the development of e-commerce, which may be beyond our control. These factors include the rate of growth of personal computers, tablets, mobile devices, internet and broadband usage and penetration, extant laws, regulations and policies governing e-commerce, consumer confidence in e-commerce, media publicity regarding e-commerce, concerns on online data privacy and general economic conditions globally and India particularly. Concerns about fraud, privacy, lack of trust and other problems may also discourage businesses from adopting the internet as a medium of commerce. If these concerns are not adequately addressed, they may inhibit the growth of e-commerce and communications in India. In addition, if a well-publicized breach of internet security or privacy were to occur, general internet usage could decline, which could reduce the use of our products and impede our growth. Our business, results of operations, financial condition, cash flows and prospects will suffer to the extent that consumers and businesses in India do not use the internet as a medium of commerce and the e-commerce industry in India does not continue to grow.
Any failure to obtain, renew and maintain requisite statutory and regulatory permits, licenses and approvals for Nidar’s operations from time to time may materially and adversely affect our business.
In terms of applicable laws and the purchase orders of our customers, we require various statutory and regulatory permits, licenses, registrations, certifications, consents and approvals to carry out our business and operations. A majority of these approvals are granted for a limited duration and must be periodically renewed. Further, while we have applied for certain of these approvals required for our operations, we cannot assure you that such approvals will be issued or granted to us in a timely manner, or at all. If we do not receive these approvals or if we are unable to renew the approvals in a timely manner, or at all, then our business and operations may be materially and adversely affected.
Moreover, these approvals are subject to numerous conditions, and we cannot assure you that these approvals will not be suspended or revoked in the event of non-compliance or alleged non-compliance with any terms or conditions thereof, or pursuant to any regulatory action. Suspension or revocation of any approvals by the relevant regulatory authority, either on account of non-compliance or otherwise, could impair our operations and, consequently, have a material adverse effect on our business, cash flows and financial condition. While we believe that we are currently in compliance with all such approvals, if we are found to be non-compliant, we may also be liable to monetary penalties and, in rare circumstances, concerned officers in default may be subject to imprisonment.
Increasing employee compensation in India may erode some of Nidar’s competitive advantage and may reduce our profit margins, which may have a material adverse effect on our business, financial condition, cash flows and results of operations.
Employee compensation in India has historically been significantly lower than employee compensation in the U.S. and Western Europe for comparably skilled professionals. However, compensation in India is increasing at a faster rate than in the U.S. and Western Europe, which could result in increased costs relating to managers and other mid-level professionals. We may need to continue to increase the levels of our employee compensation to remain competitive and manage attrition. Compensation increases may erode some of our competitive advantage and negatively affect our profit margins, resulting in a material adverse effect on our business, financial condition, cash flows and results of operations.
Political, economic or other factors that are beyond Nidar’s control may have a material adverse effect on its business and results of operations.
While we are incorporated in the Cayman Islands, our operations are currently largely based in India, and we cater to a number of overseas customers, including Indian multinational companies that have operations overseas. As a result, we are highly dependent on prevailing economic conditions in India and other economies and our results of operations and cash flows are significantly affected by factors influencing the Indian and global economies. Other factors that may adversely affect the economy, and hence our results of operations and cash flows, may include:
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high rates of inflation in India and in countries where our customers are based could increase our costs without proportionately increasing our revenue, and as such decrease our operating margins;

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any slowdown in economic growth or financial instability in India and in countries our customers are based;

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any difficulties or instability of the Indian financial system, including financial intermediaries, such as clearing agencies, banks, securities firms and exchanges;

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any exchange rate fluctuations;

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any scarcity of credit or other financing, resulting in an adverse impact on economic conditions and scarcity of financing for our expansions;

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prevailing income conditions among customers and corporates;

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volatility in, and actual or perceived trends in trading activity on, the relevant market’s principal stock exchanges;

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changes in existing laws and regulations in India and in countries where our customers are based;

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political instability, terrorism or military conflict in the region or globally, including in various neighboring countries;

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occurrence of natural or man-made disasters;

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any downgrading of debt rating of India by a domestic or international rating agency; and

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instability in financial markets.

Nidar may be affected by competition law in India and any adverse application or interpretation of the Competition Act, which could materially and adversely affect its business.
The Competition Act, 2002, of India, as amended (Competition Act) regulates practices having an appreciable adverse effect on competition (“AAEC”) in the relevant market in India. Under the Competition

Act, any formal or informal arrangement, understanding or action in concert, which causes or is likely to cause an AAEC is considered void and results in the imposition of substantial penalties. Further, any agreement among competitors which directly or indirectly involves the determination of purchase or sale prices, limits or controls production, shares the market by way of geographical area or number of guests in the relevant market or directly or indirectly results in bid-rigging or collusive bidding is presumed to have an AAEC in the relevant market in India and is considered void. The Competition Act also prohibits abuse of a dominant position by any enterprise.
On March 4, 2011, the Government issued and brought into force the combination regulation (merger control) provisions under the Competition Act with effect from June 1, 2011. These provisions require acquisitions of shares, voting rights, assets or control or mergers or amalgamations that cross the prescribed asset and turnover based thresholds to be mandatorily notified to and pre-approved by the Competition Commission of India (CCI).
Additionally, on May 11, 2011, the CCI issued Competition Commission of India (Procedure for Transaction of Business Relating to Combinations) Regulations, 2011, as amended, which sets out the mechanism for implementation of the merger control regime in India. The Competition Act aims to, among others, prohibit all agreements and transactions which may have an AAEC in India. Consequently, all agreements entered into by us could be within the purview of the Competition Act. Further, the CCI has extra-territorial powers and can investigate any agreements, abusive conduct or combination occurring outside India if such agreement, conduct or combination has an AAEC in India. However, the impact of the provisions of the Competition Act on the agreements entered into by us cannot be predicted with certainty at this stage. We are currently not a party to an outstanding proceeding, nor have we received any notice in relation to non-compliance with the Competition Act and the agreements entered into by us. However, if we are affected, directly or indirectly, by the application or interpretation of any provision of the Competition Act, or any enforcement proceedings initiated by the CCI, or any adverse publicity that may be generated due to scrutiny or prosecution by the CCI or if any prohibition or substantial penalties are levied under the Competition Act, it could materially and adversely affect our business, results of operations and prospects.
Nidar’s ability to raise foreign capital may be constrained by Indian law.
As a company doing business in India, we are subject to exchange controls that regulate borrowing in foreign currencies. Such regulatory restrictions could constrain our ability to obtain financings on competitive terms and refinance existing indebtedness. In addition, we cannot assure you that any required regulatory approvals for borrowing in foreign currencies will be granted to us without onerous conditions, or at all. Limitations on foreign debt may have a material adverse effect on our business growth, financial condition and results of operations.
Declining real estate valuations, impairment charges and illiquidity of real estate investments could materially and adversely affect Nidar’s results of operations and financial condition.
Relative to many other types of investments, real estate in general, and our properties in particular, are difficult to sell quickly. Therefore, our ability to promptly sell one or more properties in response to changing economic, financial or investment conditions is limited. In particular, our ability to sell a property could be adversely affected by weaknesses in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers or changes in national or international economic conditions (such as the most recent economic downturn) and changes in laws, regulations or fiscal policies of the jurisdiction in which the property is located.
The occurrence of natural or man-made disasters could materially and adversely affect our results of operations, cash flows and financial condition. Hostilities, terrorist attacks, civil unrest and other acts of violence could materially and adversely affect the financial markets and our business.
The occurrence of natural disasters, including cyclones, storms, floods, earthquakes, tsunamis, fires, explosions, pandemic disease and man-made disasters, including acts of terrorism and military actions, could adversely affect our results of operations, cash flows or financial condition. Terrorist attacks and other acts of violence or war may materially and adversely affect the Indian economy. In addition, any deterioration in international relations, especially between India and its neighboring countries, may result in investor concern regarding regional stability which could adversely affect the price of the Ordinary Shares. In addition, India has witnessed local civil disturbances in recent years and it is possible that future civil unrest as well as other social, economic or political events in India could have a material adverse effect on our business. Such incidents could also create a greater perception that investment in Indian companies involves a higher degree of risk and could have a material adverse effect on our business and the trading price of Nidar Ordinary Shares.
Some of the agreements executed by us are insufficiently stamped, as required under Indian applicable law, which may affect their admissibility in evidence.
All agreements in India are required to be adequately stamped under relevant state and/or central legislations in order to be legally admissible in evidence. In addition to Physical Signatures, Nidar procures orders from its customers online and hence, such documents may not be stamped with the requisite stamp duty. This may render them inadmissible in evidence for any purpose by any person having by law or consent of parties authority to receive evidence and such documents shall not be acted upon, registered or authenticated by any such person or by any public officer, unless such instrument is duly stamped along with payment of penalties, if any, as prescribed under the state and/or central legislations, as the case may be. It is important to note that certain state legislations such as the Maharashtra Stamp Act, 1958 also provide for imprisonment for evasion of stamp duty.
Risks Related to Nidar’s Intellectual Property
Others could claim that Nidar infringes, violates, or misappropriates their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation.
We may be subject to claims that our services and solutions infringe, misappropriate, or violate the intellectual property rights of third parties. Any such claims, whether or not they have merit or are successful, may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering our solutions to customers. In our contracts, we agree to indemnify our customers for expenses and liabilities resulting from third parties claiming our solutions infringe, misappropriate, or violate their intellectual property rights. In some instances, the amount of these indemnity obligations may be greater than the revenues we receive from the customer under the applicable contract. A successful infringement claim against us could materially and adversely affect our business, results of operations, cash flows and financial condition.
We also license software from third parties. Other parties may claim that our use of such licensed software infringes their intellectual property rights. Although we seek to secure indemnification protection from our software vendors to protect us against such claims, it is possible that such vendors may not honor those obligations or that we may have a costly dispute.
If Nidar fails to adequately protect our intellectual property rights and proprietary information, our competitive position could be impaired and we may lose valuable assets, experience reduced revenues and incur costly litigation to protect our rights.
We believe that our success is dependent, in part, upon protecting our intellectual property rights and proprietary information, including trade secrets. We rely on a combination of intellectual property rights, including trademarks, trade secrets, contractual restrictions and technical measures to establish and protect our intellectual property rights and proprietary information. However, the steps we take to protect our intellectual property rights and proprietary information may provide only limited protection and may not now or in the future provide us with a competitive advantage. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create products and services that compete with our solutions, which may cause us to lose market share or render us unable to operate our business profitably.
We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our directors, advisory board members and parties with whom we have strategic relationships and business alliances, as well as our customers. We also enter into confidentiality agreements with other third parties that receive access to our proprietary or confidential information. No assurance can be given that these agreements will be effective in controlling access to or the distribution of our proprietary information. Further, these agreements will not prevent potential competitors from independently developing technologies that may be substantially equivalent or superior to ours. We may not be successful in defending against any claim by our current or former employees or independent contractors challenging our exclusive rights over the use of works those employees or independent contractors created, or their requesting additional compensation for our use of such works.
While our contracts with our customers provide that we retain the ownership rights to our pre-existing proprietary intellectual property, in some cases we may assign to customers intellectual property rights in and to some aspects of the work product developed specifically for these customers in connection with these projects. If we assign intellectual property rights to customers that may be more broadly useful in our business, that could limit or prevent our ability to use such intellectual property rights in our solutions.
We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, including to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation that we may enter into to protect and enforce our intellectual property rights, could make it more expensive for us to do business and adversely affect our operating results by delaying further sales or the implementation of our technologies, impairing the functionality of our solutions, delaying introductions of new features or applications or injuring our reputation.
Our use of “open source” software could adversely affect our ability to offer our products and services and subject us to possible litigation.
We have in the past incorporated and may in the future incorporate certain “open source” software into our code base as we continue to develop our platform and services. For instance, open source software is used to build the web servers and database systems that power our platform. Open source software is also used to observe and monitor the performance of our products and services. Open source software is generally licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our solutions and offerings that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. Open sourcing our own software would require us to make the source code publicly available, and therefore could limit our ability to protect our intellectual property rights with respect to that software. From time to time, companies that use open source software have faced claims challenging the use of open source software or compliance with open source license terms. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a lack of guidance regarding the proper legal interpretation of such licenses. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. While no such instance has occurred in the past, there can also be no assurance that we will not be subject to suits by parties claiming ownership in relation to open source software or non-compliance with open source licensing terms.
While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our proprietary source code, inadvertent use of open source software is fairly common in software development in the internet and technology industries. Such inadvertent use of open source software could expose us to claims of non-compliance with the applicable terms of the underlying licenses that could lead to unforeseen business disruptions, including being restricted from offering parts of our product that incorporate the software, being required to publicly release proprietary source code, being required to re-engineer parts of our code base to comply with license terms, or being required to extract the open source software at issue. Our exposure to these risks may be increased as a result of evolving our core source code base, introducing new offerings, integrating acquired-company technologies, or making other business changes, including in areas where we do not currently compete. Any of the foregoing could adversely impact the value or enforceability of our intellectual property, and materially and adversely affect our business, results of operations, financial condition and cash flows.

Risks Related to Certain Regulations and Laws, Including Tax Laws
Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.
Our corporate affairs and the rights of shareholders will be governed by the Nidar Articles, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands may not enforce the securities laws of the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
Shareholders of Cayman Islands exempted companies like the company have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under the Nidar Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
We have been advised by Harney Westwood & Riegels, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our team, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.
Geopolitical events contribute to an already complex and evolving regulatory landscape. If we cannot comply with evolving laws and regulations, we may be subject to litigation and/or sanctions, adverse revenue impacts, increased costs and our business and results of operations could be negatively impacted.
Geopolitical events, such as the Hong Kong national security law, the trade war between the U.S. and China, the war between Russia and Ukraine and, most recently, the escalation of the ongoing conflict in the

Middle East, could have a negative effect on our business domestically and/or internationally. While some time has passed since some of these events first occurred, it remains unpredictable how these events will continue to develop and impact the environment in which we do business.
In addition, many countries and states have increasingly taken a more proactive approach on sustainability through the adoption of regulations that oblige corporations to make disclosures on their corporate sustainability efforts through mandatory ESG reporting and to decarbonize their operations and supply chain. It is possible that compliance with the sustainability-related regulations and directives will require us to re-evaluate and make changes to our current operations and our supply chain and thus increase our cost of doing business in the relevant affected regions or countries. We may incur incremental costs to enhance our internal systems to collect the data needed to meet these regulatory requirements, including attestation standards.
Digitalization has been accelerated in many countries as a direct consequence of the COVID-19 pandemic and regulators are increasingly aware and recognizing the importance of data centers in ensuring the availability, resiliency, security and stability of digitalized critical services such as national security, healthcare and financial and banking services. Regulations such as the US Cyber Incident Reporting for Critical Infrastructure Act of 2022 (CIRCIA 2022), the SEC Cybersecurity Disclosure Rule, the EU Network and Information Security Directive No.2 (NISD2), the EU Digital Operational Resilience Act, and Australia’s Security of Critical Infrastructure Act 2018 make it mandatory for Nidar to comply with more stringent requirements related to cybersecurity, controls on data storage and cross border data transfer and operational resilience. Regulatory compliance may lead to additional costs and impact returns on investments in the relevant jurisdictions.
Additionally, laws and regulations related to economic sanctions, export controls, anti-bribery and anti-corruption, and other international activities may restrict or limit our ability to engage in transactions or dealings with certain counterparties, in or with certain countries or territories, or in certain activities. We have invested and will continue to invest substantial resources to comply with such laws and regulations, and we conduct risk assessments and implement controls as we deem appropriate. However, we cannot guarantee compliance with all such laws and regulations, and failure to comply with such laws and regulations could expose us to fines, penalties, or costly and expensive investigations.
Violations of any of applicable domestic or international laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to provide our offerings in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and results of operations.
General Risks
Many of Nidar’s costs, such as operating and general and administrative expenses, interest expense and real estate acquisition and construction costs, could be adversely impacted by periods of heightened inflation.
In recent years, the consumer price index has increased substantially year over year. Federal policies to stimulate the economy during the pandemic and more recent global events, such as the rising price of oil and the conflict between Russia and Ukraine, as well as the conflict in the Middle East and other potential global conflicts, may have exacerbated, and may continue to exacerbate, inflation and increases in the consumer price index.
A sustained or further increase in inflation could have an adverse impact on our operating expenses incurred in connection with, among other things, the property-related contracted services such as repairs and maintenance, utilities, security and insurance. With regard to utilities expense, which is our largest expense category, the vast majority of the expense is passed directly through to our customers, which significantly mitigates our exposure to increases in power costs. However, while we expect to recover some increases from our customers through our existing contract structures and annual price escalations, there can be no assurance that the impact of inflation will be adequately offset by price escalations, and it is possible that those adjustments might not fully offset the impact of higher operating expenses resulting from inflationary pressure. As a result, during inflationary periods in which the inflation rate exceeds the annual price escalation percentages within our customer contracts, we may not adequately mitigate the impact of inflation, which may adversely affect our business, financial condition, results of operations, and cash flows.
Our general and administrative expenses consist primarily of compensation costs and professional service fees. Rising inflation rates may require us to provide compensation increases beyond historical annual increases, which may unexpectedly or significantly increase our compensation costs. Similarly, professional service fees are also subject to the impact of inflation and expected to increase proportionately with increasing market prices for such services. Consequently, inflation may increase our general and administrative expenses over time and may adversely impact our results of operations and cash flows.
Additionally, inflationary pricing may have a negative effect on the construction costs necessary to complete our development projects, including, but not limited to, costs of construction equipment and materials, labor and services from third-party contractors and suppliers. We rely on a number of third-party suppliers and contractors to supply raw materials, skilled labor and services for our construction projects. Certain increases in the costs of construction equipment and materials can often be managed in our development projects through either general budget contingencies built into our overall construction cost estimates for each of our projects or guaranteed maximum price construction contracts, which stipulate a maximum price for certain construction costs and shift inflation risk to our construction general contractors. However, no assurance can be given that our budget contingencies would accurately account for potential construction cost increases given the current severity of inflation and variety of contributing factors or that our general contractors would be able to absorb such increases in costs and complete our construction projects timely, within budget, or at all. Higher construction costs could adversely impact our investments in real estate assets and expected yields on our development projects, which may adversely impact our returns on our investments. As a result, our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations and to pay dividends and distributions to security holders could be adversely affected over time.
Other General Risks Related to Cartica
Unless the context requires otherwise, references to “Cartica,” “we,” “us” or “our” in this section are to the business and operations of Cartica prior to the Business Combination.
Cartica has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Cartica is unable to consummate a business combination, including the Business Combination, holders of Cartica Class A Shares may be forced to wait until after January 7, 2025 before receiving distributions from the Trust Account.
Cartica is a development-stage blank check company and has no operating history and is subject to mandatory liquidation and subsequent dissolution requirements. Cartica currently has until January 7, 2025 or such earlier date as determined by the Cartica Board, to complete a business combination (unless such date is subsequently extended by the shareholders of Cartica). Cartica has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Cartica Articles prior to consummation of a business combination, and only then in cases where investors have sought redemption of their Cartica Class A Shares by Cartica. Only after the expiration of this full period will holders of Cartica Class A Shares be entitled to distributions from the Trust Account if Cartica is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment public security holders may be forced to sell their Cartica Class A Shares or Cartica Public Warrants, potentially at a loss. In addition, if Cartica fails to complete an initial business combination by January 7, 2025 or such earlier date as determined by the Cartica Board (unless the time for such completion is extended), there will be no redemption rights or liquidating distributions with respect to the Cartica Public Warrants, which will expire worthless, unless Cartica amends the Cartica Articles to extend the time by which it must consummate an initial business combination and certain other agreements it has entered into.

If Cartica is unable to complete the Business Combination or an alternative business combination by January 7, 2025 or such earlier date as determined by the Cartica Board, Cartica will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and the Cartica Board, dissolve and liquidate. In such event, holders of Cartica Class A Shares may only receive $10.30 per share (or less than such amount in certain circumstances) and Cartica Warrants will expire worthless.
If Cartica is unable to complete the Business Combination or another business combination within the required time period, Cartica will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, (including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay its taxes), divided by the number of then issued and outstanding Cartica Class A Shares (other than Founder Shares), which redemption will completely extinguish the rights as shareholders of the holders of Cartica Class A Shares (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cartica’s remaining shareholders and the Cartica Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, holders of Cartica Class A Shares may only receive $10.30 per share (or less than such amount in certain circumstances), and Cartica Warrants will expire worthless. In certain circumstances, holders of Cartica Class A Shares may receive less than $10.30 per share on the redemption of their Cartica Class A Shares.
Cartica has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans, and its independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
Cartica has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans. As of June 30, 2024, Cartica had $19,294 in its operating bank account. As of June 30, 2024, Cartica had negative working capital of $5,426,361, which was composed primarily of accrued expenses in connection with searching for target businesses, performing business due diligence and negotiating business combination agreements, including in connection with the Business Combination. The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and substantial costs for accountants, attorneys and others. Cartica has spent substantial time and attention and incurred significant costs in pursuing potential transactions that have not been completed and it may continue to do so. Such costs likely will not be recoverable. Furthermore, Cartica may fail to complete the Business Combination or an alternative business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Cartica of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire or merge with another business.
Cartica may need to raise additional funds in order to meet the expenditures required for operating its business. However, if Cartica’s estimate of the costs of consummating the Business Combination or identifying a target business, undertaking in-depth due diligence and negotiating an alternative business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination or such other business combination. Moreover, Cartica may need to obtain additional financing to complete the Business Combination or an alternative business combination, in which case it may issue additional securities or incur debt in connection with such business combination. If Cartica has not completed its initial business combination within the required time period because it does not have sufficient funds available to it, Cartica will be forced to cease operations and liquidate the Trust Account. These factors, among others, raise substantial doubt about Cartica’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Cartica’s inability to continue as a going concern. Management’s plans to address this need are further discussed under “Cartica’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Cartica’s plans to raise capital and to consummate the Business Combination or an alternative business combination may not be successful.

In the event of liquidation by Cartica, third parties may bring claims against Cartica and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.30 per share.
Under the terms of the Cartica Articles, Cartica must complete the Business Combination or an alternative business combination by January 7, 2025 or such earlier date as determined by the Cartica Board, or Cartica must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and the Cartica Board, dissolve and liquidate. In such event, third parties may bring claims against Cartica.
The Sponsor has agreed that it will be liable if and to the extent any claims by a third party (other than the independent auditors) for services rendered or products sold to Cartica, or a prospective target business with which Cartica has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (1) $10.30 per Cartica Class A Share or (2) such lesser amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Cartica has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Cartica and, therefore, the Sponsor may not be able to satisfy those obligations. None of Cartica’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if Cartica is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Cartica otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate.
Cartica has received a written notice from Nasdaq notifying it that, as a result of failing to maintain a minimum of 400 shareholders, it is no longer in compliance with the Nasdaq listing rules. If Cartica cannot regain compliance, its securities will be subject to delisting and the liquidity and the trading price of its securities could be adversely affected.
The Cartica Class A Shares, Cartica Units and Cartica Public Warrants are listed on Nasdaq. Cartica is subject to compliance with Nasdaq’s continued listing requirements in order to maintain the listing of its securities on Nasdaq. Such continued listing requirements for Cartica Class A Shares include, among other things, Nasdaq Listing Rule 5450(a)(2), which contains the requirement to maintain at least 400 shareholders, at least 750,000 publicly held shares and the Market Value of Listed Securities (as defined in Nasdaq Rule 5005) of at least $50 million (such rule, the “Minimum Total Holders Rule”). On September 25, 2023, Cartica received a deficiency notice from Nasdaq notifying it that, as a result of failing to maintain a minimum of 400 shareholders, it was no longer in compliance with the Minimum Total Holders Rule. Pursuant to Nasdaq Listing Rule 5810(c)(2)(B)(i), the maximum amount of time for Cartica to regain compliance with the Minimum Total Holders Rule is 180 days, or, from September 25, 2023, until March 25, 2024 (the “Nasdaq Extension Period”). On April 16, 2024, Cartica received a written notice from Nasdaq indicating that Cartica had not regained compliance with the Minimum Total Holders Rule during the Nasdaq Extension Period. Following receipt of this written notice, Cartica requested a hearing before the Nasdaq Hearings Panel, which stayed the suspension of trading of the Cartica Class A Shares on the Nasdaq Global Market while the Nasdaq Hearings Panel deliberated on its decision. On May 23, 2024, Cartica appeared before the Nasdaq Hearings Panel and presented its plan to regain compliance with the Minimum Total Holders Rule (the “Compliance Plan”). Cartica requested the Nasdaq Hearings Panel give Cartica until June 28, 2024 to regain compliance with the Minimum Total Holders Rule. On June 17, 2024, Cartica received a written notice from the Nasdaq Hearings Panel indicating it had granted Cartica’s request for continued listing on Nasdaq and transfer of Cartica’s securities to the Nasdaq Capital Market from the

Nasdaq Global Market, subject to the obligation that, on or before June 28, 2024, Cartica would demonstrate compliance with Listing Rule 5450(a)(2). On July 11, 2024, Cartica received a letter from Nasdaq notifying it that Nasdaq approved Cartica’s application to list its securities on the Nasdaq Capital Market. Cartica’s securities were transferred to the Nasdaq Capital Market at the opening of trading on July 12, 2024. On July 26, 2024, Cartica received a letter from Nasdaq notifying it that the Company has demonstrated compliance with Listing Rule 5450(a)(2) and thus the Nasdaq Hearings Panel has determined to continue the listing of Cartica’s securities on Nasdaq. However, if Cartica fails to maintain compliance, Cartica’s securities will be subject to delisting and the liquidity and the trading price of its securities could be adversely affected.
If the Business Combination Proposal is approved, holders of Cartica Class A Shares (other than Founder Shares) may elect to have their shares redeemed. Such election would further reduce the number of Cartica’s shareholders, the amount of its publicly held shares and its Market Value of Listed Securities, which may result in additional deficiencies with Nasdaq’s continued listing requirements. Nasdaq may therefore decide not to accept Cartica’s plan of compliance, leading to the delisting its securities from trading on its exchange.
If Nasdaq delists Cartica’s securities from trading on its exchange and Cartica is not able to list its securities on another national securities exchange, we expect Cartica’s securities could be quoted on an over-the-counter market. If this were to occur, Cartica could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that Cartica Class A Shares are a “penny stock” which will require brokers trading in Cartica Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

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a limited amount of news and analyst coverage;

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a decreased ability to issue additional securities or obtain additional financing in the future; and

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being subject to regulation in each state in which Cartica offers its securities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Cartica Class A Shares, Cartica Units and Cartica Public Warrants qualify as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by SPACs, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Cartica’s securities were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and Cartica would be subject to regulation in each state in which it offers its securities.
If third parties bring claims against Cartica, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.30 per share.
Cartica’s placing of funds in trust may not protect those funds from third-party claims against Cartica. Although Cartica has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Cartica waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Cartica’s public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Cartica, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Cartica’s public shareholders. If Cartica is unable to complete a business combination and distribute the proceeds held in trust to Cartica’s public shareholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.30 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Cartica for services rendered or contracted for or products sold to Cartica. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.30, plus interest, due to such claims.
Additionally, if Cartica is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Cartica which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Cartica’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Cartica’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Cartica may not be able to return to Cartica’s public shareholders at least $10.30. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as we believe its only assets are securities of Cartica. Cartica has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Cartica’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.30 per Cartica Class A Share.
Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Cartica’s business, including its ability to negotiate and complete the Business Combination or an alternative business combination.
Cartica is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and, potentially, non-U.S. jurisdictions. In particular, Cartica is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of an initial business combination, including the Business Combination, may be contingent on its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company, including the Surviving Company, may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on Cartica’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Cartica’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination.
On January 24, 2024, the SEC adopted a series of new rules relating to SPACs, which are referred to in this proxy statement/prospectus as the “SPAC Rules,” requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and SPAC initial business combinations (“de-SPAC transactions”); (iii) additional disclosures regarding the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company be co-registrants for a registration statement with respect to the issuance of securities of a SPAC in connection with a de-SPAC transaction. These rules may materially adversely affect Cartica’s or Nidar’s business, including their ability to consummate the Business Combination and may increase the costs and time related thereto. The need for compliance with the SPAC Rules may cause Cartica to liquidate the funds in the Trust Account or liquidate at an earlier time than Cartica might otherwise choose. Were Cartica to liquidate, Cartica’s shareholders would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of the shares and warrants following such a transaction.
In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.
Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination or negotiate and complete an alternative business combination and may constrain the circumstances under which Cartica could complete an initial business combination, including the Business Combination.
If Cartica is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete an initial business combination.
As described above, the SEC’s adopting release with respect to the SPAC Rules provided guidance describing the extent to which SPACs could become subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company will be a question of facts and circumstances. We can give no assurance that a claim will not be made that Cartica has been operating as an unregistered investment company.
If Cartica is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:
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restrictions on the nature of its investments, if any; and

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restrictions on the issuance of securities, each of which may make it difficult for Cartica to complete its initial business combination, including the Business Combination.

In addition, Cartica may be imposed with burdensome requirements, including:
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registration as an investment company;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Cartica can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We do not believe that Cartica’s anticipated activities will subject it to the Investment Company Act. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, Cartica instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of its initial business combination or its liquidation.
However, if Cartica is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, if Cartica is deemed to be an investment company, unless it is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete a business combination and instead liquidate. Holders of Cartica Class A Shares may receive only approximately $11.60 per share on the liquidation of the Trust Account (based on the amount in the Trust Account as of October 31, 2024 and including interest not previously released to pay taxes) and the Cartica Warrants will expire worthless.
As a result of depositing the funds held in the Trust Account in an interest-bearing demand deposit account, Cartica may receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to its original Trust Account investments, which could reduce the dollar amount holders of Cartica Class A Shares would receive upon any redemption or liquidation.
The funds in the Trust Account had, since the IPO, been held in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, in January 2024, to mitigate the risk of Cartica being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Cartica instructed Continental Stock Transfer & Trust

Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of its initial business combination or liquidation. Following such liquidation, Cartica may receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to the original Trust Account investments. However, interest previously earned on the funds held in the Trust Account still may be released to Cartica to pay taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account to an interest-bearing demand deposit account could reduce the dollar amount holders of Cartica Class A Shares would receive upon any redemption or liquidation.
Cartica’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds held in the Trust Account available for distribution to holders of Cartica Class A Shares in the event a business combination is not consummated.
If proceeds in the Trust Account are reduced below $10.30 per Cartica Class A Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Cartica’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Cartica currently expects that its independent directors would take legal action on Cartica’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Cartica’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Cartica’s independent directors choose not to enforce these indemnification obligations, the amount of funds held in the Trust Account available for distribution to holders of Cartica Class A Shares may be reduced below $10.30 per share.
Cartica’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in between Russia and Ukraine and between Israel and Hamas.
In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the U.S., Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.
The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact Cartica’s ability to consummate a business combination, including the Business Combination.
In addition, on October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. Thereafter, Hamas launched extensive rocket attacks on Israeli population and industrial centers located along the Israeli border with the Gaza Strip. Shortly following the attack, Israel’s security cabinet declared war against Hamas and launched an aerial bombardment of various targets within the Gaza Strip. It is possible that other terrorist organizations will join the hostilities as well, including Hezbollah in

Lebanon, the Houthi in Yemen and Palestinian military organizations in the West Bank, resulting in a widening of the conflict. The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the global economy.
Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact Cartica’s ability to consummate a business combination, including the Business Combination.
If the Business Combination is not completed, potential target businesses may have leverage over Cartica in negotiating an initial business combination, Cartica’s ability to conduct due diligence on a potential target may decrease as Cartica approaches its Business Combination Deadline, and it may have insufficient working capital to continue to pursue one or more potential target businesses, each of which could undermine its ability to complete an initial business combination on terms that would produce value for Cartica shareholders.
Any potential target business with which Cartica enters into negotiations concerning an initial business combination will be aware that, unless Cartica amends the Cartica Articles to extend the Business Combination Deadline and amend certain other agreements it has entered into, Cartica must complete its initial business combination by January 7, 2025 or such earlier date as determined by the Cartica Board. Consequently, if Cartica is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Cartica does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Cartica gets closer to the Business Combination Deadline. In addition, Cartica may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Cartica may have insufficient working capital to continue efforts to pursue a business combination.
Cartica’s shareholders may be held liable for claims by third parties against Cartica to the extent of distributions received by them.
If Cartica is unable to complete the Business Combination or an alternative business combination prior to the Business Combination Deadline, Cartica will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay its taxes), divided by the number of then-outstanding Cartica Class A Shares (excluding Founder Shares), which redemption will completely extinguish the rights of holders of Cartica Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Cartica’s remaining shareholders and the Cartica Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Cartica cannot assure you that it will properly assess all claims that may be potentially brought against Cartica. As a result, Cartica’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Cartica cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Cartica.
Additionally, if Cartica files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Cartica shareholders. Furthermore, the Cartica Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Cartica to claims of punitive damages, by paying holders of Cartica Class A Shares from the Trust Account prior to addressing the claims of creditors. Cartica cannot assure you that claims will not be brought against it for these reasons.
Risks Related to the Business Combination
Cartica’s shareholders can exercise redemption rights with respect to a large number of Cartica Class A Shares, which may impair Cartica’s ability to complete the Business Combination or optimize the Surviving Company’s capital structure.
If a larger number of Cartica Class A Shares are submitted for redemption than Cartica currently expects, Cartica may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If Cartica is required to seek additional capital, it may need to borrow funds from the Sponsor, management team (such a loan, a “Convertible Working Capital Loan”) or arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Neither the Sponsor, members of Cartica’s management team nor any of their affiliates is under any obligation to advance funds to Cartica in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Cartica upon completion of Cartica’s initial business combination. Up to $2,000,000 of such loans may be convertible into Nidar Warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Cartica Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2024, there were no Convertible Working Capital Loans outstanding. However, as of the date of this proxy statement/prospectus, the Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes, which is due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation, but such promissory notes are not convertible into Nidar Warrants. Third-party financing may not be available on favorable terms to Cartica or at all. Prior to the completion of the Business Combination, Cartica does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as Cartica does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
If the Business Combination is unsuccessful and you did not submit your shares for redemption you would not receive your pro rata portion of the Trust Account until Cartica liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an extension of the Business Combination Deadline or certain other corporation actions as set forth in the Cartica Articles. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time the Cartica Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Cartica’s redemption until Cartica liquidates, consummates an alternative initial business combination, effectuates an extension of the Business Combination Deadline or takes certain other actions set forth in the Cartica Articles or you are able to sell your Cartica Class A Shares in the open market.
You may be unable to ascertain the merits or risks of Nidar’s operations.
If the Business Combination is consummated, the Surviving Company will be affected by numerous risks inherent in Nidar’s business operations. See “— Risks Related to Nidar’s Business and Operations,” “— Risks Related to Nidar’s Industry,” “— Risks Related to Nidar’s Intellectual Property” and “— Risks Related to Regulation and Litigation of Nidar.” Although Cartica’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Nidar, Cartica cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Cartica’s control. Cartica also cannot assure you that an investment in Cartica’s securities will not ultimately prove to be less favorable to investors in Cartica than a direct investment, if an opportunity were available, in Nidar. In addition, if Cartica’s shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for Cartica to consummate the Business Combination.

There is no assurance that Cartica’s diligence has revealed all material risks that may be present with regard to Nidar. Subsequent to the completion of the Business Combination, the Surviving Company may be required to take write-downs or write-offs, restructuring and impairment or other charges, and could be exposed to other risks and liabilities not disclosed or uncovered during due diligence, that could have a significant negative effect on its post-combination business, financial condition and share price, which could cause you to lose some or all of your investment.
Cartica cannot assure you that the due diligence Cartica has conducted on, and the information and documentation provided by, Nidar will reveal all material issues that may be present with regard to Nidar, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Cartica’s control will not later arise. Nidar is aware that Cartica must complete an initial business combination on or before January 7, 2025, which deadline was April 7, 2024 prior to Cartica’s shareholders approving an extension of the Business Combination Deadline on April 3, 2024. Consequently, Nidar may have obtained leverage over Cartica in negotiating the Business Combination Agreement, knowing that if Cartica does not complete the Business Combination, Cartica may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, due to these timing requirements, Cartica has had limited time to conduct due diligence. As a result of these factors, the Surviving Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Cartica’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Cartica’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Surviving Company’s liquidity, the fact that the Surviving Company reports charges of this nature could contribute to negative market perceptions about the Surviving Company or the Surviving Company’s securities. In addition, charges of this nature may cause the Surviving Company to violate leverage requirements or other covenants to which it may be subject. Accordingly, any shareholders of Cartica who choose to remain shareholders of the Surviving Company following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Cartica’s officers or directors of a duty of care or other fiduciary duty owed by them to Cartica, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Nidar and Cartica have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Nidar’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Nidar and your investment decision.
Nidar and Cartica have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Cartica and Nidar, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Nidar following the Business Combination. Certain adjustments and assumptions have been made regarding Nidar after giving effect to the Business Combination. Nidar and Cartica believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Nidar’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Nidar’s results of operations and financial condition and the actual financial condition and results of operations of Nidar following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

If the benefits of the Business Combination or the valuation of Nidar in the Business Combination do not meet the expectations of investors or securities analysts, the value of, prior to the Business Combination, Cartica’s securities or, following the Business Combination, Nidar’s securities, may decline.
If the benefits of the Business Combination or the valuation of Nidar in the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Cartica Class A Shares prior to the consummation of the Business Combination may decline. The trading prices of the Cartica Class A Shares at the time of the Business Combination may vary significantly from their trading prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Cartica shareholders vote to approve the Business Combination. Because the number of Nidar Ordinary Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Cartica Class A Shares, the trading price of Cartica Class A Shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the trading price of Nidar Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Nidar’s securities. Accordingly, the valuation ascribed to Nidar in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Nidar’s securities develops and continues, the trading price of Nidar Ordinary Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Nidar’s control. Any of the factors listed below could have a material adverse effect on your investment in shares Nidar Ordinary Shares and Nidar Ordinary Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Nidar Ordinary Shares may not recover and may experience a further decline.
Factors affecting the trading price of Nidar Ordinary Shares may include:
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actual or anticipated fluctuations in Nidar’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to Nidar;

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changes in the market’s expectations about Nidar’s operating results;

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success of competitors;

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Nidar’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning Nidar or the industries in which Nidar operates in general;

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operating and share price performance of other companies that investors deem comparable to Nidar;

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Nidar’s ability to develop and market additional data centers and services on a timely basis;

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changes in laws and regulations affecting Nidar’s business;

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commencement of, or involvement in, litigation involving Nidar;

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changes in Nidar’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of Nidar Ordinary Shares available for public sale;

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any major change in the Nidar Board or management;

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sales of substantial amounts of Nidar Ordinary Shares by Nidar’s directors, executive officers or significant shareholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and

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occurrence of natural disasters, pandemics or other unanticipated catastrophes.

Broad market and industry factors may materially harm the trading price of Nidar Ordinary Shares irrespective of Nidar’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of Nidar Ordinary Shares, may not be predictable. A loss of investor confidence in the market for the shares of other companies that investors perceive to be similar to Nidar could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of Nidar Ordinary Shares also could adversely affect Nidar’s ability to issue additional securities and its ability to obtain additional financing in the future.
The Cartica Board did not obtain a third-party fairness opinion in determining whether to proceed with the Business Combination.
The Cartica Board did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. The Cartica Board considered whether to seek a third-party fairness opinion and held discussions with multiple potential providers. Based on those discussions, the Cartica Board determined that general practice for third-party fairness opinions rendered it impractical to obtain a fairness opinion with respect to the Business Combination due to there being few comparable transactions, Nidar’s limited historical revenues and Nidar’s significant anticipated development.
In analyzing the Business Combination, the Cartica Board and management conducted due diligence on Nidar and researched the industry in which Nidar operates and concluded that the Business Combination was in the best interests of Cartica. Accordingly, investors will be relying solely on the judgment of the Nidar Board and management in valuing Nidar’s business, and the Cartica Board and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares for cash, which could potentially impact Cartica’s ability to consummate the Business Combination or adversely affect Nidar’s liquidity following the consummation of the Business Combination.
Cartica’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, Cartica’s shareholders will own a smaller percentage of Nidar than they currently own of Cartica. At the Closing, existing Nidar shareholders would hold approximately 98.8% of the issued and outstanding Nidar Ordinary Shares and current shareholders of Cartica (including the Sponsor) would hold approximately 1.2% of the issued and outstanding Nidar Ordinary Shares (assuming no holder of Cartica Class A Shares exercises redemption rights). Consequently, Cartica’s shareholders, as a group, will have reduced ownership and voting power in Nidar compared to their ownership and voting power in Cartica.
The estimated net cash per Cartica Class A Share that will be contributed to the Surviving Company in the Business Combination is less than the redemption price.
The estimated net cash per Cartica Class A Share that will be contributed to the Surviving Company in the Business Combination is less than the redemption price. Accordingly, Cartica public shareholders who do not exercise redemption rights will receive Nidar Ordinary Shares that may have a value less than the amount they would receive upon exercising their redemption rights. Further, the shares of most companies that have recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices below $10.00 per share. Accordingly, Cartica public shareholders who do not exercise their redemption rights may hold Nidar Ordinary Shares that never obtain a value equal to or exceeding their per share value of the trust account. Please see the section entitled “Questions and Answers about the Business Combination — What is the amount of net cash per Cartica Class A Share that is being contributed to the Surviving Company in the Business Combination?” for additional information.
Cartica’s shareholders and Nidar’s shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.
If Nidar is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Cartica’s shareholders and Nidar’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Nidar is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.
Nidar Warrants will become exercisable for Nidar Ordinary Shares, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to Nidar shareholders.
If the Business Combination is completed, outstanding Nidar Warrants to purchase an aggregate of 27,400,000 Nidar Ordinary Shares will become exercisable in accordance with the terms of the warrant agreement governing those securities. The Nidar Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the Nidar Warrants will be $11.50 per share. To the extent such Nidar Warrants are exercised, additional Nidar Ordinary Shares will be issued, which will result in dilution to the holders of Nidar Ordinary Shares and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Nidar Warrants will increase if a large number of holders of Cartica Class A Shares elect to redeem their shares in connection with the Business Combination. Sales of substantial numbers of such shares in the public market or the fact that such Nidar Warrants may be exercised could adversely affect the market price of Nidar Ordinary Shares. However, there is no guarantee that the Nidar Warrants will ever be in-the-money prior to their expiration, and the historical trading prices for Cartica Class A Shares have varied between a low of approximately $9.80 per share on February 28, 2022 to a high of approximately $11.53 per share on September 30, 2024. As such, the Nidar Warrants may expire worthless.
Cartica may not have sufficient funds to consummate the Business Combination.
As of June 30, 2024, Cartica had approximately $19,294 available to it outside the Trust Account to fund its working capital requirements. If Cartica is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Cartica in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Cartica upon completion of the Business Combination. Cartica does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If Cartica is unable to consummate the Business Combination because it does not have sufficient funds available, Cartica will be forced to cease operations and liquidate the Trust Account. Consequently, holders of Cartica Class A Shares may receive less than $10.30 per share and their warrants will expire worthless.
The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of Nidar and Cartica, including the approval of the shareholders of Cartica.
The Business Combination is subject to a number of conditions, including the condition that Cartica have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Nidar Ordinary Shares issued in connection with the Business Combination be approved for listing on Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of shareholder approvals, continued effectiveness of the Registration Statement (of which this proxy statement/prospectus is a part), the truth and accuracy of Cartica’s and Nidar’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Cartica or Nidar may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Termination.”

The exercise of Cartica’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Cartica’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that would require Cartica to agree to amend the Business Combination Agreement, to consent to certain actions taken by Nidar or to waive rights that Cartica is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Nidar’s business, a request by Nidar to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Nidar’s business and would entitle Cartica to terminate the Business Combination Agreement. In any of such circumstances, it would be at Cartica’s discretion, acting through the Cartica Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is best for Cartica and what they may believe is best for themselves in determining whether to take the requested action. As of the date of this proxy statement/prospectus, Cartica does not believe there will be any changes or waivers that Cartica’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Cartica will circulate a new or amended proxy statement/prospectus and resolicit Cartica’s shareholders if changes to the terms of the Business Combination would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.
Termination of the Business Combination Agreement could materially and adversely affect Cartica.
If the Business Combination is not completed for any reason, including as a result of Cartica shareholders declining to approve the proposals required to consummate the Business Combination, the ongoing business of Cartica may be adversely affected and, without realizing any of the anticipated benefits of completing the Business Combination, Cartica would be subject to a number of risks, including the following:
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Cartica may experience negative reactions from the financial markets, including negative impacts on the share price of Cartica Class A Shares (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

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Cartica will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether the Business Combination is completed; and

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since the Business Combination Agreement restricts the conduct of Cartica’s businesses prior to completion of the Business Combination, Cartica may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Other Covenants and Agreements.”

If the Business Combination Agreement is terminated and the Cartica Board seeks another merger or business combination, Cartica shareholders cannot be certain that Cartica will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed by January 7, 2025 or such earlier date as determined by the Cartica Board. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Termination.”
Nidar will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Nidar and consequently on Cartica. These uncertainties may significantly impair Nidar’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Nidar to seek to change existing business relationships with Nidar. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Nidar’s business following the Business Combination could be negatively affected. In addition, the Business Combination Agreement restricts Nidar from making certain expenditures and taking other specified actions without the consent of Cartica until the Business Combination occurs. These restrictions may prevent Nidar from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Other Covenants and Agreements.”
During the pendency of the Business Combination, Cartica and Nidar may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses and the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of Cartica and Nidar to make acquisitions or complete other transactions that are not in the ordinary course of business during the pendency of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a business combination, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.
The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for Cartica’s unaffiliated investors who may not have the same benefits as an investor in an underwritten public offering.
Like other business combination transactions and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public through a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.
In contrast, Cartica has engaged three placement agents (rather than underwriters) in connection with the Business Combination. The role of a placement agent typically differs from that of an underwriter. For example, placement agents do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, placement agents typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.
In connection with this proxy statement/prospectus, no parties other than Cartica and Nidar have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, shareholders will not be afforded the opportunity to perform their own due diligence investigation of, or otherwise obtain information on, Cartica or Nidar beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). Shareholders therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public through a business combination with a SPAC does not involve a book-building process to establish the offering price and enterprise value as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the transaction agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price, which may result in the trading price of the Nidar Ordinary Shares being harder to sustain after the transaction.
J.P. Morgan Securities LLC, the underwriter for the IPO, was to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the IPO, yet the underwriter gratuitously waived its entitlement to such compensation and terminated its association with Cartica.
Pursuant to that certain Underwriting Agreement, dated January 4, 2022, by and between Cartica and J.P. Morgan Securities LLC (“J.P. Morgan”), J.P. Morgan, the underwriter for the IPO, was entitled to approximately $8,050,000 in deferred underwriting fees as consideration for services rendered to Cartica in connection with the IPO, which were to become payable upon consummation of a business combination transaction. On April 14, 2023, J.P. Morgan terminated its association with Cartica and gratuitously waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation. J.P. Morgan did not specify reasons for its termination of its association with Cartica and gratuitous waiver of any fees and compensation in connection with such association. Further, J.P. Morgan was not involved in the Business Combination and has no further ongoing relationship with Cartica. J.P. Morgan was not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. The deferred underwriting fee was to be paid in consideration of services rendered in connection with the IPO, and such services have already been rendered. J.P. Morgan received no additional consideration for the waiver of its entitlement to the deferred underwriting fee. Investors should be aware that the waiver of deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Cartica to complete the Business Combination.
Legal proceedings in connection with the proposed Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the proposed Business Combination.
Lawsuits may be filed against Nidar or Cartica or their respective directors and officers in connection with the Business Combination. Defending such additional lawsuits could require Nidar or Cartica to incur significant costs and draw the attention of Nidar’s or Cartica’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the Surviving Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the agreed upon timeframe.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Nidar’s, Cartica’s or the Surviving Company’s business, including the ability of the parties to consummate the proposed Business Combination, and the financial condition and operational results of Nidar, Cartica or the Surviving Company.
Nidar and Cartica are subject to laws and regulations enacted by national, regional and local governments. In particular, Cartica is required to comply with certain SEC and other legal requirements, and the proposed Business Combination may be contingent on Cartica’s ability to comply with certain laws and regulations, and the Surviving Company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Nidar’s or Cartica’s business, including Nidar’s and Cartica’s ability to consummate the proposed Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on Nidar’s, Cartica’s or the Surviving Company’s business, including Nidar’s and Cartica’s ability to consummate the proposed Business Combination, and results of operations.
Nidar has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.
Nidar cannot specify with any certainty the particular uses of the net proceeds that Nidar will receive pursuant to the Business Combination with Cartica. Nidar’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and Nidar may spend or invest these proceeds in a way with which the Surviving Company’s shareholders disagree. The failure by Nidar’s management to apply these funds effectively could harm Nidar’s business and financial condition. Pending their use, Nidar may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
Cartica and Nidar have incurred, and expect to continue to incur, significant transaction and transition costs in connection with the Business Combination.
Cartica and Nidar have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Nidar following the Closing.
The Cartica Board has potential conflicts of interest in recommending that Cartica shareholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other proposals described in this proxy statement/prospectus.
When considering the recommendation of the Cartica Board that Cartica shareholders vote in favor of the approval of the Business Combination, Cartica shareholders should be aware that Cartica’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Cartica shareholders generally. These interests include:
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If the Business Combination or another business combination is not consummated by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for cash and, subject to the approval of its remaining shareholders and the Cartica Board, dissolving and liquidating. In such event, the 1,000,000 Cartica Class B Shares held by the Sponsor and former members of the Cartica Board and 4,750,000 Cartica Class A Shares issued on conversion of a portion of the Cartica Class B Shares, which were acquired for an aggregate purchase price of $25,000, and 15,900,000 Cartica Private Placement Warrants, for which the Sponsor paid $15,900,000, will all be worthless (as the holders have waived liquidation rights with respect to such shares). Assuming the Cartica Class B Shares and Cartica Private Placement Warrants have a value equal to Cartica Class A Shares and Cartica Public Warrants, such securities would have had an aggregate market value of approximately $68.1 million based on the last sale price of approximately $11.52 and $0.12 of Cartica Class A Shares and Cartica Public Warrants, respectively, on Nasdaq on October 31, 2024.

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The Sponsor and Cartica’s directors and officers have agreed not to redeem any Cartica Shares held by them in connection with a shareholder vote to approve the Business Combination.

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The Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes as of the date of this proxy statement/prospectus, which may be further increased (A) by one or more draws of up to $227,000 under the promissory notes and (B) by deposits of $40,000 in the Trust Account by the Sponsor on the seventh day of each month through January 7, 2025 pursuant to one of the notes.

The amounts outstanding under the notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation.
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The holders of the Founder Shares, including the Sponsor and Cartica’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of the Founder Shares held by them, and the Sponsor and Cartica’s officers and directors will not be reimbursed for any out-of-pocket expenses, if Cartica fails to complete an initial business combination on or before January 7, 2025. Accordingly, the Sponsor and Cartica’s officers and directors will lose their entire investment in Cartica if an initial business combination is not consummated on or before January 7, 2025.

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As a result of the prices at which the Sponsor acquired the Cartica Class B Shares and Cartica Private Placement Warrants and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if the holders of Cartica Class A Shares lose money on their investments as a result of a decrease in the post-combination value of Nidar Ordinary Shares.

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If the Trust Account is liquidated, including in the event Cartica is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Cartica to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation will only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Cartica, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Cartica’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cartica’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act.

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The Business Combination Agreement provides for continued indemnification of Cartica’s current directors and officers and the continuation of directors and officers liability insurance covering Cartica’s current directors and officers.

The Sponsor and the Chief Executive Officer and Chairman of Cartica own Founder Shares and Cartica Private Placement Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
If the Business Combination with Nidar or another business combination is not consummated by January 7, 2025 or such earlier date as determined by the Cartica Board, Cartica will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for a pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay its taxes) which redemption will completely extinguish the rights of holders of Cartica Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining shareholders and the Cartica Board and applicable law, dissolve and liquidate. In such event, the 4,750,000 Cartica Class A Shares issued upon conversion of Cartica Class B Shares and 700,000 Cartica Class B Shares, which Cartica Class B Shares (including the shares converted to Cartica Class A Shares) were originally acquired by the Sponsor for $25,000 (or $0.004 per share), would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 15,900,000 Cartica Private Placement Warrants in a private placement at a price of $1.00 per warrant, for an aggregate purchase price of $15,900,000. The Cartica Private Placement Warrants will become worthless if Cartica does not consummate a business combination by January 7, 2025 or such earlier date as determined by the Cartica Board. On the other hand, if the Business Combination is consummated, each remaining outstanding Cartica Share will be converted automatically into one Nidar Ordinary Share subject to adjustment described herein. The managing member of the Sponsor is Suresh Guduru, the Chief Executive Officer and Chairman of Cartica, and Mr. Guduru has an indirect interest in the Cartica Shares and Cartica Private Placements Warrants held by the Sponsor.

These financial interests may have influenced the decision of Cartica’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Cartica Board to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents — Interests of Certain Persons in the Business Combination.”
The Sponsor, an affiliate of current officers and directors of Cartica, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated, which liability may have influenced the Cartica Board’s decision to pursue and approve the Business Combination and recommend that Cartica’s shareholders approve the Business Combination and the other matters presented for approval at the extraordinary general meeting.
If the Business Combination or another business combination is not consummated by Cartica by January 7, 2025 or such earlier date as determined by the Cartica Board, the Sponsor, an affiliate of current officers and directors of Cartica, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cartica for services rendered or contracted for or for products sold to Cartica, but only if such a vendor or target business has not executed a waiver agreement. If Cartica consummates the Business Combination, on the other hand, Nidar will be liable for all such claims.
These obligations of the Sponsor may have influenced the Cartica Board’s decision to pursue the Business Combination with Nidar or the Cartica Board’s decision to approve the Business Combination. In considering the recommendations of the Cartica Board to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents — Interests of Certain Persons in the Business Combination.”
Cartica’s key personnel may negotiate employment or consulting agreements with the Surviving Company in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.
Cartica’s key personnel may be able to remain with the Surviving Company after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Surviving Company for services they would render to the Surviving Company after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Cartica believes the ability of such individuals to remain with the Surviving Company after the completion of the Business Combination will not be the determining factor in Cartica’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Cartica’s key personnel will remain with the Surviving Company after the consummation of the Business Combination. Cartica cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Surviving Company.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either Cartica or Nidar may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Nidar or Cartica, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

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any change in law, regulatory policies, accounting standards or principles or any guidance relating thereto or interpretation thereof;

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any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets);

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any change affecting any of the industries in which Nidar operates or the economy as a whole;

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any epidemic, pandemic or disease outbreak (excluding COVID-19 and measures related thereto);

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subject to limited exceptions, the announcement or the execution of the Business Combination Agreement, the pendency of the Business Combination or the performance of the Business Combination Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with Nidar;

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any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of God or other force majeure event;

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geopolitical conditions (including trade wars, tariffs or sanctions), any acts of terrorism or sabotage (including cyberattack), the commencement, continuation or escalation of a conflict, including a war (whether or not declared) or acts of armed hostility, including any material worsening of such matters threatened or existing as of the date hereof and any responses to any such matters; and

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any failure of a Nidar to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans.

Furthermore, Cartica or Nidar may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Nidar Ordinary Shares and Nidar Warrants may suffer.
Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Cartica expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Cartica expects to achieve from the Business Combination. If the Business Combination is not consummated by January 7, 2025, Cartica will need to amend the Cartica Articles to extend the Business Combination Deadline.
Cartica may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Cartica’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, Cartica is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.
The Sponsor, as well as Cartica’s current and former officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of Cartica Class A Shares vote.
The holders of Founder Shares have agreed to vote any Cartica equity securities, including Cartica Class A Shares and Cartica Class B Shares, held by them in favor of the Business Combination. The holders of Founder Shares own and are entitled to vote an aggregate of approximately 71.9% of the outstanding Cartica Shares. Unlike some other blank check companies in which the initial shareholders agree to vote their Cartica Shares in accordance with the majority of the votes cast by the holders of Cartica Class A Shares in connection with an initial business combination, the holders of Founder Shares have agreed (and their permitted transferees of Cartica Class B Shares and Cartica Class A Shares issued upon the conversion of Cartica Class B Shares will agree) to vote their Founder Shares and any Cartica Class A Shares held by them in favor of our initial business combination. The Sponsor, directors and officers may from time to time purchase Cartica Class A Shares prior to our initial business combination. The Cartica Articles provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including Founder Shares. As a result, the Sponsor, which holds approximately 68.1% of the outstanding Cartica Shares, would have the ability approve any initial business combination, including the Business Combination, without any other holders of Cartica Class A Shares voting in favor of such initial business combination.
The Business Combination may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case U.S. Holders of Cartica Class A Shares and/or Cartica Warrants generally would recognize gain or loss for U.S. federal income tax purposes.
It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case, subject to the PFIC rules, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) generally would not recognize gain or loss on the receipt of Nidar Ordinary Shares and/or Nidar Warrants, as applicable, in exchange for Cartica Class A Shares and/or Cartica Warrants pursuant to the Business Combination. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how certain requirements for Section 368(a) of the Code would apply in the case of an acquisition of a corporation with only investment type assets, such as Cartica. Moreover, qualification of the Business Combination as a “reorganization” within the meaning of Section 368(a) of the Code is based on certain facts, such as the magnitude of Cartica Class A Shares that are redeemed in connection with the Business Combination, which will not be known until or following the closing of the Business Combination. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, nor upon the receipt of an opinion from counsel or a ruling from the IRS to that effect. Neither Cartica nor Nidar intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As a result of these uncertainties, no assurances can be provided that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Cartica’s nor Nidar’s counsel has provided or will provide an opinion as to whether the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Further, no assurance can be given that the IRS will not challenge the intended tax treatment or that a court will not sustain such a challenge by the IRS.
If the Business Combination were to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Cartica Class A Shares generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Nidar Ordinary Shares received in the Business Combination over such U.S. Holder’s aggregate tax basis in the corresponding Cartica Class A Shares surrendered by such U.S. Holder in the Business Combination.
Additionally, even if the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, proposed U.S. Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over his, her or its adjusted tax basis, notwithstanding any other provision of the Code. Cartica believes that it is likely currently classified as a PFIC for U.S. federal income tax purposes and has been so classified for each of its taxable years since formation. As a result, these proposed U.S. Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Cartica Class A Shares and/or Cartica Warrants to recognize gain under the PFIC rules on the exchange of Cartica Class A Shares for Nidar Ordinary Shares or on the exchange of Cartica Warrants for Nidar Warrants pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Cartica Class A Shares (including, in some cases, an applicable purging election). U.S. Holders are not eligible to make such elections with respect to their Cartica Warrants. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Cartica. It is not possible to determine at this time whether, in what form, and with what effective date, final U.S. Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such U.S. Treasury Regulations would apply. For a further discussion, see “Material U.S. Federal Income Tax Considerations — The Business Combination — Passive Foreign Investment Company Rules.”
U.S. Holders, as well as other holders, of Cartica Class A Shares and/or Cartica Warrants are urged to consult their tax advisors as to the tax consequences of the Business Combination, including as to whether the Business Combination can qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the application of the PFIC rules to their specific situation in connection with the Business Combination.
Risks Related to Ownership of Surviving Company Securities Following the Business Combination
The price of the Nidar Ordinary Shares may be volatile or may decline regardless of Nidar’s operating performance.
The trading price of Nidar Ordinary Shares following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors, such as those listed in “— Risks Related to Nidar’s Business and Operations,” “— Risks Related to Nidar’s Industry,” “— Risks Related to Nidar’s Intellectual Property” and “— Risks Related to Regulation and Litigation of Nidar” and the following:
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Nidar’s operating and financial performance and prospects;

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quarterly or annual earnings or those of other companies in Nidar’s industry compared to market expectations;

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conditions that impact demand for Nidar’s services;

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future announcements concerning Nidar’s business, its clients’ businesses or its competitors’ businesses;

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the public’s reaction to Nidar’s press releases, other public announcements and filings with the SEC;

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the market’s reaction to Nidar’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

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the size of Nidar’s public float;

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coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

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market and industry perception of Nidar’s success, or lack thereof, in pursuing its growth strategy;

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strategic actions by Nidar or its competitors, such as acquisitions or restructurings;

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changes in laws or regulations which adversely affect Nidar’s industry or Nidar;

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privacy and data protection laws, privacy or data breaches, or the loss of data;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in senior management or key personnel;

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issuances, exchanges or sales, or expected issuances, exchanges or sales of the Nidar Ordinary Shares;

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changes in Nidar’s dividend policy;

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adverse resolution of new or pending litigation against Nidar; and

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changes in general market, economic and political conditions in India and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of the Nidar Ordinary Shares, regardless of its operating performance. In addition, price volatility may be greater if the public float and trading volume of the Nidar Ordinary Shares is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Nidar were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from its business regardless of the outcome of such litigation.
There has been no prior market for the Nidar Ordinary Shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares.
Prior to the Business Combination, there has not been a public trading market for Nidar Ordinary Shares. We cannot predict the extent to which investor interest in Nidar will lead to the development of an active trading market or how liquid that market might become. An active public market for Nidar Ordinary Shares may not develop or be sustained after the Business Combination, which would make it difficult for you to sell your Nidar Ordinary Shares at a price that is attractive to you, or at all. The market price of Nidar Ordinary Shares may be less than the price implied by the Nidar Equity Value.
Nidar may not pay dividends and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of Nidar Ordinary Shares.
Nidar may retain any future earnings to finance the growth and development of the business and, therefore, it may not pay any cash dividends on the Nidar Ordinary Shares. Any determination to pay dividends in the future will be at the discretion of the Nidar Board and will be dependent upon Nidar’s future financial condition, results of operations and capital requirements, general business conditions, contractual, legal, tax and regulatory restrictions and other relevant factors. Accordingly, investors must rely on sales of their Nidar Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Nidar’s growth depends on external sources of capital which are outside of its control and failure to generate or raise sufficient funds for working capital could materially and adversely affect its business and growth prospects.
Nidar’s access to third-party sources of capital depends on a number of factors, including general market conditions, the market’s perception of its business prospects and growth potential, its current and expected future earnings, funds from operations and its cash flow and cash distributions. We cannot assure you that Nidar will be able to obtain equity or debt financing at all or on terms favorable or acceptable to it. Any additional debt Nidar incurs will increase its leverage. Further, equity markets have experienced high volatility recently and we cannot assure you that Nidar will be able to raise capital through the sale of equity securities at all or on favorable terms. Sales of equity on unfavorable terms could result in substantial dilution to you. In addition, Nidar may be forced to dispose of one or more of its properties, possibly on disadvantageous terms.
If Nidar cannot obtain capital from third-party sources, it may not be able to acquire or develop data centers when strategic opportunities exist, satisfy its debt service obligations or pay cash dividends to its shareholders. Nidar may not generate sufficient cash flow from operations or obtain sufficient borrowings under its existing credit agreement to finance its business strategy and meet its other liquidity needs. Failure to generate or raise sufficient funds may require Nidar to modify, delay or abandon some of its future growth or expenditure plans. Nidar may utilize existing and future credit agreements to fund working capital, including inventory purchases, and special purpose standby letters of credit, as needed. Significant decreases in cash flow from operations could result in Nidar borrowing to fund operational needs. If Nidar borrows funds under credit agreements and interest rates materially increase, its financial results could be adversely affected.
The Surviving Company’s ability to be successful following the Business Combination will depend upon the efforts of the Nidar Board and key personnel, including our Chairman, Darshan Hiranandani, and the loss of such persons could negatively impact the operations and profitability of Nidar’s business.
The Surviving Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Nidar Board and key personnel, including our Chairman, Darshan Hiranandani. We cannot assure you that the Nidar Board and key personnel will be effective or successful or remain with the Surviving Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Surviving Company’s management to have to expend time and resources helping them become familiar with such requirements. Additionally, certain of our key personnel are involved in businesses separate from Nidar and may be involved from time to time in legal proceedings related to such other businesses. Should any of our key personnel be involved in any legal proceedings related to business interests separate from Nidar, this may negatively impact the reputation of Nidar or otherwise adversely affect Nidar. For example, allegations and investigations of impropriety involving Darshan Hiranandani, Nidar’s founder, significant shareholder and Chairman, are currently ongoing in India. While Nidar does not believe that these investigations are likely to result in a negative outcome for Mr. Hiranandani or Nidar, we cannot predict the outcome of the ongoing investigations, which may result in the loss of Mr. Hiranandani’s services, relationships and other benefits to Nidar, may negatively impact the reputation of Nidar or otherwise materially and adversely affect our results of operations, cash flow and financial condition.
It is estimated that, pursuant to the Business Combination Agreement, Cartica’s public shareholders will own approximately 1.2% of the equity interests of the Surviving Company (assuming no redemptions and no Dissenting Shares and excluding shares available for future issuance pursuant to the Nidar Incentive Plan). Accordingly, the future performance of the Surviving Company will depend upon the quality of the Nidar Board, management and key personnel of the Surviving Company.
Nidar’s management has limited experience in operating a public company.
Nidar’s executive officers have limited experience in the management of a publicly traded company. Nidar’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Nidar. Nidar may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S.. The development and implementation of the standards and controls necessary for Nidar to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Nidar will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
Nidar’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Following the Business Combination, Nidar will be subject to certain reporting requirements of the Exchange Act. Nidar’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Nidar believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.
Nidar’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its business and the market price of its ordinary shares.
As a public company, Nidar will have significant requirements for enhanced financial reporting and internal controls. If Nidar is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause Nidar to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements and harm its operating results. Nidar’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually Nidar will be required to meet. Because currently Nidar does not have comprehensive documentation of its internal controls and has not yet tested its internal controls in accordance with Section 404, Nidar cannot conclude in accordance with Section 404 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that it has a material weakness in its internal controls.
Matters impacting Nidar’s internal controls may cause Nidar to be unable to report its financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Nidar and the reliability of its financial statements. Confidence in the reliability of Nidar’s financial statements also could suffer if it or its independent registered public accounting firm were to report a material weakness in Nidar’s internal controls over financial reporting. In addition, Nidar may be required to incur costs in improving its internal control system and the hiring of additional personnel. Any such action could materially adversely affect it and lead to a decline in the market price of Nidar Ordinary Shares.
Following the consummation of the Business Combination, Nidar may incur significant increased expenses and administrative burdens as a listed public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, Nidar will face increased legal, accounting, administrative and other costs and expenses as a U.S.-listed public company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated, and to be promulgated, thereunder by the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Nidar to carry out activities Nidar has not done previously. For example, Nidar will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, Nidar could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Nidar’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with Nidar’s status as a U.S.-listed public company may make it more difficult to attract and retain qualified persons to serve on the Nidar Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Nidar to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the Nidar Ordinary Shares less attractive to investors.
As an “emerging growth company,” Nidar will be entitled to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of its internal control over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.
We cannot predict if investors will find the Nidar Ordinary Shares less attractive because it will rely on these exemptions. If some investors find the Nidar Ordinary Shares less attractive as a result, there may be a less active market for the Nidar Ordinary Shares, the share price of Nidar Ordinary Shares may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.
Nidar is expected to be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If Nidar relies on these exemptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.
Following the Business Combination, Vista Holdings Limited is expected to control a majority of the voting power of the Nidar Ordinary Shares, and Nidar will then be a “controlled company” within the meaning of the applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:
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a board of directors composed of a majority of independent directors;

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a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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an annual performance evaluation of the nominating and corporate governance and compensation committees.

While Nidar does not intend to rely on these exemptions, if it determines to do so in the future, Nidar’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
As a foreign private issuer, Nidar will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies.
Nidar is a “foreign private issuer,” as defined in the SEC rules and regulations, and, consequently, it is not subject to all the disclosure requirements applicable to companies organized within the U.S. For example, it is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Nidar’s officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Nidar’s securities. Moreover, Nidar is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning Nidar than there is for U.S. public companies.

As a foreign private issuer, Nidar will file an annual report on Form 20-F within four months of the close of each fiscal year ended March 31 and reports on Form 6-K relating to certain material events promptly after it publicly announces these events. However, because of the above exemptions for foreign private issuers, Nidar’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the U.S.
Nidar is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such is exempt from certain provisions applicable to U.S. domestic public companies.
Because Nidar qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Nidar will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Nidar is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
Nidar may lose its foreign private issuer status, which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.
Nidar will be required to test its foreign private issuer status at the end of its second fiscal quarter in each fiscal year after the consummation of the Business Combination. If Nidar were no longer a foreign private issuer, it would be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers beginning on the first day of its next fiscal year. In order to maintain Nidar’s status as a foreign private issuer, either (a) a majority of its securities must be either directly or indirectly owned of record by nonresidents of the U.S. or (b)(i) a majority of its executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of its assets must be located outside the U.S. and (iii) its business must be administered principally outside the U.S. If Nidar loses its status as a foreign private issuer, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. Nidar may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to Nidar under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status for Nidar would increase its legal and financial compliance costs and is likely to make some activities highly time-consuming and costly. We also expect that if Nidar were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for it to obtain director and officer liability insurance, and Nidar may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for Nidar to attract and retain qualified members of its board of directors.
The future exercise of registration rights may adversely affect the market price of Nidar Ordinary Shares.
In connection with the Business Combination, Nidar will enter into a registration rights agreement that will obligate Nidar to register Nidar Ordinary Shares held by the Sponsor and certain other holders of

Nidar Ordinary Shares. Specifically, within 45 days after the Closing, Nidar is required to file a registration statement to register the resale of (i) 4,427,500 Nidar Ordinary Shares that will be issued to the Sponsor and/or affiliate(s) of the Sponsor in exchange for their Cartica Shares, (ii) 27,400,000 Nidar Ordinary Shares issuable upon the exercise of Nidar Warrants and (iii) 303,457,112 Nidar Ordinary Shares that will be held by an existing Nidar shareholder, following the Closing, to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of Nidar. Subject to certain requirements and limitations, the holders may demand that Nidar consummate an underwritten offering of the demanding holder’s or holders’ Nidar Ordinary Shares. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require Nidar to register for resale such securities pursuant to Rule 415 under the Securities Act. Sales of a substantial amount of ordinary shares pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. These sales, or the perception in the market that the holders of a large number of ordinary shares intend to sell such shares, could reduce the market price of the Nidar Ordinary Shares.
There may be sales of a substantial amount of Nidar Ordinary Shares after the Business Combination by Cartica’s current shareholders, and these sales could cause the price of Nidar Ordinary Shares to fall.
After the Business Combination, on a pro forma basis, there will be approximately 307,369,034 outstanding Nidar Ordinary Shares (assuming no redemptions by Cartica shareholders and no Dissenting Shares). Of Cartica’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Cartica’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately 0.1% of the Nidar Ordinary Shares will be held by the Sponsor. This percentage does not take into account (i) 4,087,500 Sponsor Earnout Shares, (ii) the issuance of up to 14,157,359 shares (or options to acquire shares) under the Nidar Incentive Plan, (iii) the issuance of any shares upon the exercise of Nidar Warrants to purchase up to a total of 27,400,000 Nidar Ordinary Shares that will remain outstanding following the Business Combination. Future sales of Nidar Ordinary Shares may cause the market price of Nidar’s securities to drop significantly, even if its business is performing well. Additionally, sales of substantial amounts of Nidar Ordinary Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Nidar Ordinary Shares and make it difficult for it to raise funds through securities offerings in the future.
The Surviving Company may amend the terms of the warrants in a manner that may be adverse to holders of Nidar Warrants with the approval by the holders of at least 50% of the then outstanding Nidar Warrants.
The warrants were issued in registered form under the Warrant Agreement, dated as of January 4, 2022, between Continental Stock Transfer & Trust Company and Cartica (the “Warrant Agreement”), and the terms and conditions of the Warrant Agreement will be amended and restated immediately prior to the Closing by an amended and restated warrant agreement (the “A&R Warrant Agreement”). The A&R Warrant Agreement will provide that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the warrants and the A&R Warrant Agreement set forth in the prospectus for the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Nidar Warrants is required to make any change that adversely affects the interests of the registered holders of Nidar Warrants. The Surviving Company’s ability to amend the terms of the Nidar Warrants with the consent of at least 50% of the then outstanding Nidar Warrants is broad. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Nidar Ordinary Shares purchasable upon exercise of a warrant.
The Surviving Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
The Surviving Company will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Nidar Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share divisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Surviving Company gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by the Surviving Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Surviving Company may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, the Surviving Company may redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the price per Nidar Ordinary Share equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under “Description of Securities and Governance after the Business Combination — Warrants — The Public Warrants — Redemption of Nidar Warrants when the price per Nidar Ordinary Share equals or exceeds $10.00”). The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received will be capped at 0.361 Nidar Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. the Surviving Company will have no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the A&R Warrant Agreement, in the event the Surviving Company decides to redeem the warrants, it will be required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.
Nidar may be subject to securities class action and other litigation, which may harm its business and results of operations.
Nidar may be subject to securities class action or other litigation. For example, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Litigation can be lengthy, expensive and divert management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in litigation could result in monetary damages or injunctive relief. Further, any payments made in settlement may directly reduce Nidar’s revenue under IFRS and could negatively impact Nidar’s results of operations for the period. For all of these reasons, litigation could materially harm Nidar’s business, results of operations, financial condition or cash flows.
If securities or industry analysts do not publish research or reports about Nidar’s business, or publish negative reports about its business, its share price and trading volume could decline.
The trading market for Nidar Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about Nidar or its business. If no securities or industry analysts commence coverage of Nidar, the trading price for Nidar Ordinary Shares could be negatively affected. Nidar will not have any control over these analysts or the content that they publish about it. In the event securities or industry analysts initiate coverage, if Nidar’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Nidar downgrade Nidar Ordinary Shares or change their opinion of Nidar Ordinary Shares, the share price for Nidar Ordinary Shares would likely decline. If one or more of these analysts cease coverage of Nidar or fail to publish reports on Nidar regularly, demand for Nidar Ordinary Shares could decrease, which might cause the share price and trading volume to decline.
If Nidar’s operating and financial performance in any given period does not meet any guidance that it provides to the public, the market price of Nidar Ordinary Shares may decline.
Nidar may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this proxy statement/prospectus and in Nidar’s future public filings and public statements. Nidar’s actual results may not always be consistent with or exceed any guidance it provides, especially in times of economic uncertainty. If operating or financial results for a particular period do not meet any guidance Nidar provides, or if Nidar reduces its guidance for future periods, the market price of Nidar Ordinary Shares may decline.
If Nidar or any of its subsidiaries are characterized as a PFIC for U.S. federal income tax purposes, U.S. Holders may suffer materially adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Business Combination; however, there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (“IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether Nidar or any of its subsidiaries is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, its market value and the market value of its subsidiaries’ shares and assets. Changes in the composition of Nidar’s income or the composition of its or any of its subsidiaries’ assets may cause Nidar to be or become a PFIC for the current or subsequent taxable years. Whether Nidar is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.
If Nidar is a PFIC for any taxable year, a U.S. Holder of Nidar Ordinary Shares and/or Nidar Warrants may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders of Nidar Ordinary Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of Nidar Ordinary Shares and/or Nidar Warrants.
If a U.S. investor is treated for U.S. federal income tax purposes as owning at least 10% of the Nidar Ordinary Shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.
For U.S. federal income tax purposes, if a U.S. investor who is a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Nidar Ordinary Shares, such U.S. investor may be treated as a “United States shareholder” with respect to us, or any of our non-U.S. subsidiaries. A non-U.S. corporation is considered a “controlled foreign corporation” if more than 50% of (1) the total combined voting power of all classes of shares of such corporation entitled to vote, or (2) the total value of the shares of such corporation is owner, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If Nidar has one or more U.S. subsidiaries, certain of its non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether Nidar is treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed U.S. Treasury Regulations that may limit the application of these rules in certain circumstances).
Certain U.S. shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain shares in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a U.S. shareholder under these rules is based on a number of factors, including, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such U.S. shareholder to significant monetary penalties and may extend the statute of limitations with respect to such U.S. shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. We cannot provide any assurances that we will assist U.S. investors in determining whether we or any of our non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a U.S. shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if we, or any of our non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who hold 10% or more of the combined voting power or value of Nidar Ordinary Shares are strongly encouraged to consult their own advisors regarding the U.S. tax consequences of owning or disposing of Nidar Ordinary Shares.
Risks Related to Redemption
The ability of holders of Cartica Class A Shares to exercise redemption rights with respect to a large number of Cartica Class A Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Cartica Class A Shares.
Under the Cartica Articles, the Business Combination may not be consummated if Cartica has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Cartica Class A Shares properly demanded to be redeemed by holders of Cartica Class A Shares. If the Business Combination is not consummated, you would not receive your pro rata portion of the funds held in the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Cartica Class A Shares in the open market; however, at the time you attempt to sell your Cartica Class A Shares, Cartica Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Cartica’s redemption until Cartica liquidates or you are able to sell your Cartica Class A Shares in the open market.
We cannot be certain as to the number of Cartica Class A Shares that will be redeemed and as to the potential impact to holders of Cartica Class A Shares who do elect to redeem their Cartica Class A Shares. There is no guarantee that the decision of a holder of Cartica Class A Shares to redeem its Cartica Class A Shares for a pro rata portion of the funds held in the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a holder of Cartica Class A Shares may be able to sell its Nidar Ordinary Shares received in connection with the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a holder of Nidar Ordinary Shares might realize in the future had the shareholder not redeemed his, her or its Cartica Class A Shares. Similarly, if a holder of Cartica Class A Shares does not redeem its Cartica Class A Shares, such shareholder will bear the risk of ownership of the Nidar Ordinary Shares after the consummation of the Business Combination or shares with respect to any alternative business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Cartica shareholder should consult such shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On October 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Cartica Class A Share on Nasdaq was $11.52. Holders of Cartica Class A Shares should be aware that, while we are unable to predict the price per Nidar Ordinary Share following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of Cartica Class A Shares owned by non-redeeming holders of Cartica Class A Shares — increased levels of redemptions by holders of Cartica Class A Shares may be a result of the price per Cartica Class A Share falling below the redemption price. We expect that more holders of Cartica Class A Shares may elect to redeem their Cartica Class A Shares if the share price of the Cartica Class A Shares is below the projected redemption price of $11.55 per share, and we expect that more holders of Cartica Class A Shares may elect not to redeem their Cartica Class A Shares if the share price of the Cartica Class A Shares are above the projected redemption price of $11.55 per share. Each Cartica Class A Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to Nidar from the Trust Account and (ii) a corresponding increase in each holder of Cartica Class A Shares pro rata ownership interest in Nidar following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $11.55 per share that was calculated based on $26.0 million in the Trust Account, a hypothetical 1% increase or decrease in the number of Cartica Class A Shares redeemed would result in a decrease or increase, respectively, of $0.26 million of cash available in the Trust Account. In addition, if a holder of Cartica Class A Shares does not redeem its shares, but if other holders of Cartica Class A Shares do elect to redeem their shares, the non-redeeming holders of Cartica Class A Shares would own shares with a lower book value per share, which would decrease from $3.17 per share (assuming no redemptions and no Dissenting Shares) to $1.53 per share (assuming maximum redemption scenario) on a pro forma basis as of the date of this proxy statement/prospectus. In addition, the net loss per share for non-redeeming holders of Cartica Class A Shares would increase from $(0.37) per share (assuming either no redemptions and no Dissenting Shares or maximum redemptions) to $(0.38) per share (assuming maximum redemptions) on a pro forma basis as of the date of this proxy statement/prospectus.
If holders of Cartica Class A Shares fail to properly demand redemption rights, they will not be entitled to convert their Cartica Class A Shares into a pro rata portion of the funds held in the Trust Account.
Cartica shareholders holding Cartica Class A Shares (other than Founder Shares) may demand that Cartica redeem their Cartica Class A Shares into a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Cartica to pay its taxes). To demand redemption rights, Cartica shareholders must deliver their shares to Cartica’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Cartica Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.
If, before distributing the proceeds in the Trust Account to Cartica shareholders, Cartica files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Cartica shareholders and the per share amount that would otherwise be received by Cartica shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Cartica shareholders, Cartica files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Cartica’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of Cartica shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Cartica shareholders in connection with Cartica’s liquidation may be reduced. There will be no liquidating distributions with respect to Cartica warrants, which will expire worthless.

EXTRAORDINARY GENERAL MEETING OF CARTICA SHAREHOLDERS
General
Cartica is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of Cartica shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting of Cartica’s Shareholders
The extraordinary general meeting will be held on [•], 2024, at 10:00 a.m., Eastern Time, at [•] and virtually over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and entering the 16-digit control number found on your proxy card.
Purpose of the Cartica Extraordinary General Meeting
At the extraordinary general meeting, Cartica is asking its shareholders:
(1)
Proposal No. 1 —  The Business Combination Proposal —  to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Business Combination Agreement, a copy of which is attached as Annex A hereto;

(2)
Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Merger and the Plan of Merger, substantially in the form attached as Annex B hereto; and

(3)
Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, either (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Cartica Class A Shares.

Recommendation of Cartica’s Board of Directors
The Cartica Board has determined that each of the proposals outlined above is fair to and in the best interests of Cartica and its shareholders and recommended that Cartica shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Record Date; Persons Entitled to Vote
Cartica shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Cartica Shares at the close of business on [•], which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Cartica Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 7,999,422 Cartica Shares entitled to vote at the extraordinary general meeting, of which 6,999,422 were Cartica Class A Shares and 1,000,000 were Cartica Class B Shares.
Quorum
A quorum of Cartica shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding Cartica Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. However, the approval of the Merger Proposal will require at least two-thirds (2/3) of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum but will not count as votes cast for purposes of establishing the minimum number of votes cast with respect to the Merger Proposal. As of the record date, 3,999,712 Cartica Shares would be required to achieve a quorum, and 5,332,948 Cartica Shares would be required to be cast, for or against, with respect to the Merger Proposal.
Vote Required
The proposals at the extraordinary special meeting will require the following votes:
•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The transactions contemplated by the Business Combination will not be consummated if Cartica has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the Business Combination and the transactions contemplated therein.

•
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a majority of at least two-thirds (2/3) of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Cartica Class A Shares and Cartica Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each Cartica Share owned at the close of business on the record date.
Brokers are not entitled to vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Voting Your Shares — Shareholders of Record
If you are a holder of record of Cartica Shares, there are two ways to vote your Cartica Shares at the extraordinary general meeting:
•
By Mail.   You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope so that it is received by Cartica no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the Cartica Board. Proxy cards received after the time specified above will not be counted.

•
In Person.   You may attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at [•] and entering the 16-digit control number found on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — When and where will the extraordinary general meeting take place?” for more information.

Voting Your Shares — Beneficial Owners
If you hold your Cartica Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Cartica Shares you beneficially own are properly counted. If you hold your Cartica Shares in “street name” and you wish to attend the extraordinary general meeting and vote in person, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast at [•].
Revoking Your Proxy
If you are a holder of record of Cartica Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another signed proxy card to Cartica so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

•
you may notify the Cartica Board in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•
you may attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Cartica Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or nominee.
Who Can Answer Your Questions About Voting Your Shares
If you are a Cartica shareholder and have any questions about how to vote or direct a vote in respect of your Cartica Shares, you may contact Advantage Proxy, Cartica’s proxy solicitor, at (877) 870-8565. Questions can also be sent by email to ksmith@advantageproxy.com.
Redemption Rights
Shareholders of Cartica Class A Shares (other than Founder Shares) may redeem their Cartica Class A Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any holder of Cartica Class A Shares (other than Founder Shares) may demand that Cartica redeem such Cartica Class A Shares for a pro rata portion of the funds deposited in the Trust Account (which, for illustrative purposes, was $11.60 per share as of October 31, 2024), calculated as of two (2) business days prior to the consummation of the Business Combination in accordance with the Cartica Articles. If a holder of Cartica Class A Shares properly seeks redemption as described in this section and the Business Combination is consummated, Cartica will redeem their Cartica Class A Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Cartica Class A Shares, together with any affiliate of such holder or any other person with whom he, she or it is acting in concert as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 3,450,000 Cartica Class A Shares, or 15% of the outstanding Cartica Class A Shares as of the record date. Accordingly, all Cartica Class A Shares in excess of 3,450,000 held by a holder of Cartica Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and Cartica’s current and former officers and directors will not have redemption rights with respect to any Cartica Shares owned by them.
If you are a holder of Cartica Class A Shares and wish to exercise your redemption rights, you must:
•
submit a written request to Continental Stock Transfer & Trust Company, Cartica’s transfer agent, in which you (i) request that Cartica redeem all or a portion of your Cartica Class A Shares (other than Founder Shares) for cash, and (ii) identify yourself as the beneficial holder of the Cartica Class A Shares and provide your legal name, phone number and address; and

•
either tender your share certificates (if any) to Continental Stock Transfer & Trust Company, Cartica’s transfer agent, or deliver your Cartica Class A Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System.

Holders must complete the procedures for electing to redeem their Cartica Class A Shares in the manner described above on or prior to 5:00 p.m., Eastern Time, on [•], 2024, two (2) business days prior to the extraordinary general meeting, in order for their Cartica Class A Shares to be redeemed. If you hold the shares in “street name,” you must coordinate with your broker, bank or nominee to have the Cartica Class A Shares you beneficially own certificated and delivered electronically.
Holders of Cartica Units must elect to separate the Cartica Units into the underlying Cartica Class A Shares and the Cartica Public Warrants prior to exercising redemption rights with respect to the Cartica Class A Shares.
There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Cartica’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street  —  30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: Spacredemptions@continentalstock.com
Any request to redeem shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal at the extraordinary general meeting. Furthermore, if a holder of Cartica Class A Shares delivered his, her or its share certificate to the transfer agent and subsequently decides prior to the applicable date to withdraw its redemption request, he, she or it may simply request that the transfer agent return his, her or its share certificates (physically or electronically). Such a request must be made by contacting Continental Stock Transfer & Trust Company, Cartica’s transfer agent, at the address or email set out above.
If the Business Combination is not completed for any reason, then holders of Cartica Class A Shares who elected to exercise their redemption rights with respect to their Cartica Class A Shares will not be entitled to redeem their shares for a pro rata portion of the funds deposited in the Trust Account. In such case, Cartica will promptly return any share certificates or Cartica Class A Shares tendered for redemption by holders of Cartica Class A Shares. If Cartica would be left with less than $5,000,001 of net tangible assets as a result of the holders of Cartica Class A Shares properly demanding redemption of their shares for cash, Cartica will not be able to consummate the Business Combination.
The closing price of Cartica Class A Shares on October 31, 2024 was $11.52. The cash held in the Trust Account on such date was approximately $26.1 million ($11.60 per Cartica Class A Share). Prior to exercising redemption rights, shareholders should verify the market price of Cartica Class A Shares as they may receive higher proceeds from the sale of their Cartica Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Cartica cannot assure its shareholders that they will be able to sell their Cartica Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a holder of Cartica Class A Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Cartica Class A Shares (other than Founder Shares) for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption by following the procedure described above, and the Business Combination is consummated.
If a holder of Cartica Class A Shares exercises his, her or its redemption rights, it will not result in the loss of any Cartica Public Warrants that he, she or it may hold and, upon consummation of the Business Combination, each Cartica Public Warrant will be converted automatically into the right to receive a Nidar Warrant exercisable for Nidar Ordinary Shares for a purchase price of $11.50 per share, subject to adjustment.
Any holder of Cartica Class A Shares who elects to exercise appraisal rights (see “—  Appraisal Rights under the Cayman Companies Act” below) will lose their right to have their Cartica Class A Shares redeemed in accordance with the Cartica Articles.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
If holders of Cartica Class A Shares fail to take any action with respect to the extraordinary general meeting and fail to redeem their Cartica Class A Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the Cartica shareholders and consummated, such holders of Cartica Class A Shares will become shareholders of Nidar.
Appraisal Rights under the Cayman Companies Act
The Cayman Companies Act prescribes when shareholder appraisal rights (sometimes referred to as dissenters’ rights) will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive payment of the fair value for their shares. However, regardless of whether such rights are or are not available, Cartica public shareholders are still entitled to exercise the rights of redemption in respect to their Cartica Class A Shares as set out herein, and the Cartica Board has determined that the redemption proceeds payable to Cartica public shareholders who exercise such redemption rights represent the fair value of those shares. See the section of this proxy statement/prospectus titled “Appraisal Rights under the Cayman Companies Act” for additional information.
Holders of Cartica Units or Cartica Public Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Proxy Solicitation Costs
Cartica is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Cartica and its directors, officers and agents may also solicit proxies online. Cartica will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Cartica will bear the cost of the solicitation.
Cartica has hired Advantage Proxy to assist in the proxy solicitation process. Cartica will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Cartica will pay Advantage Proxy a fee of [•], plus disbursements, reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as Cartica’s proxy solicitor. Cartica will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Cartica’s shareholders. Directors, officers and employees of Cartica who solicit proxies will not be paid any additional compensation for soliciting.
Important Information About Exchange Rates
Certain information presented in this proxy statement/prospectus has been converted from Indian rupees to U.S. dollars. For the financial statements and other amounts set forth herein: (a) assets and liabilities for each reporting date presented are converted at the exchange rate at that reporting date and (b) income and expenses for each statement of profit or loss and statement of comprehensive income are converted at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are converted at the dates of the transactions). Exchange rates fluctuate, and such fluctuation can be significant.
Other Matters
As of the date of this proxy statement/prospectus, the Cartica Board does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.
Interests of the Sponsor and Cartica’s Officers and Directors in the Business Combination
In considering the recommendation of the Cartica Board to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Cartica’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Cartica shareholders generally. If Cartica does not complete the Business Combination with Nidar or another business combination by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica must redeem 100% of the outstanding Cartica Class A Shares (other than Founder Shares) and liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to public shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Cartica. In particular:
•
If the Business Combination or another business combination is not consummated by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for cash and, subject to the approval of its remaining shareholders and the Cartica Board, dissolving and liquidating. In such event, the 1,000,000 Cartica Class B Shares held by the Sponsor and former members of the Cartica Board and 4,750,000 Cartica Class A Shares issued on conversion of a portion of the Cartica Class B Shares, which were acquired for an aggregate purchase price of $25,000, and 15,900,000 Cartica Private Placement Warrants, for which the Sponsor paid $15,900,000, will all be worthless (as the holders have waived liquidation rights with respect to such shares). Assuming the Cartica Class B Shares and Cartica Private Placement Warrants have a value equal to Cartica Class A Shares and Cartica Public Warrants, such securities would have had an aggregate market value of approximately $68.1 million based on the last sale price of approximately $11.52 and $0.12 of Cartica Class A Shares and Cartica Public Warrants, respectively, on Nasdaq on October 31, 2024.
•
The Sponsor and Cartica’s directors and officers have agreed not to redeem any Cartica Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
The Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes as of the date of this proxy statement/prospectus, which may be further increased (A) by one or more draws of up to $227,000 under the promissory notes and (B) by deposits of $40,000 in the Trust Account by the Sponsor on the seventh day of each month through January 7, 2025 pursuant to one of the notes. The amounts outstanding under the notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation.

•
The holders of the Founder Shares, including the Sponsor and Cartica’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of the Founder Shares held by them, and the Sponsor and Cartica’s officers and directors will not be reimbursed for any out-of-pocket expenses, if Cartica fails to complete an initial business combination on or before January 7, 2025. Accordingly, the Sponsor and Cartica’s officers and directors will lose their entire investment in Cartica if an initial business combination is not consummated on or before January 7, 2025.

•
As a result of the prices at which the Sponsor acquired the Cartica Class B Shares and Cartica Private Placement Warrants and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if the holders of Cartica Class A Shares lose money on their investments as a result of a decrease in the post-combination value of Nidar Ordinary Shares.

•
If the Trust Account is liquidated, including in the event Cartica is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Cartica to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation will only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Cartica, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Cartica’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cartica’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act.

•
The Business Combination Agreement provides for continued indemnification of Cartica’s current directors and officers and the continuation of directors and officers liability insurance covering Cartica’s current directors and officers.

Purchases of Cartica Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Cartica or its securities, the Sponsor, Cartica’s officers and directors, Nidar, Nidar shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase Cartica Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Cartica Shares or vote their Cartica Shares in favor of the Business Combination Proposal. The purpose of such Cartica Share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their Cartica Shares, including the granting of put options and, with Nidar’s consent, the transfer to such investors or holders of Cartica Shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Cartica Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Cartica Shares at a price lower than market and may therefore be more likely to sell the Cartica Shares it owns, either prior to or immediately after the extraordinary general meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Cartica Shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Cartica officers and directors, Nidar, Nidar shareholders or any of their respective affiliates.
In the event of any such new purchases of shares (i) the Sponsor or its affiliates will purchase the Cartica Class A Shares at a price per share no higher than the estimated per-share redemption price as of such date offered through the redemption process; (ii) any such purchases by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates will not have redemption rights to such shares. Prior to the extraordinary general meeting, Cartica will disclose in a Form 8-K (i) the amount of Cartica Class A Shares purchased by the Sponsor or its affiliates, along with the purchase price(s) of such repurchases; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved; (iv) the identities of shareholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of shareholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of Cartica Class A Shares for which Cartica has received redemption requests pursuant to the redemption rights in connection with the extraordinary general meeting.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL
Holders of Cartica Shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby. Cartica shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. Cartica shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.
Vote Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a simple majority of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The transactions contemplated by the Business Combination will not be consummated if Cartica has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination and the related transactions.
Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the entry of Cartica Acquisition Corp, a Cayman Islands exempted company (“Cartica”), into the Agreement and Plan of Merger, dated as of June 24, 2024, by and among Cartica, Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”) (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a wholly owned subsidiary of Nidar, and immediately thereafter and as part of the same overall transaction, Cartica (as the surviving entity of the First Merger) will merge with and into Nidar (the “Second Merger”), with Nidar surviving the Second Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement each be and are hereby authorized, approved, ratified and confirmed in all respects.”
Recommendation of Cartica’s Board of Directors
THE CARTICA BOARD UNANIMOUSLY RECOMMENDS THAT CARTICA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL TWO — THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the First Merger and the Plan of Merger. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.
Required Vote
The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of a majority of at least two thirds (2/3) of the votes which are cast by those holders of Cartica Shares, voting as a single class, who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that:
(a)
the Plan of Merger, by and among Cartica, Merger Sub and Nidar, substantially in the form attached as Annex B to the proxy statement/prospectus for the extraordinary general meeting (including the annexures thereto, the “Plan of Merger”) pursuant to which Merger Sub will merge with and into Cartica (the “First Merger”) so that Cartica will be the surviving company and all the undertaking, property and liabilities of Merger Sub will vest in Cartica by virtue of such First Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be authorized, approved and confirmed in all respects;

(b)
Cartica be authorized to enter into the Plan of Merger;

(c)
the Plan of Merger be executed by any one director on behalf of Cartica and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(d)
as at the Effective Time (as defined in the Plan of Merger), the memorandum and articles of association of Cartica as the surviving company will be in the form of the amended and restated memorandum and articles of association of Cartica in effect immediately before the Effective Time.”

Recommendation
THE CARTICA BOARD UNANIMOUSLY RECOMMENDS THAT CARTICA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will Cartica solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under the Cartica Articles and the laws of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination and the related transactions. See the section titled “The Business Combination Agreement and Ancillary Documents  —  Interests of Certain Persons in the Business Combination.”
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is presented at the extraordinary general meeting and is not approved by the shareholders, the Cartica Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Business Combination and the related transactions would not be completed.
Required Vote
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Cartica Articles, being the affirmative vote of shareholders holding a majority of the Cartica Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.
Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, (a) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal, or (b) to seek reversals of requests by Cartica’s public shareholders to redeem their Class A ordinary shares, par value $0.0001 per share, of Cartica, be and is hereby approved.”
Recommendation
THE CARTICA BOARD UNANIMOUSLY RECOMMENDS THAT CARTICA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure letters, which are referred to herein as the “Nidar Disclosure Letter” and the “Cartica Disclosure Letter,” respective, and collectively as the “Disclosure Letters,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than for the purpose of establishing matters as facts. Cartica and Nidar do not believe that the Disclosure Letters contain information that is material to an investment decision except as otherwise disclosed in this proxy statement/prospectus. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Cartica or Nidar or any other matter.
The Business Combination Agreement
Structure of the Business Combination
Pursuant to the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that Merger Sub will merge with and into Cartica, with Cartica continuing as the Surviving Entity, followed by the merger of the Surviving Entity with and into Nidar, with Nidar continuing as the Surviving Company. As a result of the Transactions, Nidar will continue as the parent/public company.
Closing of the Business Combination
Unless Cartica and Nidar otherwise mutually agree or the Business Combination Agreement is otherwise terminated pursuant to its terms, the Closing will take place on the date that is five (5) business days following the date on which all of the closing conditions set forth in the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). See “― Conditions to Closing of the Business Combination” for a more complete description of the conditions that must be satisfied prior to Closing. The Business Combination is expected to be consummated as soon as practicable after the meeting of Cartica’s shareholders described in this proxy statement/prospectus.
If the Transactions have not been consummated by July 7, 2025, the Business Combination Agreement may be terminated by either Cartica or Nidar. However, a party may not terminate the Business Combination Agreement pursuant to the foregoing if such party’s breach of the Business Combination Agreement has been a primary cause of or resulted in the failure of the Transactions to be consummated on or before such date. See “― Termination.”
Recapitalization
On the Closing Date and immediately prior to the First Effective Time: (i) the Nidar Existing Articles will be replaced with the Nidar Articles; (ii) each Nidar Pre-Split Share will be redesignated and become a

Nidar Ordinary Share, which is referred to in this proxy statement/prospectus as the “Share Redesignation,” and each Nidar Pre-Split Share held in Nidar’s treasury immediately prior to the Share Redesignation will be canceled and extinguished automatically without any redesignation, subdivision or payment therefor; (iii) immediately following the Share Redesignation but prior to the First Effective Time, Nidar will effect a share split, which is referred to in this proxy statement/prospectus as the “Share Split,” of each Nidar Ordinary Share into a number of Nidar Ordinary Shares equal to (a) the Equity Value (as defined in the Business Combination Agreement) divided by (b) the product of (1) the aggregate fully diluted Nidar Ordinary Shares, multiplied by (2) the per-share amount payable in respect of each Cartica Class A Share properly redeemed in connection with the extraordinary general meeting, which resulting number is referred to in this proxy statement/prospectus as the “Split Factor”; and (iv) Nidar’s authorized share capital will be adjusted concurrently to reflect the Share Redesignation and Share Split, clauses (i) through (iv) being referred to in this proxy statement/prospectus as the “Recapitalization.”
Effects of the Business Combination on the Equity Interests of Cartica and Nidar
Pursuant to the Business Combination Agreement:
•
Immediately prior to the First Effective Time, the Cartica Class A Shares and the Cartica Public Warrants comprising each issued and outstanding Cartica Unit immediately prior to the First Effective Time will be separated automatically in accordance with the terms of the Cartica Units, and the holder thereof will thereafter hold one (1) Cartica Class A Share and one-half (1/2) of one (1) Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit Separation such that if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants.

•
At the First Effective Time, each Cartica Share that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive one (1) Nidar Ordinary Share and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will be cancelled automatically by virtue of the First Merger.

•
At the First Effective Time, each Cartica Warrant that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive a corresponding Nidar Warrant.

•
At the First Effective Time, each ordinary share of Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into one (1) Surviving Entity Share by virtue of the First Merger, which will constitute the only issued and outstanding share capital of the Surviving Entity following the First Merger.

•
At the First Effective Time, each Cartica Share held in Cartica’s treasury or owned by Nidar, Merger Sub or any other wholly owned subsidiary of Nidar or Cartica as of immediately prior to the First Effective Time, will be cancelled and extinguished automatically without any conversion thereof or payment therefor by virtue of the First Merger.

•
At the First Effective Time, each Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting, issued and outstanding as of immediately prior to the First Effective Time will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the extraordinary general meeting.

•
At the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by Cartica shareholders who have validly exercised their right to dissent to the First Merger will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Act.

•
At the Second Effective Time, each Surviving Entity Share that is issued and outstanding as of immediately prior to the Second Effective Time will be cancelled and extinguished automatically without any conversion thereof or payment therefor by the virtue of the Second Merger, and each Nidar Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time will remain outstanding and will not be affected by the Second Merger.

Representations and Warranties
The Business Combination Agreement contains customary representations and warranties of Nidar and Cartica relating to each party’s organization, authorization and operation. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.
The representations and warranties made by Nidar to Cartica relate to a number of matters, including the following material representations and warranties:
•
the due organization, qualification and good standing of each of Nidar and Merger Sub to own, lease and operate its assets and properties and to conduct its business as currently conducted;

•
the due authorization of each of Nidar and Merger Sub to execute the Business Combination Agreement and several other transaction documents contemplated by the Business Combination Agreement or otherwise relating to the Business Combination Agreement, including the Sponsor Lock-Up and Support Agreement, the Shareholder Lock-Up and Support Agreement, the Registration Rights Agreement, the First Plan of Merger and the Second Plan of Merger, which are referred to in this proxy statement/prospectus as the “Transaction Agreements,” and perform its obligations thereunder;

•
the absence of conflicts between the execution, delivery and performance by each of Nidar and Merger Sub of the Business Combination Agreement and the Transaction Agreements and the organizational documents and material agreements of or laws applicable to Nidar and its direct and indirect subsidiaries (the “Nidar Group”);

•
the ability of Nidar and Merger Sub to consummate the Transactions without any consent, approval, permit or authorization of, or designation, declaration or filing with, any governmental authority (other than as set forth in the Business Combination Agreement);

•
the capitalization of the Nidar Group, including the Nidar Pre-Split Shares;

•
Nidar’s unaudited consolidated balance sheet and profit and loss statement as of, and the related unaudited consolidated statements of comprehensive income and of changes in shareholders’ equity, for the nine (9)-month period ended December 31, 2023; and Nidar’s audited consolidated balance sheet as of, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows for the twelve (12)-month period ended March 31, 2023;

•
the establishment and maintenance by the Nidar Group of systems of internal accounting controls;

•
the absence of any Material Adverse Effect since March 31, 2023;

•
the absence of undisclosed liabilities, debts or obligations;

•
the absence of litigation and actions pending or threatened against, or government orders imposed upon, the Nidar Group;

•
compliance with laws applicable to the business and operations of the Nidar Group (including, without limitation, investment laws, exchange control laws, telecommunication laws, labor and employment laws, environmental laws, unfair competition laws, consumer protection laws, payment-related laws and anti-money laundering laws);

•
the material contracts of the Nidar Group and that such contracts are in full force and effect;

•
the employees, consultants and employee benefit plans of the Nidar Group, including compliance by the Nidar Group with any laws applicable thereto and any actions pending or threatened against the Nidar Group by any employees or service providers;

•
any material tax returns required to be filed by the Nidar Group, and audits, examinations or other proceedings with respect to taxes of the Nidar Group;

•
real property and related agreements of the Nidar Group, including construction agreements, brokerage agreements, service and maintenance agreements, infrastructure agreements and other agreements related to the purchase, disposition, development and leasing of real property;

•
the personal property assets of the Nidar Group and the sufficiency of such assets to enable the business of the Nidar Group to be conducted immediately after the Closing in the same manner in all material respects;

•
the intellectual property owned and licensed by the Nidar Group, and the violation, infringement or misappropriation of intellectual property against or by the Nidar Group;

•
the IT systems of the Nidar Group and the functionality and sufficiency of such systems;

•
any brokerage, finder’s or other fee or commission based upon arrangements made by the Nidar Group in connection with the Transactions;

•
the insurance policies of the Nidar Group and any claims pending with respect thereto; and

•
any related party transactions between the Nidar Group and its affiliates or directors and officers.

The representations and warranties made by Cartica to Nidar relate to a number of matters, including the following material representations and warranties:
•
the due organization, qualification and good standing of Cartica to own, lease and operate its assets and properties and to conduct its business as currently conducted;

•
the due authorization of Cartica to execute the Business Combination Agreement and the Transaction Agreements and perform its obligations thereunder;

•
the absence of conflicts between the execution, delivery and performance by Cartica of the Business Combination Agreement and the Transaction Agreements and the organizational documents and material agreements of or laws applicable to Cartica;

•
the absence of litigation and actions pending or threatened against, or government orders imposed upon, Cartica;

•
the ability of Cartica to consummate the Transactions without any consent, approval, permit or authorization of, or designation, declaration or filing with, any governmental authority (other than as set forth in the Business Combination Agreement);

•
the Trust Account, including there being at least $24,460,583 in such account as of the date of the Business Combination Agreement;

•
any brokerage, finder’s or other fee or commission based upon arrangements made by Cartica in connection with the transactions contemplated by the Business Combination Agreement;

•
Cartica’s compliance with SEC filing requirements since its incorporation, its financial statements contained therein and its maintenance of disclosure controls and procedures required under the Exchange Act;

•
Cartica’s compliance with laws applicable to its business and operations;

•
the absence of any business activities of Cartica other than activities directed toward the accomplishment of a business combination;

•
any material tax returns required to be filed by Cartica, and audits, examinations or other proceedings with respect to Cartica’s taxes;

•
Cartica’s capitalization, including the Cartica Units, Cartica Class A Shares, Cartica Class B Shares and Cartica Warrants;

•
the Nasdaq listing status of the Cartica Units, the Cartica Class A Shares and the Cartica Public Warrants;

•
Cartica’s material contracts and that such contracts are in full force and effect;

•
any related party transactions between Cartica and its affiliates or directors and officers;

•
Cartica’s status under the Investment Company Act and the JOBS Act; and

•
the absence of any SPAC Impairment Effect since Cartica’s incorporation.

None of these representations or warrants in the Business Combination Agreement survive the Closing, and all rights, claims and causes of action with respect thereto terminate at the Closing.
Covenants and Agreements
Conduct of Nidar Business Prior to the Closing
Nidar has agreed that, from the date of the Business Combination Agreement until the earlier of the Closing or the valid termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement or any other Transaction Agreement, as set forth in the disclosure schedule, as consented to in writing by Cartica (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable law, use reasonable best efforts to conduct and operate the business of the Nidar Group in the ordinary course of business consistent with past practice.
In addition to the general covenant above, Nidar has agreed that, except as expressly contemplated by the Business Combination Agreement or any other Transaction Agreement, as set forth in the disclosure schedule, as consented to in writing by Cartica (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable law, during the Interim Period, Nidar will not, and will cause each of its subsidiaries not to, do any of the following:
•
change or amend the organizational documents of Nidar or any of its subsidiaries;

•
other than in certain exceptions, make, declare, set aside, establish a record date for or pay any dividend or distribution in cash, shares, property or otherwise;

•
other than in certain exceptions, enter into, amend, renew, extend, terminate, provide any consent or waive any material rights under, in each case, any Material Contract (as defined in the Business Combination Agreement);

•
(i) issue, deliver, sell, transfer, pledge or dispose of or place any lien (other than certain permitted liens) on, or authorize the issuance, delivery, sale, transfer, pledge, disposition of or placement of any lien (other than certain permitted liens) on, any equity securities of the Nidar Group, or (ii) issue or grant any options, warrants or other rights to purchase or obtain, or authorize the issuance or grant of any options, warrants or other rights to purchase or obtain, any equity securities of the Nidar Group;

•
other than in certain exceptions, sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than certain permitted liens) on, or otherwise dispose of, any assets, rights or properties (including intellectual property rights) in excess of $3,000,000;

•
sell, assign, transfer, convey, lease, abandon, subject to or grant any lien (other than certain permitted liens) on, or otherwise dispose of, any real property in excess of $3,000,000;

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings entailing obligations that would impose any restrictions on the business operations of the Nidar Group, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•
other than in the ordinary course of business, hire, engage or terminate (other than for “cause”) any employee, officer or individual independent contractor with an annual base compensation in excess of $200,000;

•
except as otherwise required by existing company benefit plans or pursuant to the Business Combination Agreement, (i) other than in the ordinary course of business, pay or promise to pay,

fund any new, enter into or make any grant of any severance, change in control, transaction, retention or termination payment to any service provider, (ii) other than pursuant to the Nidar Incentive Plan and in accordance with the disclosure schedule, grant or promise to grant any equity securities of the Nidar Group to any service provider, (iii) take or promise to take any action to accelerate any payments or benefits, or the funding or vesting of any payments or benefits, payable or to become payable to any service provider, (iv) other than in the ordinary course of business, take or promise to take any action to increase any compensation or benefits of any service provider with an annual base compensation in excess of $200,000, other than base salary increases or in connection with promotions that do not exceed $25,000 per service provider, (v) other than in the ordinary course of business, establish, adopt, enter into, materially amend or terminate any company benefit plan (other than changes in connection with annual open enrollment periods and similar broad-based, immaterial changes or as otherwise permitted pursuant to the Business Combination Agreement);
•
unless required pursuant to a collective bargaining agreement, negotiate, modify, extend or enter into or promise to negotiate, modify, extend or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any service provider;

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any service provider;

•
other than in certain exceptions, make any loans or advance any money or other property to any person;

•
other than in certain exceptions, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of the Nidar Group;

•
adjust, split, combine, consolidate, subdivide, recapitalize, reclassify, convert or otherwise effect any change in respect of any equity securities of the Nidar Group;

•
materially amend or change any accounting policies or procedures of the Nidar Group, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP, IFRS or the Indian Accounting Standards, as the case may be;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Nidar Group;

•
(i) change or revoke any material tax election, (ii) make any material tax election except in the ordinary course of business consistent with past practice, (iii) change or revoke any material accounting method with respect to a tax, (iv) amend any material tax return, (v) settle or compromise any material tax claim, action or liability, (vi) enter into a tax sharing, indemnification or allocation agreement or similar contract (other than commercial contracts, the primary subject of which is not taxes) with any person other than the Nidar Group, (vii) enter into any closing agreement with respect to a material tax with any governmental authority, (viii) surrender any right to claim a refund of a material amount of taxes or (ix) change its jurisdiction of tax residency;

•
other than in certain exceptions, incur, create, issue, assume or guarantee any indebtedness (or warrants or other rights to acquire debt securities);

•
other than in the ordinary course of business, enter into (i) any agreement that materially restricts the ability of the Nidar Group to engage or compete in any line of business or to enter into a new line of business or (ii) any new line of business;

•
other than in certain exceptions, make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•
make any application to any governmental authority for any material change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any real property of the Nidar Group, other than in the ordinary course of business;

•
other than in certain exceptions, (i) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or person or division thereof, or (ii) enter into any agreement to acquire any real property;

•
enter into any customer contract (i) except in the ordinary course of business and (ii) so long as such contract does not (A) provide any material concession or credit to a person or impose material obligations upon the Nidar Group without receiving any commercially reasonable benefit from the other party thereunder, (B) require the Nidar Group to provide a level of power to any person the Nidar Group could not reasonably provide or (C) prohibit the Nidar Group from assigning or subcontracting all or any portion of its rights and obligations under such contract to an entity controlled by or under common control with Nidar;

•
terminate any contract (i) that is with a Material Customer (as defined in the Business Combination Agreement) or (ii) with a customer that is not a Material Customer; except in the case of this clause (ii), (A) in the ordinary course of business, (B) as a result of the non-payment of rent and other monetary obligations by such customer under such contract or (C) where the aggregate revenues with respect to such contract during any consecutive 12 (twelve)-month period prior to the date of termination did not exceed $500,000;

•
enter into any lease or agreement for lease of any real property in respect of which the annual rent payable under such lease by the Nidar Group to the applicable landlord would exceed $500,000;

•
enter into any contract with a related party; or

•
enter into any contract to do any action prohibited by the foregoing restrictions.

Conduct of Cartica Business Prior to the Closing
Cartica has agreed that, except as expressly contemplated by the Business Combination Agreement or any other Transaction Agreement, as consented to in writing by Nidar (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable law, during the Interim Period, Cartica will not do any of the following:
•
change or amend that certain Investment Management Trust Agreement between Cartica and Continental Stock Transfer & Trust Company, dated as of January 4, 2022 (the “Trust Agreement”) or Cartica’s organizational documents;

•
(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of Cartica, (ii) other than in connection with a conversion of the Cartica Class B Shares into Cartica Class A Shares in accordance with Cartica’s organizational documents, split, combine or reclassify any equity securities of Cartica, or (iii) other than in connection with any exercise of the redemption rights by any Cartica shareholder or a conversion of the Cartica Class B Shares into Cartica Class A Shares in accordance with Cartica’s organizational documents, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Cartica;

•
(i) merge, consolidate, combine or amalgamate Cartica with any person, (ii) purchase or otherwise acquire any corporation, company, partnership, association or other business entity or organization or division thereof, (iii) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of Cartica (other than in compliance with the Trust Agreement) or (iv) make or agree to make any capital expenditures;

•
(i) change or revoke any material tax election, (ii) make any material tax election except in the ordinary course of business consistent with past practice, (iii) change or revoke any material accounting method with respect to a tax, (iv) amend any material tax return, (v) settle or compromise any material tax claim, action or liability, (vi) enter into a tax sharing, indemnification or allocation agreement or similar contract (other than commercial contracts, the primary subject of which is not taxes), (vii) enter into any closing agreement with respect to a material tax with any governmental authority, (viii) surrender any right to claim a refund of a material amount of taxes or (ix) change its jurisdiction of tax residency;
•
except in the ordinary course consistent with past practice, enter into, amend, renew or extend in any material respect, terminate, provide any consent in relation to or waive any material rights under any material contract of Cartica;

•
waive, release, compromise, settle or satisfy any pending or threatened material claim, action, litigation or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $50,000 in the aggregate;

•
incur, create, issue, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in respect of a working capital loan, in an aggregate amount not exceeding $500,000;

•
other than in certain exceptions, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities of Cartica;

•
engage in any activities or business, other than activities or business (i) in connection with or incident or related to Cartica’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any other Transaction Agreement, the performance of covenants or agreements thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•
enter into any settlement, conciliation or similar contract that would require any payment from the Trust Account or that would impose non-monetary obligations on Cartica or any of its affiliates;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Cartica or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Cartica or resolve to approve any of the foregoing;

•
change Cartica’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•
hire any new employees or consultants or enter into any new employment or consulting agreements;

•
form any subsidiary;

•
enter into, renew or amend in any material respect, any transaction or contract with a related party (except for working capital loans); or

•
enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing restrictions.

Other Covenants and Agreements
The Business Combination Agreement contains other joint covenants and agreements, including each of Cartica and Nidar agreeing:
•
to use its reasonable best efforts to, among other things, obtain, file with or deliver to, as applicable, any consents from governmental entities and third parties, and to make all necessary registrations, declarations and filings;

•
to cooperate on the preparation and efforts to make effective this proxy statement/prospectus;

•
to cooperate in the event of any shareholder litigation related to the Business Combination Agreement or the Transactions;

•
to not solicit or negotiate with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions during the Interim Period;

•
to take certain tax-related actions relating to the Business Combination Agreement and the Transactions;

•
to certain confidentiality and publicity obligations and restrictions relating to the Business Combination Agreement and the Transactions;

•
that all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Business Combination Agreement in favor of the current or former directors or officers of Cartica as provided in Cartica’s organizational documents or under any indemnification agreement such parties may have with Cartica, will survive the Closing and will continue in full force and effect for a period of six (6) years from the Closing Date;

•
to provide, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Nidar’s and Cartica’s (as applicable) and its subsidiaries’ books, records and personnel during the Interim Period;

•
to give prompt notice to the other party if such party discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the closing conditions not being satisfied or the satisfaction of such conditions being materially delayed; and

•
to use reasonable best efforts to take all actions necessary, proper and advisable to obtain commitments from third parties to make private investments in public equity in the form of Nidar Ordinary Shares or other Nidar securities or indebtedness at the Closing and to cause such third parties to fund and consummate such investments.

The Business Combination Agreement contains other Cartica covenants and agreements, including Cartica agreeing:
•
to, as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, establish a record date for, duly call and give notice of, convene and hold a meeting of Cartica shareholders for the purpose of (i) providing Cartica Class A shareholders with the opportunity to redeem Cartica Class A Shares, (ii) obtaining all requisite approvals and authorizations from the Cartica shareholders in connection with the Transactions, (iii) adopting or approving any other proposal that the SEC or Nasdaq (or the respective staff thereof) indicates is necessary in its comments to this proxy statement/prospectus, and (iv) related and customary procedural and administrative matters;

•
to recommend, through unanimous approval of its board of directors, to the Cartica shareholders the adoption and approval of the Transactions and related proposals by the Cartica shareholders and agreeing not to (and no committee of the Cartica Board may) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify such recommendation;

•
to take all reasonable steps to cause any acquisition or disposition of Cartica Shares to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•
to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Exchange Act;

•
to use its reasonable best efforts to (i) ensure Cartica remains listed as a public company on Nasdaq, (ii) cause the Cartica Class A Shares and Cartica Public Warrants to remain listed on Nasdaq, and (iii) take such actions as are reasonably necessary or advisable to cause the Cartica Units, Cartica Class A Shares and Cartica Public Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Effective Time;

•
to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy providing liability insurance coverage with respect to matters occurring on or prior to the First Effective Time;

•
to, immediately prior to the Closing, assign to Nidar all of its rights, interests and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement will be amended and restated by the A&R Warrant Agreement to, among other things, reflect the assumption of the Cartica Warrants by Nidar;

•
to, immediately prior to the Closing, terminate that certain registration and shareholder rights agreement, dated as of January 4, 2022, among the Sponsor, Cartica and the other parties thereto; and

•
to, at the Closing, (i) cause the documents, opinions and notices required to be delivered to Continental Stock Transfer & Trust Company pursuant to the Trust Agreement to be delivered; and (ii) make all appropriate arrangements to cause Continental Stock Transfer & Trust Company to distribute the Trust Account as directed in a termination letter.

The Business Combination Agreement contains other Nidar covenants and agreements, including Nidar agreeing:
•
to waive claims, rights, titles or interests to the Trust Account or any funds distributed from the Trust Account;

•
to use its reasonable best efforts to (i) cause Nidar’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (ii) to satisfy all applicable listing requirements of the Stock Exchange, and (iii) cause the Nidar Ordinary Shares and the Nidar Warrants issuable in accordance with the Business Combination Agreement to be approved for listing on the Stock Exchange, in each case as promptly as reasonably practicable after the date of the Business Combination Agreement, and, and in any event in the case of clauses (i) and (iii), prior to the First Effective Time;

•
to adopt the Nidar Articles;

•
to take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of the Surviving Company will consist of nine (9) directors, which will initially include one (1) director designated by the Sponsor, five (5) directors designated by Nidar, and three (3) independent directors, such that the board of directors of the Surviving Company will be compliant with the standards of independence for companies subject to the rules and regulations of Nasdaq immediately following the Closing;

•
to use its reasonable best efforts to deliver to Cartica, as promptly as reasonably practicable following the execution of the Business Combination Agreement, certain specified financial statements of the Nidar Group;

•
to recommend, through unanimous approval of its board of directors, to the Nidar shareholders the adoption and approval of the Transactions and related proposals by the Nidar shareholders and agreeing not to (and no committee or subgroup of the Nidar Board may) change, withdraw, withhold, amend, qualify or modify such recommendation for any reason; and

•
to approve and adopt, on or prior to the Closing Date, the Nidar Incentive Plan.

Conditions to Closing of the Business Combination
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of such conditions will be satisfied or waived.
The respective obligations of each party to the Business Combination Agreement to effect the Business Combination and the other Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, to the extent permitted by applicable law, in writing, by all of the parties:

•
the absence of any law or governmental order by any governmental authority of competent jurisdiction, enjoining, prohibiting, preventing or making illegal the consummation of the Transactions;

•
receipt of the required approvals by the Cartica shareholders;

•
the approval for listing on the Stock Exchange of Nidar Ordinary Shares and Nidar Warrants to be issued in connection with the Business Combination, subject only to official notice of issuance thereof;

•
effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, in accordance with the provisions of the Securities Act and the absence of any stop order issued by the SEC which remains in effect with respect to such Registration Statement; and

•
the completion of the Recapitalization in accordance with the terms of the Business Combination Agreement and Nidar’s organizational documents.

The obligations of Nidar and Merger Sub to consummate, or cause to be consummated, and effect the Business Combination and the other Transactions are subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, to the extent permitted by applicable law, in writing, by Nidar:
•
the accuracy of the representations and warranties of Cartica (subject to certain materiality standards set forth in the Business Combination Agreement);

•
material compliance by Cartica with its pre-Closing covenants and agreements;

•
the absence of any SPAC Impairment Effect;

•
Cartica’s delivery of a certificate, signed by an authorized director or officer of Cartica and dated as of the Closing Date, certifying that to the knowledge and belief of such director or officer, the conditions set forth in the three immediately preceding bullets points have been satisfied; and

•
Minimum Balance Sheet Cash (as defined in the Business Combination Agreement) is not less than the amount needed to pay at Closing all of the transaction expenses of Cartica.

The obligations of Cartica to consummate, or cause to be consummated, and the Transactions are subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, to the extent permitted by applicable law, in writing, by Cartica:
•
the accuracy of the representations and warranties of Nidar (subject to certain materiality standards set forth in the Business Combination Agreement);

•
material compliance by Nidar with its pre-Closing covenants and agreements;

•
absence of any Material Adverse Effect;

•
Nidar’s delivery of a certificate, signed by an authorized director or officer of Nidar and dated as of the Closing Date, certifying that to the knowledge and belief of such director or officer, the conditions set forth in the two immediately preceding bullets points have been satisfied; and

•
Net Indebtedness (as defined in the Business Combination Agreement) does not exceed $1,325,000,000.

Termination
Mutual Termination Rights:
The Business Combination Agreement may be terminated:
•
by mutual written consent of Cartica and Nidar;

•
by either Cartica or Nidar, if there is in effect any law or an order or decree issued by a governmental entity, in any case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Mergers, except that the right to so terminate the Business Combination Agreement will not be available to any party whose action or failure to act has primarily caused or resulted in such law, order or decree;

•
by either Cartica or Nidar, if the Second Effective Time has not occurred prior to July 7, 2025, except that the right to so terminate the Business Combination Agreement will not be available to any party whose action or failure to act has primarily caused or resulted in the failure of the Transactions to occur on or before such date; or

•
by either Cartica or Nidar, if, at Cartica’s extraordinary general meeting held to approve the Transactions (including any shareholder meeting following any adjournments or postponement thereof), the Business Combination Agreement, the Business Combination and the other Cartica transaction proposals contemplated by the Business Combination Agreement are not duly adopted by Cartica shareholders by the requisite vote under applicable legal requirements and Cartica’s organizational documents.

Additional Termination Rights of Cartica:
The Business Combination Agreement may be terminated by Cartica if:
•
Nidar has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Business Combination Agreement, except that the right to so terminate the Business Combination Agreement will not be available to Cartica if it is then in material breach of any of its covenants or representations and warranties;

•
there has been a Material Adverse Effect that is continuing and has not been cured within the time periods provided for in the Business Combination Agreement; or

•
any Nidar shareholder revokes, or seeks to revoke, the unanimous written consent by all Nidar shareholders approving the Company Transaction Proposals (as defined in the Business Combination Agreement).

Additional Termination Rights of Nidar:
The Business Combination Agreement may be terminated by Nidar if:
•
Cartica has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Business Combination Agreement, except that the right to so terminate the Business Combination Agreement will not be available to Nidar if it is then in material breach of any of its covenants or representations and warranties; or

•
there has been a SPAC Impairment Effect that is continuing and has not been cured within the time periods provided for in the Business Combination Agreement.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or any intentional and willful material breach of the Business Combination Agreement by a party thereto.
Material Adverse Effect for Nidar and Cartica
Under the Business Combination Agreement, certain representations and warranties of Nidar are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Nidar are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Material Adverse Effect” with respect to Nidar means an effect, development, circumstance, fact, change or event that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations (financial or otherwise), properties, assets or liabilities of the Nidar Group (taken as a whole) or (y) is reasonably expected to materially delay, impede or prevent consummation of the Transactions on or before July 7, 2025.

In the case of clause (x) in the above paragraph, however, none of the following (or the effect of any of the following), alone or in combination, will be taken into account in determining whether a Material Adverse Effect for Nidar has occurred or will occur:
(i)
any change in law, regulatory policies, accounting standards or principles (including GAAP or IFRS) or any guidance relating thereto or interpretation thereof;

(ii)
any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets);

(iii)
any change affecting any of the industries in which the Nidar Group operates or the economy as a whole;

(iv)
any epidemic, pandemic or disease outbreak (excluding COVID-19 and any COVID-19 Measures);

(v)
any action taken or not taken at the written request of Cartica;

(vi)
for purposes of certain representations and warranties only, the announcement or execution of the Business Combination Agreement, the pendency of the Transactions or the performance of the Business Combination Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Nidar Group;

(vii)
any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(viii)
geopolitical conditions (including trade wars, tariffs or sanctions), any acts of terrorism or sabotage (including cyberattack), the commencement, continuation or escalation of a conflict, including a war (whether or not declared) or acts of armed hostility, including any material worsening of such matters threatened or existing as of the date hereof and any responses to any such matters;

(ix)
any failure of the Nidar Group to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans, which failure will not prevent a determination that any effect, development, circumstance, fact, change or event underlying such failure has resulted in a Material Adverse Effect; or

(x)
any action taken by Cartica or its affiliates.

provided, however, that any effect, development, circumstance, fact, change or event referred to in clauses (i), (ii), (iii), (iv), (vii) or (viii) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Nidar Group, in each case, taken as a whole, relative to other similarly situated businesses in the industries and geographic locations in which the Nidar Group operates.
Under the Business Combination Agreement, certain representations and warranties of Cartica are qualified in whole or in part by materiality thresholds or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, certain representations and warranties of Cartica are qualified in whole or in part by a SPAC Impairment Effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “SPAC Impairment Effect” with respect to Cartica means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business or financial condition of Cartica, (ii) the ability of Cartica to consummate the Transactions or (iii) the ability of Cartica to remain listed as a public company on, and for Cartica Class A Shares and Cartica Public Warrants to be listed on, Nasdaq.
Tax Consequences of the Business Combination
For a description of the material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Cartica Shares and the ownership and disposition of Nidar

Ordinary Shares and Nidar Warrants received in the Business Combination, please see “Material U.S. Federal Income Tax Considerations” beginning on page [•].
There are no taxes likely to be material to Cartica levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands.
Fees and Expenses
No later than the fifth (5th) business day prior to the Closing Date, Cartica will provide to Nidar a statement setting forth Cartica’s good faith estimate of all fees, costs and expenses incurred or payable by Cartica at or prior to the Closing in connection with any business activities and operations of Cartica or the IPO, or in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (i) expenses incurred by Cartica in extending the date by which Cartica must consummate a business combination, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (excluding those incurred or payable in connection with any PIPE Financing), (iii) filing fees to governmental authorities in connection with the Transactions, (iv) fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, and (v) any indebtedness of Cartica owed to the Sponsor, its affiliates or its or their respective shareholders or affiliates (including working capital loans).
No later than the fifth (5th) business day prior to the Closing Date, Nidar will provide to Cartica a statement setting forth Nidar’s good faith estimate of all fees, costs and expenses paid or payable by the Nidar Group in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other Transaction Agreements, the performance of and compliance with all Transaction Agreements and conditions contained therein to be performed or complied with, and the consummation of the Transactions, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Nidar Group to any current or former employee, independent contractor, officer or director of the Nidar Group as a result of the Transactions (excluding those contingent on a subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment taxes incurred thereon, (iii) filing fees to the governmental authorities in connection with the Transactions, (iv) fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, and (v) the cost of the D&O Tail (as defined in the Business Combination Agreement).
At the Closing, Nidar must pay or cause to be paid by wire transfer of immediately available funds all such expenses.
Net Cash Per Share
The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company in the Business Combination is approximately $3.86 per share, assuming no redemptions, and $2.34 per share, assuming the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”. The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company is calculated as the quotient of (a) (i) the amount of funds held in the trust account (assuming either no redemptions or the maximum redemptions scenario) less (ii) the maximum Cartica transaction expenses of $11,000,000, divided by (b) the number of vested Cartica Class A Shares and Cartica Class B Shares anticipated to be outstanding at the Closing of 3,911,922, assuming no redemptions, and 3,271,106, assuming the maximum redemptions scenario. The estimated net cash per Cartica Class A Share that is being contributed to the Surviving Company (in each of the no redemptions scenario and the maximum redemptions scenario) is less than the amount per share that holders of Cartica Class A Shares would be entitled to receive upon exercise of their redemption rights (which, for illustrative purposes, was approximately $11.60 per share as of October 31, 2024).

Ancillary Agreements
Shareholder Lock-Up and Support Agreement
In connection with the execution of the Business Combination Agreement, Nidar, Cartica and the Nidar Legacy Shareholders entered into the Shareholder Lock-Up and Support Agreement, pursuant to which each Nidar Legacy Shareholder agreed that during the period starting from the execution of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement as follows:
•
Other than as contemplated by the Business Combination Agreement, to vote such shareholder’s Nidar Ordinary Shares against (w) any business combination agreement, merger agreement or merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Nidar or any public offering of any equity securities of Nidar, any of its subsidiaries, or, in case of a public offering only, a newly-formed holding company of Nidar or such subsidiaries, (x) any offer or proposal relating to an Alternative Transaction Proposal, (y) any amendment of the organizational documents of Nidar and (z) any proposal or effort to revoke (in whole or in part) any approval of the Mergers previously given by the shareholder, which in each of cases (w) and (y) would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Nidar of, or prevent or nullify any provision of the Business Combination Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of Nidar’s share capital;

•
To revoke any other proxies previously given with respect to such shareholder’s Nidar Ordinary Shares;

•
To grant a proxy and power of attorney to Cartica to vote such shareholder’s Nidar Ordinary Shares in the manner required by the Shareholder Lock-Up and Support Agreement;

•
Not to (a) transfer any of such shareholder’s Nidar Ordinary Shares, (b) grant any proxies or powers of attorney or enter into any voting arrangement or any other agreement with respect to such shareholder’s Nidar Ordinary Shares, (c) take any action that would reasonably be expected to make any representation or warranty of such shareholder untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such shareholder from performing its obligations under the Shareholder Lock-Up and Support Agreement, or (d) commit or agree to take any of the foregoing actions; and

•
Irrevocably waived any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Business Combination Agreement.

As referred to in this proxy statement/prospectus, “Alternative Transaction Proposal” means (x) a purchase of (A) shares or other equity securities of Nidar of twenty percent (20%) or more of the total voting power of the equity securities of Nidar or (B) twenty percent (20%) or more of the assets of Nidar and its subsidiaries (on a consolidated basis), taken as a whole (based on the fair market value thereof, as determined in good faith by the Nidar Board) or (y) any merger, business combination or other similar transaction of any of Nidar or its subsidiaries.
Sponsor Lock-Up and Support Agreement
In connection with the execution of the Business Combination Agreement, Nidar, Cartica and the Sponsor entered into the Sponsor Lock-Up and Support Agreement, pursuant to which the Sponsor agreed that during the period starting from the execution of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement as follows:
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To vote the Sponsor’s Cartica Shares in favor of each of the Proposals;

•
Other than as contemplated by the Business Combination Agreement, to vote the Sponsor’s Cartica Shares against (x) any business combination agreement, merger agreement or merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Cartica or any public offering of any equity securities of Cartica, or, in case of a public offering only, a newly-formed holding company of Cartica, (y) any offer or proposal relating to a SPAC Alternative Transaction Proposal, and (z) any amendment of the organizational documents of Cartica, which in each of cases (x) and (z) would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Cartica of, or prevent or nullify any provision of the Business Combination Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of Cartica’s share capital;
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To revoke any other proxies previously given with respect to the Sponsor’s Cartica Shares;

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To grant a proxy and power of attorney to Nidar to vote the Sponsor’s Cartica Shares in the manner required by the Sponsor Lock-Up and Support Agreement;

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Not to (a) transfer any of the Sponsor’s Cartica Shares, (b) grant any proxies or powers of attorney or enter into any voting arrangement or any other agreement with respect to the Sponsor’s Cartica Shares, (c) take any action that would reasonably be expected to make any representation or warranty of the Sponsor untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling the Sponsor from performing its obligations under the Sponsor Lock-Up and Support Agreement, or (d) commit or agree to take any of the foregoing actions;

•
Irrevocably waived any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Business Combination Agreement;

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Not to redeem any of the Sponsor’s Cartica Shares;

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Not to amend the Letter Agreement; and

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To waive the anti-dilution protection applicable upon conversion of Cartica Class A Shares into Cartica Class B Shares.

The Sponsor Lock-Up and Support Agreement also provides the following with respect to the Sponsor’s Cartica Class A Shares and Nidar Ordinary Shares:
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Upon closing, the Sponsor will (i) surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares and (ii) transfer to the Cartica’s independent directors an aggregate of 60,000 Cartica Class A Shares;

•
From closing until one year after the Closing Date, which period is referred to in this proxy statement/prospectus as the “Lock-Up Period,” the Sponsor may not transfer any Nidar Ordinary Shares issued to the Sponsor as Merger Consideration, which shares are referred to in this proxy statement as the “Locked-Up Shares,” except as permitted therein. From the end of the Lock-Up Period until one year thereafter, Sponsor, Namaste Universe Sponsor LLC, Suresh Guduru. Cartica’s Chief Executive Officer and the Chairman of the Cartica Board, and C. Brian Coad, Cartica’s Chief Operating Officer and Chief Financial Officer, may not transfer any of the 340,000 Nidar Ordinary Shares issued to the Sponsor in connection with the Closing that are not subject to the subject to forfeiture, which are referred to in this proxy statement/prospectus as the “Vested Shares,” except pursuant to block trades, underwritten offerings and public sales not to exceed during any 90-day period the average weekly trading volume of the Nidar Ordinary Shares for the preceding four weeks; and

•
In connection with the consummation of the Business Combination, Founder Shares held by the Sponsor will be converted into (i) 340,000 fully vested Nidar Ordinary Shares and (ii) 4,087,500 Nidar Ordinary Shares, which shares are referred to in this proxy statement/prospectus as the “Sponsor Earnout Shares.” The Sponsor Earnout Shares will be unvested at Closing and will not vest and the Sponsor may not transfer any such Sponsor Earnout Shares unless and until Nidar has consummated one or more Financing Events as a result of which the aggregate amount (on a cumulative basis with all other Financing Events) received by (or entitled to be received by) Nidar or its subsidiaries is as set forth in the chart below, which is referred to in this proxy statement/prospectus as the “Initial Vesting.” Any Sponsor Earnout Shares that remain subject to Initial Vesting at the later of

(x) 15 months following the Closing Date and (y) March 31, 2026 must be immediately surrendered and forfeited by the Sponsor to Nidar for no consideration.
Financing Event	Sponsor Earnout Shares Vesting
$100 million and above (on a cumulative basis with all other Financing Events)	1,362,500
$250 million and above (on a cumulative basis with all other Financing Events)	2,452,500
$300 million and above (on a cumulative basis with all other Financing Events)	2,725,000
$350 million and above (on a cumulative basis with all other Financing Events)	2,997,500
$400 million and above (on a cumulative basis with all other Financing Events)	3,270,000
$450 million and above (on a cumulative basis with all other Financing Events)	3,542,500
$500 million and above (on a cumulative basis with all other Financing Events)	4,087,500
As referred to in this proxy statement/prospectus, a “Financing Event” means the consummation of, or execution of one or more definitive agreements for, one or more transactions involving the sale or issuance of equity or equity-linked securities of Nidar (including convertible debt securities and excluding non-convertible debt instruments); provided that any transaction consummated by Nidar prior to Closing to satisfy up to $280,000,000 of unsecured perpetual debt will not be considered a “Financing Event.” “Financing Event” will include any PIPE Financing and a $500 million Financing Event will be a “Full Financing Event.”
Notwithstanding the foregoing, if sufficient Financing Events occur such that more than 50% of the Sponsor Earnout Shares vest, then any Sponsor Earnout Shares vesting in excess of such 50% will still remain unvested, which shares are referred to in this proxy statement/prospectus as the “Unvested Shares,” and will not vest, and the Sponsor may not transfer any Unvested Shares until the volume weighted average trading price per Nidar Ordinary Share for any 20 trading days within a 30 trading day period equals or exceeds $12.50, which price is referred to in this proxy statement/prospectus as the “VWAP Target.” Upon the fifth anniversary of the Closing, if any of the Unvested Shares have not vested because the VWAP Target has not yet been met, such Unvested Shares will be immediately cancelled and forfeited by the Sponsor.
If after closing and prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, there is a Company Sale (as defined below), or a definitive agreement for a Company Sale has been entered into prior to the applicable date, and if the Full Financing Event has not occurred, then the Full Financing Event will be deemed to have occurred. In addition, if the per share value of the consideration to be received by the holders of the Nidar Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the VWAP Target has not been previously achieved, then the VWAP Target will be deemed to have been achieved. As referred to in this proxy statement/prospectus, “Company Sale” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of Nidar in substantially the same proportions as their ownership of shares of Nidar) is or becomes the beneficial owner, directly or indirectly, of securities of Nidar representing more than fifty percent (50%) of the combined voting power of Nidar’s then-outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving Nidar, and, immediately after the consummation of such transaction or series of transactions, the voting securities of Nidar immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary of Nidar, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by Nidar of all or substantially all of the assets of Nidar and its subsidiaries, taken as a whole, other than such sale or other disposition by Nidar of all or substantially all of the assets of Nidar and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of Nidar.
The Sponsor has also agreed to use commercially reasonable efforts to utilize up to an aggregate of 10% of its Cartica Shares to (a) pay for and settle certain transaction expenses of Cartica if the amounts of such accrued and unpaid transaction expenses exceed $11,000,000 (subject to increase with Nidar’s consent), and (b) secure waivers of redemption rights by Cartica shareholders in connection with the proposals set forth herein.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, the Surviving Company, the Sponsor, certain other shareholders of Cartica and Vista Holdings Limited will enter into an Amended and Restated Registration Rights Agreement, which is referred to in this proxy statement/prospectus as the “Registration Rights Agreement,” pursuant to which Nidar will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Nidar Ordinary Shares (including Nidar Ordinary Shares issuable, following the Business Combination, upon the exercise of Nidar Private Placement Warrants), the Nidar Private Placement Warrants and other equity securities of Nidar that are held by parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Nidar will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities.
A copy of the Registration Rights Agreement is attached as Annex F to this proxy statement/prospectus.
Background of the Business Combination
Cartica is a blank check company incorporated on February 3, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination with Nidar is the result of a thorough search for a potential transaction utilizing the network and global investment experience of Cartica’s management team and board of directors. The terms of the Business Combination Agreement and the other Transaction Agreements are the result of significant arm’s-length negotiations among Cartica, Nidar and their respective representatives and advisors over an extended period of time.
Nidar’s management team and the Nidar Board, together with its financial and legal advisors, have continually reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives have included, among other things, financing transactions and possible acquisitions.
The following chronology summarizes the key discussions, meetings and events that led to the signing of the Business Combination Agreement, but it does not purport to catalogue every conversation and correspondence among Cartica, Nidar and their respective representatives and advisors.
On February 9, 2021, prior to the IPO, the Sponsor purchased 7,187,500 Cartica Class B Shares for an aggregate purchase price of $25,000 to cover certain of Cartica’s offering and formation costs. Prior to this initial investment by the Sponsor, Cartica had no tangible or intangible assets. On April 24, 2021, the Sponsor transferred 75,000 Cartica Class B Shares to each of Subramanian Ramadorai, Keki M. Mistry, Parul Bhandari and Asif Ramji, Cartica’s director nominees at the time, for the same per share price initially paid by the Sponsor, resulting in the Sponsor holding an aggregate of 6,887,500 Cartica Class B Shares. On October 31, 2021, the Sponsor further surrendered 1,437,500 Cartica Class B Shares for no consideration, reducing the aggregate number of Cartica Class B Shares held by the Sponsor to 5,750,000.
The registration statement for the IPO was declared effective on January 4, 2022. On January 7, 2022, Cartica consummated the IPO of 23,000,000 Cartica Units (inclusive of 3,000,000 Cartica Units that were issued as a result of full exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Cartica Unit, generating gross proceeds of $230,000,000. Each Cartica Unit consisted of one Cartica Class A Share and one-half of one redeemable Cartica Public Warrant, with each whole Cartica Public Warrant entitling the holder thereof to purchase one Cartica Class A Share at a price of $11.50 per share.

Simultaneously with the closing of the IPO, Cartica consummated the private sale of 15,900,000 Cartica Private Placement Warrants, with each Cartica Private Placement Warrant entitling the holder thereof to purchase one Cartica Class A Share at a price of $11.50 per share, to the Sponsor at a purchase price of $1.00 per Cartica Private Placement Warrant, generating gross proceeds of $15,900,000. Following the closing of the IPO and the sale of the Cartica Private Placement Warrants, a total of $236,900,000 (comprised of $225,400,000 of the net proceeds from the IPO and $11,500,000 of the net proceeds from the sale of the Cartica Private Placement Warrants) was placed into the Trust Account.
Prior to the consummation of the IPO, neither Cartica nor anyone on its behalf contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a business combination with Cartica.
Following the consummation of the IPO, Cartica and its representatives commenced an active search for prospective business combination partners. Cartica’s initial business strategy was to identify and complete a business combination with an India-based technology company. Following the Transfer (as defined below), Cartica’s search for a prospective business combination partner became more U.S.- and global-based, with a continued focus on technology companies capable of leveraging access to the U.S. capital markets to drive the target’s domestic growth and international expansion plans. During this search, representatives of Cartica reviewed self-generated ideas and initiated contact with, and were contacted by, numerous individuals and entities (including financial advisors) with respect to business combination opportunities. In the process that led to identifying Nidar as an attractive business combination opportunity, Cartica’s management team, with the assistance of various market participants, (i) evaluated over 100 potential business combination targets, (ii) participated in meetings with the management teams of over 75 such targets, and (iii) engaged in more expansive business and financial due diligence with respect to over 30 such targets. Cartica’s management team was introduced to Nidar by Parul Bhandari, a Cartica director at the time who was familiar with Nidar and the Hiranandani Group’s expertise in India’s data center and real estate industries.
On April 24, 2022, Mr. Bhandari and other representatives of Cartica and Cartica Management met via videoconference with UBS Securities LLC, financial advisor to Nidar at the time (“UBS”), to discuss Nidar’s business and opportunities in the data center and managed services industries more generally.
From April 25, 2022 through May 6, 2022, representatives of Cartica and UBS continued to discuss the data center industry and a potential business combination between Cartica and Nidar. In connection with these discussions, on April 26, 2022, Cartica executed a non-disclosure agreement with Nidar under which Cartica and Nidar agreed to exchange confidential information for purposes of further evaluating and, if each party saw fit, negotiating and consummating a potential business combination transaction. After this non-disclosure agreement was executed, Nidar began providing to Cartica certain limited confidential information regarding Nidar and its business operations.
On May 1, 2022, Mr. Bhandari and other representatives of Cartica and Cartica Management met again via videoconference with UBS, to discuss the Hiranandani Group’s previous data center and real estate developments, as well as Nidar’s history and track record, business operations, strategic prospects, debt profile, property portfolio and customer pipeline, including Nidar’s power grid access, projects under development, comparable companies and direct competitors, potential growth opportunities and ESG standards. Cartica’s management team met internally via video conference on a frequent basis from May 1, 2022 through May 6, 2022, to discuss its preliminary due diligence findings on Nidar and to further evaluate a potential business combination with Nidar.
On May 7, 2022, the Cartica Board met via videoconference and were joined by Sanjeev Goel (the then-Chief Executive Officer of Cartica), Brian Coad (the Chief Operating Officer and Chief Financial Officer of Cartica) and representatives from Cartica Management. At this meeting, Messrs. Goel and Coad (i) summarized their prior discussions with Mr. Hiranandani and Nidar’s advisors and the results of preliminary financial due diligence on Nidar, and (ii) presented key risks and considerations in evaluating a potential business combination with Nidar, including Nidar’s status as an early-growth company and its readiness to be a public company. Following this meeting, the Cartica Board decided to pause discussions with Nidar until a later date and continue actively pursuing certain other business combination opportunities.

On May 23, 2023, the Sponsor entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Cartica Investors, LP and Cartica Investors II, LP (together, the “Cartica Funds”) and Namaste Universe Sponsor LLC (“Namaste”). Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds, certain membership interests in the Sponsor, which combined interests entitled Namaste to receive, in the aggregate, 3,490,949 Cartica Class B Shares and 15,900,000 Cartica Private Placement Warrants (such transaction, the “Transfer”). In connection with the Transfer, the directors of the Cartica Board resigned and were replaced by Suresh Guduru, Suresh Singamsetty, Kishore Kondragunta, Rana Gujral, Kyle Ingvald Parent and John F. Levy, with Mr. Guduru appointed by the new Cartica Board to serve as the Chief Executive Officer of Cartica (following the resignation of interim Chief Executive Officer, Steven Quamme) and Chairman of the Cartica Board.
In June 2023, Cartica entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain public shareholders of Cartica under which such shareholders agreed to not request redemption or to reverse any previously submitted redemption demands, in each case, in connection with the First Extension and with respect to an aggregate of 3,850,000 Cartica Class A Shares held by such shareholders. In consideration of the Non-Redemption Agreements, Cartica agreed to issue to the non-redeeming public shareholders an aggregate of 962,500 Cartica Class A Shares (the “Non-Redemption Shares”) concurrently with or immediately after the closing of a business combination transaction.
On June 30, 2023, Cartica held an extraordinary general meeting of shareholders, where Cartica’s shareholders voted to approve the First Extension. In connection with the First Extension, the holders of 18,785,585 Cartica Class A Shares properly exercised their right to redeem such Cartica Class A Shares for cash at a redemption price of approximately $10.67 per share, for an aggregate redemption amount of approximately $200.4 million. Concurrent with the First Extension, Cartica issued 4,750,000 Cartica Class A Shares to the Sponsor, upon conversion (the “Conversion”) of an equal number of Cartica Class B Shares held by the Sponsor. Immediately following the First Extension and the Conversion, there were 8,962,415 Cartica Class A Shares and 1,000,000 Cartica Class B Shares issued and outstanding, with the Sponsor holding 4,750,000 Cartica Class A Shares and 700,000 Cartica Class B Shares.
In July 2023, Cartica’s new management team conferred frequently via video conference to discuss its strategy for locating a prospective business combination partner following the First Extension, including the possibility of reengaging Nidar given (i) Nidar’s continued growth since May 2022, and (ii) increasing opportunities for data center companies following rapid developments in the artificial intelligence industry. In connection with these discussions, on July 23, 2023, Mr. Coad sent an email to Darshan Hiranandani (co-founder and Chairman of Nidar and the Chief Executive Officer of the Hiranandani Group) to express Cartica’s interest in reengaging Nidar and to propose a call to introduce Cartica’s new management team to Mr. Hiranandani and Nidar.
From August 10, 2023 through December 4, 2023, representatives of Cartica and Nidar engaged in numerous discussions via email, telephone and videoconference regarding Nidar’s business and the terms of a possible business combination transaction between the parties and exchanged multiple drafts of a non-binding letter of intent. The main topics of discussion included, among others, Nidar’s enterprise valuation, Nidar’s use of proceeds from a business combination transaction, the treatment of the Sponsor’s Founder Shares in connection with a business combination transaction, the types and maximum amount of reimbursable transaction expenses and the maximum amount of indebtedness to be held by Nidar and its subsidiaries on a consolidated basis at the closing of the business combination transaction.
On August 10, 2023, Messrs. Guduru and Coad met via videoconference with Mr. Hiranandani, during which meeting Messrs. Guduru and Coad provided an update on Cartica and Cartica’s new management team following the Transfer and First Extension. Messrs. Guduru, Coad and Hiranandani also discussed Nidar’s growth over the prior year, its expanding business opportunities in India, the data center and cloud infrastructure industries and Nidar’s recent strategic partnership with Nvidia to provide GPU allocation for AI services. At the conclusion of this meeting, Messrs. Guduru, Coad and Hiranandani expressed mutual interest in further exploring a potential business combination between Cartica and Nidar.
On August 11, 2023, the Cartica Board met via videoconference and were joined by Mr. Coad and representatives of Ellenoff Grossman & Schole LLP, outside legal counsel to Cartica (“Ellenoff”). During this meeting, Mr. Coad provided an update with respect to discussions between Cartica’s management team and various prospective business combination partners, including Nidar. The Cartica Board agreed that Cartica’s management team should continue discussions and due diligence efforts with respect to such prospective partners.
In September 2023, Cartica engaged Chardan Capital Markets, LLC (“Chardan”), to serve as a financial advisor to Cartica and assist with the evaluation of potential business combination targets. In June 2024, the scope of Chardan’s engagement was broadened to assist Cartica in its efforts to respond to the Nasdaq Deficiency Notice.
On September 25, 2023, Cartica received a written notice from Nasdaq (the “Nasdaq Deficiency Notice”) indicating that Cartica was not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires Cartica to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Total Holders Rule”). See “Cartica’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” for a further information regarding the Nasdaq Deficiency Notice and Cartica’s continued listing of Cartica’s securities on Nasdaq.
In October 2023, Cartica executed a non-binding letter of intent with a potential business combination target engaged in the digital media and advertising industry, conducted extensive due diligence of such target (including a review of financial, commercial and operational matters), and undertook numerous discussions with such target regarding terms of a potential business combination transaction (including valuation of such target). However, following these efforts, the parties decided later in November 2023 to terminate these discussions and not to proceed with the prospective business combination transaction for a variety of reasons, including a mutual determination that the parties would not be able to successfully negotiate a business combination on terms that each of the parties would find acceptable and that would permit the target to deleverage as needed in connection with entering the public capital markets.
On October 10, 2023, Messrs. Guduru and Coad met again via videoconference with Mr. Hiranandani to discuss Nidar’s capital requirements, financing options and business objectives, as well as the outlines of a potential business combination transaction between Cartica and Nidar, including timing and structuring considerations. Following this meeting, on October 16, 2023, Cartica executed another non-disclosure agreement with Nidar under which Cartica and Nidar agreed to exchange confidential information to again evaluate a potential business combination transaction between the parties. After this non-disclosure agreement was executed, Nidar began providing to Cartica updated information regarding Nidar’s business operations over the prior year.
On October 18, 2023, Cartica engaged BitOoda Technologies, LLC (“BitOoda”), to serve as an M&A advisor to Cartica and to assist with the business combination process, given BitOoda’s background and experience in India and in the AI compute and data center markets.
On October 24, 2023, Mr. Coad and Santosh Ukhalkar (the Director of Finance of Hiranandani Group) held a telephone conversation to discuss the business combination transaction process and the various advisors assisting with such process.
On October 27, 2023, representatives of Cartica (including Messrs. Guduru and Coad and Cartica director Rana Gujral) and representatives of BitOoda, met via videoconference with Mr. Ukhalkar to introduce Mr. Ukhalkar to the BitOoda team and to discuss the business combination transaction process. On November 9, 2023, this group met again via videoconference along with other representatives of Nidar (including Saurabh Bharat, a senior member of Nidar’s finance group) to discuss Nidar’s financial performance, forecasts and expansion plans.
On November 10, 2023, the Cartica Board met via videoconference and were joined by Mr. Coad and representatives of Ellenoff and Chardan. During this meeting, (i) representatives of Chardan provided an update with respect to discussions with various prospective business combination partners, including Nidar, and (ii) Mr. Coad provided an update on steps taken in response to the Nasdaq Deficiency Notice. The Cartica Board agreed that Cartica’s management team should continue discussions with the prospective business combination partners presented by Chardan, including Nidar, and proceed with any necessary actions to appropriately address the Nasdaq Deficiency Notice.

On November 15, 2023, Messrs. Guduru and Coad and representatives of BitOoda met via videoconference with Mr. Hiranandani, during which Mr. Hiranandani provided an update on Nidar’s operational data center assets and the potential growth opportunities in the data center and cloud infrastructure markets created by a business combination transaction between Cartica and Nidar.
From November 16, 2023 through November 24, 2023, Messrs. Guduru and Coad and representatives of BitOoda met numerous times via telephone and videoconference with Messrs. Ukhalkar and Bharat to discuss, among other topics, Nidar’s financial model, enterprise valuation, business expansion plans, capital requirements and responses to financial due diligence inquiries and related questions from the Cartica Board and Cartica’s management team.
Following significant financial and operational due diligence and discussions between representatives of Cartica and Nidar, on November 28, 2023, Mr. Coad emailed to representatives of Nidar an initial draft non-binding letter of intent in respect of a potential business combination transaction between Cartica and Nidar. This initial draft non-binding letter of intent included a total enterprise value for Nidar of $3.25 billion on a debt-free, cash-free basis, which reflected an initial evaluation of the Nidar business by Cartica’s management team based on the financial information that had been provided by Nidar at that time. The initial draft non-binding letter of intent also contemplated (i) a potential PIPE financing in an amount of up to $500 million, (ii) the adoption of a long-term incentive plan (“LTIP”) covering post-closing equity incentive awards to eligible service providers (with an award pool equal to 3% of the combined company’s outstanding shares immediately after the closing of the business combination), (iii) the execution of one-year lock-up agreements and customary registration rights agreements by the Sponsor and significant shareholders of Nidar, and (iv) a board of directors for the combined company consisting of seven directors, including Nidar’s Chief Executive Officer, one Nidar appointee, one Cartica appointee and four appointees chosen by Nidar in consultation with Cartica. Over the course of the following week, representatives of Cartica and Nidar continued to discuss the terms of the non-binding letter of intent, and Cartica continued its due diligence review of Nidar.
On November 28 and 29, 2023, Messrs. Guduru and Coad and representatives of BitOoda met via videoconference with Messrs. Ukhalkar and Bharat to discuss the terms of the initial draft non-binding letter of intent and the mechanics of a potential business combination transaction. Following these discussions, on November 29, 2023, Mr. Ukhalkar emailed to representatives of Cartica a revised draft of the non-binding letter of intent, which modified certain terms proposed in the initial draft non-binding letter of intent and added certain other terms including, among others: (i) deletion of the cash and debt adjustments to Nidar’s valuation, (ii) a $500 million PIPE financing closing condition, with the parties seeking to have such financing fully committed at the signing of the Business Combination Agreement, (iii) an obligation that the Sponsor make commercially reasonable efforts to utilize 40% of the Cartica Shares and Cartica Warrants held by the Sponsor to satisfy certain expenses of Cartica related to the business combination, to secure from public Cartica shareholders waivers of redemption rights triggered by the business combination and to incentivize PIPE Investors or otherwise provide support in connection with the PIPE Financing (the “Sponsor Promote”), (iv) subjecting to forfeiture 50% of the Nidar Ordinary Shares to be received by the Sponsor in the business combination unless certain trading price milestones ($12.50 per share) were achieved during the five-year period after the closing of the business combination (the “Sponsor Earn-in”), (v) an increase of the LTIP award pool to 10% of the combined company’s outstanding shares immediately after the closing of the business combination, and (vi) changes to the board composition of the combined company, including Nidar’s majority shareholder having nomination rights proportionate to its ownership of the combined company and the Sponsor’s nomination right terminating upon certain changes to its combined company ownership. Further, this revised draft of the non-binding letter of intent required that, in the event of an extension of Cartica’s April 2024 deadline to consummate a business combination, a certain amount of cash be present in the Trust Account following such extension and that the Sponsor pay (or utilize Cartica Shares to satisfy) any expenses incurred in connection with such extension.
On November 30, 2023, Messrs. Guduru and Coad met via videoconference with representatives of Morrison & Foerster LLP, outside legal counsel to Cartica (“Morrison & Foerster”), to discuss the proposed business combination with Nidar and the revised draft of the non-binding letter of intent. Later that day, Mr. Coad emailed to representatives of Nidar a further revised draft of the non-binding letter of intent, which reincorporated a $3.25 billion valuation of Nidar on a debt-free, cash-free basis and modified certain of

Nidar’s counterproposals including, among others: (i) deletion of the Sponsor Promote, (ii) deletion of the Sponsor Earn-in, (iii) deletion of the requirement that a certain amount of cash be present in the Trust Account following an extension of Cartica’s April 2024 deadline to consummate a business combination, and (iv) a decrease of the LTIP award pool to 5% of the combined company’s outstanding shares immediately after the closing of the business combination.
On December 1 and 4, 2023, Messrs. Guduru and Coad and representatives of BitOoda held multiple meetings via telephone and videoconference with Messrs. Ukhalkar and Bharat and representatives of Shearman & Sterling LLP (after May 1, 2024, Allen Overy Shearman Sterling LLP), outside legal counsel to Nidar (“A&O Shearman”), to discuss points of disagreement in the non-binding letter of intent, the mechanics of the proposed business combination transaction, PIPE investor opportunities and the pro forma capitalization of the post-closing combined company.
On December 5, 2023, Cartica and Nidar executed the agreed final version of the non-binding letter of intent (the “LOI”) reflecting the parties’ discussions and agreements over the prior week, which included a total equity value of Nidar of $2.75 billion (assuming net indebtedness held by Nidar and its subsidiaries on a consolidated basis of no greater than $1.325 billion). The LOI further contemplated that the closing of the business combination would be conditioned upon (in addition to other customary closing conditions such as the receipt of required approvals from shareholders and relevant regulatory or government authorities) the consummation of a PIPE financing in an aggregate amount of at least $500 million (with the parties seeking to obtain indications of interest for $250 million of such PIPE financing contemporaneous with the signing of the Business Combination Agreement). Additional material terms in the LOI included: (i) the Sponsor Promote with respect to 10% of the Cartica Shares and Cartica Warrants held by the Sponsor, (ii) the Sponsor Earn-in (as proposed by Nidar), (iii) the adoption of the LTIP with an award pool equal to 5% of the combined company’s outstanding shares immediately after the closing of the business combination, (iv) a board of directors for the combined company consisting of seven directors, including one Cartica appointee, one Nidar appointee and a number of appointees designated by Nidar’s majority shareholder proportionate to such shareholder’s ownership of the combined company, with Mr. Hiranandani serving as the non-executive Chairman of the board, (v) the execution of one-year lock-up agreements and customary registration rights agreements by the Sponsor and significant shareholders of Nidar, and (vi) an $11 million cap on reimbursable expenses incurred by Cartica in connection with the business combination (excluding those incurred in connection with the PIPE financing) and any extension of Cartica’s April 2024 deadline to consummate a business combination. Cartica accepted the Sponsor Promote and the Sponsor Earn-in because it was confident in Nidar’s future performance and was prepared to forfeit certain Nidar Ordinary Shares if such performance did not meet expectations. Representatives of Cartica and Nidar based the structure of the Sponsor Promote and the Sponsor Earn-in on what they believed to be customary market terms for such structures.
In the LOI, Nidar also agreed not to discuss, negotiate, solicit, initiate or accept any proposals regarding the sale or disposition of any equity securities or material assets of Nidar with any party for an exclusivity period of 60 days after the date of the LOI, subject to an automatic extension for an additional 30-day period if the parties were actively discussing the business combination in good faith and neither party had provided the other with a notice of termination prior to such extension.
The Cartica Board and Cartica’s management team ultimately determined to pursue the proposed business combination transaction with Nidar and to abandon the other potential business combination opportunities that they had been analyzing and exploring, because of, among other things: (i) Cartica’s directors’ and officers’ belief that Nidar was the business combination that was most attractive in terms of meeting relevant key target criteria, including in light of current economic conditions (e.g., growth in the AI and AI-related markets and corresponding opportunities for companies in the data center and cloud infrastructure industries); (ii) the other business combination targets pursued an alternative transaction or strategy; (iii) the other business combination targets did not meet the valuation expectations or other criteria of Cartica in a business combination target; (iv) Cartica and its advisors’ assessment of Nidar’s business and growth prospects (including unique access to power for data center campuses and significant relationships with partners such as Nvidia); (v) the level of engagement by, and advanced negotiations and discussions with, Nidar, as compared to the other potential business combination targets; (vi) Nidar’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets; and (vii) Nidar’s commitment to consummating a transaction.
On December 6 and 7, 2023, Messrs. Guduru, Coad, Hiranandani, Ukhalkar and Bharat and representatives of BitOoda met numerous times via telephone and videoconference to discuss PIPE financing matters, including timing, potential principal terms, drafting of marketing materials and investor outreach efforts.
On December 8, 2023, representatives of Cartica, Nidar, BitOoda, Morrison & Foerster and A&O Shearman held a kick-off call in respect of the potential business combination transaction, during which participants discussed the tentative structure and timetable for the transaction, the due diligence process and the drafting of a PIPE investor presentation.
On December 12, 2023, a representative of A&O Shearman emailed to representatives of Morrison & Foerster a proposed transaction structure for the business combination, which proposed that the transaction not involve Nidar shareholders exchanging their Nidar equity securities given the lack of non-recognition provisions under Indian tax law and the tax consequences to such shareholders as a result of any such exchange. Following review of this proposal by representatives of Cartica, Morrison & Foerster and Ernst & Young LLP, tax advisor to Cartica (“EY”), the parties decided it was in the best interests of the shareholders of Cartica and Nidar to utilize such a structure (with minor adjustments following further discussions between the parties and their representatives).
On December 19, 2023, a representative of Morrison & Foerster emailed to representatives of A&O Shearman a legal due diligence request list, including requests related to Nidar’s corporate governance, capital structure, material contracts, employees and employee benefits, intellectual property, IT systems, privacy and data security, real property, environmental matters, litigation and other regulatory matters.
From December 20, 2023 through January 2, 2024, Messrs. Guduru and Coad met numerous times via video conference with representatives of Morrison & Foerster, BitOoda, EY, Mizuho Securities USA LLC, financial advisor to Cartica (“Mizuho”), Imperial Capital, LLC, financial advisor to Cartica (“Imperial”), Nidar and GLC Securities LLC, financial advisor to Nidar (“GLC”), to discuss the status and details of the business combination transaction and PIPE financing, including, among other topics, timing and structure of the transactions, legal, tax and financial due diligence, drafting of transaction documents and PIPE marketing materials, review of Nidar’s financial model and the extension of Cartica’s April 2024 deadline to complete a business combination.
On January 2, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman an initial draft of the Business Combination Agreement based on the terms of the LOI, as updated by subsequent discussions and due diligence conducted to that point. The terms of the Business Combination Agreement, including with respect to transaction structure, calculation of the various economic terms, restrictions on the conduct of Nidar’s business between the signing of the Business Combination Agreement and the Closing, the overall suite of representations, warranties and covenants to be provided by each party, certain conditions to the Closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, were the subject of additional extensive negotiations by the parties and their advisors between January 2, 2024 and June 24, 2024, and reflected in revised drafts of the Business Combination Agreement exchanged during that period between Morrison & Foerster and A&O Shearman on behalf of their respective clients. For further information related to the final resolution of such terms in the Business Combination Agreement, please see the sections entitled “— Effects of the Business Combination on the Equity Interests of Cartica and Nidar,” “— Representations and Warranties,” “— Covenants and Agreements,” “— Conditions to Closing of the Business Combination” and “— Termination”.
On January 4, 2024, representatives of Morrison & Foerster and A&O Shearman held a telephone conversation to discuss points of initial disagreement in the Business Combination Agreement and other transaction matters and work streams.
Also on January 4, 2024, representatives of Nidar provided representatives of Cartica with access to an online data room for purposes of conducting further business and financial due diligence with respect to Nidar, its subsidiaries and its consolidated business.

On January 6, 2024, representatives of Morrison & Foerster, Appleby, Caymen Islands counsel to Cartica (“Appleby”), and Khaitan & Co, India counsel to Cartica (“Khaitan”) were provided with access to a virtual data room containing information relating to Nidar, and representatives of Morrison & Foerster, Appleby and Khaitan began conducting an extensive legal due diligence review of certain of the materials contained therein, including information and documents relating to the legal organizational structure of Nidar, third-party arrangements with customers and suppliers, intellectual property owned or used by Nidar, real property, leases, employee compensation and benefits, labor and employment matters, environmental matters and other litigation, regulatory and compliance matters.
From January 6, 2024 through May 15, 2024, representatives of Cartica conducted further financial and operational due diligence review of Nidar and, over the same period, Cartica’s legal, tax, financial and other advisors conducted additional due diligence review of Nidar, in each case, based on information provided in the virtual data room, by written Q&As and through due diligence calls with Nidar’s management team and advisors.
On January 7, 2024, Messrs. Guduru, Coad and Ukhalkar held a telephone conversation to discuss the status of the business combination transaction and the PIPE financing, including the status of financial, tax and legal due diligence and the anticipated timeline for drafts of the transaction documents and PIPE marketing materials.
From January 8, 2024 through January 12, 2024, representatives of Cartica met numerous times via telephone and videoconference with representatives of Morrison & Foerster, BitOoda, EY and Imperial to discuss the status of financial, tax and legal due diligence and the PIPE financing, including discussion of structure concerns, tax implications, market conditions and placement agent responsibilities. Following these meetings, on January 12, 2024, Cartica executed engagement agreements with BitOoda and Imperial to serve as co-lead placement agents in connection with the PIPE financing.
On January 12, 2024, Cartica formally engaged Imperial to assist with the Business Combination, given Imperial’s experience with debt and equity financings in the SPAC market with companies similar to Nidar.
On January 14, 2024, a representative of A&O Shearman emailed representatives of Morrison & Foerster a list of material issues concerning the initial draft of the Business Combination Agreement circulated by Morrison & Foerster on January 2, 2024, which list included discussion of, among other topics (i) the calculation of cash for purposes of the $500 million minimum cash closing condition), (ii) the minimum amount of funds required in the Trust Account following an extension of Cartica’s April 2024 deadline to consummate a business combination, (iii) the appropriate venue and arbitration rules governing any disputes between the parties, and (iv) the scope and qualification of Nidar’s representations, warranties and covenants.
On January 15, 2024, Messrs. Guduru and Coad and representatives of Morrison & Foerster met via videoconference with Mr. Ukhalkar and representatives of A&O Shearman to discuss the list of material issues concerning the initial draft of the Business Combination Agreement. During this meeting, the parties agreed to include (i) a three-year lookback period for many of Nidar’s representations and warranties (given Cartica’s due diligence findings), and (ii) Singapore as the appropriate exclusive venue for arbitration of any disputes between the parties (given the principal place of Nidar’s business). Following this meeting, a representative of A&O Shearman emailed to representatives of Morrison & Foerster a revised draft of the Business Combination Agreement, reflecting these agreed-upon provisions, as well as other changes including, among others, changes to the definitions of certain economic terms, to provisions concerning Nidar’s interim operating covenants (providing Nidar with greater flexibility during the interim period between signing of the Business Combination Agreement and the Closing), to Nidar’s termination rights (allowing Nidar to terminate the Business Combination Agreement upon a SPAC Impairment Effect) and to the scope and qualification of certain representations and warranties of Nidar.
From January 16, 2024 through January 24, 2024, Messrs. Guduru and Coad held multiple meetings via telephone and video conference with representatives of Morrison & Foerster, BitOoda, EY, Nidar and GLC to discuss proposed changes to the Business Combination Agreement, outstanding financial, tax and legal due diligence requests and outreach to potential PIPE investors.

On January 24, 2024, following discussions between Messrs. Guduru and Coad and representatives of Morrison & Foerster, a representative of Morrison & Foerster emailed to representatives of A&O Shearman a revised draft of the Business Combination Agreement, which, among other things, (i) reinstated the definitions of certain economic terms (as initially proposed), (ii) broadened the scope of and removed qualifiers with respect to many of the representations and warranties (including some of the representations and warranties deemed most integral to Nidar’s business operations, such as real estate, intellectual property and IT systems), (iii) limited the actions that could be taken by Nidar without Cartica’s prior written consent during the interim period between the signing of the Business Combination Agreement and the Closing, (iv) increased the restrictiveness of Nidar’s exclusivity obligations between the signing of the Business Combination Agreement and the Closing and (v) eliminated Nidar’s ability to terminate the Business Combination Agreement upon a SPAC Impairment Effect.
From January 25, 2024 through February 12, 2024, representatives of Morrison & Foerster and A&O Shearman met on multiple occasions via telephone and videoconference to discuss the terms of the Business Combination Agreement as reflected in the most recent draft, including the scope of representations and warranties, the PIPE financing and minimum cash closing conditions and the intended tax treatment of the business combination.
On February 5, 2024, Cartica and Nidar agreed to extend the exclusivity period under the LOI to May 3, 2024, given that negotiations between the parties were productive and ongoing.
On February 14, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster a revised draft of the Business Combination Agreement, which, among other things, (i) added materiality, knowledge and ordinary course qualifiers, as applicable, throughout Nidar’s representations, warranties and interim operating covenants, (ii) limited the actions that could be taken by Cartica without Nidar’s prior written consent during the interim period between the signing of the Business Combination Agreement and the Closing, and (iii) restored Nidar’s ability to terminate the Business Combination Agreement (upon a SPAC Impairment Effect).
On February 16, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster an initial draft form of Registration Rights Agreement based on terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, Nidar would agree to register for resale certain equity securities of Nidar that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate between February 16, 2024 and April 29, 2024, exchanging multiple drafts thereof. The primary terms discussed during such time related to, among other things, which of the continuing Nidar shareholders would be parties to the Registration Rights Agreement, the size requirements and other conditions of the demand rights thereunder and the determination of any cutbacks for parties entitled to registration rights thereunder. During this time, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Business Combination Agreement on June 24, 2024, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “— Ancillary Agreements — Registration Rights Agreement” for additional information.
Together with the initial draft of the Registration Rights Agreement, on February 16, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster an initial draft form of the Nidar Articles based on terms of the LOI, as updated by subsequent discussions, which in addition to the laws of the Cayman Islands governs the rights of Nidar shareholders immediately following the Closing, the terms of which the parties continued to negotiate between February 16, 2024 and June 11, 2024, exchanging multiple drafts thereof. The primary terms discussed during such time related to, among other things, the ability of the Nidar shareholders to call special meetings, the ability to remove directors without cause, the composition of the board of directors and the term and rights of any Cartica director appointee. During this time, multiple drafts of the Nidar Articles were exchanged prior to the execution of the Business Combination Agreement on June 24, 2024, to which the agreed form of the Nidar Articles was attached as an exhibit. See “Comparison of Rights of Nidar and Cartica Shareholders” for additional information.
On February 23, 2024, the Cartica Board met via videoconference and were joined by Mr. Coad and representatives of Ellenoff, Morrison & Foerster, BitOoda and Imperial. During this meeting, multiple items relating to the proposed business combination with Nidar were discussed, including updates regarding (i) the legal due diligence review of Nidar and revised transaction terms, presented by representatives of

Morrison & Foerster, (ii) investor outreach in connection with the PIPE Financing, presented by representatives of Imperial, (iii) Nidar’s financial performance and forecasts of its capital needs, presented by BitOoda, and (iv) an extension of Cartica’s April 2024 deadline to complete a business combination, required SEC filings and Nasdaq continued listing requirements, presented by Mr. Coad. All of the members of the Cartica Board who attended the meeting expressed their support for proceeding with the proposed business combination with Nidar.
On February 23, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman a revised draft of the Business Combination Agreement reflecting changes to provisions concerning, among other things, the scope of Nidar’s representations and warranties and interim operating covenants and requirements that the majority of the board of directors of the Surviving Company meet Nasdaq independence requirements. On February 26, 2024, representatives of Morrison & Foerster and A&O Shearman met via video conference to discuss remaining issues in the Business Combination Agreement.
On March 3, 2024, representatives of Kroll Associates (India) Private Limited, a financial and risk advisory firm engaged by Cartica to perform due diligence on Nidar and its co-founders (“Kroll”), provided Cartica’s management team with its due diligence report summarizing its review of (i) public domain research regarding Nidar and its co-founders, (ii) discussions with Nidar executives, sources at the Hiranandani Group and officials at regulatory authorities and enforcement agencies in India, and (iii) site visits of Nidar’s data center parks. Cartica’s management team reviewed and discussed these findings with Kroll and presented the same to the Cartica Board.
On March 20, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster (i) a revised draft of the Business Combination Agreement, which included minor changes to Nidar’s representations and warranties and proposed an increase in the size of the Nidar board of directors following the Closing to nine directors (with Nidar’s shareholders designating eight and Cartica designating one), and (ii) an initial draft of Nidar’s disclosure letter to the Business Combination Agreement. The parties exchanged multiple drafts of Nidar’s disclosure letter prior to the execution of the Business Combination Agreement on June 24, 2024.
On March 21, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster a draft of the Company Shareholder Lock-Up and Support Agreement, pursuant to which Nidar shareholders would agree, among other things, to (i) execute, deliver and not revoke a written consent approving Business Combination Agreement and the business combination, and (ii) not transfer (subject to certain exceptions) any Nidar Ordinary Shares held by such shareholders for at least one year following the Closing. The parties continued to negotiate the terms of the Company Shareholder Lock-Up and Support Agreement (including as a result of comments by the Nidar shareholders entering into such agreements), exchanging multiple drafts before an agreed final version of the Company Shareholder Lock-Up and Support Agreement was executed by the respective parties thereto on June 24, 2024. See “— Ancillary Agreements — Shareholder Lock-Up and Support Agreement” for additional information.
On March 28, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster an initial draft of the Nidar Incentive Plan based on the terms of the LOI, as updated by subsequent discussions, pursuant to which the Nidar board of directors may grant post-closing equity incentive awards to eligible service providers. The parties continued to negotiate the terms of the Nidar Incentive Plan between March 28, 2024 and June 20, 2024, exchanging multiple drafts thereof until the execution of the Business Combination Agreement on June 24, 2024, to which the agreed form of Nidar Incentive Plan was attached as an exhibit.
On March 29, 2024, representatives of Morrison & Foerster and A&O Shearman held a telephone conversation to discuss the anticipated extension of Cartica’s April 2024 deadline to consummate a business combination and the remaining issues in the Business Combination Agreement, including the scope of the SPAC Transaction Expenses and materiality thresholds incorporated throughout Nidar’s representations and warranties.
On April 3, 2024, Cartica held an extraordinary general meeting of shareholders, where Cartica’s shareholders voted to approve the Second Extension. In connection with the Second Extension, the holders of 1,964,993 Cartica Class A Shares properly exercised their right to redeem such Cartica Class A Shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $21.87 million. Immediately following the Second Extension, there were 6,999,422 Cartica Class A Shares and 1,000,000 Cartica Class B Shares issued and outstanding, with the Sponsor holding 4,750,000 Cartica Class A Shares and 700,000 Cartica Class B Shares.
On April 4, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman a revised draft of the Business Combination Agreement, which included, among other things, the reduction of the size of Nidar’s board of directors following the Closing back to seven, designating January 7, 2025 as the Termination Date (following which either party can unilaterally terminate the Business Combination Agreement for any reason), minor changes to Nidar’s representations and warranties and conforming changes given the consummation of the Second Extension.
On April 5, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman an initial draft of the Amended & Restated Warrant Agreement based on the terms of the Warrant Agreement and governing the terms of the Nidar Warrants, the terms of which the parties continued to negotiate between April 5, 2024 and June 8, 2024, exchanging multiple drafts thereof. The primary terms discussed during such time related to, among other things, the ability of warrantholders to exercise Nidar Private Placement Warrants prior to consummation of the $500 million PIPE financing contemplated by the Business Combination Agreement. During this time, multiple drafts of the Amended & Restated Warrant Agreement were exchanged prior to the execution of the Business Combination Agreement on June 24, 2024, to which the agreed form of Amended & Restated Warrant Agreement was attached as an exhibit. See “Description of Securities and Governance After the Business Combination — Warrants” for additional information.
On April 17, 2024, Messrs. Guduru, Coad and Ukhalkar and representatives of BitOoda and Imperial held a telephone conversation to discuss the PIPE financing and minimum cash closing conditions. As a result of this discussion, the parties decided to (i) remove the PIPE financing closing condition, and (ii) decrease the minimum cash closing condition to an amount equal to 200% of the SPAC Transaction Expenses. In making this decision, the parties agreed that the PIPE financing and related minimum cash closing condition would not be a gating item to consummating the business combination, in light of Nidar’s anticipated opportunities to more effectively raise capital through debt or public capital markets. Notwithstanding this agreement, the parties continued their efforts to identify PIPE investors and consummate a PIPE financing.
On April 19, 2024, Messrs. Guduru and Coad held a call with Messrs. Ukhalkar and Bharat to discuss other open issues in the Business Combination Agreement, particularly with respect to Nidar’s representations and warranties. Following these discussions, the parties agreed to various materiality thresholds to be incorporated throughout Nidar’s representations, warranties and interim operating covenants based, in large part, upon the nature of Nidar’s business and Cartica’s financial due diligence findings.
On May 3, 2024, Cartica and Nidar agreed to extend the exclusivity period under the LOI to June 30, 2024, given that negotiations between the parties were productive and ongoing.
On May 9, 2024, a representative of A&O Shearman emailed to representatives of Morrison & Foerster a revised draft of the Business Combination Agreement, reflecting the agreed-upon changes to Nidar’s representations and warranties, increasing the size of Nidar’s board of directors to nine and incorporating further changes to the composition of Nidar’s board of directors following the Closing.
On May 11, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman an initial draft of the Sponsor Lock-Up and Support Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, the Sponsor would agree to (i) vote any Cartica Shares held by the Sponsor in favor of the Business Combination Agreement and the business combination and waive any redemption rights in connection therewith, (ii) not transfer (subject to certain exceptions) any Nidar Ordinary Shares held by the Sponsor for at least one year following the Closing, (iii) make commercially reasonable efforts to utilize 10% of the Cartica Shares and Cartica Warrants held by the Sponsor to satisfy SPAC Transaction Expenses exceeding the cap of reimbursable expenses, to secure from public Cartica shareholders waivers of redemption rights triggered by the business combination and to incentivize PIPE Investors or otherwise provide support in connection with the PIPE financing, and

(iv) subject to forfeiture 50% of the Nidar Ordinary Shares to be received by the Sponsor in the business combination unless certain trading price milestones ($12.50 per share) were achieved during the five-year period after the Closing (the “Sponsor Earn-in”). The parties continued to negotiate the terms of the Sponsor Lock-Up and Support Agreement from May 11, 2024 through June 20, 2024, exchanging multiple drafts thereof, before an agreed final version of the Sponsor Lock-Up and Support Agreement was executed by the relevant parties thereto on June 24, 2024. See “— Ancillary Agreements — Sponsor Lock-Up and Support Agreement” for additional information.
On May 15, 2024, representatives of EY provided Cartica’s management team with a draft of its tax due diligence and Quality of Earnings reports, which summarized (i) EY’s review of certain tax and financial materials and information provided by Nidar in the virtual data room or pursuant to email and telephone communications prior to such date, and (ii) key issues noted with respect thereto along with EY’s recommendations. Such findings were discussed throughout the diligence process.
On May 17, 2024, a representative of Morrison & Foerster emailed to representatives of A&O Shearman a revised draft of the Business Combination Agreement, reflecting the removal of the minimum cash closing condition in light of the agreement by the parties on April 17, 2024 to forego conditionality with respect obtaining PIPE financing and incorporating other conforming changes. On May 18, 2024, representatives of Morrison & Foerster and A&O Shearman held a call to discuss the minimum cash closing condition (specifically, whether some minimum cash was necessary) and outstanding issues in the Business Combination Agreement.
On May 21, 2024, representatives of Morrison & Foerster provided Cartica’s management team with a draft of its legal due diligence report summarizing the findings of legal due diligence review of Nidar and its operations by Morrison & Foerster, Appleby and Khaitan, including based upon review of certain materials and information provided by representatives of Nidar in the virtual data room or pursuant to email and telephone communications prior to such date, including in response to supplemental legal due diligence requests sent by representatives of Cartica and Morrison & Foerster to Nidar and A&O Shearman. Such findings were discussed throughout the diligence process.
On May 28, 2024, Messrs. Guduru, Coad and Ukhalkar held a telephone conversation to discuss open issues in the Business Combination Agreement and other Transaction Agreements, including with respect to Cartica’s recent due diligence finding regarding Mr. Hiranandani’s ownership of the “Yotta” trademark and personal guarantees of certain Nidar loans. During this discussion, Messrs. Guduru, Coad and Ukhalkar agreed (i) that Mr. Hiranandani would continue to own the “Yotta” trademark after the Closing, but would enter into a license agreement with Nidar to provide Nidar the right to continue using the “Yotta” trademark in connection with Nidar’s business, and (ii) Nidar would seek and, if commercially reasonable, bind insurance coverage to provide recourse with respect to any losses incurred after the Closing by Mr. Hiranandani in connection with his personal guarantees of those certain Nidar loans (until such time as Mr. Hiranandani could be removed as a personal guarantor of such loans).
On May 29, 2024, a representative of A&O Shearman emailed representatives of Morrison & Foerster a revised draft of the Business Combination Agreement, which restored the minimum cash closing condition but set it at an amount equal to the SPAC Transaction Expenses and incorporated other minor changes discussed by the parties in the preceding week. Between May 29, 2024 and June 20, 2024, representatives of A&O Shearman and Morrison & Foerster exchanged multiple drafts of the Business Combination Agreement on behalf of their respective clients, in each case, reflecting minor changes consistent with the parties’ discussions and changes to the other Transaction Agreements. During this time, the parties also agreed to revise the Business Combination Agreement to permit Nidar to designate any director (with such director being reasonably acceptable to Cartica) to serve as Chairman to the Board, so that the parties could continue discussing designees between the signing of the Business Combination Agreement and the Closing.
Also on May 29, 2024, a representative of A&O Shearman emailed representatives of Morrison & Foerster a revised draft of the Sponsor Lock-Up and Support Agreement, which modified certain terms proposed in the initial draft Sponsor Lock-Up and Support Agreement and added certain other terms including, among others: (i) subjecting all Nidar Ordinary Shares to be received by the Sponsor in the business combination to the Sponsor Earn-in, (ii) adding an additional vesting milestone that the parties consummate a $500 million PIPE financing during the one-year period after the Closing, and (iii) removing the

Sponsor’s ability to utilize Cartica Shares and Cartica Warrants held by the Sponsor to satisfy SPAC Transaction Expenses exceeding the cap of reimbursable expenses.
Together with the revised draft of the Sponsor Lock-Up and Support Agreement, on May 29, 2024, a representative of A&O Shearman also emailed to representatives of Morrison & Foerster an initial draft of the Trademark License Agreement, pursuant to which Mr. Hiranandani granted Nidar a license to continue using the “Yotta” trademark after the Closing in connection with its business, the terms of which the parties continued to negotiate between May 29, 2024 and June 20, 2024. The primary terms discussed during such time related to, among other things, (i) the license term, (ii) the fees payable in connection with the license, (iii) reimbursement of expenses incurred by Mr. Hiranandani in connection with protection of the trademark, (iv) the ability of Mr. Hiranandani to use, license or transfer the trademark outside of the agreement, and (v) limits of liability arising under the agreement and in connection with the use of the trademark. During this time, multiple drafts of the Trademark License Agreement were exchanged before an agreed final version of the Trademark License Agreement was executed by the relevant parties on June 24, 2024. See “Certain Relationships and Related Person Transaction — Nidar Related Person Transactions — Trademark License Agreement” for additional information.
From June 1, 2024 through June 6, 2024, Messrs. Guduru and Coad held daily telephone conversations with Messrs. Hiranandani and Ukhalkar to discuss the Sponsor Lock-Up and Support Agreement, including the number of the Nidar Ordinary Shares received by the Sponsor in the business combination to be subject to forfeiture and the vesting milestones with respect to such shares. Following these discussions, on June 6, 2024, a representative of Morrison & Foerster emailed representatives of A&O Shearman a revised draft of the Sponsor Lock-Up and Support Agreement, which (i) subjected to forfeiture only 50% of the Nidar Ordinary Shares to be received by the Sponsor in the business combination, (ii) removed the $12.50 trading price milestone from the Sponsor Earn-in, (iii) revised the $500 million PIPE financing milestone to include the sale of equity or equity-linked instruments, to vest on a pro rata (as opposed to cliff) basis and to increase the time to meet such milestone from one year to the later of the 15-month anniversary of the Closing or March 21, 2026, and (iv) reinstated the Sponsor’s ability to utilize Cartica Shares and Cartica Warrants held by the Sponsor to satisfy SPAC Transaction Expenses exceeding the cap of reimbursable expenses. In consideration of these changes, the Sponsor agreed to subject its Nidar Ordinary Shares to an additional year of trading restrictions (with certain exceptions) following the expiration of the agreed-upon one-year lock-up period.
On June 9, 2024, Messrs. Guduru, Coad and Ukhalkar held a telephone conversation to discuss open issues in the Sponsor Lock-Up and Support Agreement and agreed to subject to forfeiture 75% of the Nidar Ordinary Shares to be received by the Sponsor in the business combination, with such shares vesting on a pro rata (as opposed to cliff) basis based on the amount of equity or equity-linked financing received by the later of the 15-month anniversary of the Closing or March 21, 2026; provided, however, that 50% of such unvested shares would remain subject to the previously contemplated $12.50 trading price vesting milestone and would remain unvested until the Nidar Ordinary Shares traded at $12.50 per share. The parties agreed that this compromise struck the appropriate balance between the Sponsor’s interests in the transaction and incentivizing the Sponsor’s contribution to the future success of the combined company. Following this discussion, on June 10, 2024, a representative of A&O Shearman emailed representatives of Morrison & Foerster a revised draft of the Sponsor Lock-Up and Support Agreement, generally reflecting the agreed-upon compromise.
During the evening of June 10, 2024, the Cartica Board held a board meeting via video conference. In attendance were all members of the Cartica Board except for Kyle Ingvald Parent (who had recused himself from discussions and decisions regarding the content of the meeting), members of Cartica management and representatives of Morrison & Foerster, Appleby, Khaitan, BitOoda, Imperial and EY. At the meeting, representatives of Morrison & Foerster presented its legal due diligence findings, business combination transaction terms, overview of the Sponsor’s interests in the business combination and the status of negotiations with Nidar. In addition, representatives of Appleby gave a presentation to the Cartica Board on the directors’ fiduciary duties under Cayman Islands law in the context of consideration of the proposed business combination transaction with Nidar. Representatives of BitOoda and Imperial gave an updated financial analysis presentation to the Cartica Board and provided updates regarding PIPE investor outreach and marketing efforts. Representatives of EY also presented its tax due diligence findings and summarized its quality of earnings analysis. Lastly, Mr. Coad provided an update with respect to Cartica’s discussions with Nasdaq and strategy to regain compliance with Nasdaq listing requirements. The Cartica Board, with the assistance of the advisors present and Cartica’s management, discussed and reviewed the proposed business combination with Nidar and the terms and conditions of the Business Combination Agreement, including the transaction structure, the composition of the Nidar Board and appropriate choices to serve as Chairman thereto (including the potential impacts of designating Mr. Hiranandani to serve as Chairman of the Board, given ongoing investigations in India involving Mr. Hiranandani), the closing conditions and termination rights, the lack of committed PIPE financing at signing, and the key ancillary agreements (copies of which were provided to all of the members of the Cartica Board in advance of the meeting). The Cartica Board also discussed the potential benefits of and risks relating to the proposed business combination, the reasons for entering into the Business Combination Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See “— Cartica’s Board of Directors’ Reasons for the Business Combination” for additional information related to the factors considered by the Cartica Board in approving the Business Combination. Following additional discussion on these and related matters, the Cartica Board members present at the meeting unanimously approved the Business Combination Agreement and related agreements and the transactions contemplated thereby and recommended the approval and adoption of the Business Combination Agreement by Cartica’s shareholders. The Cartica Board directed Cartica’s management team and advisors to finalize and execute the terms of the transaction documents and keep members of the board apprised of any material developments or changes.
Following the meeting of the Cartica Board, the parties worked to finalize the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors. During this time, Cartica’s management provided periodic updates on the status of certain matters relating to the finalization of the transaction documents to members of the Cartica Board.
From June 11, 2024 through June 20, 2024, Messrs. Guduru and Coad met numerous times via telephone and videoconference with Messrs. Hiranandani and Ukhalkar and representatives of Morrison & Foerster and A&O Shearman to discuss the remaining open issues in the Sponsor Lock-Up and Support Agreement, namely the Sponsor Earn-in. During this time, multiple drafts of the Sponsor Lock-Up and Support Agreement were exchanged by the parties and their representatives before an agreed final version of the Sponsor Lock-Up and Support Agreement was executed by the relevant parties on June 24, 2024. The parties agreed in the final version of the Sponsor Lock-Up and Support Agreement that (i) 25% of the Nidar Ordinary Shares to be received by the Sponsor in the business combination less a number of Nidar Ordinary Shares equal to the Non-Redemption Shares would vest immediately at the Closing, (ii) all unvested shares would be subject to pro rata vesting based on the amount of equity and equity-linked financing (up to $500 million) consummated by Nidar or its subsidiaries (with certain exception related to extinguishing Nidar’s unsecured perpetual debt) before the later of the 15-month anniversary of the Closing or March 21, 2026, and (iii) 50% of such unvested shares would be further subject to the previously contemplated $12.50 trading price milestone. As with prior discussions between the parties regarding the Sponsor Lock-Up and Support Agreement, the parties believed that this package represented an appropriate compromise between the Sponsor’s existing interests and incentivizing future contributions by the Sponsor to Nidar’s success.
On June 12, 2024, Messrs. Guduru, Coad and Ukhalkar held a telephone conversation regarding Nidar’s discussions with lenders to provide financing to convert Nidar’s unsecured perpetual debt into equity securities, as requested by Cartica’s management following its due diligence review. During this call, Mr. Ukhalkar provided an update regarding the lenders’ due diligence processes and requested that Cartica’s management team share copies of due diligence reports prepared by Cartica’s advisors in connection with the Business Combination, in order to facilitate and expedite the lending process.
On June 16, 2024, the Cartica Board met via videoconference and were joined by members of Cartica’s management team and representatives of Morrison & Foerster. At this meeting, the Cartica Board considered Mr. Ukhalkar’s request and discussed Nidar’s debt portfolio and financing goals, the process for retiring Nidar’s unsecured perpetual debt and the benefits and risks of providing to Nidar the due diligence reports prepared by Cartica’s advisors. Because expediting Nidar’s lending process would allow for more expedient execution of the Business Combination Agreement and consummation of the Business Combination, the

Cartica Board unanimously agreed to provide such due diligence reports to Nidar, subject to the execution by relevant third parties of appropriate confidentiality and/or non-reliance agreements.
On the morning of June 24, 2024, Cartica, Nidar, and Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, Cartica also entered into the Company Shareholder Lock-Up and Support Agreement and Sponsor Lock-Up and Support Agreement, in each case, with the applicable other parties thereto. See “— Ancillary Agreements” for additional information.
Following the execution of the Business Combination Agreement, on June 24, 2024, Cartica and Nidar issued a joint press release announcing the execution of the Business Combination Agreement, which Cartica filed later that morning with a Current Report on Form 8-K along with the Business Combination Agreement, certain of the other Transaction Agreements and an investor presentation prepared by members of Cartica’s and Nidar’s management teams and used in connection with meetings with existing Cartica shareholders and other persons regarding Nidar and the Business Combination.
On November 3, 2024, the Cartica Board met via videoconference and were joined by Messrs. Guduru and Coad and representatives of Ellenoff and Morrison & Foerster. At the meeting, representatives of Morrison & Foerster provided an update regarding investigations in India involving Mr. Hiranandani and the lack of any further developments thereto. Messrs. Guduru and Coad also provided an update with respect to Nidar’s continued business growth, this proxy statement/prospectus and the PIPE Financing, including the beneficial impact of Mr. Hiranandani to the PIPE financing and related investor outreach efforts. Given Mr. Hiranandani’s impact to the PIPE financing and the importance of the PIPE financing to the Business Combination and Nidar’s continued success, the Cartica Board unanimously agreed that it would be appropriate for Nidar to designate Mr. Hiranandani to serve as Chairman of the Board and continue to assist with the PIPE financing.
Following the execution of the Business Combination Agreement, representatives of Cartica and Nidar and their advisors have worked together to prepare this proxy statement/prospectus and otherwise facilitate the consummation of the Business Combination, and also reached out and participated in many meetings with potential PIPE Investors that agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to Nidar and a potential PIPE investment.
The Cartica Board’s Reasons for the Business Combination
At a meeting of the Cartica Board held on June 10, 2024, the Cartica Board (i) determined that the form, terms and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, were fair to, advisable and in the best interests of Cartica and its shareholders, (ii) adopted and approved the execution, delivery and performance by Cartica of the Business Combination Agreement, the other Transaction Agreements to which Cartica is or will be a party and the transactions contemplated thereby, (iii) determined to recommend to the Cartica shareholders that they approve and adopt the Business Combination Agreement and approve the Business Combination and the other matters presented in this proxy statement/prospectus and (iv) determined that the foregoing be submitted for consideration by the Cartica shareholders at the extraordinary general meeting. When you consider the recommendation of the Cartica Board, you should be aware that Cartica’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of the Cartica shareholders generally. These interests are described in the section entitled “— Interests of the Sponsor and Cartica’s Directors in the Business Combination.”
In evaluating the Business Combination and making these determinations and this recommendation, the Cartica Board consulted with Cartica’s management team and financial, legal, tax, accounting and capital markets advisors and considered and evaluated several factors, including, but not limited to, the factors discussed below.
Cartica’s management team has many years of experience in strategic advising, financial analysis and investment and operational management. In the opinion of the Cartica Board, Cartica’s management team was suitably qualified to conduct the due diligence review and other investigations required in connection with the search for a business combination partner and to evaluate the operating and financial merits of companies like Nidar. Likewise, the Cartica Board believed, based on experience and background of its directors, that the Cartica Board was qualified to conclude that the Business Combination was fair, from a financial point of view, to Cartica’s shareholders and to make other necessary assessments and determinations regarding the Business Combination. A detailed description of the experience and background of Cartica’s directors is included in the section of this proxy statement/prospectus entitled “Information Related to Cartica - Directors and Executive Officers.”
In reaching the determination and recommendations described above, the Cartica Board considered the general criteria and guidelines that it believed would be important in evaluating prospective target businesses as described in the prospectus for the IPO. The Cartica Board also considered that Cartica could enter into a business combination with a target business that did not meet those criteria and guidelines. In the prospectus for the IPO, Cartica identified the following general criteria and guidelines that it believed were important in evaluating prospective target businesses.
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Large and growing addressable market.   Cartica intended to seek business combination partners with an operational or business focus in India, to serve the large and growing India market, and preferably with an ambition to grow and expand internationally. India is one of the fastest growing economies in the world due to a growing population and the expansion of its IT services sector. India’s population ranks second globally only to China, and foreign direct investment in India reached $64.1B in 2020, trailing only the U.S., China and Singapore. In addition, Cartica believes there are other key trends that will support this growth into the future, including:

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An innovative, technology-based business.   Cartica believes that a large number of innovative young companies have recently emerged in India and are using technology to capture opportunities across sectors. Cartica intended to focus on identifying and acquiring one or more such potential business combination partners.

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Robust unit economics with healthy gross margins.   Cartica intended to seek business combination partners with models that deliver highly recurring, contracted revenue.

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Strong growth trajectory with visible scope for further expansion.   Cartica intended to seek business combination partners that have the potential to deliver fast growth with the ability to scale up domestically and, preferably, internationally.

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Committed and visionary founders and leadership team.   Cartica intended to partner with founders and management teams who have a long-term commitment, a clear vision and the ability to execute their business plans. The management team should be able to leverage the support and guidance of Cartica’s directors and officers — leaders with proven abilities and extensive networks who can help the business combination partner grow.

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Culture, purpose and impact.   Cartica focused on identifying a business combination partner that has a robust corporate culture and was mission-driven with a distinct purpose. Cartica considered ESG factors to ensure that the business generates, and with its advice and guidance, will continue to generate significant and positive value and impact for its stakeholders and the wider economy through innovation, societal problem-solving, development of economic opportunities and improvement of industry competitiveness and resilience.

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Able to benefit from being a public company.   Cartica intended to seek a business combination partner whose management and shareholders appreciate the opportunity to take their business public in order to transform it into an independent national- and global-level business. Cartica intended to seek a business combination partner capable of taking advantage of public market access to pursue future and faster growth (via high return-on-capital projects), build its brand, pursue value-accretive acquisitions, strengthen its balance sheet and incentivize its employees through publicly traded-equity compensation.

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Fair valuation with upside potential.   Cartica’s management team has a background of rigorous due diligence and disciplined and valuation-centric investing, with a deep understanding of market value. Cartica expected to complete a business combination that results in a strong risk-adjusted return profile with substantial upside potential while limiting downside risks.

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$1 billion or higher valuation.   Cartica focused on potential business combination partners with an equity value of approximately $1 billion or higher, given its belief that such businesses have an optimum mix of maturity, scale and capacity to grow profitably and sustainably. Moreover, businesses of this size are likely to benefit from long-term capital from the public markets for the next phase of their development.

In considering the Business Combination, the Cartica Board determined that the Business Combination met all the criteria and guidelines above, except that an assessment of Nidar’s impact on societal problem-solving and other socioeconomic conditions was not considered.
In addition to evaluating the criteria and guidelines above, the Cartica Board considered numerous other factors deemed relevant by the Cartica Board and Cartica’s management team. Given the number and complexity of these factors, the Cartica Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its determination and supporting its decision. The Cartica Board viewed its decision as being based on all the information available and the factors presented to and considered by it. Individual directors of the Cartica Board may have given different weight to different factors.
In particular, the Cartica Board considered the following factors in accessing Nidar, its business and its operations:
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Large and growing addressable market.   Nidar has a tremendous opportunity to grow data center market share in Indian’s expanding IT services sector. India’s data center market is expected to continue to outpace growth in the U.S. over the next three years. IT MW supply in India is anticipated to grow at an annual compounded growth rate of 17% versus 12% in the U.S. over the same period. In addition, Cartica believes there are other key trends supporting this growth into the future, including:

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data center capacity needs in India will continue to grow at an accelerated rate due to India’s growing mobile data usage, increased adoption of cloud computing, emerging requirements for data localization and growing IoT adoption; and

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growth in the Indian AI market is underpinned by substantial investments in the AI infrastructure, as India boasts the highest rate of AI “Skill Penetration” and globally is ranked as the second highest country in terms of businesses adopting AI technologies, according to IBM’s recent Enterprise Survey.

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An innovative, technology-based business with a differentiated business model.   Cartica believes Nidar is India’s leading data center developer due to its differentiated business model relative to its competitors based upon its unique access to both power and land through affiliate relationships, strategic alignment with Nvidia and other rapidly growing customers and its vertically integrated “concrete-to-cloud” business model.

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Experienced and proven management team.   Nidar’s management team has decades of experience in developing real estate (including land, permitting, electricity power and infrastructure) and building data centers at scale in India. Nidar’s CEO has built more than 20 data centers in addition to cloud and managed services businesses over his 30-year career. The Cartica Board considered that Nidar’s executives will continue with the combined company following the Business Combination. For additional information regarding Nidar’s executive officers, see the section entitled “Management of Nidar.”

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Financial Condition.   The Cartica Board also considered factors such as Nidar’s outlook, pipeline, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent business combinations and combination targets in similar and adjacent sectors.

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Attractive initial valuation.   Nidar will have an anticipated initial pre-transaction enterprise value of $4.2 billion.

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Results of due diligence.   The results of a due diligence investigation conducted by Cartica’s management team and outside financial, legal, tax and commercial advisors from April 26, 2022 to June 24, 2024, including:

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extensive virtual meetings and calls with Nidar’s management team regarding its operations, data center development, business plan, intellectual property, regulatory compliance, readiness to operate as a public company and other customary due diligence matters; and

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review of materials related to Nidar and its business, made available by Nidar and deemed appropriate for review in the context of the size of the transaction and the scope of Nidar’s operations, including financial statements and projections, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business information.

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Shareholder liquidity.   The obligation in the Business Combination Agreement to have the Nidar Ordinary Shares issued as merger consideration listed on a major U.S. stock exchange, which would result in liquidity for Cartica’s shareholders.

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Use of proceeds.   The proceeds to be delivered to the combined company in connection with the Business Combination (including from Cartica’s trust account and the PIPE Financing) are expected to be used after Closing to fund Nidar’s existing operations and support new and existing growth initiatives.

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Terms of the Business Combination Agreement.   The terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

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Other alternatives.   The determination of the Cartica Board that the Business Combination, after a thorough review of other business combination opportunities reasonably available to Cartica, represents the best available business combination for Cartica and an attractive opportunity for Cartica’s management to accelerate its business plan based upon the process utilized to evaluate and access other potential business combination targets.

A relative valuation analysis prepared by Cartica’s management team was reviewed by the Cartica Board as part of its consideration of the value of Nidar as a public company following the Business Combination. The historical financial results and financial projections of Nidar were benchmarked against a set of fifteen comparable publicly traded companies, selected based on the professional judgment of Cartica’s management team and financial advisor. The analysis was based on publicly available information and market data as of May 29, 2024.
Although none of the selected companies reviewed in this analysis were directly comparable to Nidar, these comparable publicly traded companies share certain characteristics with Nidar, including the operation of data centers providing hyperscaler and co-location services (the “Physical Infrastructure Group”) and cloud AI HPC and managed services (the “Cloud Infrastructure Group”).
The Cartica Board reviewed the estimated 2023 — 2025E total enterprise value to EBITDA (“TEV/EBITDA”) for the comparable publicly traded companies. The mean TEV/EBITDA for the selected comparable companies was 52.2 (with a mean TEV/EBITDA of 24.3 and 80.0 for the Physical Infrastructure Group and Cloud Infrastructure Group, respectively).
Based on a fiscal year ending in March, Nidar’s FY2026E TEV/EBITDA (based on an enterprise valuation of $4.2 billion) was 15.2, representing a discount to the respective median multiple of the selected comparable publicly traded companies. Overall, Nidar’s valuation represented a 71% discount to the mean of the selected comparable publicly traded companies.
The Cartica Board did not rely solely on the quantitative results of this analysis, primarily because such analysis does not take into account certain key differences in the financial and operating profiles of the selected comparable publicly traded companies and Nidar. Thus, Cartica also made more complex qualitative judgments concerning the differences between the operational, business and/or financial characteristics of the selected comparable companies and Nidar to provide a context in which to consider the results of the quantitative analysis.
The Cartica Board also identified and considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Potential inability to complete the Business Combination.   The possibility that the Business Combination may not be completed and the potential adverse consequences to Cartica if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The Cartica Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval).

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Potential shareholder redemptions.   The risk that the current public shareholders of Cartica would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Nidar following the consummation of the Business Combination. The consummation of the Merger is conditioned upon satisfaction of the minimum cash condition, which is for the sole benefit of Nidar. The Cartica Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Nidar will be acquired at an attractive aggregate purchase price.

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Liquidation of Cartica.   The risks and costs to Cartica if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in Cartica being unable to effect a business combination by January 7, 2025 and force Cartica to liquidate.

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Nidar’s business risks.   The fact that Cartica shareholders would be subject to the execution risks associated with Nidar if they retained their public shares following the Closing, which risks were different from the risks related to holding public shares of Cartica prior to the Closing. In this regard, the Cartica Board considered that there were risks associated with successful implementation of Nidar’s long term business plan and strategy and Nidar realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as macroeconomic uncertainty and its potential effects on Nidar’s business. The Cartica Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Cartica shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

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Post-Business Combination corporate governance.   The corporate governance provisions of the Business Combination Agreement and the Nidar Articles and the effect of those provisions on the governance of Nidar following the Closing. The Cartica Board also considered that, given that the existing equityholders of Nidar will collectively control shares representing a majority of the combined company’s total outstanding ordinary shares upon completion of the Business Combination, the existing equityholders of Nidar will be able to elect future directors and make other decisions (including approving certain transactions involving the combined company and other corporate actions) without the consent or approval of any of Cartica’s current shareholders, directors or management team. See the section entitled “Description of Securities and Governance after the Business Combination” for detailed discussions of the post-Business Combination corporate governance.

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Limitations of review.   The Cartica Board did not obtain an opinion from any independent investment banking or accounting firm that the price Cartica is paying to acquire Nidar is fair to Cartica or its shareholders from a financial point of view. In addition, while Cartica’s management team, financial advisor and outside counsel conducted extensive due diligence review of Nidar, there may be unforeseen events that have unanticipated impacts on Nidar’s business operations that Cartica did not take into account. Accordingly, the Cartica Board considered that Cartica may not have properly valued such business.

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No survival of remedies for breach of representations, warranties or covenants of Nidar.   The terms of the Business Combination Agreement provide that Cartica will not have any surviving remedies against Nidar or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Nidar representations, warranties or covenants set forth in the Business Combination Agreement. As a result, Cartica shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Nidar prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Cartica Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Nidar will be, collectively, the majority equityholders in the combined company.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and expenses.   The fees and expenses associated with completing the Business Combination.

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Exclusivity/non-solicit.   The Business Combination Agreement includes a non-solicit provision prohibiting Cartica from initiating, discussing or making certain proposals which could lead to an alternative business combination.

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Minority position.   Cartica’s public shareholders will hold a minority share position in the post-business combination company.

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Risk factors.   The Cartica Board considered risks of the type and nature described under the section entitled “Risk Factors.”

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Diversion of management.   The potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Nidar’s business.

In addition to considering the factors described above, the Cartica Board also considered that certain officers and directors of Cartica may have interests in the Business Combination that may be different from, or in addition to, the interests of Cartica’s shareholders generally. These interests are described in the section entitled “— Interests of the Sponsor and Cartica’s Directors in the Business Combination.” However, the Cartica Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if Cartica’s public shareholders redeem a substantial portion of their Cartica Class A Shares.
Based on its review of the forgoing considerations, the Cartica Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that Cartica shareholders will receive as a result of the Business Combination. The Cartica Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Cartica Board is not intended to be exhaustive but includes the material positive and negative factors considered by the Cartica Board. The Cartica Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Cartica Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read considering the factors discussed under the section entitled “Forward-Looking Statements.”
The Nidar Board’s Reasons for the Business Combination
In the course of reaching the decision to engage in the Business Combination, Nidar’s Board held numerous meetings, consulted with Nidar’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the Nidar Board concluded that the Business Combination, together with the potential liquidity provided by the proposed PIPE Financing, was the best option to generate capital resources to support the realization of Nidar’s business plan in the most optimal way.
In particular, the reasons and benefits that the Nidar Board considered include the following:
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the envisaged injection of liquidity provided by the Business Combination, which is expected to support Nidar’s business plan and provide funding for growth projects and expansion of operations, including data centers and GPUs for the AI business;

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the additional cash will provide flexibility to management enabling them to quickly seize new opportunities in the rapidly changing high-growth phase;

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the opportunity costs related to a more gradual expansion in Nidar’s operations and footprint if only internally generated cash flows were utilized;

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the ability to obtain a stock exchange listing;

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the ability to optimize Nidar’s capital structure and reduce its weighted average cost of capital;

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the potential benefits from enhanced institutional visibility and credibility, as well as increased public market awareness of Nidar and its business model; and

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that the Business Combination will provide Nidar Legacy Shareholders with greater liquidity by owning publicly traded shares, and expanding both the access to capital for Nidar and the range of investors potentially available to invest in Nidar as a public company, compared to the investors Nidar could otherwise gain access to if it continued to operate as a privately held company, thereby enhancing its ability to fund potential future acquisition and organic growth opportunities.

The Nidar Board also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Business Combination, including the following:
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the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Nidar’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

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the risk that the Business Combination might not be completed in a timely manner or at all;

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the significant costs involved in connection with completing the Business Combination, including legal, accounting, regulatory and management costs (for further information, see also the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”);

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the extensive time and effort of Nidar senior management required to complete the Business Combination;

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the potential disruptions to Nidar’s business operations and future prospects, including relationships with employees, suppliers and partners and others that do business or may do business in the future with Nidar;

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the additional expenses and obligations that Nidar will incur following the completion of the Business Combination that Nidar has not previously been required to comply with, and the operational changes to Nidar’s business, in each case that result from being a public company; and

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various other risks, including the risks described in the section entitled “Risk Factors.”

In light of the number of factors it considered in connection with its evaluation of the Business Combination, including, but not limited to, the factors discussed above, the Nidar Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Nidar Board viewed its decision as being based on all of the relevant information available at the time and the factors presented to and considered by it. In addition, individual members of Nidar Board may have given different weight to different factors. This explanation of Nidar’s Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
The foregoing information is not intended to be exhaustive, but rather a summary of the material factors considered by the Nidar Board in its consideration of the Business Combination. The Nidar Board concluded that the benefits, advantages and opportunities resulting from completion of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the Nidar Board approved the Business Combination Agreement and the Business Combination, subject to satisfying the conditions precedent set forth in the Business Combination Agreement and described herein.
Certain Engagements in Connection with the Business Combination and Related Transactions
Pursuant to that certain Underwriting Agreement, dated January 4, 2022, by and between Cartica and J.P. Morgan, J.P. Morgan, the underwriter for the IPO, was entitled to approximately $8,050,000 in deferred underwriting fees as consideration for services rendered to Cartica in connection with the IPO, which were to become payable upon consummation of a business combination transaction. On April 14, 2023, J.P. Morgan terminated its association with Cartica and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation. J.P. Morgan did not specify reasons for its termination of its association with Cartica and waiver of any fees and compensation in connection with such association. Further, J.P. Morgan was not involved in the Business Combination and has no further ongoing relationship with Cartica. J.P. Morgan was not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. The deferred underwriting fee was to be paid in consideration of services rendered in connection with the IPO, and such services have already been rendered. J.P. Morgan received no additional consideration for the waiver of its entitlement to the deferred underwriting fee.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Cartica Board to vote in favor of the Business Combination, Cartica shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Cartica’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Cartica’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:
•
If the Business Combination or another business combination is not consummated by January 7, 2025 (or such later date as may be approved by Cartica’s shareholders in an amendment to the Cartica Articles), Cartica will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Cartica Class A Shares (other than Founder Shares) for cash and, subject to the approval of its remaining shareholders and the Cartica Board, dissolving and liquidating. In such event, the 1,000,000 Cartica Class B Shares held by the Sponsor and former members of the Cartica Board and 4,750,000 Cartica Class A Shares issued on conversion of a portion of the Cartica Class B Shares, which were acquired for an aggregate purchase price of $25,000, and 15,900,000 Cartica Private Placement Warrants, for which the Sponsor paid $15,900,000, will all be worthless (as the holders have waived liquidation rights with respect to such shares). Assuming the Cartica Class B Shares and Cartica Private Placement Warrants have a value equal to Cartica Class A Shares and Cartica Public Warrants, such securities would have had an aggregate market value of approximately $68.1 million based on the last sale price of approximately $11.52 and $0.12 of Cartica Class A Shares and Cartica Public Warrants, respectively, on Nasdaq on October 31, 2024;

•
The fact that the Sponsor and Cartica’s directors and officers have agreed not to redeem any Cartica Shares held by them in connection with a shareholder vote to approve the Business Combination;

•
The fact that the Sponsor has loaned Cartica an aggregate of $1,883,000 under promissory notes as of the date of this proxy statement/prospectus, which may be further increased (A) by one or more draws of up to $227,000 under the promissory notes and (B) by deposits of $40,000 in the Trust Account by the Sponsor on the seventh day of each month through January 7, 2025 pursuant to one of the notes. The amounts outstanding under the notes are due on the earlier of the consummation of Cartica’s initial business combination or Cartica’s liquidation;
•
The fact that the holders of the Founder Shares, including the Sponsor and Cartica’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of the Founder Shares held by them, and the Sponsor and Cartica’s officers and directors will not be reimbursed for any out-of-pocket expenses, if Cartica fails to complete an initial business combination on or before January 7, 2025. Accordingly, the Sponsor and Cartica’s officers and directors will lose their entire investment in Cartica if an initial business combination is not consummated on or before January 7, 2025;

•
The fact that, as a result of the prices at which the Sponsor acquired the Cartica Class B Shares and Cartica Private Placement Warrants and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if the holders of Cartica Class A Shares lose money on their investments as a result of a decrease in the post-combination value of Nidar Ordinary Shares.

•
The fact that if the Trust Account is liquidated, including in the event Cartica is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Cartica to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation will only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Cartica, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Cartica’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Cartica’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act; and

•
The Business Combination Agreement provides for continued indemnification of Cartica’s current directors and officers and the continuation of directors and officers liability insurance covering Cartica’s current directors and officers.

Sources and Uses of Funds for the Business Combination
The following tables summarize the illustrative sources and uses for funding the Business Combination (i) assuming that no Cartica Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that 640,816 Cartica Class A Shares are redeemed in connection with the Business Combination.
No Redemption
Sources (in millions)
Cash in Trust Account	$26,000,000
Equity issued to Nidar Legacy Shareholders	$3,500,000,000
Total Sources	$3,526,000,000
Uses (in millions)
Equity issued to Nidar Legacy Shareholders	$3,500,000,000
Estimated transaction costs	$23,300,000
Cash to combined company Balance Sheet	$2,700,000
Total Uses	$3,526,000,000

Maximum Redemption
Sources (in millions)
Cash in Trust Account	$18,600,000
Equity issued to Nidar Legacy Shareholders	$3,500,000,000
Total Sources	$3,518,600,000
Uses (in millions)
Equity issued to Nidar Legacy Shareholders	$3,500,000,000
Estimated transaction costs	$18,600,000
Cash to combined company Balance Sheet	$0
Total Uses	$3,518,600,000
In connection with the Business Combination, Cartica and Nidar are expected to pay approximately $23.3 million of transaction costs. In the maximum redemption scenario, there will not be sufficient cash to pay these fees at closing and, accordingly, $4.7 million is recorded as accrued fees in the accompanying unaudited pro forma condensed combined balance sheet in the maximum redemption scenario.
Name and Headquarters of the Surviving Company
The name of the Surviving Company will be Nidar Infrastructure Limited and its principal executive offices will be located at P4 23 Marina, Al Naseem Street, Dubai, United Arab Emirates.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in this section entitled “Proposal One — The Business Combination Agreement and Ancillary Documents  —  Cartica Board of Directors’ Reasons for the Business Combination,” the Cartica Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO with respect to Cartica’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds held in the Trust Account (excluding the taxes payable on the income earned on the Trust Account) at the time of execution of the Business Combination Agreement.
Securities Exchange Listing
Pursuant to the terms of the Business Combination, Cartica is required to use its reasonable best efforts to keep the Cartica Class A Shares continuously listed for trading on Nasdaq or another national securities exchange mutually agreed by the parties until Closing.
If the Business Combination is completed, the Cartica Units, Cartica Class A Shares and Cartica Public Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS 2. Under this method of accounting, Cartica will be treated as the “acquired” company for financial reporting purposes, and Nidar will be the accounting “acquirer”. This determination was primarily based on the assumption that:
•
Nidar’s current shareholders will hold a majority of the voting power of Cartica post Business Combination;

•
Effective upon the Business Combination, the post-combination Board will consist of nine (9) directors, including five (5) directors designated by Nidar, one (1) director designated by Cartica and three (3) independent directors, with such directors being reasonably acceptable to Cartica;

•
Nidar’s operations will substantially comprise the ongoing operations of Cartica;

•
Nidar is the larger entity in terms of substantive operations and employee base; and

•
Nidar’s senior management will comprise the majority of the senior management of Cartica.

Another determining factor was that Cartica does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of Cartica will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Cartica over the fair value of Cartica’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Cayman Islands Registrar of Companies necessary to effectuate the Business Combination.
Appraisal Rights under the Cayman Companies Act
The Cayman Companies Act prescribes when shareholder appraisal rights (sometimes referred to as dissenters’ rights) will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive payment of the fair value for their shares. However, regardless of whether such rights are or are not available, Cartica public shareholders are still entitled to exercise the rights of redemption in respect to their Cartica Class A Shares as set out herein, and the Cartica Board has determined that the redemption proceeds payable to Cartica public shareholders who exercise such redemption rights represent the fair value of those shares. See the section of this proxy statement/prospectus titled “Appraisal Rights under the Cayman Companies Act” for additional information.
Holders of Cartica Units or Cartica Public Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Resale of Nidar Ordinary Shares
The Nidar Ordinary Shares to be issued to shareholders of Cartica in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act to be an “affiliate” of Cartica immediately prior to the First Effective Time or an “affiliate” of Nidar following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Nidar or Cartica (as appropriate) and may include the executive officers, directors and significant shareholders of Nidar or Cartica (as appropriate).
Nidar’s Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications
Each of Cartica and Nidar is, and consequently, following the Business Combination the Surviving Company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Surviving Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Surviving Company’s securities less attractive as a result, there may be a less active trading market for the Surviving Company’s securities and the prices of the Surviving Company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Surviving Company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Surviving Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Surviving Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Nidar will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO; (b) in which Nidar has a total annual gross revenue of at least $1.235 billion or (c) is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Nidar’s Status as a Controlled Company under Nasdaq Rules
Following the Business Combination, the equity holders of Nidar prior to the Business Combination are expected to control a majority of the voting power of the Nidar Ordinary Shares. As a result of such ownership, following the Business Combination, Nidar is expected to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As a controlled company, certain exemptions under the rules will mean that we are not required to comply with certain corporate governance requirements, including the following: (i) a board of directors composed of a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. While Nidar does not intend to rely on these exemptions, if it determines to do so in the future, shareholders of Nidar may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that Nidar ceases to be a “controlled company” and the Nidar Ordinary Shares and the Nidar Warrants continue to be listed on Nasdaq, it will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — Nidar is expected to be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If Nidar relies on these exemptions, its shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
Nidar’s Status as a Foreign Private Issuer under the Exchange Act
Nidar’s status as a foreign private issuer exempts it from compliance with certain laws and rules of the SEC and certain regulations of Nasdaq. Consequently, Nidar will not be subject to all the disclosure requirements applicable to U.S. public companies. For example, Nidar will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Nidar’s executive officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Nidar’s securities. Moreover, Nidar will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning it than there is for U.S. public companies.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure), which is aimed at preventing issuers from making selective disclosures of material information.
Nidar may take advantage of these exemptions until such time as it no longer qualifies as a foreign private issuer. In order to maintain its status as a foreign private issuer, either a majority of Nidar’s outstanding voting securities must be directly or indirectly held of record by non-residents of the U.S., or, if a majority of its outstanding voting securities are directly or indirectly held of record by U.S. residents, a majority of its executive officers or directors may not be U.S. citizens or residents, more than 50% of its assets cannot be located in the U.S. and its business must be administered principally outside the U.S.
See “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — As a foreign private issuer, Nidar will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies” and “Risk Factors — Risks Related to Ownership of Surviving Company Securities Following the Business Combination — While it is a foreign private issuer, Nidar may opt out of certain Nasdaq corporate governance rules applicable to public companies organized in the U.S.”

INFORMATION RELATED TO CARTICA
In this section, unless otherwise indicated, “the Company,” “we,” “us” and “our” refer to Cartica Acquisition Corp.
Overview
Cartica is a blank check company incorporated on February 3, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. Prior to executing the Business Combination Agreement, Cartica’s efforts were limited to organizational activities, completion of the IPO and the evaluation of possible business combinations.
Significant Activities Since Inception
On February 9, 2021, we issued 7,187,500 Cartica Class B Shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on our behalf. Also on February 9, 2021, the Sponsor transferred 1,078,125 Cartica Class B Shares to our executive officers and consultant. On April 24, 2021, the Sponsor transferred 75,000 Cartica Class B Shares to each of its four director nominees at the time, for a total of 300,000 Cartica Class B Shares, resulting in the Sponsor holding 6,887,500 Cartica Class B Shares. On October 29, 2021 the Sponsor granted a director nominee a membership interest in the Sponsor representing an indirect interest in 75,000 Cartica Class B Shares. On October 31, 2021, the Sponsor surrendered 1,437,500 Cartica Class B Shares, reducing the total number of Cartica Class B Shares outstanding to 5,750,000 shares.
The registration statement for our IPO was declared effective on January 4, 2022. On January 7, 2022, we consummated our IPO of 23,000,000 Cartica Units, including 3,000,000 additional Cartica Units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $230,000,000.
Simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 15,900,000 Cartica Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Cartica Private Placement Warrant, generating gross proceeds to the Company of $15,900,000.
A total of $236,900,000 ($10.30 per unit), comprised of $225,400,000 of the net proceeds from the IPO, which amount includes $8,050,000 of deferred underwriting commissions, and $11,500,000 of the proceeds of the sale of the Cartica Private Placement Warrants was placed in the Trust Account. We have agreed that an amount equal to at least $10.30 per unit sold in the IPO, including proceeds from the sale of the Cartica Private Placement Warrants, will be held in a Trust Account, located in the U.S. and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act as a result of the SPAC Rules, in January 2024, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or our liquidation.
In connection with the IPO, we entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Cartica Investors, LP and Cartica Investors II, LP (together, the “Cartica Funds”), pursuant to which the Cartica Funds agreed to subscribe for an aggregate of up to 3,000,000 forward purchase shares (the “Forward Purchase Shares”) for $10.00 per share, or up to $30,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of our initial business combination, subject to approval at such time by the investment committee of Cartica Management, LLC (“Cartica Management”). On October 13, 2022, we were advised by Cartica Management that the Cartica Funds will be liquidated in the first half of 2023. On March 14, 2023, we received a written notice from Cartica Management advising us that the investment committee of Cartica Management had determined that it would not approve the purchase of any Forward Purchase Shares and therefore the Cartica Funds would not purchase any of the Forward Purchase Shares in connection with our initial business combination or otherwise.
On May 23, 2023, the Sponsor entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the Cartica Funds and Namaste Universe Sponsor LLC, a Delaware limited liability company (“Namaste”). Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds certain membership interests in the Sponsor, which combined interests will entitle Namaste to receive, in the aggregate, 3,490,949 Cartica Class B Shares and 15,900,000 Cartica Private Placement Warrants. In connection with the Purchase Agreement, we terminated the Forward Purchase Agreement, amended our administrative support agreement (the “Amended Administrative Support Agreement”) with the Sponsor, and experienced a change in our board of directors.
On June 29, 2023, we issued an aggregate of 4,750,000 Cartica Class A Shares to the Sponsor, upon the conversion of an equal number of the Cartica Class B Shares, held by the Sponsor (the “Conversion”). The Cartica Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Cartica Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of our initial business combination, including the Business Combination.
Extension Time to Complete a Business Combination
Prior to the adoption of the First Extension (as defined below), the Cartica Articles required that we consummate our initial business combination by July 7, 2023. On June 30, 2023, we held an extraordinary general meeting (the “First Extension Meeting”) to approve a proposal to amend the Cartica Articles to extend the date by which we have to consummate a business combination from July 7, 2023 to April 7, 2024, which extension is referred to in this proxy statement/prospectus as the “First Extension.” Our shareholders approved the First Extension at the First Extension Meeting. In connection with the First Extension Meeting, shareholders holding 18,785,585 Cartica Class A Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result of the redemptions pursuant to the First Extension Meeting, we had 8,962,415 Cartica Class A Shares outstanding and approximately $201 million was removed from the Trust Account. On April 3, 2024, we held an extraordinary general meeting (the “Second Extension Meeting”) to approve a proposal to amend the Cartica Articles to extend the date by which we have to consummate a business combination from April 7, 2024 to January 7, 2025, which extension is referred to in this proxy statement/prospectus as the “Second Extension.” Our shareholders approved the Second Extension at the Second Extension Meeting. In connection with the Second Extension Meeting, shareholders holding 1,964,993 Cartica Class A Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result of the redemptions pursuant to the Second Extension Meeting, we had 2,249,422 Cartica Class A Shares (excluding the Cartica Class A Shares held by the Sponsor) outstanding and approximately $22 million was removed from the Trust Account.
Fair Market Value of Target Business
The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. Our board of directors determined that this test was met in connection with the Business Combination as described in the section entitled “The Business Combination Agreement and Ancillary Documents  —  Satisfaction of 80% Test” above.
Shareholder Approval of the Business Combination
Pursuant to the Cartica Articles, Cartica is required to provide the holders of Cartica Class A Shares with an opportunity to have their Cartica Class A Shares (other than Founder Shares) redeemed for cash upon the consummation of its initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, Cartica is providing this opportunity in conjunction with a shareholder vote. Accordingly, in connection with the Business Combination, the holders of Cartica Class A Shares may seek to have their Cartica Class A Shares (other than Founder Shares)

redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Extraordinary General Meeting of Cartica Shareholders  —  Redemption Rights.”
Voting in Connection with the Shareholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the holders of Founder Shares, including the Sponsor, have agreed to vote their Cartica Shares in favor of such proposed business combination.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Cartica or its securities, Cartica, the Sponsor, Cartica’s officers and directors, Nidar, Nidar’s officers and directors and/or their respective affiliates may purchase Cartica Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Cartica Shares or vote their Cartica Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination and other proposals and ensure that Cartica has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Cartica Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Cartica Shares at a price lower than market and may therefore be more likely to sell the Cartica Shares he, she or it owns, either prior to or immediately after the extraordinary general meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Cartica Shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Cartica will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Redemption of Cartica Class A Shares and Liquidation If No Initial Business Combination
Under the Cartica Articles, we will only have until January 7, 2025 to complete any initial business combination. If we are unable to complete an initial business combination before January 7, 2025, we will (i) repay amounts loaned under any promissory note to the Sponsor in its capacity as a lender from funds held outside of the Trust Account, (ii) cease all operations except for the purpose of winding up; (iii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of the then-outstanding Cartica Class A Shares (excluding Founder Shares), which redemption will completely extinguish Cartica Class A shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iv) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The

Cartica Articles provide that, if a resolution of our shareholders is passed pursuant to the Cayman Companies Act to commence the voluntary liquidation of our company, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor and each of our officers and directors have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by the Business Combination Deadline(although they will be entitled to liquidating distributions from the Trust Account with respect to any Cartica Class A Shares other than they hold if we fail to complete our initial business combination within the completion window).
We will provide our public shareholders with the opportunity to redeem all or a portion of their Cartica Class A Shares (other than Founder Shares) upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then-outstanding Cartica Class A Shares (excluding Founder Shares), subject to the limitations described herein. The initial amount deposited in the Trust Account was $10.30 per Cartica Class A Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. However, we may not redeem our Cartica Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Cartica Class A Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Cartica Class A Shares at such time.
The Sponsor and Cartica’s directors and officers have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Cartica Shares held by them in connection with the completion of the Business Combination and (ii) their redemption rights with respect to any Founder Shares and Cartica Shares held by them in connection with a shareholder vote to approve an amendment to the Cartica Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of the Cartica Class A Shares (other than Founder Shares) if Cartica does not complete its Business Combination by the Business Combination Deadline or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $19,294 of proceeds held outside of the Trust Account as of June 30, 2024 plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of the IPO and the sale of the Cartica Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by holders of Cartica Class A Shares for their Cartica Class A Shares (other than Founder Shares) upon dissolution would be $10.30. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of holders of Cartica Class A Shares. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.30. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of holders of Cartica Class A Shares, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management team will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if our management team believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by our management team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our management team is unable to find a service provider willing to execute a waiver. J.P. Morgan Securities LLC, the underwriter for our IPO, did not execute an agreement with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.30 per Cartica Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. The Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.30 per Cartica Class A Share and (ii) the actual amount per Cartica Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.30 per Cartica Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.30 per Cartica Class A Share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to $19,294 of the proceeds held outside the Trust Account as of June 30, 2024 with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.30 per Cartica Class A Share to the holders of Cartica Class A Shares. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”
As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying holders of Cartica Class A Shares from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Holders of Cartica Class A Shares will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Cartica Class A Shares (other than Founder Shares) if we do not consummate an initial business combination by the Business Combination Deadline, (ii) in connection with a shareholder vote to amend the Cartica Articles to modify the substance or timing of our obligation to provide holders of our Cartica Class A Shares the right to have their shares (other than Founder Shares) redeemed in connection with our initial business combination or to redeem 100% of our Cartica Class A Shares (other than Founder Shares) if we do not complete our initial business combination by the Business Combination Deadline or any amendment is made with respect to any other provision of the Cartica Articles relating to the rights of holders of our Cartica Class A Shares or pre-initial business combination activity, and (iii) if they redeem their respective shares (other than Founder Shares) for cash upon the completion of the initial business combination. Holders of Cartica Class A Shares who redeem their Cartica Class A Shares (other than Founder Shares) in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by the Business Combination Deadline, with respect to such Cartica Class A Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Cartica Articles, like all provisions of the Cartica Articles, may be amended with a shareholder vote.
Employees
We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a business combination partner has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Facilities
We currently maintain our executive offices at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. We consider our current office space adequate for our current operations.
Legal Proceedings
To the knowledge of our management team, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our founding team in their capacity as such.

Directors and Executive Officers
As of the date of this proxy statement/prospectus on Form F-4, our directors and officers are as follows:
Name	Age	Position
Suresh Guduru	51	Chief Executive Officer and Chairman of the Board
C. Brian Coad	54	Chief Operating Officer and Chief Financial Officer
Suresh Singamsetty	50	Chief Investment Officer and Director
Kishore Kondragunta	47	Director
Rana Gujral	46	Director
Kyle Ingvald Parent	64	Director
John F. Levy	68	Director
Mr. Suresh Guduru, 51, has served as Cartica’s Chief Executive Officer and Chairman of the Cartica Board since May 23, 2023. He has served as the Chief Executive Officer and Chief Technology Officer of Softengg, Inc., a software and technology services company, since September 1998. Since June 2021, he has served as Chief Executive Officer and Chairman of Namaste World Acquisition Corporation. Mr. Guduru has served as the Chairman and Director of Royal Treasures, Inc., a retail and wholesale food business, since May 2002. Mr. Guduru has also served as the Managing Member and Director of Green Foods, LLC, an import, grocery and hospitality business, since 2008. He has also served as the Chief Executive Officer of Organic Ingredients, Inc., a food and hospitality business, and President of Oakmead Village LLC, a real-estate business, since April 2012 and December 2012, respectively. In addition, Mr. Guduru has served as Chairman and Director of Gallant Services, Inc., a retail and wholesale food business, since August 2015 and as Chief Executive Officer and Chairman of Yuvika, Inc., a jewelry and accessories business, since September 2020. Moreover, Mr. Guduru has served as the Managing Member of AbSoMa LLC, an investments and real-estate holdings company, since June 2021. Mr. Guduru obtained his Bachelor of Technology in Computer Science and Engineering in 1994 from Nagarjuna University, and his Masters of Technology in Computer Science from University of Hyderabad in 1997. The Cartica Board has determined that Mr. Guduru’s significant experience in both retail and technology, in addition to a wide range of other industries, qualifies him to serve as Chairman of the Cartica Board.
Mr. C. Brian Coad, CFA, 54, has served as Cartica’s Chief Operating Officer and Chief Financial Officer since February 9, 2021. Mr. Coad has over 25 years of finance and operations experience across a wide variety of platforms, from public to private and start-up to middle market. From 2012 until the end of 2020, Mr. Coad was the Chief Operating Officer of Cartica Management, LLC, where he was responsible for all non-investment related activities. Prior to joining Cartica, Mr. Coad was Chief Financial Officer and Head of Strategic Planning for the operating companies of PrinceRidge Holdings LP (“PrinceRidge”), a middle-market investment bank. As one of the initial employees of PrinceRidge, Mr. Coad built the finance and accounting function. While at PrinceRidge, he was responsible for accounting, finance, treasury and tax, as well as supporting brokerage clearing and operations. Prior to joining PrinceRidge, Mr. Coad was CFO for Broadpoint Securities Group, Inc. (Nasdaq: BPSG), a publicly traded middle-market investment bank. Mr. Coad was responsible for external and regulatory reporting, oversight of the firm’s clearing operations, and all corporate and business risk. Before becoming CFO, Mr. Coad was Broadpoint’s Director of Financial Planning and Analysis. Prior to joining Broadpoint, Mr. Coad was a co-founder and CFO of Frost Securities, Inc., a boutique investment bank and broker-dealer specializing in energy and technology (“Frost”). While at Frost, Mr. Coad was responsible for all logistics functions, including finance, accounting, operations, legal, compliance, IT and administration. Mr. Coad graduated from Southern Methodist University with a BBA in Finance and is a Chartered Financial Analyst.
Mr. Suresh Singamsetty, 50, has served as Cartica’s Chief Investment Officer and one of Cartica’s directors since May 23, 2023. He has served as CEO of WiSilica Inc. since June 2013, and also as Director of WiSilica Inc., and its subsidiary, namely, WiSilica India Pvt. Ltd. Since June 2013. WiSilica Inc. is a technology company with more than 130 employees, providing scalable IoT platform solutions. Since July 2021, he has served as Chief Financial Officer and a director of Namaste World Acquisition Corporation. Mr. Singamsetty has also served as CTO of Tracesafe Inc. (CSE: TSF), a publicly listed technology company focusing on safety-based wearable technology, since May 2020. Tracesafe Inc. acquired WiSilica’s wearable unit that provides contact tracing and quarantine solution for governments and enterprises. Additionally, Mr. Singamsetty co-founded Transilica Inc., a developer of chips based on Bluetooth technology which was acquired by Microtune Inc. and served as its Director of Software Engineering from 2000 to 2003. Mr. Singamsetty also co-founded Martian Watches, a company manufacturing the first watch to utilize voice command and served as its V.P. of Engineering from 2008 to 2013. He also co-founded Jaalaa Inc., a low power wireless semiconductor company, and served as its V.P. of Digital Engineering from 2003 to 2007. Mr. Singamsetty holds a Master of Computer Science from Indian Institute of Technology, Kanpur. The Cartica Board has determined that Mr. Singamsetty’s significant experience in technology qualifies him to serve as a member of the Cartica Board.
Mr. Kishore Kondragunta, 47, has served as one of Cartica’s directors since May 23, 2023. He is a seasoned IT executive, investor, and business owner. Mr. Kondragunta has served as Head of IT of Woven by Toyota since January 2022. Mr. Kondragunta served as an IT Senior Director at Intel Corporation from March 2019 to January 2022. Since July 2021, he has served as Chief Investment Officer of Namaste World Acquisition Corporation. Previous to his time at Intel, Mr. Kondragunta served as a Tech Program Manager at Apple, Inc. from 2008 to 2012 and IT Senior director at Oracle from 2012 to 2019. He also founded Bayshore Investments LLC in 2020, a private equity firm, where he currently is a member. Mr. Kondragunta also owns and is a member of Bay Realty Investments LLC, a real-estate investment company which has invested in real-estate since 2016. This company has owned and successfully sold multiple multi-million-dollar homes. Moreover, Mr. Kondragunta is a member of LobStar Venture LLC, a restaurant, since November 2018. Kishore holds a bachelor’s degree in mechanical engineering and a master’s degree in Telecommunications Management from Oklahoma State University, Stillwater, Oklahoma. The Cartica Board has determined that Mr. Kondragunta’s technology background, coupled with his experience in helping organizations through digital transformations, make him highly qualified to be a member of the Cartica Board.
Mr. Rana Gujral, 46, has served as one of Cartica’s directors since May 23, 2023. He has been the CEO and director at Behavioral Signals since December 2019, an enterprise software company that excels at distinguishing behavioral signals in speech data with its proprietary deep learning AI technology. Mr. Gujral is majority owner of Hackient Inc., a software development company focusing on artificial intelligence and machine learning and has served as a Director of the Company since July 2021. He has also served as an Advisor at ActiveScaler Inc., a technology travel services company, since February 2013. Mr. Gujral also served as a Board Advisor of Token Inc. from May 2018 to March 2021. In 2014, Rana founded TiZE, an ML-based SaaS for specialty chemicals vertical and served as its President and CEO from June 2014 to December 2016. TiZE was thereafter acquired by Alchemy Cloud in 2016. Prior to TiZE, Rana led the turnaround of private-equity backed Cricut Inc. (Nasdaq: CRCT) as Executive Vice President and Chief Operating Officer from May 2012 to September 2014. At Cricut, Rana affected the turnaround from bankruptcy to profitability within a short span of 2 years between May 2012 and September 2014. Previously, Rana was Vice President at Logitech S.A. from April 2017 to August 2018 and Sr. Manager at Kronos Inc. from June 2004 to January 2010. In both functions he was responsible for the development of best-in-class products generating billions in revenue and contributed towards several award-winning engineering innovations. As a thought-leader in the AI/technology space, he often leads plenary and parallel sessions at industry events such as World Government Summit, VOICE Summit, The Next Web Conference, Collision, and Horasis World Economic Forum. His bylines are featured in publications such as Hacker Noon, Voicebot.ai, SpeechTechMagazine, and is a contributing columnist at TechCrunch and Forbes. He’s been recognized as an ‘AI Entrepreneur to Watch’ in Inc. Magazine, ‘Entrepreneur of the Month’ by CIO Review, awarded ‘US-China Pioneer’ by IEIE, and listed as a Top 10 Entrepreneur to follow in 2017 by Huffington Post. In 2020 he won “Contributor of the Year” in Hacker Noon’s Noonie’s Awards. Mr. Gujral attended Mahatma Jyotiba Phule (MJP) Rohilkhand University where he obtained a computer science degree in 1997. In 1999, he graduated from TACK International with a degree in marketing, and in 2001, Mr. Gujral obtained his MTPO from Massachusetts Institute of Technology (MIT). Finally, in 2005 Mr. Gujral obtained his MBA from University of Massachusetts. The Cartica Board has determined that Mr. Gurjal’s significant experience in AI and technology qualifies him to serve as a member of the Cartica Board.
Mr. Kyle I. Parent, 64, has served as one of Cartica’s directors since May 23, 2023. He has served as a Group Vice President of Oracle Applications Labs at Oracle Corp since April 2013, where he leads an organization of more than 300 software developers, IT specialists, and product managers responsible for Sales, Marketing, and E-commerce systems for both internal and customer facing applications. Prior to joining Oracle, Mr. Parent served as CEO of Advisor.com (d/b/a www.Keirsey.com), an online provider of the Keirsey Temperament Sorter and related professional services from 2005 to 2013. He served as a Director of Keirsey.com from 2007 to 2015. He was also the founder and CEO of several venture backed pioneering SaaS companies in the early 2000’s. His first startup, Pantheon Interactive, Inc., was self-funded and founded in 1996 and sold to IXL, Inc. in 1998, prior to IXL’s successful IPO. Prior to founding Pantheon Interactive, Mr. Parent led Electronic Sales and Service at Silicon Graphics, Inc., a public Information Technology company, where he pioneered commercial use of the Internet from 1993 to 1996. He developed one of the first commercial and ecommerce enabled websites in 1993, the award winning “Silicon Surf”, and was featured as “The Webmaster” in the 1997 book “Digirati: Encounters with the Digital Elite”, by John Brockman. Mr. Parent received his bachelor’s degree in computer science from the University of California, Berkeley in 1981. The Cartica Board has determined that Mr. Parent’s significant experience in information technology, sales and e-commerce qualifies him to serve as a member of the Cartica Board.
Mr. John F. Levy, 68, has served as one of Cartica’s directors since May 23, 2023. He has served as the chief executive officer and principal consultant for Board Advisory Services Inc since May 2005. He also served as the chief executive officer of Sticky Fingers Restaurants, LLC from 2019 to 2020. Mr. Levy is a recognized corporate governance and financial reporting expert with over 40 years of progressive financial, accounting and business experience; including nine years in public accounting with three national accounting firms and having served as chief financial officer of both public and private companies for over 13 years. Mr. Levy has served on the board of directors and as audit committee chair of Shengfeng Development Ltd. (Nasdaq: SFWL). Since March 2023, Mr. Levy has served on the board of directors and as audit committee chair of Paranovus Entertainment Technology Ltd, (Nasdaq: PAVS) since October 2019. Mr. Levy served on the board of directors of Applied Minerals, Inc. from January 2008 to August 2022, Washington Prime Group, Inc. from June 2016 to October 2021, Singularity Future Technology Limited (Nasdaq: SGLY) from November 2021 to February 2023, Takung Art Co., Ltd. (Nasdaq: TKAT) from March 2016 to June 2019, China Commercial Credit, Inc. from August 2013 to December 2016, Applied Energetics, Inc. (OTCM: AERG) from June 2009 to February 2016 as well as several other publicly held companies prior to 2016. Mr. Levy is a frequent lecturer and has written several articles and courses on accounting, finance business and governance. Mr. Levy is a Certified Public Accountant and a graduate of the Wharton School of Business at the University of Pennsylvania. He received his MBA from St. Joseph’s University in Philadelphia, Pennsylvania. The Cartica Board has determined that Mr. Levy’s extensive experience in evaluating, investing in and governing companies for the benefit of shareholders, along with his experience and knowledge in accounting, public company reporting and auditing and his broad network of relationships make him highly qualified to be a member of the Cartica Board.

CARTICA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Cartica Acquisition Corp (for purposes of this section, “Cartica,” the “Company,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Cartica included elsewhere in this proxy statement/prospectus.
All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under this section regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.
Overview
We were incorporated in the Cayman Islands on February 3, 2021. We were formed for the purpose of effecting a business combination with one or more businesses.
We have until January 7, 2025 (or such earlier date as determined by the board of directors) to complete a business combination. If we have not completed a business combination within such period of time, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Cartica Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less taxes payable and up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Cartica Class A Shares (other than Founder Shares), which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a business combination within the period of time provided in the Cartica Articles.
On January 24, 2024, the SEC adopted new rules and regulations for SPACs, which became effective on July 1, 2024 and are referred to in this proxy statement/prospectus as the “SPAC Rules.” The SPAC Rules require, among other matters, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iii) additional disclosures regarding the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company be co-registrants for a registration statement with respect to the issuance of securities of a SPAC in connection with a de-SPAC transaction. In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.
Recent Developments
On May 23, 2023, the Sponsor entered into the Purchase Agreement with the Cartica Funds and Namaste. Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds certain membership interests in the Sponsor, which combined interests will entitle Namaste to receive, in the aggregate, 3,490,949 Cartica Class B Shares. We subsequently terminated the Forward Purchase Agreement, amended our administrative support agreement and experienced a change in our board of directors. As a result of the change in majority ownership of the Sponsor, we shifted to a more U.S.- and global-based strategy in our search for a business combination partner.
On June 16, 2023 and June 26, 2023, the Company entered into certain non-redemption agreements with the public shareholders in exchange for such shareholders agreeing either not to request redemption or to reverse any previously submitted redemption demand with respect to an aggregate of 3,850,000 Cartica Shares held by such shareholders. In consideration of the foregoing agreements, the Company will issue to the non-redeeming shareholders an aggregate of 962,500 Cartica Class A Shares (the “New Shares”) substantially concurrently with or immediately after, the closing of a business combination. The non-redeeming shareholders are entitled to the same registration rights set forth in that certain registration and shareholder rights agreement, dated as of January 4, 2022, among the Sponsor, the Company and the other parties thereto, in respect of all the New Shares held by the non-redeeming shareholders.
On June 29, 2023, the Company issued an aggregate of 4,750,000 Cartica Class A Shares to the Sponsor upon the conversion of an equal number of Cartica Class B Shares held by the Sponsor. The Cartica Class A Shares issued in connection with such conversion are subject to the same restrictions as applied to the Cartica Class B Shares before such conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a business combination.
On June 30, 2023, we held the First Extension Meeting at which our shareholders approved the extension of the Business Combination Deadline from July 7, 2023 to April 7, 2024 (or such earlier date as determined by the Company’s board of directors). In connection with the approval of the First Extension, shareholders elected to redeem an aggregate of 18,785,585 Cartica Class A Shares. As a result, an aggregate of approximately $200.9 million (or approximately $10.69 per share) was released from the Trust Account to pay such shareholders.
In January 2024, the Company instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the trust account and instead to hold the funds in the trust account in an interest-bearing demand deposit account at a bank, with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of the initial business combination or the Company’s liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and private placement of Founder Shares and Cartica Private Placement Warrants are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.
On February 16, 2024, the Working Capital Note (as defined below) was amended to increase the principal sum from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000. The Working Capital Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation. Subsequent to December 31, 2023, the Company has drawn $1,633,000 under the amended Working Capital Note.
On April 3, 2024, we held the Second Extension Meeting at which our shareholders approved the extension of the Business Combination Deadline from April 7, 2024 to January 7, 2025. In connection with the approval of the Second Extension, shareholders elected to redeem an aggregate of 1,964,993 Cartica Class A Shares. As a result, an aggregate of approximately $21.87 million (or approximately $11.13 per share) was released from the Trust Account to pay such shareholders.
In connection with the Second Extension, the Sponsor has agreed to loan us $40,000 for each month (commencing on April 7, 2024 and on the seventh day of each subsequent month) until January 7, 2025, or portion thereof, that is needed to complete our initial business combination, which amount will be deposited into the Trust Account. The amount of each loan disbursement will not bear interest and will be repayable by us to the Sponsor or its designees upon consummation of our initial business combination. We will have the sole discretion whether to continue extending for additional months until January 7, 2025. If we opt not to utilize any remaining portion of the extension period, then we will liquidate and dissolve promptly in accordance with the Cartica Articles, and the Sponsor’s obligation to make additional loans will terminate.
On April 16, 2024, we received a delisting notice from the Nasdaq indicating that we did not regain compliance with the Minimum Total Holders Rule during the Nasdaq Extension Period. On September 25, 2023, we received a written notice from Nasdaq indicating that we were not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market and is referred to in this proxy statement/prospectus as the “Minimum Total Holders Rule”. Pursuant to Nasdaq Listing Rule 5810(c)(2)(B)(i), the maximum amount of time for the Company to regain compliance with the Minimum Total Holders Rule is 180 days, or until March 25, 2024, which period is referred to in this proxy statement/prospectus as the “Nasdaq Extension Period”. We had requested a hearing before the Nasdaq Hearings Panel which stayed the suspension of trading on our securities, and our securities continued to trade on the Nasdaq Global Market while the hearing and the written decision by the Nasdaq Hearings Panel were in process. We appeared before the Nasdaq Hearings Panel on May 23, 2024.
On June 17, 2024, we received a written notice from the Nasdaq Hearings Panel indicating it had granted our request for continued listing on Nasdaq and transfer of our securities to the Nasdaq Capital Market from the Nasdaq Global Market, subject to the obligation that, on or before June 28, 2024, we would demonstrate compliance with Listing Rule 5450(a)(2). On July 11, 2024, we received a letter from Nasdaq notifying us that Nasdaq approved our application to list our securities on the Nasdaq Capital Market. Our securities were transferred to the Nasdaq Capital Market at the opening of trading on July 12, 2024. On July 26, 2024, we received a letter from Nasdaq notifying us that the Company has demonstrated compliance with Listing Rule 5450(a)(2) and thus the Nasdaq Hearings Panel has determined to continue the listing of our securities on Nasdaq.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our activities from February 3, 2021 (inception) through June 30, 2024 were organizational activities, the IPO and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on funds or marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2024, we had net loss of $3,973,890, which consisted of change in fair value of warrant liabilities of $2,148,000 and operating and formation costs of $2,174,582, partially offset by interest income on cash and marketable securities held in the Trust Account of $348,692.
For the three months ended June 30, 2023, we had net income of $3,021,243, which consisted of interest income on marketable securities held in the Trust Account of $2,914,130, change in fair value of warrant liabilities of $548,000 and other income attributable to derecognition of deferred underwriting fee allocated to offering costs of $214,220, partially offset by operating and formation costs of $655,107.
For the six months ended June 30, 2024, we had net loss of $7,876,134, which consisted of change in fair value of warrant liabilities of $4,225,000 and operating and formation costs of $4,583,133, partially offset by interest income on cash and marketable securities held in the Trust Account of $931,999.
For the six months ended June 30, 2023, we had net income of $5,085,516, which consisted of interest income on marketable securities held in the Trust Account of $5,473,593, change in fair value of warrant liabilities of $548,000 and other income attributable to derecognition of deferred underwriting fee allocated to offering costs of $214,220, partially offset by operating and formation costs of $1,150,297.
Factors That May Adversely Affect our Results of Operations
Our results of operations and our ability to complete a business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the current conflicts in Ukraine and Israel. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete a business combination.
Liquidity and Capital Resources
On January 7, 2022, the Company completed the sale of 23,000,000 Cartica Units at a price of $10.00 per Cartica Unit, generating gross proceeds to the Company of $230,000,000. Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 15,900,000 Cartica Private Placement Warrants at a purchase price of $1.00 per Cartica Private Placement Warrant, generating gross proceeds to the Company of $15,900,000.
In August 2023, the Company issued a promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 (the “Working Capital Note”). As of December 31, 2023, $250,000 was outstanding and an aggregate of $50,000 could be borrowed under this note. On February 16, 2024, the Working Capital Note was amended to increase the principal sum available thereunder from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000. As of June 30, 2024, $1,313,500 was outstanding and an aggregate of $436,500 could be borrowed under the Working Capital Note. The Working Capital Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation.
For the six months ended June 30, 2024, cash used in operating activities was $1,052,233. A net loss of $7,876,134 was affected by interest earned on marketable securities held in the Trust Account of $ 931,999 and change in fair value of warrant liabilities of $ 4,225,000. Changes in operating assets and liabilities provided $3,530,900 of cash for operating activities.
For the six months ended June 30, 2023, cash used in operating activities was $870,139. Net income of $5,085,516 was affected by interest earned on marketable securities held in the Trust Account of $5,473,593, change in fair value of warrant liabilities of $548,000 and other income attributable to derecognition of deferred underwriting fee allocated to offering costs of $214,220. Changes in operating assets and liabilities provided $280,158 of cash for operating activities.
As of June 30, 2024, we had cash held in the Trust Account of $25,486,129 (including $2,197,083 of interest income). We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2024, we had cash outside of the Trust Account of $19,294. We intend to use the funds held outside the Trust Account to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.
In April 2024, we issued a note to our Sponsor, pursuant to which our Sponsor agreed to loan us up to $360,000 in connection with the extension of the Business Combination Deadline from April 7, 2024 to January 7, 2025. Our Sponsor first deposited $40,000 in the Trust Account on April 7, 2024, and has deposited thereafter and will continue to deposit in the Trust Account $40,000 on the seventh day of each subsequent month through January 7, 2025 for the benefit of holders of Cartica Class A Shares that were not redeemed in connection with the Second Extension. Our Sponsor deposited a total of $120,000 in the Trust Account for each of the three and six months ended June 30, 2024.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us Convertible Working Capital Loans as may be required. If we complete a business combination, we will repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Cartica Private Placement Warrants. As of June 30, 2024 and December 31, 2023, we had no outstanding borrowings under the Convertible Working Capital Loans.
Liquidity and Going Concern
We have until January 7, 2025 to consummate a business combination. If a business combination is not consummated by the liquidation date, there may be a mandatory liquidation and subsequent dissolution. Additionally, we don’t have sufficient liquidity to fund the working capital needs of the Company through January 7, 2025 or through twelve months from the issuance of this proxy statement/prospectus. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern for the twelve months from the date of issuance of this proxy statement/prospectus. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after January 7, 2025.
Contractual Obligations
On January 4, 2022, we entered into an agreement to pay the Sponsor an aggregate $930,000 over eighteen months beginning at the closing of the IPO, for the following administrative support expenses: (i) cash compensation to Mr. Goel, our then-Chief Executive Officer, in the form of an annual salary of $312,000; (ii) cash compensation to Mr. Coad, our Chief Operating Officer and Chief Financial Officer, in the form of an annual salary of $200,000; and (iii) $9,000 per month for office space, utilities and research, analytical, secretarial and administrative support, which the Sponsor was expected to source principally from Cartica Management. In addition, at the closing of the IPO, we paid the Sponsor an aggregate amount of $601,167 of which $549,000 represented compensation and bonuses paid to Mr. Goel and Mr. Coad for their services through the closing of the IPO and $51,667 represented a prepayment of administrative support expenses for January 2022, to be amortized over the service period. Upon completion of a business combination or our liquidation, we would have ceased paying these amounts (in the case of the officer compensation, after 30 days’ notice).
On May 23, 2023, the Company and the Sponsor entered into the Amended Administrative Support Agreement pursuant to which the Company has ceased to pay the Sponsor for (i) the cash compensation to the Chief Executive Officer in the form of an annual salary of $312,000 and (ii) $9,000 per month for office space, utilities, and research, analytical, secretarial and administrative support. Per the Amended Administrative Support Agreement, the Sponsor must (i) pay to the Company’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000; and (ii) make available, or cause to be made available, to the Company, at a location mutually agreed by the Company and the Sponsor (or any successor of the Sponsor), office space, utilities, and research, analytical, secretarial and administrative support, as may be reasonably required by the Company. In exchange for these services, the Company must pay the Sponsor $16,666.67 per month until the termination date as defined in the Amended Administrative Support Agreement. For the three and six months ended June 30, 2024, we incurred and paid $50,000 and $100,000, respectively, of fees for these services. For the three and six months ended June 30, 2023, we incurred $65,333 and $220,333, respectively, in fees for these services. For the year ended December 31, 2023, we incurred $320,333 in fees for these services. For the year ended December 31, 2022, we incurred $931,500 in fees for these services and paid $1,169,500 in fees for these services.

We granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Cartica Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. As of January 7, 2022, the over-allotment option was fully exercised.
The underwriter received a cash underwriting discount of $0.20 per Cartica Unit, or $4,600,000 in the aggregate (which included an additional $600,000 received pursuant to the full exercise of the over-allotment option), which was paid at closing of the IPO. In addition, the underwriter was entitled to a deferred fee of $0.35 per Cartica Unit, or $8,050,000 in the aggregate (which included an additional $1,050,000 received pursuant to the full exercise of the over-allotment option). The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a business combination, subject to the terms of the underwriting agreement. On April 14, 2023, the underwriter terminated its association with us and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation in the amount of $8,050,000 in connection with its role as our underwriter in our IPO.
In connection with the IPO, we entered into the Forward Purchase Agreement with the Cartica Funds, pursuant to which the Cartica Funds agreed to subscribe for an aggregate of up to 3,000,000 Forward Purchase Shares for $10.00 per share, or up to $30,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of our business combination, subject to approval at such time by the Cartica Management investment committee. On October 13, 2022, we were advised by Cartica Management that the Cartica Funds would be liquidated in the first half of 2023. On March 14, 2023, we received a written notice from Cartica Management advising us that the investment committee of Cartica Management had determined that it would not approve the purchase of any Forward Purchase Shares and therefore the Cartica Funds would not purchase any of the Forward Purchase Shares in connection with the business combination or otherwise. As a result, we may lack sufficient funds to consummate the business combination. On May 23, 2023, the Company and Cartica Funds entered into an agreement to terminate the rights and obligations of the Company and the Cartica Funds under the Forward Purchase Agreement.
In August 2023, the Company issued the Working Capital Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On September 26, 2023, the Company borrowed $100,000 under the Working Capital Note. On November 28, 2023, the Company borrowed $150,000 under the Working Capital Note. The Working Capital Note is non-interest bearing and payable on the earlier of: (i) the date of the Company’s liquidation or (ii) the date on which the Company consummates a business combination. As of December 31, 2023, $250,000 was outstanding on the Working Capital Note and an aggregate of $50,000 was available to be borrowed under this note. On February 16, 2024, the Working Capital Note was amended to increase the principal sum available thereunder from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000. The Working Capital Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation. $1,313,500 and $250,000 was outstanding under the Working Capital Note as of June 30, 2024 and December 31, 2023, respectively.
In April 2024, we issued a note to our Sponsor, pursuant to which our Sponsor agreed to loan us up to $360,000 in connection with the extension of the Business Combination Deadline from April 7, 2024 to January 7, 2025. Our Sponsor first deposited $40,000 in the Trust Account on April 7, 2024, and has deposited thereafter and will continue to deposit in the Trust Account $40,000 on the seventh day of each subsequent month through January 7, 2025 for the benefit of holders of Cartica Class A Shares that were not redeemed in connection with the Second Extension. Our Sponsor deposited a total of $120,000 in the Trust Account for each of the three and six months ended June 30, 2024.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.
We consider an accounting estimate to be critical if (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time when the accounting estimate was made; and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material amount on our financial condition or results of operations.
For a detailed discussion of our significant accounting policies and related judgements, see Note 2 — Summary of Significant Accounting Policies in the Notes to the Financial Statements of Cartica included in this proxy statement/prospectus.
Warrant Liabilities
The fair value of our financial assets and liabilities reflects management’s estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of our assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
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Level 1.   Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

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Level 2.   Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

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Level 3.   Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

As of June 30, 2024 and December 31, 2023, we had 27,400,000 warrants issued and outstanding, including 11,500,000 Cartica Public Warrants classified as Level 1, and 15,900,000 Cartica Private Placement Warrants classified as Level 3 in the hierarchy of fair value measurements.
Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets.
Net Income Per Ordinary Share
Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Cartica Class A Shares is excluded from income per ordinary share as the redemption value approximates fair value. We calculate our earnings per share to allocate net income pro rata to Cartica Class A Shares and Cartica Class B Shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of our Company.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt — “Debt with Conversion and Other Options” (Subtopic 470-20) and “Derivatives and Hedging — Contracts in Entity’s Own Equity” (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also simplifies the diluted earnings per share calculation in certain areas and introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2020-06 is not expected to have an impact on our financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT NIDAR
This section sets forth certain information on Nidar’s business and certain of Nidar’s financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Nidar that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled “Risk Factors” and “Nidar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Nidar’s financial statements included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “our,” “us,” “the Company” and similar terms are to Nidar Infrastructure Limited, together with its subsidiaries before the Business Combination.
Overview
We are a data center solutions and services provider headquartered in Mumbai, India. We design, build and operate Tier III and IV data centers primarily in India, offering both hyperscale colocation and enterprise colocation, cloud and managed services. Through our existing facilities, we are currently India’s leading data center provider for AI HPC. We provide purpose-built data centers for the cloud revolution in India and AI services. We have developed India’s first indigenous AI HPC cloud, delivering cutting-edge GPU computing infrastructure, platforms, and services. We provide services through three product lines generally categorized as (i) colocation, (ii) cloud and managed services and (iii) AI services.
Colocation
Data centers are designed and developed as mission-critical facilities to process the data generated by consumers and business end-users. Data centers are connected to consumers and businesses through fiber optic cables via broadband telecommunication or satellites. Data centers consist of IT infrastructure such as servers, storage, and network infrastructure connected to process and store user data. Data centers also contain power and cooling infrastructure to offer high availability, highly reliable, and scalable services to end-users.
Under colocation, a single entity owns the facility and offers physical space, power, and cooling services to multiple customers at a specific location. Additionally, colocation data center operators frequently provide technical guidance, particularly to customers who may be less experienced in managing their own data infrastructure. As companies focus on their core competencies and rely on outsourcing to meet their IT infrastructure needs, they are increasingly prioritizing colocation for their data center solutions for various reasons, including reducing the footprint of server rooms in their offices, which are located in areas with higher real estate costs, and improving connectivity with state-of-the-art equipment. New technologies need a fast, reliable and flexible foundation to operate, and the importance of offering a full spectrum of power, space and connectivity solutions on a global platform continues to grow.
Hyperscale data centers are known for their ability to deliver robust, scalable applications and storage, including capabilities for handling big data. Hyperscale facilities are characterized by ultra-high-speed connectivity and are designed to operate with minimal server numbers.
Our data centers have excellent connectivity options with multiple uplink IP transits, multiple peering to internet exchanges, direct connections to cloud providers, multiple diverse captive fiber paths and the availability of all applicable telecommunications licenses to allow facilities to connect anywhere worldwide. We currently have two operational data centers, NM1, located in Navi Mumbai, India, and D1, located in Delhi NCR, India. We also have one data center, GIFT, near commissioning in GIFT City Gandhinagar, located in Gujarat, India, and we expect to build a network of Tier III data center parks across India in Pune, Mumbai and Oragadam, and in Dhaka, Bangladesh. NM1 is India’s only Uptime Institute Tier IV Gold Operations Certified data center and is the largest Tier IV data center in Asia (and the second largest in the world). D1 hosts one of the largest global hyperscalers as a key tenant. Tier III data centers, as defined by the Uptime Institute, must have, among other qualities, a 99.982% minimum uptime, and Tier IV data centers must have, in addition to those other qualities, a 99.995% minimum uptime.
Cloud and Managed Services
“Cloud services” refer to applications and infrastructure hosted on the internet, accessible on-demand, while “managed services” means outsourcing the management and maintenance of those cloud services to a third-party provider, who takes responsibility for tasks like configuration, security, updates, and optimization, allowing the user to focus on utilizing the service without managing the underlying infrastructure. We believe cloud and managed services will remain significant drivers of demand for data center infrastructure. Managed and cloud services are among the fastest-growing business segments in our industry. Data center providers that can solve global coverage, capacity and connectivity needs, and coordinate and aggregate diverse customer and application demand, are poised to benefit from these cloud-specific industry drivers. These diverse and secular industry dynamics are driving greater demand for data center capacity not only from managed and cloud service providers, but also from businesses across other industries, including IT service firms, social media, content providers and the financial services sector.
We offer a suite of cloud and managed services under our own indigenous hyper-scale cloud platform, along with a host of managed services, such as managed application services, managed database services, storage services, network services and computing services. Also included are security services, such as firewall as-a-service (“aaS”), managed DDOS protection, VAPT, privileged access management, web application and API protection, antivirus, and SOC aaS. We also provide Nidar’s comprehensive cybersecurity suite harnessing the next-generation cybersecurity capabilities to keep constantly evolving threats at bay and safeguard each layer of IT environments, including perimeter security, access management, server protection, application security and endpoint and data security. Managed and cloud services provided by us generate significantly higher margins than the margins generated from colocation services.
AI Services
AI is a fast-growing evolving technology. ChatGPT — the first consumer AI application — took just five days to reach one million users. This marks the fastest ever user acquisition for any new tech application or platform. AI industry revenue is estimated to grow at a compounded annual growth rate (“CAGR”) of 42% over the next 10 years1. Corporate adoption of generative AI is taking place rapidly, with around 33% of companies already using generative AI in their daily business, with room for significant growth. AI complexity drives increasing computing needs and AI demand drives the requirement for increasing amounts of next-generation GPU supply for model training and inference. Nidar believes that India is poised to drive a large part of the demand for GPU supply.
At NM1, we have developed India’s first indigenous AI HPC cloud delivering cutting-edge GPU computing infrastructure, platforms, and services. Once fully completed, this facility is expected to provide: (i) India’s fastest AI supercomputing infrastructure with 16 exaflops of AI computing capacity using 16,384 NVIDIA H100 GPUs; (ii) GPU clusters implemented on NVIDIA reference architecture with powerful InfiniBand; (iii) complete data sovereignty; (iv) the power of AI and HPC across all use cases, including AI deep learning training, AI deep learning inference, classical ML, deep data analytics, scientific computing, genomics and HPC; (v) enhanced HPC aaS with SHAKTI cloud integration; and (vi) NVIDIA elite cloud partner relationship. AI services are estimated to contribute significantly higher margins when compared with cloud and managed services. Through the NM1 facility as well as our other data centers already operational and under development, Nidar stands ready to supply the GPU demands of a growing Indian AI market.
Market Opportunity
Nidar is positioned at the center of two growing market segments:
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Accelerating Data Center Demand.   Cloud adoption in India is driving colocation and managed and cloud services business lines. The Indian market faces a substantial infrastructure gap in meeting the escalating demand for data centers.

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Demand for HPC aaS.   AI and ML is driving generational change. Increasingly complex tasks in various industries require massive computational power beyond the capabilities of the traditional systems. Propelled by an aggregate 239 MW of data center power in our current pipeline, coupled with

1
451 Research: Generative AI Digest 8: A roundup of latest breakthroughs and developments (October 31, 2023)

over 16,000 H100 GPUs already purchased from NVIDIA and of the potential for future H100 allocations, we believe that we have the capacity to meet this increased demand in computing power.
With approximately 674 employees as of March 31, 2024, we transact business primarily in India, which we believe has significant growth potential. We believe we are differentiated by our market footprint, advanced technology capabilities and portfolio breadth, as well as by our relationships with the world’s leading technology providers, such as NVIDIA.
Nidar’s Existing Data Center and Build Out Plan
Nidar’s build-out plan for its data center campuses provides geographical diversity across India. Nidar possesses electricity distribution licenses at its existing large facilities that give direct access to the Indian power grid and allow for aggregate MW capacity to be quickly and greatly expanded. Given that Nidar operates its own data center space, we have the flexibility to allocate power among our business lines to meet demand (i.e., allocating more racks to AI services and away from colocation).
Nidar’s first data center is NM1. It is currently India’s only Tier IV gold operations certified data center. It was brought on-line in 2020 and has a capacity of 7,200 racks of servers, with a current live IT capacity of 15 MW. It is located at a site with the capability for future expansion to provide up to 320 MW of electrical power. Apart from NM1, Nidar has currently leased the NM2 building on a 99-year lease that began in 2022 and has the ability to acquire additional land for NM3, NM4 and NM5 in the future within the same campus.
Nidar’s second data center is D1. It is a Tier III certified data center which hosts one of the largest global hyperscalers as a key tenant. D1 was brought on-line in 2022 and has a capacity of 5,000 racks, with a current live IT capacity of 22 MW. The data center is located on a 20-acre site with a potential capacity of up to 180 MW of electrical power.
Nidar’s third data center is GIFT. This data center is currently undergoing commissioning, is expected to be brought on-line in 2024 and has a capacity of 350 racks, with live IT capacity of 1 MW.
Set forth below is a summary of Nidar’s existing and currently planned data centers as of the date of this proxy statement/prospectus:
Data Center	Location	Status	First Live(1)	Tier(2)	Live It Capacity (MW)	Potential IT Capacity (MW)(1)(3)
Navi Mumbai Campus (NM1)	Navi Mumbai, India	Active	2020	IV	19	320+
Greater Noida Campus (D1)	Delhi NCR, India	Active	2022	III	22	210+
Gift City Gandhinagar	Gujarat, India	Under Commissioning	2024	III	1	2
Pune	Pune, India	Under Planning	2026	III	0	105+
Powai Campus	Mumbai, India	Under Permitting	2027	III	0	50+
Chennai Campus	Oragadam, India	Under Permitting	2027	III	0	175+
Dhaka	Dhaka, Bangladesh	Under Permitting	2027	III	0	30
Total					42	982+

(1)
Represents management’s estimates that may change as the development process proceeds and/or utilization of the data center is determined.

(2)
Tiers as defined by the Uptime Institute. Data center tiers take into account a variety of factors; notably, Tier III datacenters have 99.982% minimum uptime and Tier IV datacenters have 99.995% minimum uptime.

(3)
Potential IT capacity based on available acreage and development opportunities at 36 MW / 3 acres, with 36 MW based on D2’s approved capacity and 3 acres based on each DC’s footprint.

Our Tier IV and Tier III data centers provide near-100% uptime. They provide multiple layers of physical and cyber security to safeguard infrastructure. They offer scalability within the same site to power businesses’ increasingly digital needs. They provide complete visibility and actionable insights on IT equipment hosted via a variety of monitoring and management automation tools available to customers through Nidar’s integrated customer portal “One Yotta.”
Our Business
Our data centers offer colocation (both hyperscale as well as multi-tenant enterprise) along with a variety of managed and cloud services that automate and simplify customer engagement, administration and management while enhancing customer experience, visibility and control. Our own indigenous hyper-scale cloud platform, along with managed services, such as managed application services, managed database services, storage services, network services and computing services have been developed by Nidar with a philosophy of always keeping the changing needs of the customers in mind. Also included are security services, such as firewall aaS, managed DDOS protection, VAPT, privileged access management, web application and API protection, antivirus, and SOC aaS. We also provide Nidar’s comprehensive cybersecurity suite harnessing the next-generation cybersecurity capabilities to keep constantly evolving threats at bay and safeguard each layer of IT environments, including perimeter security, access management, server protection, application security and endpoint and data security. We are well positioned to further capitalize on changing approaches by customers, the growing vendor landscape and the increasing importance of the multi-cloud approach.
We benefit from strong relationships with our vendors across various parts of our business. We maintain robust relationships with all our key vendors — from shell and core construction to MEP equipment vendors to IT and non-IT vendors including our GPU vendors, as well as a range of cybersecurity technology software and cloud providers. We offer our vendors value by delivering their solutions to the market, leveraging our technical knowledge, cultivating strong customer relationships and achieving shared growth. We have obtained an advanced partner status with many of our key vendors. By matching vendors’ capabilities with our services in an efficient way, we create, deliver, continuously develop, manage and secure the entire digital infrastructure required for our customers’ digital transformation.
History and Development
We were founded in early 2019 by Darshan Hiranandani and Sunil Gupta. Nidar combines the real estate expertise of the Hiranandani Group with the data center expertise of Sunil Gupta. Prior to Nidar’s inception, the Hiranandani Group was deeply invested in the real estate development industry and gradually gained expertise in land, permitting, electricity and infrastructure development.
The Hiranandani Group’s significant transactions over the 20 years prior to entering into the data center business include:
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2003: Commencement of Construction of Thane Township — Hiranandani Meadows, Thane (40+ acres);

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2012: Construction and development of one of the tallest (400 meter) premium residential towers in Dubai;

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2013: Acquisition of Chennai township (330 acres) planned for integrated residential township and potential data centers;

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2014: Acquisition of Panvel township (600 acres) planned for integrated commercial, retail, residential and data centers;

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2015: First data center (shell and core) constructed;

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2016: Sale of commercial office portfolio at Powai township for $1.0 billion; and

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2017: Commenced construction of West Coast LNG Regasification Terminal and two million square feet of commercial office space.

In 2019, the Hiranandani Group began building data centers on its own behalf. The Hiranandani Group built NM1 in Navi Mumbai in 2020, D1 in Delhi NCR in 2022 and Gift in Gujarat in 2024.

While the Hiranandani Group was developing real estate, Sunil Gupta, who has been called the “Data Center Man of India,” started building India’s first at-scale data centers from the early 2000s. Over this time period, Sunil Gupta was involved in the development of over 20 data centers along with cloud and managed services businesses.
Beginning in 2019, the Hiranandani Group joined forces with Sunil Gupta to deliver Nidar’s first two data centers on budget and on schedule. Since inception, Nidar has focused on developing a cloud and managed services portfolio which included GPU aaS. As a result, when NVIDIA brought focus on India through public announcements of their intent to develop the AI industry in India as an alternative to China, Nidar was well placed to gain a first-mover advantage in deploying the H 100 GPU at scale in the country.
Since the commencement of business in 2020 at our first data center, NM1, we have focused primarily on offering colocation, cloud and managed services to our enterprise customers. This has enabled us to maximize the revenue potential of the data center. Further, it has enabled us to diversify our risk as we are not dependent on 2-3 large customers for all our revenue. Subsequently, we expanded operations to Delhi NCR with the opening of D1 in October 2022, which was the largest data center in North India at the time. At D1, a large global hyperscaler contracted with us for a majority of the building’s capacity. However, we retained some capacity for expanding our enterprise colocation, managed and cloud services portfolio to the new geography. As we continue to expand our footprint, we expect to continue to expand all our business segments.
In terms of capital requirements, Nidar has been backed by the Hiranandani Group, one of the largest real estate developers in India. From inception through March 31, 2024, the Hiranandani Family has infused about $288 million in the form of promoter loans into the Nidar group companies. Separately, the group has received external loans equivalent to $588 million (denominated in Indian Rupees) from Indian banks and financial institutions. Currently, the Hiranandani family holds 89.93% of Nidar’s beneficial ownership while Mr. Sunil Gupta owns 10.07%.
With the rapid expansion of business and in order to remain well-funded for future needs, on June 24, 2024, we announced our intention to list on Nasdaq through a Business Combination with Cartica. For more information on the Business Combination, see “The Business Combination Proposal Agreement and Ancillary Documents.”
Key Strengths
We believe that we benefit from the following strengths, which have contributed to our success historically and are expected to continue to support our competitive position and business going forward:
India’s Leading Data Center Developer
Comprised of Tier III and Tier IV data centers, our concurrently maintainable and fault-tolerant data centers deliver industry-leading uptime to our customers. Our customers expect little to no interruptions in uptime, and we have consistently delivered close to 100% uptime. In addition to near 100% uptime at our data centers, our top-tier physical infrastructure has the following features:
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Dense Network Connectivity:   Excellent connectivity options with multiple uplink IP transits, multiple peering to internet exchanges, direct connects to cloud providers, multiple diverse captive fiber paths and availability of all applicable telecommunications licenses (IP1, ISP, NLD, VNO-ILD) to allow facilities to connect anywhere worldwide. The state-of-the-art network connectivity helps minimize latency for our customers.

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Security:   Multiple layers of physical and cyber security to safeguard our infrastructure. This is critical to safeguard both the hardware and software of our customers and ensure maximum uptime.

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Scalability:   Ability to scale within the same site to power customers’ increasingly digital needs. This provides our customers a hassle-free expansion capability within the same campus, thereby ensuring that they have minimal latency and do not need additional deployments of personnel at different sites post-expansion.

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Transparency and Control:   Complete visibility and actionable insights on IT equipment hosted via a variety of monitory and management automation tools available through our integrated customer portal, “One Yotta.” This provides our customers with a clear picture of their usage in real-time and, apart from providing full transparency in terms of likely monthly variable costs that they will incur, it helps them plan their expansion better.

Direct Access to Power Grid Allowing Nidar to Scale
Through our subsidiaries, Nidar Utilities Panvel LLP and NIDP Developers Pvt. Ltd., we own substation infrastructure and have the power distribution licenses to operate as a distribution utility. As a result, unlike most of our competitors in India and in other global markets, we have direct access to power with an ability to directly tap into the national power grid. This access provides us the ability to grow and avoid a long, drawn-out permitting process.
Being a regulated activity, owning a power distribution license is a major positive in India. As a result of having the licenses and approvals in place, we are not reliant on third parties for primary or secondary distribution, and we are able to execute power delivery from infrastructure that we own and operate. Owning the ecosystem from substation to primary distribution to secondary distribution to our data centers is a strength that allows us to provide nearly uninterrupted power services to our customers and provides the ability to accelerate power access for expansion. Owning the substation infrastructure allows us to scale up power capacity with reduced permitting and distribution times, resulting in faster and cheaper power transmission.
Flexible Business Model, Creating Increased Revenue Through Higher Value Services
Our business model is vertically integrated and allows for multiple avenues for growth in AI services, enterprise colocation and cloud and MS services and hyperscaler colocation, with AI services comprising a particularly significant expansion opportunity. Since 2023, AI requirements across the globe have increased rapidly and the government of India is focused on the development of AI infrastructure in the country. As a result, the demand for AI is likely to remain high over the medium term, providing us with a significant expansion potential.
We believe vertical integration gives us more opportunities for upside on the value chain and affords customers the flexibility to incrementally add services tailored to their evolving cloud computing needs. While most of our competitors in India focus on limited service segments in a fragmented, modular approach, our integrated structure allows us to be nimble and to efficiently reallocate data center resources to meet shifting demands. Vertical integration allows for scalable solutions coupled with increased revenue through the ability to offer higher value services. Our managed and cloud services are provided as a premium to our colocation services (measured by KW) and our AI services further add value to our entire portfolio.
Strategic Partnership with NVIDIA, a Leading Provider of AI Chips
Nidar is an elite cloud partner (“ECP”) of NVIDIA in India and one of only a few NVIDIA ECPs in the Asia-Pacific region. This provides Nidar with access to the latest technology and access to highly sought-after chips like the H100. Nidar has invested over $50 million in a proprietary software orchestration layer which, when blended with NVIDIA cloud architecture, provides the following to its clients:
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self-service layer:   cloud marketplace offering options for compute, managed services, and pretrained AI models;

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GPU virtualization:   purpose-built, bare metal compute optimizing hardware;

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burst management:   GPUs spin up and down seamlessly to handle demand spikes;

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Kubernetes:   architecture enabling orchestration of containerized applications; and

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cluster management:   ability to allocate GPU compute to different customers, even within certain GPU nodes.

We have issued purchase orders for 16,384 H100 GPUs, and we believe NVIDIA will allocate us an additional 16,384 H100 GPUs through calendar year 2025. NVIDIA is a leading provider of AI chips and faces backlogs of 52+ weeks, demonstrating not only the increased demand for these products but also highlighting the supply constraints associated therewith.
We anticipate new demand for AI compute originating from India, where most of our infrastructure and assets are located. We believe that an extremely diverse country with multiple spoken languages, a large population, and government emphasis on expansion of AI infrastructure and capabilities collectively provide inherent demand potential. In our view, the support from NVIDIA coupled with the geographic location of our data centers positions us well with what we believe is a competitive advantage over our peers and competitors.
Renowned Management Team
All members of our senior management team have more than 15 years of relevant experience. In particular, our CEO, Sunil Gupta has managed data center development and operations for nearly 25 years and has been called the “Data Center Man of India”. He has significant experience and expertise across the data center, cloud and managed IT services industries, having built and operated over 20 third-party data centers in India. Additionally, he has a strong reputation among hyperscalers for his ability to meet stringent quality demands. We believe that Mr. Gupta’s commitment to quality, along with his track record in the industry in India, positions us to continue to efficiently operate and scale our business and to implement our growth strategy.
In addition to our management team, our relationship with the Hiranandani Group (which constitutes our primary shareholder now and will be our controlling shareholder following the Business Combination) provides us with more than 40 years of experience covering data centers, real estate, and other ventures. Hiranandani Group is a conglomerate that owns one of the largest real estate companies in India and has pioneered integrated self-sufficient township development. Mr. Niranjan Hiranandani, Chairman of the Hiranandani Group is a key supporter of ours, although he is not an officer or director currently and is not expected to serve in such a role following the closing of the Business Combination.
Growth Strategy
Continuing and enhancing our growth strategy to strengthen market leadership and accelerate growth in key business segments
Our strategy aims to take advantage of underlying industry trends and is focused on three dimensions - market, portfolio and sales-channel expansion through the following means:
Market expansion — Indian market focus
We have been pursuing expansion and are focused, in particular, on the Indian technology market, which is currently the largest market in which we operate at scale, with the addressable market forecasted to grow to $81 billion by 2025 (Source: AMR International). In particular, the total public cloud market in India is forecasted to grow at a compound annual growth rate of 17.8% from 2023 to 2028, faster than the world’s average (12.3%) and the public cloud market in the United States (10.3%) (Source: Statista). The markets for AI and cybersecurity in India are also forecasted by Statista to grow at a faster rate than both the world average and the United States.
We believe India’s vibrant and dynamic technology market is currently underserved, which is why we are focused on (i) expanding across India geographically and (ii) meeting the rapidly changing demands of India’s growing economy.
We also believe that India offers a significant talent opportunity, with a strong supply of talent in the technology, media and telecommunication industries, including science, technology, engineering and mathematics (“STEM”) graduates. Remote work and cloud technologies now also make it possible to engage with global customers remotely. With these factors in mind, we have been developing our services delivery capability from India, as well as our capacity for managed cybersecurity services.

Portfolio expansion
We have expanded our portfolio in line with the evolution of the industry. We have anticipated evolving customer demand for more complex and comprehensive solutions. Capitalizing on this opportunity, we have expanded our portfolio with a focus on next generation products and services.
We plan to further expand our portfolio of products and services to enhance our ability to comprehensively serve customers on their digital transformation journey and digital operations. We plan to strategically focus on digital transformation solutions and services which are critical for customers, such as:
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cloud, including multi-cloud solutions, FinOps, aaS offerings and workplace collaboration;

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cybersecurity, including infrastructure protection, antifraud and industrial security; and

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next generation services, including generative AI and classification AI, RPA, DevOps, “big data” and information management.

As customers increasingly require multi-cloud support, we intend to further develop our comprehensive portfolio, together with our proprietary intellectual property in platforms and other related solutions. We intend to continue to strengthen our ability to serve the entire cycle of customers’ software subscription and multi-cloud consumption, from procurement to management and operation. We expect that our platforms will remain the primary tool available to customers to effectively achieve cloud-enabled IT outcomes.
We have grown the share of our core revenue from 68.1% of operating revenue for the year March 31, 2023 to 84.0% for the year ended March 31, 2024. With gross profit margins of 27.3% for the year ended March 31, 2024 and with concerted efforts to grow the core business line both in our current markets and in more developed markets, we aim to drive further increases in gross profit margin.
We believe the accelerated adoption of AI is a particularly important opportunity for us, which is pertinent to all three of our product lines. The recent investments in AI by our technology partners and other large global technology players, have led to the introduction of “generative AI”, which is expected to have a significant impact on the nature of work and, by extension, on organizations’ digital transformation needs.
Generally, we believe that there will be growing interest in overall AI catalyzed by generative AI and more pressure for organizations to demonstrate return on information, meaning material positive outcomes in return for the cost of gathering, storing and processing information. We believe this creates another opportunity for us because of our close partnerships with the relevant software and cloud vendors, our own IP, our relationships with certain hardware vendors and our growing range of relevant services.
Sales channel expansion
Since our inception, we have continued to invest in our sales channels to anticipate evolving customer needs and expand our customer reach.
We intend to continue to expand our direct B2B sales force and invest in developing the sales force’s capabilities to deliver on our growth strategy. We typically experience a net positive contribution to our gross sales and gross profit from an increase in the size of our sales force after the on-boarding period, given that a larger sales force allows us to pursue more customers and bring more solutions in any given market and allows each sales employee to spend more time with customers.
We aim to consistently optimize our account coverage, investing in new tools (including CRM and marketing automation systems, AI engines, etc.) to expand our view of our customers and their technology spend, enhance the productivity of our sales force and improve gross profit, and continue to reward entrepreneurship and invest in continuous sales enablement as the industry is changing and as we expand our portfolio. Through retention, motivation, sales enablement and tools, we aim to continue to benefit from the existing trend of growing revenue per sales employee.
Increase efficiency of our operating platform and utilize operational leverage
We intend to further leverage our lean and scalable operating model to continue to drive profitable growth. In addition, we intend to further drive our own digital transformation with the standardization, robotization and automation of our business processes and solutions.

Vendors and Procurement
Technology providers, or vendors, are focused on developing new products and technologies to address specific technology needs of potential customers. While some vendors do occasionally transact directly with customers, vendors predominantly rely on intermediaries to make sure that their products are properly designed for the existing technology landscape and to ensure that their products are delivered, deployed and supported after the sale. This is especially important in emerging markets where compliance, payment terms and access to customers represent significant additional challenges for vendors from developed markets.
We have established many long-standing relationships with many of the largest technology and data center equipment vendors globally.
Nidar is one of very few NVIDIA elite cloud partners in the Asia Pacific region and intends to be India’s premier high-performance compute, infrastructure aaS provider. Nidar has invested over $50 million in a proprietary software orchestration layer, blended with NVIDIA cloud architecture designed precisely to elite cloud partner specifications. Nidar’s proprietary orchestration layer, which operates on top of the purpose-build cloud, provides the following to its clients:
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self-service layer: cloud marketplace offering options for compute, managed services, and pretrained AI models;

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GPU virtualization; purpose-built, bare metal compute optimizing hardware;

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burst management: GPUs spin up and down seamlessly to handle demand spikes;

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Kubernetes; architecture enabling orchestration of containerized applications; and

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cluster management: ability to allocate GPU compute to different customers, even within certain GPU nodes.

Nidar’s data centers host H100 and L40S GPUs manufactured by NVIDIA along with other GPUs. United States restrictions on GPU exports to China have made India a focus area for NVIDIA’s GPU allocations. As a result, while current demand for GPUs is extremely high and supply constraints are ongoing, NVIDIA, the leading provider of AI chips has made available their H100 GPUs to Nidar. The GPUs face backlogs of 52 weeks or more. Taiwan Semiconductor Manufacturing Company, the main foundry supplying leading edge semiconductors for GPUs, expects the supply constraint to last at least until 2025. We expect this to place Nidar in a superior position, having access to up to 32,768 H100 GPUs for delivery from NVIDIA (Nidar has placed purchase orders to NVIDIA for 16,384 GPUs, and estimates supply of an additional 16,384 GPUs through 2025). Being an ECP, Nidar believes that it will have timely access to the GPUs that it needs to meet its data center growth strategy.
Overall, we believe that we have a good vendor mix, which reflects customer needs and allows us to better cross- and up-sell.
Vendor Management
We aim to further develop relationships and expertise with our vendors in order to grow our market share, revenue and profit, including through strategic customer referrals. We believe that our close relationships with leading vendors also provide us with a competitive advantage, enabling us to gain significant insights and knowledge as to new technologies and market developments. At the same time, we believe we provide vendors with a strong value proposition, including access to customers and comprehensive value-added services built around vendors’ product offerings and 24/7 technical support in multiple languages. We also actively seek to instill confidence in our vendors as we manage commercial relationships and compliance policies between vendors and customers.
We have a dedicated vendor management team that engages with vendors to understand their portfolio and commercial terms and programs. This vendor management team also works internally to promote vendors’ solutions and ensure we obtain the required certification levels and runs relevant campaigns, so vendors’ portfolios can be presented to customers in a programmatic manner. The members of the vendor management team are recruited and incentivized to effectively act as entrepreneurs on behalf of their vendor partners within the Company.

We evaluate our own solutions that can be built using vendors’ components and invest in the integration of information systems for seamless commercial operations, such as in e-commerce, where catalogues, content and pricing can be automatically updated.
Sales Channels
We connect with our customers through a variety of channels. In addition to direct sales through our in-house sales teams and our website, we also approach customers through a host of channel partners.
Additionally, our customer-centric approach is built on a philosophy of striving to become a one-stop-shop for the IT and data center needs of our customers. As a result, our existing customer base continues to expand their orders with us, leading to growth in our revenues.
Customers
Our highly diversified customer base includes government agencies, telecommunications carriers, mobile and other network services providers, cloud and IT services providers, digital media and content providers, financial services companies, and global enterprise ecosystems in various industries. We provide each company access to a choice of business partners and solutions based on their colocation, interconnection and managed IT service needs, and delivered 99.982% Tier III operational uptime and 99.995% Tier IV operational uptime across our data centers in 2023. As of March 31, 2024, we had over 700 customers worldwide. Two customers accounted for an aggregate of 40% of our total business revenues for the year ended March 31, 2024.
We follow a customer-centric, vendor-agnostic and outcome-oriented independent advisory approach, tailored to different customer types to best serve their needs, which we believe creates a trusted partnership with customers. Accordingly, we employ a number of customer coverage models for different target customer types based on factors such as the customer’s strategic importance, sales potential, purchase volume, customer size or industry sector.
Our strong customer relationships are exemplified by increasing levels of customers’ recurring spend with us. Customer revenue formed 90.9% of our total revenue for the year ended March 31, 2024, as compared to 88.7% for the year ended March 31, 2023. Of the Customer Revenue, 92.1% was from Services provided over a period of time for the year ended March 31, 2024 compared to 79.4% for the year ended March 31, 2023.
Typical Customer Contracts
The following descriptions provide an overview of Nidar’s typical contract models.
Software & Cloud
Our customers have a choice between a multi-year agreement or a subscription arrangement. Our experts advise customers regarding different purchase and licensing models in order to help them to make the right choice.
There are also different types of cloud-specific arrangements, including a pure consumption-based option and a mixture of pay-as-you-go and committed consumption option. We support every existing model for cloud contracting.

Services
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Own solutions and services.   For professional services, we typically enter into an MSA, which defines the parameters of service levels and enter separate statements of work governing the scope of the individual project. These statements normally have an agreed term necessary for the implementation of the project and are generally only terminable for cause depending on milestones reached. We invoice customers for professional services on a fixed-cost, time and materials basis, or, in certain cases, on a share of cost savings basis, or with a combination of cost models.

2.
Complex projects and framework contracts.   We strive to provide our customers with flexible contractual tools for both short ad hoc transactions and long-term cooperation and regular purchase of a large number of different products for large enterprises and public sector customers. With multinational enterprises and public sector customers, we typically enter into framework agreements governing a number of different products and professional and/or cloud services. The terms of framework agreements can vary significantly depending on the customer type, their scope, and whether they provide for bare metal only or software only or both software and bare metal services. Customers may generally terminate framework agreements for cause subject to notice periods. Depending on the work within the framework agreement, we price our services on a fixed-cost basis, a time and materials basis or, in certain cases, based on a share of cost savings, or a combination thereof.

Competitors
While a large number of enterprises and service providers own their own data centers, primarily in their own offices, and hyperscale cloud service providers have also started developing their own data centers in India, we believe the industry is shifting towards customers outsourcing some or all of their IT housing and interconnection requirements to third-party facilities, such as those operated by Nidar. This shift is being accelerated by the increasing adoption of hybrid multicloud architectures and the adoption of artificial intelligence.
Historically, the outsourcing market was served by a few data center operators and large telecommunications carriers that bundled their products and services with their colocation offerings. The data center market landscape has evolved to include private and vendor-neutral multi-tenant data center providers, public and private cloud providers, managed infrastructure and application hosting providers, and systems integrators. It is estimated that Nidar is one of more than 2,200 companies that provide multi-tenant data center offerings around the world. The global multi-tenant data center market is highly fragmented. Each of these data center solutions providers can bundle various colocation, interconnection and network offerings, outsourced IT infrastructure solutions and managed services. We believe that this outsourcing trend has accelerated and is likely to continue to accelerate in the coming years, especially in light of the movement to digital business, the use of multiple cloud service providers, and the adoption of artificial intelligence.
Within India, there are a number of data center companies that operate in Nidar’s space and a number of these competitors currently offer existing maximum capacity (measured in MW) that is larger than that currently provided by Nidar. However, most of these competitors do not currently offer the range of services currently provided and planned to be provided by Nidar.
Human Capital
Overview
As of March 31, 2024, we had 674 employees, all of whom were based in India. Of those employees, 283 employees were in engineering and operations, 77 employees were in sales and marketing and 36 employees were in management, finance and administration roles.
We view our employees as central to our business and a key differentiator. Our team of professionals are interested in new technologies, open to new experiences and eager to drive digital transformation for the benefit of customers. We cultivate a customer-first culture, focused on building long-term trust-based relationships with customers through creative customer problem solving. We also promote a trust-based and honest partnership with our employees, appreciating the contribution, proficiency and loyalty of every employee.
At Nidar, our objective is to continue to make our culture a critical competitive advantage, engaging Company leaders and employees in the process. To ensure we are upholding our core corporate values and making progress towards our aspirational goals, we monitor employee satisfaction. We regularly hold townhalls where all employees are free to voice their opinions and provide suggestions to senior management on how they feel the organization can do better. Also, we hold offsites, intra-company sports tournaments and survey employees. Attracting, developing and retaining talent at all levels is vital to our continued success and we offer industry competitive compensation and benefits, along with development opportunities to help every employee achieve their full potential.
Innovation, Research and Development
R&D and innovation are central to our mission to promote the growth of our customers’ businesses by driving their digital transformation and helping to ensure their cybersecurity with cutting-edge technologies and solutions. Accordingly, we track the latest market trends and technologies, integrating the best approaches and solutions into our portfolio.
We have a well-established process to identify and evaluate high-potential technology topics and solutions to guide our R&D efforts. We continuously review different opportunities and select a handful of the most promising and relevant for innovation, piloting and/or approbation. On average, our development process takes three to six months and follows five key steps: (i) market and service vision analysis (wherein we identify a clear target market and assess customer needs), (ii) business case assessment (wherein we develop our business case to ensure the profitability of the offering and realistic timelines), (iii) development (wherein we design the solution and technical architecture for the solution or service), (iv) pilot (wherein we optimize the processes and identify a roadmap of further efficiencies and automation opportunities) and (v) scaling of service (wherein we roll out the service through local sales and support teams to ensure efficient delivery).
See “Intellectual Property” below for the description of our main R&D efforts.
Information Technology
Acting as a trusted IT solutions partner to our customers, we are also focused on our own IT operations to optimize the application landscape and our infrastructure set-up.
Our key application platforms are based on various technologies from different world-leading vendors and are located in the cloud: These include Microsoft 365 suite, SAP ERP and Salesforce, for example. We also use other IT systems to support our core front- and back-office operations.
We are working to regularly monitor and update our IT systems and processes to ensure reliability, security, business continuity and performance.
Intellectual Property
Our own IP comprises specific products together with foundational platforms that underpin our core offerings in SaaS and cloud services. These include:
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Managed Services + Cloud / IT Layer, our proprietary cloud and managed services purpose-built for the cloud revolution in India. A majority of our enterprise customers subscribe to the managed services;

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Proprietary Orchestration Layer, over $50 million has been invested in our proprietary software orchestration layer which is blended with NVIDIA cloud architecture consisting of (i) a self-service layer, (ii) GPU visualization, (iii) cluster management, (iv) burst management and (v) Kubernetes, which functions on top of the purpose-built cloud, designed with NVIDIA engineers; and

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Our cloud platform, which further enhances the customer experience by offering a fully digital relationship for cloud and related services with digital push marketing capabilities, customer loyalty schemes and enhanced user experience. Together these modules provide a simplified and single interface for numerous services and, through continued automation and roadmap developments, drive efficiency, speed and cost-effective support. With enhanced reporting and analytics, our customers can view all assets and activities in one place, identifying areas for further efficiency such as cloud optimization, financial operations, data and application modernization.
We rely on a combination of trademarks, proprietary applications and source codes, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property.
We have a number of trademarks registered in various countries and regions. We also hold domain name registrations for the key websites of our brands, including “Yotta.com” and variations thereof, in several jurisdictions.
We regard our trademarks and other intellectual property rights as valuable assets and take appropriate action to protect and, when necessary, enforce them. See “Risk Factors — Risks Related to Regulatory, Legal and Intellectual Property Matters Affecting Nidar — We may be unable to protect our intellectual property adequately”.
Facilities
Our headquarters are located in Mumbai, India. We also conduct sales, services and administrative activities in various locations throughout the world Through various industry events and channel partners.
The following table sets forth certain key facts regarding certain of our properties as at March 31, 2024.
Location	Owned/leased	Key functions	Potential IT Capacity (MW)
Navi Mumbai, India	Leased	Data Center	320+
Delhi, India	Leased	Data Center	210+
GIFT City Gandhinagar	Leased	Data Center	2
Dhaka	Leased	Data Center	30
Legal Proceedings
At any given time, we may be party to litigation or subject to non-litigated claims arising out of the normal operations of our business as currently conducted and as our operations expand. There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) during the 12 months preceding the date of this proxy statement/prospectus which may have, or have had in the recent past, a significant effect on the Company’s financial position or profitability.

NIDAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the Consolidated Financial Statements of Nidar Infrastructure Ltd. and notes thereto included in this proxy statement/prospectus and the matters described under “Risk Factors”. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this proxy statement/prospectus entitled “Forward-Looking Statements.”
A discussion regarding our financial condition and results of operations for year ending March 31, 2024 as compared to year ending March 31, 2023 is presented herein. Information for the year ending March 31, 2022 is presented in graphs and other tables only to show year-over-year trends in our results of operations and operating metrics.
Business Overview and Strategy
Nidar Infrastructure Limited, doing business as “Yotta”, through its 100% interest in Infin Data Centre Holdings FZCO, Utility Holdings FZCO and Globus Data Limited FZCO and their subsidiaries, delivers comprehensive space, power, interconnectivity, cloud and managed services and AI solutions that enable its customers and partners to connect with each other and service their own customers on a global technology platform. We are a leading provider of data center services, including hyperscale colocation, enterprise colocation, cloud and managed services as well as AI services for customers across a variety of industry verticals, operating primarily out of India.
Our primary business objectives are to maximize:
(i)   sustainable long-term growth in earnings and funds from operations per share;
(ii)   cash flow and returns to our shareholders; and
(iii)   return on invested capital.
We plan to achieve our objectives by focusing on growth, achieving superior risk-adjusted returns, prudently allocating capital, diversifying our product offerings, accelerating our global reach and scale, and driving revenue growth and operating efficiencies. A large part of our existing and future growth is expected to come through the development of our existing portfolio held for development as well as acquisition of additional land for future development and acquisition of new buildings and sites.
We typically scout for strategically located sites having the physical and connectivity infrastructure, including fiber and power availability, to support our data center operations. Further, we generally follow a data center park approach in which a site is chosen based on its potential for expansion for the future rather than supporting a standalone building. Most of our data center sites contain fully redundant electricity availability, multiple power lines supplying power, state-of-the-art cooling systems, raised floors in server halls, fully redundant in-building fiber cabling and multiple security layers. Primarily, we combine the foundational real estate expertise of our largest shareholders and the technical expertise of our co-founder and other employees with best-in-class equipment from around the world to provide the right portfolio of services for our customers’ data and connectivity requirements. We aspire to provide an important cog in the digital economy wheel and believe that our business is sustainable and will benefit from ever-increasing data demand globally which we expect will provide long-term growth.
In addition to the capabilities of our largest shareholders in the real estate industry, we have developed in-house expertise for evaluating new sites and real estate investments to ensure that we have adequate real estate availability to meet our growth objectives. We plan to continue acquiring new assets as part of our growth strategy to expand our footprint and geographic presence. We plan to aggressively scout for new assets in locations where demand appears high and increase our business by tapping into various opportunities that come our way. We intend to continue building our portfolio to meet the demand of our customers while generating adequate returns.
We plan to fund our growth, in part, through existing and new indebtedness. Debt service on such indebtedness will have a priority over any cash dividends. Additionally, our management may focus on deploying surplus cash for capital investment for growth and expansion. Overall, we plan to maintain a conservative capital structure. In order to develop a sustainable business across cycles, we target the following financial ratios: (a) a debt-to-Adjusted EBITDA ratio of approximately 5x and (b) a fixed charge coverage of at least 2x. Further, we aim to raise long-tenure debt with well-staggered maturities from a host of financial institutions in the United States, India and other geographies that we may expand to while minimizing our cost of capital.
Summary of Significant Activities
For the year ending March 31, 2024, we completed the following significant activities:
•
In December 2023, we announced our foray into AI with the procurement order placed for 16,384 H100 GPUs from NVIDIA.

•
We started receiving the GPUs from the first lot of 4,096 H100 GPUs from March 2024 through May 2024. These GPUs have since been put into operation for customers.

•
During the year ended March 31, 2024, we also signed some large orders for our managed services and cloud business, in particular from customers affiliated with the government of India.

•
We continued to ramp up our NM1 data center near Mumbai and D1 data center near Delhi through the year and also successfully launched our G1 data center in GIFT City Gujarat. While being small compared to our portfolio and future plans, G1 is currently the only data center operating from within the GIFT City, which is a major development center for the financial services sector in India.

Revenue Base
Most of our revenue for the year ended March 31, 2024 was derived from data center services including colocation, cloud and IT managed services and network and connectivity solutions. We also derived some revenue from power distribution, facility management and related services. As an early-stage growth company, we witnessed a substantial year-on-year growth in our core colocation, cloud and IT managed services business over the year ended March 31, 2024. Our ability to generate and continue the revenue growth depends on various factors, including our ability to maintain or improve occupancy at our data centers. A break-down of our revenue for the years ended March 31, 2024 and March 31, 2023 is as follows ($ in thousands):
	Year ended March 31, 2024	Year ended March 31, 2023	Change %
Colocation, cloud and IT managed services	37,672	9,697	288%
Network and connectivity	6,551	5,289	24%
Data center construction	6,108	2,504	144%
Power distribution, facility management and related services	1,836	1,725	6%
Sale of equipment	312	2,802	-89%
Other operating revenue	183	—	—
Total revenue	52,662	22,017	139%
Leasing Activities
In light of our capital-intensive operations, which require long-term visibility on site, any lease agreements for our data center sites are typically long-term in nature. Our NM1 facility and the future NM2 building at our Navi Mumbai campus are leased through the year 2121, our Greater Noida Campus which will eventually house six data center buildings (D1 to D6) is leased through to the years 2119 and 2111, respectively, and our Gift City facility is leased through the year 2053 with a renewal option up to the year 2114. In line with our approach of data center campuses providing our customers with long-term visibility on site with scalability for the future, we continue to scout for sites with long-term leases or outright purchase, prior to committing any major capital outlay.

Geographic concentration
Our live data center operations are currently based out of India. While we plan to have a geographically diversified portfolio within India, we also continue scouting for locations outside India for our expansion. Our key focus areas outside India include South and Southeast Asia, the Middle East, and strategic opportunities in Europe and North America.
Operating Expenses
As a cloud and IT managed services provider, our business remains manpower intensive compared to pure co-location data centers. As of March 31, 2024, we had 674 employees across various business functions. As a result, employee costs constitute a large part of our operating expenses. Apart from employee costs, our operating expenses primarily consist of expenses for utilities, including power and fuel, bandwidth for our connectivity solutions, third-party services, including IT software and licenses, facility management, including housekeeping and security, rent and taxes, including property taxes, insurance and site maintenance costs. Also, given our early stage of business, we employ a large number of professional consultants. Further, as we scout for new properties and enter into various contracts with our customers, our legal and professional fees remain high. Additionally, we currently incur high advertising and sales promotion expenses, including sales commissions. With our rapid growth and expansion plans, our travelling expenses, including lodging and boarding, also remain high.
	Year ended March 31, 2024	Year ended March 31, 2023	Change %
Bandwidth charges	4,356	3,934	10.7%
Purchase of services	7,147	7,513	-4.9%
Power and fuel	3,388	1,053	221.7%
Legal and professional fees	3,056	1,896	61.2%
Advertising and sales promotion	981	866	13.3%
Facility maintenance charges	1,093	620	76.3%
Housekeeping expenses	726	500	45.2%
Security expense	763	427	78.7%
Insurance	693	444	56.1%
Repairs and maintenance	476	349	36.4%
Rent Expenses	320	213	50.2%
Sales commission	569	362	57.2%
Rates and taxes	786	497	58.1%
Travelling and conveyance	603	323	86.7%
Lodging and boarding expenses	342	392	-12.8%
Printing and stationery	114	64	78.1%
Loss on sale of property, plant and equipment	1	0	503.0%
Miscellaneous expenses	402	549	-26.8%
	25,816	20,002	29.1%
Other Income
Our non-operating income largely comes in the form of finance income. While operating in a high-growth environment in a capital-intensive business, we keep a substantial amount of cash and cash equivalents in our treasury, largely in the form of fixed deposits of varying terms. Additionally, some part of our private cloud business is in the nature of a finance lease. As a result, we reported a finance income of $4.4 million in the year ending March 31, 2024 and $2.0 million in the year ended March 31, 2023. Additionally, we reported other income of $0.86 million in the year ending March 31, 2024 and $0.78 million in the year ended March 31, 2023.

Results of Operations
As an early-stage growth company, we continue to grow rapidly and expand our operations in our existing data centers while also expanding our footprint. With an increase in revenue in the year ended March 31, 2024, our operating leverage increased. Our total comprehensive loss expanded to $51.81 million in the year ended March 31, 2024 as compared to $48.10 million in the year ended March 31, 2023.
	Year ended March 31, 2024	Year ended March 31, 2023	Change %
Income
Revenue from contract with customers	52,662	22,017	139.2%
Finance income	4,444	2,017	120.3%
Other income	856	775	10.5%
Total income	57,962	24,809	133.6%
Expenses
Cost of power purchased	3,521	2,439	44.4%
Cost of equipment	287	2,401	-88.0%
Cost of DC construction	5,976	2,503	138.8%
Employee benefits expenses	5,930	7,291	-18.7%
Impairment loss on financial assets	123	31	296.8%
Other expenses	25,816	20,002	29.1%
Total expenses	41,653	34,667	20.2%
Share in Profit/ (Loss) in Equity Accounted Investments	(5)		N/A
Profit / (Loss) before Depreciation, Interest and tax	41,653	16,304	-265.4%
Depreciation and amortization expenses	21,241	10,531	101.7%
Finance Cost	49,520	32,745	51.5%
Income tax expense
Current tax	553	0
Deferred tax	(1,505)	93
Total tax expense	(952)	93
Profit / (Loss) after tax	(53,505)	(53,227)	0.5%
Profit / (Loss) after tax for the year attributable to:
Equity holders of the parent	(53,746)	(53,260)	0.9%
Non-controlling interest	241	33	630.3%
	(53,505)	(53,227)	0.5%
Other comprehensive Income/(Loss)
Items that will not be reclassified to profit or loss
Remeasurement gain/(loss) on defined benefit plans	(9)	9	-200.0%
Income tax effect	2	(2)	-200.0%
Items that will or may be reclassified to profit or loss
Exchange differences on translation of foreign operations	1,704	5,117	-66.7%
Other comprehensive Income/(Loss) for the year, net of tax	1,697	5,124	-66.9%
Other comprehensive Income/(Loss) for the year attributable to:
Equity holders of the parent	1,697	5,123	-66.9%
Non-controlling interest	0	1	-93.8%
	1,697	5,124	-66.9%
Total comprehensive Income/(Loss)	(51,808)	(48,103)	7.7%

Depreciation and Amortization
Being a capital-intensive business in the early growth stage, we have been investing a large sum of capital in the business ever since it was launched in 2019. As facilities like NM1, D1 and G1 have come online between July 2020 and February 2024, our capital investments are being depreciated over the life of the assets. As a result, our depreciation expense increased from $10.53 million in the year ended March 31, 2023 to $21.24 million in the year ended March 31, 2024.
Interest Expense
Being a capital-intensive business, Nidar continuously strives to optimize its capital structure to remain well funded. As a result, there was a significant amount of debt of $588million as on March 31, 2024. Owing to the debt levels, the Interest expense increased from $32.8million for the year ended March 31, 2023 to $49.6 million for the year ended March 31, 2024.
Income Tax Expense
As the company is yet to report profit before tax, our tax expense is small. Further, as per the applicable tax laws, the individual operating subsidiaries are permitted to carry forward losses and, consequently, the tax expense for the year ended March 31, 2024 was negative $0.95 million was as compared to $0.09 million in the year ended March 31, 2023.
Liquidity and Capital Resources
The Company’s objectives for managing capital are to safeguard continuity and healthy capital ratios in order to support its business and to uphold investor, creditor and customer confidence. The Company sets the amount of capital required on the basis of annual business and long-term operating plans which include unsecured perpetual debt and reserves which is attributable to equity shareholders of the Company.
The funding requirements are met through a mixture of equity, internal fund generation and other non-current/current borrowings. The Company’s policy is to use current and non-current borrowings to meet anticipated funding requirements. The Company monitors capital on the basis of its net debt to equity ratio. The Company believes that it will be able to meet all its current liabilities and interest obligation on timely manner.
The Company’s capital management ensures that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. There have been no defaults in the financial covenants of any interest-bearing loans or borrowing during the years ended March 31, 2024 and March 31, 2023. No changes were made in the objectives, policies or processes for managing capital during the years ended March 31, 2024 and March 31, 2023.
Given the capital-intensive nature of the business and large borrowings, the Company strives to keep adequate cash balances in its treasury to meet with any unexpected circumstances. As a result, while secured borrowings from banks and financial institutions increased from $461.04 million at March 31, 2023 to $597.83 million at March 31, 2024, cash and cash equivalents, including deposits with banks and financial institutions increased from $189.84 million at March 31, 2023 to $337.85 million at March 31, 2024.
Future Uses of Cash
As described earlier, the Company strives to maintain adequate cash in its treasury to be able to meet its operating expenses and financial obligations while ensuring that capital expenditure is not hampered so as to continue the growth of the business. As a result, we may from time to time seek to retire existing debt in an operating subsidiary, raise debt in another subsidiary or seek debt or equity at the Company. Such actions will depend on prevailing market conditions, our liquidity requirements, contractual restrictions or other factors. The amounts involved may be material.
Dividends and Distributions
Since the commencement of business, we have not distributed dividends. We plan to continue expanding our portfolio and may partially fund the same through existing and new indebtedness. Debt service on such indebtedness will have a priority over any cash dividends. Additionally, our management may focus on deploying surplus cash for capital investment for growth and expansion. As a result, we do not anticipate paying dividends in the foreseeable future.
Analysis of Liquidity
Our cash and cash equivalents, including deposits with banks and financial institutions, increased from $189.84 million at March 31, 2023 to $337.85 million at March 31, 2024. Our operating subsidiaries may enter into joint venture arrangements with institutional investors or strategic partners on an opportunistic basis dependent upon market conditions. Our operating subsidiaries may use the proceeds from such arrangements to acquire additional assets or to fund the development of future opportunities as well as for general working capital purposes, including the repayment of indebtedness. Our cash and liquidity requirements primarily comprise of:
•
operating expenses;

•
development costs and other expenditures associated with our facilities, including joint ventures;

•
debt service; and

•
potential acquisitions.

Development Projects
We operate in a capital-intensive business which is currently in a high-growth environment. As a result, a significant part of our liquidity requirements are for funding our capital investments as we develop our capacities across colocation, cloud and IT managed services and AI services. Further, along with expanding at our existing locations of Navi Mumbai, Greater Noida (Delhi NCR) and GIFT City in Gujarat, we also have plans to expand to cities like Mumbai, Chennai, Pune and Dhaka. Additionally, we may also expand to other geographies in the future. Consequently, development costs form a key component of our liquidity requirements.
For the year ended March 31, 2024, our gross investment in property, plant and equipment, capital work-in progress, right-of-use assets, and intangible assets (including intangible assets under development) increased by $111.71 million from $332.22 million at March 31, 2023 to $443.92 million at March 31, 2024.
Our capital expenditures for property, plant and equipment and capital work-in-progress includes investment towards development and purchase of computer equipment, networking and security equipment, furniture and fixtures, office improvements, data center equipment and power distribution equipment. Further, capital investment for intangible assets includes development of software and procurement of software licenses.
In line with our growth strategy, we also actively pursue potential acquisition opportunities. Being part of a rapidly changing technology industry, we strive to remain agile and open to new and better opportunities for both sustaining our businesses and growth.
Sources of Cash
We plan to fund our short-term and long-term liquidity needs, including scheduled payment debt funding capital expenditures, with a mix of internal accruals, debt instruments and equity issuance. As part of the Business Combination, we are proposing to raise additional equity of approximately $500 million to fund our near-term requirements.

Outstanding Consolidated Indebtedness
Following is a summary of our outstanding debt along with the details of interest, terms and security (in thousands):
Non-current	Year ended March 31, 2024	Year ended March 31, 2023
Secured Borrowings
From bank and financial institution (refer note (A) below)	495,574	453,679
Non-Convertible Debentures (NCD) (refer note (B) below)	95,953	—
Preference Shares
4% 4,500,000 Non-convertible non-cumulative redeemable preference shares [face value of Rs 10 each]	112	103
Total	591,639	453,782
Secured Borrowings
From banks and financial institutions	6,305	7,299
Working capital demand loan from banks	0	57
Unsecured borrowings
Loan from related party (refer to note b below)	72,397	0
Loan from partner	4	4

A
Details of interest, terms and security

(a)   Loan facility availed from bank amounting to $Nil (March 31, 2023: $115,548). The loan has been fully repaid in the month of January 2024. Interest on loan is at prevailing lender’s construction finance Prime Lending Rate (“PLR”) minus spread 150 bps.
(b)   Loan availed through factoring the receivables (“Factor Loan”) facility from bank amounting to $54,943 (March 31, 2023: $57,213). Loan is repayable in 144 monthly installments from April 2022. Interest on Factor Loan facility is at prevailing lender’s Factor Loan PLR rate minus spread 230 bps.
(c)   Loan availed through factoring the receivables (“Factor Loan”) facility from bank amounting to $14,198 (March 31, 2023: $29,821). Loan is repayable in 180 monthly installments from October 2021. Interest on Factor Loan facility is at prevailing lender’s Factor Loan PLR rate minus spread 220 bps.
(d)   Loan facility availed from bank/financial institution amounting to $Nil (March 31, 2023: $76,626). The loan has been fully repaid in the month of January 2024. Interest on loan is at prevailing lender’s Factor Loan PLR rate minus spread 170 bps.
(e)   Loan facility availed from bank amounting to $155,888 (March 31, 2023: $Nil). Repayment of loan is by way of monthly installments which commenced from January 2024. Interest on term loan is 40 bps above 6 months MCLR.
(f)   Loan availed through factoring of receivables (“Factor Loans”) facility from bank amounting to $62,757 (March 31, 2023: $63,855 converted from term loan to Factor Loan. December 2023. Repayment of this loan will be by way of monthly installments commence from October, 2023 and will be repaid by September, 2038. Interest on loan is linked to 3 month repo rate (March 31, 2023: linked to lender’s 1 month MCLR).
(g)   Loan facility availed from bank/financial institution amounting to $35,982 (March 31, 2023: $85,141 out of this partial loan converted from term loan to Factor Loan, refer note (h) below). Repayment of loan will be by way of monthly installments to commence from December, 2024 and will be repaid by September, 2039. Interest on loan is at prevailing lender’s construction finance PLR minus spread 370 bps.
(h)   Loan availed through factoring of receivables (“Factor Loan”) facility from bank amounting to $74,927 (March 31, 2023 $Nil). Repayment of this loan will be by way of monthly installments commence from March, 2024 and will be repaid by October, 2038. Interest on loan is linked to 3 month repo rate (March 31, 2023: Nil).
(i)   Loan facility availed from bank amounting to $35,982 (March 31, 2023: $Nil). Repayment of loan will be in May 2028. Interest on loan is linked to lender’s 1 year MCLR plus spread 125 bps (March 31, 2023: Nil).
(j)   Loan facility availed from bank amounting to $35,982 (March 31, 2023: $Nil). Repayment of loan will be in May 2028. Interest on loan is linked to lender’s 1 year MCLR plus applicable spread (March 31, 2023: Nil).
(k)   Loan facility availed from financial institution amounting to $35,648 (March 31, 2023: $36,150). Repayment of loan will be by way of equal monthly installments to commence not later than 36 months from the date of first disbursement. Repayment will commence from September, 2025 and will be repaid by August, 2027. Interest on loan is linked to lender’s Long-Term Reference Rate minus 750 bps.
B    Details of interest, terms and security of NCD
Loan availed through issue of Non-Convertible Debentures (NCD) amounting to $95,953 (March 31, 2023: $Nil). Repayment will commence from May 2028. NCD carries interest rate of 9.40% (March 31, 2023: Nil) Certain of the above loans are (i) secured by liens on the Company’s physical facilities and other assets, (ii) secured by share pledges with respect to the shares of the Company’s subsidiaries, and (iii) guaranteed by the director and certain of his relatives.
Cash Flows
The following is a summary of our cash flows on a consolidated basis. This does not include fixed deposits held with various banks and financial institutions which are also liquid in nature.
Comparison of year ended March 31, 2024 to year ended March 31, 2023 (in thousands).
	Year ended March 31, 2024	Year ended March 31, 2023	Change
Net cash provided by operating activities	19,982	(13,892)	33,874
Net cash used in investing activities	(78,510)	(117,104)	38,594
Net cash provided by (used in) financing activities	199,579	203,856	(4,277)
Net increase (decrease) in cash, cash equivalents	141,051	72,860	68,191
Reduction on account of deconsolidation of subsidiary	(1,840)	—	(1,840)
Effects of exchange rate changes on cash and cash equivalents	(2,350)	(10,622)	8,272
Cash and cash equivalents at the beginning of the year	119,192	56,954	62,238
Cash and cash equivalents at the end of year	256,053	119,192	1,136,861
Critical Accounting Estimates
a)
Use of estimates and judgements

The preparation of our consolidated financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions. These estimates, judgments and assumptions affect the application of accounting policies and the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Accounting estimates could change from period to period. Actual results could differ from those estimates. Appropriate changes in estimates are made as management becomes aware of changes in the circumstances surrounding the estimates. Changes in estimates are reflected in the consolidated financial statements in the period in which changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.
Judgment, estimates and assumptions are required in particular for:
a)
Determination of the estimated useful lives:   Useful lives of property, plant and equipment and intangible assets are estimated by management taking into account the nature of the asset, the estimated usage of the asset, the operating conditions of the asset, the past history of replacement, anticipated technological changes, manufacturers’ warranties and maintenance support.

b)
Recognition of deferred tax assets:   Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying values of assets and liabilities as well as their respective tax bases, and unutilized business loss and depreciation carry-forwards and tax credits. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilized.

c)
Impairment testing:   Property, plant and equipment, intangible assets, right-to-use and other assets are tested for impairment at least annually and when events occur or changes in circumstances indicate that the recoverable amount of the asset or cash-generating units to which these pertain is less than its carrying value. The recoverable amount is higher of value-in-use and fair value less cost to dispose. The calculation of value in use involves use of significant estimates and assumptions, which include turnover and earnings multiples, growth rates and net margins used to calculate projected future cash flows, risk-adjusted discount rate, future economic and market conditions.

d)
Leases:   The Company evaluates if an arrangement qualifies to be a lease based on the requirements of the relevant standard. Identification of a lease requires significant management judgment. The computation of the lease liabilities and right-to-use assets requires management to estimate the lease term (including anticipated renewals) and the applicable discount rate. Management estimates the lease term based on past practices and reasonably estimated or anticipated future events. The discount rate is generally based on the incremental borrowing rate specific to the lease being evaluated or for a portfolio of leases with similar characteristics.

e)
Expected credit losses on financial assets:   The impairment provisions for financial assets are based on assumptions about the risk of default and the expected timing of collection. The Company uses judgment in making these assumptions and selecting the inputs to the impairment calculation, based on the Company’s past history, customers’ creditworthiness, existing market conditions and forward-looking estimates at the end of each reporting year.

f)
Material Accounting policies:   The accounting policies set out below have been applied consistently throughout the period presented in these consolidated financial statements and have been applied consistently by Company entities.

Basis of consolidation
Subsidiaries
Subsidiaries are entities controlled by the Company (structured and unstructured entities). The Company controls an entity when it is exposed to or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.
The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance.

Interest in Joint Ventures and Associates
The Company’s interest in its associates or joint ventures is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture. Under the equity method, the investment in an associate or a joint venture is initially recognized at cost and adjusted thereafter to recognize the changes in the Company’s share of net assets of the associate or joint venture since the acquisition date. Dividends received or receivable from associates and joint ventures are recognized as a reduction in the carrying amount of the investment. On acquisition of the investment in an associate or a joint venture, any excess of the cost of the investment over the Company’s share of the net fair value of the identifiable assets and liabilities of the investee is recognized as Goodwill, which is included within the carrying amount of the investment. Any excess of the Company’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment is recognized in equity as Capital Reserve in the period in which the investment is acquired.
Transactions eliminated on consolidation
Intra-company balances and transactions, and any unrealized income and expenses arising from intra-company transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
b)   Foreign currency
Foreign currency transactions
Transactions in foreign currencies are translated to the respective functional currencies of Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date.
Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items in a foreign currency that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction. Foreign currency differences arising from translation are recognized as profit or loss.
Foreign operations
The assets and liabilities of foreign operations, excluding goodwill and fair value adjustments arising on acquisition, are translated to US dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to US dollars at exchange rates at the dates of the transactions. For practical reasons, the Company uses an average rate to translate income and expense items, if the average rate approximates the exchange rates at the dates of the transactions. Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and are translated at the exchange rates at the reporting date.
Foreign currency differences are recognized in other comprehensive income and presented in the foreign currency translation reserve in equity. However, if the foreign operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interests. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified as profit or loss as part of the gain or loss on disposal. When the Company disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to non-controlling interests. When the Company disposes of only part of its investment in an associate or jointly controlled entity that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified as profit or loss.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, foreign exchange gains and losses arising from such a monetary item that are considered to form part of a net investment in a foreign operation are recognized in other comprehensive income and are presented in the translation reserve in equity.
Foreign Operations
The results and financial position of foreign operations that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•
assets and liabilities for each reporting date presented are translated at the closing rate at that reporting date.

•
income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•
all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are recognized in other comprehensive income.
Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.
c)   Property, Plant and equipment
Recognition and measurement
Items of plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.
Cost includes expenditure that is directly attributable to the acquisition of the asset.
When parts of an item of plant and equipment have different useful lives, they are accounted for as separate items (major components) of plant and equipment.
The gain or loss on disposal of an item of plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognized as profit or loss.
Depreciation
Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.
Depreciation is recognized as an expense in the consolidated statement of financial position on a straight-line basis over the estimated useful lives of each component of an item of plant and equipment, unless it is included in the carrying amount of another asset.
Depreciation is recognized from the date that the plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use. One of the entities in the group that is engaged in the distribution of electricity has estimated the useful life based on the MERC (Multi Year Tariff) Regulations, 2019.
Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate.

d)   Provisions and Contingencies
A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.
Litigation
Provision relating to legal, tax and other matters is recognized once it has been established that the group has a present obligation based on consideration of the information which becomes available up to the date on which the consolidated financial statements of the Company are approved and may in some cases entail seeking expert advice in making the determination on whether there is a present obligation.
Contingent Liabilities and Assets
A contingent liability is a possible obligation that arises from a past event, with the resolution of the contingency dependent on uncertain future events, or a present obligation where no outflow is probable. Material contingent liabilities are disclosed in the consolidated financial statements unless the possibility of an outflow of economic resources is remote. Contingent assets are not recognized in the consolidated financial statements unless it is virtually certain that the future event will confirm the asset’s existence and the asset will be realized.
e)    Revenue recognition
The Company recognizes revenue when it satisfies a performance obligation in accordance with the contract with the customer. This is achieved when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenue excludes Goods and Service Tax, value added tax or other sales taxes and is after deduction of any trade discounts.
When the consideration in a contract includes a variable amount, the amount of consideration is estimated to which the Company will be entitled in exchange for transferring the goods or services to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.
Recognizing revenue from major business activities
Company derives its revenues from following revenue streams, consisting primarily of (1) colocation, which includes the charges for use of cabinet space and power; (2) cloud services, which includes public as well as private cloud services; (3) managed infrastructure solutions, (4) Network & connectivity services, (5) Sale of Power (6) Sale of Equipment (7) Revenue from construction contract and (8) Facility Management services. The remainder of the groups revenues are from non-recurring revenue streams, such as installation revenues, professional services. Revenues from recurring revenue streams are generally billed monthly and recognized ratably over the term of the contract.
Non-recurring installation fees, generally paid upfront upon installation as one time charge, are recognized in the same period. Revenue from Professional service fees is recognized in the period when the services were provided. Revenue from Sale of Power is recognized over time for each unit of electricity delivered at the pre-determined rate as determined by the respective State Electricity Regulatory Commission. Revenue from Sale of Equipment is recognized when control of the Equipment has transferred i.e., at a point of time.
The Company recognizes revenue on satisfaction of performance obligation to its customer. Revenue is measured based on the consideration specified in a contract with the customer and excludes taxes collected on behalf of the government authorities. Revenue from fixed price construction contracts is recognized over time to the extent of performance obligation satisfied and control is transferred to the customer.

Contract revenue is recognized at allocable transaction price which represents the cost of work performed on the contract plus proportionate margin, using the percentage of completion method. Percentage of completion is the proportion of cost of work performed to-date, to the total estimated contract costs.
Revenues in excess of billing are classified as unbilled revenue, while billing in excess of revenues is classified as contract liabilities (which we refer to as unearned revenues). The amounts billed on customer and are unconditionally due for payment i.e. only passage of time is required before payment falls due, are disclosed as trade receivables.
For the contracts with customers that contain multiple performance obligations, the group accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration any other factors. Other judgments include determining if any variable consideration should be included. The Company considers the terms of the contract in determining the transaction price. The transaction price is based upon the amount the Company expects to be entitled to in exchange for transferring of promised goods and services to the customer after deducting incentive, including but not limited to discounts, rebates etc.
No element of significant financing is deemed present as the sales are made with a credit term, which is consistent with market practice.
f)   Tax expense
Tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.
The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under International Accounting Standard (IAS)37 Provisions, Contingent Liabilities and Contingent Assets.
Earnings Per Share
g)
Basic earnings per share are computed by dividing the net profit for the period attributable to the equity shareholders of the Company by the weighted average number of equity shares outstanding during the period. The weighted average number of equity shares outstanding during the period and for all periods presented is adjusted for events, such as bonus shares, other than the conversion of potential equity shares that have changed the number of equity shares outstanding without a corresponding change in resources. Partly paid-up shares are included as fully paid equivalents according to the fraction paid-up.

h)
Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential equity shares and the weighted average number of additional equity shares that would have been outstanding assuming the conversion of all dilutive potential equity shares.

New and amended standards issued but not effective
There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Company has decided not to adopt early, which are given below. The Company is currently assessing the impact of these new accounting standards and amendments. The Company does not believe that these amendments will not have a material effect on consolidated financial statements:
•
Amendments to the Classification and Measurement of Financial Instruments- Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures.

•
Presentation and Disclosure in Financial Statements- IFRS 18.

MANAGEMENT OF NIDAR
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Nidar before the Business Combination.
DIRECTORS AND OFFICERS
Name	Age	Title
Darshan Hiranandani	43	Chairman
Sunil Gupta	52	Chief Executive Officer
Ravi Hirisave	43	Director
Saurabh Bharat	42	Vice President – Treasury
Nitin Jadhav	53	Senior Executive Vice President and Head of Solutions Engineering
Sunando Bhattacharya	46	Chief Strategy Officer
Milind Kulkarni	53	Executive Vice President and Chief Technology Officer
Sashi Shekhar Panda	50	Vice President & Head Content Continuity and IT Management Services
Pratap Pat Joshi	59	Executive Vice President and Chief Evangelist
Bhavesh Adhia	50	Executive Vice President and Head of Sales, Business Development and Business Governance
Our directors and officers are as follows:
Darshan Hiranandani has served as our Chairman since inception in 2019. Darshan Hiranandani is the CEO of the Hiranandani Group, one of India’s foremost real-estate and infrastructure companies. The group is privately held by the Hiranandani family. Darshan is also CEO of the family office of the Hiranandani family called Nidar Group. In 2004, he set up the Hiranandani Group’s first overseas venture called 23 Marina in Dubai, the world’s tallest residential tower. In 2017, he founded H-Energy, which developed, owns and operates India’s first floating LNG terminal in Maharashtra and associated natural gas pipelines. In 2020, he founded Yotta Data Services, which is now one of the foremost data center developers and operators in India including Asia’s largest Tier IV Data Center. In 2020, he created an industrial parks platform called Greenbase in partnership with Blackstone which is now one of the largest plug and play industrial park developers in the country. Darshan is part of the ASSOCHAM (India’s oldest apex trade chamber with 450,000 businesses as members) and chairs several councils for the chamber. He holds a Bachelor’s and Master’s degree from the Rochester Institute of Technology, USA where he serves as member of Board of Trustees as well as on the Board of Directors for RIT Dubai. Similarly Darshan is on the Advisory Board of Hyderabad Sind National Collegiate Board (a non-profit) which runs 17 colleges and has 45,000 students in the city of Mumbai. As part of the Board of Directors of the Hiranandani Group, his achievements also include the establishment of the Dr. L.H. Hiranandani Hospital (a non-profit) under the Hiranandani Foundation, which won the coveted Ramakrishna Bajaj Award for the best hospital in India.
Sunil Gupta has served as our Co-founder, Managing Director and Chief Executive Officer since inception in 2019. Sunil is a prominent figure in India’s data center industry, renowned for his visionary leadership and innovative strategies. With over 30 years of experience, he has been instrumental in shaping the growth of the nation’s data center and AI landscape. An esteemed alumnus of Columbia University and NIT Kurukshetra, he has earned recognition for his contributions, including being featured on the cover of Forbes India’s June 2024 issue. His efforts have placed him on Data Economy’s APAC 50 list, recognizing him as one of the top 100 influential personalities shaping the future of global data centers and cloud markets.
Ravi Hirisave has served as our Director since 2024. Ravi is a seasoned chartered accountant with over 21 years of experience as a Finance Professional in India and UAE regions. After having spent his career in assurance with KPMG in India and PwC in UAE, he joined the energy storage giant Vopak and later joined the Hiranandani Group in UAE. During his career, he has had the opportunity to navigate and acquire knowledge of various industrial sectors that included energy, engineering & construction, real estate sector besides valuable experience in the manufacturing and technology businesses.

Saurabh Bharat has served as our Vice President — Treasury since December 2020. Mr. Bharat has served with the Hiranandani Group since 2016 and served as the Deputy General Manager of Business Development at H-Energy, a leading liquified natural gas company in India prior to this role. Mr. Bharat has extensive experience in the oil and gas business and Financial Markets, serving as an Equity Research Analyst from 2007 to 2016 across Lehman Brothers, Nomura, Avendus Capital and IL&FS Financial Services. Mr. Bharat holds a Bachelor of Civil Engineering from Delhi College of Engineering, a Post Graduate Diploma in Management (PGDM) from the Indian Institute of Technology Delhi and an MBA from the Indian Institute of Management Lucknow. Mr. Bharat also completed the Certified Financial Accountant (CFA) program in 2010.
Nitin Jadhav has served as our Senior Executive Vice President and Head of Solutions Engineering, Bid Management, Pricing, Network Services and Private Cloud since 2019. With a total of 29 years of experience, Mr. Jadhav has worked 25 years extensively in Data Center on multiple enterprise technologies including Cloud Computing, AI/ML, System Software Development, Network Designing and Application Support. He was earlier associated with organizations like Sify Technologies, Sprint RPG, Reliance Communications etc. and has worn various hats including Solutioning, IT Engineering, CISO, Product management, Data center, Cloud and CISO operations, CDO and BU Head.
Sunando Bhattacharya has served as our Chief Strategy Officer since 2024. Mr. Bhattacharya was the Founder and CEO of Apiculus which was recently acquired by Yotta. Mr. Bhattacharya comes with a rich experience of over 26 years in the Service Provider industry across Networks, Datacenter and Cloud. Before starting Apiculus in 2013, he has worked with leading MSPs like Orange, Sify, NTT and Spectra. Mr. Bhattacharya has a multi-functional background across Strategy, Product, Marketing and Growth.
Milind Kulkarni has served as our Executive Vice President and Chief Technology Officer since 2021. An Engineering graduate with over 29 years of experience, mainly in Data Center IT Operations & Engineering, Mr. Kulkarni has managed very large and complex projects in terms of delivery and Operations. He extensively worked on Cloud Computing, IT Managed Services, Network & Cyber Security services. Customer experience management and governance around it was always part of his profile in his 29 years of experience. He was previously associated with GTL, Reliance Communications and NTT Communication.
Sashi Shekhar Panda has served as our Vice President & Head Content Continuity and IT Management Services since 2019. Mr. Panda carries over 20 years rich domain expertise in product marketing and life cycle management of Data Centers, Hosting, Cloud and managed IT Services. Prior to joining Yotta he worked for a few of India’s largest MR agencies, Telecom and Data center companies including ACNielsen ORG-MARG, Reliance Com, Airtel and Tata Com Singapore. Sashi brings extensive business insights with a strong understanding of global product marketing and business management practices.
Pratap Pat Joshi has served as our Executive Vice President and Chief Evangelist since 2022. Mr. Joshi has worked as CIO in Multi-nationals like Mercedes Benz India, JCB India, New Holland Fiat India and Denso Corporation for 30 Years before joining Yotta. He is a well-known face in the CIO fraternity across India and as a global CIO in the middle east and Europe Markets. A thought leader with strong Technical and functional expertise in Manufacturing and Automobile as the core, Mr. Joshi has worked in different countries like the UK, Germany and China. He currently works in the Business Evangelism with a vision of Market expansion and outreach.
Bhavesh Adhia has served as our Executive Vice President and Head of Sales, Business Development and Business Governance since 2019. With over 30 years of industry wide experience Mr. Adhia leads Yotta’s Sales and Business, while driving efficiency and effectiveness across organizational functions through business governance. Mr. Adhia brings rich experience of devising sales, partnership and strategic initiatives with a focus on driving growth-oriented engagements and customer delight.

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Nidar following the consummation of the Business Combination.
DIRECTORS AND OFFICERS
Name	Age	Title
Darshan Hiranandani	43	Chairman
Sunil Gupta	52	Chief Executive Officer
Ravi Hirisave	43	Director
Nitin Jadhav	53	Senior Executive Vice President and Head of Solutions Engineering
Sunando Bhattacharya	46	Chief Strategy Officer
Milind Kulkarni	53	Executive Vice President and Chief Technology Officer
Sashi Shekhar Panda	50	Vice President & Head Content Continuity and IT Management Services
Pratap Pat Joshi	59	Executive Vice President and Chief Evangelist
Bhavesh Adhia	50	Executive Vice President and Head of Sales, Business Development and Business Governance
See “Management of Nidar” for the biographies of the foregoing individuals.
Upon the consummation of the Business Combination, Nidar anticipates that the Surviving Company’s business and affairs will be under the direction of a nine-member board of directors.
Board Composition
The primary responsibilities of the Nidar Board will be to provide oversight, strategic guidance, counseling and direction to the Surviving Company’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Nidar Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Nidar Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. Following the Business Combination, the Nidar Board will consist of nine directors, who will be appointed to the Nidar Board as follows:
(a)   five will be appointed by Vista Holdings Limited by written notice delivered to Nidar; provided, that after such directors’ initial terms of office expire, Vista Holdings Limited will be entitled to appoint a number of directors in proportion to the number of shares beneficially owned by Vista Holdings Limited divided by the total number of Nidar Ordinary Shares issued and outstanding, rounded down to the nearest whole number of directors;
(b)   one will be appointed by the Sponsor (the “Initial SPAC Director”) by written notice delivered to Nidar, which Initial SPAC Director will hold office for an initial term of 15 months (the “Initial SPAC Director Term”). Only the Sponsor will be entitled to appoint or remove the Initial SPAC Director during the Initial SPAC Director Term. The Sponsor’s rights to appoint the Initial SPAC Director will expire at the end of the Initial SPAC Director Term; and
(c)   three will be independent directors, such that the Nidar Board will meet the standards of independence for companies subject to the rules and regulations of Nasdaq.
Subject to the foregoing, a director will hold office for a term expiring at the next annual general meeting following their appointment. The number of directors to be appointed to the Nidar Board may be fixed by resolution of the Nidar Board; provided that the number of directors to be appointed to the Nidar

Board may only be increased or decreased with the prior written consent of Vista Holdings Limited for as long as Vista Holdings Limited beneficially owns a majority of the issued and outstanding Nidar Ordinary Shares; provided, further, that no reduction of the authorized number of directors may have the effect of removing any director before that director’s term of office expires or impairing the Sponsor’s appointment right.
Director Independence
Nasdaq listing standards generally require that a majority of the Nidar Board be independent. As a controlled company, we expect to be exempt from such requirements. An “independent director” is defined generally as a person other than an officer or employee of Nidar or its subsidiaries or any other individual having a relationship with Nidar which, in the opinion of the Nidar Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon the consummation of the Business Combination, the Nidar Board is expected to determine that each of the directors on the Nidar Board other than [•] and [•] will qualify as independent directors, and the Nidar Board will consist of a majority of “independent directors,” in compliance with the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Surviving Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Board Leadership Structure
The Nidar Board is expected to determine that it should maintain the flexibility to select the Chairman of the Nidar Board and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Surviving Company’s best interests and the best interests of its shareholders, including the composition, skills, diversity and experience of the board and its members, specific challenges faced by the Surviving Company or the industry in which it operates and governance efficiency. The Nidar Board intends to adopt corporate governance guidelines, including written charters for the various board committees, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the chairperson of the Nidar Board is not independent. It is expected that [•] will be elected to serve as chairperson of the Nidar Board and [•] will serve as lead independent director and will be responsible for, among other matters, calling and presiding over each executive session of independent directors and briefing the Chief Executive Officer on issues arising from executive sessions and serving as a liaison between the chairperson and the independent directors.
Board Role in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the Nidar Board will be informed and involved oversight of the Surviving Company’s risk management process related to the Surviving Company and its business. It is anticipated that this oversight function will be administered directly through the Nidar Board as a whole, as well as through various standing committees of the Nidar Board that address risks inherent in their respective areas of oversight. In particular, the Nidar Board will be responsible for monitoring and assessing strategic risk exposure and the Surviving Company’s audit committee will have the responsibility to consider and discuss the Surviving Company’s accounting, reporting, financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, including major financial risk exposures, and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Surviving Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of Surviving Company’s governance guidelines. In addition, the Nidar Board will receive periodic detailed operating performance reviews from management.
Controlled Company Exemption
Following the Business Combination, Vista Holdings Limited own more than a majority of the issued and outstanding Nidar Ordinary Shares. As a result, Nidar will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements to have: (i) a board of directors composed of a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. As long as Vista Holdings Limited owns a majority of the issued and outstanding Nidar Ordinary Shares, Nidar may utilize these exemptions. While Nidar does not intend to rely on these exemptions, if it determines to do so in the future, shareholders of Nidar may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If Nidar ceases to be a “controlled company” and the Nidar Ordinary Shares and the Nidar Warrants continue to be listed on Nasdaq, Nidar will be required to comply with these standards and, depending on the Nidar Board’s independence determination with respect to its then-current directors, Nidar may be required to add additional directors to the Nidar Board in order to achieve such compliance within the applicable transition periods.
Foreign Private Issuer Exemption
Because Nidar qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Nidar will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Nidar is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
Committees of the Nidar Board
Effective as of the consummation of the Business Combination, the Surviving Company will have an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. The Surviving Company’s board of directors may from time to time establish other committees. Members will serve on these committees until their resignation or until otherwise determined by the Nidar Board. Each committee will operate under a charter approved by the Nidar Board. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of Nidar’s website at https://www[•]. Nidar’s website and the information contained on, or that can be accessed through, its website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
The Surviving Company’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of the Surviving Company’s activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Surviving Company’s board of directors will provide appropriate risk oversight of the Surviving Company’s activities.
Audit Committee
Following the consummation of the Business Combination, the Surviving Company’s audit committee will be comprised of [•], [•] and [•]. [•] will be the chairperson of the audit committee. [•], [•] and [•]will each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3 promulgated under the Exchange Act. In addition, it is expected that [•] will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Following the consummation of the Business Combination, the audit committee’s responsibilities will include, among other things:
(1)   appointing, compensating, retaining, evaluating, terminating and overseeing the Surviving Company’s independent registered public accounting firm;
(2)   reviewing the adequacy of the Surviving Company’s system of internal controls and the disclosure regarding such system of internal controls contained in the Surviving Company’s periodic filings;
(3)   pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Surviving Company’s independent auditors;
(4)   reviewing with the Surviving Company’s independent auditors their independence from management;
(5)   reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and the Surviving Company’s independent auditors; and
(6)   establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Following the consummation of the Business Combination, the Surviving Company’s compensation committee will be comprised of [•] and [•]. [•] will be the chairperson of the compensation committee. The composition of the compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.
Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:
(1)   setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of the Surviving Company;
(2)   reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the Nidar Board;
(3)   reviewing on a periodic basis and discussing with the Chief Executive Officer and the Nidar Board regarding the development and succession plans for senior management positions;
(4)   administering the Surviving Company’s cash and equity-based incentive plans that are shareholder-approved and/or where participants include the Surviving Company’s directors and executive officers; and
(5)   providing oversight of and recommending improvements to the Surviving Company’s overall compensation and incentive plans and benefit programs.

The compensation committee charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
Following the consummation of the Business Combination, the nominating and corporate governance committee will be comprised of [•], [•] and [•]. [•] will be the chairperson of the nominating and corporate governance committee. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:
(1)   identifying, evaluating and making recommendations to the Nidar Board regarding nominees for election to the board of directors and its committees;
(2)   developing and making recommendations to the Nidar Board regarding corporate governance guidelines and matters;
(3)   overseeing the Surviving Company’s corporate governance practices;
(4)   reviewing the Surviving Company’s code of business conduct and ethics and approve any amendments or waivers on a periodic basis;
(5)   overseeing the evaluation and the performance of the Nidar Board and individual directors; and
(6)   contributing to succession planning.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time one of Nidar’s officers or employees. None of Nidar’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Nidar Board or the compensation committee thereof.
Code of Ethics
The board of directors of the Surviving Company will adopt a Code of Business Conduct and Ethics that will apply to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of Nidar’s website. In addition, Nidar intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to Nidar’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Nidar’s website into this proxy statement/prospectus.
Limitation on Liability and Indemnification of Directors and Executive Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Nidar Articles provide for indemnification of Nidar’s directors and executive officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful negligence, or willful default. Nidar will enter into agreements with its directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in the Nidar Articles. Nidar has also purchased a policy of directors’ and officers’ liability insurance that insures its directors and executive officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Nidar against its obligations to indemnify its directors and executive officers.
Nidar’s obligations to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Nidar’s directors and executive officers, even though such an action, if successful, might otherwise benefit Nidar and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Nidar pays the costs of settlement and damage awards against its directors and executive officers pursuant to the foregoing indemnification arrangements.
Family Relationships
Darshan Hiranandani is the son of Niranjan Hiranandani and Kamal Hiranandani. Niranjan Hiranandani and Kamal Hiranandani currently indirectly own 89.93% of Nidar’s outstanding shares.
Executive Officer and Director Compensation Following Completion of the Business Combination
Nidar’s policies with respect to the compensation of its executive officers following completion of the Business Combination will be administered by the Nidar Board in consultation with the compensation committee of the Nidar Board. The compensation decisions regarding Nidar’s executives will be based on the need to attract individuals with the skills necessary for Nidar to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Nidar’s expectations. Following completion of the Business Combination, Nidar intends to establish an executive compensation program that is competitive with other similarly situated companies in its industry. This is expected to include base salary and cash bonus components and long-term incentive opportunities under the Nidar Incentive Plan that are, in each case, designed to incentivize, motivate and retain key employees. The Nidar Incentive Plan is described under the section titled “Executive and Director Compensation — Nidar Executive Officer and Director Compensation Following the Business Combination” in this proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
Cartica Executive Officer and Director Compensation
Cartica had agreed to pay its Sponsor $930,000 over eighteen months, beginning at the closing of its IPO, for the following administrative support expenses: (i) cash compensation to Mr. Goel, Cartica’s then-Chief Executive Officer, in the form of an annual salary of $312,000; (ii) cash compensation to Mr. Coad, Cartica’s Chief Operating Officer and Chief Financial Officer, in the form of an annual salary of $200,000; and (iii) $9,000 per month for office space, utilities and research, analytical, secretarial and administrative support, which the Sponsor was expected to source principally from Cartica Management. In addition, at the closing of the IPO, Cartica paid the Sponsor an aggregate amount of $601,167, of which $549,000 represented compensation and bonuses paid to Mr. Goel and Mr. Coad for their services through the closing of the IPO and $51,667 represented a prepayment of administrative support expenses for January 2022, to be amortized over the service period. Upon completion of a business combination or a liquidation, Cartica would cease paying administrative support expenses to the Sponsor (in the case of the cash compensation, after 30 days’ notice). In addition, each of Cartica’s executive officers holds a membership interest in the Sponsor. On May 23, 2023, Cartica and the Sponsor entered into the Amended Administrative Support Agreement, pursuant to which Cartica has ceased to pay the Sponsor for (i) the cash compensation to the Chief Executive Officer in the form of an annual salary of $312,000 and (ii) $9,000 per month for office space, utilities, and research, analytical, secretarial and administrative support. Per the Amended Administrative Support Agreement, the Sponsor must (i) pay to Cartica’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000; and (ii) make available, or cause to be made available, to Cartica, at a location mutually agreed by Cartica and the Sponsor (or any successor location of the Sponsor), office space, utilities, and research, analytical, secretarial and administrative support, as may be reasonably required by Cartica. In exchange for these services, Cartica agreed to pay the Sponsor $16,666.67 per month until the termination date as defined in the Amended Administrative Support Agreement. For the fiscal year ended December 31, 2023, Cartica incurred and paid $320,333 and $931,500 in fees for these services.
The Sponsor, Cartica’s officers and directors, and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Cartica’s behalf, including, without limitation, expenses incurred in connection with identifying potential business combination partners and performing due diligence on suitable business combinations. Cartica’s audit committee reviews on a quarterly basis all payments that were made by Cartica to the Sponsor, Cartica’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Cartica does not have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with their activities on Cartica’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is or will be paid by Cartica to the Sponsor, executive directors or officers, or their respective affiliates, prior to completion of the initial business combination. However, Cartica may pay any of its independent directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination, to the extent such payment is in compliance with applicable laws and is consistent with independent director requirements.
Nidar Executive Officer and Director Compensation
The aggregate cash compensation paid by Nidar to its executive officers and directors who are expected to serve as executive officers and directors of Nidar following the consummation of the Business Combination for the year ended March 31, 2024 was $1.4 million. This amount includes $90,608 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses. No share options were awarded by Nidar to the same individuals during the year ended March 31, 2024.
As a foreign private issuer, we will comply with home country compensation disclosure requirements and certain exemptions thereunder rather than the SEC disclosure requirements applicable to U.S. domestic issuers. Under Cayman Islands law, Nidar is not required to disclose compensation paid to its executive officers and directors on an individual basis and this information has not otherwise been publicly disclosed.
Nidar Executive Officer and Director Compensation Following the Business Combination
Overview
The policies of Nidar with respect to the compensation of its executive officers and directors following the Business Combination will be administered by the Nidar Board in consultation with the compensation committee of the Nidar Board. The compensation decisions regarding Nidar’s executives will be based on Nidar’s need to retain those individuals who continue to perform at or above Nidar’s expectations and to attract individuals with the skills necessary for Nidar to achieve its business plan. Nidar intends to establish an executive compensation program that is competitive with other similarly situated companies in its industry following completion of the Business Combination.
It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. Nidar believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.
Nidar’s executive officers will receive a combination of cash and equity-based compensation. Nidar’s compensation committee will be charged with performing an annual review of Nidar’s cash and equity-based compensation programs to determine whether such programs provide appropriate incentives to Nidar’s executive officers, including whether such incentives are aligned with those provided to similarly situated executive officers in its industry. In addition to the guidance provided by its compensation committee, Nidar may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.
Nidar Incentive Plan
Nidar intends to adopt the 2024 Nidar Infrastructure Limited Equity Incentive Plan, which is referred to in this proxy statement/prospectus as the “Nidar Incentive Plan,” which is intended to provide participants an opportunity to share in long-term value creation through the grant of share options and other awards.
Purpose of the Nidar Incentive Plan
The purpose of the Nidar Incentive Plan is to promote the success and enhance the value of Nidar by linking the individual interests of officers, non-employee directors, employees, and consultants to those of Nidar’s shareholders and by providing such individuals with an incentive to contribute to Nidar’s long-term growth and profitability. The Nidar Incentive Plan is further intended to provide flexibility to Nidar in its ability to motivate, attract, and retain the services of officers, non-employee directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Nidar’s operation is largely dependent. Nidar believes that grants of incentive awards are necessary to enable it to attract and retain top talent; if the Nidar Incentive Plan is not approved, Nidar believes its recruitment and retention capabilities will be adversely affected.
Material Terms of the Nidar Incentive Plan
The material terms of the Nidar Incentive Plan are summarized below; however, the summary is qualified in its entirety by reference to the full text of the Nidar Incentive Plan, which is filed as Annex H to this proxy statement/prospectus.
Administration.   The administrator of the Nidar Incentive Plan, which is referred to as the “Committee” in the plan document and in this summary, will be the Nidar Board or a committee appointed by the Nidar Board to administer the plan. The Committee will have broad authority to administer the Nidar Incentive Plan, including the authority to interpret the terms of the plan and awards granted under the plan, determine eligibility of participants and the type or types (and amount) of awards to be granted to participants, determine the terms and conditions of any award (including, but not limited to, vesting and forfeiture provisions), subject to limitations set forth in the plan, to amend the terms of awards, and otherwise to make all other decisions and determinations that may be desirable or necessary to interpret, construe or implement properly the provisions of the plan and awards granted under the plan. The Committee may delegate administration of the Nidar Incentive Plan to another committee or a subcommittee from time to time as it deems necessary, appropriate or advisable.
Share Reserve.   The aggregate number of Nidar Ordinary Shares (for the purposes of this section, the “Shares”) available for issuance under the Nidar Incentive Plan (the “Share Reserve”) equal to five percent (5%) of the number of Shares that are then-outstanding as of the date the Nidar Incentive Plan is approved by the Nidar Board. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding awards and, for awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the award. If any Shares subject to an award granted under the Nidar Incentive Plan are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled (or are settled through consideration other than in shares, including cash), such Shares will be added back to the Share Reserve and again become available for issuance under the Nidar Incentive Plan. In addition, any Shares that are tendered by a participant or withheld by Nidar to pay the exercise price of an award or to satisfy the participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an award, and any Shares that are subject to a share option award but that are not issued or delivered due to the net settlement of such share option award, will be added back to the Share Reserve and again become available for issuance under the Nidar Incentive Plan. To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying an award granted upon assumption of, or in substitution or exchange for, outstanding equity awards previously granted by a company or other entity acquired by Nadir or with which Nadir combines in connection with a corporate transaction shall not be counted against the share reserve.
Eligibility.   Officers, employees, directors, and consultants (who are eligible to receive Shares pursuant to a registration statement on Form S-8 filed with the SEC) of Nidar and its subsidiaries will generally be eligible to participate in the Nidar Incentive Plan, with such eligibility determined by the Committee.
Types of Awards that may be Granted.   The Committee may grant awards of share options and other awards, including, without limitation, share appreciation rights (“SARs”), restricted share awards, restricted share units, performance shares, performance share units, other share-based awards, other cash-based awards, dividend equivalents, or any combination of the foregoing. Awards may provide for (1) payments in the form of cash, Shares, notes or other property as the Committee may determine based in whole or in part on the value or future value of Shares or on any amount that the Company pays as dividends or otherwise distributes with respect to Shares; (2) the acquisition or future acquisition of Shares; (3) cash, Shares, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Shares) based on one or more criteria determined by the Committee unrelated to the value of Shares; or (4) any combination of the foregoing.
Options.   The Committee may grant options to purchase Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options (“ISOs”), or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. The exercise price per Share for each option granted under the Nidar Incentive Plan to participants residing in the United States will not be less than the fair market value of such Share at the time of grant to the extent required by Section 409A of the Code or other applicable law or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of Nidar’s classes of shares, or of any parent or subsidiary (a “10% Shareholder”), less than 110% of the fair market value of such Share at the time of grant. The maximum term of an option granted under the Nidar Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Shareholder). Payment in respect of the exercise of an option may be made in cash or cash equivalents, by actual delivery or attestation to ownership of freely transferrable Shares already owned by the person exercising the option, by a combination of cash and Shares equal in value to the exercise price of the option, or through net share settlement or similar procedure involving the withholding of Shares subject to the option with a value equal to the exercise price or by such other means as the Committee may authorize.

Dividends and Dividend Equivalents.   The Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine, except that no payments of dividends or dividend equivalents may be made unless and until the related award is earned and vested and the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations. Any such entitlement to receive dividends or payments equivalent to dividends or interest shall be specified in the award agreement. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to options.
Performance Based Awards.   The Committee may establish performance targets and goals based on any performance criteria it deems appropriate. Performance targets and performance criteria will be specified in the Award Agreement. To the extent applicable, the performance targets will be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The performance targets may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of company performance (or performance of the applicable subsidiary, business unit, or region) or measured relative to selected peer companies or a market index.
Transferability.   A participant’s rights and interests under the Nidar Incentive Plan, including any Award previously made to such participant or any amounts payable under the plan may not be assigned, pledged, or transferred, except, in the event of the participant’s death, to a designated beneficiary in accordance with the plan, or in the absence of such designation, by will or the laws of descent or distribution or, except in the case of an ISO, pursuant to a domestic relations order, as the case may be, except that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an award, other than an ISO, for no consideration to a permitted transferee.
Amendment and Termination.   In general, the Nidar Board may wholly or partially amend, modify, suspend, or terminate the Nidar Incentive Plan at any time. However, shareholder approval to amend the Nidar Incentive Plan may be necessary if required by applicable law or the Nidar Articles. No amendment, suspension, or termination will materially and adversely affect any rights or obligations under any award granted prior to such amendment, suspension, or termination without the consent of the applicable participant or recipient, unless the terms of an award expressly provide otherwise.
Term of Plan.   Unless earlier terminated by the Nidar Board, the Nidar Incentive Plan will terminate on the 10th anniversary of the date the Nidar Board approved the plan. No awards may be granted under the plan after it terminates, but awards that are outstanding at the time of termination will remain subject to the terms of the plan.
Change in Control.   In the event of a “Change in Control” (as defined in the Nidar Incentive Plan), the Committee may take such actions as it deems necessary or desirable with respect to any Share that is outstanding. The Committee need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and the Committee may take different actions with respect to the vested and unvested portions of an award. Such actions may include, without limitation: (i) the acceleration of the vesting, settlement and/or exercisability of an award; (2) the payment of a cash amount in exchange for the cancellation of an award; (3) the cancellation of options without the payment of consideration therefor if the exercise price of such options equals or exceeds the price paid for a Share in connection with the change in control; (4) the cancellation of any unvested awards without the payment of consideration therefor and/or (5) the issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.
Adjustments for Certain Corporate Events.   In the event of a share dividend, share split, combination or exchange of shares, merger, consolidation or certain other corporate events, in general the Committee may adjust the number of Shares or other securities of Nidar (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure or other terms and conditions, and may provide for the substitution or assumption of outstanding awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards or the termination of outstanding awards in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of the award or realization of the holder’s rights (which may include the consideration received by holders of the Shares in connection with such Change in Control transaction).
Governing Law.   Except as to matters of U.S. federal law, the Nidar Incentive Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the Cayman Islands, other than its conflict of law rules.
Form S-8 Registration Statement
No later than seven business days following the date on which Nidar becomes eligible to file a registration statement on Form S-8, Nidar will file one or more registration statements on Form S-8 under the Securities Act to register Shares issuable under the Nidar Incentive Plan.
Interest of Directors and Executive Officers
All of the individuals who are expected to serve as directors and executive officers of Nidar following the completion of the Business Combination are eligible for awards under the Nidar Incentive Plan and, thus, have a personal interest in the approval of the Nidar Incentive Plan. Nevertheless, Nidar believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Nidar Incentive Plan.
Employment Agreements
In connection with the Business Combination, Nidar has entered into employment agreements with certain executive officers, including confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment and for certain periods following a termination of employment.

BENEFICIAL OWNERSHIP OF SECURITIES
The following tables set forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Cartica Shares as of the record date, which is prior to the Closing, and (ii) the expected beneficial ownership of Nidar Ordinary Shares immediately following the Closing (assuming (x) solely for the purposes of this presentation, that the Closing took place on October 31, 2024, and (y) (A) the No Redemption Scenario and (B) the Maximum Redemption Scenario), by:
•
each person who is, known to be the beneficial owner of more than 5% of the issued and outstanding Cartica Shares prior to the Closing or is expected to be the beneficial owner of more than 5% of issued and outstanding Nidar Ordinary Shares immediately following the Closing;

•
each of Cartica’s current executive officers and directors prior to the Closing;

•
each person who will (or is expected to) become an executive officer or director of Nidar immediately following the closing of the Business Combination; and

•
all executive officers and directors of Cartica as a group prior to the Closing and all executive officers and directors of Nidar as a group immediately following the Closing.

•
each of Cartica’s current officers and directors; and

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days, including the exercise of options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.
The beneficial ownership percentages of Cartica Shares prior to the Closing are based on 6,999,422 Cartica Class A Shares and 1,000,000 Cartica Class B Shares issued and outstanding as of October 31, 2024.
The beneficial ownership percentages of Nidar Ordinary Shares immediately following the Closing are based on 311,456,534 Nidar Ordinary Shares in the No Redemption Scenario and 310,815,718 Nidar Ordinary Shares in the Maximum Redemption Scenario, in each case issued and outstanding as of immediately following the Closing (in each case assuming the 4,087,500 Sponsor Earnout Shares are issued and outstanding).
	Prior to Business Combination
	Cartica Class A Shares		Cartica Class B Shares
Name and Address of Beneficial Owners	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Cartica Shares
Directors and officers prior to the Business Combination:(1)
Suresh Guduru(2)	4,750,000	67.9%	700,000	94.8%	68.1%
C. Brian Coad	—	—	—	—	—
Suresh Singamsetty	—	—	—	—	—
Rana Gujral	—	—	—	—	—
Kyle Ingvald Parent	—	—	—	—	—
Kishore Kondragunta	—	—	—	—	—
John F. Levy	—	—	—	—	—
All directors and officers prior to the Business Combination (7 persons)	4,750,000	67.9%	700,000	94.8%	68.1%
Five percent holders:
Cartica Acquisition Partners, LLC	4,750,000	67.9%	700,000	94.8%	68.1%
Radcliffe Capital Management, L.P.(3)	461,205	6.6%	—	—	5.7%

	After Business Combination
	No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owners	Number of Nidar Ordinary Shares	% of Class	Number of Nidar Ordinary Shares	% of Class
Directors and officers prior to the Business Combination:(1)
Suresh Guduru(2)(4)	4,427,500	1.4%	4,427,500	1.4%
C. Brian Coad	—	—	—	—
Suresh Singamsetty	—	—	—	—
Rana Gujral(5)	15,000	*	15,000	*
Kyle Ingvald Parent(5)	15,000	*	15,000	*
Kishore Kondragunta(5)	15,000	*	15,000	*
John F. Levy(5)	15,000	*	15,000	*
All directors and officers prior to the Business Combination (7 persons)	4,427,500	1.4%	4,427,500	1.4%
Directors and officers after the Business Combination:(6)
Darshan Hiranandani(7)	272,893,215	87.6%	272,893,215	87.8%
Sunil Gupta	30,563,897	9.8%	30,563,897	9.8%
Ravi Hirisave	—	—	—	—
Nitin Jadhav	—	—	—	—
Sunando Bhattacharya	—	—	—	—
Milind Kulkarni	—	—	—	—
Sashi Shekhar Panda	—	—	—	—
Pratap Pat Joshi	—	—	—	—
Bhavesh Adhia	—	—	—	—
Five percent holders:
Cartica Acquisition Partners, LLC(4)(8)	4,427,500	1.4%	4,427,500	1.4%
Radcliffe Capital Management, L.P.(3)	461,205	*	461,205	*
Vista Holdings Limited(7)	272,893,215	87.6%	272,893,215	87.8%

*
Represents beneficial ownership of less than 1% of the outstanding ordinary shares.

(1)
Unless otherwise noted, the business address of each of the directors and executive officers of Cartica is c/o 1345 Avenue of the Americas, 11th Floor New York, NY 10105.

(2)
These shares represent the Cartica Class A Shares and Cartica Class B Shares held by the Sponsor and Nidar Ordinary Shares that will be held by the Sponsor following Closing, as applicable. Mr. Guduru is the managing member of Namaste Universe Sponsor LLC, the majority owner of the Sponsor. Mr. Guduru is also the managing member of the Sponsor. Accordingly, Mr. Guduru may be deemed to have beneficial ownership of such shares held by the Sponsor. Mr. Guduru disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)
Based solely upon the Schedule 13G filed with the SEC by the Radcliffe Reporting Persons (as defined below) on September 28, 2023 reporting beneficial ownership as of September 28, 2023. According to the Schedule 13G, these shares are deemed beneficially owned by Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P., and Radcliffe SPAC GP, LLC (collectively, the “Radcliffe Reporting Persons”). Each of the Radcliffe Reporting Persons possesses shared voting power and shared dispositive power over the shares.

(4)
Includes 4,087,500 Nidar Ordinary Shares issuable to the Sponsor in connection with Closing that are subject to forfeiture if not vested upon the occurrence of certain financing events prior to the later of 15 months following the Closing or March 31, 2026. 2,213,750 Sponsor Earnout Shares are also subject to additional vesting conditions and will be forfeited if certain trading price thresholds are not met prior to the fifth anniversary of the Closing.

(5)
Reflects Nidar Ordinary Shares issuable upon conversion of Cartica Class A Shares currently held by the Sponsor that the Sponsor has agreed to transfer to the current independent directors of Cartica in connection with the Closing.

(6)
Unless otherwise noted, the business address of each of the directors and executive officers of the Surviving Company is c/o Nidar Infrastructure Limited P4 23 Marina, Al Naseem Street, Dubai, United Arab Emirates.

(7)
Vista Holdings Limited is a British Virgin Islands company owned by Solitaire Trust. Darshan Hiranandani is the sole settlor of the Solitaire Trust, and has full voting and investment power over the Nidar Ordinary Shares owned by Vista Holdings Limited. As such, Mr. Hiranandani may beneficially own all of the shares owned by Vista Holdings Limited.

(8)
Excludes (A) 60,000 Nidar Ordinary Shares issuable upon the conversion of Cartica Class A Shares currently held by the Sponsor that the Sponsor has agreed to transfer to Cartica’s current independent directors in connection with the Closing and (B) 962,500 Nidar Ordinary Shares that Cartica has agreed to issue in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline. In connection with the foregoing clause (B), the Sponsor has agreed at Closing to surrender and forfeit to Cartica for no consideration 962,500 Cartica Class A Shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Cartica Related Person Transactions
On February 9, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of Cartica’s offering and formation costs in consideration of 7,187,500 Cartica Class B Shares. The number of Cartica Class B Shares issued was determined based on the expectation that such Cartica Class B Shares would represent 20% of the issued and outstanding shares upon completion of the IPO. On April 24, 2021, the Sponsor transferred 75,000 Cartica Class B Shares to each of Cartica’s four director nominees at the time for the same per share price initially paid by the Sponsor, resulting in the Sponsor holding 6,887,500 Cartica Class B Shares. On October 31, 2021, the Sponsor surrendered 1,437,500 Cartica Class B Shares, reducing the total number of Cartica Class B Shares outstanding to 5,750,000. The Cartica Class B Shares (including the Cartica Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
The Sponsor purchased 15,900,000 Cartica Private Placement Warrants for a purchase price of $1.00 per whole warrant in a private placement that occurred simultaneously with the closing of the IPO on January 7, 2022. Each Cartica Private Placement Warrant entitles the holder to purchase one Cartica Class A Share at $11.50 per share, subject to adjustment. The Cartica Private Placement Warrants are identical to the Cartica Public Warrants except that the Cartica Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by Cartica (except under certain circumstance described below), (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
Prior to the IPO, Cartica entered into the Forward Purchase Agreement pursuant to which the Cartica Funds agreed to subscribe for an aggregate of up to 3,000,000 Forward Purchase Shares, consisting of one Cartica Class A Share for $10.00 per share, or up to $30,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of the initial business combination, subject to approval at such time by the Cartica Management investment committee.
On October 13, 2022, Cartica was advised by Cartica Management that the Cartica Funds would be liquidated in the first half of 2023. On March 14, 2023, Cartica received a written notice from Cartica Management advising it that the investment committee of Cartica Management determined that it would not approve the purchase of any Forward Purchase Shares and therefore the Cartica Funds would not purchase any of the Forward Purchase Shares in connection with the initial business combination or otherwise. On May 23, 2023, Cartica entered into a termination agreement with Cartica Funds to terminate Cartica’s and the Cartica Funds’ rights and obligations under the Forward Purchase Agreement. As a result, Cartica may lack sufficient funds to consummate the initial business combination.
On January 4, 2022, Cartica entered into an agreement to pay the Sponsor $930,000 over eighteen months beginning at the closing of the IPO, for the following administrative support expenses: (i) cash compensation to Mr. Goel, the Company’s then-Chief Executive Officer, in the form of an annual salary of $312,000; (ii) cash compensation to Mr. Coad, Cartica’s Chief Operating Officer and Chief Financial Officer, in the form of an annual salary of $200,000; and (iii) $9,000 per month for office space, utilities and research, analytical, secretarial and administrative support, which the Sponsor sourced principally from Cartica Management. In addition, at the closing of the IPO, Cartica paid the Sponsor an aggregate amount of $601,167 of which $549,000 represented compensation and bonuses paid to Mr. Goel and Mr. Coad for their services through the closing of the IPO and $51,667 represented a prepayment of administrative support expenses for January 2022, to be amortized over the service period. Upon completion of a business combination or Cartica’s liquidation, Cartica would cease paying these amounts (in the case of the officer compensation, after 30 days’ notice). On May 23, 2023, Cartica and the Sponsor entered into an amendment to the administrative support agreement, pursuant to which Cartica has ceased to pay the Sponsor for (i) the cash compensation to the Chief Executive Officer in the form of an annual salary of $312,000 and (ii) $9,000 per month for office space, utilities, and research, analytical, secretarial and administrative support. Per the Amended Administrative Support Agreement, the Sponsor must (i) pay to Cartica’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000; and (ii) make available, or cause to be made available to Cartica, at a location mutually agreed by Cartica and the Sponsor (or any successor location of the Sponsor), office space, utilities, and research, analytical, secretarial and administrative support, as may be reasonably required by Cartica. In exchange for these services, Cartica agreed to pay the Sponsor $16,666.67 per month until the termination date as defined in the agreement. For the fiscal year ended December 31, 2023, Cartica incurred and paid $320,333 and $931,500 in fees for these services.
Except as described herein, no compensation of any kind, including finder’s and consulting fees, has been or will be paid to the Sponsor, officers, or directors, or their respective affiliates, for services rendered prior to or in connection with the completion of the initial business combination (including, without limitation, any private placement advisory services or other material fees associated with the initial business combination). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on Cartica’s behalf including, without limitation, expenses incurred in connection with identifying potential business combination partners and performing due diligence on suitable business combinations.
Cartica’s audit committee reviews, on a quarterly basis, all payments that were made by Cartica to the Sponsor, Cartica’s officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Prior to the consummation of the IPO, the Sponsor agreed to lend Cartica up to $350,000 to be used for a portion of the expenses of the offering. Pursuant to a promissory note, as amended, issued by the Company, these loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2022 and the closing of the IPO. On January 7, 2022, the entire outstanding balance of $244,225 was paid in full.
In addition, in order to finance transaction costs in connection with the intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Cartica’s officers and directors may, but are not obligated to, loan Cartica funds as may be required. If Cartica completes the initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial business combination does not close, Cartica may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Cartica Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Cartica’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.
Cartica has entered into a registration and shareholder rights agreement pursuant to which the Sponsor is entitled to certain registration rights with respect to the Cartica Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the Cartica Class A Shares issuable upon exercise of the foregoing and upon conversion of the Cartica Class B Shares, and, upon consummation of the initial business combination, to nominate up to three individuals for appointment to the Cartica Board, so long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. Cartica will bear the expenses incurred in connection with the filing of such registration statements. The registration and shareholder rights agreement will be amended in connection with the Business Combination. See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Documents — Ancillary Agreements  —  Registration Rights Agreement.”
In August 2023, Cartica issued the Working Capital Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Working Capital Note is non-interest bearing and payable on the earlier of: (i) the date of Cartica’s liquidation or (ii) the date on which Cartica consummates a business combination. On February 16, 2024, the Working Capital Note was amended to increase the principal sum available thereunder from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000. $1,313,500 was outstanding under the Working Capital Note as of June30, 2024 and an aggregate of $436,500 may be borrowed under the Working Capital Note.

In connection with the Second Extension, the Sponsor has agreed to loan Cartica $40,000 for each month (commencing on April 7, 2024 and on the seventh day of each subsequent month) until January 7, 2025, or portion thereof, that is needed to complete the initial business combination, which amount will be deposited into the Trust Account. The amount of each loan disbursement will not bear interest and will be repayable by Cartica to the Sponsor or its designees upon consummation of the initial business combination. Cartica will have the sole discretion whether to continue extending for additional months until January 7, 2025. If Cartica opts not to utilize any remaining portion of the extension period, then Cartica will liquidate and dissolve promptly in accordance with the Cartica Articles, and the Sponsor’s obligation to make additional loans will terminate.
Nidar Related Person Transactions
Unsecured Perpetual Debt
Nidar and its subsidiaries (each, a “Nidar Group Company”) have raised unsecured perpetual debt from Mr. Niranjan Hiranandani, Mrs. Kamal Hiranandani and Mr. Darshan Hiranandani in an aggregate amount of approximately $288.05 million pursuant to various agreements by and between certain Nidar Group Companies and Mr. Niranjan Hiranandani, Mrs. Kamal Hiranandani and Mr. Darshan Hiranandani (collectively, the “Unsecured Perpetual Debt”). As of the date of this proxy statement/prospectus, the Unsecured Debt including Unsecured Perpetual Debt remains outstanding.
			As of March 31,
			2022	2023	2024
Name of related parties	Relationship to the Company	Nature of the transactions	$ million	$ Million	$ million
Niranjan Hiranandani	Father of Chairman of the Board	Unsecured Perpetual Debt	51.29	171.44	215.31
Kamal Hiranandani	Mother of Chairman of the Board	Unsecured Perpetual Debt	Nil	Nil	71.96
Darshan Hiranandani	Chairman of the Board	Unsecured Perpetual Debt	0.37	0.53	0.78
Total			51.66	171.96	288.05
The amounts due to the related parties listed above for the Unsecured Personal Debt are unsecured, interest free with no specific repayment terms and of non-trade nature.
Leases
An affiliate of Mr. Niranjan Hiranandani leases to a subsidiary of Nidar a building comprising 826,700 square feet in the Village Bhokarpada, Taluka Panvel, District Raigad, which building contains Nidar’s NM1 facility. This lease is for a term of 99 years and involved a one-time payment of US$48.19 million, with rent payable monthly in the amount of $386.
An affiliate of Mr. Niranjan Hiranandani leases to Yotta Data Services Private Limited, a subsidiary of Nidar (“YDSPL”), approximately 2,474 square feet of space situated at GIFT SEZ, GIFT City, Gandhinagar Gujarat. This facility is used for G1 facility. This lease is for a term of 30 years and involves a one-time payment of US$0.14 million, with rent payable monthly in the amount of $3.
An affiliate of Mr. Niranjan Hiranandani leases to a subsidiary of Nidar approximately 17,375 square feet of space situated at GIFT SEZ, GIFT City, Gandhinagar Gujarat. This facility is used for G1 facility. This lease is for a term of 30 years, and involves a one-time payment of US$1.00 million with rent payable monthly in the amount of $17.
An affiliate of Mr. Niranjan Hiranandani, leases to a subsidiary of Nidar approximately 98,683 square meters situated at Village Bhokarpada, Taluka Panvel, District Raigad, which contains Nidar’s NM2 facility. This lease is for a term of 99 years, and involved a one-time payment of US$61.36 million for the facility along with the land underneath with rent payable monthly in the amount of $1. The one-time payment is reflected in the purchase of Property Plant and Equipment in the Audited Financials for the year ended March 31, 2022.
An affiliate of Mr. Niranjan Hiranandani leases to YDSPL approximately 12,326 square feet in Hiranandani Business Park, Powai, Mumbai. This facility is used for the Corporate Office. This lease is for a term of 5 years, with rent payable monthly in the amount of $17,356.
PDC Construction Agreement
On December 31, 2021, HGP Community Private Limited, an affiliate of Mrs. Kamal Hiranandani (“HGP”), entered into a Memorandum of Understanding, as amended on December 10, 2022 (the “PDC Construction Agreement”), with PDC Data Centre Private Limited, a subsidiary of Nidar (“PDC”) pursuant to which PDC agreed to purchase two data center buildings from HGP upon completion of construction. The transaction is yet to be completed and is not binding on PDC Data Centre Private Limited. If completed, the transaction will involve an aggregate purchase price of an aggregate of$160.59 million for acquisition of Land and two data center buildings included DG buildings with a combined area of about 1.0 million square feet.
Guarantees
Mr. Darshan Hiranandani has executed a number of personal guarantees of all of the obligations of Nidar and its subsidiaries and various companies affiliated with him and his family have executed corporate guarantees of obligations of Nidar and its subsidiaries. As of March 31, 2024, the aggregate amount outstanding under these guarantees is approximately $588 million. At closing, Nidar shall be indemnifying Mr. Darshan Hiranandani for performance under the personal guarantees.
Sales of Goods and Services
Various Companies affiliated with Mr. Darshan Hiranandani and his family have been using Nidar and its subsidiaries for their Data Center requirements. Subsidiaries of Nidar earn revenue from these entities.
Payment towards re-imbursement of expenses and purchase of services
Since the NM1 and G1 assets are taken on lease from Entities owned or controlled by Chairman of the Board or his relatives, at times, certain expenses were incurred by such related parties and re-imbursed subsequently.
Security Deposit
Subsidiaries of Nidar have extended Security Deposits to Entities owned or controlled by Chairman of the Board or his relatives towards Infrastructure Development, development of Power Infrastructure and towards using expertise for permitting and construction.
Borrowings
Nidar and its subsidiaries have from time to time received loans and also extended loans to Entities owned or controlled by Chairman of the Board or his relatives, JVs and Partners in LLPs.
Miscellaneous Commercial Transactions
From time to time, the Nidar Group Companies have entered into commercial transactions with hospitals, hotels, supermarkets and other businesses (which such other business are not engaged in the same or similar business as the Nidar Company Group), which are affiliated with certain Company Related Parties of the nature set forth in the audited financial statements.
A summary of the Sale of Goods and Services. Payment towards re-imbursement of expenses and purchase of services, Security Deposit, Borrowings and Miscellaneous Commercial Transactions above

US$125,000 to such Related Parties for the years ended March 31, 2024, 2023 and 2022 respectively is presented in the Table below:
Name of Related Party	Relationship	Nature of transaction	Year-end balance or Transactions during the year	Year Ended March 31, 2022 $ In Thousands	Year Ended March 31, 2023 $ In Thousands	Year Ended March 31, 2024 $ In Thousands
Dancing Technologies Holding Limited	Owned or controlled by Chairman or his relatives	Trade Receivable Sale of Services	Balances Transactions	161.33 138.55	2,587.90 1,020.45	695.39 3,973.87
Dancing Technology Holding Limited	Owned or controlled by Chairman or his relatives	Trade Receivable Sale of Services Advance from Customer	Transactions Balances Transactions	745.80 801.68 5,717.45	5,331.32 859.13	677.72 1,848.55
Dancing Technology Holding Limited	Owned or controlled by Chairman or his relatives	Sales Commitment	Balances	17,192.32	4,385	9,466
Sunil Gupta	Co-Founder and CEO	Short Term Employee Benefits Advance from Customer	Transactions Balances	251 7,065.48	734 11,267.70	712
Evita Constructions Private Limited	Owned or controlled by Chairman or his relatives	Security Deposit given Security Deposit given	Balances Transactions		11,523.56	11,591.10 483.14
H Energy Private Limited	Owned or controlled by Chairman or his relatives	Security Deposit Received Back	Transactions	10,025.35
Hiranandani Properties Private Limited	Owned or controlled by Chairman or his relatives	Security Deposit given Rent Expenses	Balances Transactions	152.02 171.63	140.17 240.03	138.23
HTB Developers Private Limited	Owned or controlled by Chairman or his relatives	Borrowings Borrowings Taken	Balances Transactions			431.79 434.82
Lightpath Data Parks Private Limited	Joint Venture owned by Chairman or his relatives	Trade Receivable Other Operating Revenue	Balances Transactions			181.84 183.04
Mr. Niranjan Hiranandani	Father of Chairman	Loan Repaid to Mr. Niranjan Hiranandani Loan received from Mr. Niranjan Hiranandani	Transactions Transactions	9,792.77	384,222.44 384,222.44	604,585.16 604,585.16
Mrs. Kamal Hiranandani	Mother of Chairman	Borrowings	Balances			71,964.97
		Loan received from Mrs. Kamal Hiranandani	Transactions			72,470.68
Nidar Utilities Panvel LLP	Owned or controlled by Chairman or his relatives	Power and fuel expense	Transactions	1,043.96
NIDP Developers Private Limited	Owned or controlled by Chairman or his relatives	Purchase of Services Trade Receivable Current Borrowings Borrowings Received Sale of Services Borrowings Received	Transactions Balances Balances Transactions Transactions Transactions	300.75 7,169.20 7,027.67 671.47 175.24	2,038.89

Name of Related Party	Relationship	Nature of transaction	Year-end balance or Transactions during the year	Year Ended March 31, 2022 $ In Thousands	Year Ended March 31, 2023 $ In Thousands	Year Ended March 31, 2024 $ In Thousands
Persipina Developers Private Limited	Owned or controlled by Chairman or his relatives
Loan given to partner
Lease liabilities
Trade Payables
Security Deposit given
Capital Creditors
Purchase of property plant and equipment
Loan given to partner
Loan repaid by partner
Sale of Services
Security Deposit Received Back
Security Deposit given
Loans Given
Loans Repaid
			Balances Balances Balances Balances Balances Transactions Transactions Transactions Transactions Transactions Transactions Transactions Transactions	9,268.53 19,787.07 3,165.93 61,355.12 10,348.04 749.47 20,050.69	8,511.20 2,889.92 207.02 18,244.42 35.53 1,199.50 13,309.88 13,309.88	8,346.32 2,849.81 260.44 452.94 500.47 467.39 18,117.67
Trademark License Agreement
The “Yotta” trademark is owned by Mr. Darshan Hiranandani in his personal capacity. Mr. Hiranandani has so far allowed Nidar and its subsidiaries to exclusively use the trademark without any consideration. Following the Business Combination, it has been agreed that in exchange for the use of the trademark, Mr. Hiranandani shall be re-imbursed for all reasonable expenses incurred in connection with business of Nidar and its subsidiaries and the prosecution and maintenance of the licensed marks (including, but not limited to, travelling, conveyance, lodging, boarding, business development and expenses in connection therewith). This is valid for a period of 5 years. Subsequently, it has been agreed that the board of directors of Nidar shall reassess the payment and necessity of any additional license fee.
Related Person Transactions Policy Following the Business Combination
Following the Business Combination, it is contemplated that all further Related Party Transactions beyond materiality thresholds shall be carried out on an arm’s length basis and with the consent of the Board of Directors of Nidar.

COMPARISON OF RIGHTS OF NIDAR AND CARTICA SHAREHOLDERS
General
Cartica is incorporated as a Cayman Islands exempted company and the rights of Cartica shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Cartica Articles. Nidar is incorporated as a Cayman Islands exempted company and the rights of Nidar shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Nidar Articles. Following the Business Combination, the rights of Cartica shareholders who become Nidar shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Cartica Articles and instead will be governed by the Nidar Articles.
The following is a summary comparison of certain material differences between the rights of Cartica shareholders and the rights that Nidar shareholders will have under the Nidar Articles insofar as they relate to the material terms of the Nidar Ordinary Shares. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to Cartica Class A Shares and Nidar Ordinary Shares.
Cartica and Nidar are both incorporated under the laws of the Cayman Islands. Following the consummation of the Business Combination, Cartica shareholders and Nidar Legacy Shareholders will receive Nidar Ordinary Shares.
More details about the rights of Nidar shareholders insofar as they relate to the material terms of the Nidar Ordinary Shares can be found in the section titled “Description of Securities and Governance of Nidar after the Business Combination.” This summary is not intended to be a complete discussion of the respective rights of Cartica shareholders and Nidar shareholders and may not contain all of the information that is important to you, but is focused upon certain differences that may be considered material to you. This summary is qualified in its entirety by reference to the Cayman Companies Act, the Cartica Articles and the Nidar Articles.
Cartica and Nidar urge you to carefully read this entire proxy statement/prospectus, the entirety of the Cartica Articles and the Nidar Articles, and the relevant provisions of the Cayman Companies Act and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Cartica shareholder under the Cartica Articles and the rights of a Nidar shareholder under the Nidar Articles.
Cartica has filed its governing documents, including the Cartica Articles, with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information.” The form of the Nidar Articles, which will be effective immediately prior to the listing of the Nidar Ordinary Shares, is appended to this proxy statement/prospectus as Annex C.
	Cartica	Nidar
Authorized Shares	300,000,000 Class A ordinary shares 30,000,000 Class B ordinary shares 1,000,000 preference shares	500,000,000 ordinary shares and 1,250,000 preference shares of such Class or Classes (however designated) as the Nidar Board may determine in accordance with the Nidar Articles.
Business Combination	The Cartica Articles contain numerous provisions relating to the conduct of Cartica’s business applicable prior to the consummation of its initial business combination in accordance with its formation as a special purpose acquisition company.	The Nidar Articles do not contain any provisions applicable to a special purpose acquisition company.
Shareholders’ ability to call a General Meeting	Shareholders have no ability to call a general meeting unless there are no directors	Shareholders holding at least ten percent of the outstanding paid up voting share capital of Nidar may cause the Nidar Board to call an extraordinary general meeting. In addition shareholders may call a general meeting if there are no

	Cartica	Nidar
directors.
Shareholder Proposals	Shareholders seeking to bring business before an annual general meeting or to nominate candidates for appointment as directors at an annual general meeting must (1) deliver notice to the principal executive office of Cartica not less than 120 days and not more than 150 days prior to the date of Cartica’s annual general meeting or, if Cartica did not hold an annual general meeting during the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline will be set by the directors with such deadline being a reasonable time before Cartica begins to print and send its related proxy materials, (2) have continuously held shares equal to at least $2,000 in market value, or 1%, of Cartica Shares entitled to be voted on the proposal at the meeting for at least one year by the date of such notice or deadline, and (3) continue to hold those shares through the date of the annual general meeting.	The Nidar Articles contain detailed provisions relating to the procedure to be followed by shareholders wishing to bring business before a general meeting or nominate persons for election to the Nidar Board. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must (i) provide timely notice (as defined below) thereof in writing and in proper form to the Nidar Board and (ii) provide any updates or supplements to such notice at the times and in the forms required. To be timely, (i) a shareholder’s notice must be delivered to Nidar not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting or (ii) in the case of the first annual general meeting following the Closing, a shareholder’s notice must be delivered not later than the 10th day following the day on which public disclosure of the date of such annual general meeting was first made by Nidar in a press release reported by a national news service or in a document publicly filed by Nidar with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For a shareholder to make any nomination of a person for election to the board of directors at an annual general meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of Nidar, (ii) provide the information, agreements and questionnaires with respect to such shareholder and its candidate as required and (iii) provide any updates or supplements to such notice at the times and in the forms required.
Election of Directors	Unless the number of directors has been fixed by the shareholders, the minimum number of directors is one and the maximum number of directors is unlimited. Prior to the closing of an initial business combination, only the holders of the Cartica Class B Shares may vote on the appointment and
As of Closing, the Nidar Board shall consist of nine directors, who shall be appointed to the Nidar Board as follows:
•
five will be appointed by Vista Holdings Limited by written notice delivered to Nidar; provided, that

	Cartica	Nidar

removal of directors; provided that if all of the Cartica Class B Shares are converted prior to the date of the initial business combination, then holders of the Cartica Class A Shares will have the right to vote on the election of directors. Following the closing of an initial business combination, all shareholders holding voting shares are entitled to vote on the appointment and removal of directors.
For so long as the Company’s shares are traded on a national securities exchange or automated quotation system, the directors will be divided into three classes designated as Class I, Class II and Class III, respectively. Directors are assigned to each class by resolution of the Cartica Board. At the first annual general meeting of shareholders after the IPO, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual general meeting of shareholders after the IPO, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual general meeting of shareholders after the IPO, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual general meeting of shareholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

after such directors’ initial terms of office expire, Vista Holdings Limited will be entitled to appoint a number of directors in proportion to the number of shares beneficially owned by Vista Holdings Limited divided by the total number of Nidar Ordinary Shares issued and outstanding, rounded down to the nearest whole number of directors;
•
one, which is referred to in this proxy statement/prospectus as the “Initial SPAC Director,” will be appointed by the Sponsor by written notice delivered to Nidar, which Initial SPAC Director will hold office for an initial term of 15 months, which term is referred to in this proxy statement/prospectus as the Initial SPAC Director Term. Only the Sponsor will be entitled to appoint or remove the Initial SPAC Director during the Initial SPAC Director Term. The Sponsor’s rights to appoint the Initial SPAC Director will expire at the end of the Initial SPAC Director Term; and

•
three will be independent directors, such that the Nidar Board will meet the standards of independence for companies subject to the rules and regulations of Nasdaq.

Except for the SPAC Director who will serve for the SPAC Director Term, a Director will hold office for a term expiring at the next annual general meeting following their appointment, or until they resign or are removed from office, if earlier.

Continuance to another jurisdiction	Cartica may by special resolution passed by the shareholders resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. With respect to any vote or votes to continue Cartica in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Cartica in	Nidar may by special resolution passed by the shareholders resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing.

	Cartica	Nidar
such other jurisdiction), holders of Cartica Class B Shares will have ten votes for every Cartica Class B Share and holders of Cartica Class A Shares will have one vote for every Cartica Class A Share.
Corporate Opportunity Waiver	To the fullest extent permitted by law, (A) the Sponsor, (B) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more other organizations, including members of the Sponsor, serving as a director or officer of Cartica (each of the foregoing, an “Officer and Director Related Person”) and (C) such organizations (“Officer and Director Related Entities”) have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Cartica. To the fullest extent permitted by law, Cartica has renounced any interest or expectancy of Cartica in, or in being offered an opportunity to participate in, any potential transaction or matter which (i) may be a corporate opportunity for any of the Sponsor or the Officer and Director Related Entities, on the one hand, and Cartica, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. To the fullest extent permitted by law, the Sponsor, Officer and Director Related Entities and the Officer and Director Related Persons have no duty to communicate or offer any such corporate opportunity to Cartica and will not be liable to Cartica or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer of Cartica solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Cartica and further, Cartica has waived any claim or cause of action it	The Nidar Articles contain no such provision

	Cartica	Nidar

may have with respect to the foregoing.
Cartica has renounced any interest or expectancy of Cartica in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both Cartica and another entity, including any of the Sponsor or any Officer and Director Related Entity, about which a director and/or officer of Cartica acquires knowledge.

Fiscal year	Fiscal year ends December 31	Fiscal year ends March 31

DESCRIPTION OF SECURITIES AND GOVERNANCE AFTER THE BUSINESS COMBINATION
A summary of the material provisions governing Nidar’s (as the Surviving Company) share capital immediately following the completion of the Business Combination is provided below. This summary is not complete and should be read together with the Nidar Articles, a copy of which is appended to this proxy statement/prospectus as Annex C, and the form of the A&R Warrant Agreement, which will govern the Nidar Warrants and is appended to this proxy statement/prospectus as Annex G. In this section, “the Company,” “we,” “us” and “our” refer to Nidar, and “our ordinary shareholders” refer to holders of Nidar Ordinary Shares.
Description of securities
We are a Cayman Islands exempted company and our affairs will be governed by the Nidar Articles, the Companies Act and the common law of the Cayman Islands. Pursuant to the Nidar Articles, which will be adopted at the Closing, we will be authorized to issue 500,000,000 Nidar Ordinary Shares and 1,250,000 preference shares, $0.0001 par value each. The following description summarizes the material terms of our shares as set out more particularly in the Nidar Articles. Because it is only a summary, it may not contain all the information that is important to you.
Nidar Ordinary Shares
Assuming a Nidar Equity Value of $3.5 billion, and a redemption value of $11.55 per share for each Cartica Class A Share redeemed at Closing, 303,457,112 Nidar Ordinary Shares will be held by the Nidar Legacy Shareholders immediately following the Closing. Upon Closing, an aggregate of 307,369,034 Nidar Ordinary Shares will be outstanding (assuming no redemptions of Cartica Class A Shares and no Dissenting Shares) including:
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2,249,422 shares to be held by Cartica’s public shareholders,

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962,500 shares to be issued to the parties to whom Cartica has agreed to issue such shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline,

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340,000 shares to be held by Cartica’s Sponsor,

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4,087,500 Sponsor Earnout Shares,

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360,000 shares to be held by Cartica’s current and former directors, and

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303,457,112 shares to be held by Nidar Legacy Shareholders

In addition to the foregoing, the following additional Nidar Ordinary Shares will be issuable following the Closing:
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Up to 15,900,000 shares issuable upon exercise of the Nidar Private Placement Warrants,

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Up to 11,500,000 shares issuable upon exercise of Nidar Warrants issued in respect of Cartica Public Warrants, and

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Up to 14,157,359 shares issuable pursuant to awards under the Nidar Incentive Plan.

Nidar ordinary shareholders of record are entitled to one vote for each Nidar Ordinary Share held on all matters to be voted on by shareholders at a general meeting. Unless specified in the Nidar Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, an ordinary resolution, which pursuant to Cayman Companies Act and the Nidar Articles requires the affirmative vote of a simple majority of the votes cast by those shareholders who, being present and entitled to vote at the relevant general meeting, vote at such general meeting, or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter, is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution, which pursuant to Cayman Companies Act and the Nidar Articles requires the affirmative vote of at least two-thirds of the votes cast by those shareholders (or, with respect to a special resolution to amend certain provisions of the Nidar Articles concerning the appointment and removal of the SPAC Director during the SPAC Director Term, at least two-thirds of the votes cast by those shareholders including the Sponsor) who, being present and entitled to vote at the relevant general meeting, vote at such general meeting, or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter; such actions include amending the Nidar Articles and approving a statutory merger or consolidation with another company.
At Closing the Nidar Board shall consist of nine directors, who shall be appointed to the Nidar Board as follows:
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five will be appointed by Vista Holdings Limited by written notice delivered to Nidar; provided, that after such directors’ initial terms of office expire, Vista Holdings Limited will be entitled to appoint a number of directors in proportion to the number of shares beneficially owned by Vista Holdings Limited divided by the total number of Nidar Ordinary Shares issued and outstanding, rounded down to the nearest whole number of directors;

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one will be appointed by the Sponsor, which director is referred to in this proxy statement/prospectus as the “Initial SPAC Director,” by written notice delivered to Nidar, which Initial SPAC Director will hold office for an initial term of 15 months, which is referred to in this proxy statement/prospectus as the “Initial SPAC Director Term.” Only the Sponsor will be entitled to appoint or remove the Initial SPAC Director during the Initial SPAC Director Term. The Sponsor’s rights to appoint the Initial SPAC Director will expire at the end of the Initial SPAC Director Term; and

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three will be independent directors, such that the Nidar Board will meet the standards of independence for companies subject to the rules and regulations of Nasdaq.

Subject to the foregoing, a director will hold office for a term expiring at the next annual general meeting following their appointment, or until such lesser time if they resign or are removed from office. The number of directors to be appointed to the Nidar Board may be fixed by resolution of the Nidar Board; provided that the number of directors to be appointed to the Nidar Board may only be increased or decreased with the prior written consent of Vista Holdings Limited for as long as Vista Holdings Limited beneficially owns a majority of the issued and outstanding Nidar Ordinary Shares; provided, further, that no reduction of the authorized number of directors may have the effect of removing any director before that director’s term of office expires or impairing the Sponsor’s appointment right during the SPAC Director Term.
In accordance with Nasdaq corporate governance requirements, we are required to hold an annual general meeting each year following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings to appoint directors.
Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Nidar Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Nidar Ordinary Shares.
Register of Shareholders
Under Cayman Islands law, we must keep a register of shareholders and there will be entered therein:
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the names and addresses of the shareholders and a statement of the shares held by each shareholder, including the amount paid or agreed to be considered as paid, on the shares of each shareholder, the number and category of shares held by each shareholder and the voting rights of shares of each shareholder (and whether such voting rights are conditional);

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the date on which the name of any person was entered on the register as a shareholder; and

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the date on which any person ceased to be a shareholder.

Under Cayman Islands law, the register of shareholders of our company is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of shareholders. Upon the Closing, the register of shareholders will be immediately updated to reflect the issue of Nidar Ordinary Shares by us. Once our register of shareholders has been updated, the shareholders recorded in the register of shareholders will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of shareholders reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of shareholders maintained by a company should be rectified where it considers that the register of shareholders does not reflect the correct legal position. If an application for an order for rectification of the register of shareholders were made in respect of the Nidar Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Preference Shares
The Nidar Articles authorize 1,250,000 undesignated shares and provide that such shares may be issued as preference shares from time to time in one or more series. The Nidar Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Nidar Board will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Nidar Ordinary Shares and could have anti-takeover effects. The ability of the Nidar Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued in connection with the Business Combination.
Warrants
Public shareholders’ warrants
Each whole warrant entitles the registered holder to purchase one Nidar Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the A&R Warrant Agreement, a warrant holder will be entitled to exercise its Nidar Warrants only for a whole number of Nidar Ordinary Shares. This means only a whole Nidar Warrant may be exercised at a given time by a warrant holder. No fractional Cartica Warrants will be issued upon separation of the Cartica Units prior to or in connection with Closing and only whole Nidar Warrants will trade. The Nidar Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Nidar Ordinary Shares pursuant to the exercise of a Nidar Warrant and will have no obligation to settle such Nidar Warrant exercise unless the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants have been registered under the Securities Act or a registration statement under the Securities Act with respect to the Nidar Ordinary Shares underlying the Nidar Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Nidar Warrant will be exercisable and we will not be obligated to issue a Nidar Ordinary Share upon exercise of a Nidar Warrant unless the Nidar Ordinary Share issuable upon such Nidar Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Nidar Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Nidar Warrant, the holder of such Nidar Warrant will not be entitled to exercise such Nidar Warrant and such Nidar Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Nidar Warrant.
We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Nidar Ordinary Shares until the Nidar Warrants expire or are redeemed, as specified in the A&R Warrant Agreement; provided that if the Nidar Ordinary Shares are, at the time of any exercise of a Nidar Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders who exercise their Nidar Warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Nidar Warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Nidar Warrants for that number of Nidar Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Nidar Ordinary Shares underlying the Nidar Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Nidar Warrants by (y) the fair market value and (B) 0.361 Nidar Ordinary Shares per Nidar Warrant. The “fair market value” as used in this paragraph means the volume weighted average price of the Nidar Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Nidar Warrants when the price per Nidar Ordinary Share equals or exceeds $18.00.   Once the Nidar Warrants become exercisable, we may redeem the outstanding Nidar Warrants (except for Nidar Private Placement Warrants held by the Sponsor or its permitted transferees):
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in whole and not in part;

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at a price of $0.01 per Nidar Warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, provided that prior to such redemption such holders will be able to exercise their Nidar Warrants according to their usual exercise rights;

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if, and only if, the closing price of the Nidar Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Nidar Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the Nidar Warrants as described above unless the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants have been registered under the Securities Act or a registration statement under the Securities Act covering the issuance of the Nidar Ordinary Shares issuable upon exercise of the Nidar Warrants is then effective and a current prospectus relating to those Nidar Ordinary Shares is available throughout the 30-day redemption period. If and when the Nidar Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Nidar Warrants, each warrant holder will be entitled to exercise his, her or its Nidar Warrant prior to the scheduled redemption date. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay in cash the exercise price for each Nidar Warrant being exercised. However, the price of the Nidar Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Nidar Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Nidar Warrants when the price per Nidar Ordinary Share equals or exceeds $10.00.   Once the Nidar Warrants become exercisable, we may redeem the outstanding Nidar Warrants:
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in whole and not in part, and only if the Nidar Private Placement Warrants are simultaneously redeemed;

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at a price of $0.10 per Nidar Warrant

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upon a minimum of 30 days’ prior written notice of redemption provided that prior to such redemption holders will not only be able to exercise their Nidar Warrants according to their usual exercise rights, but also on a cashless basis and receive the number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Nidar Ordinary Shares (as defined below) except as otherwise described below; and

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if, and only if, the closing price of the Nidar Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the Nidar Warrants are redeemed or exercised, holders may elect to exercise their Nidar Warrants on a cashless basis. The numbers in the table below represent the number of Nidar Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Nidar Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Nidar Warrants and such Nidar Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Nidar Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Nidar Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Nidar Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the A&R Warrant Agreement, references above to Nidar Ordinary Shares include a security other than Nidar Ordinary Shares into which the Nidar Ordinary Shares have been converted or exchanged for. The numbers in the table below will not be adjusted when determining the number of Nidar Ordinary Shares to be issued upon exercise of the Nidar Warrants.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Nidar Warrant or the exercise price of a Nidar Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Nidar Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Nidar Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Nidar Warrant as so adjusted. The number of shares in the table below will be adjusted in the same manner and at the same time as the number of shares issued upon exercise of a Nidar Warrant. If the exercise price of a Nidar Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Nidar Warrant pursuant to such exercise price adjustment.

Redemption date (period to expiration of warrants)	Fair market value of Nidar Ordinary Shares
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Nidar Ordinary Shares to be issued for each Nidar Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Nidar Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Nidar Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Nidar Warrants, holders may choose to, in connection with this redemption feature, exercise their Nidar Warrants for 0.277 Nidar Ordinary Shares for each whole Nidar Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Nidar Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Nidar Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Nidar Warrants, holders may choose to, in connection with this redemption feature, exercise their Nidar Warrants for 0.298 Nidar Ordinary Shares for each whole Nidar Warrant. In no event will the Nidar Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Nidar Ordinary Shares per Nidar Warrant (subject to adjustment). Finally, as reflected in the table above, if the Nidar Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Nidar Ordinary Shares.
We have established this redemption feature to provide us with the flexibility to redeem the Nidar Warrants without the Nidar Ordinary Shares having to reach the $18.00 per share threshold set forth above under “— Redemption of Nidar Warrants when the price per Nidar Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Nidar Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Nidar Warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Nidar Warrants, and therefore have certainty as to our capital structure as the Nidar Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Nidar Warrants if we determine it is in our best interest to do so. As such, we would redeem the Nidar Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Nidar Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Nidar Warrants when the Nidar Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Nidar Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Nidar Warrants when the Nidar Ordinary Shares are trading at a price below the exercise price of the Nidar Warrants, this could result in the warrant holders receiving fewer Nidar Ordinary Shares than they would have received if they had chosen to wait to exercise their Nidar Warrants for Nidar Ordinary Shares if and when such Nidar Ordinary Shares were trading at a price higher than the exercise price of $11.50.
No fractional Nidar Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Nidar Ordinary Shares to be issued to the holder. If, at the time of redemption, the Nidar Warrants are exercisable for a security other than the Nidar Ordinary Shares pursuant to the A&R Warrant Agreement, the Nidar Warrants may be exercised for such security. At such time as the Nidar Warrants become exercisable for a security other than the Nidar Ordinary Shares, Nidar (or the surviving company of any transaction pursuant to which the Nidar Warrants became exercisable for such other security) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Nidar Warrants.
Maximum percentage procedures.   A holder of a Nidar Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Nidar Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as a holder may specify) of the Nidar Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments.   If the number of outstanding Nidar Ordinary Shares is increased by a capitalization or share dividend payable in Nidar Ordinary Shares, or by a split-up of Nidar Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Nidar Ordinary Shares issuable on exercise of each Nidar Warrant will be increased in proportion to such increase in the outstanding Nidar Ordinary Shares. A rights offering made to all or substantially all holders of Nidar Ordinary Shares entitling holders to purchase Nidar Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Nidar Ordinary Shares equal to the product of (i) the number of Nidar Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Nidar Ordinary Shares) and (ii) one minus the quotient of (x) the price per Nidar Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Nidar Ordinary Shares, in determining the price payable for Nidar Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Nidar Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Nidar Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Nidar Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Nidar Ordinary Shares on account of such Nidar Ordinary Shares (or other securities into which the Nidar Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the

Nidar Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Nidar Ordinary Share in respect of such event.
If the number of outstanding Nidar Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Nidar Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Nidar Ordinary Shares issuable on exercise of each Nidar Warrant will be decreased in proportion to such decrease in outstanding Nidar Ordinary Shares.
Whenever the number of Nidar Ordinary Shares purchasable upon the exercise of the Nidar Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Nidar Ordinary Shares purchasable upon the exercise of the Nidar Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Nidar Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Nidar Ordinary Shares (other than those described above or that solely affects the par value of such Nidar Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Nidar Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Nidar Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Nidar Warrants and in lieu of the Nidar Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Nidar Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Nidar Warrants would have received if such holder had exercised their Nidar Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Nidar Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Nidar Ordinary Shares, the holder of a Nidar Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Nidar Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Nidar Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the A&R Warrant Agreement. If less than 70% of the consideration receivable by the holders of Nidar Ordinary Shares in such a transaction is payable in the form of Nidar Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Nidar Warrant properly exercises the Nidar Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the Black-Scholes value (as defined in the A&R Warrant Agreement) of the Nidar Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Nidar Warrants when an extraordinary transaction occurs during the exercise period of the Nidar Warrants pursuant to which the holders of the Nidar Warrants otherwise do not receive the full potential value of the Nidar Warrants.
The Nidar Warrants will be issued in registered form under the A&R Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The A&R Warrant Agreement provides that the terms of the Nidar Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the Nidar Warrants and the A&R Warrant Agreement set forth in the prospectus for the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Nidar Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Nidar Warrants issued in respect of the Cartica Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the A&R Warrant Agreement, which is attached hereto as Annex G, for a complete description of the terms and conditions applicable to the Nidar Warrants.
The warrant holders do not have the rights or privileges of holders of Nidar Ordinary Shares and any voting rights until they exercise their Nidar Warrants and receive Nidar Ordinary Shares. After the issuance of Nidar Ordinary Shares upon exercise of the Nidar Warrants, each holder will be entitled to one vote for each Nidar Ordinary Share held of record on all matters to be voted on by shareholders at a general meeting.
No fractional Cartica Warrants will be issued upon separation of the Cartica Units prior to or in connection with Closing and only whole Nidar Warrants will trade. If, upon exercise of the Nidar Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Nidar Ordinary Shares to be issued to the warrant holder.
The A&R Warrant Agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the A&R Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the A&R Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the Nidar Warrants will be deemed to have notice of and to have consented to the forum provisions in the A&R Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the A&R Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Nidar Warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the A&R Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the Nidar Board. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Nidar Private Placement Warrants
Except as described below, the Nidar Private Placement Warrants will have terms and provisions that are identical to those of the Nidar Warrants issued in respect of Cartica Public Warrants.
The Nidar Private Placement Warrants (including the Nidar Ordinary Shares issuable upon exercise of the Nidar Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor). The Sponsor and its permitted transferees will have the option to exercise the Nidar Private Placement Warrants for cash or on a cashless basis. If the Nidar Private Placement Warrants are held by the Sponsor or its permitted transferees, the Nidar Private Placement Warrants will not be redeemable by us except as described under “— Redemption of Nidar Warrants when the price per Nidar Ordinary Share equals or exceeds $10.00.” If the Nidar Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Nidar Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Nidar Warrants issued in respect of the Cartica Public Warrants. Any amendment to the terms of the Nidar Private Placement Warrants or any provision of the A&R Warrant Agreement with respect to the Nidar Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Nidar Private Placement Warrants.
If holders of the Nidar Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Nidar Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Nidar Ordinary Shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the Nidar Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason Cartica originally agreed that the Cartica Private Placement Warrants, and we have agreed that the Nidar Private Placement Warrants, will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because at the time of the IPO it was not known whether the Sponsor and its permitted transferees would be affiliated with Cartica or the surviving company following a business combination (including Nidar). If the Sponsor and its permitted transferees remained affiliated with Cartica or the surviving company following a business combination (including Nidar), their ability to sell securities in the open market would be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their Nidar Warrants and sell the Nidar Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise the Nidar Private Placement Warrants on a cashless basis is appropriate.
Dividends
We have not paid any cash dividends on the Nidar Ordinary Shares to date and do not intend to pay cash dividends in the near future. A Cayman Islands company may pay a dividend on its shares out of profits, the share premium account or other funds of the company lawfully available therefor, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to Closing. The payment of any cash dividends subsequent to Closing will be within the discretion of the Nidar Board at such time. Further, if we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for the Nidar Ordinary Shares and warrant agent for the Nidar Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer &

Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and similar arrangements.   In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, if a copy of the plan of merger is given to every member of such subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Cayman Islands Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that where the surviving or consolidated company is the Cayman Islands company, the Cayman Islands Registrar of Companies is required to be satisfied in respect of any constituent foreign company: (i) the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) no petition or other similar proceeding has been filed and remains outstanding, and no order has been made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company; (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (vii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) there is no other reason why it would be against the public interest to permit the merger or consolidation. The requirements set out in sections (i) to (vii) above shall be met by a director of the Cayman Islands company making a declaration to the effect that, having made due enquiry, they are of the opinion that such requirements have been met, such declaration to include a statement of the assets and liabilities of the foreign company made up to the latest practicable date before making the declaration.

The Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, where such rights apply, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their decision to dissent including, among other details, a demand for payment of the fair value of their shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (e) if the company and the dissenting shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of all dissenting shares and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that that person holds in the constituent company. Upon the giving of a notice of dissent under paragraph (c) above, the shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares and certain rights specified in the Cayman Companies Act. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date, where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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the company is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out provisions.   When a takeover offer is made and accepted by holders of 90% in value of the shares to whom the offer relates within four months, the offeror may, within a two-month period after the expiration of the initial four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ suits.   Harney Westwood & Riegels, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court.
Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of civil liabilities.   The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
We have been advised by Harney Westwood & Riegels, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special considerations for exempted companies.   We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges including those listed below:
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an exempted company does not have to file an annual return of its shareholders with the Cayman Islands Registrar of Companies;

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an exempted company’s register of members is not open to inspection and can be kept outside of the Cayman Islands;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue shares with no nominal or par value;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Amended and restated memorandum and articles of association
The Cayman Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise.
Anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions compliance — Cayman Islands
If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the target of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as revised) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the target of a financial sanction; or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Data protection — Cayman Islands
We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company may use a shareholder’s personal data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
a.
where this is necessary for the performance of our rights and obligations under any purchase agreements;

b.
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c.
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why we may transfer your personal data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The data protection measures we take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Certain anti-takeover provisions of the Nidar Articles
Our authorized but unissued Nidar Ordinary Shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Nidar Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Securities Eligible for Future Sale
Assuming a Nidar Equity Value of $3.5 billion, and a redemption value of $11.55 per share for each Cartica Class A Share redeemed at the Closing, 303,457,112 Nidar Ordinary Shares will be held by Nidar Legacy Shareholders immediately following the Closing. Upon Closing, an aggregate of 307,369,034 Nidar Ordinary Shares will be outstanding (assuming no redemptions of Cartica Class A Shares and no Dissenting Shares) including:
•
2,249,422 shares to be held by Cartica’s public shareholders,

•
962,500 shares to be issued to the parties to whom Cartica has agreed to issue such shares in consideration of each of the parties agreeing not to redeem their Cartica Class A Shares in connection with the extension of the Business Combination Deadline,

•
340,000 shares to be held by Cartica’s Sponsor,

•
4,087,500 Sponsor Earnout Shares,

•
360,000 shares to be held by Cartica’s current and former directors, and

•
303,457,112 shares to be held by Nidar Legacy Shareholders

In addition to the foregoing, the following additional Nidar Ordinary Shares will be issuable following the Closing:
•
Up to 15,900,000 shares issuable upon exercise of Nidar Private Placement Warrants,

•
Up to 11,500,000 shares issuable upon exercise of the Nidar Warrants issued in respect of the Cartica Public Warrants, and

•
Up to 14,157,359 shares issuable pursuant to awards under the Nidar Incentive Plan.

Of these shares, the Nidar Ordinary Shares issued to holders of publicly held Cartica Class A Shares will be freely tradable without restriction or further registration under the Securities Act, except for any Nidar Ordinary Shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the Nidar Ordinary Shares issued to (a) Nidar Legacy Shareholders (303,457,112 shares), (b) the holders and assignees of the Founder Shares, and (c) the outstanding Nidar Private Placement Warrants (of which there are 15,900,000) will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
Registration and rights
The Business Combination Agreement contemplates that, at the Closing, Nidar, the Sponsor, certain other shareholders of Cartica and Vista Holdings Limited will enter into an Amended and Restated Registration Rights Agreement, which is referred to in this proxy statement/prospectus as the “Registration Rights Agreement,” pursuant to which Nidar will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Nidar Ordinary Shares (including Nidar Ordinary Shares issuable, following the Business Combination, upon the exercise of the Nidar Private Placement Warrants), the Nidar Private Placement Warrants and other equity securities of Nidar that are held by parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement will also be entitled to customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement provides that Nidar will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities.
A copy of the Registration Rights Agreement is attached as Annex F to this proxy statement/prospectus.
Listing of securities
We intend to apply to list the Nidar Ordinary Shares and the Nidar Warrants on Nasdaq. We expect that the Nidar Ordinary Shares and the Nidar Warrants will trade on Nasdaq under the symbols “YTTA” and “YTTAW,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part, the statements of law and legal conclusions set forth below represent the opinion of Morrison & Foerster LLP.
The following discussion is a summary of the material U.S. federal income tax considerations (1) to U.S. Holders of the Business Combination, and of the ownership and disposition of Nidar Ordinary Shares and Nidar Warrants received in the Business Combination and (2) to U.S. Holders and Non-U.S. Holders that elect to have their Cartica Class A Shares redeemed for cash. This discussion applies only to Cartica Class A Shares, Cartica Warrants (together, the “Cartica Securities”), Nidar Ordinary Shares and Nidar Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of Cartica Class A Shares, or the ownership and disposition of Nidar Ordinary Shares and Nidar Warrants received in the Business Combination. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Cartica nor Nidar has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or a court will not sustain, a contrary position to that discussed below regarding the tax consequences discussed below.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•
banks, insurance companies, and certain other financial institutions;

•
regulated investment companies and real estate investment trusts;

•
brokers, dealers or traders in securities that use a mark to market method of tax accounting or that trade in foreign currency;

•
mutual funds;

•
life insurance companies, real estate investment trusts and regulated investment companies;

•
tax-exempt organizations or governmental organizations;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding Cartica Securities or Nidar Ordinary Shares and/or Nidar Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Cartica Securities or Nidar Ordinary Shares and/or Nidar Warrants, as the case may be, being taken into account in an applicable financial statement;

•
persons that actually or constructively own 5% or more (by vote or value) of the outstanding Cartica Securities or, after the Business Combination, the issued Nidar Ordinary Shares;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•
persons subject to the “base erosion and anti-abuse” tax;

•
U.S. Holders having a functional currency other than the U.S. dollar;

•
persons who hold or received Cartica Securities or Nidar Ordinary Shares and/or Nidar Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•
tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Cartica Securities, Nidar Ordinary Shares and/or Nidar Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF CARTICA SECURITIES DEPENDS, IN SOME INSTANCES, ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING NIDAR ORDINARY SHARES AND/OR NIDAR WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION, A REDEMPTION OF CARTICA CLASS A SHARES, AND/OR OF OWNING AND DISPOSING OF NIDAR ORDINARY SHARES OR NIDAR WARRANTS RECEIVED IN THE BUSINESS COMBINATION.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Cartica Class A Shares, Nidar Ordinary Shares and/or Nidar Warrants, as the case may be, that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

The Business Combination
Tax Consequences of the Business Combination Under Section 368(a) of the Code
It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance on how certain requirements for Section 368(a) of the Code would apply in the case of an acquisition of a corporation with only investment-type assets, such as Cartica.

Moreover, qualification of the Business Combination as a “reorganization” within the meaning of Section 368(a) of the Code is based on certain facts, such as the magnitude of the Cartica Class A Shares that are redeemed in connection with the Business Combination, which will not be known until or following the closing of the Business Combination. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. Neither Cartica nor Nidar intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As a result of these uncertainties, no assurances can be provided that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Cartica’s nor Nidar’s counsel has or will provide an opinion as to whether the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Further, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain such a challenge by the IRS.
If the Business Combination were to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Cartica Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Nidar Ordinary Shares and/or Nidar Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Cartica Securities surrendered by such U.S. Holder in the Business Combination. As discussed in more detail below under “— Application of the PFIC Rules to the Business Combination,” Cartica believes that it would likely be considered a PFIC for its current taxable year and has been so classified for each of its taxable years since formation. In that case, the U.S. federal income tax treatment of any such gain or loss recognized by a U.S. Holder will depend on the application of the PFIC rules discussed below. Subject to the application of such PFIC rules, any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Cartica Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Nidar Ordinary Shares and/or Nidar Warrants received in the Business Combination, if any, would not include the holding period for the Cartica Securities surrendered in exchange therefor, except for purposes of applying the PFIC rules. In the case of a U.S. Holder that holds Cartica Securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of Cartica Securities.
U.S. Holders Exchanging Cartica Securities for Nidar Ordinary Shares and/or Nidar Warrants
If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the discussion below under the heading “— Application of the PFIC Rules to the Business Combination,” a U.S. Holder generally would not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder (i) exchanges only Cartica Class A Shares (but not Cartica Warrants) for Nidar Ordinary Shares, (ii) exchanges only Cartica Warrants for Nidar Warrants, or (iii) both exchanges Cartica Class A Shares for Nidar Ordinary Shares and exchanges Cartica Warrants for Nidar Warrants.
In such a case, the aggregate tax basis of the Nidar Ordinary Shares received by a U.S. Holder in the Business Combination generally would be equal to the aggregate adjusted tax basis of Cartica Class A Shares surrendered in exchange therefor. The tax basis in the Nidar Warrants received by a U.S. Holder in the Business Combination generally would be equal to the adjusted tax basis of the Cartica Warrants exchanged therefor. The holding period of the Nidar Ordinary Shares and/or Nidar Warrants received by a U.S. Holder in the Business Combination generally would include the period during which the Cartica Class A Shares and/or Cartica Warrants, respectively, exchanged therefor were held by such U.S. Holder.
Application of the PFIC Rules to the Business Combination
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50%

of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (including cash). Based upon the composition of its income and assets, Cartica believes that it would likely be considered a PFIC for its current taxable year that includes the Business Combination and for each of its taxable years since formation. Regardless of whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants) generally recognizes gain (but not loss), notwithstanding any other provision of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed U.S. Treasury Regulations may require gain recognition to U.S. Holders of Cartica Securities would be required to recognize gain in connection with the Business Combination if:
(i)
Cartica were classified as a PFIC at any time during such U.S. Holder’s holding period for such Cartica Securities; and

(ii)
the U.S. Holder had not timely made, effective from the first taxable year of his, her or its holding period of Cartica Securities during which Cartica qualified as a PFIC: (a) a valid QEF election (as defined below), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Cartica Securities (however, U.S. Holders are not eligible to make such elections with respect to their Cartica Warrants).

The amount of gain recognized by a U.S. Holder would be equal to the excess, if any, of the fair market value of Nidar Ordinary Shares and/or Nidar Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Cartica Securities surrendered by such U.S. Holder in the Business Combination. The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “— Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”
The application of the PFIC rules to Cartica Warrants is unclear. Proposed U.S. Treasury Regulations issued under the PFIC rules generally treat an “option” to acquire stock of PFIC as stock of the PFIC, while a final U.S. Treasury Regulation issued under the PFIC rules provides that a QEF election does not apply to options and no mark-to-market election (as described above) is currently available with respect to warrants and options. Therefore, if finalized in their current form, these proposed U.S. Treasury Regulations may require gain recognition on the exchange of Cartica Warrants for Nidar Warrants pursuant to the Business Combination. The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “— Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”
If the U.S. Holder did not make and maintain a timely and valid QEF election for the first taxable year of his, her or its holding period of Cartica Class A Shares during which Cartica qualified as a PFIC, the U.S. Holder may avoid certain of the adverse PFIC tax consequences described above in respect of Cartica Class A Shares (including the recognition of gain on the exchange of such shares for Nidar Ordinary Shares pursuant to the Business Combination) by making a timely and valid QEF election for a subsequent year, along with a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will based on the Excess Distribution Rules, discussed below under “— Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by U.S. Holders — Passive Foreign Investment Company Rules.” As a result of this purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s shares.
It is difficult to predict whether, in what form and with what effective date final U.S. Treasury Regulations under Section 1291(f) of the Code will be adopted or how any such final U.S. Treasury Regulations would apply. Therefore, U.S. Holders of Cartica Class A Shares that have not made a timely QEF election or a mark-to-market election may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Cartica Class A Shares and/or Cartica Warrants have a fair market value in excess of their tax basis therein.
THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC U.S. TREASURY REGULATIONS.
U.S. Holders Exercising Redemption Rights with Respect to Cartica Class A Shares
Subject to the discussion above under “— Application of the PFIC Rules to the Business Combination,” in the event that a U.S. Holder’s Cartica Class A Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of Cartica Class A Shares treated as held by the U.S. Holder relative to all of the Cartica Class A Shares outstanding, both before and after the redemption.
The redemption of Cartica Class A Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Cartica, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Cartica Class A Shares actually owned by such U.S. Holder but also Cartica Class A Shares constructively owned by him, her or it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option.
There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the Cartica Class A Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the Cartica Class A Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and U.S. Treasury Regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants).
In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of Cartica Class A Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the Cartica Class A Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.
The redemption of the Cartica Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Cartica. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Cartica will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Cartica Class A Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Cartica Class A Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Cartica Class A Shares may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. Holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Cartica Class A Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in such U.S. Holder’s Cartica Class A Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Cartica Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Cartica Class A Shares. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Cartica Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, to the basis of shares constructively owned by such holder if the shares actually owned by the holder are completely redeemed. Dividends deemed paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by a non-U.S. corporation to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the rates accorded to long-term capital gains provided such non-U.S. corporation is a “qualified foreign corporation” (which term does not include PFICs). It is unclear whether the redemption rights with respect to the Cartica Class A Shares described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Regardless of whether a redemption of the Cartica Class A Shares constitutes a sale of stock or a corporate distribution, such sale or distribution may be subject to the PFIC rules as discussed above, under “— Application of the PFIC Rules to the Business Combination,” with respect to a particular U.S. Holder. A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption of his, her or its Cartica Class A Shares, including the application of the PFIC rules to such redemption.
Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by U.S. Holders
Distributions on Nidar Ordinary Shares
If Nidar makes distributions of cash or property on the Nidar Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Nidar’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Since Nidar does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•
the Nidar Ordinary Shares are readily tradable on an established securities market in the United States;

•
Nidar is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year; the U.S. Holder satisfies certain holding period requirements; and

•
the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

The Nidar Ordinary Shares are expected to be listed on Nasdaq, which is an established securities market in the United States, and are expected to be readily tradable; however, no assurances can be made in this regard. Furthermore, there can no assurance that Nidar will not be treated as a PFIC in any taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Nidar Ordinary Shares.
Subject to certain exceptions, dividends on Nidar Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes and will generally be treated as passive category income or, in the case of certain types of U.S. Holders, general category income for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on Nidar Ordinary Shares. In lieu of claiming a foreign tax credit, a U.S. Holder may elect to deduct foreign taxes in computing his, her or its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
THE RULES GOVERNING THE FOREIGN TAX CREDIT ARE COMPLEX, AND THE OUTCOME OF THEIR APPLICATION DEPENDS IN LARGE PART ON THE U.S. HOLDER’S INDIVIDUAL FACTS AND CIRCUMSTANCES. ACCORDINGLY, U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE AVAILABILITY OF THE FOREIGN TAX CREDIT IN THEIR PARTICULAR CIRCUMSTANCES.
Sale, Exchange, Redemption or Other Taxable Disposition of Nidar Ordinary Shares or Nidar Warrants
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Nidar Ordinary Shares or Nidar Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Nidar Ordinary Shares or such Nidar Warrants, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Nidar Ordinary Shares or Nidar Warrants generally will be capital gain or loss. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Nidar Ordinary Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to their Cartica Class A Shares may suspend the running of the applicable holding period for this purpose. As such, Nidar Ordinary Shares received in exchange for such Cartica Class A Shares pursuant to a “reorganization” within the meaning of Section 368(a) of the Code may have a holding period beginning on the date of such exchange. If the running of the holding period is suspended, then non-corporate U.S. Holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Nidar Ordinary Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Nidar Warrant
Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below and except as discussed below with respect to the cashless exercise of a Nidar Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Nidar Ordinary Share on the exercise of a Nidar Warrant for cash. A U.S. Holder’s initial tax basis in his, her or its Nidar Ordinary Shares received upon exercise of the Nidar Warrant generally would equal the sum of his, her or its tax basis in the Cartica Warrant exercised therefor and the exercise price. The U.S. Holder’s holding period for a Nidar Ordinary Share received upon exercise of the Nidar Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Nidar Warrant and will not include the period during which the U.S. Holder held the Nidar Warrant. If a Nidar Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Nidar Warrant.
The tax consequences of a cashless exercise of a Nidar Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Nidar Ordinary Shares received generally would equal the U.S. Holder’s basis in the Nidar Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Nidar Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Nidar Warrants and will not include the period during which the U.S. Holder held the Nidar Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Nidar Ordinary Shares would include the holding period of the Nidar Warrants exercised therefor.
It is also possible that a cashless exercise of a Nidar Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Nidar Ordinary Shares or Nidar Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. Holder would recognize capital gain or loss with respect to the Nidar Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Nidar Ordinary Shares that would have been received in a regular exercise of the Nidar Warrants deemed surrendered, net of the aggregate exercise price of such Nidar Warrants and (ii) the U.S. Holder’s tax basis in such Nidar Warrants. In this case, a U.S. Holder’s aggregate tax basis in the Nidar Ordinary Shares received would equal the sum of (i) the U.S. Holder’s tax basis in the Nidar Warrants deemed exercised and (ii) the aggregate exercise price of such Nidar Warrants. A U.S. Holder’s holding period for the Nidar Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Nidar Warrants and will not include the period during which the U.S. Holder held the Nidar Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the Nidar Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Nidar Warrants.
Adjustment to Exercise Price
The terms of each Nidar Warrant provide for an adjustment to the number of Nidar Ordinary Shares for which the Nidar Warrant may be exercised or to the exercise price of the Nidar Warrant in certain events, as discussed under the heading “— Description of Nidar Warrants.” Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of Nidar Ordinary Shares to be issued upon the exercise of a Nidar Warrant or to the Nidar Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the Nidar Warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Distributions on Nidar Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a Nidar Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Nidar Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of Nidar Ordinary Shares and/or Nidar Warrants could be materially different from that described above if Nidar is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:
•
at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (generally based on an average of the weighted quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset. For this purpose, Nidar will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Nidar owns, directly or indirectly, 25% or more (by value) of the stock.
Whether Nidar or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Nidar or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Nidar’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of Nidar’s or any of its subsidiaries’ income or composition of Nidar’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Based on the current and anticipated composition of the income, assets and operations of Nidar and its subsidiaries, Nidar does not believe it will be treated as a PFIC for U.S. federal income tax purposes for its current taxable year, which includes the Business Combination, and does not expect to become one for U.S. federal income tax purposes in the near future. However, because the determination of whether Nidar or any of its subsidiaries is a PFIC for any taxable year is a factual determination that can only be made at the close of the taxable year, no assurances can be given that Nidar or any of its subsidiaries will not be or become a PFIC for the taxable year that includes the Business Combination or for any subsequent taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Nidar can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Under the PFIC rules, if Nidar were considered a PFIC at any time that a U.S. Holder owns Nidar Ordinary Shares and/or Nidar Warrants, Nidar would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a purging election under the PFIC rules as discussed above. If such election is made, a U.S. Holder will generally be deemed to have sold his, her or its Nidar Ordinary Shares and/or Nidar Warrants at their fair market value on the last day of the last taxable year in which Nidar is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the purging election, the Nidar Ordinary Shares and/or Nidar Warrants with respect to which the purging election was made will not be treated as shares in a PFIC unless Nidar subsequently becomes a PFIC.
For each taxable year that Nidar is treated as a PFIC with respect to a U.S. Holder’s Nidar Ordinary Shares or Nidar Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of his, her or its Nidar Ordinary Shares or Nidar Warrants (collectively, the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election, as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Nidar Ordinary Shares or Nidar Warrants will be treated as excess distributions. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Nidar Ordinary Shares and/or Nidar Warrants;

•
the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Nidar is a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Nidar Ordinary Shares or Nidar Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Nidar Ordinary Shares or Nidar Warrants as capital assets.
Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Nidar may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Nidar does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Nidar’s subsidiaries.
If Nidar is a PFIC, a U.S. Holder of Nidar Ordinary Shares (but not Nidar Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to his, her or its Nidar Ordinary Shares only if Nidar provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Nidar currently does not intend to provide U.S. Holders with such information on an annual basis, U.S. Holders generally would not be able to make a QEF election with respect to the Nidar Ordinary Shares.
A U.S. Holder of Nidar Ordinary Shares (but not Nidar Warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Nidar Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder generally will continue to be subject to the Excess Distribution Rules with respect to his, her or its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Nidar.
If a U.S. Holder makes a valid mark-to-market election with respect to his, her or its Nidar Ordinary Shares, such U.S. Holder will include in income for each year that Nidar is treated as a PFIC with respect to such Nidar Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Nidar Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Nidar Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Nidar Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Nidar Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Nidar Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Nidar Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Nidar Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Nidar Ordinary Shares previously included in income. A U.S. Holder’s basis in his, her or its Nidar Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Nidar makes would generally be subject to the rules discussed above under “— Distributions on Nidar Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.
If a U.S. Holder does not make a mark-to-market election or a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the Nidar Ordinary Shares in which Nidar is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election or a QEF election with respect to the Nidar Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election or QEF election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market election with respect to his, her or its Nidar Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s U.S. federal income tax return for the year in which the election becomes effective. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election or QEF Election, as well as the impact of such election on interests in any Lower-Tier PFICs.
A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules and the associated reporting requirements to their particular circumstances.
Non-U.S. Holders
The section applies to Non-U.S. Holders of Cartica Class A Shares and Nidar Ordinary Shares. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Cartica Class A Shares and Nidar Ordinary Shares, as the case may be, that is not a U.S. Holder.
Non-U.S. Holders Exercising Redemption Rights with Respect to Cartica Class A Shares
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Cartica Class A Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Cartica Class A Shares, as described above under “— U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to Cartica Class A Shares.” Any redeeming Non-U.S. Holder generally will not be subject to U.S. federal income tax on any income or gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability, in each case, unless one of the exceptions described below under “— Ownership and Disposition of Nidar Ordinary Shares by Non-U.S. Holders” applies in respect of such income, gain or loss.
Ownership and Disposition of Nidar Ordinary Shares and Nidar Warrants by Non-U.S. Holders
Any (i) distributions of cash or property paid to a Non-U.S. Holder in respect of Nidar Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Nidar Ordinary Shares or Nidar Warrants generally will not be subject to U.S. federal income taxation unless:
•
the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•
in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “— Distributions on

Nidar Ordinary Shares” and “— Sale, Exchange, Redemption or Other Taxable Disposition of Nidar Ordinary Shares or Nidar Warrants.”
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Nidar Warrant, or the lapse of a Nidar Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under (“— U.S. Holders — Exercise or Lapse of a Nidar Warrant”) above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Nidar Ordinary Shares and Nidar Warrants.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
U.S. Holders.   Information reporting requirements may apply to cash received in redemption of Cartica Class A Shares, distributions on the Nidar Ordinary Shares, and the proceeds received on sale or other taxable disposition of the Cartica Securities, the Nidar Ordinary Shares or Nidar Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Non-U.S. Holders.   Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Cartica Securities, Nidar Ordinary Shares or Nidar Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to his, her or its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Nidar Ordinary Shares and proceeds from the sale of other disposition of the Cartica Securities, Nidar Ordinary Shares or Nidar Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS
Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Cartica Shares or Nidar Ordinary Shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands tax consequences of an investment in the shares of a Cayman Islands exempted company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Cartica or Nidar levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Cartica or Nidar. Although the Cayman Islands is a tax-neutral jurisdiction, it participates in international efforts for tax transparency and exchange of tax-related information. The Cayman Islands has signed tax information exchange agreements with many countries, ensuring that they comply with global standards for exchanging financial information, including compliance with the OECD’s Common Reporting Standard (CRS) and FATCA (for U.S. taxpayers).There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of Cartica Shares or Nidar Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Cartica Shares or Nidar Ordinary Shares, nor will gains derived from the disposal of Cartica Shares or Nidar Ordinary Shares be subject to Cayman Islands income or corporation tax.
Cartica is an exempted company with limited liability under the laws of the Cayman Islands and, as such, has applied for and have received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
[The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Law the following undertaking is hereby given to
Cartica Acquisition Corp “the Company”
(a)   That no Law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
(b)   in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable
(i)   on or in respect of the shares, debentures or other obligations of the Company; or
(ii)   by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.
These concessions shall be for a period of [THIRTY] years from the [*] day of [*].]
Nidar has applied to be an exempted company with limited liability under the laws of the Cayman Islands and, as such, has applied for and have received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Law the following undertaking is hereby given to
Nidar Infrastructure Limited “the Company”

(a)   That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
(b)   in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable
(i)   on or in respect of the shares, debentures or other obligations of the Company; or
(ii)   by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.
These concessions shall be for a period of THIRTY years from the [*] day of [*], 2024.

MATERIAL INDIAN TAX CONSIDERATIONS
The following is a summary of the material Indian income tax consequences of purchase, ownership and transfer (including sale, disposal, etc.) of the Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar, based on the (Indian) Income Tax Act, 1961 (the “ITA”) and relevant interpretations thereof as are in force as of the date of filing of this proxy statement/prospectus. Tax rates provided in this summary are exclusive of any applicable surcharge or cess that may be levied under the Indian income tax law.
This summary is not intended to constitute a complete analysis of all the tax consequences for an investor under Indian income tax law in relation to the Nidar Ordinary Shares or Nidar Warrants or interests in Nidar which derive substantial value from assets in India, held as capital assets, and does not deal with all possible tax consequences including tax consequences under the laws of other jurisdictions.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF THE INDIAN INCOME TAX LAWS AND OTHER LAWS OF INDIA.
Tax Residential Status Test
Individuals
For an individual to be considered a resident of India under the ITA, the period of stay of such individual in India is the determining factor, subject to certain exceptions.
Corporations
A corporation is considered a resident of India under the ITA if (i) if it is incorporated in India or (ii) if it is a foreign corporation for which the place of effective management is in India. The Indian income tax authorities have issued comprehensive guidelines for determination of place of effective management, which would be relevant especially to determine the residential status of a foreign corporation.
Other Than Individuals and Corporations
For any persons other than individuals and corporations to be considered as a resident of India under the ITA, the control and management of such entity must be in India.
Taxability Under the Provisions of the ITA
As per the provisions of the ITA, residents are subject to tax in India on the global income earned by such residents, whereas non-residents are subject to tax in India on all the income which either accrues or arises or is received in India or which is deemed to accrue or arise or to be received in India.
With respect to non-residents, provisions of the ITA provide that income accruing or arising, whether directly or indirectly, through or from any business connection in India, or through or from any property in India, or through or from any asset or source of income in India, or through the transfer of a capital asset situated in India is deemed to accrue or arise in India. As per the provisions of the ITA, any gains arising on transfer of shares of or warrants of or interests in a foreign entity deriving its substantial value from assets located in India shall be deemed to accrue or arise in India and therefore, such gains shall be subject to tax in India. Shares of or warrants of or interest in a target foreign entity are considered to derive “substantial value” from Indian assets if the value of such assets (a) represents at least 50% of the value of all the assets owned by the foreign entity; and (b) exceeds INR 100 million. Such value of the Indian assets and global assets will be required to be determined based on the valuation methodology prescribed under the Indian Income-tax Rules, 1962.
The foregoing rule is subject to an exception for certain shareholders. Shareholders (either individually or together with its associated enterprises (as defined under the ITA)) who neither hold (or have held in the preceding 12 months from the date of transfer) more than 5% of voting power or share capital or interest in, nor hold (or have held in the preceding 12 months from the date of transfer) any right of management or control in a foreign company or entity deriving substantial value from assets situated in India shall be exempted from the obligation to pay taxes in India. Similarly, non-residents from a jurisdiction with which India has a tax treaty may be entitled to the benefits available under such tax treaty, if any, and may be exempted from the obligation to pay taxes in India.
Taxation on Owning and Disposing of Nidar Securities
The taxability of the (Indian) resident shareholders as well as non-resident shareholders of Nidar shall be as under:
Dividend income
Resident Shareholders
Dividends distributed by Nidar to shareholders who are tax residents of India shall be taxable in the hands of such resident shareholders in India under the head “income from other sources.”
Non-Resident Shareholders
Any dividend distribution in cash by Nidar to its non-resident shareholders shall generally not be subject to tax in India.
Capital gains
Residential Shareholders
Any gains arising on transfer of Nidar Ordinary Shares or Nidar Warrants or any interests in Nidar shall be subject to tax in India as capital gains. Nidar Ordinary Shares will be considered as long-term capital assets if they are held for a period of more than 24 months (36 months in the case of Nidar Warrants or other interests in Nidar); otherwise, they will be considered as short-term capital assets. The ITA provides that (a) income by way of long-term capital gains arising from the transfer of Nidar Ordinary Shares or Nidar Warrants or interest in Nidar by the (Indian) resident shareholders will taxable at the rate of 20% plus applicable surcharge and education cess along with the indexation benefits and (b) income by way of short-term capital gains arising from the transfer of Nidar Ordinary Shares or Nidar Warrants or any other interests in Nidar will be taxed at the rate of 30% plus applicable surcharge and education cess.
Under the ITA, any losses arising from a transfer of Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar can be set off only against capital gains and not against any other income. Further, a long-term capital loss may be set off only against a long-term capital gain. To the extent the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the long-term capital gains assessable for such subsequent years. In order to get the benefit of set-off of the capital losses in this manner, the resident investor must file appropriate and timely tax returns in India.
Non-Resident Shareholders
Shareholders of Nidar who are non-residents of India (as that status is defined by the ITA) will be subject to tax in India at the time of transfer of Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar, if Nidar derives substantial value from the assets located in India, unless the relevant shareholder is eligible to claim an exemption (as discussed above). Nidar Ordinary Shares will be considered as long-term capital assets if they are held for a period of more than 24 months (36 months in the case of Nidar Warrants or other interests in Nidar); otherwise, they will be considered as short-term capital assets. The ITA provides that (a) income by way of long-term capital gains arising from the transfer of Nidar Ordinary Shares by the non-resident shareholder is taxable at a rate of 10% (20% if the Nidar Warrants or other interests in Nidar do not qualify as securities under the ITA) plus applicable surcharge and education cess and (b) income by way of short-term capital gains is taxed at the rate of (i) 30%, if the non-resident transferor is an individual, an LLP, a foreign portfolio investor (as that term is defined under applicable Indian laws) or any “person” not being a foreign company or (ii) 40% if the non-resident transferor is a foreign company, plus applicable surcharge and education cess. The buyer of Nidar Ordinary Shares would have an obligation to withhold applicable tax and deposit such tax with the Indian Income Tax Treasury. Such obligation would be Nidar’s obligation if Nidar were to repurchase Nidar Ordinary Shares. If Nidar does not derive substantial value from its Indian assets, the gains arising on transfer of Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar by its non-resident shareholders shall not be subject to tax in India.
Under the ITA, any losses arising from a transfer of Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar can only be set off against capital gains and not against any other income. A long-term capital loss may be set off only against a long-term capital gain. To the extent the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the long-term capital gains assessable for such subsequent years. In order to get the benefit of offsetting capital losses in this manner, the non-resident investor must file appropriate and timely tax returns in India.
The taxation of non-resident shareholders is governed by the provisions of the ITA as well as the provisions of the applicable tax treaty between India and the country of residence of such non-resident shareholder and the Multilateral Instruments (“MLI”) (if and to the extent applicable). As per the provisions of the ITA, the provisions of the ITA would apply to the extent they are more beneficial than the provisions of the relevant tax treaty (subject to the provisions of the General Anti-Avoidance Rule under the ITA, as discussed below). Accordingly, availability of tax treaty benefits should be a relevant factor in determining the Indian tax consequences in respect of such income in the hands of non-resident shareholders.
Further, if Nidar derives substantial value from its Indian assets, then there are certain minimum pricing guidelines which are to be adhered to ensure there are no deemed taxes in the hands of the transferor or transferee of the securities. Separately, where shares are held as business assets, tax rates applicable to business income would apply.
If Nidar derives substantial value from its Indian assets, then Nidar and/or the shareholders (as the case may be) of Nidar shall be required to obtain a valuation report to determine the value of Nidar derived from its Indian assets from a certified valuer in accordance with the provisions of the ITA read with the Indian Income-tax Rules, 1962.
The tax implications set out above would also apply for transfer of Nidar Ordinary Shares or Nidar Warrants or other interests of any other Nidar Group entity incorporated outside India but deriving substantial value from assets in India.
Withholding Obligation
In the event any transferee or buyer is required to withhold tax on the transfer of Nidar Ordinary Shares or Nidar Warrants or other interests in Nidar, then the transferee/buyer shall be entitled to request certain documentation/information (including such information related to claiming any beneficial tax rate provided under the applicable tax treaty between India and the country of residence of the non-resident investor) including but not limited to the following:
(a)
a Permanent Account Number (“PAN”) allotted by the Tax Authorities; however, if the non-resident investor does not have a PAN, a tax identification number may be submitted along with certain other details such as name, e-mail ID, contact number, address in the country of residence, along with a tax residency certificate substantiating such tax identification number, provided that such non-resident investor is not claiming any tax treaty benefits;

(b)
a Tax Residency Certificate (“TRC”) (issued by the tax authorities of the country in which the investor is resident) and an e-filed Form 10-F. Form 10-F would not be required to be submitted if the TRC contains details such as the name of the non-resident investor, status (i.e., individual, company, partnership, etc.), nationality/country of incorporation/registration, address in the country of residence, tax identification number in the country of residence, and period for which the TRC is applicable;

(c)
such other information and documentation as may be required depending upon the specific terms of the relevant tax treaty, read with the provisions of the MLI, including but not limited to a declaration of not having a permanent establishment or business connection in India;

(d)
a certificate of lower or NIL withholding tax issued by income-tax authorities indicating the tax deduction at source (“TDS”) rate/amount of tax to be deducted by the deductor, as requested by the deductor;

(e)
a self-attested declaration with regard to the status of the non-resident investor (e.g. individual, firm, company, trust, etc.) and residential status as per the ITA; and

(f)
a Securities and Exchange Board of India registration certificate for foreign institutional investors and foreign portfolio investors, as applicable.

However, please note that no assurance can be provided that tax treaty benefits will be available to non-resident shareholders, or that the terms of the applicable tax treaty will not be subject to amendment or reinterpretation in the future.
MAT
As per the ITA, if the tax payable by a corporate entity is less than 15% of its book profits, it shall be liable to pay MAT at the rate of 15% (plus applicable surcharge and cess) of such book profit.
The MAT provisions are not applicable to a foreign company if (a) it is a resident of a country with whom India has a tax treaty and such foreign company does not have a permanent establishment in India or (b) it is a resident of a country with whom India does not have a tax treaty and such foreign company is not required to seek registration under any law relating to companies.
General Anti-Avoidance Rule
Per the General Anti-Avoidance Rule under the ITA (“GAAR”), the Indian tax authority may declare an arrangement as an impermissible avoidance arrangement if the main purpose of such an arrangement is to obtain a tax benefit and the arrangement is not entered at arm’s length, results in misuse/abuse of provisions of ITA, lacks commercial substance or is entered into by means of or in a manner not ordinarily employed for a bona fide business purpose. If any of the transactions contemplated in this proxy statement/prospectus are found to be “impermissible avoidance arrangements” under GAAR, such finding could result in denial of tax benefits under the ITA and/or under the applicable double taxation avoidance agreement, amongst other consequences.
Compliance to be Undertaken
Under the ITA, any person who is earning income in India is required to furnish an annual tax return declaring the total income earned and taxes paid in India, for the purpose of which such person shall be required to obtain a PAN in India.
Tax Credits
A non-resident may be entitled to a tax credit with respect to any withholding tax paid in India by the Indian company or any other person on behalf of such non-resident shareholder’s account in accordance with the applicable laws of the applicable jurisdiction governing such non-resident.

Surcharge and cess
The tax rates under the ITA as set out above will increase on account of applicable surcharge required to be paid on the income tax payable by a person as follows:
PARTICULARS	SURCHARGE ON INCOME-TAX
A. Foreign companies with income exceeding:
− INR 10 million but less than INR 100 million	2%
− INR 100 million	5%
B. Partnership firms with total income exceeding INR 10 million	12%
C. Individuals, Hindu undivided family, association of persons or body of individuals, whether incorporated or not, or an artificial juridical person with total income exceeding:
– INR 5 million but less than INR 10 million	10%
– INR 10 million but less than INR 20 million	15%
– INR 20 million but less than INR 50 million	25%
− INR 50 million	37%
Surcharge has been capped to 25% for the category of taxpayers who have opted for an alternate tax regime under Section 115BAC of the ITA. Furthermore, surcharge on income taxable under Section 111A (i.e., short term capital gain on certain listed securities), Section 112 (i.e., long term capital gains) and Section 112A (long term capital gains specifically for certain listed securities) is capped at 15%.
Additionally, health and education cess of 4% is payable on such income tax as increased by surcharge.

SECURITIES ACT RESTRICTIONS ON RESALE OF SURVIVING COMPANY’S SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Nidar Ordinary Shares or Nidar Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Surviving Company at the time of, or at any time during the three months preceding, a sale and (ii) the Surviving Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Nidar Ordinary Shares or Nidar Warrants for at least six months but who are affiliates of the Surviving Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Nidar Ordinary Shares then outstanding; or

•
the average weekly reported trading volume of Nidar Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Surviving Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Surviving Company.

SHAREHOLDER PROPOSALS AND NOMINATIONS
The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. These rights may be provided in a company’s articles of association. However, the Nidar Articles do not contain such rights. As an exempted Cayman Islands company, Nidar is not obliged by law to call shareholders’ annual general meetings.
If the Business Combination is consummated and Nidar holds a 2025 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting will be held. Following completion of the Business Combination, Nidar is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Nidar will be exempt from certain rules under the Exchange Act that would otherwise apply if Nidar were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or special meetings of its security holders. For more information, see “Executive Officers and Directors After the Business Combination — Foreign Private Issuer Exemption.”

APPRAISAL RIGHTS UNDER THE CAYMAN COMPANIES ACT
The Cayman Companies Act prescribes when shareholder appraisal rights (sometimes referred to as dissenters’ rights) will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive payment of the fair value for their shares. However, regardless of whether such rights are or are not available, Cartica public shareholders are still entitled to exercise the rights of redemption in respect to their Cartica Class A Shares as set out herein, and the Cartica Board has determined that the redemption proceeds payable to Cartica public shareholders who exercise such redemption rights represent the fair value of those shares.
It should be noted that any holder of Cartica Class A Shares who elects to exercise appraisal rights under Section 238 of the Cayman Companies Act must do so in respect of all of the Cartica Shares that person holds and will lose their right to have their Cartica Class A Shares redeemed in accordance with the Cartica Articles. The certainty provided by the redemption process may be preferable for Cartica public shareholders wishing to exchange their Cartica Class A Shares for cash. This is because such appraisal rights are likely to be lost and extinguished, including where Cartica and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act, in which case any holder of Cartica Class A Shares who had sought to exercise appraisal rights would only be entitled to receive the Merger Consideration.
Holders of Cartica Units or Cartica Public Warrants do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.
Excerpts of relevant sections of the Cayman Companies Act follow:
Section 238 — Rights of dissenters
238(1)   A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
238(2)   A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
238(3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.
238(4)   Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.
238(5)   A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —
(a)   that person’s name and address;
(b)   the number and classes of shares in respect of which that person dissents; and
(c)   a demand for payment of the fair value of that person’s shares.
238(6)   A member who dissents shall do so in respect of all shares that that person holds in the constituent company.
238(7)   Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).
238(8)   Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.
238(9)   If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —
(a)   the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)   the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
238(10)   A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
238(11)   At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.
238(12)   Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
238(13)   The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
238(14)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
238(15)   Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
238(16)   The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.
Section 239 — Limitation on rights of dissenters
239(1)   No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —
(a)   shares of a surviving or consolidated company, or depository receipts in respect thereof;
(b)   shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders;
(c)   cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or
(d)   (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).
239(2)   Repealed by section 11 of the Companies (Amendment) (No. 2) Act, 2018 [Law 46 of 2018].
Cartica shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Cartica Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Cartica, c/o Morrison & Foerster LLP, 2100 L Street, NW, Suite 900, Washington, D.C. 20037. Following the Business Combination, such communications should be sent in care of Nidar Infrastructure Limited P4 23 Marina, Al Naseem Street, Dubai, United Arab Emirates. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS
The consolidated balance sheets of Nidar Infrastructure Limited as of March 31, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended March 31, 2024 and 2023 have been included herein and in the registration statement in reliance upon the report of Singhi & Co., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Cartica Acquisition Corp as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes appearing in this proxy statement have been audited by Marcum LLP , independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Cartica Acquisition Corp to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Cartica and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Cartica’s proxy statement. Upon written or oral request, Cartica will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Cartica delivers single copies of such document in the future. Shareholders may notify Cartica of their requests by writing or calling Cartica at its principal executive offices at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, or +1-(202)-741-3677.

ENFORCEABILITY OF CIVIL LIABILITY
Nidar is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
Substantially all of Nidar’s assets are located outside the United States. In addition, a majority of Nidar’s directors and officers are nationals or residents of India and all or a substantial portion of their assets are located outside the United States. All of Nidar’s officers and directors, other than Darshan Hiranandani and Ravi Hirisave are based in India, and Darshan Hiranandani and Ravi Hirisave are based in Dubai. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon Nidar or Nidar’s directors and officers, or to bring an action against Nidar or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult or impossible for you to enforce, in courts in the U.S. and India liabilities and judgments previously obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Nidar and its officers and directors. Nidar has appointed CT Corporation System as its agent to receive service of process in the United States.
India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. India exercises reciprocal recognition and enforcement of judgments in civil and commercial matters with a limited number of jurisdictions. In order to be enforceable, a judgment obtained in a jurisdiction which India recognizes as a reciprocating territory must meet certain requirements of the Code of Civil Procedure, 1908, of India (the “Civil Code”). Further, the Civil Code only permits enforcement of monetary decrees unrelated to taxes or other charges of a like nature or in respect of a fine or other penalty and does not provide for the enforcement of arbitration awards. Judgments or decrees from jurisdictions not recognized as a reciprocating territory by India cannot be enforced or executed in India. Even if a party were to obtain a judgment in such a jurisdiction, it would be required to institute a fresh suit upon the judgment and would not be able to enforce such judgment by proceedings in execution. Further, the party that has obtained such judgment must institute the new proceedings within three years of obtaining the judgment.
As a result, you may be unable to: (i) effect service of process outside of the relevant jurisdiction upon us and such other persons or entities; or (ii) enforce in courts outside of the relevant jurisdiction judgments obtained in such courts against us and such other persons or entities. It is unlikely that a court in an overseas country would award damages on the same basis as a U.S. court if an action is brought to it. Furthermore, it is unlikely that an overseas court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with their practice. A party seeking to enforce a foreign judgment may also be required to obtain prior approval from the Reserve Bank of India to repatriate any amount recovered pursuant to the execution of such foreign judgment, and any such amount may be subject to taxation in accordance with applicable laws.
We have been advised by Harney Westwood & Riegels, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION
Nidar has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Cartica files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Cartica at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Karen Smith
President & CEO
Advantage Proxy
PO Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [•], 2024.
All information contained in this proxy statement/prospectus relating to Nidar has been supplied by Nidar, and all such information relating to Cartica has been supplied by Cartica. Information provided by one another does not constitute any representation, estimate or projection of the other.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To,
The Board of Directors and Stockholders of Nidar Infrastructure Limited
C/o Trident Trust Company (Cayman) Limited
One Capital, Place PO Box 847, Cayman Islands.
Opinion on the consolidated financial statements
We have audited the accompanying consolidated statements of financial position of Nidar Infrastructure Limited (the “Company”) and its subsidiaries (together referred as the “Group”) and its Joint venture as of March 31, 2024 and 2023, and the related consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flow for the years ended March 31, 2024 and 2023, and the notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of March 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended March 31, 2024 and 2023, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since FY 2022-23.
Singhi & Co.
Mumbai, India
August 12, 2024

Nidar Infrastructure Limited
Consolidated Statement of Financial Position
(Amounts in USD 000’s, unless otherwise stated)
Particulars	Notes	As at March 31, 2024	As at March 31, 2023
Assets
Non-current assets
Property, plant and equipment	11(a)	165,137	115,508
Capital work-in-progress	11(a)	104,201	67,248
Right-of-use assets	12	122,159	124,677
Intangible assets	11(b)	2,150	1,535
Intangible assets under development	11(b)	9,839	3,578
Goodwill	13	5,000	5,000
Investments accounted for using equity method		10	—
Deferred tax asset (net)	32	2,703	1,226
Other non current financial assets	14	87,088	75,977
Other non current assets	15	6,445	4,543
Total non-current assets		504,732	399,292
Current assets
Trade receivables	16	15,450	12,126
Cash and cash equivalents	17	256,053	119,192
Other current financial assets	18	24,843	40,765
Other current assets	19	26,733	16,073
Total current assets		323,079	188,156
Total Assets		827,811	587,448
Equity and liabilities
Equity
Issued capital	20	1	1
Other equity	21
Retained earnings		(153,768)	(99,999)
Securities premium		149	149
Share application money pending allotment		—	1,840
Contingency reserve		102	81
Foreign currency translation reserve		7,343	5,639
Unsecured perpetual debt		216,085	171,964
Equity attributable to equity holders of the parent		69,912	79,675
Non-controlling interest		(290)	(525)
Total equity		69,622	79,150
Liabilities
Non-current liabilities
Financial liabilities
(i) Borrowings	22	591,639	453,782
(ii) Lease liabilities	12	11,676	10,877
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statement of Financial Position
(Amounts in USD 000’s, unless otherwise stated)
Particulars	Notes	As at March 31, 2024	As at March 31, 2023
Deferred tax liabilities (net)		—	—
Other non current liabilities	23	3,972	2,470
Non current provisions	24	840	513
Total non-current liabilities		608,127	467,642
Current liabilities
Financial liabilities
(i) Borrowings	25	78,706	7,360
(ii) Lease liabilities	12	4,214	6,628
(iii) Trade payables	26	13,289	7,888
(iv) Other financial liabilities	27	46,292	13,425
Other current liabilities	28	4,708	3,606
Current Provisions	29	2,853	1,749
Total current liabilities		150,062	40,656
Total liabilities		758,189	508,298
Total equity and liabilities		827,811	587,448
Significant accounting policies	1 – 3
Notes to the consolidated financial statements	4 – 41
For and on behalf of the Board of Directors of
Nidar Infrastructure Limited
Ravi Hirisave
Director
Place: Dubai
Date: 12 August 2024
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statement of Profit or Loss and Other Comprehensive Income
(Amounts in USD 000’s, unless otherwise stated)
Particulars	Notes	Year ended March 31, 2024	Year ended March 31, 2023
Income
Revenue from contract with customers	4	52,662	22,017
Finance income	5	4,444	2,017
Other income	6	856	775
Total income (I)		57,962	24,809
Expenses
Cost of power purchased		3,521	2,439
Cost of equipments		287	2,401
Cost of DC construction		5,976	2,503
Employee benefits expenses	7	5,930	7,291
Depreciation and amortization expenses	8	21,241	10,531
Finance cost	9	49,520	32,745
Impairment loss on financial assets	16 & 30	123	31
Other expenses	10	25,816	20,002
Total expenses (II)		112,414	77,943
Share in Profit/ (Loss) in Equity Accounted Investments		(5)	—
Profit / (Loss) before tax		(54,457)	(53,134)
Income tax expense
Current tax	32	553	0
Deferred tax	32	(1,505)	93
Total tax expense		(952)	93
Profit / (Loss) after tax		(53,505)	(53,227)
Profit / (Loss) after tax for the year attributable to:
Equity holders of the parent		(53,746)	(53,260)
Non-controlling interest		241	33
		(53,505)	(53,227)
Other comprehensive Income/(Loss)
Items that will not be reclassified to profit or loss
Remeasurement gain/(loss) on defined benefit plans	31	(9)	9
Income tax effect	32	2	(2)
Items that will or may be reclassified to profit or loss
Exchange differences on translation of foreign operations		1,704	5,117
Other comprehensive Income/(Loss) for the year, net of tax		1,697	5,124
Other comprehensive Income/(Loss) for the year attributable to:
Equity holders of the parent		1,697	5,123
Non-controlling interest		0	1
		1,697	5,124
Total comprehensive Income/(Loss)		(51,808)	(48,103)
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statement of Profit or Loss and Other Comprehensive Income
(Amounts in USD 000’s, unless otherwise stated)
Particulars	Notes	Year ended March 31, 2024	Year ended March 31, 2023
Total comprehensive Income/(Loss) for the year attributable to:
Equity holders of the parent		(52,049)	(48,137)
Non-controlling interest		241	34
		(51,808)	(48,103)
Profit/(Loss) per equity share (per USD)
Basic and diluted earnings per share	33	(48,333)	(47,896)
(Face Value USD 1 (March 31, 2023: USD 1)
Significant accounting policies	1 – 3
Notes to the consolidated financial statements	4 – 41
For and on behalf of the Board of Directors of
Nidar Infrastructure Limited
Ravi Hirisave
Director
Place: Dubai
Date: 12 August 2024
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statement of Cash Flow
(Amounts in USD 000’s, unless otherwise stated)
Particulars	As at March 31, 2024	As at March 31, 2023
Cash flows from operating activities
Loss for the year before income taxes	(54,457)	(53,133)
Adjustments for:
Depreciation and amortisation	21,241	10,531
Finance costs	49,520	32,745
Finance income	(8,155)	(1,999)
Impairment loss on financial assets	123	31
Gain on finance lease	(395)	(181)
Fair value change of investment in mutual fund	(5)	(1)
Gain on loss of control in subsidiary	(31)	—
Loss on sale of Property, plant and equipment	1	0
Provision for employee benefits	409	233
Balance written off/ written back	156	(15)
Unrealised forex gains and losses	(11)	(32)
Share in Profit/ (Loss) in Equity Accounted Investments	5	—
Change in operating assets and liabilities
(Increase) in trade receivables	(3,268)	(6,193)
(Increase) in Other assets	(10,976)	(9,770)
(Increase) in Other financial assets	19,020	18,131
Increase in trade payables	5,511	173
Increase/(Decrease) in Other liabilities	2,688	(3,661)
Increase in Provisions	1,044	643
Cash generated from operations	22,420	(12,498)
Less: Income tax paid	(2,438)	(1,394)
Net cash Inflow/(outflow) from operating activities	19,982	(13,892)
Cash flows from investing activities
Payments for purchase of property, plant and equipment	(67,836)	(46,761)
Payments for purchase of intangible assets	(6,988)	(3,786)
Proceeds from sale of property, plant and equipment	423	369
Payment for Acquisition of Business (net of cash acquired)	—	(2)
Loan given	(911)	—
Loans received back (refer note 36)	201	1,577
Investment in Fixed Deposits	(10,168)	(69,613)
Purchase of Investment in Mutual Fund	(20)	(15)
Interest received	6,789	1,127
Net cash outflow from investing activities	(78,510)	(117,104)
Cash flows from financing activities
Proceeds from borrowings	446,067	136,908
Repayment of borrowing	(230,465)	(6,631)
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statement of Cash Flow
(Amounts in USD 000’s, unless otherwise stated)
Particulars	As at March 31, 2024	As at March 31, 2023
Proceeds from Perpetual Securities	44,121	109,562
Interest paid	(55,531)	(35,705)
Principal elements of lease liability	(3,299)	(1,574)
Interest elements of Lease Liability	(1,314)	(544)
Share application money	—	1,840
Net cash inflow from financing activities	199,579	203,856
Net increase in cash and cash equivalents	141,051	72,860
Cash and cash equivalents at the beginning of the year	119,192	56,954
Reduction on account of deconsolidation of subsidiary	(1,840)	—
Effects of exchange rate changes on cash and cash equivalents	(2,350)	(10,622)
Cash and cash equivalents at the end of year*	256,053	119,192

*
Cash and cash equivalents at the end of year include USD Nil (March 31, 2023 USD 34) acquired through business combination.

Supplemental Information
(i)
Non Cash Transaction from Investing and Financing Activities

Acquisition of Right of Use Assets	1,919	62,490

(ii)
The Group prepares the statement of cashflow using indirect method. Refer note 22 for Net debt reconciliation.

Significant accounting policies	1 – 3
Notes to the consolidated financial statements	4 – 41
For and on behalf of the Board of Directors of
Nidar Infrastructure Limited
Ravi Hirisave
Director
Place: Dubai
Date: 12 August 2024
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Consolidated Statements of Changes in Equity
(Amounts in USD 000’s, unless otherwise stated)
Particulars	Issued Capital	Securities Premium	Retained earnings	Foreign currency translation reserve	Unsecured perpetual debt	Equity attributable to equity holders of the parent	Share application money pending allotment	Contingency Reserve	Non- controlling interest	Total equity
As at April 01, 2022	1	149	(46,729)	522	51,661	5,604	—	65	(553)	5,116
Addition during the year*	—	—	—	—	126,628	126,628	1,840	—	—	128,468
Profit/(Loss) for the year	—	—	(53,260)	—	—	(53,260)	—	—	33	(53,227)
Other comprehensive income/(loss)	—	—	6	5,117	—	5,123	—	—	1	5,124
Adjustments due to currency translation	—	—	—	—	(6,325)	(6,325)	—	(6)	—	(6,331)
Transfer to contingency reserve	—	—	(16)	—	—	(16)	—	22	(6)	—
Balance as at March 31, 2023	1	149	(99,999)	5,639	171,964	77,754	1,840	81	(525)	79,150
As at April 01, 2023	1	149	(99,999)	5,639	171,964	77,754	1,840	81	(525)	79,150
Addition during the year	—	—	—	—	46,825	46,825	—	—	—	46,825
Profit/(Loss) for the year	—	—	(53,746)	—	—	(53,746)	—	—	241	(53,505)
Other comprehensive income/(loss)	—	—	(7)	1,704	—	1,697	—	—	0	1,697
Adjustments due to currency translation	—	—	—	—	(2,704)	(2,704)	—	(1)	—	(2,705)
Transfer to contingency reserve	—	—	(16)	—	—	(16)	—	22	(6)	—
Shares issued during the year	—	—	—	—	—	—	(1,840)	—	—	(1,840)
Balance as at March 31, 2024	1	149	(153,768)	7,343	216,085	69,810	—	102	(290)	69,622

*
This includes perpetual acquired through business combination (refer note 38).

Significant accounting policies	1 – 3
Notes to the consolidated financial statements	4 – 41
For and on behalf of the Board of Directors of
Nidar Infrastructure Limited
Ravi Hirisave
Director
Place: Dubai
Date: 12 August 2024
The accompanying notes are an integral part of the consolidated financial statements

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
1.   Domicile and activities
Nidar Infrastructure Limited (“the Company”) is incorporated as a private Company with liability limited by shares under the law of the Republic of Mauritius on 8th December 2017. The Company holds a Global Business License under section 72(6) of the Financial Services Act 2007 and is regulated by the Financial Services Commission.
The registered address of the Company is C/o Trident Trust Company (Mauritius) Limited, 5th Floor, Nexsky Building, Ebène, Cybercity 72201, Mauritius till 26th December 2023. On 27th December 2023, the Company was redomiciled to Cayman Island under registration number TR- 405872, its registered office is now situated at Trident Trust Company (Cayman) Limited, One Capital Place, PO Box 847, Cayman Island.
The Company along with its subsidiaries (collectively “the Group”) and its Joint venture are engaged in the business of building data centre parks, providing data centre facilities and cloud-based solutions and operate & maintain utility services including distribution of electricity. The Group operates into IT sector and currently into the business of designing, developing and leasing hyper- density, hyper scale multi-tenant datacenter parks, providing cloud based solutions that provide customers with infrastructure and platform services as well as communication and collaboration tools and operate and maintain utility services including Distribution of electricity. The group has its data centre and other business operation mainly in India and started its business/data centre operation from July 2020.
The consolidated financial statements of the Group as at and for the year ended 31st March 2024, comprise the financial statements of the Company, its joint venture and its subsidiaries.
2.   Basis of preparation
2.1   Statement of compliance and Basis of preparation
The consolidated financial statements of the group have been prepared on going concern basis and in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standard Board (IASB). All assets and liabilities have been classified as current and non- current as per the Group’s normal operating cycle. Based on the nature of good sold, services rendered to customers and time elapsed between deployment of resources and the realisation in cash and cash equivalents of the consideration for such goods sold and services rendered, the Group has considered an operating cycle of 12 months
The consolidated financial statements of the Group for the year ended March 31, 2024 were approved by the Board of Directors and authorised for issue on August 12, 2024.
2.2   Basis of measurement
The consolidated financial statements have been prepared on the historical cost basis except as otherwise described in the notes below.
2.3   Functional and presentation currency
These consolidated financial statements are presented in United States dollars (US$), which is the Company’s functional currency. All financial information is presented in US$ 000’s, unless otherwise stated, amount disclosed as 0 represent figures below the rounding convention used in this financial statement.
Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates which prominently in INR (‘the functional currency’).

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
2.4   Use of estimates and judgements
The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions. These estimates, judgements and assumptions affect the application of accounting policies and the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Accounting estimates could change from period to period. Actual results could differ from those estimates. Appropriate changes in estimates are made as management becomes aware of changes in the circumstances surrounding the estimates. Changes in estimates are reflected in the consolidated financial statements in the period in which changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.
Judgement, estimates and assumptions are required in particular for:
a)   Determination of the estimated useful lives:
Useful lives of property, plant and equipment and intangible assets are estimated by management taking into account the nature of the asset, the estimated usage of the asset, the operating conditions of the asset, the past history of replacement, anticipated technological changes, manufacturers’ warranties and maintenance support.
b)   Recognition of deferred tax assets:
Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying values of assets and liabilities as well as their respective tax bases, and unutilized business loss and depreciation carry-forwards and tax credits. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilized.
c)   Impairment testing:
Property, plant and equipment, intangible assets, Right-to-use and other assets are tested for impairment at least annually and when events occur or changes in circumstances indicate that the recoverable amount of the asset or cash-generating units to which these pertain is less than its carrying value. The recoverable amount is higher of value-in-use and fair value less cost to dispose. The calculation of value in use involves use of significant estimates and assumptions, which include turnover and earnings multiples, growth rates and net margins used to calculate projected future cash flows, risk-adjusted discount rate, future economic and market conditions.
d)   Leases:
The Group evaluates if an arrangement qualifies to be a lease based on the requirements of the relevant standard. Identification of a lease requires significant management judgment. The Computation of the lease liabilities and right-to-use assets requires management to estimate the lease term (including anticipated renewals) and the applicable discount rate. Management estimates the lease term based on past practices and reasonably estimated or anticipated future events. The discount rate is generally based on the incremental borrowing rate specific to the lease being evaluated or for a portfolio of leases with similar characteristics.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
e)   Expected credit losses on financial assets:
The impairment provisions for financial assets are based on assumptions about the risk of default and the expected timing of collection. The Group uses judgment in making these assumptions and selecting the inputs to the impairment calculation, based on the Group’s past history, customers’ creditworthiness, existing market conditions and forward looking estimates at the end of each reporting year.
3.   Material Accounting policies
The accounting policies set out below have been applied consistently throughout the period presented in these consolidated financial statements and have been applied consistently by Group entities.
3.1   Basis of consolidation
Subsidiaries
Subsidiaries are entities controlled by the Group (structured and unstructured entities). The Group controls an entity when it is exposed to or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.
The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Group. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance.
Interest in Joint Ventures and Associates
A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies, generally accompanying a shareholding between 20% and 50% of the voting rights.
The Group’s interest in its associates or joint ventures is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture. Under the equity method, the investment in an associate or a joint venture is initially recognised at cost and adjusted thereafter to recognise the changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. Dividends received or receivable from associates and joint ventures are recognised as a reduction in the carrying amount of the investment. On acquisition of the investment in an associate or a joint venture, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognised as Goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment is recognised in equity as Capital Reserve in the period in which the investment is acquired.
The consolidated financial statements reflect the Group’s share of the results of operations of the associate or joint venture. Any change in other comprehensive income (OCI) is presented as part of the Group’s OCI. In addition, when there has been a change recognised directly in the equity of the associate or joint venture, the Group recognises its share of that changes, when applicable, in the consolidated financial

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
statements of changes in equity. Unrealised gains or losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.
When the Group’s share of losses of an associate or a joint venture equals or exceeds its interest in that associate or joint venture (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate or joint venture), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture. If the associate or joint venture subsequently reports profits, the group resumes recognising its share of those profits only after its share of the profit equals the share of losses not recognised.
At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognises the impairment loss in the consolidated statement of profit and loss. Any reversal of that impairment loss is recognised to the extent that the recoverable amount of the investment subsequently increases. Goodwill relating to associate or joint venture is included in the carrying amount of the investment and is not separately tested for impairment.
The Group continues to use the equity method when an investment in an associate becomes an investment in a joint venture or an investment in a joint venture becomes an investment in an associate. If ownership interest in an associate or a joint venture is reduced but significant influence or joint control is retained, the Group continues to use the equity method, and only proportionate share of the amount previously recognised in other comprehensive income are reclassified to consolidated financial statements where appropriate.
When the Group classified its investments, or a portion thereof, in associate or joint venture as held for sale, it discontinues the use of the equity method in relation to the portion that is classified as held for sale. Any retained portion of an investment in an associate or a joint venture that has not been classified as held for sale continues to be accounted for using the equity method.
The Group discontinues the use of the equity method at the time of disposal when the disposal results in the Group losing significant influence over the associate or joint venture.
Upon loss of significant influence over the associate or joint venture, the group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture and the fair value of retained investment and proceeds from disposal is recognised in the consolidated financial statements.
Acquisitions from entities under common control
Business combinations arising from transfers of interests in entities that are under the control of the shareholder that controls the Group are accounted for as if the acquisition had occurred at the beginning of the earliest comparative period presented or, if later, at the date that common control was established. The assets and liabilities acquired are recognised at the carrying amounts recognised previously in the transferor’s financial statements. Any difference between the consideration paid and the book value of assets and liabilities received, is recognised in equity as ‘Capital Reserve’.
Loss of control
Upon the loss of control, the Group derecognizes the assets and liabilities of the subsidiary, any non-controlling interests and the other components of equity related to the subsidiary. Any surplus or deficit arising from the loss of control is recognised as profit or loss. If the Group retains any interest in the

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
previous subsidiary, then such interest is measured at fair value at the date that control is lost. Subsequently, it is accounted for as an equity-accounted investee or as an available- for-sale financial asset, depending on the level of influence retained.
Transactions eliminated on consolidation
Intra-group balances and transactions, and any unrealized income and expenses arising from intra- group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
3.2   Business combinations
Business combinations are accounted for using the acquisition method in accordance with IFRS 3 — “Business Combinations” as of the acquisition date, which is the date on which control is transferred to the Group.
The Group measures goodwill at the acquisition date as follows:
•
the fair value of the consideration transferred; plus

•
the recognised amount of any non-controlling interests in the acquiree; plus

•
if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, over the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

Any goodwill that arises is tested annually for impairment.
Any gain on a bargain purchase is recognised as other comprehensive income and accumulated in equity as Capital Reserve if there exists clear evidence of the underlying reasons for classifying the business combination as resulting in a bargain purchase, otherwise the gain is recognized directly in equity as Capital Reserve.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised as profit or loss.
Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation are measured either at fair value or at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets, at the acquisition date. The measurement basis taken is elected on a transaction-by-transaction basis. All other non-controlling interests are measured at acquisition-date fair value, unless another measurement basis is required by IFRS.
Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.
Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no adjustments are made to goodwill and no gain or loss is recognised in profit or loss. Adjustments to non-controlling interests arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
3.3   Foreign currency
Foreign currency transactions
Transactions in foreign currencies are translated to the respective functional currencies of Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date.
Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items in a foreign currency that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction. Foreign currency differences arising from translation are recognised as profit or loss.
Foreign operations
The assets and liabilities of foreign operations, excluding goodwill and fair value adjustments arising on acquisition, are translated to US dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to US dollars at exchange rates at the dates of the transactions. For practical reasons, the Group uses an average rate to translate income and expense items, if the average rate approximates the exchange rates at the dates of the transactions. Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and are translated at the exchange rates at the reporting date.
Foreign currency differences are recognised in other comprehensive income and presented in the foreign currency translation reserve in equity. However, if the foreign operation is a non-wholly-owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interests. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified as profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to non- controlling interests. When the Group disposes of only part of its investment in an associate or jointly controlled entity that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified as profit or loss.
When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, foreign exchange gains and losses arising from such a monetary item that are considered to form part of a net investment in a foreign operation are recognised in other comprehensive income and are presented in the translation reserve in equity.
Group Companies
The results and financial position of foreign operations that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•
assets and liabilities for each reporting date presented are translated at the closing rate at that reporting date.

•
income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
•
all resulting exchange differences are recognised in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are recognised in other comprehensive income.
Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.
3.4   Financial instruments
(i)   Recognition and initial measurement
Non-derivative financial assets and financial liabilities
Trade receivables are initially recognised and measured at their transaction price on initial recognition when they are originated. All other financial assets and financial liabilities are initially recognised when the Group becomes a party to the contractual provisions of the instrument.
A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value. A trade receivable without a significant financing component is initially measured at the transaction price.
(ii)   Classification and subsequent measurement
Non-derivative financial assets
The Group classifies its financial assets in the following measurement categories:
•
those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and

•
those to be measured at amortised cost.

Financial assets are classified as ‘equity instruments’ if they are non-derivatives and meet the definition of ‘equity’ for the issuer. All other non-derivative financial assets are ‘debt instruments’.
The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.
For assets measured at fair value, gains and losses will either be recorded in profit or loss or other comprehensive income. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income.
Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.
Measurement:
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at its fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Debt instruments
Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Group classifies its debt instruments:
•
Amortised cost:   Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in Other Income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in Consolidated Statement of Profit or Loss and Other Comprehensive Income and presented in other Income. Impairment losses are presented as separate line items in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

•
Fair value through other comprehensive income (FVOCI):   Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in Consolidated Statement of Profit or Loss and Other Comprehensive Income . When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to Consolidated Statement of Profit or Loss and Other Comprehensive Income and recognised in other Income. Interest income from these financial assets is included in other income using the effective interest rate method. Foreign exchange gains and losses are presented in other income and impairment expenses are presented as a separate line item in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

•
Fair value through profit or loss:   Assets that do not meet the criteria for amortised cost or FVOCI are measured at fair value through profit or loss. A gain or loss on a debt investment that is subsequently measured at fair value through profit or loss is recognised in profit or loss and presented net within other gains/(losses) in the period in which it arises. Interest income from these financial assets is included in other income.

Equity instruments
The Group subsequently measures all equity investments at fair value. Where the Group’s management has elected to present fair value gains and losses on equity investments in other comprehensive income, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments are recognised in profit or loss as other income when the Group’s right to receive payments is established.
Changes in the fair value of financial assets at fair value through profit or loss are recognised as other gain/ (losses) in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:
•
it is held within a business model whose objective is to hold assets to collect contractual cashflows; and

•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Financial assets: Business model assessment
The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:
•
the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•
how the performance of the portfolio is evaluated and reported to the Group’s management;

•
the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•
how managers of the business are compensated — e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•
the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.
Non-derivative financial assets: Assessment whether contractual cash flows are solely payments of principal and interest
For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.
In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Group considers:
•
contingent events that would change the amount or timing of cash flows;

•
terms that may adjust the contractual coupon rate, including variable rate features;

•
prepayment and extension features; and

•
terms that limit the Group’s claim to cash flows from specified assets (e.g. non- recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid)contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Non-derivative financial liabilities: Classification, subsequent measurement and gains and losses
Financial liabilities are classified as measured at amortised cost.
These financial liabilities are initially measured at fair value less directly attributable transaction costs. They are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. These financial liabilities comprised trade and other payables.
(iii)   Derecognition Financial assets
The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.
The Group enters into transactions whereby it transfers assets recognised in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.
Financial liabilities
The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.
On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognised in profit or loss.
(iv)   Offsetting
Financial assets and financial liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.
3.5   Cash and bank balance
(i)   Cash and cash equivalents
Cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments.
(ii)   Bank balances other than cash and cash equivalents.
Bank balances other than cash and cash equivalents consists of deposits with an maturity of more than three months. These balances are classified into current and non-current portions based on the term of the deposit.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
3.6   Share capital
Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.
Unsecured perpetual securities
Unsecured perpetual securities are classified as equity if they are non-redeemable, or redeemable only at the issuer’s option, and any dividends are discretionary. Discretionary dividends thereon are recognised as distributions within equity upon approval by the issuer’s shareholders.
Compound Instruments
The component parts of compound instruments (convertible instruments) issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortised cost basis, using the effective interest method until extinguished upon conversion or at the instrument’s maturity date. The equity component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, net of income tax effects, and is not subsequently re-measured.
3.7   Property, Plant and equipment
Recognition and measurement
Items of plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.
Cost includes expenditure that is directly attributable to the acquisition of the asset.
When parts of an item of plant and equipment have different useful lives, they are accounted for as separate items (major components) of plant and equipment.
The gain or loss on disposal of an item of plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised as profit or loss.
Subsequent costs
The cost of replacing a component of an item of plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to the Group, and its cost can be measured reliably. The carrying amount of the replaced component is derecognized. The costs of the day-to-day servicing of plant and equipment are recognised in profit or loss as incurred.
Depreciation
Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Depreciation is recognised as an expense in the consolidated statement of financial position on a straight-line basis over the estimated useful lives of each component of an item of plant and equipment, unless it is included in the carrying amount of another asset.
Depreciation is recognised from the date that the plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use. One of the entities in the group that is engaged in the distribution of electricity has estimated the useful life based on the MERC (Multi Year Tariff) Regulations, 2019.
The estimated useful lives for the current and comparative year are as follows:
Asset Class	Useful Life
Computer Equipment	3
Furniture and Fixture	10 to 15
Office Equipment	5 to 15
Plant and machinery used in Power Distribution business	15 to 17
Meters	10
Data Centre Equipment
– Air conditioning units	15
– Building management system	15
– Electrical equipment’s	15
– Transformer	15
– Other Data centre equipment	6
Vehicle	9
Networking & Security Equipment	5
Building	27 to 60
Software	3
Leasehold improvements and License are amortised over term of the lease.
Depreciation methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate. During the period, the company reassessed the useful lives of certain fixed assets in accordance with IAS 16 — Property, Plant, and Equipment. Following the review, the useful lives of certain assets were extended from 3 year to 8 years due to improvements in asset maintenance and operational efficiency.
This change, applied prospectively in accordance with IAS 8 and has resulted in a reduction in depreciation expense by [•] for the quarter ended June 30, 2024.
3.8   Intangible assets
Goodwill
Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. For the measurement of goodwill at initial recognition, refer to accounting policies related to business combination. Goodwill is subsequently measured at cost less accumulated impairment losses.
Other intangible assets
Other intangible assets that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Acquired intangible assets are capitalized at the acquisition price.
Internally generated intangible assets
Internally generated intangible assets are stated at a cost that can be measured reliably during the development phase and when it is probable that future economic benefits that are attributable to the asset will flow to the Group. The probability of expected future economic benefits is assessed using reasonable and supportable assumptions that represent management’s best estimate of the set of economic conditions that will exist over the useful life of the asset.
Subsequent expenditure
Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditure, including expenditure on internally generated goodwill and brands, is recognised in profit or loss as incurred.
Amortization
Amortization is calculated based on the cost of the asset less its residual value. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use, or in respect of internally developed intangible assets, from the date that the intangible asset is completed and ready for use.
Amortization methods, useful lives and residual values are reviewed at the end of each reporting period and adjusted if appropriate.
3.9   Leases
At the inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset fora period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.
As a Lessor
The Group enters into lease arrangements as a lessor with respect to some of its Computer, Data centre Equipment and Networking equipment.
Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.
When the Group is an intermediate lessor, it accounts for the head lease and sublease as two separate contracts. The sublease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.
Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term
Amounts due from lessees under finance leases are recognised as receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
When a contract includes lease and non-lease components, the Group applies IFRS 15, Revenue from Contracts with Customers to allocate the consideration under the contract to each component.
As a lessee
At the commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non- lease components and to account for the lease and non-lease components as a single lease component.
The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.
The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and making certain adjustments to reflect the terms of the lease and the type of asset leased.
Lease payments included in the measurement of the lease liability comprise the following:
•
fixed payments, including in-substance fixed payments;

•
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•
amounts expected to be payable under a residual value guarantee; and

•
the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in the statement of financial position.
Short-term leases and leases of low-value assets
The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low- value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.
3.10   Impairment
(i)   Non-derivative financial assets and contract assets
The Group recognizes loss allowances for expected credit loss (ECLs) on:
•
financial assets measured at amortized costs; and

•
contract assets (as defined in IFRS 15).

Loss allowances of the Group are measured on either of the following bases:
•
12-month ECLs: these are ECLs that result from default events that are possible within the 12months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•
Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach
The Group applies the simplified approach to provide for ECLs for all trade receivables, contract assets and lease receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.
General approach
The Group applies the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition. At each reporting date, the Group assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.
When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and includes forward-looking information.
If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.
The Group considers a financial asset to be in default when:
•
the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
•
the financial asset is more than 90 days past due.

•
The Group considers a contract asset to be in default when the customer is unlikely to pay its contractual obligations to the Group in full, without recourse by the Group to actions such as realising security (if any is held).

However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group.
The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.
Credit-impaired financial assets
At each reporting date, the Group assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.
Evidence that a financial asset is credit-impaired includes the following observable data:
•
significant financial difficulty of the borrower or issuer;

•
a breach of contract such as a default;

•
the restructuring of a financial assets by the Group on terms that the Group would not consider otherwise;

•
it is probable that the borrower will enter bankruptcy or other financial reorganization; or

•
the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position
Loss allowances for financial assets measured at amortized cost and contract assets are deducted from the gross carrying amount of these assets.
Write-off
The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovering of amounts due.
(ii)   Non-financial assets
The carrying amounts of the Group’s non-financial assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. An impairment loss is recognised if the carrying amount of an asset or its related cash-generating unit (CGU) exceeds its estimated recoverable amount.
The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.
The Group’s corporate assets do not generate separate cash inflows and are utilized by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.
Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.
An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognised.
3.11   Employee benefits
Defined contribution plans
A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the periods during which related services are rendered by employees.
Defined benefit plans
A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset).
The discount rates used for determining the present value are based on the market yields on Government Securities as at the reporting date.
The calculation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a benefit to the Group, the recognised asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Group. An economic benefit is available to the Group if it is realizable during the life of the plan, or on settlement of the plan liabilities.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Remeasurements of the net defined benefit liability comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). The Group recognizes them immediately under Other Comprehensive Income (OCI) and all expenses related to defined benefit plans in employee benefits expense in the Statement of profit or loss. When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment, is recognised immediately in profit or loss when the plan amendment or curtailment occurs.
The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs. The gain or loss on settlement is the difference between the present value of the defined benefit obligation being settled as determined on the date of settlement and the settlement price, including any plan assets transferred and any payments made directly by the Group in connection with the settlement.
Short-term employee benefits
Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.
3.12   Provisions and Contingencies
A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.
Litigation
Provision relating to legal, tax and other matters is recognised once it has been established that the group has a present obligation based on consideration of the information which becomes available up to the date on which the consolidated financial statements of the Group are approved and may in some cases entail seeking expert advice in making the determination on whether there is a present obligation.
Contingent Liabilities and Assets
A contingent liability is a possible obligation that arises from a past event, with the resolution of the contingency dependent on uncertain future events, or a present obligation where no outflow is probable. Material contingent liabilities are disclosed in the consolidated financial statements unless the possibility of an outflow of economic resources is remote. Contingent assets are not recognized in the consolidated financial statements unless it is virtually certain that the future event will confirm the asset’s existence and the asset will be realised.
3.13   Revenue recognition
The Group recognizes revenue when it satisfies a performance obligation in accordance with the contract with the customer. This is achieved when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. Revenue excludes Goods and Service Tax, value added tax or other sales taxes and is after deduction of any trade discounts.
When the consideration in a contract includes a variable amount, the amount of consideration is estimated to which the Group will be entitled in exchange for transferring the goods or services to the

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved.
Recognising revenue from major business activities
Group derives its revenues from following revenue streams, consisting primarily of (1) colocation, which includes the charges for use of cabinet space and power; (2) Cloud Services, which includes public as well as private cloud services; (3) managed infrastructure solutions, (4) Network & connectivity Services, (5) Sale of Power (6) Sale of Equipment (7) Revenue from construction contract and (8) Facility Management Services. The remainder of the groups revenues are from non- recurring revenue streams, such as installation revenues, professional services.
Revenues from recurring revenue streams are generally billed monthly and recognized ratably over the term of the contract.
Non-recurring installation fees, generally paid upfront upon installation as one time charge, are recognized in the same period.
Revenue from Professional service fees is recognised in the period when the services were provided.
Revenue from Sale of Power is recognised over time for each unit of electricity delivered at the pre- determined rate as determined by the respective State Electricity Regulatory Commission.
Revenue from Sale of Equipment is recognised when control of the Equipment has transferred i.e., at a point of time.
The Company recognises revenue on satisfaction of performance obligation to its customer. Revenue is measured based on the consideration specified in a contract with the customer and excludes taxes collected on behalf of the government authorities. Revenue from fixed price construction contracts is recognised over time to the extent of performance obligation satisfied and control is transferred to the customer.
Contract revenue is recognised at allocable transaction price which represents the cost of work performed on the contract plus proportionate margin, using the percentage of completion method. Percentage of completion is the proportion of cost of work performed to-date, to the total estimated contract costs.
Revenues in excess of billing are classified as unbilled revenue, while billing in excess of revenues is classified as contract liabilities (which we refer to as unearned revenues). The amounts billed on customer and are unconditionally due for payment i.e. only passage of time is required before payment falls due, are disclosed as trade receivables.
For the contracts with customers that contain multiple performance obligations, the group accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration any other factors. Other judgments include determining if any variable consideration should be included.
The Group considers the terms of the contract in determining the transaction price. The transaction price is based upon the amount the Group expects to be entitled to in exchange for transferring of promised goods and services to the customer after deducting incentive, including but not limited to discounts, rebates etc.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
No element of significant financing is deemed present as the sales are made with a credit term, which is consistent with market practice.
Dividend Income
Dividend income on investments is recognised in the Consolidated Statement of Profit or Loss and Other Comprehensive Income when the Group’s right to receive payment is established, it is probable that the economic benefits associated with the dividend will flow to the entity; and the amount of the dividend can be measured reliably.
Interest Income
Interest income from a financial asset is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time proportion basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.
3.14   Finance income and finance costs
Finance income comprises interest income and fair value gains on financial liabilities at fair value through profit or loss. Interest income is recognised as it accrues in the consolidated statement of profit or loss, using the effective interest method.
Finance costs comprises interest expense on borrowings and lease liabilities, unwinding of interest due to discounting on deferred consideration, dividends on preference shares classified as liabilities, fair value losses on financial assets at fair value through profit or loss and contingent consideration.
3.15   Tax expense
Tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.
The Group has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under International Accounting Standard (IAS)37 Provisions, Contingent Liabilities and Contingent Assets.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The amount of tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.
Current tax assets and liabilities are offset only if certain criteria are met.
Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:
•
temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•
temporary differences related to investments in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future; and

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
•
taxable temporary differences arising on the initial recognition of goodwill.

The measurement of deferred taxes reflects the tax consequences that would follow the way the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.
Deferred tax assets are recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognise a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.
Unrecognized deferred tax assets are reassessed at each reporting date and recognised to the extent that it has become probable that future taxable profits will be available against which they can be used.
In determining the amount of current and deferred tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Group believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Group to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact tax expense in the period that such a determination is made.
3.16   Borrowing Cost
General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale. The Group considers a period of twelve months or more as a substantial period of time. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.
Transaction costs in respect of long-term borrowings are amortised over the tenure of the respective loans. All other borrowing costs are expensed in the period in which they are incurred.
Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.
3.17   Segment Reporting
An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) to make decisions for which discrete financial information is available. The Group prepares its segment information in conformity with the accounting policies adopted for preparing and presenting the consolidated financial statements of the Group as a whole. The CODM assesses the financial performance and position of the Group and makes strategic decisions.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The Group has integrated its organisation structure with respect to its business considering that the synergies, risks and returns associated with business operations are not predominantly distinct. The Group has aligned its internal financial reporting system in line with its existing organisation structure.
As a result, the Group reportable business segment consists of a single segment.
3.18   Earnings Per Share
Basic earnings per share are computed by dividing the net profit for the period attributable to the equity shareholders of the Company by the weighted average number of equity shares outstanding during the period. The weighted average number of equity shares outstanding during the period and for all periods presented is adjusted for events, such as bonus shares, other than the conversion of potential equity shares that have changed the number of equity shares outstanding without a corresponding change in resources. Partly paid-up shares are included as fully paid equivalents according to the fraction paid-up.
Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential equity shares and the weighted average number of additional equity shares that would have been outstanding assuming the conversion of all dilutive potential equity shares.
3.19   New standards and interpretations adopted
The Group has applied the following IFRS, amendments to and interpretations of IFRS for the first time for the annual period beginning on 1st April 2023:
The application of these amendments to standards and interpretations did not have a material effect on the Group’s consolidated financial statements.
•
Non-current Liabilities with Covenants — Amendments to IAS 1 and Classification of Liabilities as Current or Non-current — Amendments to IAS 1

•
Lease Liability in a Sale and Leaseback — Amendments to IFRS 16

•
Supplier Finance Arrangements — Amendments to IAS 7 and IFRS 7

•
Lack of Exchangeability — Amendments to IAS 21

3.20   New and amended standards issued but not effective
There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early, which are given below. The Group is currently assessing the impact of these new accounting standards and amendments. The Group does not believe that these amendments will not have a material effect on consolidated financial statements:
•
Amendments to the Classification and Measurement of Financial Instruments — Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures.

•
Presentation and Disclosure in Financial Statements — IFRS 18.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
4.
Revenue from contract with customers

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Sale of services	52,167	19,215
Sale of equipments	312	2,802
Other operating revenue	183	—
	52,662	22,017
Note:
For transactions with related parties refer note 36
Disaggregation of revenue from contract with customers
In the following table, revenue from contracts with customers is disaggregated as follows
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Colocation, Cloud and IT Managed Services	37,672	9,697
Network and Connectivity	6,551	5,289
Data centre construction	6,108	2,504
Power distribution, facility management and related services	1,836	1,725
Sale of equipments	312	2,802
Other operating revenue	183	—
	52,662	22,017
Recognition of revenue over the period of time and at a point in time
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Services transferred over time	48,487	17,483
Goods transferred at a point in time	4,175	4,534
	52,662	22,017
Assets and liabilities related to contracts with customers
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Contract Liabilities
Deferred revenue	5,506	3,146
Advance from customers	42	875
Revenue recognised that was included in the contract liability balance at the beginning of the year	875	4,862
Performance obligations in respect of long-term contracts
Aggregate amount of transaction value allocated to contracts that are partially pending to be fulfilled as at reporting date	98,369	42,056

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
5.
Finance income

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Interest Income from financial assets at amortised cost
Interest on fixed deposit	7,348	1,479
Interest on security deposit	45	17
Interest on finance lease	585	503
Interest on unwinding of security deposits	35	17
Interest on refund of income tax	82	1
Interest on loan given	60	—
	8,155	2,017
Less: Transferred to capital work in progress (refer note 11(a))	3,711	—
	4,444	2,017

6.
Other income

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Gain on finance lease	395	181
Foreign exchange gain (net)	236	268
Income from scrap sale	54	24
Fair value change of investment in mutual fund	5	1
Gain on loss of control in subsidiary (refer note 37)	31	—
Other income	135	301
	856	775

7.
Employee benefits expenses

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Salaries, wages and bonus	15,378	9,876
Contributions to provident and other funds	527	388
Gratuity expense	313	211
Compensated absences	96	23
Staff welfare expense	615	422
	16,929	10,920
Less: Transferred to intangible assets under development and capital work in progress (refer note 11(a) and (b))	10,999	3,629
	5,930	7,291

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
8.
Depreciation and amortisation expenses

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Depreciation of property, plant and equipment (refer note 11(a))	17,790	7,625
Amortisation of intangible fixed assets (refer note 11(b))	741	644
Depreciation of right-of-use assets (refer note 12)	2,710	2,262
	21,241	10,531

9.
Finance cost

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Interest expense on (accounted at amortised cost)
Bank Interest	56,967	35,372
Bank Charges	207	137
Interest on lease liabilities	1,314	544
Interest on Security Deposit from Customers	26	14
Interest others	13	15
Other Borrowing Costs	2,578	169
	61,105	36,251
Less: Transferred to Capital work-in-progress (refer note 11(a))	11,585	3,506
	49,520	32,745

10.
Other expenses

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Bandwidth charges	4,356	3,934
Purchase of services	7,147	7,513
Power and fuel (Refer note 36)	3,388	1,053
Legal and professional fees	3,056	1,896
Advertising and Sales Promotion	981	866
Facility maintenance charges	1,093	620
Housekeeping Expenses (Refer note 36)	726	500
Security expense	763	427
Insurance	693	444
Repairs and maintenance	476	349
Rent Expenses (Refer note 36)	320	213
Sales commission	569	362
Rates and taxes (Refer note 36)	786	497
Travelling and conveyance	603	323
Lodging and boarding expenses	342	392
Printing and Stationery	114	64
Loss on sale of property, plant and equipment	1	0
Miscellaneous expenses (Refer note 36)	402	549
	25,816	20,002

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Article I.   Notes to the consolidated financial statements
(Amounts in USD 000’s, unless otherwise stated)
11.
(a) Property, plant and equipment

Particulars	Computer Equipment	Networking & Security Equipment	Building	Leasehold Improvements	Furniture & Fixture	Office Equipment	Data Centre Equipment	Vehicles	Power Distribution Equipments	Total	Capital work in progress
Gross carrying value
As at April 01, 2022	5,841	5,087	20,347	—	267	245	41,319	1	8,207	81,314	64,996
Additions during the year	582	1,717	5,440	91	12	143	9,955	—	149	18,089	56,290
Additions due to business combination*	289	1,352	9,071	—	171	255	26,203	—	—	37,341	24,830
Deletions/Capitalisation during the year	(0)	(126)	—	—	—	(6)	(275)	—	—	(407)	(74,352)
Adjustments due to currency translation	(813)	(502)	(1,652)	(2)	(20)	(21)	(3,279)	(0)	(643)	(6,932)	(4,516)
As at March 31, 2023	5,899	7,528	33,206	89	430	616	73,923	1	7,713	129,405	67,248
As at April 01, 2023	5,899	7,528	33,206	89	430	616	73,923	1	7,713	129,405	67,248
Additions during the year	16,830	9,346	16,003	—	747	213	26,661	—	12	69,812	109,341
Deletions/Capitalisation during the year	(312)	(110)	—	—	—	(2)	(63)	—	—	(487)	(71,187)
Adjustments due to currency translation	(197)	(169)	(572)	(1)	(11)	(10)	(1,211)	(0)	(107)	(2,278)	(1,201)
As at March 31, 2024	22,220	16,595	48,637	88	1,166	817	99,310	1	7,618	196,452	104,201
Accumulated depreciation
As at April 01, 2022	1,245	739	433	—	49	37	4,034	0	143	6,680	—
Additions due to business combination*	21	41	25	—	3	8	294	—	—	392	—
Depreciation	1,994	1,008	411	29	31	84	3,649	0	418	7,624	—
Deletion during the year	(0)	(0)	—	—	—	(3)	(36)	—	—	(39)	—
Adjustments due to currency translation	(208)	(86)	(43)	(1)	(4)	(5)	(393)	(0)	(20)	(760)	—
As at March 31, 2023	3,052	1,702	826	28	79	121	7,548	0	541	13,897	—
As at April 01, 2023	3,052	1,702	826	28	79	121	7,548	0	541	13,897	—
Depreciation	6,128	2,832	857	29	100	164	7,268	—	412	17,790	—
Deletion during the year	(26)	(21)	—	—	—	(1)	(8)	—	—	(56)	—
Adjustments due to currency translation	(85)	(43)	(17)	(1)	(2)	(3)	(155)	—	(10)	(316)	—
As at March 31, 2024	9,069	4,470	1,666	56	177	281	14,653	0	943	31,315	—
Net Book Value as at March 31, 2023	2,847	5,826	32,380	61	351	495	66,375	1	7,172	115,508	67,248
Net Book Value as at March 31, 2024	13,151	12,125	46,971	32	989	536	84,657	1	6,675	165,137	104,201

*
Refer note 38 for business combination.

The amount of borrowing costs capitalised in capital work in progress during the year ended March 31, 2024 was USD 7,873 (March 31, 2023: USD 3,506) net of Interest income. Refer note 22 for information on non-current assets pledged as security by the Group.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
11.
(b) — Other intangible assets and Intangible assets under development

Particulars	Softwares	Licenses	Total	Intangible assets under development
(i) Gross carrying value
As at April 01, 2022	978	1,221	2,199	—
Additions during the year	59	328	387	3,659
Additions due to business combination (refer note 38)	382	—	382	—
Adjustments due to currency translation	(51)	(110)	(161)	(81)
As at March 31, 2023	1,368	1,439	2,807	3,578
As at April 01, 2023	1,368	1,439	2,807	3,578
Additions during the year	124	1,251	1,375	6,354
Adjustments due to currency translation	(16)	(25)	(41)	(93)
As at March 31, 2024	1,476	2,665	4,141	9,839
(ii) Accumulated amortisation
As at April 01, 2022	505	175	680	—
Amortisation during the year	356	288	644	—
Additions due to business combination (refer note 38)	19	—	19	—
Deletion during the year	(1)	(25)	(26)	—
Adjustments due to currency translation	(22)	(23)	(45)	—
As at March 31, 2023	857	415	1,272	—
As at April 01, 2023	857	415	1,272	—
Amortisation during the year	282	459	741	—
Adjustments due to currency translation	(14)	(8)	(22)	—
As at March 31, 2024	1,125	866	1,991	—
Net Book Value as at March 31, 2023	511	1,024	1,535	3,578
Net Book Value as at March 31, 2024	351	1,799	2,150	9,839
Refer note 22 for information on non-current assets pledged as security by the Group.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
12.
Right-of-use assets

Particulars	Office and Building	Land	Total
(i) Gross carrying value
As at April 01, 2022	53,790	—	53,790
Additions during the year	59,505	2,985	62,490
Additions due to business combination (refer note 38)	—	18,369	18,369
Adjustments due to currency translation	(5,515)	45	(5,470)
As at March 31, 2023	107,780	21,399	129,179
As at April 01, 2023	107,780	21,399	129,179
Additions during the year	1,919	—	1,919
Adjustments due to currency translation	(1,511)	(297)	(1,808)
As at March 31, 2024	108,188	21,102	129,290
(ii) Accumulated depreciation
At April 01, 2022	2,072	—	2,072
Additions due to business combination (refer note 38)	—	378	378
Amortisation during the year	2,170	92	2,262
Adjustments due to currency translation	(210)	0	(210)
At March 31, 2023	4,032	470	4,502
At April 01, 2023	4,032	470	4,502
Amortisation during the year	2,476	234	2,710
Adjustments due to currency translation	(73)	(8)	(81)
As at March 31, 2024	6,435	696	7,131
Net Book Value as at March 31, 2023	103,748	20,929	124,677
Net Book Value as at March 31, 2024	101,753	20,406	122,159
Particulars	As at March 31, 2024	As at March 31, 2023
Lease Liabilities
Current	4,214	6,628
Non-current	11,676	10,877
Particulars	As at March 31, 2024	As at March 31, 2023
Interest expense (included in finance cost)	1,314	544
Expense relating to short-term leases (included in other expenses)	320	213
The total cash outflow for leases	(4,613)	(2,118)
The Group has taken various office, buildings and land on lease for a period in the range of 6 year to 99 years.
The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the group, the lessee’s incremental borrowing

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.
Most extension options in leases have not been included in the lease liability, because the Group could replace the assets without significant cost or business disruption. The lease term is reassessed if an option is actually exercised (or not exercised) or the Group becomes obliged to exercise (or not exercise) it. The assessment of reasonable certainty is only revised if a significant event or a significant change in circumstances occurs, which affects this assessment, and that is within the control of the Group.
Refer note 22 for information on assets pledged as security by the Group.
13.
Goodwill

Particulars	As at March 31, 2024	As at March 31, 2023
Goodwill	5,000	5,000
	5,000	5,000
Cost
Balance at the beginning of the year	5,000	2,498
Addition through business combination, (Refer Note 38)	—	2,502
Balance at the end of the year	5,000	5,000
Accumulated Impairment
Balance at the beginning of the year	—	—
Impairment loss for the year	—	—
Balance at the end of the year	—	—
Net Carrying amount	—	—
For the purpose of impairment testing, the Group allocated goodwill to cash-generating units (CGU) that are expected to benefit from the synergies of the acquisition.
Goodwill with indefinite useful life held in NUI Services Private Limited, NIDP Developers Private Limited and Globus Data Limited
Particulars	As at March 31, 2024	As at March 31, 2023
NUI Services Private Limited,	2,498	2,498
NIDP Developers Private Limited	2,439	2,439
Globus Data Limited	63	63
Total	5,000	5,000
Goodwill is not amortised, instead, it is tested for impairment annually or more frequently if indicators of impairment exist. Impairment is identified by comparing the recoverable amount of each CGU to it carrying amount. If the carrying value exceeds the recoverable amount, group records an impairment charge in an amount equal to that excess. The recoverable amount of a CGU for the years ended March 31, 2024 and March 31, 2023 is determined based on fair value (Level 3) less cost to sell calculations, which require the use of assumptions.
The estimate of fair value less cost to sell for each CGU is based on weighted average of discounted cash flows the income approach.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The key assumptions used in the estimation of the recoverable amount of CGU’s below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and economic environment and have been based on historical data from both external and internal sources.
Particulars	As at March 31, 2024	As at March 31, 2023
NUI Services Private Limited
Discount rate(i)	12.00%	12.00%
Terminal growth rate(ii)	5.00%	5.00%
NIDP Developers Private Limited
Discount rate(i)	12.00%	12.00%
Terminal growth rate(ii)	5.00%	5.00%
Globus Data Limited
Discount rate(i)	12.00%	12.00%
Terminal growth rate(ii)	5.00%	5.00%

(i)
The projected cash flows are discounted to the present value using a weighted average cost of capital (discount rate). The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions.

(ii)
The group uses growth assumptions based on history and economic conditions.

As a result of the Management annual goodwill impairment test for the year ended March 31, 2024 and March 31, 2023, no goodwill impairment was identified as the recoverable value of the CGUs to whom goodwill was allocated exceeded their respective carrying amounts as of March 31, 2024 and March 31, 2023 respectively.
14.
Other non current financial assets

Particulars	As at March 31, 2024	As at March 31, 2023
Financial assets at FVTPL
Investments in Debt Schemes of Mutual Funds (refer note (a) below)	89	63
Financial assets at amortised cost
Fixed Deposit with original maturity for more than twelve months (refer note (b) below)	81,103	69,925
Loan given	911	—
Lease receivable	4,390	4,347
Security deposit	595	1,642
	87,088	75,977

(a)
Fair value gains on Investments in Debt Schemes of Mutual Funds recognised in other Income (refer note 6). Also refer note 21 (d).

(b)
Fixed Deposit with Banks are under lien with various authorities/vendors of USD 5,453 (March 31, 2023: USD 2,616).

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
15.
Other non current assets

Particulars	As at March 31, 2024	As at March 31, 2023
Capital Advance	2,123	2,607
Prepaid Expenses	510	116
Income Tax Receivable	3,812	1,820
	6,445	4,543

16.
Trade receivables

Particulars	As at March 31, 2024	As at March 31, 2023
Unsecured, considered good
Trade receivables (Refer note 36)	15,600	12,214
Less: Impairment loss allowances for bad and doubtful debts	(150)	(88)
	15,450	12,126
Refer note 30 for ageing of Trade receivable and movement in Impairment loss allowances.
Refer note 22 for information on trade receivables pledged as security by the Group.
17.
Cash and cash equivalents

Particulars	As at March 31, 2024	As at March 31, 2023
Cash on hand	3	1
Balance with banks
On current accounts	27,281	52,875
Other Bank balances
Money in Transit	—	14
In deposits with maturity of less than three months	228,769	66,302
	256,053	119,192

18.
Other current financial assets

Particulars	As at March 31, 2024	As at March 31, 2023
Security deposit (refer note 36)	12,324	29,599
Loans given to related parties (refer note 36 and note (a) below)	8,431	8,513
Lease Receivable	2,369	1,531
Deposits with bank with maturity of more than three months but less than twelve months (refer note (b) below)	691	721
Interest accrued	1,021	396
Insurance Claim Receivable	7	—
Other receivables	—	5
	24,843	40,765

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(a)
Loans given to related parties are unsecured in nature and carry no interest.

(b)
Fixed Deposit of USD 468 (March 31, 2023: USD 695) with Banks are under lined against bank guarantee.

19.
Other current assets

Particulars	As at March 31, 2024	As at March 31, 2023
Prepaid expenses	2,353	2,024
Advances to vendors	517	516
Advance to employees	49	44
Balances with government authorities	23,808	13,466
Surplus Plan Assets	6	23
	26,733	16,073

20.
Issued capital

Particulars	As at March 31, 2024	As at March 31, 2023
Authorised shares
1,112 ordinary shares of USD 1 each	1	1
Issued, subscribed and fully paid-up shares
1,112 ordinary shares of USD 1 each	1	1
	1	1

a.
Reconciliation of equity shares outstanding at the beginning and at the end of the year

Equity shares
Particulars	As at March 31, 2024	As at March 31, 2023
	Nos. of shares	Nos. of shares
At the beginning of the year	1112	1112
Add: Issued during the year	—	—
Outstanding at the end of the year	1112	1112

b.
Terms/ rights attached to equity shares

The Company has only one class of equity shares having a face value of USD 1 per share. Accordingly, all equity shares rank equally with regard to dividends and share in the Company’s residual assets. The equity shares entitled to receive dividend as declared from time to time. The voting rights of an equity shareholder on a poll (not on a show of hands) are in proportion to its share in the paid-up equity share capital of the company, except 112 shares which were allotted under ESOP, which do not have any voting rights. In the event of liquidation, the equity shareholders are eligible to receive the remaining assets of the Company after distribution of all preferential amounts, in proportion to their shareholding.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
21.
Other equity

Particulars	As at March 31, 2024	As at March 31, 2023
Retained earnings (Refer note a below)	(153,768)	(99,999)
Securities Premium (Refer note b below)	149	149
Contingency Reserve (Refer note c below)	102	81
Foreign currency translation reserve (Refer note d below)	7,343	5,639
Unsecured perpetual debt (Refer note e below)	216,085	171,964
Share application money pending allotment (Refer note f below)	—	1,840
	69,911	79,674
Brief description of items of Other Equity are given below:
a   Amount of retained earnings represents accumulated profit and losses of the Group as on reporting date. Such profits and losses are after adjustment of payment of dividend, transfer to any reserves as statutorily required. Actuarial Gain/ Loss arising out of Actuarial valuation is immediately transferred to Retained Earnings.
b   Securities premium reserve is used to record the premium on issue of shares. The reserve is utilized in accordance with the provision of the Act.
c   As per the provisions of MERC MYT Regulations read with tariff order passed by MERC, a subsidiary Company having a distribution and transmission license makes an appropriation to the Contingency Reserve fund to meet with certain exigencies. The same is Invested in accordance with the MERC Regulations.
d   Foreign Currency Translation reserve includes all resulting exchange differences arising from:
(a)
translating the assets and liabilities of the Group’s foreign operations into USD using exchange rates prevailing at the end of each reporting period; and

(b)
translating income and expense items of the foreign operations at the average exchange rates for the period.

e   The Group has raised Unsecured Perpetual Securities from Related Parties. These Securities were perpetual in nature with no maturity or redemption and were callable only at the option of the Group. As these Securities were perpetual in nature and ranked senior only to the Share Capital of the respective Company in the Group and the respective Company does not had any redemption obligation, these were considered to be in the nature of equity instruments.
f   Subsequent to year end one of the group Company has allotted the equity shares toward the application money received.
Movement of each item of other equity is presented in Consolidated Statement of Changes in Equity (SOCE).

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
22.
Borrowings non-current

Particulars	As at March 31, 2024	As at March 31, 2023
Secured borrowings
From Bank and Financial Institution (refer note (A) below)	495,574	453,679
Non Convertible Debentures (NCD) (refer note (B) below)	95,953	—
Preference shares
4% 4,500,000 Non-convertible non-cumulative redeemable preference shares [face value of Rs 10 each] (Refer note 36)	112	103
	591,639	453,782

A
Details of interest, terms and security

(a)   Loan facility availed from Bank amounting to USD Nil (March 31, 2023: USD 115,548). The loan has been fully repaid in the month of January 2024. Interest on loan is at prevailing Lender’s Construction Finance Prime Lending Rate (PLR) minus spread 150 bps.
(b)   Loan availed through lease rental discounting (‘LRD’) facility from Bank amounting to USD 54,943 (March 31, 2023: USD 57,213). Loan is repayable in 144 monthly installments from April, 2022. Interest on LRD facility is at prevailing Lender’s LRD PLR rate minus spread 230 bps.
(c)   Loan availed through lease rental discounting (‘LRD’) facility from Bank amounting to USD 14,198 (March 31, 2023: USD 29,821). Loan is repayable in 180 monthly installments from October, 2021. Interest on LRD facility is at prevailing Lender’s LRD PLR rate minus spread 220 bps.
(d)   Loan facility availed from Bank/Financial Institution amounting to USD Nil (March 31, 2023: USD 76,626). The loan has been fully repaid in the month of January 2024. Interest on loan is at prevailing Lender’s LRD PLR rate minus spread 170 bps.
Above loans (a) to (d) are secured by first pari passu charge by way of mortgage of leased immovable properties namely “Edinburgh” and “New Castle” together with construction thereon both present and future, First pari passu Charge/Security Interest over all Receivables (including without limitation booking amounts, lease rentals, licensee fees, cash flows, revenues etc.), related to entity NMDC Data Center Private Limited (NMDC).
Above loans (a) to (d) are guaranteed by the director, corporate guarantee given by Yotta Data Services Private Limited and pledged of 100% shares of NMDC. Further loan (a) and (d) are guaranteed by relatives of director.
(e)   Loan facility availed from Bank amounting to USD 155,888 (March 31, 2023: USD Nil). Repayment of loan is by way of monthly installments which commenced from January 2024. Interest on term loan is 40 bps above 6 months MCLR.
Above loan (e) from Bank is secured by following:
(i)   First pari passu charge on entire receivables of NM1 Building, both present and future;
(ii)   First pari passu charge by way of registered mortgage including Land underneath NM1 Building known as Edinburgh building and NM2 Building known as New Castle Building, all fixed and moveable assets of NM1 and NM2 along with data center and IT infrastructure.
(iii)   First pari passu charge on 51% pledge of shares of NMDC.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(iv)   Personal Guarantee of Director of the Company.
(v)   Corporate Guarantees by Infin Data Centre Holdings Limited, Yotta Data Services Private Limited, Persipina Developers Private Limited (to the extent of creation of mortgage being the land owner).
(f)   Loan availed through lease rental discounting (‘LRD’) facility from Bank amounting to USD 62,757 (March 31, 2023: USD 63,855 converted from term loan to LRD wef. December 2023. Repayment of this loan will be by way of monthly installments commence from October, 2023 and will be repaid by September, 2038. Interest on loan is linked to 3 month repo rate (March 31, 2023: linked to lender’s 1 month MCLR).
(g)   Loan facility availed from Bank/Financial Institution amounting to USD 35,982 (March 31, 2023: USD 85,141 out of this partial loan converted from term loan to LRD, refer note (h) below). Repayment of loan will be by way of monthly installments to commence from December, 2024 and will be repaid by September, 2039. Interest on loan is at prevailing Lender’s Construction Finance PLR minus spread 370 bps.
(h)   Loan availed through lease rental discounting (‘LRD’) facility from Bank amounting to USD 74,927 (March 31, 2023 USD Nil). Repayment of this loan will be by way of monthly installments commence from March, 2024 and will be repaid by October, 2038. Interest on loan is linked to 3 month repo rate (March 31, 2023: Nil).
Above loans (f) to (h) are secured by:
(i)   Mortgage of Data Centre Building D1 being construction on portion of lease hold land situated at Greater Noida, together with construction thereon both present and future;
(ii)   Charge over all receivables with respect to Data Centre Building D1;
(iii)   Corporate guarantee by Yotta Data Services Private Limited;
(iv)   Non-disposable undertaking of 100% shares of NIDP Developers Private Limited;
(v)   Personal Guarantee of Director of the Company.
(i)   Loan facility availed from Bank amounting to USD 35,982 (March 31, 2023: USD Nil). Repayment of loan will be in May 2028. Interest on loan is linked to lender’s 1 year MCLR plus spread 125 bps (March 31, 2023: Nil).
(j)   Loan facility availed from Bank amounting to USD 35,982 (March 31, 2023: USD Nil). Repayment of loan will be in May 2028. Interest on loan is linked to lender’s 1 year MCLR plus applicable spread (March 31, 2023: Nil).
Above loans (i) and (j) are secured by:
(i)   First Pari passu charge to be shared with other lender by way of equitable mortgage on the leasehold rights on land appurtenant to Data Centre Yotta D2 and Distributed Generation Building called DG2.
(ii)   First Pari passu charge to be shared with other lender by way of equitable mortgage on the leasehold rights on Data Centre Yotta D2 and Distributed Generation Building called DG2.
(iii)   First Pari passu charge to be shared with other lender by way of hypothecation on the scheduled receivables and all insurance proceeds, both present and future w.r.t. D2.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(iv)   First Pari passu charge to be shared with other lender by way of hypothecation on the movable fixed assets of D2 and DG2.
(v)   First Pari passu charge to be shared with other lender by way of hypothecation on the Escrow Accounts w.r.t. to D2.
(vi)   Corporate guarantee of Yotta Data Services Private Limited.
(vii)   Personal Guarantee of Director of the Company.
(k)   Loan facility availed from financial institution amounting to USD 35,648 (March 31, 2023: USD 36,150). Repayment of loan will be by way of equal monthly installments to commence not later than 36 months from the date of first disbursement. Repayment will commence from September, 2025 and will be repaid by August, 2027. Interest on loan is linked to lender’s Long-Term Reference Rate minus 750 bps.
The Above loan (k) is secured by way of registered mortgage on land situated at Powai, Mumbai together with Buildings, Structures and Mechanical Electrical & Plumbing assets etc. both present and future thereon (Property owned by HGP Community Private Limited) and first charge by way of hypothecation of escrow & scheduled receivables from the data centre project to be developed on the aforementioned land at Hiranandani Gardens Powai, Mumbai.
B
Details of interest, terms and security of NCD:

Loan availed through issue of Non-Convertible Debentures (NCD) amounting to USD 95,953 (March 31, 2023: USD Nil).
Repayment will commence from May 2028. NCD carries interest rate of 9.40% (March 31, 2023: Nil)
NCD is secured by following:
(i)   First Pari passu Charge by way of registered mortgage including Land underneath NM1 Building and NM2 Building, all fixed and moveable assets of NM1 along with data center and IT infrastructure.
(ii)   First Pari passu Charge on all receivables of NM1
(iii)   First Pari passu Charge for all Insurance proceeds
(iv)   First Pari passu charge by way of hypothecation on the Escrow Account and Payment Account for NM1.
(v)   Corporate Guarantee by Yotta Data Services Private Limited, Persipina Developers Private Limited (to the extent of mortgage) and Infin Data Centre Holding Limited.
(vi)   Personal Guarantee of Director of the Company.
(vii)   Pledge of 51% shares of the NMDC to be shared on pari passu basis with other lenders.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Net Debt Reconciliation:
Particulars	Cash and Cash Equivalents	Non-current borrowings	Current borrowings	Lease obligations	Net Debt
Opening as at April 01, 2023	119,192	453,782	7,360	17,505	359,455
Addition	—	—	—	1,905	1,905
Cash flows	139,211	143,205	72,397	(3,299)	73,092
Interest Expense	—	55,531	—	1,314	56,845
Interest Paid	—	(55,531)	—	(1,314)	(56,845)
Adjustments due to currency translation	(2,350)	(5,348)	(1,051)	(221)	(4,270)
Balance as at March 31, 2024	256,053	591,639	78,706	15,890	430,182
Particulars	Cash and Cash Equivalents	Non-current borrowings	Current borrowings	Lease obligations	Net Debt
Opening as at April 01, 2022	56,954	257,401	13,363	2,847	216,657
Addition	—	—	—	16,499	16,499
Cash flows	72,860	136,908	(6,631)	(1,574)	55,843
Interest Expense	—	29,237	—	544	29,781
Interest Paid	—	(29,237)	—	(544)	(29,781)
Additions due to business combination*	—	80,153	1,058	—	81,211
Adjustments due to currency translation	(10,622)	(20,680)	(430)	(267)	(10,755)
Balance as at March 31, 2023	119,192	453,782	7,360	17,505	359,455

*
Refer note 38 for business combination.

23.
Non Current Liabilities

Particulars	As at March 31, 2024	As at March 31, 2023
Contract liability-Deferred revenue	3,972	2,470
	3,972	2,470

24.
Non Current Provision

Particulars	As at March 31, 2024	As at March 31, 2023
Gratuity (Refer note 31)	665	383
Compensated absences (Refer note 31)	175	130
	840	513

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
25.
Borrowings current

Particulars	As at March 31, 2024	As at March 31, 2023
Secured borrowings
From Bank and Financial Institution (Refer note a below)	6,305	7,299
Working capital demand loan from banks (Refer note b below)	—	57
Unsecured borrowings
Loan from related party (refer note 36 and c below)	72,397	—
Loan from partner (refer note 36)	4	4
	78,706	7,360
Notes:
a
For Details of interest, terms and security of current borrowings refer note 22 Borrowings non-current.

b
The working capital demand loan from bank carries interest for current year at Nil (March 31, 2023: 8% to 9.75% per annum). The same is repayable on demand. It is secured against the deposit maintained by relative of director.

c
Loan from related party carries no interest and is repayable on demand.

26.
Trade payables

Particulars	As at March 31, 2024	As at March 31, 2023
Trade payables (Refer note 36)	13,289	7,888
	13,289	7,888
Trade payables are non-interest bearing in nature. For explanations on the Group’s liquidity risk management processes, refer note 30.
27.
Other financial liabilities

Particulars	As at March 31, 2024	As at March 31, 2023
Capital Creditors	42,004	13,396
Interest Accrued but not due	4,288	29
	46,292	13,425

28.
Other current liabilities

Particulars	As at March 31, 2024	As at March 31, 2023
Security Deposit from customers	450	833
Statutory Liabilities	2,655	1,219
Contract Liability-Deferred Revenue	1,534	676
Advance from customers (Refer note 36)	42	875
Other payables	27	3
	4,708	3,606

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
29.
Current Provision

Particulars	As at March 31, 2024	As at March 31, 2023
Provision for Gratuity (Refer note 31)	12	1
Provision for Leave Encashment (Refer note 31)	19	10
Employee benefits payable	2,822	1,738
	2,853	1,749

30.
Financial instruments — Fair values and risk management

(a)
Accounting classification and fair values

The fair values for financial assets and financial liabilities together with their carrying amounts shown in the consolidated statement of financial position are as follows:
March 31, 2024	FVTPL	FVTOCI	Amortised cost	Total
Financial assets
Other non current financial assets	89	—	86,999	87,088
Trade receivables	—	—	15,450	15,450
Cash and cash equivalents	—	—	256,053	256,053
Other financial assets	—	—	24,843	24,843
	89	—	383,345	383,434
Financial liabilities
Borrowings	—	—	670,345	670,345
Lease liabilities	—	—	15,890	15,890
Trade payable and Other financial liabilities	—	—	59,581	59,581
	—	—	745,816	745,816
March 31, 2023	FVTPL	FVTOCI	Amortised cost	Total
Financial assets
Other non current financial assets	63	—	75,914	75,977
Trade receivables	—	—	12,126	12,126
Cash and cash equivalents			119,192	119,192
Other financial assets	—	—	40,765	40,765
	63	—	247,997	248,060
Financial liabilities
Borrowings Lease	—	—	461,142	461,142
liabilities	—	—	17,505	17,505
Trade payable and Other financial liabilities	—	—	21,313	21,313
	—	—	499,960	499,960

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(b)
The following table shows fair value for financial assets and financial liabilities measured at amortised cost

		As at March 31, 2024		As at March 31, 2023
	Note	Carrying value	Fair value	Carrying value	Fair value
Financial Assets
Other non current financial assets	14	86,999	86,999	75,914	75,914
Financial Liabilities
Borrowings	22	591,639	591,639	453,782	453,782
Fair values for current financial assets and financial liabilities have not been disclosed because their carrying amount are a reasonable approximation of their fair values.
(c)
Fair value hierarchy

The following table shows the details of financial assets and financial liabilities, including their levels in the fair value hierarchy.
	Level	As at March 31, 2024	As at March 31, 2023
Investments in Debt Schemes of Mutual Fund	Level 1	89	63
Level 1
Level 1 hierarchy includes financial instruments measured using quoted prices. This includes listed equity instruments and mutual funds that have quoted price. The fair values of all equity instruments which are traded in the stock exchanges are valued using the closing price as at the reporting period.
Level 2
The fair values of financial instruments that are not traded in an active market is determined using valuation techniques which maximise the use of observable market data and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.
Level 3
If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3. This is the case for unlisted equity securities, contingent consideration and indemnification asset in level 3.
The Group’s activities exposed it to a various market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.
Risk management framework
The management oversees Groups’ risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the group.
i.
Credit risk

Credit risks is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligation, and arises principally from the Group’s receivables from

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
customers. The Group dealing with creditworthy counterparties as a means of mitigating risk of financial loss from defaults. The Group invests only in those instruments issued by high rated banks/ institutions and government agencies.
Further, the Group assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Credit risk is managed through periodic assessment of the financial reliability of customers taking into account the financial condition, current economic trends, analysis of available data and ageing of trade receivables. All trade receivables are reviewed and assessed for default on a quarterly basis. Company’s historical experience of collecting receivables, supported by the level of default, is that credit risk is low.
Exposure to credit risk
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was as follows:
Particulars	As at March 31, 2024	As at March 31, 2023
Trade receivables	15,600	12,214
Other financial assets	111,931	116,742
Cash and Cash Equivalent	256,053	119,192
Trade receivables are typically unsecured and are derived from revenue earned from customers located in India and outside India. The credit risk exposure is insignificant given the fact that majority of the other financial assets pertain to fixed deposits, security deposits and loan to related parties. Accordingly no loss allowance in Expected Credit Loss has been recognised for other financial assets (31 March, 2023: USD Nil) as they expect same to be fully recovered.
The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and unbilled revenue. To measure the expected credit losses, trade receivables and unbilled revenue have been grouped based on shared credit risk characteristics and the days past due. Unbilled revenue have substantially the same risk characteristics as the trade receivables for the same types of contracts. The historical loss rates are adjusted to reflect current and forward looking information on macroeconomic factors affecting the ability of the customers to settle the receivables.
When estimating the credit risk and calculating the defaults events of the above financial assets the Group have also considered all reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group historical experience and informed credit assessment.
Other financial assets
The Company maintains exposure in cash and cash equivalents, term deposits with banks, security deposits, lease receivables and investments in mutual funds. Individual risk limits are set for each counter-party based on financial position, credit rating and past experience. Credit limits and concentration of exposures are actively monitored by the Company’s Treasury department. The Company’s maximum exposure to credit risk as at March 31, 2024 and March 31, 2023 is the carrying value of each class of financial assets as disclosed in the financial statements.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(i)   Summary of trade receivables and Impairment loss allowances with ageing as at March 31, 2024:
Particulars	Not Due	31 – 90 days	91 – 180 days	181 – 365 Days	1 to 2 Years	2 to 5 Years	Total
Trade receivables	8,890	4,659	880	659	456	56	15,600
Expected loss rate	0.03%	0.12%	6.81%	11.44%	0.50%	7.71%	—
Impairment loss allowances for bad and doubtful debts	2	6	60	75	2	4	150
(ii)   Summary of trade receivables and Impairment loss allowances with ageing as at March 31, 2023:
Particulars	Not due	31 – 90 days	91 – 180	181 – 365 Days	1 to 2 Year	2 to 5 Years	Total
Trade receivables	6,316	4,092	1,096	575	123	12	12,214
Expected loss rate	0.41%	0.62%	0.93%	0.98%	7.58%	99.99%	—
Impairment loss allowances for bad and doubtful debts	26	25	10	6	9	12	88
Movement in Impairment loss allowances for bad and doubtful debts
	As at March 31, 2024	As at March 31, 2023
Balance at the beginning of the year	88	63
Impairment loss allowances for bad and doubtful debts	123	31
Amounts written off during the year as uncollectible	(60)	—
Adjustments due to currency translation	(1)	(6)
Balance at the end of the year	150	88

ii.
Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group determines its liquidity requirements in the short, medium and long term. This is done by drawing up cash forecast for short and medium term requirements and strategic financing plans for long term needs. The Group rely mainly on long-term debt obligations to fund construction and developing data centres. The Group manages its liquidity risk in a manner so as to meet its normal financial obligations without any significant delay or stress.
The Group monitors its risk of shortage of funds using cash flow forecasting models. The management has arranged for diversified funding sources and adopted a policy of managing assets with liquidity in mind and monitoring future cash flows and liquidity on a regular basis. These models consider the maturity of its financial investments, committed funding and projected cash flows from operations. The Group’s objective is to provide financial resources to meet its business objectives in a timely, cost effective and reliable manner and to manage its capital structure. The Group expects to generate adequate cash flows from operations in order to meet its external financial liabilities as they fall due. In addition, the group has concluded arrangements with reputable banks and financial Institutions and it has undrowned borrowing limit of USD 107,078 as at March 31, 2024 (As at 31 March 2023: USD 212,765).

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Maturity profile of financial liabilities:
The table below shows the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all financial liabilities. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.
As at March 31, 2024	Notes	Less than 1 year	1 to 5 year	More than 5 years	Total	Carrying value
Financial liabilities
Borrowings	22 & 25	78,706	164,985	426,654	670,345	670,345
Lease liabilities	12	5,524	5,171	46,726	57,421	15,890
Trade payable and Other financial liabilities	26 & 27	59,581	—	—	59,581	59,581
		143,811	170,156	473,380	787,347	745,816
As at March 31, 2023	Notes	Less than 1 year	1 to 5 year	More than 5 years	Total	Carrying value
Financial liabilities
Borrowings	22 & 25	7,360	75,710	378,072	461,142	461,142
Lease liabilities	12	6,751	7,277	46,669	60,697	17,505
Trade payable and Other financial liabilities	26 & 27	21,313	—	—	21,313	21,313
		35,424	82,987	424,741	543,152	499,960

iii.
Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Such interest rate risk is actively evaluated and necessary actions are taken whenever considered necessary. The Group also monitors the changes in interest rates and actively re finances its debt obligations to achieve an optimal interest rate exposure. Market risk comprises two types of risk: interest rate risk and currency risk.
Interest rate risk
The Group’s main interest rate risk arises from long-term borrowings with variable rates, which expose the Group to cash flow interest rate risk. Group generally monitors interest rate changes periodically and maintain exposure to an acceptable level. Generally, the group enters into long-term borrowings at floating rates. During FY 2023 – 24 and FY 2022-23, the Group’s borrowings at variable rate were mainly denominated in Indian Rupees (“INR”). The Group’s borrowings are carried at amortised cost. The exposure of the Group’s borrowings to interest rate changes at the end of the reporting year are as follows:
Particulars	As at March 31, 2024	As at March 31, 2023
Variable rate borrowings	501,879	461,035
Total	501,879	461,035
The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s non-current debt obligations with floating interest rates.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Interest rate sensitivity
The sensitivity analysis have been carried out based on the exposure to interest rates for instruments not hedged against interest rate fluctuations at the end of the reporting period. The said analysis has been carried on the amount of floating rate Borrowings outstanding at the end of the reporting period. A 50 basis point increase or decrease represents the management’s assessment of the reasonably possible change in interest rates.
In case of fluctuation in interest rates by 50 basis points and all other variable were held constant, the Group’s loss for the year would increase or decrease as follows:
Particulars	For the year ended March 31, 2024	For the year ended March 31, 2023
Total exposure of the Group to variable rate of borrowing	501,879	461,035
Impact on loss for the year (before tax) due increase in rate by 50 basis points	2,509	2,305
Impact on loss for the year (before tax) due decrease in rate by 50 basis points	(2,509)	(2,305)
The year end balances are not necessarily representative of the average debt outstanding during the year
Foreign Currency risk
Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to foreign currency risk at the end of the reporting period, expressed in Indian currency units (INR), was as follows:
Particulars	March 31, 2024		March 31, 2023
	USD	INR (000’s)	USD	INR (000’s)
Trade and other receivables	2,241	186,815	1,872	153,918
Trade payable and Other financial liabilities	115	9,568	386	31,733
Sensitivity analysis
Every 5% depreciation / appreciation in the exchange rate between the Indian rupee and U.S. dollar on the exposure as on March 31, 2024 and as on March 31, 2023, would have (decreased)/ increased the Group’s loss for the year as follows:
	Impact on post tax profit
	March 31, 2024	March 31, 2023
INR/USD exchange rate – increase 5% (March 31, 2023: 5%)	106	74
INR/USD exchange rate – decrease 5% (March 31, 2023: 5%)	(106)	(74)
Capital Management
The Group’s objectives for managing capital is to safeguard continuity and healthy capital ratios in order to support its business and to uphold investor, creditors and customers confidence. The Group sets the amount of capital required on the basis of annual business and long-term operating plans which include unsecured perpetual debt and reserves which is attributable to equity shareholders of parent.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The funding requirements are met through a mixture of equity, internal fund generation and other Non-current/current borrowings. The Group’s policy is to use current and non-current borrowings to meet anticipated funding requirements. The Group monitors capital on the basis of the net debt to equity ratio. The Group believes that it will be able to meet all its current liabilities and interest obligation on timely manner.
The Group’s capital management ensure that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. There have been no breaches in the financial covenants of any interest-bearing loans and borrowing in the current year and previous year. No changes were made in the objectives, policies or processes for managing capital during the year ended 31 March, 2024 and 31 March, 2023.
Particulars	Notes	As at March 31, 2024	As at March 31, 2023
Borrowings	22 & 25	670,345	461,142
Lease liabilities	12	15,890	17,505
Cash and cash equivalents	17	(256,053)	(119,192)
Net Borrowings (debts) (A)		430,182	359,455
Total Equity (B)	20 & 21	69,622	79,150
Net debt to equity ratio (In times (A/B))		6.18	4.54
The net debt to equity ratio has increased from 4.54 times to 6.18 times in FY 2023-24 mainly on account of increase in borrowings and reduction in total equity on account of loss for the year.
31.
Employee benefits

a)
Compensated absences- other long term employee benefits:

Certain entities in the Group has a policy on compensated absences which is applicable to its employees. The expected cost of accumulating compensated absences is determined by actuarial valuation performed by an independent actuary at each Reporting date using projected unit credit method on the additional amount expected to be paid as a result of the unused entitlement that has accumulated at each reporting date. The leave obligations cover the Group’s liability for earned leave which are classified under Provision for Compensated absences.
The amount recognised as expenses for leave encashment and compensated absences is USD 96 (March 31, 2023: USD 23). The outstanding balances as at the year end USD 194 (March 31, 2023: USD 140).
b)
Gratuity (defined benefit plan):

Gratuity is payable to all eligible employees of the Indian subsidiaries on retirement or separation or death or permanent disablement in terms of the provisions of the Payment of Gratuity Act, 1972 (as per Indian law), as amended. Group makes provision of such gratuity liability on the basis of actuarial valuation as per the projected unit credit method. The gratuity is unfunded except one subsidiary where the plan is funded.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The following table sets forth the status of the gratuity plan of the group and the amounts recognised in the consolidated statement of financial position and consolidated statement of profit or loss and other comprehensive income.
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Changes in the present value of defined benefit obligation
Projected benefit obligation at the beginning of year	419	238
Acquired through business combination (refer note 38)	—	4
Current service cost	286	195
Past service cost	—	—
Interest cost	27	15
Actuarial (gain)/loss (due to change in financial Assumption)	14	(13)
Actuarial (gain)/loss (due to experience)	(5)	4
Actuarial (gain)/loss (due to change in Demographic Assumptions)	—	—
Adjustments due to currency translation	(8)	(24)
Projected benefit obligation at the end of the year	733	419
Amount recognised as a liability (gratuity)
(Present Value of Benefit Obligation at the end of the Period)
Projected benefit obligation at the end of the year	733	419
Fair Value of Plan Assets at the end of the Period*	56	35
Net Liability/(Asset) Recognized in the Statement of Financial Position	677	384

*
Surplus of plan assets over obligation amounting to USD 6 (March 31, 2023 USD 23) related to one of the subsidiary in the Group has been recognised in Other current assets.

Change in Fair Value of Plan Assets
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Fair value of assets at the beginning of the year	58	—
Interest Income on plan assets	4	—
Employer’s contributions	—	57
Return on Plan Assets, Excluding Interest Income	—	2
Benefits Paid	—	—
Adjustments due to currency translation	—	(1)
Fair value of assets at the end of the year	62	58
Major categories of Plan Assets are as under
	Year ended March 31, 2024	Year ended March 31, 2023
Insurance Manage Fund	62	58

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Expenses recognised in the Consolidated Statement of Profit or Loss and Other Comprehensive Income
Amount recognised in Statement of Profit & Loss
Current service cost	286	195
Past service cost	—	—
Net Interest on defined benefit liability/ (asset)	27	15
Employer expense	313	210
Amount recognised in Other Comprehensive Income
Actuarial (gain)/loss (due to change in financial Assumption)	14	(13)
Actuarial (gain)/loss (due to experience)	(5)	4
Actuarial (gain)/loss (due to change in Demographic Assumptions)	—	—
Actuarial (gain)/loss recognised in Other Comprehensive Income	9	(9)
Amount recognised in the Consolidated Statement of Financial Position
	As at March 31, 2024	As at March 31, 2023
Projected benefit obligation at the end of the year:
Non Current	665	383
Current	12	1
Total	677	384

c)
Actuarial assumption

The principal assumptions are the discount rate and salary growth rate. The discount rate is based upon the prevailing market yields of Indian government securities as at the statement of financial position date for the estimated term of the obligation. Estimates of future salary increases considered takes into account the inflation, seniority, promotion and other relevant factors, such as supply and demand in the employment.
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Discount rate	7.00% to 7.21%	7.20% to 7.47%
Expected rate of increase in compensation level	7.50% to 10.00%	5% to 10%
Attrition rate	5% to 10%	5% to 10%
Mortality rate	IALM 2012-14 Ult.	IALM 2012-14 Ult.
Weighted average duration of the obligation	7 to 10 years	7 to 11 years

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
d)
Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below:
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Discount rate
1% increase	(64)	(40)
1% decrease	75	47
Salary growth rate
1% increase	72	44
1% decrease	(63)	(39)
Maturity Analysis:
The weighted average duration of the obligation is 7 to 8 years (March 31, 2023: 7 to 8 years) as at the date of valuation.
Expected Contributions to post employment benefit plan of Gratuity for the next year is USD Nil (March 31, 2023: USD Nil).
e)
Provident fund (defined contribution plan)

Certain entities in the Group has defined contribution plans in Indian, determined as a specified percentage of employee salaries, in respect of qualifying employees towards Provident fund. The group’s legal or constructive obligation for this plan is limited to the contribution. The expense recognised in the consolidated statement of profit or loss and other comprehensive income towards this contribution was USD 527 (31 March, 2023: USD 388).
f)
Risk analysis

The Group is exposed to a number of risks in the defined benefit plans. Most significant risks pertaining to defined benefits plans and management estimation of the impact of these risks are as follows:
Inflation risk:   Currently the Group has not fully funded the defined benefit plans. Therefore, the Group will have to bear the entire increase in liability on account of inflation.
Longevity risk / life expectancy:   The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of plan participants both during and at the end of the employment. An increase in the life expectancy of the plan participants will increase the plan liability.
Salary growth risk:   The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan liability.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
32.
Tax expenses

a)
Income tax expense in the consolidated profit or loss account consists of

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Current income tax:
In respect of the current year	553	0
Deferred tax:
Origination and reversal of temporary differences	(1,505)	93
Total Tax expense	(952)	93
Tax expense/(benefit) recognised in OCI	2	(2)
Items that may be reclassified subsequently to profit or loss	2	(2)

b)
Reconciliation of effective tax rate

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Loss before tax	(54,457)	(53,134)
Income tax benefit using company’s domestic tax rate 0% (March 31, 2023: 15)%	—	(7,970)
Tax on income (domestic and foreign) at rates different from statutory income tax rate	(12,541)	(6,351)
Non-deductible expenses	22	22
Deferred tax recognised in respect of earlier years	(2,221)	—
Tax losses on which deferred tax assets not recognised	13,902	14,370
Other Differences	(112)	20
	(950)	91

c)
Deferred taxes have been recognised in respect of the following temporary differences

Particulars	As at March 31, 2024	As at March 31, 2023
Deferred tax assets
Unutilised tax losses and unabsorbed depreciation	28,153	21,472
Property, plant and equipment and intangible assets	16,618	396
Lease liabilities	3,213	2,247
Expenses disallowed under income tax and allowable in future years	785	1,038
Deferred Revenue	1,432	818
Others (refer note (ii) below)	20,270	22,664
Less: Deferred tax asset not recognised	(35,702)	(15,852)
	34,769	32,783
Deferred tax liabilities
Right-of-use assets	(27,792)	(27,726)
Property, plant and equipment and intangible assets	(2,516)	(2,303)
Lease Receivable	(1,758)	(1,528)
	(32,066)	(31,557)
Total	2,703	1,226

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Note:
(i)
During the year ended March 31, 2024 and 2023, the Group recognised deferred tax asset only to the extent of deferred tax liability for certain subsidiaries. The group has not recognised deferred tax on tax losses, unabsorbed depreciation and other temporary differences to the extent of USD 35,702 as at March 31, 2024 and USD 15,852 as at March 31, 2023, because it is not probable that future taxable profits will be available. Refer table below for year of expiry of unutilised tax losses and unabsorbed depreciation. The deferred tax assets balance also include leasehold buildings which will be put to use under Indian Income Tax Act in the future period.

(ii)
Deferred tax assets balance include amount of USD 20,270 (March 31, 2023: USD 22,664) against the leasehold building taken by a subsidiary of the Company. The same shall be capitalised in tax books when it will be “put to use” under Indian Income Tax Act in future period.

Tax losses carried forward:
Particulars	Year of expiry (FY)	As at March 31, 2024	As at March 31, 2023
Business loss for financial years (FY)
2016 – 17	2024 – 25	—	0
2017 – 18	2025 – 26	—	0
2018 – 19	2026 – 27	—	511
2019 – 20	2027 – 28	248	1,033
2020 – 21	2028 – 29	3,881	8,058
2021 – 22	2029 – 30	18,761	19,965
2022 – 23	2030 – 31	13,693	18,082
2023 – 24	2031 – 32	2,977	—
Unabsorbed depreciation for FY
2018 – 19	—	2,208	2,263
2019 – 20	—	1,730	1,754
2020 – 21	—	7,182	8,848
2021 – 22	—	12,452	12,823
2022 – 23	—	13,145	13,330
2023 – 24	—	30,684	—
Note:
The Group has decided to reinvest earnings from subsidiaries in subsidiary itself. Accordingly the Group believe that the reversal of such temporary difference is not probable in the foreseeable future.
33.
Earnings / (loss) per share

Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Basic and diluted loss per share
(a) Profit/ (Loss) attributable to equity holders of the parent	(53,746)	(53,260)
(b) Weighted-Average Number of Equity Shares	1,112	1,112
Nominal value per share in USD	1	1
Profit/ (Loss) per share (Basic and diluted) (a/b) in USD	(48,333)	(47,896)

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
34.
Segment reporting

The Group’s activities during the year were revolve around providing Data Centre, Cloud based solutions and related services. Considering the nature of the Group’s business, as well as based on reviews by the Chief Operating Decision Maker to make decisions about resource allocation and performance measurement, there is only one reportable segment in accordance with the requirements of IFRS-8 — “Operating Segments”. The Group’s revenue from customers in separate geography is disclosed below:
Revenue — Geography wise
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
India	37,803	15,039
Other Countries	14,859	6,978
Total revenue	52,662	22,017
Non-Current Assets
The total of Non-current assets other than financial assets broken down by location of assets shown below:
Particulars	As at March 31, 2024	As at March 31, 2023
India	417,238	323,315
Other Countries	406	—
Total Non-Current Assets	417,644	323,315
For the year ended March 31, 2024 our largest customer’s contributed USD 20,115 (38.20%), (March 31, 2023: USD 9,296 (42.22%)) of our total revenues.
35.
Contingent liabilities

The group had contingent liabilities as at March 31, 2024 and March 31, 2023 in respect of :
One of the subsidiary of the Group Nidar Utilities Panvel LLP’s (NUPLLP) power distribution rights as Power Distribution License related Appeal (Appeal No.29 of 2021 and Appeal No.33 of 2021) to de- notified areas of the Integrated Township Project at Hiranandani Fortune City, Panvel is currently pending with Appellate Tribunal for Electricity (APTEL), the ultimate authority under Electricity Act, 2003 after being disallowed by MERC and the matter is still sub-judice. NUPLLP currently allowed to supply in the denotified area considering the suspension ordered by APTEL. The matter is pending at the APTEL level and the management is of the view that NUPLLP shall be allowed to continue power supply to the de-notified area.
NUPLLP’s Multi- Year Tariff (MYT) Petition on 3 January, 2022 related tariff decision is pending with MERC and pending the outcome of the above, NUPLLP is currently applying the tariff applicable to the respective categories of MSEDCL’s (parallel licensee in that area) consumers as the ceiling tariff, and apply the same Schedule of Charges as is applicable to the consumers of MSEDCL as directed in earlier Order dated 3 August 2017 in Case No. 47 of 2017.
The Management does not believe any of these pending actions, individually or in the aggregate, will materially impact our operations or materially affect our financial condition or liquidity. Moreover, the Group considers the probity of outflow of above cases to be remote.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
Commitments:
Estimated amount of contracts remaining to be executed on capital account and not provided for (net off advances) USD 137,973 (March 31, 2023: USD 47,532).
36.
Related Party

During the current and previous year, the Group has related party transactions with Companies, under same management over which the Group has the ability to exercise significant influence, KMP, relatives of KMP directors and Partners of LLP. The following table below shows related party transactions entered into by the Group in the ordinary course of business, on the terms agreed between the parties.
Transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties and outstanding balances due from/to related parties are disclosed below:
(I)   Related parties
Parties where control exists:
A — Ultimate holding Entity	Solitaire Trust
B — Holding Company	Vista Holdings Limited
C — Joint Venture	Lightpath Data Parks Private Limited**
C — Entities owned or controlled by key management personnel or their relatives	Western Concessions Private Limited Dancing Technology FZ-LLC (formerly known as Dancing Technologies Holding Limited)
Saraswat Infotech Private Limited* Lakewood Malls Private Limited Dr. L. H. Hiranandani Hospital
Persipina Developers Private Limited Hiranandani Construction Private Limited HTB Developers Private Limited
NMTB Developers Private Limited NKDP Data Parks Private Limited Volupia Developers Private Limited H Energy Private Limited
Hiranandani Properties Private Limited Evita Constructions Private Limited Dynamix Vacation Resorts Private Limited
NIDP Developers Private Limited (up to 12th Dec 2022)
D — Key Management Personnel (KMP) Mr. Sunil Gupta	Mr. Darshan Hiranandani
E — Relative of KMP Mrs. Kamal Hiranandani	Mr. Niranjan Hiranandani
F — Partners in Limited Liability Partnership (LLP) Evita Constructions Private Limited	Persipina Developers Private Limited Dynamix Vacation Resorts Private Limited

*
Up to January 18, 2024.

**
Refer Note 37 (III)

Terms and conditions of transactions with Related Parties
The names of the related parties and nature of the relationships is disclosed only when the transactions are entered into by the Group with the related parties during the existence of the related party relationship.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(II)   Related Party transactions during the year
Relationship	Nature of transaction	Year ended March 31, 2024	Year ended 31 March 2023
Entities owned or controlled by key management personnel or their relatives	Payment towards reimbursement of expense	7	106
	Security deposit given	483	11,524
	Security deposit received back	18,118	—
	Power & Fuel expense	26	26
	Sale of services	6,402	7,737
	Purchase of services	—	2,039
	Miscellaneous expenses	43	97
	Rent expenses	51	287
	Rates and taxes	2	39
	Borrowings taken	435	—
	Borrowings repaid	—	21
	Housekeeping Expenses	114	—
	Loans given	6	13,311
	Loans repaid	—	13,310
Joint Venture	Other Operating Revenue	183	—
	Loans given	20	—
Key Management Personnel (KMP)	Unsecured perpetual securities received (net)	251	158
	Short-term employee benefits	712	734
Relative of KMP	Unsecured perpetual debt received	46,574	109,245
	Loan received from relative of KMP	677,056	384,222
	Loan repaid to relative of KMP	604,585	384,222
Partners in Limited Liability Partnership (LLP)	Loan repaid by partner	500	36
	Loan given to partner	453	—
Provision for contribution to gratuity fund, leave encashment on retirement and other defined benefits which are made based on actuarial valuation on an overall Company basis are not included in remuneration to key management personnel.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(III)   Detail of balances outstanding at the end of the year:
Relationship	Nature of transaction	As at March 31, 2024	As at March 31, 2023
Entities owned or controlled by key management personnel or their relatives	Loans receivable	8	1
	Security deposit	11,732	29,652
	Trade receivables**	1,483	2,812
	Advances from customers	—	859
	Trade Payables	1,577	221
	Borrowings	432	—
	Lease liabilities	2,850	2,890
	Sales Commitment	9,466	4,385
Key Management personnel (KMP)	Unsecured perpetual debt	778	527
	Short-term employee benefits	10	13
Relative of KMP	Unsecured perpetual debt	215,307	171,437
	Preference shares*	112	103
	Borrowings	71,965	—
Partners in Limited Liability Partnership (LLP)	Loan given to partner	8,346	8,511
	Loan from Partner	4	4
Joint Venture	Loan receivable	77	—
	Trade receivables	183	—

*
Preference shares are disclosed at amortised cost in accordance with IFRS-9. It were issued at the face value of USD 540 by one of the subsidiary acquired during the year.

**
Trade receivables are net off of allowances for bad and doubtful debts.

Refer note 22 for the guaranteed for secured loan given by the Director, relative of Director, related parties, subsidiaries and company as at March 31, 2023 and March 31, 2024.
37.
Group Information

(I)   Holding and ultimate holding Company
Name	Principal Activities	Country of Incorporation
Solitaire Trust Vista Holdings Limited	Trust Investing Company	British Virgin Islands British Virgin Islands

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(II)   Subsidiaries
The consolidated financial statements of the Company include:
				Equity Interest (%)
	Name	Principal Activities	Country of Incorporation	31-Mar-24	31-Mar-23
1	Utility Holdings Limited FZCO	Investing Company	UAE#	100%	100%
2	Infin Data Centre Holdings Limited FZCO	Investing Company	UAE#	100%	100%
3	Globus Data Limited (refer note 38)	Investing Company	UAE#	100%	100%
4	Yotta Data Services Private Limited	Data Centre and Cloud services	India	100%	100%
5	CDC Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
6	NMDC Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
7	DDC Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
8	PDC Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
9	BMDP Data Parks Private Limited	Data Centre and Cloud services	India	100%	100%
10	South Edge Data Centers Private Limited	Data Centre and Cloud services	India	100%	100%
11	GDC Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
12	YCDN Data Centre Private Limited	Data Centre and Cloud services	India	100%	100%
13	Lighthall Data Parks Private Limited	Data Centre and Cloud services	India	100%	100%
14	East Edge Data Centers Private Limited	Data Centre and Cloud services	India	100%	100%
15	Lighthgate Data Parks Private Limited	Data Centre and Cloud services	India	100%	100%
16	West Edge Data Centers Private Limited	Data Centre and Cloud services	India	100%	100%
17	TBDC Data Parks Private Limited	Data Centre and Cloud services	India	100%	100%
18	NKDP Data Parks Private Limited	Data Centre and Cloud services	India	100%	100%
19	NIDP Developers Private Limited (refer note 38)	Data Centre and Cloud services	India	100%	100%
20	DDC Data Parks Pvt Limited	Data Centre and Cloud services	Bangladesh	100%	100%
21	Yotta Data and Cloud Limited ##	Data Centre and Cloud services	Cayman Islands	100%	—
22	NUI Services Private Limited	Utility business	India	100%	100%
		Electricity distribution and Utility	India	74%	74%
23	Nidar Utilities Panvel LLP	business
24	Nidar Utilities Hinjewadi LLP	Utility business	India	74%	74%
25	Noida Utilities LLP	Utility business	India	74%	74%
26	Sriperumbdur Utilities LLP	Utility business	India	74%	74%
27	Nidar Telecom Infra Private Limited	Utility business	India	99%	99%
28	Yotta Network Services Private Limited	Network Bandwidth Services	India	100%	100%

#
These entities incorporated in Mauritius and have been subsequently redomiciled to UAE.

##
Incorporate during the year.

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(III)   Joint Venture
Lighthpath Data Parks Private Limited	Data Centre services	India	50%	100%

*
On April 5, 2023, due to additional equity raised by Lightpath Data Parks Private Limited (LDPL), the Group’s stake has been reduced from 100% to 50%, resulting into LDPL become joint venture of the Company effective April 5, 2023. Gain/Loss on account of loss of control in LDPL has been recognised in the Other income in the Consolidated financial statements.

(IV)   Non-controlling interests (NCI)
Set out below is summarised financial information for subsidiary that has non-controlling interests that are material to the group. The amounts disclosed below are before inter-company eliminations.
	Nidar Utilities Panvel
Summarised Balance Sheet	As at March 31, 2024	As at March 31, 2023
Current assets	2,719	1,129
Current liabilities	805	746
Current net asset (a)	1,914	383
Non – Current assets	16,044	16,917
Non – Current liabilities	18,873	19,136
Non – Current net asset (b)	(2,829)	(2,219)
Net assets ((a) – (b))	(915)	(1,836)
Accumulated NCI @ 26%	(238)	(478)

38.
Business Combination

(a)   On December 13, 2022, the Group through its subsidiary (i.e. Infin Data Centre Holdings Limited) has acquired 100% shareholding of NIDP Data Centre Private Limited (“NIDP”) which is in the business of Data Centre. The acquisition was in line with the Group’s intention to expand business.
Subsequent to acquisition of NIDP on December 13, 2022, NIDP became wholly owned subsidiary of Infin Data Centre Holdings Limited.
The amount of purchase consideration, net assets acquired and the resultant Goodwill on acquisition of NIDP is given below:

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
The assets and liabilities recognized as a result of the acquisition as at December 13, 2022 are as follows:
Particulars	Amount
Assets Acquired
Property, Plant and Equipment	61,780
Right to Use Asset	17,991
Intangible Assets	363
Trade Receivables	1,997
Cash and Cash Equivalents	34
Other Current and Non-Current Assets	31,818
Total Assets	113,983
Liabilities Assumed
Unsecured perpetual securities	17,066
Borrowings	81,211
Lease Liabilities	10,138
Trade payables	5,562
Other Current and Non-Current Liabilities	2,413
Total Liabilities	116,390
Net Identifiable Assets/(Liabilities) Acquired	(2,407)
Particulars	Amount
Calculation of goodwill:
Purchase Consideration	35
Add: Net identifiable assets acquired	2,407
Less: Exchange fluctuation	(3)
Goodwill on Business Combination	2,439
Article II.   Revenue and profit contribution
From the date of acquisition till the financial year end date, the acquired entity NIDP have contributed as follows:
Particulars	Amount
Revenue from operations	1,838
(Loss) before tax	(1,531)
If the combination had taken place in the beginning of the year, the Group’s revenue and loss for the year would have been:
Particulars	Amount
Revenue from operations	22,017
(Loss) before tax	(53,914)

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
(b)   On May 6, 2022, the Group through its subsidiary (i.e. Infin Data Centre Holdings Limited) has acquired 100% shareholding of Globus Data Limited (“GDL”) which is in the business of Data Center. The acquisition was in line with the Group’s intention to expand business.
Subsequent to acquisition of GDL on May 6, 2022, GDL became wholly owned subsidiary of Infin Data Centre Holdings Limited
The amount of purchase consideration, net assets acquired and the resultant Goodwill on acquisition of GDL is given below:
Particulars	Amount
Assets Acquired
Other Current and Non-Current Assets	0
Total Assets	0
Liabilities Assumed
Unsecured perpetual securities	58
Trade and Other Payables	4
Total Liabilities	62
Net Identifiable Assets/(Liabilities) Acquired	(62)
Particulars	Amount
Calculation of goodwill:
Purchase Consideration	1
Add: Net identifiable assets acquired	62
Goodwill on Business Combination	63

39.
Finance Lease (as Lessor)

The Company has given certain Equipment on lease where it has substantially transferred the risks and rewards of ownership and hence these are classified as Finance Lease.
Article III.   Rentals receivable on Finance Lease
Particulars	Year ended March 31, 2024	Year ended March 31, 2023
Gross rental receivable	7,739	7,024
Less: Unearned income	(980)	(1,146)
Net receivable	6,759	5,878
	Year ended 31 March 2024
Particulars	Less than 1 Year	1 to 5 Year	More than 5 Years	Total
Gross rental receivable	2,935	4,804	—	7,739
Less: Unearned income	(566)	(414)	—	(980)
Net receivable	2,369	4,390	—	6,759

Nidar Infrastructure Limited
Notes forming part of the consolidated financial statements
for the year ended 31st March 2024
(Amounts in USD 000’s, unless otherwise stated)
	Year ended 31 March 2023
Particulars	Less than 1 Year	1 to 5 Year	More than 5 Years	Total
Gross rental receivable	1,993	5,031	—	7,024
Less: Unearned income	(462)	(684)	—	(1,146)
Net receivable	1,531	4,347	—	5,878

40.
Subsequent events

On June 24, 2024, the Company has entered into Business Combination Agreement with Cartica Acquisition Corp. (special purpose acquisition company listed on Nasdaq Stock Market LLC (“Nasdaq”)) and Yotta Data and Cloud Limited a wholly owned subsidiary of the Company to list its share in Nasdaq. Subsequent to March 31, 2024, the Group has raised borrowing amounting to USD 102,667 which was partially utilised for repayment of existing borrowings.
As of date of approval of these consolidated financial statements, there are no subsequent events to be recognized or reported other than above.
41.
Going concern

The Group has started its commercial operation in the financial year 2020-21 and incurred a loss in the current year, as well as in the previous period. Based on the support letter received from one of the beneficiaries of ultimate holding entity, the management strongly believes that it will continue to operate as a going concern and meet all its liabilities, as and when they fall due for payment and be able to realise its assets and discharge its liabilities in the normal course of business, for the foreseeable future. Accordingly, these consolidated financial statements have been prepared on a going concern basis.
Significant accounting policies                                  1-3
Notes to the consolidated financial statements
The accompanying notes are an integral part of the consolidated financial statements
For and on behalf of the Board of Directors of
Nidar Infrastructure Limited
Ravi Hirisave
Director
Place: Dubai
Date: 12 August 2024

CARTICA ACQUISITION CORP
CONDENSED BALANCE SHEETS
	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash	$19,294	$8,027
Prepaid expenses	76,107	89,513
Total Current Assets	95,401	97,540
Cash and marketable securities held in Trust Account	25,486,129	46,305,735
Total Assets	$25,581,530	$46,403,275
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$4,088,262	$570,768
Promissory notes – related party	1,433,500	250,000
Total Current Liabilities	5,521,762	820,768
Warrant liabilities	5,206,000	981,000
Total Liabilities	10,727,762	1,801,768
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 2,249,422 and 4,214,415 shares at redemption value of $11.33 and $10.99 as of June 30, 2024 and December 31, 2023, respectively	25,486,129	46,305,735
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 4,750,000 issued and outstanding (excluding 2,249,422 and 4,214,415 shares subject to possible redemption) at June 30, 2024 and December 31, 2023, respectively	475	475
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	100	100
Additional paid-in capital	2,233,342	3,285,341
Accumulated deficit	(12,866,278)	(4,990,144)
Total Shareholders’ Deficit	(10,632,361)	(1,704,228)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$25,581,530	$46,403,275
The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTICA ACQUISITION CORP
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating and formation costs	$2,174,582	$655,107	$4,583,133	$1,150,297
Loss from operations	(2,174,582)	(655,107)	(4,583,133)	(1,150,297)
Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	348,692	2,914,130	931,999	5,473,593
Change in fair value of warrant liabilities	(2,148,000)	548,000	(4,225,000)	548,000
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	214,220	—	214,220
Other income, net	(1,799,308)	3,676,350	(3,293,001)	6,235,813
Net (loss) income	$(3,973,890)	$3,021,243	$(7,876,134)	$5,085,516
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	2,335,795	23,000,000	3,275,105	23,000,000
Basic and diluted net (loss) income per share, Class A ordinary shares subject to redemption	$(0.49)	$0.11	$(0.87)	$0.18
Basic and diluted weighted average shares outstanding, Class A and Class B ordinary shares not subject to redemption	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss) income per share, Class A and Class B ordinary shares not subject to redemption	(0.49)	0.11	(0.87)	0.18
The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTICA ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	4,750,000	$475	1,000,000	$100	$3,285,341	$(4,990,144)	$(1,704,228)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(583,307)	—	(583,307)
Net loss	—	—	—	—	—	(3,902,244)	(3,902,244)
Balance – March 31, 2024	4,750,000	$475	1,000,000	$100	$2,702,034	$(8,892,388)	$(6,189,779)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(468,692)	—	(468,692)
Net loss	—	—	—	—	—	(3,973,890)	(3,973,890)
Balance – June 30, 2024	4,750,000	$475	1,000,000	$100	$2,233,342	$(12,866,278)	$(10,632,361)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTICA ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	5,750,000	$575	$—	$(8,811,016)	$(8,810,441)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,559,463)	(2,559,463)
Net income	—	—	—	—	—	2,064,273	2,064,273
Balance – March 31, 2023	—	—	5,750,000	575	—	(9,306,206)	(9,305,631)
Conversion of Class B ordinary shares to Class A Ordinary Shares – Non- redeemable	4,750,000	475	(4,750,000)	(475)	—	—	—
Waiver of deferred underwriting fee	—	—	—	—	7,835,780	—	7,835,780
Capital Contribution by Sponsor for issuance of Non-Redemption agreements to Stockholders	—	—	—	—	158,139	—	158,139
Stockholder non-redemption agreements	—	—	—	—	(158,139)	—	(158,139)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(2,914,130)	—	(2,914,130)
Net income	—	—	—	—	—	3,021,243	3,021,243
Balance – June 30, 2023	4,750,000	$475	1,000,000	$100	$4,921,650	$(6,284,963)	$(1,362,738)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTICA ACQUISITION CORP
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(7,876,134)	$5,085,516
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(931,999)	(5,473,593)
Change in fair value of warrant liabilities	4,225,000	(548,000)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	(214,220)
Changes in operating assets and liabilities:
Prepaid expenses	13,406	73,979
Accounts payable and accrued expenses	3,517,494	206,179
Net cash used in operating activities	(1,052,233)	(870,139)
Cash Flows from Investing Activities:
Cash deposited in the Trust Account for monthly extensions	(120,000)	—
Cash withdrawn from Trust Account in connection with redemption	21,871,605	—
Net cash provided by investing activities	21,751,605	—
Cash Flows from Financing Activities:
Proceeds from promissory notes – related party	1,183,500	—
Redemption of Class A ordinary shares subject to redemption	(21,871,605)	—
Net cash used in financing activities	(20,688,105)	—
Net Change in Cash	11,267	(870,139)
Cash – Beginning of period	8,027	1,081,479
Cash – End of period	$19,294	$211,340
Non-cash investing and financing activities:
Remeasurement of Class A ordinary shares to redemption amount	$1,051,999	$5,473,593
Waived deferred underwriting discount	$—	$7,835,780
Redeemed stock payable to public stockholders	$—	$200,586,942
The accompanying notes are an integral part of the unaudited condensed financial statements.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Cartica Acquisition Corp (the “Company”) was incorporated in the Cayman Islands on February 3, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On January 7, 2022, the Company closed its initial public offering (the “IPO”) and completed the sale of 23,000,000 units (the “Units”), including 3,000,000 Units sold pursuant to the full exercise of the underwriter’s option to purchase additional units to cover over-allotments, each Unit consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (collectively, the “Class A ordinary shares”), and (ii) one-half of one redeemable warrant of the Company (collectively, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000 (before underwriting discounts and offering expenses).
Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 15,900,000 warrants (the “Private Placement Warrants”) to Cartica Acquisition Partners, LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $15,900,000. The Private Placement Warrants are identical to the Warrants sold as part of the Units in the IPO, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described in the registration statement for the Company’s IPO (the “Registration Statement”)); (ii) may not (and the Class A ordinary shares issuable upon exercise of such warrants may not) be transferred, assigned or sold by the holders thereof until 30 days after the completion of the Company’s Business Combination (subject to certain exceptions described in the Registration Statement); (iii) may be exercised by the holders thereof on a cashless basis; and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
Transaction costs amounted to $13,295,086 consisting of $12,650,000 of underwriting discount and $645,086 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully. At the closing of the IPO, an amount equal to at least $10.30 per Unit sold in the IPO, including proceeds from the sale of the Private Placement Warrants, were deposited in a trust account (the “Trust Account”), located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act,

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) Company’s liquidation. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on January 5, 2024, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash items until the earlier of consummation of its Business Combination or liquidation, as reflected in the amendment to the investment management trust agreement.
The Company will provide the holders of its issued and outstanding Class A ordinary shares sold as part of the units in its IPO (whether they are purchased in such offering or thereafter in the open market) (the “Public Shares”) (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. For the avoidance of doubt, the Public Shares exclude the Class A ordinary shares held by the Sponsor after the Conversion, as defined below. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.30 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions which the underwriter for the Company’s IPO has waived (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares have been issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be allocated the proceeds as determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Although redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and have been classified as such on the balance sheet until such date that a redemption event takes place.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association,

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Company must consummate a Business Combination initially by July 7, 2023 (which was 18 months from the closing of IPO), which was extended to April 7, 2024 and further to January 7, 2025 (or such earlier date as determined by the board) (the “Combination Period”). If the Company has not consummated a Business Combination within the Combination Period, the Company will redeem 100% of the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to applicable law and certain conditions.
The Sponsor and the Company’s directors and officers have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of the Public Shares if the Company does not complete its Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre- Business Combination activity.
The Company will have until January 7, 2025 (or such earlier date as determined by the Company’s board) to complete a Business Combination. If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less taxes payable and up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
On May 23, 2023, the Sponsor entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the Cartica Investors, LP and Cartica Investors II, LP (together, the “Cartica Funds”) and Namaste Universe Sponsor LLC, a Delaware limited liability company (“Namaste”). Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds, certain membership interests in the Sponsor, which combined interests entitled Namaste to receive, in the aggregate, 3,490,949 Class B ordinary shares, par value $0.0001 per share and 15,900,000 private placement warrants (the transaction, the “Transfer”). In connection with the Transfer, the Company terminated the Forward Purchase Agreement, amended the administrative support agreement (see Note 5), and experienced a change in its board of directors, as more fully described below within these condensed financial statements.
In connection with the Transfer, on May 23, 2023, Subramanian Ramadorai, Keki M. Mistry, Farida Khambata, Parul Bhandari, Asif Ramji and Steven J. Quamme resigned as directors of the Company’s board of directors and Steven J. Quamme resigned as interim Chief Executive Officer. Concurrently with the Transfer, holders of the Company’s Class B ordinary shares elected Suresh Guduru, Suresh Singamsetty, Kishore Kondragunta, Rana Gujral, Kyle Ingvald Parent and John F. Levy as directors of the Company’s board of directors (collectively, the “New Directors”). In addition, Kyle Ingvald Parent and Suresh Singamsetty were appointed as Class I directors with a term expiring at the Company’s first annual general meeting; John F. Levy and Kishore Kondragunta were appointed as Class II directors with a term expiring at the second annual general meeting; and Rana Gujral and Suresh Guduru were appointed as Class III directors with a term expiring at the Company’s third annual general meeting. John F. Levy, Rana Gujral and Kyle Invalid Parent have been appointed as members of the Board’s audit committee (the “Audit Committee”) and compensation, nominating and corporate governance committee, with Mr. Levy serving as the Chairman of the Audit Committee and Mr. Gujral serving as the Chairman of the compensation, nominating and corporate governance committee. The Company’s board determined that John F. Levy, Rana Gujral, Kyle Ingvald Parent and Kishore Kondragunta are each an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.
On June 29, 2023, the Company issued an aggregate of 4,750,000 Class A ordinary shares to the Sponsor, upon the conversion (the “Conversion”) of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share, held by the Sponsor. The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO.
On June 30, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting (the “First Extension Meeting”) to amend the Company’s amended and restated memorandum and articles of association (the “First Charter Amendment”) to extend the date by which the Company has to consummate a Business Combination from July 7, 2023 to April 7, 2024 (or such earlier date as determined by the Company’s board) (the “First Extension”).
In connection with the First Extension Meeting, shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. Following the redemptions and the Conversion, there were 8,964,415 Class A ordinary shares issued and outstanding and 1,000,000 Class B ordinary shares issued and outstanding and the Sponsor holds approximately 55% of the issued and outstanding ordinary shares. On July 17, 2023, the Company paid an aggregate amount of $200,917,798 from the Trust Account to the aforementioned redeeming shareholders for the 18,785,585 Public Shares redeemed on June 30, 2023 which included interest earned through July 13, 2023, the date the redemption was processed (see Note 2).
On January 5, 2024, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee, until the earlier of the consummation of the

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Business Combination or the Company’s liquidation, which was reflected in the amendment to the investment management trust agreement with Continental. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the initial public offering and private placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.
On April 3, 2024, the Company held an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “Second Extension Meeting”) at which the Company’s shareholders approved the proposal to amend the Company’s amended and restated memorandum and articles of association, as amended (the “Second Charter Amendment”) to extend the date by which the Company has to consummate a Business Combination from April 7, 2024 to January 7, 2025 (the “Second Extension”). In connection with the Second Charter Amendment, the Company issued a promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to $360,000 in connection with the extension of the Company’s termination date from April 7, 2024 to January 7, 2025. The Company first deposited in its Trust Account $40,000 on April 7, 2024, and has deposited thereafter and will continue to deposit in its Trust Account $40,000 on the 7th day of each subsequent month through January 7, 2025 for the benefits of Public Shares that were not redeemed in connection with the Second Extension. In connection with the Second Extension, shareholders holding 1,964,993 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $21.87 million (approximately $11.13 per share) was removed from the Trust Account to pay such holders. Immediately following the redemptions, there were 2,249,422 Public Shares issued and outstanding.
On April 16, 2024, the Company received a notice (the “Nasdaq Delisting Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (the “Nasdaq” or the “Exchange”) indicating that the Company did not regain compliance with the Minimum Total Holders Rule during the Extension Period, as defined below. On September 25, 2023, the Company received a written notice from the Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Total Holders Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(2)(B)(i), the maximum amount of time for the Company to regain compliance with the Minimum Total Holders Rule is 180 days, or until March 25, 2024 (the “Extension Period”). The Company had requested a hearing before the Nasdaq Hearings Panel (the “Panel”) which stayed the suspension of trading on the Company’s securities, and the Company’s securities continued to trade on the Nasdaq Global Market while the hearing and the written decision by the Panel were in process. The Company appeared before the Panel on May 23, 2024.
On June 17, 2024, the Company received a written notice from the Panel indicating it had granted the Company’s request for continued listing on the Exchange and transfer of its securities to the Nasdaq Capital Market from the Nasdaq Global Market, subject to the obligation that, on or before June 28, 2024, the Company will demonstrate compliance with Listing Rule 5450(a)(2). On July 11, 2024, the Company received a letter from the Nasdaq notifying the Company that the Exchange approved the Company’s application to list its securities on the Nasdaq Capital Market. The Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on July 12, 2024. On July 26, 2024, the Company received a letter from the Nasdaq notifying the Company that the Company has demonstrated compliance with Listing Rule 5450(a)(2) and thus the Panel has determined to continue the listing of the Company’s securities on the Exchange.
On June 24, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Nidar Infrastructure Limited, a Cayman Islands exempted company (“Nidar”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Nidar (“Merger Sub”). Nidar is a data center provider for artificial intelligence and high-performance compute in India. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement,

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(a) Merger Sub will merge with and into Cartica (the “First Merger”), with Cartica surviving the First Merger as a direct, wholly owned subsidiary of Nidar (Cartica as the surviving entity of the First Merger, the “Surviving Entity”) and the shareholders of Cartica becoming shareholders of Nidar; and (b) Surviving Entity will merge with and into Nidar (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with Nidar (such company, as the surviving entity of the Second Merger, the “Surviving Company”) surviving the Second Merger. Concurrently with the execution and delivery of the Business Combination Agreement, (i) the Sponsor, the Company, and Nidar entered into a Lock-Up and Support Agreement (the “Sponsor Lock-Up and Support Agreement”), and (ii) Nidar, the Company, and the Nidar shareholders entered into a Lock-Up and Support Agreement (the “Nidar Shareholder Lock-Up and Support Agreement”).
The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to any Founder Shares (including any Founder Shares that were converted into Class A ordinary shares) if the Company fails to complete a Business Combination within the Combination Period. However, if any such person acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than $10.30 per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.30 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.30 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of June 30, 2024, the Company had $19,294 in its operating bank accounts and working capital deficit of $5,426,361.
In August 2023, the Company issued a promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 (the “Working Capital Note”). On February 16, 2024, the Working Capital Note was amended to increase the principal sum from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000 (the “Third Amendment”). The Working Capital Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
of the consummation of the Company’s initial Business Combination and (b) the date of the Company’s liquidation. $1,313,500 and $250,000 was outstanding under the Working Capital Note as of June 30, 2024 and December 31, 2023, respectively.
In April 2024, the Company issued a promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to $360,000 in connection with the extension of the Company’s termination date from April 7, 2024 to January 7, 2025. The Company first deposited in its Trust Account $40,000 on April 7, 2024, and has deposited thereafter and will continue to deposit in its Trust Account $40,000 on the 7th day of each subsequent month through January 7, 2025 for the benefits of Public Shares that were not redeemed in connection with the Second Extension. As of June 30, 2024, the Company borrowed $120,000 under the terms of the Extension Note. Subsequent to June 30, 2024, the company has drawn additional $80,000 to cover extension payments in the Trust Account to allow extension through September 7, 2024.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.
The Company may need to raise further additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company has until January 7, 2025, to consummate a Business Combination. If a Business Combination is not consummated by the liquidation date, there may be a mandatory liquidation and subsequent dissolution. Additionally, the Company does not have sufficient liquidity to fund the working capital needs of the Company through January 7, 2025, or through twelve months from the filing of this report. Management of the Company has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the filing of this report. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 7, 2025.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC on April 1, 2024 (the “2023 Annual Report”). The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at June 30, 2024 and December 31, 2023.
Cash and Marketable Securities Held in Trust Account
At June 30, 2024, all of the assets in the Trust Account were in the form of cash held in an interest-bearing demand deposit account and at December 31, 2023, substantially all of the assets in the Trust Account were held in a money market fund that invests in U.S. Treasury securities.
The Company classified its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.
Offering Costs associated with the IPO
The Company complies with the requirements of the FASB ASC 340-10-S99-1. Offering costs consist of underwriting fees, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities have been expensed and offering costs associated with the Class A ordinary shares have been charged to temporary equity at the completion of the IPO. The Company incurred offering costs amounting to $13,295,086 as a result of the IPO (consisting of $12,650,000 of underwriting fees and $645,086 of other offering costs). The Company recorded $12,916,743 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $378,343 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.
On April 14, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter for the IPO of the Company, terminated its association with the Company and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation in the amount of $8,050,000 in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $214,220 of other income on the Company’s condensed statements of operations attributable to the derecognition of deferred underwriting fees allocated to offering costs and $7,835,780 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed financial statements (see Note 6).
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2024 and December 31, 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands or any other taxable jurisdiction. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not engaged in a U.S. trade or business at this time.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1, Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•
Level 2, Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•
Level 3, Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Warrant Liabilities
The Company accounts for the 27,400,000 warrants issued in connection with the IPO and the concurrent private placement of warrants, consisting of 11,500,000 Public Warrants and 15,900,000 Private Placement Warrants (inclusive of the exercise of the underwriter’s over-allotment option), in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at fair value. This liability will be subject to re-measurement at each balance sheet date, with any change in fair value being recognized in the Company’s statement of operations for the period ended on such date. Each fair value determination will be based upon a valuation obtained from a third-party valuation firm as and when necessary (See Note 8).
Class A Ordinary Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO have been issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity have been allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of the events mentioned above. According to ASC 480-10-S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable.
In connection with the First Extension Meeting (see Note 1), shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. Following the redemptions and the Conversion, there were 8,964,415 Class A ordinary shares issued and outstanding and 1,000,000 Class B ordinary shares issued and outstanding and the Sponsor holds approximately 55% of the issued and outstanding ordinary shares. On July 17, 2023, the Company paid an aggregate amount of $200,917,798 to the aforementioned redeeming shareholders for the 18,785,585 Class A ordinary shares redeemed on June 30, 2023 which included interest earned through July 13, 2023, the date the redemption was processed.
In connection with the Second Extension Meeting (see Note 1), shareholders holding 1,964,993 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. Following the redemptions, there were 6,999,422 Class A ordinary shares issued and outstanding and 1,000,000 Class B ordinary shares issued and outstanding and the Sponsor holds approximately 68.1% of the issued and outstanding ordinary shares. On April 8, 2024, the Company paid an aggregate amount of $21,871,605 to the aforementioned redeeming shareholders for the 1,964,993 Public Shares redeemed on April 3, 2024 which included interest earned through April 8, 2024, the date the redemption was processed.
As of June 30, 2024 and December 31, 2023, the amount of Public Shares reflected on the balance sheet are reconciled in the following table:
	Number of shares	$
Gross proceeds	23,000,000	230,000,000
Less:
Proceeds allocated to Public Warrants	—	(5,865,000)
Class A ordinary shares issuance costs	—	(12,916,743)

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
	Number of shares	$
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	28,895,374
Class A ordinary shares subject to possible redemption as of December 31, 2022	23,000,000	240,113,631
Less:
Redemption of 18,785,585 Class A ordinary shares	(18,785,585)	(200,917,798)
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	7,109,902
Class A ordinary shares subject to possible redemption as of December 31, 2023	4,214,415	46,305,735
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	583,307
Class A ordinary shares subject to possible redemption as of March 31, 2024	4,214,415	46,889,042
Less:
Redemption of shares	(1,964,993)	(21,871,605)
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	468,692
Class A ordinary shares subject to possible redemption as of June 30, 2024	2,249,422	25,486,129

Net (Loss) Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Class A ordinary shares are excluded from the (loss) income per ordinary shares as the redemption value approximates fair value.
The Company calculates its earnings per share by allocating net (loss) income pro rata to its Class A and Class B ordinary shares and bases on any redemption and restriction features. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the (loss) income of the Company.
The calculation of diluted (loss) income per share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 27,400,000 Class A ordinary shares in the aggregate. As of June 30, 2024 and 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
	Three Months Ended June 30, 2024		Three Months Ended June 30, 2023
	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and Class B non-redeemable
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income	$(1,147,963)	$(2,825,927)	$2,416,995	$604,248
Denominator
Basic and diluted weighted average ordinary shares outstanding	2,335,795	5,750,000	23,000,000	5,750,000
Basic and diluted net (loss) income per ordinary share	$(0.49)	$(0.49)	$0.11	$0.11
	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and Class B non-redeemable
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income	$(2,858,157)	$(5,017,977)	$4,068,413	$1,017,103
Denominator
Basic and diluted weighted average ordinary shares outstanding	3,275,105	5,750,000	23,000,000	5,750,000
Basic and diluted net (loss) income per ordinary share	$(0.87)	$(0.87)	$0.18	$0.18
Recent accounting pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also simplifies the diluted earnings per share calculation in certain areas and introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Adoption of ASU 2020-06 did not have an impact on the Company’s financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Public Units
Pursuant to the IPO, the Company sold 23,000,000 Units (which included 3,000,000 Units issued pursuant to the full exercise of the over-allotment option) at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrants”).
Public Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share warrant redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share warrant redemption trigger price described below under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrants cannot be exercised until 30 days after the completion of the Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the Class A ordinary shares issuable upon exercise of the warrants have been registered under the Securities Act or a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
If the holders exercise their warrants on a cashless basis, they will pay the warrant exercise price by surrendering warrants for the number of Class A ordinary shares equal to (x) the number of Class A ordinary shares underlying the warrants multiplied by the excess of the “fair market value” (as defined in the next sentence) of the Class A ordinary shares over the exercise price of the warrants, divided by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for Private Placement Warrants held by the Sponsor or its permitted transferees):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”), provided that prior to such redemption such holders will be able to exercise their warrants according to their usual exercise rights (i.e., on a cash basis); and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, and certain additional terms and conditions are met.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 and is Less Than $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part, and only if the Private Placement Warrants are simultaneously redeemed;

•
at a price of $0.10 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; provided that prior to such redemption holders will not only be able to exercise their warrants according to their usual exercise rights, but also on a cashless basis and receive the number of shares determined based on the redemption date and the “fair market value” (as defined above) of the Class A ordinary shares except as otherwise described in the warrant agreement; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders, and certain additional terms and conditions are met.

The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
NOTE 4.   PRIVATE PLACEMENT
The Sponsor purchased 15,900,000 Private Placement Warrants (which included 1,500,000 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,900,000 in a private placement that occurred simultaneously with the closing of the IPO. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants have been added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
The Private Placement Warrants are non-redeemable (except as described in Note 3 under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 and is Less Than $18.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If they are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the Units being sold in the IPO.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On February 9, 2021, the Company issued 7,187,500 Class B ordinary shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of the Company of $25,000 (the “Founder Shares”). Also on February 9, 2021, the Sponsor granted 1,078,125 Founder Shares, with a total fair value of $3,234, to the Company’s executive officers and consultant. On April 24, 2021, the Sponsor transferred 75,000 Founder Shares to each of its former directors, for a total of 300,000 Founder Shares, with a total fair value of $900, resulting in the Sponsor holding 6,887,500 Founder Shares. On October 29, 2021, the Sponsor granted a former director a membership interest in the Sponsor representing an indirect interest in 75,000 Founder Shares, with a fair value of $225. On October 31, 2021, the Sponsor surrendered 1,437,500 Founder Shares, reducing the total number of Founder Shares outstanding to 5,750,000 Founder Shares (see Note 7). The Founder Shares included an aggregate of up to 750,000 Founder Shares that were subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised, so that the total number of Founder Shares would equal 20% of the Company’s issued and

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
outstanding ordinary shares after the IPO. As of January 7, 2022, the over-allotment option was fully exercised, and such shares are no longer subject to forfeiture.
The Sponsor and the Company’s directors and executive officers have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) One year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup. In addition, the Sponsor has agreed that its Founder Shares are subject to vesting as follows: 50% upon the completion of a Business Combination and 25% each on the attainment and maintenance of certain shareholder return targets based on share trading prices and any dividends paid. Certain events could trigger immediate vesting under certain circumstances. Sponsor Founder Shares that do not vest within an eight-year period from the closing of the Business Combination will be cancelled and forfeited by the Sponsor.
On May 23, 2023, the Sponsor entered into the Purchase Agreement with the Cartica Funds and Namaste. Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds, certain membership interests in the Sponsor, which combined interests will entitle Namaste to receive, in the aggregate, 3,490,949 Class B ordinary shares, par value $0.0001 per share and 15,900,000 private placement warrants (see Note 1).
On June 29, 2023, the Company issued an aggregate of 4,750,000 Class A ordinary shares to the Sponsor, upon the Conversion of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share, held by the Sponsor. The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO.
Promissory Notes — Related Party
On February 9, 2021, the Company issued a promissory note (the “First Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On September 20, 2021, the Promissory Note was amended to increase the borrowable amount to $350,000 and to extend the maturity date, and on November 15, 2021 to further extend the maturity date. The amended Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the completion of the IPO. At the consummation of the IPO, the outstanding balance of $244,225 for the First Promissory Note was paid in full by the Company. As of June 30, 2024 and December 31, 2023, no additional amount may be borrowed under this note.
In August 2023, the Company issued the Working Capital Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On February 16, 2024, the Working Capital Note was amended to increase the principal sum from up to $300,000 to up to $750,000. In April 2024, the Working Capital Note was amended to increase the principal sum from up to $750,000 to up to $1,250,000. On June 24, 2024, the Working Capital Note was further amended to increase the principal sum from $1,250,000 to $1,750,000 (the “Third Amendment”). The Working Capital Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination and (b) the date of the Company’s liquidation. $1,313,500 and $250,000 was outstanding under the Working Capital Note as of June 30, 2024 and December 31, 2023, respectively.
In April 2024, the Company issued the Extension Note to the Company’s sponsor, pursuant to which the Sponsor agreed to loan the Company up to $360,000 in connection with the extension of the

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Company’s termination date from April 7, 2024 to January 7, 2025. The Company first deposited in its Trust Account $40,000 on April 7, 2024, and has deposited thereafter and will continue to deposit in its Trust Account $40,000 on the 7th day of each subsequent month through January 7, 2025 for the benefits of Public Shares that were not redeemed in connection with the Second Extension that was approved at the Second Extension Meeting. $120,000 was drawn and outstanding under the terms of the Extension Note as of June 30, 2024.
Loans — Related Party
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2024 and December 31, 2023, there were no Working Capital Loans outstanding.
Administrative Support Agreement
On January 4, 2022, the Company entered into an agreement to pay the Sponsor $930,000 over eighteen months beginning at the closing of the IPO, for the following administrative support expenses: (i) cash compensation to Mr. Goel, the Company’s Chief Executive Officer, in the form of an annual salary of $312,000 ; (ii) cash compensation to Mr. Coad, the Company’s Chief Operating Officer and Chief Financial Officer, in the form of an annual salary of $200,000; and (iii) $9,000 per month for office space, utilities and research, analytical, secretarial and administrative support, which the Sponsor is expected to source principally from Cartica Management, LLC (“Cartica Management”). In addition, at the closing of the IPO, the Company paid the Sponsor an aggregate amount of $601,167 of which $549,000 represented compensation and bonuses paid to Mr. Goel and Mr. Coad for their services through the closing of the IPO and $51,667 represented a prepayment of administrative support expenses for January 2022, to be amortized over the service period. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these amounts (in the case of the officer compensation, after 30 days’ notice). On May 23, 2023, in connection with the Transfer (see Note 1), the Company and the Sponsor entered into an amendment to the administrative support agreement (the “Amended Administrative Support Agreement”), pursuant to which the Company has ceased to pay the Sponsor for (i) the cash compensation to the Chief Executive Officer in the form of an annual salary of $312,000 and (ii) $9,000 per month for office space, utilities, and research, analytical, secretarial and administrative support. Per the Amended Administrative Support Agreement the Sponsor shall (i) pay to the Company’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000; and (ii) make available, or cause to be made available, to the Company, at a location mutually agreed by the Parties (or any successor location of Sponsor), office space, utilities, and research, analytical, secretarial and administrative support, as may be reasonably required by the Company. In exchange for these services, the Company shall pay Sponsor $16,666.67 per month with the first payment due on or around May 31, 2023 and continuing monthly thereafter until the termination date as defined in the agreement. For the three and six months ended June 30, 2024, the Company incurred and paid $50,000 and $100,000 in fees for these services, respectively. For the three and six months ended June 30, 2023, the Company incurred and paid $65,333 and $220,333 in fees for these services, respectively.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Anchor Investors
Cartica Investors, LP and Cartica Investors II, LP, two private funds that are affiliates of Cartica Management purchased an aggregate of 1,980,000, or 9.9%, of the Units in the IPO (excluding the Units issued pursuant to the full exercise of the underwriter’s over-allotment option), at the public offering price of $10.00 per Unit for an aggregate amount of $19,800,000.
Non-redemption Agreements
On June 16, 2023 and June 26, 2023, the Company entered into certain non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated institutional investors (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,850,000 Class A ordinary shares, par value $0.0001 per share held by the Holders, in connection with the Meeting. In consideration of the foregoing agreement, the Company shall issue to the Holders an aggregate of 962,500 Class A ordinary shares (the “New Shares”) substantially concurrently with or immediately after, the closing of a Business Combination. The Holders will be entitled to the same registration rights set forth in that certain Registration and Shareholder Rights Agreement, dated as of January 4, 2022, among Cartica Acquisition Partners, LLC, the Company and the other parties thereto, in respect of all the New Shares held by the Holders.
The Company estimated the aggregate fair value of the 962,500 Class A ordinary shares attributable to the non-redeeming shareholders to be $158,139 or $0.1643 per share. The fair value of the Class A ordinary shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, it was recognized by the Company as a capital contribution by the Sponsor to induce them not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost in the Company’s condensed statements of changes in the shareholder’s deficit for the three and six months ended June 30, 2023.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. As of January 7, 2022, the over-allotment was fully exercised.
The underwriter received a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate (which included an additional $600,000 received pursuant to the full exercise of the over-allotment option), which was paid at closing of the IPO. In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate (which included an additional $1,050,000 received pursuant to the full exercise of the over-allotment option). The deferred fee would have been payable to the underwriter from the

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On April 14, 2023, J.P. Morgan, the underwriter for the IPO of the Company, terminated its association with the Company and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation in the amount of $8,050,000 in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $214,220 of other income on the Company’s condensed statements of operations attributable to the derecognition of deferred underwriting fees allocated to offering costs in the accompanying condensed statements of operations and $7,835,780 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed statements of changes in shareholders’ deficit for the three and six months ended June 30, 2023.
Forward Purchase Agreement
The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Cartica Funds, pursuant to which the Cartica Funds agreed to subscribe for an aggregate of up to 3,000,000 forward purchase shares for $10.00 per share (the “Forward Purchase Shares”), or up to $30,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of the Company’s Business Combination, subject to approval at such time by the Cartica Management investment committee. Under the Forward Purchase Agreement, the forward purchase investors (i) must vote any Class A ordinary shares owned by them at the time of any shareholder vote to approve a proposed Business Combination in favor of such proposed Business Combination, and (ii) would be entitled to registration rights with respect to the Forward Purchase Shares and any other Class A ordinary shares acquired by the forward purchase investors, including any acquired subsequent to the completion of the Business Combination. The proceeds from the sale of the Forward Purchase Shares may be used as part of the consideration to the sellers in the Company’s Business Combination, expenses in connection with the Company’s Business Combination or for working capital in the post-Business Combination company. These purchases would be required to be made regardless of whether any Class A ordinary shares are redeemed by the Company’s public shareholders. The Forward Purchase Shares would be issued only in connection with the closing of the Business Combination.
On October 13, 2022, the Company was advised by Cartica Management that the Cartica Funds will be liquidated in the first half of 2023 (the “Liquidation”).
On March 14, 2023, the Company received a written notice from Cartica Management advising the Company that the investment committee of Cartica Management had determined that it would not approve the purchase of any Forward Purchase Shares and therefore the Cartica Funds would not purchase any of the Forward Purchase Shares in connection with the Business Combination or otherwise. On May 23, 2023, in connection with the Transfer, the Company and Cartica Funds entered into an agreement to terminate the rights and obligations of the Company and the Cartica Funds under Forward Purchase Agreement. As a result, the Company may lack sufficient funds to consummate the Business Combination.
Service Provider Agreements
The Company has entered into various arrangements with certain business advisors, consultants, and investment institutions to assist the Company with identifying potential targets in connection with the Company’s initial Business Combination, provide certain advisory services, and negotiate terms in connection with the Company’s initial Business Combination. In connection with these arrangements, the Company may be required to pay such business advisors, consultants, and investment institutions certain contingent fees related to their services to the extent that certain conditions are met. The conditions include, but are not limited to, either (i) signing of a letter of intent with a specific target, (ii) signing a business combination agreement with a specific target, and/or (iii) the successful consummation of an initial Business Combination

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
with a specific target. The contingent fees related to the arrangements entered into as of June 30, 2024, are based on either (i) a percentage of total consideration paid or, (ii) a fixed fee; in either case not to exceed an aggregate amount of $6.0 million. No fees are currently payable under these arrangements.
On June 13, 2023, the Company and the Sponsor entered into an agreement with a service provider whereby upon approval of the First Extension, which occurred on June 30, 2023, $100,000 was due and payable to the service provider. In addition, upon the consummation of the Company’s Business Combination, the service provider will earn and receive an additional $100,000 cash payment from the Company and acquire 50,000 Founder Shares from the Sponsor at $0.003 per share, the original purchase price of such shares. The aggregate fair value of the Founder Shares as of June 30, 2023, the date the shareholders approved the First Extension, was $8,215 or $0.1643 per Founder Share. During the twelve month period ended December 31, 2023, the Company recognized and paid $100,000 of fees. No fees were recognized or paid in 2024.
On January 12, 2024, July 22, 2024 and July 30, 2024, the Company engaged a consortium of financial advisors in connection with the Business Combination Agreement as disclosed in Note 1 to act as placement agents for the Company in connection with the proposed offer and private placement of equity or equity-linked securities. In compensation for the services the Company shall pay financial advisors a transaction fee delineated in following tranches:
5.00% of the gross proceeds up to $250 million, plus
4.00% of the gross proceeds in excess of $250 million.
For the period ended June 30, 2024, the Company did not record any advisory fee for the placement agents.
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On September 30, 2023, in connection with the First Extension Meeting, shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares (see Note 1). At June 30, 2024 and December 31, 2023, there were 4,750,000 Class A ordinary shares issued or outstanding (excluding 2,249,422 and 4,214,415 shares subject to redemption), respectively.
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On June 29, 2023, the Company issued an aggregate of 4,750,000 Class A ordinary shares to the Sponsor, upon the Conversion of an equal number of the Company’s Class B ordinary shares, held by the Sponsor (see Note 1). The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s Business Combination.

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
The remaining Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2024	December 31, 2023
Liabilities:
Warrant liabilities – Public Warrants	1	$2,185,000	$345,000
Warrant liabilities – Private Placement Warrants	3	$3,021,000	$636,000
Cash and Marketable Securities Held in Trust Account
As of December 31, 2023, the investment in the Company’s Trust Account consisted of $0 in cash and $46,305,735 in money market funds that invest in U.S. Treasury Securities. The Company classified its U.S. Treasury Securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value/amortized cost, excluding gross unrealized holding losses and fair value of held to maturity securities as of December 31, 2023, are as follows:
As of December 31, 2023	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities held in Trust Account	$46,305,735	$—	$—	$46,305,735
Warrant Liabilities
The Public Warrants and the Private Placement Warrants have been accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
The Company used both the Black-Scholes Merton formula and a Monte Carlo simulation model to value the Public Warrants and the Private Placement Warrants at Initial Measurement. The Company

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant) and (ii) the sale of Private Placement Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to ordinary shares subject to possible redemption (temporary equity) based on their relative fair values at the initial measurement date. The Public Warrants and Private Placement Warrants are classified within Level 3 of the fair value hierarchy at Initial Measurement due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. At initial measurement, the Company estimated the selected volatility of its ordinary shares based on the implied volatility of comparable SPAC warrants. Effective February 25, 2022, the Public Warrants began trading separately.
As of June 30, 2024, the value of Public Warrants is based on observable trading prices.
As of December 31, 2023, in order to value the Private Placement Warrants, the Company compared the expected fair value of the Public Warrants using a Monte Carlo simulation model to the trading value of the Public Warrants to calculate an estimate of the probability of a successful Business Combination. The inputs used in the Monte Carlo analysis included expected market volatility, expected risk-free interest rate and expected life of the Public Warrants. The Company estimated the selected market volatility following a successful Business Combination by considering the five-year historical volatility of the NASDAQ 100 Tech Sector index. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the Public Warrants following a successful Business Combination. The Company used the contractual five-year life as the expected life of the Public Warrants. The Company compared the estimated fair value of the Public Warrants following a successful Business Combination to the current trading price of the Public Warrants to calculate an estimate of the probability of a successful Business Combination. The Company then applied a Black-Scholes formula and the calculated probability of a successful Business Combination to estimate the fair value of the Private Warrants. The inputs into the Black Scholes model for the Private Warrants at initial measurement were the same as those used in the Public Warrant analysis.
As of June 30, 2024, in order to value the Private Placement Warrants, the Company compared the expected fair value of the Public Warrants using a Monte Carlo simulation model to the trading value of the Public Warrants to calculate an implied volatility and probability of successful Business Combination. The inputs used in the Monte Carlo analysis included implied volatility, expected risk-free interest rate and expected life of the Public Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the Public Warrants following a successful Business Combination. The Company used the contractual five-year life as the expected life of the Public Warrants. The Company then applied a Black-Scholes formula to estimate the fair value of the Private Warrants. The inputs into the Black Scholes model for the Private Warrants at initial measurement were the same as those used in the Public Warrant analysis.
The key inputs into the Monte Carlo simulation model and Black-Scholes Merton formula for the Private Placement Warrants were as follows at initial measurement:
Input	January 7, 2022
Risk-free interest rate	1.64%
Expected term (years)	6.50
Expected volatility	7.2%
Exercise price	$11.50
Stock price of Class A ordinary share	$9.83
The key inputs into the Black-Scholes Merton formula for the Private Placement Warrants were as follows at June 30, 2024 and December 31, 2023:

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Input	June 30, 2024	December 31, 2023
Risk-free interest rate	4.33%	3.84%
Expected term (years)	5.00	5.00
Expected volatility	1.0%	31.70%
Exercise price	$11.50	$11.50
Stock price of Class A ordinary share	$11.31	$10.91
The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Private Placement Warrants
Fair value at December 31, 2023	$636,000
Change in fair value	1,272,000
Fair value at March 31, 2024	1,908,000
Change in fair value	1,113,000
Fair value at June 30, 2024	$3,021,000
Private Placement Warrants
Fair value at December 31, 2022	$1,272,000
Change in fair value	—
Fair value at March 31, 2023	1,272,000
Change in fair value	(318,000)
Fair value at June 30, 2023	$954,000
As of January 7, 2022, Initial Measurement, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.51 per warrant for aggregate values of $8,109,000 and $5,865,000, respectively.
Transfers to and from Levels 1, 2 and 3 are recognized at the end of the reporting period. Following the detachment of the warrants from Units on February 25, 2022, the Public Warrants were transferred from Level 3 to Level 1.
As of December 31, 2023, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.04 and $0.03 per warrant for aggregate values of $636,000 and $345,000, respectively.
As of June 30, 2024, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.19 and $0.19 per warrant for aggregate value of $3,021,000 and $2,185,000, respectively.
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On July 11, 2024, the Company received a letter from the Nasdaq notifying the Company that the Exchange approved the Company’s application to list its securities on the Nasdaq Capital Market. The

CARTICA ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
Company’s securities were transferred to the Nasdaq Capital Market at the opening of business on July 12, 2024. On July 26, 2024, the Company received a letter from the Nasdaq notifying the Company that the Company has demonstrated compliance with Listing Rule 5450(a)(2) and thus the Panel has determined to continue the listing of the Company’s securities on the Exchange.
Subsequent to June 30, 2024, the company has drawn additional $80,000 under the terms of the Extension Note to cover extension payments through September 7, 2024, and $70,000 under the terms of the Working Capital Note.
On July 22, 2024, and July 30, 2024, the Company signed amendments to the engagement letters with two of the placement agents participating in the private placement of equity or equity-linked securities (as described in Note 6 above). The amendments stipulate percentage share of these placement agents in the transaction fee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Cartica Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Cartica Acquisition Corp (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before April 7, 2024. There is no assurance that the Company will obtain the necessary shareholder approvals to extend the business combination deadline to January 7, 2025 or raise the additional capital it needs to fund its business operations and complete any business combination, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 29, 2024

CARTICA ACQUISITION CORP
BALANCE SHEETS
	December 31,
	2023	2022
Assets
Current assets
Cash	$8,027	$1,081,479
Prepaid expenses	89,513	338,111
Total Current Assets	97,540	1,419,590
Cash and marketable securities held in Trust Account	46,305,735	240,113,631
Total Assets	$46,403,275	$241,533,221
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$570,768	$103,031
Promissory note – related party	250,000	—
Total Current Liabilities	820,768	103,031
Warrant liabilities	981,000	2,077,000
Deferred underwriting fee payable	—	8,050,000
Total Liabilities	1,801,768	10,230,031
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 4,214,415 and 23,000,000 shares at redemption value of $10.99 and $10.44 as of December 31, 2023 and 2022, respectively	46,305,735	240,113,631
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 4,750,000 and none issued and outstanding (excluding 4,214,415 and 23,000,000 shares subject to possible redemption) at December 31, 2023 and 2022, respectively	475	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 1,000,000 and 5,750,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	100	575
Additional paid-in capital	3,285,341	—
Accumulated deficit	(4,990,144)	(8,811,016)
Total Shareholders’ Deficit	(1,704,228)	(8,810,441)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$46,403,275	$241,533,221
The accompanying notes are an integral part of the financial statements.

CARTICA ACQUISITION CORP
STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2023	2022
Operating and formation costs	$2,039,787	$2,194,966
Loss from operations	(2,039,787)	(2,194,966)
Other income:
Interest earned on cash and marketable securities held in Trust Account	7,109,902	3,213,631
Change in fair value of warrant liabilities	1,096,000	11,897,000
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	214,220	—
Transaction costs incurred in connection with the IPO	—	(378,343)
Total other income, net	8,420,122	14,732,288
Net income	$6,380,335	$12,537,322
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	14,404,952	22,558,904
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.32	$0.44
Basic and diluted weighted average shares outstanding, Class A and Class B ordinary shares not subject to redemption	5,750,000	5,735,616
Basic and diluted net income per share, Class A and Class B ordinary shares not subject to redemption	$0.32	$0.44
The accompanying notes are an integral part of the financial statements.

CARTICA ACQUISITION CORP
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	5,750,000	$575	$24,425	$(268,389)	$(243,389)
Sale of 15,900,000 Private Placement Warrants	—	—	—	—	7,791,000	—	7,791,000
Overfunding of trust	—	—	—	—	(6,900,000)	—	(6,900,000)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(915,425)	(21,079,949)	(21,995,374)
Net income	—	—	—	—	—	12,537,322	12,537,322
Balance – December 31, 2022	—	—	5,750,000	575	—	(8,811,016)	(8,810,441)
Conversion of Class B ordinary shares to Class A Ordinary Shares – Non- redeemable	4,750,000	475	(4,750,000)	(475)	—	—	—
Waiver of deferred underwriting fee	—	—	—	—	7,835,780	—	7,835,780
Capital Contribution by Sponsor for issuance of Non-Redemption agreements to Stockholders	—	—	—	—	158,139	—	158,139
Stockholder non-redemption agreements	—	—	—	—	(158,139)	—	(158,139)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(4,550,439)	(2,559,463)	(7,109,902)
Net income	—	—	—	—	—	6,380,335	6,380,335
Balance – December 31, 2023	4,750,000	$475	1,000,000	$100	$3,285,341	$(4,990,144)	$(1,704,228)
The accompanying notes are an integral part of the financial statements.

CARTICA ACQUISITION CORP
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$6,380,335	$12,537,322
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(7,109,902)	(3,213,631)
Change in fair value of warrant liabilities	(1,096,000)	(11,897,000)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	(214,220)	—
Transaction costs incurred in connection with the IPO	—	378,343
Changes in operating assets and liabilities:
Prepaid expenses	248,598	(338,111)
Accounts payable and accrued expenses	467,737	(162,739)
Net cash used in operating activities	(1,323,452)	(2,695,816)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(236,900,000)
Cash withdrawn from Trust Account in connection with redemptions	200,917,798	—
Net cash provided by (used in) investing activities	200,917,798	(236,900,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placements Warrants	—	15,900,000
Proceeds from promissory note – related party	250,000	—
Repayment of promissory note – related party	—	(244,225)
Payment of other offering costs	—	(379,445)
Payments for redemptions of Class A ordinary shares	(200,917,798)	—
Net cash (used in) provided by financing activities	(200,667,798)	240,676,330
Net Change in Cash	(1,073,452)	1,080,514
Cash – Beginning of period	1,081,479	965
Cash – End of period	$8,027	$1,081,479
Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$8,050,000
Waived deferred underwriting discount	$7,835,780	$—
Remeasurement of Class A ordinary shares to redemption amount	$7,109,902	$28,895,374
The accompanying notes are an integral part of the financial statements.

CARTICA ACQUISITION CORP
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2023
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Cartica Acquisition Corp (the “Company”) was incorporated in the Cayman Islands on February 3, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On January 7, 2022, the Company closed its initial public offering (the “IPO”) and completed the sale of 23,000,000 units (the “Units”), including 3,000,000 Units sold pursuant to the full exercise of the underwriter’s option to purchase additional units to cover over-allotments, each Unit consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (collectively, the “Class A ordinary shares”), and (ii) one-half of one redeemable warrant of the Company (collectively, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000 (before underwriting discounts and offering expenses).
Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 15,900,000 warrants (the “Private Placement Warrants”) to Cartica Acquisition Partners, LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $15,900,000. The Private Placement Warrants are identical to the Warrants sold as part of the Units in the IPO, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described in the registration statement for the Company’s IPO (the “Registration Statement”)); (ii) may not (and the Class A ordinary shares issuable upon exercise of such warrants may not) be transferred, assigned or sold by the holders thereof until 30 days after the completion of the Company’s Business Combination (subject to certain exceptions described in the Registration Statement); (iii) may be exercised by the holders thereof on a cashless basis; and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
Transaction costs amounted to $13,295,086 consisting of $12,650,000 of underwriting discount and $645,086 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully. At the closing of the IPO, an amount equal to at least $10.30 per Unit sold in the IPO, including proceeds from the sale of the Private Placement Warrants, were deposited in a trust account (the “Trust Account”), located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) Company’s liquidation. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company intends to, on or prior to the 24-month anniversary of the effective date of the registration statement related to the IPO, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash items until the earlier of consummation of its Business Combination or liquidation.
The Company will provide the holders of its issued and outstanding Class A ordinary shares sold as part of the units in its IPO (whether they are purchased in such offering or thereafter in the open market) (the “Public Shares”) (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. For the avoidance of doubt, the Public Shares exclude the Class A ordinary shares held by the Sponsor after the Conversion, as defined below. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.30 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares have been issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be allocated the proceeds as determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Although redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and have been classified as such on the balance sheet until such date that a redemption event takes place.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
On June 30, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting and approved an extension to the date by which the Company must consummate a Business Combination from July 7, 2023 (which was 18 months from the closing of IPO) to April 7, 2024 (or such earlier date as determined by the board) (the “Combination Period”). If the Company has not consummated a Business Combination within the Combination Period, the Company will redeem 100% of the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to applicable law and certain conditions.
The Sponsor and the Company’s directors and officers have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of the Public Shares if the Company does not complete its Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre- Business Combination activity.
The Company will have until April 7, 2024 (or such earlier date as determined by the Company’s board) to complete a Business Combination. If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less taxes payable and up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On May 23, 2023, the Sponsor entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the Cartica Investors, LP and Cartica Investors II, LP (together, the “Cartica Funds”) and Namaste Universe Sponsor LLC, a Delaware limited liability company (“Namaste”). Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds, certain membership interests in the Sponsor, which combined interests will entitle Namaste to receive, in the aggregate, 3,490,949 Class B ordinary shares, par value $0.0001 per share and 15,900,000 private placement warrants (the transaction, the “Transfer”). In connection with the Transfer, the Company terminated the Forward Purchase Agreement, amended the administrative support agreement (see Note 5), and experienced a change in its board of directors, as more fully described below within these financial statements.
In connection with the Transfer, on May 23, 2023, Subramanian Ramadorai, Keki M. Mistry, Farida Khambata, Parul Bhandari, Asif Ramji and Steven J. Quamme resigned as directors of the Company’s board of directors and Steven J. Quamme resigned as interim Chief Executive Officer. Concurrently with the Transfer, holders of the Company’s Class B ordinary shares elected Suresh Guduru, Suresh Singamsetty, Kishore Kondragunta, Rana Gujral, Kyle Ingvald Parent and John F. Levy as directors of the Company’s board of directors (collectively, the “New Directors”). In addition, Kyle Ingvald Parent and Suresh Singamsetty were appointed as Class I directors with a term expiring at the Company’s first annual general meeting; John F. Levy and Kishore Kondragunta were appointed as Class II directors with a term expiring at the second annual general meeting; and Rana Gujral and Suresh Guduru were appointed as Class III directors with a term expiring at the Company’s third annual general meeting. John F. Levy, Rana Gujral and Kyle Invalid Parent have been appointed as members of the Board’s audit committee (the “Audit Committee”) and compensation, nominating and corporate governance committee, with Mr. Levy serving as the Chairman of the Audit Committee and Mr. Gujral serving as the Chairman of the compensation, nominating and corporate governance committee. The Company’s board determined that John F. Levy, Rana Gujral, Kyle Ingvald Parent and Kishore Kondragunta are each an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.
On June 29, 2023, the Company issued an aggregate of 4,750,000 Class A ordinary shares to the Sponsor, upon the conversion (the “Conversion”) of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share, held by the Sponsor. The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO.
On June 30, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting (the “Meeting”) to amend the Company’s amended and restated memorandum and articles of association (the “Charter Amendment”) to extend the date by which the Company has to consummate a Business Combination from July 7, 2023 to April 7, 2024 (or such earlier date as determined by the Company’s board) (the “Extension”).
In connection with the Meeting, shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. Following the redemptions and the Conversion, there are 8,964,415 Class A ordinary shares issued and outstanding and 1,000,000 Class B ordinary shares issued and outstanding and the Sponsor holds approximately 55% of the issued and outstanding ordinary shares. On July 17, 2023, the Company paid an aggregate amount of $200,917,798 from the Trust Account to the aforementioned redeeming shareholders for the 18,785,585 Class A ordinary shares redeemed on June 30, 2023 which included interest earned through July 13, 2023, the date the redemption was processed (see Note 2).
The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to any Founder Shares (including any Founder Shares that were converted into Class A ordinary shares) if the Company fails to complete a Business Combination within the Combination Period. However, if any such person acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account. In the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than $10.30 per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.30 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.30 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2023, the Company had $8,027 in its operating bank accounts and working capital of $723,228, when accounting for the Company’s ability to use interest income to pay towards tax liabilities, if any.
In August 2023, the Company issued a promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 (the “Second Promissory Note”). As of December 31, 2023, $250,000 was outstanding on the Second Promissory Note and an aggregate of 50,000 may be borrowed under this note. On February 16, 2024, the Second Promissory Note was amended to increase the principal sum from up to $300,000 to up to $750,000. The Second Promissory Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.
The Company may need to raise further additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company has until April 7, 2024 to consummate a Business Combination. If a Business Combination is not consummated by the liquidation date, there may be a mandatory liquidation and subsequent dissolution. Additionally, the Company does not have sufficient liquidity to fund the working capital needs of the Company through April 7, 2024 or through twelve months from the filing of this report. Management of the Company has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the issuance of this report. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 7, 2024.
On March 5, 2024, the Company filed a definitive proxy statement with the SEC for an extraordinary general meeting in lieu of an annual meeting of our shareholders. The purpose of the meeting is to consider and vote upon, among other things, a proposal to amend its charter to extend the date by which the Company must consummate a business combination from April 7, 2024 to January 7, 2025, or such earlier date as determined by its board of directors in its sole discretion. There is no guarantee that the extension amendment proposal will be approved by its shareholders, and if it is not approved, then if a business combination is not consummated by April 7, 2024, there will be a mandatory liquidation and subsequent dissolution of the Company. If the extension is approved, the public shareholders will be provided the opportunity at that time to redeem all or a portion of their shares (which would likely have a material adverse effect on the amount held in the Company’s trust account and other adverse effects on the Company, such as the Company’s ability to maintain its listing on Nasdaq Global Market.). On March 22, 2024, the Company announced that the Sponsor will make a cash contribution of an aggregate of $40,000 to the Company’s trust account for each month (commencing on April 7, 2024 and on the 7th day of each subsequent month) until January 7, 2025, in connection with the shareholder vote to approve an amendment to its charter to extend the date by which the Company has to complete an initial business combination from April 7, 2024 to January 7, 2025, or such earlier date as determined by the Company’s board of directors. Any contribution is conditioned upon the implementation of the extension. No contribution will occur if the extension is not approved or is not completed. The amount of each contribution will not bear interest and will be repayable by the Company to the sponsor or its designees upon consummation of the Company’s initial business combination. The Company will have the sole discretion whether to continue extending for additional months until January 7, 2025. If the Company opts not to utilize any remaining portion of the extended period, then the Company will liquidate and dissolve promptly in accordance with its charter, and the sponsor’s obligation to make additional contributions will terminate.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at December 31, 2023 and 2022.
Cash and Marketable Securities Held in Trust Account
At December 31, 2023, substantially all of the assets in the Trust Account were held in a money market fund that invests in U.S. Treasury securities. At December 31, 2022, substantially all of the assets in the Trust Account were held in U.S. Treasury securities with a maturity of 185 days or less. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
Offering Costs associated with the IPO
The Company complies with the requirements of the FASB ASC 340-10-S99-1. Offering costs consist of underwriting fees, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities have been expensed and offering costs associated with the Class A ordinary shares have been charged to temporary equity at the completion of the IPO. The Company incurred offering costs amounting to $13,295,086 as a result of the IPO (consisting of $12,650,000 of underwriting fees and $645,086 of other offering costs). The Company recorded $12,916,743 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $378,343 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.
On April 14, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter for the IPO of the Company, terminated its association with the Company and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation in the amount of $8,050,000 in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $214,220 of other income on the Company’s statements of operations attributable to the derecognition of deferred underwriting fees allocated to offering costs and $7,835,780 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands or any other taxable jurisdiction. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not engaged in a U.S. trade or business at this time.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1, Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•
Level 2, Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•
Level 3, Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liabilities
The Company accounts for the 27,400,000 warrants issued in connection with the IPO and the concurrent private placement of warrants, consisting of 11,500,000 Public Warrants and 15,900,000 Private Placement Warrants (inclusive of the exercise of the underwriter’s over-allotment option), in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at fair value. This liability will be subject to re-measurement at each balance sheet date, with any change in fair value being recognized in the Company’s statement of operations for the period ended on such date. Each fair value determination will be based upon a valuation obtained from a third-party valuation firm as and when necessary (See Note 8).
Class A Ordinary Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO have been issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity have been allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of the events mentioned above. According to ASC 480-10-S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable.
In connection with the Meeting (see Note 1), shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. Following the redemptions and the Conversion, there are 8,964,415 Class A ordinary shares issued and outstanding and 1,000,000 Class B ordinary shares issued and outstanding and the Sponsor holds approximately 55% of the issued and outstanding ordinary shares. On July 17, 2023, the Company paid an aggregate amount of $200,917,798 to the aforementioned redeeming shareholders for the 18,785,585 Class A ordinary shares redeemed on June 30, 2023 which included interest earned through July 13, 2023, the date the redemption was processed.

As of December 31, 2023 and 2022, the amount of Public Shares reflected on the balance sheet are reconciled in the following table:
	Number of shares	$
Gross proceeds	23,000,000	230,000,000
Less:
Proceeds allocated to Public Warrants	—	(5,865,000)
Class A ordinary shares issuance costs	—	(12,916,743)
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	28,895,374
Class A ordinary shares subject to possible redemption as of December 31, 2022	23,000,000	240,113,631
Less:
Redemption of 18,785,585 Class A ordinary shares	(18,785,585)	(200,917,798)
Plus:
Remeasurement of Class A ordinary shares to redemption amount	—	7,109,902
Class A ordinary shares subject to possible redemption as of December 31, 2023	4,214,415	46,305,735
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Class A ordinary shares are excluded from the income per ordinary shares as the redemption value approximates fair value.
The Company calculates its earnings per share by allocating net income pro rata to its Class A and Class B ordinary shares and bases on any redemption and restriction features. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company.
The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 27,400,000 Class A ordinary shares in the aggregate. As of December 31, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the Year Ended December 31,
	2023		2022
	Class A subject to redemption	Class A and Class B not subject to redemption	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$4,560,091	$1,820,244	$9,995,866	$2,541,456
Denominator:
Basic and diluted weighted average shares outstanding	14,404,952	5,750,000	22,558,904	5,735,616
Basic and diluted net income per ordinary share	$0.32	$0.32	$0.44	$0.44

Recent accounting pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also simplifies the diluted earnings per share calculation in certain areas and introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2020-06 is not expected to have an impact on the Company’s financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s Management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Public units
Pursuant to the IPO, the Company sold 23,000,000 Units (which included 3,000,000 Units issued pursuant to the full exercise of the over-allotment option) at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrants”).
Public warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share warrant redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share warrant redemption trigger price described below under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants cannot be exercised until 30 days after the completion of the Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the Class A ordinary shares issuable upon exercise of the warrants have been registered under the Securities Act or a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
If the holders exercise their warrants on a cashless basis, they will pay the warrant exercise price by surrendering warrants for the number of Class A ordinary shares equal to (x) the number of Class A ordinary shares underlying the warrants multiplied by the excess of the “fair market value” (as defined in the next sentence) of the Class A ordinary shares over the exercise price of the warrants, divided by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for Private Placement Warrants held by the Sponsor or its permitted transferees):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”), provided that prior to such redemption such holders will be able to exercise their warrants according to their usual exercise rights (i.e., on a cash basis); and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, and certain additional terms and conditions are met.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 and is Less Than $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part, and only if the Private Placement Warrants are simultaneously redeemed;

•
at a price of $0.10 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; provided that prior to such redemption holders will not only be able to exercise their warrants according to their usual exercise rights, but also on a cashless basis and receive the number of shares determined based on the redemption date and the “fair market value” (as defined above) of the Class A ordinary shares except as otherwise described in the warrant agreement; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders, and certain additional terms and conditions are met.

The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
NOTE 4.   PRIVATE PLACEMENT
The Sponsor purchased 15,900,000 Private Placement Warrants (which included 1,500,000 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,900,000 in a private placement that occurred simultaneously with the closing of the IPO. The fair value of a warrant at IPO was $0.51; the aggregate fair value of the proceeds received exceeded the aggregate fair value of the warrants by $7,791,000. This amount was included in change in fair value of warrant liabilities in the statement of operations during the quarter ended March 31, 2022. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants have been added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
The Private Placement Warrants are non-redeemable (except as described in Note 3 under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 and is Less Than $18.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If they are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the Units being sold in the IPO.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On February 9, 2021, the Company issued 7,187,500 Class B ordinary shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of the Company of $25,000 (the “Founder Shares”). Also on February 9, 2021, the Sponsor granted 1,078,125 Founder Shares, with a total fair value of $3,234, to the Company’s executive officers and consultant. On April 24, 2021, the Sponsor transferred 75,000 Founder Shares to each of its former directors, for a total of 300,000 Founder Shares, with a total fair value of $900, resulting in the current Sponsor holding 6,887,500 Founder Shares. On October 29, 2021 the Sponsor granted a director nominee (who is now a director) a membership interest in the Sponsor representing an indirect interest in 75,000 Founder Shares, with a fair value of $225. On October 31, 2021, the Sponsor surrendered 1,437,500 Founder Shares, reducing the total number of Founder Shares outstanding to 5,750,000 Founder Shares (see Note 7). The Founder Shares included an aggregate of up to 750,000 Founder Shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised, so that the total number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the IPO. As of January 7, 2022, the over-allotment option was fully exercised, and such shares are no longer subject to forfeiture.
The Sponsor and the Company’s directors and executive officers have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) One year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup. In addition, the Sponsor has agreed that its Founder Shares are subject to vesting as follows: 50% upon the completion of a Business Combination and 25% each on the attainment and maintenance of certain shareholder return targets based on share trading prices and any dividends paid. Certain events could trigger immediate vesting under certain circumstances. Sponsor Founder Shares that do not vest within an eight-year period from the closing of the Business Combination will be cancelled and forfeited by the Sponsor.
On May 23, 2023, the Sponsor entered into the Purchase Agreement with the Cartica Funds and Namaste. Pursuant to the Purchase Agreement, Namaste acquired from the Cartica Funds, certain membership interests in the Sponsor, which combined interests will entitle Namaste to receive, in the aggregate, 3,490,949 Class B ordinary shares, par value $0.0001 per share and 15,900,000 private placement warrants (see Note 1).
Promissory Note — Related Party
On February 9, 2021, the Company issued a promissory note (the “First Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On September 20, 2021, the Promissory Note was amended to increase the borrowable amount to $350,000 and to extend the maturity date, and on November 15, 2021 to further extend the maturity date. The amended Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the completion of the IPO. At the consummation of the IPO, the outstanding balance of $244,225 for the First Promissory Note was paid in full by the Company. As of December 31, 2023 and 2022, no additional amount may be borrowed under this note.
In August 2023, the Company issued the Second Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Second Promissory Note is non-interest bearing and payable on the earlier of: (i) the date of the Company’s liquidation or (ii) the date on which Company consummates its Business Combination. On September 26, 2023, the Company borrowed $100,000 under the Second Promissory Note. On November 28, 2023, the Company borrowed additional $150,000 under the Second Promissory Note. As of December 31, 2023, $250,000 was outstanding on the Second Promissory note and an aggregate of $50,000 may be borrowed under this note.
On February 16, 2024, the Second Promissory Note was amended to increase the principal sum from up to $300,000 to up to $750,000. The Second Promissory Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation.

Loans — Related party
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and 2022, there were no Working Capital Loans outstanding.
Administrative support agreement
On January 4, 2022, the Company entered into an agreement to pay the Sponsor $930,000 over eighteen months beginning at the closing of the IPO, for the following administrative support expenses: (i) cash compensation to Mr. Goel, the Company’s Chief Executive Officer, in the form of an annual salary of $312,000 ; (ii) cash compensation to Mr. Coad, the Company’s Chief Operating Officer and Chief Financial Officer, in the form of an annual salary of $200,000; and (iii) $9,000 per month for office space, utilities and research, analytical, secretarial and administrative support, which the Sponsor is expected to source principally from Cartica Management, LLC (“Cartica Management”). In addition, at the closing of the IPO, the Company paid the Sponsor an aggregate amount of $601,167 of which $549,000 represented compensation and bonuses paid to Mr. Goel and Mr. Coad for their services through the closing of the IPO and $51,667 represented a prepayment of administrative support expenses for January 2022, to be amortized over the service period. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these amounts (in the case of the officer compensation, after 30 days’ notice). On May 23, 2023, in connection with the Transfer (see Note 1), the Company and the Sponsor entered into an amendment to the administrative support agreement (the “Amended Administrative Support Agreement”), pursuant to which the Company has ceased to pay the Sponsor for (i) the cash compensation to the Chief Executive Officer in the form of an annual salary of $312,000 and (ii) $9,000 per month for office space, utilities, and research, analytical, secretarial and administrative support. Per the Amended Administrative Support Agreement the Sponsor shall (i) pay to the Company’s Chief Operating Officer and Chief Financial Officer an annual cash salary of $200,000, in substantially equal periodic installments, and bonuses of up to $150,000; and (ii) make available, or cause to be made available, to the Company, at a location mutually agreed by the Parties (or any successor location of Sponsor), office space, utilities, and research, analytical, secretarial and administrative support, as may be reasonably required by the Company. In exchange for these services, the Company shall pay Sponsor $16,666.67 per month with the first payment due on or around May 31, 2023 and continuing monthly thereafter until the termination date as defined in the agreement. For the year ended December 31, 2023, the Company incurred and paid $320,333 in fees for these services. For the year ended December 31, 2022, the Company incurred $931,500 in fees for these services and the Company paid total fees of $1,169,500 for these services.
Anchor investors
Cartica Investors, LP and Cartica Investors II, LP, two private funds that are affiliates of Cartica Management purchased an aggregate of 1,980,000, or 9.9%, of the Units in the IPO (excluding the Units issued pursuant to the full exercise of the underwriters’ over-allotment option), at the public offering price of $10.00 per Unit for an aggregate amount of $19,800,000.
Non-redemption Agreements
On June 16, 2023 and June 26, 2023, the Company entered into certain non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated institutional investors (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,850,000 Class A ordinary shares, par value $0.0001 per share held by the Holders, in connection with the Meeting. In consideration of the foregoing agreement, the Company shall issue to the Holders an aggregate of 962,500 Class A ordinary shares (the “New Shares”) substantially concurrently with or immediately after, the closing of a Business Combination. The Holders will be entitled to the same registration rights set forth in that certain Registration and Shareholder Rights Agreement, dated as of January 4, 2022, among Cartica Acquisition Partners, LLC, the Company and the other parties thereto, in respect of all the New Shares held by the Holders.
The Company estimated the aggregate fair value of the 962,500 Class A ordinary shares attributable to the non-redeeming shareholders to be $158,139 or $0.1643 per share. The fair value of the Class A ordinary shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, it was recognized by the Company as a capital contribution by the Sponsor to induce them not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. As of January 7, 2022, the over-allotment was fully exercised.
The underwriters received a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate (which included an additional $600,000 received pursuant to the full exercise of the over-allotment option), which was paid at closing of the IPO. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate (which included an additional $1,050,000 received pursuant to the full exercise of the over-allotment option). The deferred fee would have been payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On April 14, 2023, J.P. Morgan, the underwriter for the IPO of the Company, terminated its association with the Company and waived any fees and compensation in connection with such association, including its entitlement to the payment of deferred compensation in the amount of $8,050,000 in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $214,220 of other income on the Company’s statements of operations attributable to the derecognition of deferred underwriting fees allocated to offering costs in the accompanying statements of operations and $7,835,780 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying statements of changes in shareholders’ deficit.
Forward purchase agreement
The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Cartica Funds, pursuant to which the Cartica Funds agreed to subscribe for an aggregate of up to 3,000,000 forward purchase shares for $10.00 per share (the “Forward Purchase Shares”), or up to $30,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of the Company’s Business Combination, subject to approval at such time by the Cartica Management investment committee.

Under the Forward Purchase Agreement, the forward purchase investors (i) must vote any Class A ordinary shares owned by them at the time of any shareholder vote to approve a proposed business combination in favor of such proposed business combination, and (ii) would be entitled to registration rights with respect to the Forward Purchase Shares and any other Class A ordinary shares acquired by the forward purchase investors, including any acquired subsequent to the completion of the Business Combination. The proceeds from the sale of the Forward Purchase Shares may be used as part of the consideration to the sellers in the Company’s Business Combination, expenses in connection with the Company’s Business Combination or for working capital in the post-business combination company. These purchases would be required to be made regardless of whether any Class A ordinary shares are redeemed by the Company’s public shareholders. The Forward Purchase Shares would be issued only in connection with the closing of the Business Combination.
On October 13, 2022, the Company was advised by Cartica Management that the Cartica Funds will be liquidated in the first half of 2023 (the “Liquidation”).
On March 14, 2023, the Company received a written notice from Cartica Management advising the Company that the investment committee of Cartica Management had determined that it would not approve the purchase of any Forward Purchase Shares and therefore the Cartica Funds would not purchase any of the Forward Purchase Shares in connection with the Business Combination or otherwise. On May 23, 2023, in connection with the Transfer, the Company and Cartica Funds entered into an agreement to terminate the rights and obligations of the Company and the Cartica Funds under Forward Purchase Agreement. As a result, the Company may lack sufficient funds to consummate the Business Combination.
Service Provider Agreements
The Company has entered into various arrangements with certain business advisors, consultants, and investment institutions to assist the Company with identifying potential Targets in connection with the Company’s initial business combination, provide certain advisory services, and negotiate terms in connection with the Company’s initial business combination, consistent with the rules and regulations for SPACs and Nasdaq. In connection with these arrangements, the Company may be required to pay such business advisors, consultants, and investment institutions certain contingent fees related to their services to the extent that certain contingent conditions are met. The contingent conditions include, but are not limited to, either (i) signing of a letter of intent with a specific Target, (ii) signing a business combination agreement with a specific Target, and/or (iii) the successful consummation of an initial business combination with a specific Target. The contingent fees related to the arrangements entered into as of December 31, 2023, are based on either (i) a percentage of total consideration paid or, (ii) a fixed fee; in either case not to exceed an aggregate amount of $6.0 million. No fees are currently payable under these arrangements.
On June 13, 2023, the Company and the Sponsor entered into an agreement with a service provider whereby upon approval of the Extension, which occurred on June 30, 2023, $100,000 was due and payable to the service provider. In addition, upon the consummation of the Company’s Business Combination the service provider will earn and receive an additional $100,000 cash payment from the Company and acquire 50,000 Founder Shares from the Sponsor at $0.003 per share, the original purchase price of such shares. The aggregate fair value of the Founder Shares as of June 30, 2023, the date the shareholders approved the Extension, was $8,215 or $0.1643 per Founder Share. During the year ended December 31, 2023, the Company recognized and paid $100,000 of fees.
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On September 30, 2023, in connection with the Meeting, shareholders holding 18,785,585 Class A ordinary shares exercised their right to redeem such shares (see Note 1). At December 31,

2023 and 2022, there were 4,750,000 and no Class A ordinary shares issued or outstanding (excluding 4,214,415 and 23,000,000 shares subject to redemption), respectively.
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On June 29, 2023, the Company issued an aggregate of 4,750,000 Class A ordinary shares to the Sponsor, upon the Conversion of an equal number of the Company’s Class B ordinary shares, held by the Sponsor (see Note 1). The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s Business Combination.
The remaining Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2023	December 31, 2022
Liabilities:
Warrant liabilities – Public Warrants	1	$345,000	$805,000
Warrant liabilities – Private Placement Warrants	3	$636,000	$1,272,000
Cash and Marketable Securities Held in Trust Account
As of December 31, 2023, the investment in the Company’s Trust Account consisted of $0 in cash and $46,305,735 in money market funds that invest in U.S. Treasury Securities. As of December 31, 2022, the investment in the Company’s Trust Account consisted of $163 in cash and $240,113,631 in U.S. Treasury Securities. The Company classifies its U.S. Treasury Securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value/Amortized cost, excluding gross unrealized holding losses and fair value of held to maturity securities on December 31, 2023 and 2022 are as follows:

As of December 31, 2023	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities held in Trust Account	$46,305,735	$—	$—	$46,305,735
As of December 31, 2022	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities held in Trust Account	$240,113,631	$—	$(6,094)	$240,107,374
Warrant Liabilities
The Public Warrants and the Private Placement Warrants have been accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Company used both the Black-Scholes Merton formula and a Monte Carlo simulation model to value the Public Warrants and the Private Placement Warrants at Initial Measurement. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant) and (ii) the sale of Private Placement Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to ordinary shares subject to possible redemption (temporary equity) based on their relative fair values at the initial measurement date. The Public Warrants and Private Placement Warrants are classified within Level 3 of the fair value hierarchy at Initial Measurement due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. At initial measurement, the Company estimated the selected volatility of its ordinary shares based on the implied volatility of comparable SPAC warrants. Effective February 25, 2022, the Public Warrants began trading separately.
As of December 31, 2023 and 2022, in order to value the Private Placement Warrants, the Company compared the expected fair value of the Public Warrants using a Monte Carlo simulation model to the trading value of the Public Warrants to calculate an estimate of the probability of a successful business combination. The inputs used in the Monte Carlo analysis included expected market volatility, expected risk-free interest rate and expected life of the Public Warrants. The Company estimated the selected market volatility following a successful business combination by considering the five-year historical volatility of the NASDAQ 100 Tech Sector index. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the Public Warrants following a successful business combination. The Company used the contractual five-year life as the expected life of the Public Warrants. The Company compared the estimated fair value of the Public Warrants following a successful business combination to the current trading price of the Public Warrants to calculate an estimate of the probability of a successful business combination. The Company then applied a Black-Scholes formula and the calculated probability of a successful business combination to estimate the fair value of the Private Warrants. The inputs into the Black Scholes model for the Private Warrants at initial measurement were the same as those used in the Public Warrant analysis. The fair value of the Public Warrants on December 31, 2023 and 2022 was classified as Level 1 due to the use of an observable market quote in an active market.
The key inputs into the Monte Carlo simulation model and Black-Scholes Merton formula for the Public and Private Placement Warrants were as follows at initial measurement:
Input	January 7, 2022
Risk-free interest rate	1.64%
Expected term (years)	6.50
Expected volatility	7.2%
Exercise price	$11.50
Stock price of Class A ordinary share	$9.83

The key inputs into the Black-Scholes Merton formula for the Private Placement Warrants were as follows at December 31, 2023 and December 31, 2022:
Input	December 31, 2023	December 31, 2022
Risk-free interest rate	3.84%	3.99%
Expected term (years)	5.00	5.51
Expected volatility	31.70%	25.40%
Exercise price	$11.50	$11.50
Stock price of Class A ordinary share	$10.91	$10.37
The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:
Private Placement Warrants
Fair value at December 31, 2022	$1,272,000
Change in fair value	(636,000)
Fair value at December 31, 2023	$636,000
As of January 7, 2022, Initial Measurement, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.51 per warrant for aggregate values of $8,109,000 and $5,865,000, respectively.
Transfers to and from Levels 1, 2 and 3 are recognized at the end of the reporting period. Following the detachment of the warrants from Units on February 25, 2022, the Public Warrants were transferred from Level 3 to Level 1.
As of December 31, 2023, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.04 and $0.03 per warrant for aggregate values of $636,000 and $345,000, respectively.
As December 31, 2022, the fair value of the Private Placement Warrants and Public Warrants was determined to be $0.08 and $0.07 per warrant for aggregate values of $1,272,000 and $805,000, respectively.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed within these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
In January 2024, the Company instructed Continental to liquidate the investments held in the trust account and instead to hold the funds in the trust account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee, until the earlier of the consummation of the initial business combination or the Company’s liquidation. As a result, following the liquidation of investments in the trust account, the remaining proceeds from the initial public offering and private placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.
On February 16, 2024, the Second Promissory Note was amended to increase the principal sum from up to $300,000 to up to $750,000. The Second Promissory Note, as amended, bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination and (b) the date of the Company’s liquidation. Subsequent to December 31, 2023 the Company has drawn $373,500 under the amended Second Promissory Note.
On March 5, 2024, the Company filed a definitive proxy statement with the SEC for an extraordinary general meeting in lieu of an annual meeting of our shareholders. The purpose of the meeting is to consider and vote upon, among other things, a proposal to amend the company’s charter to extend the date by which the Company must consummate a business combination from April 7, 2024 to January 7, 2025, or such earlier date as determined by the Company’s board of directors in its sole discretion. There is no guarantee that the extension amendment proposal will be approved by the Company’s shareholders, and if it is not approved, then if a business combination is not consummated by April 7, 2024, there will be a mandatory liquidation and subsequent dissolution of the Company. If the extension is approved, the public shareholders will be provided the opportunity at that time to redeem all or a portion of their shares (which would likely have a material adverse effect on the amount held in our trust account and other adverse effects on the company, such as the Company’s ability to maintain its listing on Nasdaq Global Market.). On March 22, 2024, The Company announced that the Company’s sponsor will make a cash contribution of an aggregate of $40,000 to the trust account for each month, in connection with the shareholder vote to approve an amendment to our charter to extend the date by which the Company has to complete an initial business combination from April 7, 2024 to January 7, 2025, or such earlier date as determined by our board of directors.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
NIDAR INFRASTRUCTURE LIMITED,
YOTTA DATA AND CLOUD LIMITED,
and
CARTICA ACQUISITION CORP
dated as of June 24, 2024

A-i

A-ii

A-iii

Exhibits
Exhibit A	Form of A&R AoA
Exhibit B	Incentive Equity Plan
Exhibit C	Sponsor Lock-Up and Support Agreement
Exhibit D	Company Shareholder Lock-Up and Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of First Plan of Merger
Exhibit G	Form of Second Plan of Merger
Exhibit H	Form of Amended and Restated Warrant Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 24, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of the Company that was formed solely for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).
WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a direct, wholly-owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).
WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the Company, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is desirable and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”) and (d) directed that the Company Transaction Proposals be submitted to the Company Shareholders for approval and adoption.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of a unanimous written resolution of the Company Shareholders approving the Company Transaction Proposals in accordance with applicable Law and the Organizational Documents of the Company (the “Company Shareholder Written Resolution”).
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is or will be a party, including the First Merger and First Plan of Merger, (c) adopted a resolution recommending to the Company the approval of the Merger Sub Transaction Proposals in its capacity as sole shareholder of Merger Sub and (d) directed that the Merger Sub Transaction Proposals be submitted to the Company for approval and adoption.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of a unanimous written resolution of the sole shareholder of Merger Sub approving the Merger Sub Transaction Proposals in accordance with applicable Law and the Organizational Documents of Merger Sub (the “Merger Sub Shareholder Written Resolution”).
WHEREAS, the Company, in its capacity as the sole shareholder of the Surviving Entity at the time of the Second Merger, shall approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity.
WHEREAS, concurrently with the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R AoA”) and the A&R AoA shall be the memorandum and articles of association of the Company until thereafter amended in accordance with the terms thereof and the Cayman Companies Law.
WHEREAS, as a condition and inducement to each Party’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the lock-up and transaction support agreement attached hereto as Exhibit C (the “Sponsor Lock-Up and Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (a) to vote all Equity Securities of SPAC held by the Sponsor in favor of the SPAC Transaction Proposals, (b) that certain Equity Securities of SPAC held by the Sponsor will be subject to forfeiture and vesting as set forth therein and (c) that if the SPAC Transaction Expenses exceed the threshold specified therein (the “Expense Cap”), then the Sponsor will take the applicable actions set forth in Section 5.2 of the Sponsor Lock-Up and Support Agreement.
WHEREAS, as a condition and inducement to each Party’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit D (the “Company Shareholder Lock-Up and Support Agreement”).
WHEREAS, at the Closing, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.
WHEREAS, the board of directors of SPAC (the “SPAC Board”) intends that, for U.S. federal and any applicable U.S. state or local income tax purposes, (a) the First Merger and the Second Merger, taken together, constitute an integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321, to which each of SPAC, the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (b) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
WHEREAS, the SPAC Board has unanimously: (a) determined that it is desirable and in the best interests of SPAC and the SPAC Shareholders for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, (c) approved the Transactions as a Business Combination and (d) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Action” means any action, suit, audit, charge, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Real Property” means each parcel of real property which, after consummating the transactions contemplated by a Property Acquisition Agreement, would constitute Owned Real Property or Leased Real Property, as applicable, including all land and all interests in buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.
“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Pre-Split Shares that are issued and outstanding as of immediately prior to the Share Split (excluding any Pre-Split Share held in the Company’s treasury), and (b) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all options (calculated using the treasury stock method of accounting), equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such options, equity awards, warrants, rights or other securities are (x) issued and outstanding or (y) have been offered to employees or service providers under any Company Benefit Plan, in each case, immediately prior to the Share Split (whether or not then vested or exercisable, convertible or exchangeable).
“Anti-Corruption Laws” means the (Indian) Prevention of Corruption Act, 1988, (Indian) Prevention of Money Laundering Act, 2002, the relevant provisions under the India Penal Code, 1860, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws in any country in which any Group Company does business or has a presence.
“Brokerage Agreements” means, collectively, each agreement that requires any Group Company to pay any leasing, brokerage or other similar fee or commission in excess of $1,000,000 in connection with Customer Contracts, Company Property Leases, Property Acquisition Agreements, Property Disposition Agreements or otherwise related to Company Real Property or Additional Real Property, together with all amendments thereto.
“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or the Republic of India are authorized or required by Law to be closed.
“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Companies Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means any written or unwritten plan, contract, agreement, policy or other arrangement providing for or relating to compensation, severance, deferred compensation, bonus, equity or phantom equity awards, fringe benefits, death and disability benefits, paid time off, retirement and post-retirement benefits, pension, gratuity, provident fund, savings, profit-sharing, change in control, incentive compensation, retention, group insurance, medical, dental or life (including all individual life insurance policies as to which any Group Company is the owner or beneficiary), employee loans, educational assistance or any other similar employee benefits, in each case, including but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) (i) which has been entered into, sponsored, maintained or contributed to by the Company (or for which any Group Company is required to enter into, sponsor, maintain or contribute to) or (ii) with respect to which any Group Company has, or could reasonably be expected to have, any liability, but not including any of the foregoing mandated by a Governmental Authority.
“Company Business Employee” means an employee of the Company or its Affiliates.
“Company Cash” means the aggregate amount of all cash and cash equivalents of the Group Companies determined on a consolidated basis in accordance with IFRS. For the avoidance of doubt, Company Cash shall (i) include (x) to the extent convertible into cash in less than thirty (30) days, marketable securities, short-term deposits and short-term investments, and (y) any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries, in each case, that are not yet credited to the account of the Company or its Subsidiaries, and (ii) exclude any uncleared checks and drafts or other wire transfers issued or written by the Company or its Subsidiaries.
“Company Converted Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.
“Company Data” means all confidential data, information and data compilations contained in the IT Systems, in any databases of any Group Company or otherwise maintained by or on behalf of any Group Company, including by any Group Company on behalf of any Customer. Without limiting the generality of the foregoing, “Company Data” includes Personal Data.
“Company Development Property” means, collectively, each Company Real Property and Additional Real Property that is under construction or development as of the date hereof.
“Company Offerings” means any products or services offered, licensed, provided, sold, distributed, made available or otherwise exploited by or for any Group Company, and any products or services under design or development (or already designed or developed) by or for any Group Company, including all versions and releases of the foregoing, together with any related documentation, materials or information.
“Company Ordinary Share” means an ordinary share of the Company, with par value and other terms as further described in the A&R AoA.
“Company Property Leases” means, collectively, all leases, licenses or other similar agreements involving rental payments in excess of $100,000 on an annual basis or involving payment of a lease premium in excess of $1,000,000, pursuant to which a Leased Real Property is demised to a Group Company (or any Additional Real Property will be demised to a Group Company after giving effect to any applicable Property Acquisition Agreement), together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto.
“Company Real Property” means each Leased Real Property, including, for purposes of clarity, each Company Development Property.
“Company Real Property Loan Documents” means each loan agreement, promissory note, mortgage or other similar security instrument and any other debt instrument or other similar agreement, in each case with a loan value in excess of $5,000,000, in effect in connection with any debt encumbering Company Real Property (or which will encumber Additional Real Property after giving effect to any applicable Property Acquisition Agreement), or any direct or indirect interest therein, together with all amendments thereto.
“Company Related Party” means any officer, director, direct or indirect equityholder or Affiliate of any Group Company (or any Affiliate, partner or immediate family member of any of the foregoing or any trust or other entity (other than a Group Company) in which any of the foregoing holds (or in which more than one of the foregoing collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).
“Company Service Provider” means any employee, officer, director or independent contractor of any Group Company.
“Company Shareholder Approval” means the vote or unanimous written resolution of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law, the Organizational Documents of the Company and this Agreement.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the First Effective Time).
“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by any Group Company in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance of and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) all change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by any Group Company to any current or former employee, independent contractor, officer or director of any Group Company as a result of the Transactions (excluding those contingent on a subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, (c) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions; (d) any and all fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith; and (e) the cost of the D&O Tail.
“Company Transaction Proposals” means (a) the approval and authorization by ordinary resolution of this Agreement, (b) the adoption and approval by special resolution of the A&R AoA, (c) the approval by ordinary resolution of the Share Redesignation, (d) the approval by ordinary resolution of the variation of the authorized share capital in connection with the adoption and approval of the A&R AoA, (e) the approval by ordinary resolution of the Share Split, (f) the approval and authorization by special resolution of the First Merger and the First Plan of Merger, (g) the approval and authorization by special resolution of the Second Merger and the Second Plan of Merger, (h) the approval by ordinary resolution of the issuance of securities to the PIPE Investors pursuant to the PIPE Financing, (i) the election of directors to the board of directors of the Company in accordance with Section 6.06 and the approval of entry into customary indemnification agreements with the directors of the Company in each case by ordinary resolution, and (j) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.
“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.
“Construction Documents” means, collectively, (a) all material plans and specifications currently in effect for each Company Development Property, (b) the current budget and schedule for all development and construction work at each Company Development Property (including, without limitation, any budget and/or schedule agreed-upon with any Customer), (c) all general contractor agreements or any other Contract involving aggregate payments in excess of $10,000,000 entered into in connection with the construction or development of any Company Development Property, (d) all warranties and guarantees issued in connection with any agreements or Contracts described in the foregoing clause (c), and (e) all amendments of any of the foregoing.
“Contract” means any legally binding contract, agreement, license, sublicense, lease, use or occupancy agreement, sublease, franchise, credit agreement, indenture, mortgage, note, bond, warrant and other legally binding commitment (including all amendments, supplements and modifications thereto).
“Copyleft Obligations” means any obligations in a license of Intellectual Property Rights that provides that, as a condition to the use, modification or distribution of such licensed Intellectual Property Rights, such licensed Intellectual Property Rights, or any other Intellectual Property Rights that are incorporated into, derived from, based on, linked to or used or distributed with such licensed Intellectual Property Rights, be licensed, distributed or otherwise made available: (a) in source code form, (b) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of source code or (c) without charge.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variations thereof.
“COVID-19 Measures” means any quarantine, “lockdown,” “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or any industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.
“Customer” means any party to a Customer Contract other than the Company or any of its Subsidiaries.
“Customer Contract” means (a) any Contract with any Person pursuant to which any Group Company gives (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, or practical completion of the applicable Company Development Property, as applicable, will give) such Person a right (whether immediate or in the future) to use or occupy space or to receive any services related thereto at the Company Real Property or the Additional Real Property or (b) any master service agreement entered into by or otherwise binding upon (or that, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement or practical completion of the applicable Company Development Property, as applicable, will become binding upon) any Group Company, on the one hand, and any other Person, on the other hand, pursuant to which any Group Company gives (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, or practical completion of the applicable Company Development Property, as applicable, will give) such Person a right to use or occupy space or to receive any services related thereto at the Company Real Property or the Additional Real Property.
“Data Protection Requirements” means any and all applicable Laws (including the (Indian) Information Technology Act, 2002 and rules and regulations formulated thereunder), industry requirements and Contracts relating to the Processing of Company Data, including but not limited to: (a) Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or direct marketing, use of electronic data and privacy matters (including online privacy); (b) each Contract relating to the Processing of Personal Data applicable to the Company; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.
“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.
“Dissenting SPAC Shares” means SPAC Shares that are issued and outstanding as of immediately prior to the First Effective Time and held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.
“Environmental Laws” means applicable Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants, natural resources or the environment or (iv) solely to the extent related to exposure to Hazardous Materials, the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the (Indian) Air (Prevention and Control of Pollution) Act, 1981, the (Indian) Water (Prevention and Control of Pollution) Act, 1974, the (Indian) Environment (Protection) Act, 1986, the Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016 or any other Law of similar effect.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person and (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.
“Equity Value” means the amount equal to (a) $4,075,000,000, plus (b) Closing Date Cash, as set forth in the Company Closing Statement, minus (c) Closing Date Indebtedness, as set forth in the Company Closing Statement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, at the relevant time, together with another Person, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Essential Personal Property” means any machinery, equipment (including any parts incorporated or installed therein or used in connection therewith) or moveable assets which are necessary for the business or operations of a Group Company in connection with the performance of Customer Contracts, including servers, racks, routers, mechanical, electrical and plumbing (MEP) systems, chillers, transformers, generators and batteries. For the avoidance of doubt, “Essential Personal Property” does not include any Intellectual Property Rights or other intangible property.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Real Property Contracts” means, collectively, each Company Property Lease, Property Acquisition Agreement, Property Disposition Agreement, Construction Document, Customer Contract, Service Contract, Brokerage Agreement, Infrastructure Agreement, Property Document and Company Real Property Loan Document.
“Extension Expenses” means, to the extent unpaid as of the Closing, (a) the costs and expenses incurred by SPAC in connection with extending the date by which SPAC must consummate a Business Combination beyond April 7, 2024 (the “Extension”), and (b) the amounts deposited by the Sponsor in the Trust Account, if any, in the form of a non-interest-bearing promissory note in connection with the Extension.
“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.01(a) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(a) of the SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any: (a) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (b) holder of political office, political party official or member of a royal family; (c) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (d) Person acting for or on behalf of any such Governmental Authority.
“Governmental Authority” means any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body including any court, tribunal or arbitral body (private or public).
“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group Companies” means, collectively, the Company and each of its Subsidiaries (whether direct or indirect), which for avoidance of doubt shall include the Merger Sub.
“Hardware” means any information technology, including computers, computer network equipment, mobile devices, servers, facsimile servers, scanners, printers, networks, firmware, screens, terminals, keyboards, cabling, routers and other peripheral and associated electronic equipment, used or held for use by or for any Group Company, including on behalf of any customer of any Group Company (or, where so specified, by or for any other Person) at any time, but excluding all Software.
“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is listed or subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, dioxins, heavy metals, mold and mold spores.
“IFRS” means International Financial Reporting Standards.
“Incentive Equity Plan” means the equity incentive plan substantially in the form attached hereto as Exhibit B.
“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (in respect of the Company) or GAAP (in respect of SPAC), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, but excluding payables arising in the ordinary course of business, (g) the items set forth on Section 1.01(d) of the Company Disclosure Letter, (h) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in the foregoing clauses (a) through (h) guaranteed directly or indirectly, jointly or severally.
“Indian Accounting Standards” means the Indian Accounting Standards notified under the Companies (Indian Accounting Standards) Rules, 2015 pursuant to Section 133 of the (Indian) Companies Act, 2013 prescribed from time to time by the Government of India as the standards of accounting or any addendum thereto.
“Information Security Program” means a written information security program designed to comply with applicable Data Protection Requirements, that when appropriately implemented and maintained would constitute commercially reasonable security procedures and practices appropriate to the nature of

Company Data Processed and that includes: (a) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of any Company Data Processed by the Company; (b) disaster recovery, business continuity, incident response and security plans and procedures; and (c) safeguards designed to protect against Security Incidents and malicious code and against loss, misuse, unauthorized access to, and disruption of Company Data Processed by or on behalf of the Company.
“Infrastructure Agreement” means each infrastructure agreement, conduit lease (and associated easements), dark fiber lease (and associated easements), pathway agreement, utility agreement, heating, ventilation and air conditioning agreement, colocation agreement, concession agreement, services agreement, Service Order or other similar Contract primarily relating to the use of telecommunications equipment or telecommunications services by Customers or any Group Company at any Company Real Property (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, any Additional Real Property) to which any Group Company is a party (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, will be a party), in the case of such Infrastructure Agreements involving one-time payments in excess of $15,000,000 and, in the case of Infrastructure Agreements involving ongoing payments, in excess of $1,000,000 in any twelve (12)-month period, and all amendments, modifications, extensions or supplements thereto.
“Intellectual Property Rights” means all rights in or to the following throughout, or anywhere in, the world: (a) patents, patent applications and intellectual property rights in inventions (whether or not patentable) including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof, (b) trademarks, service marks and all other indicia of source or origin, and all registrations and applications therefor, (c) copyrights, moral rights and all registrations and applications therefor, (d) internet domain names, (e) trade secrets and (f) intellectual property rights in and to trade names, corporate names, logos, Software, algorithms, processes, methods, techniques, systems, ideas, creations, discoveries, compilers, application programming interfaces, architectures, documentation, data, data structures, databases, formulae, recipes, procedures, instructions, know-how, improvements, technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, customer, personnel, processes, formulae, customer lists or data, business and marketing plans, materials and information, inventions, specifications, designs, industrial designs, devices, prototypes, schematics, development tools, methods and any confidential information.
“Internal Revenue Service” means the U.S. Internal Revenue Service.
“IT Systems” means all systems used or held for use by or for any Group Company, including on behalf of any Customer of the Group Companies, including the information and communications technology infrastructure and systems (including all Software, Hardware, firmware, networks and websites) and any security and disaster recovery arrangements relating thereto.
“JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012, as amended.
“Knowledge” means (a) with respect to the Company, the knowledge that each of the individuals listed on Section 1.01(a) of the Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; and (b) with respect to SPAC, the knowledge that each of the individuals listed on Section 1.01(a) of the SPAC Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, in each case of clauses (a) and (b), other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.
“Landlord” means each landlord or other applicable counterparty under a Company Property Lease.
“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, guidelines, ordinances, by-laws, policies, circulars, directives, Governmental Order or other similar requirements, in each case, of any Governmental Authority.
“Leased Real Property” means all real property in which any Group Company has any interest as lessee, sublessee or licensee.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws or the Organizational Documents of the issuer of such security).
“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Group Companies (taken as a whole) or (y) is reasonably expected to materially delay, impede or prevent consummation of the Transactions on or before the Termination Date; provided, however, that, with respect to clause (x) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP or IFRS) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Group Companies operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (excluding COVID-19 and any COVID-19 Measures); (e) any action taken or not taken at the written request of SPAC; (f) the announcement or the execution of this Agreement, the pendency of the Transactions or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with any Group Company (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) geopolitical conditions (including trade wars, tariffs or sanctions), any acts of terrorism or sabotage (including cyberattack), the commencement, continuation or escalation of a conflict, including a war (whether or not declared) or acts of armed hostility, including any material worsening of such matters threatened or existing as of the date hereof and any responses to any such matters; (i) any failure of a Group Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates or the identity of SPAC or the Sponsor; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies (taken as a whole) relative to other similarly situated businesses in the industries and geographic locations in which the Group Companies operate, in which case, only the incremental disproportionate adverse impact of such Effect may be taken into account in determining whether a “Material Adverse Effect” exists or has occurred.
“Merger Sub Shareholder Approval” means the written resolution of the Company, in its capacity as the sole shareholder of Merger Sub, required to approve the Merger Sub Transaction Proposals, as determined in accordance with applicable Law, the Organizational Documents of Merger Sub and this Agreement.
“Merger Sub Transaction Proposals” means (a) the approval and authorization by ordinary resolution of this Agreement, and (b) the approval and authorization by special resolution of the First Merger and the First Plan of Merger.
“Minimum Balance Sheet Cash” means (a) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting (without, for the avoidance of doubt, giving effect to the SPAC Shareholder Redemption Amount); plus (b) the PIPE Financing Proceeds; minus (c) the amount required to satisfy the SPAC Shareholder Redemption Amount.
“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Indebtedness” means an amount equal to (a) Closing Date Indebtedness minus (b) Closing Date Cash.
“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.
“Owned Intellectual Property” means all Intellectual Property Rights that (a) are owned, in whole or in part, by any Group Company, or (b) any Group Company purports to own, in whole or in part, through its exploitation of such Intellectual Property Rights in a manner consistent with ownership.
“Owned Real Property” means each parcel of real property owned by any Group Company, including all land, and all interests in buildings, structures, improvements and fixtures located thereon, and together with the easements and other rights and interests appurtenant thereto.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (i) not yet delinquent or that are being contested in good faith through appropriate Actions and (ii) for which appropriate reserves have been established in accordance with IFRS (in respect of the Company) or GAAP (in respect of SPAC), (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (c) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate Actions and (ii) for which appropriate reserves have been established in accordance with IFRS (in respect of the Company) or GAAP (in respect of SPAC), (d) with respect to any real property subject to a Company Property Lease (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (ii) any Lien permitted under a Company Property Lease, (e) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (f) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Group Companies, taken as a whole, (g) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Real Property which are not violated in any material respect by the current use thereof, (h) non-exclusive licenses or sublicenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practices, (i) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (j) Liens securing any indebtedness of any Group Company, (k) Liens arising under applicable Securities Laws, (l) with respect to an entity, Liens arising under the Organizational Documents of such entity and (m) Liens described on Section 1.01(b) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(b) of the SPAC Disclosure Letter (in the case of SPAC).
“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.
“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable individual, device or household, including, but not limited to “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Protection Requirements.
“PIPE Financing Proceeds” means cash proceeds that are funded prior to, concurrently with, or immediately after, the Closing to the Company (or as directed by the Company) in connection with the PIPE Financing.

“Pre-Split Shares” means (i) ordinary shares, par value $1.00 per share, of the Company and (ii) non-voting ordinary shares, par value $1.00 per share, of the Company.
“Processing,” “Process” or “Processed” means any operation performed on Company Data, including collection, access, acquisition, receipt, storage, protection, handling, compilation, analysis, monitoring, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transmission, transfer (including cross-border transfer), modification or any other use.
“Property Acquisition Agreement” means any binding Contract for the acquisition of Owned Real Property or for the use of Leased Real Property, in each case with an aggregate value in excess of $1,000,000 by any Group Company, together with all amendments thereto.
“Property Disposition Agreement” means any binding Contract for the assignment, surrender, termination or cancellation of Leased Real Property with an aggregate value in excess of $1,000,000, in each case by any Group Company.
“Property Document” means, collectively, all easement agreements, declarations, covenants, conditions and restrictions, and other similar documents or agreements affecting the Company Real Property (or which will affect Additional Real Property after giving effect to any applicable Property Acquisition Agreement), together with all amendments thereto.
“Redeeming SPAC Shares” means SPAC Class A Shares that are held by SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).
“Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.
“Registrable Securities” means (a) the Company Ordinary Shares that constitute the Merger Consideration, (b) the Company Ordinary Shares issuable upon exercise of the Company Converted Warrants and (c) the Company Converted Warrants.
“Registration Statement” means the Registration Statement on Form F-4 or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Russia, Sudan, Venezuela and Syria).
“Sanctioned Person” means: (a) any Person identified in any sanctions- or trade control-related list of designated Persons maintained by (i) the United States, including but not limited to the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (ii) His Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council, (iv) the European Union, (v) India or (vi) the Cayman Islands; (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury of the United Kingdom, (e) India or (f) the Cayman Islands.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).
“Security Incident” means any (a) unauthorized Processing of Company Data, (b) unauthorized access of or disruption to the IT Systems, (c) material breakdown, defect or failure of the IT Systems, or (d) incident that may require notification to any Person, Governmental Authority or any other entity under Data Protection Requirements.
“Service Contracts” means, collectively, all management Contracts, all service and maintenance Contracts involving payments in excess of $500,000 in any 12-month period, and all other agreements of a similar nature involving payments in excess of $500,000 in any 12-month period, in each case affecting the Company Real Property (or which will affect Additional Real Property after giving effect to any applicable Property Acquisition Agreement) or the operation thereof, together with all amendments thereto and all guaranties, warranties and similar agreements related thereto. For the avoidance of doubt, “Service Contracts” shall not include any labor, collective bargaining, union development, union or employment agreements.
“Service Orders” means all written requests for goods and services of any kind or nature made by a Customer or issued by any Group Company to a Customer, whether or not pursuant to a Customer Contract.
“Software” means all (a) computer programs operating systems, applications systems, firmware or other code of any nature, whether operational, under development or inactive (including any and all software, firmware or implementation of algorithms, models and methodologies whether in source code, executable code or object code), (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) rules, diagrams, protocols, specifications, definitions, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) documentation, including user manuals, technical manuals, operation procedure and other training documentation, whether in machine-readable form, programming language or any other language or symbols and whether stored encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, related to any of the foregoing, and (e) derivations, updates, enhancements and customization of any of the foregoing.
“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of SPAC, (b) the ability of SPAC to consummate the Transactions or (c) the ability of SPAC to remain listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq.
“SPAC Memorandum and Articles of Association” means the SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 4, 2022, and further amended by special resolution on June 30, 2023 (and as may be further amended and/or restated from time to time).
“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC Units in SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Share Redemption Price” means the per share amount payable in respect of each SPAC Class A Share properly redeemed in connection with the SPAC Shareholder Redemptions.
“SPAC Shareholder” means a holder of issued and outstanding SPAC Shares.
“SPAC Shareholder Approval” means the vote of the SPAC Shareholders required to approve the SPAC Transaction Proposals (other than the Adjournment Proposal), as determined in accordance with applicable Law, the SPAC Memorandum and Articles of Association and the rules of the Nasdaq.
“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemptions.
“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the SPAC Transaction Proposals or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.
“SPAC Shareholder Redemptions” means the redemption of SPAC Class A Shares by the public holders of the SPAC Class A Shares validly exercising their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals.
“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.
“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses incurred or payable by SPAC at or prior to the Closing in connection with any business activities and operations of SPAC or SPAC’s initial public offering, or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including (a) all Extension Expenses, (b) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) excluding those incurred or payable in connection with the PIPE Financing, (c) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions, (d) any and all fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith and (e) any Indebtedness of SPAC owed to the Sponsor, its Affiliates or its or their respective shareholders or Affiliates (including Working Capital Loans).
“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including unless otherwise agreed upon: (a) the approval and authorization by ordinary resolution of this Agreement and the Transactions as a Business Combination, (b) the approval and authorization by special resolution of the First Merger and the First Plan of Merger, (c) the adoption and approval by ordinary resolution of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or to seek reversals of SPAC Shareholder Redemptions (the “Adjournment Proposal”) and (d) the adoption and approval by (i) ordinary resolution (or by special resolution where required under the Cayman Companies Law or the SPAC Memorandum and Articles of Association) and (ii) any other consents of the SPAC Shareholders required under the SPAC Memorandum and Articles of Association, of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.
“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.
“Split Factor” means a number resulting from dividing (a) the Equity Value by (b) the product of (i) the Aggregate Fully Diluted Company Shares, and (ii) the SPAC Share Redemption Price.
“Sponsor” means Cartica Acquisition Partners, LLC, a Delaware limited liability company.
“Stock Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the NYSE American, as chosen by SPAC in its reasonable discretion and after consultation with the Company.
“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or designated partners or others performing similar functions with respect to such corporation, company or other organization or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including with respect to the Company, the Persons set forth on Section 1.01(c) of the Company Disclosure Letter.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, minimum alternate tax, withholding tax, tax collection at source, equalization levy, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, environmental, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs, duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any surcharges, cess, interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority and includes taxes payable as a transferee or a representative assessee.
“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax, including any amendment thereof.
“Trade Control Laws” means (a) all applicable trade, export control, import, human rights laws and regulations and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30) and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Trademark License Agreement” means that certain Trademark License Agreement, dated as of the date hereof, by and between the Company and Darshan Hiranandani, as amended or modified from time to time.
“Transaction Agreements” means this Agreement, the Sponsor Lock-Up and Support Agreement, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Company Shareholder Lock-Up and Support Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of January 4, 2022.
“Warrant Agreement” means that certain Warrant Agreement between SPAC and Continental Stock Transfer & Trust Company, dated as of January 4, 2022.
“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination, the Extension or to otherwise capitalize SPAC or fund any of its expenses or the Trust Account.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including,” “included” or “includes” shall mean “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it, (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, (viii) the words “shall” and “will” have the same meaning, (ix) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form, (x) references to “written” or “in writing” include in electronic form and (xi) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.
(b)   Unless the context of this Agreement otherwise requires, references to (i) statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law and (ii) any other Law, shall mean such Law, as amended, modified, supplemented or succeeded from time to time and in effect as of the date of this Agreement.
(c)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(d)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)   The phrases “provided to SPAC,” “delivered to SPAC,” “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement (i) in the virtual “data room” set up by the Company in connection with this Agreement (the “Virtual Data Room”) or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Virtual Data Room, but has been physically provided to SPAC’s legal counsel prior to the date of this Agreement.
(f)   References to “$” or “dollar” or “US$” shall be references to United States dollars.

(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS (if used in connection with the Company), GAAP (if used in connection with SPAC) or Indian Accounting Standards (if used in connection with any Group Company).
Section 1.03   Table of Defined Terms.
Term	Section
A&R AoA	Recitals
Additional Financial Statements	Section 6.08
Adjournment Proposal	Section 1.01
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Authorization Notice	Section 2.02(b)(i)
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(xv)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Date Cash	Section 3.02(b)
Closing Date Indebtedness	Section 3.02(b)
Closing Press Release	Section 8.05(c)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Closing Statement	Section 3.02(b)(ii)
Company Disclosure Letter	Article IV
Company Intellectual Property	Section 4.17(b)
Company Permits	Section 4.11(b)
Company Shareholder Lock-Up and Support Agreement	Recitals
Company Shareholder Written Resolution	Recitals
Company Software	Section 4.17(a)
Confidentiality Agreement	Section 11.08
Creator	Section 4.17(d)
D&O Indemnitee	Section 6.09(a)
D&O Tail	Section 6.09(b)
Data Processor	Section 4.17(j)
DTC	Section 3.03(a)
Effects	Section 1.01
Enforceability Exceptions	Section 4.03(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(e)
Existing D&O Arrangements	Section 6.09(a)
Expense Cap	Recitals

Term	Section
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Plan of Merger	Section 2.03(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
Mandatory Benefit Plans	Section 4.13(h)
Material Contracts	Section 4.12(a)
Material Customer	Section 4.12(a)(i)
Material Customer Contracts	Section 4.12(a)(i)
Merger Consideration	Section 3.01(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Shareholder Written Resolution	Recitals
Mergers	Recitals
Most Recent Balance Sheet Date	Section 4.08(d)
Non-Recourse Party	Section 11.14
Open Source Software	Section 4.17(e)
Party	Preamble
PIPE Financing	Section 8.08(a)
PIPE Investors	Section 8.08(a)
Proxy Statement	Section 8.02(a)(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
Recapitalization	Section 2.01
Registration Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Plan of Merger	Section 2.03(b)
Share Redesignation	Section 2.01
Share Split	Section 2.01
SIAC	Section 11.11
SIAC Rules	Section 11.11
SPAC	Preamble
SPAC Alternative Transaction Proposal	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Closing Statement	Section 3.02(b)(i)
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Permits	Section 5.08

Term	Section
SPAC Preference Shares	Section 5.12(a)
SPAC Related Party	Section 5.15
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Lock-Up and Support Agreement	Recitals
Subscription Agreements	Section 8.08(a)
Surviving Company	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
Termination Date	Section 10.01(c)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Transfer Taxes	Section 8.03(b)
Trust Account	Section 5.06
Trustee	Section 1.01
Unaudited Financial Statements	Section 4.08(a)
Unit Separation	Section 3.01(a)
Virtual Data Room	Section 1.02(e)
Written Objection	Section 2.02(b)
ARTICLE II
RECAPITALIZATION; THE MERGERS
Section 2.01   Share Split.   On the Closing Date, immediately prior to the First Effective Time (but in any event following the determination of the Equity Value pursuant to Section 3.02(b)), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (a) the A&R AoA shall be adopted and become effective, (b) each Pre-Split Share (if not already an ordinary share of the same class as the Company Ordinary Shares) that is issued and outstanding as of immediately prior to the First Effective Time shall be redesignated and become a Company Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held in the Company’s treasury immediately prior to the Share Redesignation shall be automatically canceled and extinguished without any redesignation, subdivision or payment therefor, (c) each Company Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (d) the Company’s authorized share capital shall be adjusted concurrently with the foregoing transactions to reflect the Share Redesignation and Share Split (clauses (a) through (d), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the First Effective Time.

Section 2.02   The Mergers.
(a)   At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and Part XVI of the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and Part XVI of the Cayman Companies Law, the Surviving Entity and the Company shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into the Company, following which the separate corporate existence of the Surviving Entity shall cease and the Company shall continue as the Surviving Company after the Second Merger.
(b)   If any SPAC Shareholder gives to SPAC, before the SPAC Shareholder Approval is obtained at the SPAC Extraordinary General Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Law:
(i)   SPAC shall, following the SPAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Law, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and
(ii)   unless SPAC and the Company elect by agreement in writing to waive this Section 2.02(b)(ii), no Party shall be obligated to commence the Closing, and the First Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Law, as referred to in Section 239(1) of the Cayman Companies Law), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.
Section 2.03   Effective Times.   On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:
(a)   The Company, SPAC and Merger Sub shall execute a plan of merger substantially in the form attached hereto as Exhibit F (the “First Plan of Merger”) and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time or on such later date as may be agreed by SPAC and the Company in writing and specified in or pursuant to the First Plan of Merger in accordance with the Cayman Companies Law (the “First Effective Time”).
(b)   Immediately following the consummation of the First Merger at the First Effective Time, (i) the Company, in its capacity as the sole shareholder of the Surviving Entity following the First Merger, will approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity and (ii) the Surviving Entity and the Company shall execute a plan of merger substantially in the form attached hereto as Exhibit G (the “Second Plan of Merger”) and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time or on such later date as may be agreed by SPAC and the Company in writing and specified in or pursuant to the Second Plan of Merger in accordance with the Cayman Companies Law (the “Second Effective Time”).
Section 2.04   Effect of the Mergers.   The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Company set forth in this Agreement to be performed after the Second Effective Time.
Section 2.05   Governing Documents.   At the First Effective Time, the memorandum and articles of association of SPAC, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with the terms thereof and the Cayman Companies Law. At the Second Effective Time, the A&R AoA shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Law.
Section 2.06   Directors and Officers of the Surviving Entity and the Surviving Company.   Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity. Immediately after the Second Effective Time, the Persons identified as the initial post-Closing directors and officers of the Company in accordance with the provisions of Section 6.06 shall be the directors and officers of the Company, each to hold office in accordance with the A&R AoA.
Section 2.07   Further Assurances.
(a)   If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors and officers of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
(b)   If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and the Company, the applicable directors and officers of the Surviving Entity and the Company (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
THE MERGERS; CLOSING
Section 3.01   Effect of the Mergers on Securities of SPAC, Merger Sub and the Company.   On the terms and subject to the conditions set forth herein, at the Closing, by virtue of and as part of the agreed consideration for the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:
(a)   Immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated in accordance with the terms of the SPAC Units (the “Unit Separation”) and the holder thereof shall thereafter hold one (1) SPAC Class A Share and one-half (1/2) of one (1) SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants.
(b)   At the First Effective Time, each SPAC Share (which, for the avoidance of doubt, includes the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares) (i) shall be converted automatically into the right to receive one (1) Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”) and (ii) shall no longer be outstanding and shall be automatically canceled by virtue of the First Merger and each former holder of such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration as set forth in this Section 3.01(b).
(c)   At the First Effective Time, the Company shall assume the Warrant Agreement under the terms of the Amended and Restated Warrant Agreement and in accordance with the terms of the Amended and Restated Warrant Agreement each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Class A Shares and shall be converted automatically into the right to receive a corresponding Company Converted Warrant exercisable for Company Ordinary Shares. Each Company Converted Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time in accordance with the provisions of the Amended and Restated Warrant Agreement.
(d)   At the First Effective Time, each ordinary share, par value $1.00 per share, of Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time shall be converted automatically into one (1) Class A ordinary share, par value $0.0001 per share, of the Surviving Entity by virtue of the First Merger. Such Class A ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Entity.
(e)   At the First Effective Time, each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC as of immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically canceled and extinguished without any conversion thereof or payment therefor by virtue of the First Merger.
(f)   At the First Effective Time, each Redeeming SPAC Share issued and outstanding as of immediately prior to the First Effective Time shall be automatically canceled and cease to exist by virtue of the First Merger and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Memorandum and Articles of Association.
(g)   At the First Effective Time, each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder shall be automatically canceled and cease to exist by virtue of the First Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such SPAC Shareholder shall have failed to perfect or prosecute or shall have waived, withdrawn, forfeited or otherwise lost their Cayman Dissent Rights or a court of competent jurisdiction shall determine that such SPAC Shareholder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such SPAC Shareholder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such SPAC Shareholder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.

(h)   At the Second Effective Time, each Class A ordinary share of the Surviving Entity that is issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment therefor by virtue of the Second Merger. Each Company Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time shall remain outstanding as a Company Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.
(i)   The Parties agree that the First Effective Time or Second Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties in writing.
Section 3.02   Closing.
(a)   On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 2100 L St. NW, Washington, D.C. 20037 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is five (5) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
(b)   No later than the fifth (5th) Business Day prior to the Closing Date:
(i)   SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (A) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption Amount) as of the Closing Date, (B) the number of SPAC Class A Shares and SPAC Warrants issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and the SPAC Shareholder Redemptions, (C) the calculation of the Merger Consideration and (D) SPAC’s good faith estimate of all accrued and unpaid SPAC Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; and
(ii)   the Company shall deliver to SPAC a statement (the “Company Closing Statement”) setting forth the Company’s good faith estimate of: (A) the Indebtedness of the Group Companies as of 11:59 pm (New York time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (New York time) on the day immediately prior to the Closing Date (the “Closing Date Cash”), (C) the resulting calculation of the Equity Value and (D) all accrued and unpaid Company Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof.
(c)   For a period of 72 hours following the delivery of the SPAC Closing Statement and the Company Closing Statement, the Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives (as applicable) reasonable access to (i) the supporting documentation used in the preparation of the SPAC Closing Statement and Company Closing Statement (as applicable) and (ii) the Company’s Representatives and SPAC’s Representatives in charge of preparing the Company Closing Statement or SPAC Closing Statement (as applicable), in each case, as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s review of the Company Closing Statement or with the Company’s review of the SPAC Closing Statement (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of the other to the SPAC Closing Statement or Company Closing Statement (as applicable) provided in writing during the 72-hour period following the delivery thereof. If the Company, in its discretion, agrees to make any modification to the Company Closing Statement requested by SPAC, or if SPAC, in its discretion, agrees to make any modification to the SPAC Closing Statement requested by the Company, then the Company Closing Statement or the SPAC Closing Statement (as applicable) as so agreed by the Company or SPAC (as applicable) to be modified shall be deemed to be the Company Closing Statement or SPAC Closing Statement (as applicable) for all purposes of this

Agreement. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (x) in no event shall the Closing be delayed or otherwise not occur as a result of any review of or comment on, or dispute relating to, the Company Closing Statement or the SPAC Closing Statement (as applicable) and (y) under no circumstances shall the acceptance of the Company Closing Statement or the SPAC Closing Statement (or any component thereof) be a condition to the obligations to consummate the Mergers (or any of the other Transactions).
(d)   Concurrently with the delivery of the SPAC Closing Statement and the Company Closing Statement (as applicable), the Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives (as applicable) with invoices and wire payment instructions with respect to each Person to whom Company Transaction Expenses or SPAC Transaction Expenses are to be paid at Closing, and, if the SPAC Transaction Expenses exceed the Expense Cap, then SPAC will cause the Sponsor to take the applicable actions set forth in Section 5.2 of the Sponsor Lock-Up and Support Agreement; provided, however, that nothing in this Section 3.02(d) shall relieve the Company of its obligation to pay all SPAC Transaction Expenses pursuant to Section 3.02(e).
(e)   At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid SPAC Transaction Expenses as set forth on the SPAC Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth on the Company Closing Statement.
Section 3.03   Delivery.
(a)   Prior to the First Effective Time, Continental Stock Transfer & Trust Company (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Share (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Shares. At least two (2) Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. Notwithstanding any other provision of this Section 3.03, in respect of any SPAC Shareholder that is not a record holder, any obligation of the Company under this Agreement to issue Company Ordinary Shares to such SPAC Shareholders entitled to receive Company Ordinary Shares shall be satisfied by the Company issuing such Company Ordinary Shares to the Depository Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each such SPAC Shareholder shall hold such Company Ordinary Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee, or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Company Ordinary Shares.
(b)   All Company Ordinary Shares issued upon the exchange of SPAC Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares from and after the First Effective Time. From and after the First Effective Time, holders of SPAC Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Shares that are issued and outstanding as of immediately prior to the First Effective Time (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the rights provided in Section 3.01(f) and (iii) in the case of any holders of Dissenting SPAC Shares, the rights provided in Section 3.01(g).
(c)   No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except as otherwise provided in Section 3.01(f) (with respect to

Redeeming SPAC Shares) or Section 3.01(g) (with respect to Dissenting SPAC Shares), from and after the First Effective Time, until exchanged in accordance with this Section 3.03, each SPAC Share shall solely represent the right to receive the Merger Consideration to which such SPAC Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.
(d)   Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity, the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by the SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.04   Withholding Rights.   Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable to (a) SPAC Shareholders, (b) holders of SPAC Public Warrants and (c) payees of SPAC Transaction Expenses and Company Transaction Expenses, pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. If any deduction or withholding is so required in connection with any such payments (other than payments in the nature of compensation), the applicable withholding agent shall use commercially reasonable efforts to provide reasonable prior written notice to the Person in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article IV), the Company represents and warrants to SPAC as follows:
Section 4.01   Corporate Organization of the Company and Merger Sub.   The Company is an exempted company duly registered by way of continuation, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each of the Company and Merger Sub has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. Neither the Company, nor Merger Sub is in violation of any provision of its Organizational Documents. Each of the Company and Merger Sub is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect.
Section 4.02   Subsidiaries.   The Subsidiaries of the Company (whether direct or indirect), together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed, incorporated or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.03   Due Authorization.
(a)   Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the Company Board and the Merger Sub Board, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
(b)   On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is desirable and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party and consummate the Transactions; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger; (iii) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals; and (iv) directed that the Company Transaction Proposals be submitted to the Company Shareholders for approval and adoption. On or prior to the date of this Agreement, the Company Shareholder Approval was duly and validly obtained pursuant to the Company Shareholder Written Resolution. On or prior to the date of this Agreement, the Merger Sub Board has unanimously (w) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and consummate the Transactions; (x) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is or will be a party, including the First Merger and First Plan of Merger; (y) adopted a resolution recommending to the Company the approval of the Merger Sub Transaction Proposals in its capacity as the sole shareholder of Merger Sub; and (z) directed that the Merger Sub Transaction Proposals be submitted to the Company for approval and adoption. On or prior to the date of this Agreement, the Merger Sub Shareholder Approval was duly and validly obtained pursuant to the Merger Sub Shareholder Written Resolution.
(c)   The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.
Section 4.04   No Conflict.
(a)   Except as set forth on Section 4.04(a) of the Company Disclosure Letter, and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the Transactions do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to any Group Company or any of the Group Companies’ respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset or property of any Group Company (other than Permitted Liens) or on any Equity Security of any Group Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract, except, in the case of each of clauses (b) through (f), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.
(b)   All actions taken by the Company, including the issuance of Equity Securities by the Company, while the Company was domiciled in Mauritius, did not (i) contravene any provisions of the Organizational Documents of the Company, as then in effect; or (ii) violate or contravene any applicable Mauritius laws, in the case of clauses (i) and (ii), in any material respect. The Group Companies set forth on Section 4.04(b) of the Company Disclosure Letter are no longer registered with the Mauritius Registrar of Companies and have submitted all necessary applications and statutory filings for removal from the registers of the Mauritius Registrar of Companies in accordance with section 302 of the Mauritius Companies Act.
Section 4.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the Transactions, except for (a) the filing (i) with the SEC of the Registration Statement and the declaration of the effectiveness thereof by the SEC and (ii) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (b) compliance with and the filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or as otherwise set forth on Section 4.05 of the Company Disclosure Letter, (c) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (d) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law and (e) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.
Section 4.06   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized share capital of the Company is $1,112, divided into 1,000 ordinary shares with nominal or par value of $1.00 each and 112 non-voting ordinary shares with nominal or par value of $1.00 each. The number and class (if applicable) of all issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, warrants, right of first refusal, preemptive right, convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements). There are no outstanding options, equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares.
(b)   Except as set forth on Section 4.06(b) of the Company Disclosure Letter, as of the date hereof, (i) there are no outstanding Equity Securities with respect to any equity awards (including but not limited to, options, restricted stock, restricted stock units and stock appreciation rights), and (ii) no equity awards have been promised to any employee or other service provider of the Company or its Affiliates but not yet approved by the Company Board and documented in an executed grant agreement.
(c)   Except as set forth in Section 4.06(a) or on Section 4.06(a), Section 4.06(b) or Section 4.06(c) of the Company Disclosure Letter, as of the date hereof, there are no issued and outstanding Equity Securities of the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company and (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.
(d)   Except as set forth on Section 4.06(d) of the Company Disclosure Letter, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since its formation through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.
(e)   The Company Ordinary Shares (including those to be issued in respect of the Company Converted Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements), purchase option, call option, warrant, right of first refusal, preemptive right, convertible or exchangeable right, “phantom” share right, share appreciation right, share-based unit, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents or any Contract to which the Company or any Company Shareholder is a party or otherwise bound.
Section 4.07   Capitalization of Subsidiaries.
(a)   All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are validly issued and allotted, fully paid up and are owned of record and beneficially, directly or indirectly, by the Company, and not subject to, and not issued in violation of, any Lien, purchase option, call option, warrant, right of first refusal, preemptive right (except as otherwise required by applicable Law), convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of each Subsidiary of the Company or any Contract to which any Subsidiary of the Company is a party or otherwise bound.
(b)   Except as set forth on Section 4.07(a) of the Company Disclosure Letter, there are no outstanding Equity Securities of any Subsidiary of the Company. Except as otherwise required by applicable Law, no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company.
(c)   Except as set forth on Section 4.07(c) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company owns any Equity Securities in any Person.
(d)   Except as set forth on Section 4.07(d) of the Company Disclosure Letter, there are no Equity Securities of any Subsidiary of the Company that have preferential rights over the ordinary shares of such Subsidiary of the Company or are redeemable (except for statutory redemption).

Section 4.08   Financial Statements; Absence of Changes.
(a)   Set forth on Section 4.08(a) of the Company Disclosure Letter are a copy of (i) (A) the unaudited consolidated balance sheet and profit and loss statement of the Group Companies as of December 31, 2023, and (B) the unaudited consolidated statements of comprehensive income and of changes in shareholders’ equity of the Group Companies for the nine (9)-month period ended December 31, 2023 (the “Unaudited Financial Statements”); and (ii) a copy of the audited consolidated balance sheet of the Group Companies as of March 31, 2023, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies for the 12-month period ended March 31, 2023, along with reports of the board of directors as required under applicable Law (the “Audited Financial Statements”, and together with the Unaudited Financial Statements and any Additional Financial Statements when delivered pursuant to Section 6.08, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS or the Indian Accounting Standards (as applicable) (except in the case of the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).
(b)   The Financial Statements present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements.
(c)   The Group Companies have established and maintain systems of internal accounting controls. Such systems are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statement for external purposes in accordance with IFRS or the Indian Accounting Standards (as applicable), and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS or the Indian Accounting Standards (as applicable), and that receipts and expenditures of the Group Companies are being made only in accordance with authorizations of management and directors of the Group Companies; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies that could have a material effect on the financial statements. None of the Group Companies nor, to the Knowledge of the Company, any independent auditor of the Group Companies, has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (y) any fraud, whether or not material, that involves any Group Company or its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies or (z) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.
(d)   Since March 31, 2023 (the “Most Recent Balance Sheet Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.
(e)   Since the Most Recent Balance Sheet Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, as set forth in Section 4.08(e) of the Company Disclosure Letter or as required by applicable Law (including COVID-19 Measures), the Group Companies have carried on their respective businesses in all material respects in the ordinary course of business.
(f)   Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incidental to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.
Section 4.09   Undisclosed Liabilities.   None of the Group Companies has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS or the Indian Accounting Standards (as applicable), except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Group Companies consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) as set forth on Section 4.09 of the Company Disclosure Letter or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.
Section 4.10   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter there are no, and during the last three (3) years there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to be material to the business of the Group Companies, taken as a whole. There is no Governmental Order imposed upon any Group Company that would reasonably be expected to be material to the business of the Group Companies, taken as a whole.
Section 4.11   Compliance with Laws.
(a)   Each of the Group Companies is, and since the later of its formation, incorporation or registration or five (5) years prior to the date hereof has been, in compliance with all applicable Laws (including, without limitation, any investment Laws, exchange control Laws, telecommunication Laws, labor and employment Laws, unfair competition Laws, consumer protection Laws, payment-related Laws and anti-money laundering Laws in all applicable jurisdictions), except as set forth on Section 4.11(a) of the Company Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole. No Group Companies has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole.
(b)   Except as set forth on Section 4.11(b) of the Company Disclosure Letter, (i) each of the Group Companies holds, or each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, assuming the consummation of the transaction contemplated by the applicable Property Acquisition Agreement, benefits from, and during the three (3)-year period prior to the date hereof, has held or benefitted from, all authorizations, licenses, permits (including all building permits), permissions, certificates, filings, consents, variances, exemptions, waivers, approvals, Governmental Orders, allowances, registrations and clearances of any Governmental Authority necessary for the Group Companies to own, lease, use, access and operate its properties and assets, and to construct, develop and maintain each Company Development Property (to the extent customary for the applicable stage of construction) and to carry on and operate its businesses as currently conducted (the “Company Permits”); (ii) no Group Company has received written notice from, or on behalf of, any Governmental Authority with jurisdiction over the applicable property that any authorizations, licenses, permits (including all building permits), permissions, certificates, filings, consents, variances, exemptions, waivers, approvals, Governmental Orders, allowances, registrations or clearances of such Governmental Authority that are necessary for the completion or operation of any Company Development Property that are customarily issued at a stage of construction after the date hereof will not be issued or granted, will be refused or will be subject to any conditions that are not customary in such jurisdiction; (iii) each Group Company is, and at all times during the three (3)-year period prior to the date hereof has been, in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect; and (iv) no Group Company has received any written notice of any violation or failure to comply with any Company Permit, and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the Knowledge of the Company, pending or threatened in writing, except, in the case of each of clauses (i), (ii), (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)   No Group Company, any of its respective directors or officers, or, to the Knowledge of the Company, any of its respective employees or agents acting for or on their behalf, is or has at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof (i) been a Sanctioned Person, (ii) engaged in any transactions or dealings with any Sanctioned Persons or (iii) violated any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Group Company, any of its respective directors or officers, or, to the Knowledge of the Company, any of its respective employees or agents authorized to act on behalf of the business of such Group Company, has since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, offered, promised, provided or authorized the provision of any money, property or other thing of value, directly or indirectly, to any Person to improperly influence any action of any Governmental Authority or Government Official or to secure any improper advantage, or to cause the recipient to breach a duty of good faith or loyalty or the policies of their employer in violation of any Anti-Corruption Laws.
(d)   No Group Company has at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws, (ii) been the subject of any internal investigation or any actual or threatened inquiry or enforcement proceedings by any Government Official or Governmental Authority for any actual violations of any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws or (iii) violated or received in writing any notice, request, penalty or citation for any actual non-compliance with any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Action involving the Group Companies with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(e)   Each Group Company has, since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, devised and maintained systems of internal accounting controls intended to ensure compliance with Anti-Corruption Laws and which are sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with applicable policies and procedures and management’s general or specific authorization and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets. Further, the books, records and accounts of the Group Companies have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets.
(f)   No Group Company has, since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, established or maintained any secret, unrecorded or unlawful fund of corporate monies or other properties or created or caused the creation of any false or inaccurate books and records of such Group Company, related to any of the foregoing.
Section 4.12   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xxiv) of this Section 4.12(a) to which, as of the date of this Agreement, one or more Group Companies is a party (all such Contracts whether or not listed on Section 4.12(a) of the Company Disclosure Letter, collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to SPAC:
(i)   any Customer Contract (A) with a top twenty (20) Customer of the Group Companies (each, a “Material Customer”) based on monthly recurring revenue by the Group Companies in the 12-month period ended December 31, 2023 (such Customer Contracts, the “Material Customer Contracts”) or (B) pursuant to which aggregate payments of more than $10,000,000 have been paid or are payable by the Customer under such Customer Contract;
(ii)   any Contract with any of the twenty (20) largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Group Companies, based on the aggregate amount of expenditures made by the Group Companies to such vendor, supplier or service provider for the 12-month period ended December 31, 2023;
(iii)   any Contract pursuant to which any Group Company is under an obligation to sell, assign or otherwise transfer any ownership interest in any material Intellectual Property Rights to any Person, except for any such Contract pursuant to which, as of the date of this Agreement, such sale, assignment or other transfer of ownership interest has already occurred;
(iv)   any Contract relating to the (A) acquisition or disposition of any material part of the business of the Group Companies, taken as a whole (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) or (B) sale of any assets of such business, with respect to this clause (B), with an aggregate value in excess of $2,500,000;
(v)   any Contract with respect to the acquisition or disposition of any Person, the disposition of any Company Real Property or Additional Real Property or the acquisition of any real property (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) pursuant to which any Group Company has (A) material continuing indemnification obligations or obligations for unpaid consideration or (B) any “earn-out” or similar contingent payment obligations, in each case, that would reasonably be expected to result in future payments of more than $5,000,000;
(vi)   any Contract involving financing or borrowing of money or relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset or otherwise) with a value in excess of $2,500,000;
(vii)   any guarantee or grant of security interest for debt of a third party by any Group Company, and any agreements of indemnity, surety or similar contracts, whether direct or indirect, in each case in excess of $5,000,000;
(viii)   personal property leases involving payments of more than $5,000,000 in the aggregate;
(ix)   any Contract containing covenants not to engage in or compete in any line of business or market or with any Person in any geographical area or not to solicit customers or employees of any Person, except for Contracts with current or former Company Service Providers that do not contain restrictive covenants adverse to any Group Company or otherwise would not be material to the Group Companies taken as whole;
(x)   any Contract pursuant to which any Group Company has granted or agreed to grant to any other Person any right to use or otherwise practice or exploit, or has granted or agreed to grant any license, covenant, release or immunity with respect to, any material Intellectual Property Rights, excluding non-exclusive rights to use or otherwise practice or exploit, or any license, covenant, release or immunity with respect to Intellectual Property Rights granted to Customers or current or former Company Service Providers in the ordinary course of business;
(xi)   any Contract pursuant to which any other Person has granted or agreed to grant to any Group Company any right to use or otherwise practice or exploit, or has granted or agreed to grant any license, covenant, release, immunity or other right, with respect to any material Intellectual Property Rights, excluding (A) Contracts for Open Source Software, and (B) Contracts with respect to off-the-shelf Software commercially available for an annual license fee, royalty or other consideration of no more than $25,000 per copy per user;
(xii)   any Contract concerning a joint venture, strategic alliance, collaboration or partnership agreement with any Person (other than Contracts between wholly-owned Subsidiaries of the Company);
(xiii)   any Contract with a Governmental Authority in excess of $5,000,000 during the 12-month period ended December 31, 2023, based on monthly recurring revenue by the Group Companies;
(xiv)   any Contract that contains any “most-favored nation” pricing or similar pricing terms, or provisions regarding minimum volumes;

(xv)   any collective bargaining agreement or other Contract with any labor union, trade association, labor organization or works council or any arrangement with an employer organization (each a “CBA”);
(xvi)   any agreement that grants any Person other than the Group Companies any rights of first refusal, rights of first offer, rights of first negotiation or similar rights with respect to any material properties, assets or business of the Group Companies, taken as a whole;
(xvii)   any Contract relating to loans to directors, officers or managers of a Group Company, other than advances of business expenses in the ordinary course of business;
(xviii)   any Contract that contains uncapped indemnification obligations of the Group Companies, in each case, other than such Contracts entered into in the ordinary course of business;
(xix)   any Company Property Leases;
(xx)   any Contract that is a coexistence agreement, settlement agreement, covenant not to sue or similar agreement, in each case under which any Group Company is restricted in its right to use, enforce or register any material Owned Intellectual Property;
(xxi)   any Contract (other than the type described in clauses (i) through (xx) above) that requires aggregate payments by or to the Group Companies in excess of $5,000,000 per annum; and
(xxii)   any outstanding written commitment to enter into any Contract of the types described in this Section 4.12(a).
(b)   Except (i) to the extent that any Material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof and (ii) for such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to be material to the business of the Group Companies, taken as a whole, each Material Contract is (x) in full force and effect and (y) represents the valid and binding obligations of one or more of the Group Companies party thereto and, to the Knowledge of the Company, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such notice, breach, default or failure to perform would not have a Material Adverse Effect, none of the Group Companies, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Material Contract (with or without notice or lapse of time or both).
(c)   All Material Contracts executed by the Group Companies are: (i) in writing and registered (as applicable and except as would not be material to the Group Companies, taken as a whole); and (ii) were entered into on commercial terms and otherwise in the ordinary course of business.
Section 4.13   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan.
(b)   With respect to each material Company Benefit Plan, the Company has made available to SPAC copies, to the extent applicable, (i) a copy of the plan document and all amendments thereto or, if the Company Benefit Plan is an individual agreement that is substantially similar to a form, a form thereof, (ii) the most recent summary plan description, (iii) the most recent Internal Revenue Service opinion or determination letter, (iv) any material insurance policies or contracts, trust agreements or other funding mechanisms, (v) the most recent annual accounting of plan assets, and the most recent actuarial valuation, and (vi) any non-routine correspondence from any Governmental Authority within the past three (3) years if a material liability remains.
(c)   Each Company Benefit Plan has been established, maintained and operated in compliance with its terms and all applicable Laws, in each case, in all material respects. All contributions or premium payments due with respect to each Company Benefit Plan have been timely paid or contributed in all material respects. There are no material Actions, investigations, audits or claims (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any material Company Benefit Plan. Except as set forth on Section 4.13(c) of the Company Disclosure Letter, each Company Benefit Plan that is required to be registered with a Governmental Authority, has been so registered and, to the Knowledge of the Company, no event has occurred with respect to any material Company Benefit Plan which would reasonably be expected to result in the revocation of the registration of any such Company Benefit Plan. To the extent any Company Benefit Plan is intended to qualify for favorable tax treatment, such Company Benefit Plan satisfies all applicable requirements to qualify for such tax treatment in all material respects. With respect to any Company Benefit Plan, none of the Group Companies have (i) any material unfunded liabilities (to the extent such obligations are required to be funded under applicable Law) nor are any unfunded liabilities reasonably expected to arise in connection with the Transactions or (ii) any material Taxes or material unpaid obligation in connection with the termination or withdrawal from any such Company Benefit Plan.
(d)   No Company Benefit Plan provides, and no Group Company has any obligation to provide, welfare or medical benefits after retirement or other termination of employment to any current or former Company Service Provider, other than as required by any applicable local Law.
(e)   No Company Benefit Plan is and no Group Company or any ERISA Affiliate has ever, maintained, contributed to, been required to contribute to or had any material liabilities with respect to (i) any defined benefit pension plan (or similar type of plan or arrangement) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any multiemployer plan), (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)   No amounts paid or payable under any Company Benefit Plan have been or are reasonably expected to be subject to taxation under Section 409A of the Code. Except as required by applicable Law, no Person is entitled to any gross-up, make-whole or other additional payment from any Group Company with respect to any Tax or interest or penalty related thereto.
(g)   Except as set forth on Section 4.13(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) entitle any current or former Company Service Provider to any severance, retention or change in control payment, or increase the amount of any payment or compensation due to any current or former Company Service Provider, (ii) accelerate the time of payment or vesting of such payment due to any current or former Company Service Provider, (iii) require any contributions or payments to fund any obligations to a Company Service Provider (whether under any Company Benefit Plan or otherwise) or (iv) limit or restrict the right to merge, amend or terminate any Company Benefit Plan or (v) result in the payment or provision of any amount that is subject to Section 280G(b)(1) of the Code.
(h)   Each written or unwritten plan, contract, agreement, policy or other arrangement that is mandated by a Governmental Authority, which would otherwise qualify as a Company Benefit Plan if such plan were not mandated by a Governmental Authority (the “Mandatory Benefit Plans”) has been established, maintained and operated by the Group Companies in compliance with its terms and all applicable Laws, in each case, in all material respects. There are no material Actions or claims (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Mandatory Benefit Plan. Each Group Company has provided for and contributed to all Mandatory Benefit Plans, by making, in a timely manner, all such contributions as are required by applicable Law and making such deductions from all payments made or deemed to be or treated as made by it or on its behalf, as are required under applicable Law, and by duly accounting to the Governmental Authorities for all sums so deducted and contributed for all other amounts for which it is required to account under the relevant Mandatory Benefit Plan.

Section 4.14   Labor Matters.
(a)   Except as set forth on Section 4.14(a) of the Company Disclosure Letter, with respect to any Group Company: (i) there are no CBAs or any other commitments or relationships with any labor union, works council, labor organization or similar entity and no such entity represents any employees of any Group Company; (ii) no labor organization or group of employees has filed any representation or petition certification application or made any written or oral demand for recognition, (iii) no union organizing or decertification efforts are, or in the past three (3) years have been, underway or, to the Knowledge of the Company, threatened and no other question concerning employee representation exists, (iv) there are no, and in the past three (3) years have been no, strikes, work stoppages, lockouts, walkouts, pickets or other material labor disputes, (v) there are no workers’ compensation liabilities or matters arising outside of the ordinary course of business, (vi) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against any Group Company, (vii) to the Knowledge of the Company, no employee or agent of any Group Company has committed any act or omission giving rise to any material liability against any Group Company and (viii) there is no material liability to any current or former Company Service Provider by way of damages or compensation for loss of office or employment or for redundancy or unfair, constructive or wrongful dismissal or for other grounds. With respect to the Transactions, each Group Company has satisfied in all material respects any bargaining, consent, consultation or notice obligations owed to any Group Company employee or such employee’s representatives under any applicable Law or CBA.
(b)   Each of the Group Companies (i) is and has been during the past three (3) years in compliance in all material respects with all applicable Laws pertaining to the employment or engagement of Company Service Providers, including, but not limited to, all such laws relating to labor, employment, minimum wage and overtime, health and safety, immigration, paid time off, fair employment practices, equal employment opportunities, discrimination, harassment and retaliation; (ii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing towards any current or former Company Service Provider; and (iii) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former Company Business Employee.
(c)   To the Knowledge of the Company, during the past three (3) years, (i) no allegations of sexual harassment or discrimination have been made against (A) any officer director, or executive of any Group Company, or (B) any Company Business Employee who, directly or indirectly, supervises or has managerial authority over other Company Service Providers and (ii) the Group Companies have not entered into any settlement agreement or conducted any investigation related to allegations of harassment or discrimination by any current or former Company Service Provider.
Section 4.15   Tax Matters.   Except as would not have a Material Adverse Effect:
(a)   All Tax Returns required to be filed by any Group Company have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all respects.
(b)   All Taxes required to be paid by the Group Companies have been timely and duly paid.
(c)   No Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of any Group Company is currently in progress or has been threatened in writing by any Governmental Authority.
(d)   All Taxes required by applicable Tax Laws to be withheld or collected by the Group Companies have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or received from any employee, independent contractor, shareholder, creditor or other third party.
(e)   There are no Liens with respect to Taxes on any of the assets of any of the Group Companies, other than Permitted Liens.

(f)   There are no written assessments or deficiencies made against any Group Company as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of any Group Company that have not been paid or otherwise resolved.
(g)   No Group Company is a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts, the primary subject of which is not Taxes).
(h)   The Group Companies have no outstanding waivers, extensions or outstanding requests for extensions of any applicable statute of limitations to (i) assess any amount of Taxes or (ii) file any Tax Return or pay any Taxes shown to be due on any Tax Return (other than, in each case, an automatic extension arising as a result of a Group Company obtaining an extension of time to file a Tax Return).
(i)   The Company is treated as a corporation and has not made any election to elect or change its classification since formation, in each case, for U.S. federal (and applicable U.S. state and local) income Tax purposes.
(j)   The Group Companies have not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of the Transactions and any actions contemplated by this Agreement or any other Transaction Agreement).
(k)   No Group Company has been a member of an affiliated, consolidated or similar Tax group (other than any such group the parent of which is a Group Company) or otherwise have any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. The Group Companies have not had any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial Contract the primary subject of which is not Taxes).
(l)   No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Group Company does not file a Tax Return that such Group Company is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.
(m)   For applicable income Tax purposes, no Group Company is a tax resident of, or has a permanent establishment, branch or representative office in, any country other than the country of its organization.
(n)   The Group Companies have not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect as of the Closing Date, nor is there any written request by the Company outstanding as of the Closing Date for any such ruling, memorandum or agreement.
(o)   As of the Closing Date, no Group Company organized in a jurisdiction outside of the United States (A) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (B) is treated as a domestic corporation under Section 7874(b) of the Code.
(p)   To the Knowledge of the Company, the Group Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (A) installment sale or open transaction disposition made by any Group Company prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (B) change in any method of accounting of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Company prior to the Closing or (D) any prepaid amount received prior to the Closing outside the ordinary course of business.

(q)   All contracts or agreements entered into by the Company with any of its Affiliates have been entered into on an arms’ length basis and the consideration (if any) charged, received or paid with respect to such contracts or agreements has been equal to the consideration that would have been charged, received or paid between unrelated Persons dealing at arms’ length.
(r)   The re-domiciliation of the Company from Mauritius to the Cayman Islands is not considered to be a transfer under the (Indian) Income Tax Act, 1961 and shall not result in a taxable event for the Company or its shareholders (to the extent the Company could be liable for the Taxes of its shareholders) under the applicable Tax Laws in any jurisdiction.
(s)   The Recapitalization shall not be considered or treated as a taxable event or require the payment of any taxes under the (Indian) Income Tax Act, 1961.
Section 4.16   Real Property; Assets.
(a)   Owned Real Property; Ground Leased Real Property.   None of the Group Companies owns or has ever owned any real property or is party to any Contract to purchase any real property (including, but not limited to, pursuant to any Property Acquisition Agreement).
(b)   Leased Real Property.   Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Leased Real Property (together with the address and parcel identification number thereof) and identifies the Group Company that possesses a leasehold interest in such Leased Real Property and the applicable Company Property Lease demising a leasehold interest in such Leased Real Property to such Group Company. None of the Group Companies lease or license any real property in the Cayman Islands. The Leased Real Property constitutes all of the real property leased or licensed by the Group Companies or used in connection with their business. A Group Company is the sole legal and beneficial lessee or licensee of the space demised pursuant to each Company Property Lease covering Leased Real Property; has a valid and marketable leasehold estate therein, free and clear of all Liens other than Permitted Liens; and is in lawful, quiet and exclusive possession and occupancy thereof in all material respects, subject only to the rights granted under Customer Contracts. Each Leased Real Property is treated for usage as ‘non-agricultural’ by the relevant Governmental Authority under the applicable land revenue code. No Leased Real Property is subject to any outstanding termination or contraction right or option in favor of the landlord under any Company Property Lease. Each Company Property Lease and any other document of title in relation to any Leased Real Property has been adequately stamped, as applicable, and has been duly recorded, filed or registered in the real estate records in the jurisdiction in which the applicable Leased Real Property is located or as may otherwise be required by applicable Law.
(c)   Additional Real Property.   Section 4.16(c) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, in all material respects, of all Additional Real Property (together with the address and parcel identification number thereof) and identifies the Group Company that will acquire fee simple title to, or leasehold interest in, such Additional Real Property after giving effect to the transactions contemplated by the applicable Property Acquisition Agreement and (ii) the applicable Property Acquisition Agreement pursuant to which such transaction is contemplated. To the Knowledge of the Company, after giving effect to the transactions contemplated by each Property Acquisition Agreement, a Group Company will be the sole legal and beneficial owner of each Additional Real Property that will be Owned Real Property, and will be the sole legal and beneficial lessee or licensee of the space demised pursuant to the applicable Company Property Lease to be entered into at each Additional Real Property; will have a valid and marketable estate therein, free and clear of all Liens other than Permitted Liens; and will be in lawful and exclusive possession and occupancy thereof in all material respects, subject only to the rights granted under Customer Contracts. Each Additional Real Property is considered for ‘non-agricultural’ use by the relevant Governmental Authority under the applicable land revenue code. To the Knowledge of the Company, no Additional Real Property is subject to any outstanding option, right of first offer, right of reverter or right of first refusal to purchase such Additional Real Property or any portion thereof or interest therein in favor of any third party. Each Property Acquisition Agreement executed by a Group Company with respect to an Additional Real Property has been adequately stamped and if required under applicable Law, has been duly recorded, filed or registered in the real estate records in the jurisdiction in which the Additional Real Property is located in accordance with provisions of applicable Law.
(d)   Disposition of Company Real Property.   Section 4.16(d) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, in all material respects, of all Company Real Property which, after giving effect to the transactions contemplated by any Property Disposition Agreement, would no longer constitute Company Real Property (together with the address and parcel identification number thereof), and (ii) the applicable Property Disposition Agreement pursuant to which such transaction is contemplated.
(e)   Company Development Property.   Section 4.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Company Development Property (together with the address and parcel identification number thereof) and the status of such construction or development at each Company Development Property as of the date hereof.
(f)   Company Property Leases.   A true, correct and complete copy of each Company Property Lease has been made available to SPAC. Each Company Property Lease is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Company Property Lease is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, nor has any Group Company experienced any unresolved disputes or issues related to the Company Property Leases, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Group Company has received any written notice of the intention of any party to terminate or not renew any Company Property Lease or any assertion in writing of any material default, offset, counterclaim or deduction to the payment of rent that remains outstanding. No Group Company has received any written notice that it is obligated to pay any penalties or liquidated damages, increase in rents or outflows, or any other compensation to the landlord, other that any rent escalations in the ordinary course, in accordance with the terms of the relevant Company Property Lease.
(g)   Property Acquisition Agreements.   A true, correct and complete copy of each Property Acquisition Agreement has been made available to SPAC. Each Property Acquisition Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Property Acquisition Agreement, is in breach, violation or default thereunder or has any ongoing disputes with respect to or initiated under such Property Acquisition Agreement, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   Property Disposition Agreements.   None of the Group Companies is a party to a Property Disposition Agreement.
(i)   Construction Documents.   Section 4.16(i) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Construction Documents affecting the Company Real Property as of the date hereof. A true, correct and complete copy of each Construction Document has been delivered to SPAC. Each Construction Document is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Construction Document is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, nor has any Group Company experienced any unresolved disputes or issues related to any applicable Construction Document, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The construction and development of each Company Development Property is being performed in good and workmanlike manner, consistent with applicable codes of practice in the relevant jurisdiction, using only materials of a quality consistent with applicable codes of practice and suitable for buildings of the nature being developed and in accordance with all applicable Laws and each Construction Document, in each case except to the extent of any deviation therefrom that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)   Service Contracts.   Section 4.16(j) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Service Contracts as of the date hereof. A true, correct and complete copy of each such Service Contract has been made available to SPAC. Each Service Contract is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Service Contract is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The management and operation of each Company Real Property is being performed in accordance with the general standards applicable to other facilities similar to the Company Real Property, in each case, except to the extent of any deviation therefrom that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(k)   Brokerage Agreements.   Section 4.16(k) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Brokerage Agreements in effect as of the date hereof. A true, correct and complete copy of each Brokerage Agreement has been made available to SPAC. Each Brokerage Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Brokerage Agreement is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(l)   Infrastructure Agreements.   Section 4.16(l) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Infrastructure Agreements in effect as of the date hereof. A true, correct and complete copy of each Infrastructure Agreement has been made available to SPAC. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Infrastructure Agreement is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Infrastructure Agreement is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, benefits from all telecommunications equipment or services Contracts that are reasonably necessary for the Group Companies to conduct their businesses as conducted as of the date hereof (and, in the case of Additional Real Property, after giving effect to the transactions contemplated by the Property Acquisition Agreements), except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)   Property Documents.   A true, correct and complete copy of each material Property Document has been made available to SPAC. Each material Property Document is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Property Document is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, benefits from any and all Property Documents that are reasonably necessary for the Group Companies to conduct their businesses as conducted as of the date hereof (and, in the case of Additional Real Property, after giving effect to the transactions contemplated by the Property Acquisition Agreements), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(n)   Company Real Property Loan Documents.   Section 4.16(n) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Company Real Property Loan Documents in effect as of the date hereof and the outstanding principal balance as of March 31, 2024 under each such Company Real Property Loan Document. A true, correct and complete copy of each Company Real Property Loan Document has been made available to SPAC. Each Company Real Property Loan Document is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Company Real Property Loan Documents is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(o)   No Other Contracts; No Modifications.   No Group Company, nor any Company Real Property, nor, to the Knowledge of the Company, any Additional Real Property, is subject to, or will assume in connection with any Property Acquisition Agreement, any material Contract (or any amendment or modification thereof), nor is any material Contract (or any amendment or modification thereof) under negotiation or currently contemplated in writing, other than the Existing Real Property Contracts. To the Knowledge of the Company, no material Contract other than the Existing Real Property Contracts is reasonably necessary for the current use and operation of the Company Real Property or the Additional Real Property other than Construction Documents not yet entered into in connection with Company Development Property for which such development or construction has not yet commenced.
(p)   Construction Costs.   Section 4.16(p) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of (i) the total budgeted costs of development and construction for such Company Development Property and (ii) the total amount spent or incurred by the Group Companies in connection therewith as of the date hereof. As of the date hereof, there are no current or anticipated cost overruns in excess of ten percent (10%) of the total budgeted costs of development and construction for any Company Development Property or in the aggregate for all Company Development Property.
(q)   Utilities.   All water, sewer, gas, electric, telephone, cable, drainage and other utilities required by applicable Laws or currently used in connection with the ownership, operation and maintenance of the Company Real Property are installed across public property or valid easements to the boundary lines of the Company Real Property, and constructed or are connected pursuant to valid Company Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened termination of any such utility services, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(r)   Power Supply.   In the past three (3) years, no Group Company has been subject to, nor will any Group Company assume with respect to any Additional Real Property, any Customer Contract or other agreement to provide electric power in any material respect to any Person in excess of the electric power available at such Company Real Property or Additional Real Property (as applicable), except in the ordinary course of business. The Group Companies have executed Contracts to receive adequate and consistent electric power, on commercial terms, which is sufficient in all material respects for the operation of the business of the Group Companies.

(s)   Physical Condition of Company Real Property.   All Company Real Property, other than the Company Development Property, and, to the Knowledge of the Company, all Additional Real Property (i) are structurally sound, are in good operating condition and repair, have no defects and are adequate for the uses to which they are being put and have been constructed in accordance with the relevant Company Permits, (ii) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, (iii) are sufficient for the continued conduct of the business of the Group Companies as presently conducted and constitute all of the rights, property and assets necessary to conduct said business as currently conducted and (iv) are free from infestation by rodents, termites or other insects or animals, in each case other than as may be disclosed in any physical condition reports that have been made available to SPAC, except in each case of clauses (i) – (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(t)   Condemnation.   There are no material condemnation, eminent domain or similar proceedings pending or, to Knowledge of the Company, threatened against any Company Real Property or any portion thereof or, to the Knowledge of the Company, any Additional Real Property or any portion thereof.
(u)   Essential Personal Property.   Each Group Company has good and valid title to, and has possession and control of, all Essential Personal Property free and clear of all Liens and not subject to any agreement or commitment to create a Lien, in each case, other than Permitted Liens, including Customer Contracts but excluding (i) property owned by Customers under Customer Contracts and (ii) property owned by Landlords under Company Property Leases. The Essential Personal Property in which the Group Companies have good, valid and enforceable ownership or leasehold interests is sufficient to enable the businesses of the Group Companies to be conducted immediately after the Closing in the same manner in all material respects as the businesses of the Group Companies have been conducted since the Most Recent Balance Sheet Date. The lease of any Essential Personal Property by any Group Company will not expire prior to the expiration of the term of the relevant Customer Contract for which the Essential Personal Property is used. All Essential Personal Property owned or leased by any Group Company are in good operating condition and repair, ordinary wear and tear excepted, have been properly serviced and maintained, are capable of being used safely and efficiently, are not in need of renewal or replacement and are suitable for the purposes for which they are presently being used. There are no material deficiencies or defects that would reasonably be expected to adversely affect any such Essential Personal Property or any repair thereto that require any material expense.
Section 4.17   Intellectual Property and IT Security.
(a)   Section 4.17(a) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, as of the date hereof, of all Registered Intellectual Property, specifying as to each, as applicable, (A) the jurisdiction by or in which it has been issued, registered or filed, (B) the registration, application or serial or other similar identification number, as applicable, (C) if applicable, the issue or registration date, and solely with respect to patents, the filing or application date, and (D) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (ii) a true, correct and complete list, as of the date hereof, of all material Software included in the Owned Intellectual Property (“Company Software”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse effect, the Registered Intellectual Property are not subject to any pending or threatened in writing interference, derivation, opposition, reissue, reexamination, cancellation or other similar proceeding. Except as would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, the Registered Intellectual Property have not been held invalid or unenforceable by any Governmental Authority, and are in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies exclusively own all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and the Group Companies have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, practice and exploit all other material Intellectual Property Rights reasonably necessary for the operation of their businesses as presently conducted in the manner that such Intellectual Property Rights have been used, practiced and exploited, and are being used, practiced or exploited, by the Group Companies (such Intellectual Property Rights, together with the Owned Intellectual Property, the “Company Intellectual Property”); provided that, the foregoing shall not be read or interpreted as a representation or warranty relating to the validity, enforceability, infringement, dilution, misappropriation or other violation of Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no funding or resources of any Governmental Authority or research or educational institution were used to develop any part of the Owned Intellectual Property and (ii) no Group Company has participated in any standards-setting process that imposes a commitment or obligation to license, or offer to license, any material Owned Intellectual Property as a result of or in connection with its participation in such standards-setting process.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Registered Intellectual Property is valid and enforceable. As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(c) of the Company Disclosure Letter, (i) there are no Actions pending or, to the Knowledge of the Company in the past three (3) years, threatened in writing or any other written notice against any Group Company (A) challenging the validity, enforceability, ownership or use of any Owned Intellectual Property, (B) demanding or inviting any Group Company to enter into any agreement as a licensee of Intellectual Property Rights, or (C) asserting any infringement, dilution, violation or misappropriation by the Company or the conduct of the Company’s business of the Intellectual Property Rights of any Person, (ii) no Group Company, nor the conduct of the business of any Group Company as currently conducted, is infringing upon, misappropriating or otherwise violating, or has in the past three (3) years infringed upon, misappropriated or otherwise violated, (A) any Intellectual Property Rights (other than patents) of any Person, or (B) to the Knowledge of the Company, any patents of any Person, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has in the past three (3) years, infringed upon, misappropriated or otherwise violated, any Owned Intellectual Property.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have in place commercially reasonable measures designed to protect and maintain the confidentiality of all confidential Owned Intellectual Property, including proprietary source code, trade secrets and other confidential and proprietary information included therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each current or former Company Service Provider who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, conception or other development of any Intellectual Property Rights for or on behalf of the Group Companies, and any other Person that has been involved in the authorship, invention, creation, conception or other development of any Intellectual Property Rights for or on behalf of the Group Companies (each such Person, a “Creator”) has validly assigned to or vested ownership in the Group Companies all of such Creator’s rights in and to such Intellectual Property Rights. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no disclosure of any trade secrets material to the operation of the business of the Group Companies as currently conducted, other than pursuant to a written confidentiality agreement.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Group Company has used, modified, distributed or otherwise exploited any Software that is licensed, provided or distributed under any open source license, including any license meeting the open source definition (as promulgated by the Open Source Initiative) or the free software definition (as promulgated by the Free Software Foundation), or any materially similar license (“Open Source Software”) in any manner that subjects any Company Intellectual Property or Company Offering to any Copyleft Obligations. Except as would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no source code or related proprietary and confidential materials that describe the contents of source code, in each case, of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third-party Software developer or consultant engaged by any Group Company through a written agreement with confidentiality obligations, and no Person has any right, contingent or otherwise, to obtain access to any such source code.

(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in the creation or imposition of any Lien on any Company Intellectual Property (other than Permitted Liens), or other loss or impairment of any right of the Group Companies to own, use, practice or otherwise exploit any Company Intellectual Property, as such Company Intellectual Property is owned, used, practiced or otherwise exploited, as applicable, by the Group Companies as of the date of this Agreement.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Systems are in good working order and function in accordance with all applicable documentation and specifications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Systems that are currently used in the business of the Group Companies constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on such business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the arrangements relating to the IT Systems (including their operation and maintenance) will not be adversely affected by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, and the IT Systems will have adequate capability and capacity for the processing and other functions required by the Group Companies immediately following the Closing.
(h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(h) of the Company Disclosure Letter, the Group Companies have in effect commercially reasonable disaster recovery and business continuity plans, procedures and facilities and have taken all commercially reasonable steps intended to safeguard the security and the integrity of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have implemented all security patches and upgrades that are generally available for the IT Systems.
(i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(i) of the Company Disclosure Letter, no Group Company has experienced, and, to the Knowledge of the Company, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of its business as a result of: (i) any substandard performance or defect in any part of the IT Systems, whether caused by any viruses, bugs, worms, software bombs, lack of capacity or otherwise, or (ii) a breach of security in relation to any part of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the three (3)-year period before the date of this Agreement, there has been no failure with respect to any of the IT Systems that has had an adverse effect on the operations of any Group Company.
(j)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have at all times implemented and maintained an Information Security Program. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no violation of any Information Security Program maintained by the Group Companies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have at all times required all parties that process Company Data on behalf of any Group Company (each, a “Data Processor”) to implement and maintain commercially reasonable measures designed to protect the security, confidentiality and integrity of any such Company Data, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, there has been no violation of such requirement by any Data Processor.
(k)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(k) of the Company Disclosure Letter, the Group Companies and, with respect to the processing of Company Data, to the Knowledge of the Company, the Data Processors comply and, during the three (3)-year period prior to the date of this

Agreement, have complied in all respects with the Data Protection Requirements and the written and published policies of the Group Companies related to the Processing of Personal Data.
(l)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have not suffered during the three (3)-year period prior to the date of this Agreement and are not suffering as of the date hereof a Security Incident and have not been and are not adversely affected by any malicious code, ransomware or malware attacks or denial-of-service attacks on any IT Systems. No Group Company has been during the three (3)-year period prior to the date of this Agreement or is required to notify any Person or Governmental Authority of any Security Incident. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no current Action pending, or, to the Knowledge of the Company, threatened in writing, against any Group Company, including by any Governmental Authority, with respect to its Processing of Company Data or its noncompliance with any Data Protection Requirements.
Section 4.18   Brokers’ Fees.   Other than as set forth on Section 4.18 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment or fee in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.
Section 4.19   Information Supplied.   The information supplied or to be supplied by the Group Companies or their respective Representatives in writing specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any current report on Form 8-K shall not, at (a) the time the Registration Statement is declared effective (in the case of the Registration Statement) or the time filed (in the case of a current report on Form 8-K), (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders (in the case of the Proxy Statement/Prospectus), (c) the time of the SPAC Extraordinary General Meeting (in the case of the Proxy Statement/Prospectus) and (d) the First Effective Time and the Second Effective Time (in the case of the Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Transaction Filings will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.
Section 4.20   Environmental Matters.   (a) Each Group Company is, and since its formation has been, in compliance with all Environmental Laws, which compliance includes the possession of all Company Permits required under applicable Environmental Laws for the operation of the business of the Group Companies; (b) no Group Company has received any written notice, claim, demand, complaint, citation, request for information or Governmental Order, and there is no Action pending or, or to the Knowledge of the Company, threatened in writing against any Group Company, alleging any violation of, or liability for any Release of or exposure to Hazardous Materials under, Environmental Laws in connection with the conduct of the business of the Group Companies; and (c) there has been no Release of Hazardous Material by any Group Company on, at, under or from any property currently, or to the Knowledge of the Company formerly, owned, leased or operated by any Group Company that requires cleanup under Environmental Law, except in each case of clauses (a) – (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.21   Insurance.   With respect to each material insurance policy covering the Group Companies (other than any insurance policies held in connection with any Company Benefit Plans), any Company Real Property and, to the Knowledge of the Company, any Additional Real Property (a) such insurance policy is in full force, (b) there is no claim in excess of $100,000 pending as of the date hereof under any of such insurance policies as to which coverage has been denied in writing by the underwriters of such policies and (c) no Group Company has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Group Companies taken as a whole) of any insurance policy that is held by, or for the benefit of, any Group Company.
Section 4.22   Related Party Transactions.   Section 4.22(a) of the Company Disclosure Letter sets forth all Contracts, transactions, arrangements or understandings between (a) any Group Company, on the one hand, and (b) a Company Related Party, on the other hand (the “Related Party Transactions”). Except as set forth in Section 4.22(a) of the Company Disclosure Letter, each Related Party Transaction has been entered into on commercial terms, on an arms’ length basis and in compliance with applicable Law. Except as set forth in Section 4.22(b) of the Company Disclosure Letter, none of the Company Related Parties (i) owes or is owed any amount, or has any liability or other obligation of any nature, to or from any of the Group Companies, (ii) owns any property, asset or right, tangible or intangible, that is used by any Group Company in the conduct of its business as currently conducted or (iii) is a customer, client, vendor or supplier of any Group Company. No Group Company has committed to make any loan or extend or guarantee an amount of credit to or for the benefit of any Company Related Party. Except as set forth in Section 4.22(c) of the Company Disclosure Letter, any Company Real Property leased by a Group Company from a Company Related Party has been leased at fair market value.
Section 4.23   Customer Contracts.   A true, correct and complete copy of each material Customer Contract and a complete, accurate and current rent roll for the Customer Contracts has been made available to SPAC. There is no existing material default or breach by, no event has occurred that with notice or lapse of time or both would constitute a material default or breach by, and no Group Company has received any written notice alleging any material default or breach by, any Group Company under any Material Customer Contract. To the Knowledge of the Company, (a) there is no material default, and no event has occurred that with notice or lapse of time or both would constitute a material default, by any Customer under a Material Customer Contract, and (b) each Material Customer Contract is in full force and effect and is valid, binding and enforceable in all material respects with respect to the Group Companies, on the one hand, and, to the Knowledge of the Company, the other parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and there is no Action, voluntary or involuntary, pending against any party to a Material Customer Contract under any section(s) of any bankruptcy or insolvency law. As of the date of this Agreement, no Group Company has received written notice to terminate, not renew or challenge the validity or enforceability of any Material Customer Contract. There are no material outstanding construction obligations or material unpaid construction allowances in connection with the Customer Contracts other than as contemplated pursuant to the Construction Documents.
Section 4.24   No Other Representations.   Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Group Companies or their respective businesses.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC
Except as set forth in (a) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article V) or (b) any of the SEC Reports filed prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:
Section 5.01   Corporate Organization.   SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. True and correct copies of SPAC’s Organizational Documents as in effect as of the date hereof have been filed with the SEC prior to the date hereof. SPAC is not in violation of any provision of its Organizational Documents. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect.

Section 5.02   Due Authorization.
(a)   SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and obtaining the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and obtaining the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
(b)   The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing, are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.
(c)   At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is desirable and in the best interests of SPAC and the SPAC Shareholders for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest and other income earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (v) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals.
Section 5.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), as would not have a SPAC Impairment Effect.
Section 5.04   Litigation and Proceedings.   There are no, and since SPAC’s incorporation, there have been no, pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would reasonably be expected to have a SPAC Impairment Effect. There is no Governmental Order imposed upon SPAC that would reasonably be expected to have a SPAC Impairment Effect.

Section 5.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) the filing with the SEC of (i) the Registration Statement and the declaration of the effectiveness thereof by the SEC, (ii) the Proxy Statement/Prospectus, (iii) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws and (iv) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (b) compliance with and the filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or as otherwise set forth on Section 5.05 of the SPAC Disclosure Letter, (c) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (d) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law and (e) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.
Section 5.06   Trust Account.   As of the date hereof, there is at least $24,460,583 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than (a) holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents prior to the First Effective Time, (b) the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions set forth in Section 5.06 of the SPAC Disclosure Letter, (c) in respect of Taxes or (d) as otherwise set out in SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes from any interest income earned in the Trust Account and payments with respect to exercises of the SPAC Shareholder Redemption Right by any SPAC Shareholder consistent with SPAC’s Organizational Documents and the Trust Agreement. There are no Actions, claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach by SPAC thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate within a specific time period pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. As of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised their SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder and release of funds in accordance with the terms of SPAC’s Organizational Documents and the Trust Agreement) will not be available to SPAC on the Closing Date.
Section 5.07   Brokers’ Fees.   Other than as set forth on Section 5.07 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment or fee in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Federal Securities Laws since SPAC’s incorporation (collectively, including all such documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended, supplemented or restated since the time of its filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Except as set forth on Section 5.08(a) of the SPAC Disclosure Letter, each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports as of their respective dates and at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been amended or superseded by a subsequently filed SEC Report) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To SPAC’s Knowledge, as of the date of this Agreement, none of the SEC Reports is subject to ongoing SEC review or investigation.
(b)   The SEC Reports contain true and complete copies of the applicable financial statements of SPAC required to be contained in such SEC Reports. Except as set forth on Section 5.08(b) of the SPAC Disclosure Letter, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (i) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X under the Securities Act), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes) and (iv) have been prepared in accordance with the books and records of SPAC. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(c)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer of material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.
(d)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that

(i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC.
(e)   Neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of a (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC. Since SPAC’s incorporation, neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices.
(f)   Except as set forth on Section 5.08(f) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(g)   SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.
(h)   Except as set forth on Section 5.08(h) of the SPAC Disclosure Letter, SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.
(i)   All Indebtedness, including all Working Capital Loans, of SPAC is disclosed in Section 5.08(i) of the SPAC Disclosure Letter. No Indebtedness or Working Capital Loan of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, or (iii) the ability of SPAC to grant any Lien on its properties or assets. SPAC does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness or Working Capital Loans.
Section 5.09   Compliance with Laws.   Except as set forth in Section 5.09 of the SPAC Disclosure Letter, (a) SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws, (b) SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC, (c) SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC and to own, lease and operate its assets and properties, all of which are in full force and effect (the “SPAC Permits”) and (d) SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than (i) activities directed toward evaluation, negotiation or the accomplishment of a Business Combination, (ii) related to SPAC’s initial public offering or (iii) those that are administrative or ministerial, in each case with respect to this clause (iii), which are immaterial in nature. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment or Governmental Order binding upon SPAC or to which SPAC is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC, any acquisition of property by SPAC or any of the Group Companies or the conduct of business by SPAC or the Group Companies as currently conducted or as contemplated to be conducted, in each case, following the Closing.
(b)   SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, is not party to or bound by, and has no assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Letter, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.
(d)   Neither SPAC, nor to the Knowledge of SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, (iii) made any other unlawful payment or (iv) since SPAC’s organization, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.
(e)   None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently a Sanctioned Person. SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any prohibited sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Sanctioned Person in violation of applicable Sanctions Laws. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has engaged in any conduct, activity or practice that would constitute a violation of any applicable Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.
Section 5.11   Tax Matters.
(a)   Except as would not have a SPAC Impairment Effect:
(i)   All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all respects.
(ii)   All Taxes required to be paid by SPAC have been timely and duly paid.
(iii)   No Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of SPAC is currently in progress or has been threatened in writing by any Governmental Authority.

(iv)   All Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to any employee, independent contractor, shareholder, creditor or other third party.
(v)   There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.
(vi)   There are no written assessments or deficiencies made against SPAC as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of SPAC that have not been paid or otherwise resolved.
(vii)   SPAC is not a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts, the primary subject of which is not Taxes).
(viii)   SPAC has no outstanding waivers, extensions or outstanding requests for extensions of any applicable statute of limitations to (A) assess any amount of Taxes or (B) file any Tax Return or pay any Taxes shown to be due on any Tax Return (other than, in each case, an automatic extension arising as a result of SPAC obtaining an extension of time to file a Tax Return).
(ix)   SPAC is treated as a corporation and has not made any election to elect or change its classification since formation, in each case, for U.S. federal (and applicable U.S. state and local) income Tax purposes.
(x)   SPAC has not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of the Transactions and any actions contemplated by this Agreement or any other Transaction Agreement).
(xi)   SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. SPAC has not had any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial Contract of the primary subject of which is not Taxes).
(xii)   No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that such member is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.
(xiii)   For applicable income Tax purposes, SPAC is not a tax resident of, and does not have a permanent establishment, branch or representative office in, any country other than the country of its incorporation.
(xiv)   SPAC has not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect as of the Closing Date, nor is there any written request by SPAC outstanding as of the Closing Date for any such ruling, memorandum or agreement.
(xv)   As of the Closing Date, SPAC (A) is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (B) is not treated as a domestic corporation under Section 7874(b) of the Code.
(xvi)   To the Knowledge of SPAC, SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (A) installment sale or open transaction disposition made by SPAC prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (B) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable

Law to be made prior to the Closing, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing or (D) any prepaid amount received prior to the Closing outside the ordinary course of business.
Section 5.12   Capitalization.
(a)   The authorized share capital of SPAC is $33,100 divided into (i) 300,000,000 SPAC Class A Shares, (ii) 30,000,000 SPAC Class B Shares and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by the Sponsor. No SPAC Preference Shares have been issued or are outstanding. All of the issued and outstanding Equity Securities of SPAC (w) have been duly authorized and validly issued and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, warrants right of first refusal, preemptive right, convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (z) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC or the Transaction Agreements).
(b)   Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. As of the date hereof, except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Lock-Up and Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as set forth on Section 5.12(b) of the SPAC Disclosure Letter, disclosed in the SEC Reports or as contemplated by the Sponsor Lock-Up and Support Agreement, SPAC is not a party to any shareholders agreement, voting agreement, registration rights agreement or other contractual arrangement relating to SPAC Shares or any other Equity Securities of SPAC.
(c)   SPAC has no Subsidiaries, and does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which another Person is or may become obligated to issue or sell to SPAC, or give any right to SPAC to subscribe for or acquire, or in any way dispose of to SPAC, any Equity Securities of such other Person, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such other Person.
(d)   Since the date of SPAC’s incorporation, and except (i) as contemplated by this Agreement, (ii) for exercises of the SPAC Shareholder Redemption Right by SPAC Shareholders and (iii) for the conversion of SPAC Class B Shares into SPAC Class A Shares in accordance with SPAC’s Organizational Documents, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.
Section 5.13   Nasdaq Listing.   The SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CITE,” “CITEW” and “CITEU,” respectively. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq, and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units or terminate the listing of SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units on the Nasdaq. None of SPAC or its

Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units from the Nasdaq or the SEC.
Section 5.14   Material Contracts; No Defaults.
(a)   SPAC has filed as an exhibit to the applicable SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound. True, correct and complete copies of such “material contracts” are included in the SEC Reports.
(b)   Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except to the extent that any such material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, each such material Contract is (i) in full force and effect and (ii) represents the valid, binding and enforceable obligations of SPAC, and, to the Knowledge of SPAC, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. None of SPAC, nor, to the Knowledge of SPAC, any other party thereto is in breach of or default under any such material Contract (with or without notice or lapse of time or both), and no event has occurred (with or without notice or lapse of time or both) that would permit termination or acceleration under any material Contract.
Section 5.15   Related Party Transactions.   Except as disclosed in the SEC Reports or as set forth on Section 5.15 of the SPAC Disclosure Letter, SPAC is not a party to any Contract, transaction, arrangement or understanding with any (a) present or former officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) (each Person identified in the foregoing clauses, a “SPAC Related Party”). Except as set forth on Section 5.15 of the SPAC Disclosure Letter, no SPAC Related Party (i) owes or is owed any amount, or has any liability or other obligation of any nature, to or from SPAC, (ii) owns any property, asset or right, tangible or intangible, that is used by SPAC in the conduct of its business as currently conducted or (iii) is a customer, client, vendor or supplier of SPAC. SPAC has not committed to make any loan or extend or guarantee an amount of credit to or for the benefit of any SPAC Related Party.
Section 5.16   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.17   Absence of Changes.   Except as set forth on Section 5.17 of the SPAC Disclosure Letter, since the date of SPAC’s incorporation (a) there has not been a SPAC Impairment Effect and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.
Section 5.18   Information Supplied.   The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any current report on Form 8-K shall not, at (a) the time the Registration Statement is declared effective (in the case of the Registration Statement) or the time filed (in the case of a current report on Form 8-K), (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders (in the case of the Proxy Statement/Prospectus), (c) the time of the SPAC Extraordinary General Meeting (in case of the Registration Statement or Proxy Statement/Prospectus) and (d) the First Effective Time and the Second Effective Time (in the

case of the Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Transaction Filings and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Group Companies or their respective Representatives.
Section 5.19   Independent Investigation.   SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Group Companies and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Group Companies and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of Group Companies, Merger Sub or their respective Representatives have made any representation or warranty, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).
Section 5.20   No Other Representations.   Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law (including the COVID-19 Measures and Data Protection Requirements), use reasonable best efforts to conduct and operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a)   change or amend the Organizational Documents of any Group Company;
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution in cash, stock, property or otherwise, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;
(c)   (i) enter into, amend, renew (other than any automatic renewal in accordance with its terms), extend (other than any automatic extension in accordance with its terms), terminate (other than a termination related to a default by the counterparty or change in applicable Law), provide any consent or waive any material rights under, in each case, any Material Contract required to be listed on Section 4.12(a) of the Company Disclosure Letter (or any Contract that if entered into prior to the date hereof would be a Material Contract) (provided that Customer Contracts shall not be governed by this sub-clause (c), but instead shall be governed by sub-clause (x)) or (ii) amend, terminate or provide any consent or waiver of any rights under, in each case, the Trademark License Agreement;
(d)   (i) issue, deliver, sell, transfer, pledge or dispose of or place any Lien (other than a Permitted Lien) on, or authorize the issuance, delivery, sale, transfer, pledge, disposition of or placement of any

Lien (other than a Permitted Lien) on, any Equity Securities of the Group Companies or (ii) issue or grant any options, warrants or other rights to purchase or obtain, or authorize the issuance or grant of any options, warrants or other rights to purchase or obtain, any Equity Securities of the Group Companies;
(e)   (i) other than in the ordinary course of business or (ii) except for (A) dispositions of obsolete or worthless equipment or (B) transactions among wholly-owned Subsidiaries of the Company, sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any assets, rights or properties (including Intellectual Property Rights) in excess of $3,000,000 (provided that Company Real Property shall not be governed by this sub-clause (e), but instead shall be governed by sub-clause (f));
(f)   sell, assign, transfer, convey, lease, abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any Company Real Property in excess of $5,000,000;
(g)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any restrictions on the business operations of the Group Companies, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;
(h)   other than in the ordinary course of business, hire, engage or terminate (other than for “cause”) any employee, officer, or individual independent contractor with an annual base compensation in excess of $200,000;
(i)   (A) except as otherwise required by the terms of any existing Company Benefit Plan or (B) pursuant to the terms of this Agreement, (i) other than in the ordinary course of business, pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction, retention or termination payment to any Company Service Provider, (ii) other than promises to grant options pursuant to the Incentive Equity Plan in accordance with Section 6.01 of the Company Disclosure Letter, grant or promise to grant any Equity Securities of the Company, (iii) take or promise to take any action to accelerate any payments or benefits, or the funding or vesting of any payments or benefits, payable or to become payable to any Company Service Provider, (iv) other than in the ordinary course of business, take or promise to take any action to increase any compensation or benefits of any Company Service Provider with an annual base compensation in excess of $200,000, other than base salary increases or in connection with promotions that do not exceed $25,000 per Company Service Provider, (v) other than in the ordinary course of business, establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement (other than changes in connection with annual open enrollment periods and similar broad-based, immaterial changes or as otherwise permitted pursuant to this Agreement, including this Section 6.01(i));
(j)   unless required pursuant to a CBA, negotiate, modify, extend or enter into or promise to negotiate, modify, extend or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Service Provider;
(k)   waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any Company Service Provider;
(l)   make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to any Company Service Provider, (ii) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (iii) trade credit extended to Customers of any Group Company in the ordinary course of business and (iv) advances or other payments among the Company and its wholly-owned Subsidiaries;
(m)   redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of any Group Company other than (i) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company,

(ii) in connection with the termination of a Company Service Provider, (iii) under the terms of a Company Benefit Plan or (iv) acquisitions of Pre-Split Shares tendered by holders of Company equity awards in order to satisfy obligations to pay Tax withholding obligations with respect thereto or the acquisition of Company equity awards in connection with the forfeiture of such awards;
(n)   adjust, split, combine, consolidate, subdivide, recapitalize, reclassify, convert or otherwise effect any change in respect of any Equity Securities of the Group Companies;
(o)   materially amend or change any Group Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP, IFRS or the Indian Accounting Standards, as the case may be;
(p)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Group Companies;
(q)   (i) change or revoke any material Tax election, (ii) make any material Tax election except in the ordinary course of business consistent with past practice, (iii) change or revoke any material accounting method with respect to a Tax, (iv) amend any material Tax Return, (v) settle or compromise any material Tax claim, Action or Tax liability, (vi) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than commercial Contracts, the primary subject of which is not Taxes) with any Person other than a Group Company, (vii) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (viii) surrender any right to claim a refund of a material amount of Taxes or (ix) change its jurisdiction of tax residency;
(r)   incur, create, issue, assume or guarantee any Indebtedness (or warrants or other rights to acquire debt securities), other than (i) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Group Companies’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement, or (iii) Indebtedness for borrowed money incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $3,000,000;
(s)   other than in the ordinary course of business, enter into (i) any agreement that materially restricts the ability of (A) the Group Companies to engage or compete in any line of business or (B) any Group Company to enter into a new line of business or (ii) any new line of business;
(t)   except (i) as set forth on Section 6.01(t) of the Company Disclosure Letter, or (ii) as set forth in the individual property budgets for each Company Real Property made available to SPAC prior to the date hereof, make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Company from making any necessary capital expenditures in connection with an emergency or casualty at any Company Real Property;
(u)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;
(v)   make any application to any Governmental Authority for any material change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any Company Real Property or any Additional Real Property, in each case other than in the ordinary course of business;
(w)   (i) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, or (ii) enter into any agreement to acquire any real property, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments that do not exceed (1) $3,000,000 in a single transaction or series of related transactions or (2) $7,500,000 in the aggregate or (C) investments in any wholly-owned Subsidiaries of the Company;
(x)   enter into any Customer Contract (i) except in the ordinary course of business and (ii) so long as such Customer Contract does not (A) provide any material concession or credit to a Person or impose material obligations upon any Group Company without receiving any commercially reasonable benefit from the other party thereunder, (B) require any Group Company to provide a level of power to any Person such Group Company could not reasonably provide or (C) prohibit any Group Company from assigning or subcontracting all or any portion of its rights and obligations under such Customer Contract to an entity controlled by or under common control with the Company;
(y)   terminate any Customer Contract (i) that is with a Material Customer or (ii) with a Customer that is not a Material Customer, except in the case of this clause (ii), (A) in the ordinary course of business, (B) as a result of the non-payment of rent and other monetary obligations by such Customer under such Customer Contract or (C) where the aggregate revenues with respect to such Customer Contract during any consecutive 12 (twelve)-month period prior to the date of termination did not exceed $500,000;
(z)   enter into any lease or agreement for lease of any real property in respect of which the annual rent payable under such lease by the Group Companies to the applicable landlord would exceed $500,000;
(aa)   enter into any Contract with a Company Related Party; or
(bb)   enter into any Contract to do any action prohibited under this Section 6.01.
Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent any Group Company from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Group Companies prior to the Closing, and prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information that (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company would be reasonably likely to result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Group Companies, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions and at SPAC’s sole expense; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Group Companies. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement. SPAC shall not contact or communicate with any of the Company’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 6.02) without the Company’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

Section 6.03   No Claim Against the Trust Account.   Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated January 4, 2022 and filed with the SEC (File No. 333-261094) on January 6, 2022, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of the holders of SPAC Class A Shares issued in SPAC’s initial public offering (including overallotment shares acquired by SPAC’s underwriters in its initial public offering) and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Organizational Documents of SPAC and the Trust Agreement. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub (in each case, on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom for any reason whatsoever, regardless of whether such claim arises as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any of the Company, Merger Sub or any of their respective Affiliates, Representatives and equityholders, on the other hand, or any other matter. For the avoidance of doubt, (a) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim (including for Fraud) against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to SPAC in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect SPAC’s ability to fulfill its obligations with respect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder and (b) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, in each case following Closing). This Section 6.03 shall survive the termination of this Agreement for any reason.
Section 6.04   Company Securities Listing.   The Company will use its reasonable best efforts to: (a) cause the Company’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (b) immediately following the Closing, satisfy all applicable initial listing requirements of the Stock Exchange and (c) cause the Registrable Securities to be approved for listing on the Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and, in any event in the case of clauses (a) and (c), prior to the First Effective Time.
Section 6.05   A&R AoA.   Concurrently with the Closing, the Company shall adopt the A&R AoA.
Section 6.06   Post-Closing Directors and Officers of the Company.
(a)   Subject to the terms of the Company’s Organizational Documents, except as otherwise agreed by the Parties, the Company shall take all such action within its power as may be necessary or appropriate (including the actions set forth on Section 6.06(a) of the Company Disclosure Letter) such that immediately following the Closing, the Company Board shall consist of nine (9) directors, which shall initially include (i) one (1) director designated by SPAC prior to the Closing (with such director being reasonably acceptable to the Company), (ii) five (5) directors designated by the Company prior to the Closing (with such directors being reasonably acceptable to SPAC), and (iii) three (3) independent directors (with such directors being reasonably acceptable to SPAC), such that the Company Board will be compliant with the standards of independence for companies subject to the rules and regulations of the Stock Exchange immediately following the Closing; provided, however, that the Chairman of the Board shall be one of the directors designated by the Company (with such Chairman being reasonably acceptable to SPAC). At or prior to the Closing, the Company will provide each director on the Company Board with a customary director indemnification agreement, in form and substance reasonably acceptable to the Company and SPAC.

(b)   The Parties shall take all action necessary so that the individuals set forth on Section 6.06(b) of the Company Disclosure Letter shall be appointed as the officers of the Company immediately following the Closing, each such officer to hold office in accordance with the A&R AoA.
Section 6.07   Company Board Recommendation.   The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.
Section 6.08   Preparation and Delivery of Additional Company Financial Statements.   The Company shall use its reasonable best efforts to deliver, as promptly as reasonably practicable, to SPAC any audited or unaudited, as applicable, consolidated balance sheet of the Group Companies and consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year), six (6)-month period (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions (collectively with the financial statements in Section 6.08, the “Additional Financial Statements”). Any audited Additional Financial Statements required to be included in the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus or any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions shall be audited in accordance with the standards of the PCAOB and comply with IFRS and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.
Section 6.09   Indemnification and Directors’ and Officers’ Insurance.
(a)   All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 6.09 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.
(b)   At or prior to the Closing, SPAC shall obtain a six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable in all material respects than those of such policy in effect on the date of this Agreement; provided that the annual premium for such D&O Tail shall not exceed three hundred percent (300%) of the annual premium currently paid by SPAC. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company and shall be a Company Transaction Expense.

(c)   If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 6.09.
(d)   This Section 6.09 is intended for the benefit of, and to grant third-party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The Surviving Company shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 6.09. The rights of each D&O Indemnitee under this Section 6.09 shall be in addition to any rights that such D&O Indemnitee may have under the Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.
Section 6.10   Employee Matters.
(a)   Equity Plan.   On or before the Closing Date, the Company shall approve and subject to Company Shareholder Approval, if applicable, adopt the Incentive Equity Plan (with such changes as may be agreed to in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), with such terms of the equity grants thereunder as contained in Section 6.10 of the Company Disclosure Letter. Within seven (7) Business Days following the expiration of the sixty (60)-day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective Registration Statement on Form S-8 (or other applicable form) with respect to Company Ordinary Shares issuable under the Incentive Equity Plan.
(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.10 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits or any third-party beneficiary or other right of any kind or nature whatsoever.
ARTICLE VII
COVENANTS OF SPAC
Section 7.01   Conduct of SPAC During the Interim Period.
(a)   During the Interim Period, except as set forth on Section 7.01 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:
(i)   change or amend the Trust Agreement or the Organizational Documents of SPAC, or authorize or propose the same;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC, (B) other than in connection with a conversion of the SPAC Class B Shares into SPAC Class A Shares in accordance with the Organizational Documents of SPAC, split, combine or reclassify any Equity Securities of SPAC, or (C) other than in connection with any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder or a conversion of the SPAC Class B Shares into SPAC Class A Shares in accordance with the Organizational Documents of SPAC, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii)   (A) merge, consolidate, combine or amalgamate SPAC with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof, (C) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of SPAC (other than in compliance with the Trust Agreement) or (D) make or agree to make any capital expenditures;
(iv)   (A) change or revoke any material Tax election, (B) make any material Tax election except in the ordinary course of business consistent with past practice, (C) change or revoke any accounting method with respect to a material Tax, (D) amend any material Tax Return, (E) settle or compromise any material Tax claim, Action or Tax liability, (F) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than commercial Contracts, the primary subject of which is not Taxes), (G) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (H) surrender any right to claim a refund of a material amount of Taxes or (I) change its jurisdiction of tax residency;
(v)   except in the ordinary course consistent with past practice, enter into, amend, renew (other than any automatic renewal in accordance with its terms) or extend (other than any automatic extension in accordance with its terms) in any material respect, terminate (other than a termination related to a default by the counterparty or change in applicable Law), provide any consent in relation to or waive any material rights under any material Contract of SPAC;
(vi)   waive, release, compromise, settle or satisfy any pending or threatened material claim, Action, litigation or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $50,000 in the aggregate;
(vii)   incur, create, issue, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan, in an aggregate amount not exceeding $500,000;
(viii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (except for (A) any exercise of SPAC Warrants; (B) the conversion of SPAC Class B Shares into SPAC Class A Shares in accordance with SPAC’s Organizational Documents or (C) as set forth on Section 7.01(a)(viii) of the SPAC Disclosure Letter);
(ix)   engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;
(x)   enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);
(xi)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;
(xii)   change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xiii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv)   hire any new employees or consultants or enter into any new employment or consulting agreements;
(xv)   form any Subsidiary;
(xvi)   enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party (except for Working Capital Loans); or
(xvii)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01(a).
(b)   During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.
Section 7.02   Trust Account Proceeds.   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement, but in any event at least forty-eight (48) hours prior to the First Effective Time), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall cause (i) any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account and the Trust Agreement shall terminate, except as otherwise expressly provided in the Trust Agreement.
Section 7.03   Inspection.   SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case, as the Company and its Representatives may reasonably request for purposes of the Transactions at the Company’s sole expense, and except for any information that (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of SPAC would be reasonably likely to result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege).
Section 7.04   Section 16 Matters.   Prior to the First Effective Time, the SPAC Board shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.05   SPAC Public Filings.   Except as set forth on Section 7.05 of the SPAC Disclosure Letter, during the Interim Period, SPAC will keep current and timely file (giving effect to any permitted extensions) all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Exchange Act.
Section 7.06   SPAC Securities Listing.   During the Interim Period, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Units, SPAC Class A Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Effective Time.

ARTICLE VIII
JOINT COVENANTS
Section 8.01   Efforts to Consummate.
(a)   Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons, in each case, as necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements.
(b)   Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or any Group Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Group Company is a party or otherwise in connection with the consummation of the Transactions.
(c)   During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (x) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (y) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).
Section 8.02   Registration Statement; Shareholder Meeting.
(a)   Proxy Statement/Registration Statement.
(i)   As promptly as practicable after the execution of this Agreement, (A) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) SPAC and the Company shall jointly prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with all applicable Laws, the applicable requirements of the Securities Act and Exchange Act and rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each Party also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and each Party shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and the Proxy Statement/Prospectus, including a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including the Stock Exchange) in connection with the Mergers and the Transactions (the “Transaction Filings”). As promptly as practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall mail the Proxy Statement/Prospectus to the SPAC Shareholders.
(ii)   Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be mutually prepared and agreed upon by the Parties. The Company will promptly advise SPAC of the time when the Company has filed the preliminary Registration Statement, the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of the SEC’s determination whether to review the Registration Statement, in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. The Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.
(iii)   If at any time prior to the Second Effective Time, any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the SPAC Shareholders.

(iv)   All documents that the Company or SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(b)   SPAC Shareholder Approval.   SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for (to the extent not already established), duly call and give notice of, convene and hold a meeting of the SPAC Shareholders (including any postponement or adjournment thereof, the “SPAC Extraordinary General Meeting”), in each case in accordance with the SPAC Memorandum and Articles of Association and applicable Law, for the purpose of (i) providing the SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals and (ii) obtaining the SPAC Shareholder Approval. The SPAC Extraordinary General Meeting shall be held no later than forty (40) days after the date the Registration Statement is declared effective by the SEC under the Securities Act. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Class A Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders in connection with the SPAC Extraordinary General Meeting. The Proxy Statement/Prospectus shall include the SPAC Board Recommendation and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary: (v) to comply with applicable Law, (w) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Law is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for the SPAC Shareholders to consider the disclosures contained in such supplement or amendment, (x) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting, (y) to solicit additional proxies to obtain approval of the SPAC Transaction Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 8.01, or (z) in order to seek withdrawals from redemption requests if a number of SPAC Class A Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) or Section 9.03(e) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may not postpone or adjourn the SPAC Extraordinary General Meeting on more than two (2) occasions (and, with regard to such occasions, the date of the SPAC Extraordinary General Meeting may not be adjourned or postponed more than fifteen (15) consecutive days in connection with any such adjournment or postponement and any such meeting must be held no later than ten (10) Business Days prior to the Termination Date).
Section 8.03   Exclusivity.
(a)   During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage (including by way of providing confidential or non-public information) the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiries, proposals, requests for information or offers that constitute or may reasonably be expected to result in or lead to (x) a purchase of (A) shares or other Equity Securities of the Company of twenty percent (20%) or more of the total voting power of the Equity Securities of the Company or (B) twenty percent (20%) or more of the assets of the Group Companies (on a consolidated basis), taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board) or (y) any merger, business combination or other similar transaction of any Group Company (an “Alternative Transaction Proposal”), (ii) engage in, continue or participate in any discussions, negotiations or transactions with, or provide access to its properties, business, assets, books, records or any confidential information or data to, any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction Proposal, (iv) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement or instrument) related to any Alternative Transaction Proposal, or (v) resolve or agree to do, or do, any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company (x) agrees to promptly notify SPAC in writing if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal prior to the Closing, and will promptly communicate to SPAC in writing in reasonable detail the terms and substance thereof, and (y) shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal.
(b)   During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage (including by way of providing confidential or non-public information) the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiries, proposals, requests for information or offers that constitute or may reasonably be expected to result in or lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage in, continue or participate in any discussions, negotiations or transactions with, or provide access to its properties, business, assets, books, records or any confidential information or data to, any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction Proposal, (iv) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement or instrument) related to any SPAC Alternative Transaction Proposal, or (v) resolve or agree to do, or do, any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC (x) agrees to promptly notify the Company in writing if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal prior to the Closing, and will promptly communicate to the Company in writing in reasonable detail the terms and substance thereof, and (y) shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.
Section 8.04   Tax Matters.
(a)   Each of the Parties shall use its commercially reasonable efforts to cause the Mergers to qualify, and agree not to take any action or permit any action to be taken (other than, in each case, the Transactions or any action contemplated by this Agreement or any other Transaction Agreement) that would reasonably be expected to prevent, impair or impede the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment. The Company shall not take (or cause or permit any of its Affiliates to take) any position on a U.S. Tax Return that is inconsistent with the Intended Tax Treatment without first consulting in good faith with the Sponsor; provided, that nothing in this Section 8.04(a) shall require the Company to file any U.S. Tax Return.
(b)   The Company shall pay all transfer, filing, documentary, sales, use, stamp, registration, recording, value added or other similar Taxes (excluding, for the avoidance of doubt, any Taxes imposed on or measured by net income or gains) incurred in connection with the Transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(c)   Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, for avoidance of doubt, to the extent required by the SEC, a customary opinion that the discussion of the U.S. federal income Tax considerations of such Transactions included in the Registration Statement and the Proxy Statement/Prospectus is the opinion of SPAC counsel as may be required to satisfy applicable rules and regulations promulgated by the SEC) and to the extent any such opinion is required to satisfy applicable rules and regulations promulgated by the SEC, the Parties shall cooperate in good faith to facilitate the issuance of such opinion (including by using commercially reasonable efforts to provide any necessary representation letters for purpose of such opinion).
(d)   Each of the Parties shall, and shall cause their respective Affiliates to, cooperate, as and to the extent reasonably requested by another Party and at such requesting Party’s expense, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding with respect to the Transactions or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit with respect to the Transactions, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available). The Company shall use commercially reasonable efforts to make available to the pre-Closing SPAC Shareholders a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations with respect to (i) the 2024 taxable year of SPAC and (ii) if not already provided by SPAC to such shareholders prior to the Closing Date, the 2023 taxable year of SPAC.
Section 8.05   Confidentiality; Publicity.
(a)   SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.
(b)   None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or the Stock Exchange, in which case SPAC or the Company, as applicable, shall use its reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may, without the consent of the other Party, make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential; provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent or with any Governmental Authorities under Section 8.01 and Section 8.02.

(c)   Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.
Section 8.06   Warrant Agreement.   Immediately prior to the Closing, the Company, SPAC and Continental Stock Transfer & Trust Company shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit H, pursuant to which SPAC will assign to the Company all of its rights, interests and obligations in and under the Warrant Agreement and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(c).
Section 8.07   Existing Registration Rights Agreement.   Immediately prior to the Closing, SPAC, the Sponsor and the other parties thereto, shall terminate that certain Registration and Shareholder Rights Agreement, dated as of January 4, 2022, without further liability to any party thereto.
Section 8.08   PIPE Financing.
(a)   The Company and SPAC shall, and shall cause their respective Affiliates and Representatives to, use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (including participating in “road shows”) to secure the PIPE Financing, on terms reasonably acceptable to the Company and SPAC, including all things reasonably necessary (i) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to the Company and SPAC, from investors that are reasonably acceptable to the Company and SPAC (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in the Company in the form of the purchase of equity or the purchase of other securities of the Company or indebtedness (including convertible indebtedness) of the Company, including a committed equity facility or non-redemption or backstop arrangements, in any case, on terms reasonably acceptable to the Company and SPAC (the “PIPE Financing”), and (ii) to consummate the PIPE Financing prior to or substantially concurrently with the Closing on the terms and subject to the conditions set forth in the Subscription Agreements, including, using their respective commercially reasonable efforts to enforce their respective rights under the Subscription Agreements to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. SPAC and the Company shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate and coordinate the PIPE Financing process, including the timing and substance of outreach to PIPE Investors. Once Subscription Agreements have been executed, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, provided that it shall be permitted, after reasonable consultation with SPAC, to agree to any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that obtaining any PIPE Financing shall not be a condition to the Closing.
(b)   Without limiting the foregoing, from the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.

Section 8.09   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties in writing if such Party discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:
(a)   No Prohibition.   There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, preventing or making illegal the consummation of the Transactions, including the Mergers.
(b)   SPAC Shareholder Approval.   The SPAC Shareholder Approval shall have been obtained.
(c)   Stock Exchange Listing.   The Registrable Securities to be issued in connection with the Mergers shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.
(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act, no stop order with respect thereto shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC.
(e)   Recapitalization.   The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.
Section 9.02   Additional Conditions to Obligations of SPAC.   The obligations of SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.03 (Due Authorization), Section 4.06(b) (Capitalization of the Company), Section 4.16(u) (Essential Personal Property), Section 4.18 (Brokers’ Fees) and Section 4.22 (Related Party Transactions) (collectively, the “Specified Representations”) that is (A) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (B) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (A) and (B), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).
(ii)   Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 (Capitalization of the Company) and Section 4.08(d) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a Material Adverse Effect.
(iii)   The representations and warranties set forth in Section 4.06 (other than Section 4.06(b)) (Capitalization of the Company) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).
(iv)   The representations and warranties set forth in Section 4.08(d) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) have been fulfilled.
(d)   No Material Adverse Effect.   Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing or uncured.
(e)   Net Indebtedness.   The Net Indebtedness shall not exceed $1,325,000,000.
Section 9.03   Additional Conditions to the Obligations of the Company and Merger Sub.   The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.10 (Business Activities) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) that is (A) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (B) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (A) and (B), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).
(ii)   Each of the representations and warranties of SPAC contained in Article V (other than the Specified SPAC Representations and the representations and warranties of SPAC contained in Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a SPAC Impairment Effect.
(iii)   The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) have been fulfilled.

(d)   No SPAC Impairment Effect.   Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.
(e)   Minimum Balance Sheet Cash.   The Minimum Balance Sheet Cash shall not be less than the amount needed to pay all SPAC Transaction Expenses at Closing (which such SPAC Transaction Expenses shall not, for the avoidance of doubt, include any amounts satisfied in accordance with Section 5.2 of the Sponsor Lock-Up and Support Agreement).
Section 9.04   Intended Tax Treatment.   The obligations of the Parties to consummate, or cause to be consummated, the Mergers shall not be conditioned on such Mergers qualifying for the Intended Tax Treatment or the satisfaction or fulfillment of any representations or warranties or covenants related to the Intended Tax Treatment in this Agreement.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01   Termination.   This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)   by mutual written agreement of SPAC and the Company;
(b)   by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Governmental Order that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers; provided that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in such Law or Governmental Order;
(c)   by written notice by either SPAC or the Company to the other Parties, if the Second Effective Time has not occurred by 11:59 p.m., New York time, on July 7, 2025 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of a condition set forth in Article IX to be satisfied on or before the Termination Date;
(d)   by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the forty-fifth (45th) day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(e)   by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the forty-fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(f)   by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary

General Meeting (or at a meeting of the SPAC Shareholders following any adjournment or postponement thereof);
(g)   by written notice by SPAC to the other Parties, if there has been a Material Adverse Effect after the date of this Agreement that is continuing and (i) not capable of being cured within thirty (30) days after written notice of such Material Adverse Effect is provided by SPAC to the other Parties or (ii) if capable of being cured, remains uncured at least thirty (30) days after written notice of such Material Adverse Effect is provided by SPAC to the other Parties;
(h)   by written notice by SPAC to the other Parties, if (i) any Company Shareholder revokes, or seeks to revoke, the Company Shareholder Written Resolution (or any of such shareholder’s approvals thereunder) or (ii) the Company revokes, or seeks to revoke, the Merger Sub Shareholder Written Resolution (or any of such shareholder’s approvals thereunder); or
(i)   by written notice by the Company to SPAC, if there has been a SPAC Impairment Effect after the date of this Agreement that is continuing and (i) not capable of being cured within thirty (30) days after written notice of such SPAC Impairment Effect is provided by the Company to SPAC or (ii) if capable of being cured, remains uncured at least thirty (30) days after written notice of such SPAC Impairment Event is provided by the Company to SPAC.
Section 10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.
ARTICLE XI
MISCELLANEOUS
Section 11.01   Waiver.   At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
Section 11.02   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):
If to SPAC, prior to the Closing, to:
Cartica Acquisition Corp
1345 Avenue of the Americas
11th Floor
New York, NY 10105
Attn: Brian Coad
E-mail: bcoad@carticaspac.com

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
2100 L St. NW, Suite 900
Washington, D.C. 20037
Attn: David Slotkin; Joseph Sulzbach
E-mail: dslotkin@mofo.com; jsulzbach@mofo.com
If to the Company or Merger Sub, or SPAC following the Closing, to:
Nidar Infrastructure Limited
Fourth Floor, One Capital Place
P.O. Box 847
Grand Cayman KY1-1103, Cayman Islands
Attn: Ravi Hirisave
E-mail: ravi@ae.henergy.com
with a copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
2601 Olive Street, Suite 1700
Dallas, TX 75201
Attn: Alain Dermarkar, Robert Cardone
E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.09, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.
Section 11.05   Expenses.   Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (i) pay or cause to be paid, the Company Transaction Expenses, and (ii) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (i) and (ii), in accordance with Section 3.02(d).
Section 11.06   Governing Law.   This Agreement, and all Actions or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.
Section 11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 11.08   Entire Agreement.   This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of October 16, 2023, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.
Section 11.09   Amendments.   This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.
Section 11.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
Section 11.11   Arbitration.   Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled solely and exclusively by a final and binding arbitration process administered by Singapore International Arbitration Centre (“SIAC”) in Singapore before (a) an arbitral tribunal comprising three (3) arbitrators if the dispute, claim or controversy exceeds $5,000,000 (or equivalent), or (b) for all other disputes, claims and controversies, a single arbitrator appointed by the SIAC in accordance with the Arbitration Rules of the SIAC (the “SIAC Rules”). With respect to disputes, claims and controversies to be heard by a three (3)-person arbitral tribunal, within fifteen (15) days after the commencement of arbitration, each of the Company and SPAC shall select one (1) person to act as arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator within forty (40) days of the commencement of the arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the SIAC in accordance with the SIAC Rules. All arbitrators shall serve as neutral, independent and impartial arbitrators. The arbitration shall be administered pursuant to the SIAC Rules in effect at the time arbitration is initiated, with the following exceptions if in conflict: (i) each arbitrator shall be a retired judge or (in the case of a three (3)-person arbitral panel only) a lawyer with at least twenty (20) years of active litigation experience; (ii) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the SIAC Rules in effect at the time arbitration is initiated) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator(s) may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. In any arbitration arising out of or related to this Agreement, the arbitrator(s) are not empowered to, and shall not, award any incidental, indirect, consequential, punitive or exemplary damages or damages for lost profits, and the Parties waive any right to recover any such damages. The Parties agree to abide by all decisions and awards rendered in such proceedings. Any decision and award rendered by the arbitrator(s) shall be final and binding, and judgment on any such award may be entered in any court having jurisdiction. All such disputes, claims or controversies shall be settled in this manner in lieu of any action at law or equity; provided, that this Section 11.11 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a state or federal court located in the Borough of Manhattan, New York, New York, nor preclude any Party from bringing any action against another Party for injunctive relief or specific performance in the state or federal courts located in the Borough of Manhattan, New York, New York pursuant to Section 11.13. For the purposes of the foregoing recourse to courts outside of or in aid of arbitration, the Parties submit to the exclusive jurisdiction of the state or federal courts located in the Borough of Manhattan, New York, New York. This dispute resolution process and any arbitration proceeding hereunder, and any award made in respect thereof, shall be confidential and no Party shall disclose the existence, contents or results of any such proceeding and the award, including the hearing, without the prior written consent of the other Parties, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, in connection with a court application for a preliminary remedy or where necessary or compelled in any court of competent jurisdiction to enforce this arbitration provision or an award from such arbitration or otherwise as required by Law or judicial decision. Should any Party determine that it needs to take discovery from a third party, prior to conducting any such discovery, the party seeking the discovery shall secure the agreement of the third-party to maintain the confidentiality of the proceedings. If the SIAC no longer exists or is otherwise unavailable, the Parties agree that JAMS shall administer the arbitration in accordance with its then-existing rules as modified by this Section 11.11. In such event, all references herein to the SIAC shall instead mean JAMS. The Parties expressly agree that the provisions of Sections 9, 27, 37(1) (a) and 37(3) of the (Indian) Arbitration and Conciliation Act, 1996 shall apply to any arbitration under this Agreement.
Section 11.12   Waiver of Trial by Jury.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH OF THE PARTIES ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND SIGNIFICATIONS OF THIS WAIVER PROVISION.
Section 11.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.
Section 11.14   Non-Recourse.   Except in the case of Fraud, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party

(and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of or related to this Agreement or the Transactions, other than in the case of Fraud (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party,” and collectively, the “Non-Recourse Parties”).
Section 11.15   Non-Survival.   Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Lock-Up and Support Agreement, any subscription agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the A&R AoA, the Incentive Equity Plan and the Company Shareholder Lock-Up and Support Agreement shall not be affected by this Section 11.15.
Section 11.16   Acknowledgements.   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Group Companies; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any estimates, projections or forecasts provided to or made available to any Party or their respective Affiliates or Representatives in the Virtual Data Room, management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.
Section 11.17   Company and SPAC Disclosure Letters.   The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.
NIDAR INFRASTRUCTURE LIMITED
By:
/s/ Santosh Rao Ukhalkar

Name:
Santosh Rao Ukhalkar

Title:
Authorized Signatory

YOTTA DATA AND CLOUD LIMITED
By:
/s/ Santosh Rao Ukhalkar

Name:
Santosh Rao Ukhalkar

Title:
Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.
CARTICA ACQUISITION CORP
By:
/s/ Brian Coad

Name:
Brian Coad

Title:
Chief Operating Officer and
Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF A&R AOA — SEE ANNEX C
EXHIBIT B
INCENTIVE EQUITY PLAN — SEE ANNEX H
EXHIBIT C
SPONSOR LOCK-UP AND SUPPORT AGREEMENT — SEE ANNEX D
EXHIBIT D
COMPANY SHAREHOLDER LOCK-UP AND SUPPORT AGREEMENT — SEE ANNEX E
EXHIBIT E
FORM OF REGISTRATION RIGHTS AGREEMENT — SEE ANNEX F
EXHIBIT F
FORM OF FIRST PLAN OF MERGER — SEE ANNEX B
EXHIBIT G
FORM OF SECOND PLAN OF MERGER — INTENTIONALLY OMITTED
EXHIBIT H
FORM OF AMENDED AND RESTATED WARRANT AGREEMENT — SEE ANNEX G

ANNEX B
Dated            2024
(1)
YOTTA DATA AND CLOUD LIMITED

(2)
CARTICA ACQUISITION CORP

(3)
NIDAR INFRASTRUCTURE LIMITED

FIRST PLAN OF MERGER

THIS PLAN OF MERGER (this Plan of Merger) is dated           2024
PARTIES
(1)
YOTTA DATA AND CLOUD LIMITED, a Cayman Islands exempted company with registered number 408356 having its registered office at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands (the Merging Company);

(2)
CARTICA ACQUISITION CORP, a Cayman Islands exempted company with registered number 371116 having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the Surviving Company); and

(3)
NIDAR INFRASTRUCTURE LIMITED, a Cayman Islands exempted company with registered number 405872 having its registered office at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands (PubCo).

RECITALS
(A)
The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in an Agreement and Plan of Merger dated as of June 24, 2024 (as such agreement may be amended and modified from time to time, the Merger Agreement) between, PubCo, the Merging Company and the Surviving Company, a copy of which is attached in Schedule 1 hereto.

(B)
The sole director of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).

(C)
The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)
The sole shareholder of the Merging Company and the shareholders of the Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(E)
Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS
1.
DEFINITIONS AND INTERPRETATION

1.1
Definitions

Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement. In this Plan of Merger:
Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;
Constituent Company	means each of the Merging Company and the Surviving Company;
Effective Time	has the meaning ascribed in Clause 2.2 of this Plan of Merger;
Existing M&A	means the amended and restated memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time, a copy of which is attached in Schedule 2 hereto; and
Registrar	means the Registrar of Companies in the Cayman Islands.

1.2
Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)
Headings are for convenience only and do not affect interpretation.

(b)
The singular includes the plural and the converse.

(c)
A gender includes all genders.

(d)
Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)
A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)
A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3
Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.
2.
PLAN OF MERGER

2.1
Company Details

(a)
The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)
The registered office of the Merging Company is at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(d)
The registered office of the Surviving Company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(e)
Following the Effective Time, the registered office of the Surviving Company will be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(f)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company will be US$1,000 divided into 1,000 ordinary shares of a par value of US$1.00 each, and the Merging Company will have 1,000 ordinary shares in issue.

(g)
Immediately prior to the Effective Time, the authorised share capital of the Surviving Company will be US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, and the Surviving Company will have [*] Class A ordinary shares and [*] Class B ordinary shares in issue.

2.2
Effective Time

The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act unless, with the agreement of PubCo, the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date and time in accordance with Section 234 of the Companies Act, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the Effective Time).

2.3
Terms and Conditions of the Merger

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, are set out in the Merger Agreement.

(b)
PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

(c)
At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.

2.4
Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A and the authorised share capital of the Surviving Company shall be as set out therein.
2.5
Directors’ Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.
2.6
Secured Creditors

(a)
The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.7
Directors of the Surviving Company

At the Effective Time, the names and addresses of each director of the Surviving Company will be:
(a)
Ravi Hirisave of Building 50D-Flat S24, 500 Jabal Ali, 500037213, Dubai, United Arab Emirates;

2.8
Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
3.
APPROVAL AND AUTHORISATION

3.1
This Plan of Merger has been approved by the sole director of the Merging Company and by the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.

3.2
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to Section 233(6) of the Companies Act by way of written shareholder resolution.

3.3
This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to Section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

4.
AMENDMENT AND TERMINATION

4.1
At any time prior to the Effective Time, this Plan of Merger may be amended by the directors of both the Merging Company and the Surviving Company, to:

(a)
change the Effective Time provided that the new Effective Time complies with Section 234 of the Companies Act; or

(b)
effect any other changes to this Plan of Merger which the directors of both the Merging Company and the Surviving Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.

4.2
At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with section 10.01 of the Merger Agreement.

4.3
If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.
NOTICES

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 11.02 of the Merger Agreement.
6.
COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.
7.
GOVERNING LAW

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.
The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

SCHEDULE 1
Merger Agreement

SCHEDULE 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

SIGNATORIES
SIGNED for and on behalf of YOTTA DATA	)
AND CLOUD LIMITED	)
	)	By:
Name:
Position: Director
SIGNED for and on behalf of CARTICA	)
ACQUISITION CORP	)
	)	By:
Name:
Position: Director
SIGNED for and on behalf of NIDAR	)
INFRASTRUCTURE LIMITED	)
	)	By:
Name:
Position: Director
[Signature Page to Plan of Merger]

ANNEX C
THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY
SHARES THIRD AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
NIDAR INFRASTRUCTURE LIMITED
(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
NIDAR INFRASTRUCTURE LIMITED
(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)
1.
The name of the company is Nidar Infrastructure Limited (the “Company”).

2.
The registered office of the Company will be situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman KY1-1103, Cayman Islands, or at such other location within the Cayman Islands as the Board of Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of the Shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by such Shareholder.

7.
The authorised share capital of the Company is US$1,250,000 divided into (i) 500,000,000 ordinary shares with a nominal or par value of US$[•] each and (ii) [•] shares with a nominal or par value of US$[•] each of such Class or Classes (however designated) as the Board of Directors may determine in accordance with Articles 9 and 10 of the Articles of Association of the Company, provided always that subject to the Companies Act and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of its Shares and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands.

9.
Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

C-i

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NIDAR INFRASTRUCTURE LIMITED
(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

C-ii

C-iii

COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NIDAR INFRASTRUCTURE LIMITED
(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Nidar Infrastructure Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles, the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, the company or the partnership or other entity (other than, in the case of a corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such natural person, corporation, company partnership or other entity), or having the power or authority (whether exercised or not) to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, company, partnership or other entity.
“Articles” means these articles of association of the Company.
“Attorney” has the meaning set forth in Article 107.
“Audit Committee” means the audit committee of the Board of Directors established pursuant to the Articles, or any successor committee.
“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).
“Authorised Signatory” has the meaning set forth in Article 107.
“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” means “beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.
“Board Deadline Date” has the meaning set forth in Article 59.
“Board of Directors” means the board of directors of the Company.
“Branch Register” means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands and the United States are authorised or required by law or executive order to be closed.
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.
“Companies Act” means the Companies Act (as amended) of the Cayman Islands.
“Company’s Website” means the main corporate and Shareholders relations website of the Company, the address or domain name of which has been notified to Shareholders.
“Compensation Committee” means the compensation committee of the Board of Directors established pursuant to these Articles, or any successor committee.
“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.
“Directors” means the directors of the Company for the time being and from time to time and shall include the Independent Directors and any non-executive directors as well as executive directors unless otherwise indicated, and each a “Director”.
“Disclosable Interests” has the meaning set forth in Article 63(d)(ii).
“Electronic Communication” means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Board of Directors.
“Electronic Facility” means without limitation, website addresses (including the Company’s Website) and conference call systems, telephone or similar and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.
“Electronic Transactions Act” means the Electronic Transactions Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof.
“Exchange Act” means, to the extent applicable to the Company, the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
“Indemnified Person” has the meaning set forth in Article 165.
“Indemnity” has the meaning set forth in Article 174.
“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“Initial SPAC Director” has the meaning set forth in Article 93(b).
“Initial SPAC Director Term” has the meaning set forth in Article 93(b).
“Lock-Up Agreements” means those certain Lock-Up Agreements entered into between the Company and certain Shareholders with respect to the Shares.
“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.
“Nidar Directors” has the meaning set forth in Article 93(a).

“Nidar Shareholder” means Vista Holdings Limited, an investment holding company incorporated under the laws of the British Virgin Islands, and its successors or assigns.
“Nominating Committee” means the nominating committee of the Board of Directors established pursuant to these Articles, or any successor committee.
“Nominating Person” means (a) the Shareholder providing the notice of the nomination proposed to be made at the meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant (as defined in paragraphs (a)(ii) – (vi) of Instruction 3 to Item 4 of Schedule 14A of the Exchange Act) with such Shareholder in such solicitation.
“Nominee Information” has the meaning set forth in Article 64(f)(iii).
“Office” means the registered office of the Company as required by the Companies Act.
“Officers” means the officers for the time being and from time to time of the Company.
“Ordinary Resolution” means a resolution described as such:
(a)
passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share with a par value of US$[•] in the share capital of the Company having the rights, benefits and privileges set out in these Articles.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“present in person” means that the Shareholder proposing that the business be brought before the relevant general meeting of the Company, or the proxy or a qualified representative of such proposing Shareholder, appear at such general meeting.
“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Board of Directors as a Branch Register.
“Proposing Person” means (a) the Shareholder providing the notice of business proposed to be brought before an annual general meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A of the Exchange Act) with such Shareholder in such solicitation.
“Public Disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
“qualified representative” means, with respect to a proposing Shareholder which is a corporation or other non-natural person, a duly authorised director, officer, manager or partner of such Shareholder or any other Person authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as representative at the annual general meeting of Shareholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual general meeting of Shareholders.
“Register” means the register of members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).
“Register of Directors and Officers” means the register of the Directors and Officers of the Company required to be kept pursuant to the Companies Act.
“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“Secretary” means any Person appointed by the Board of Directors to perform any of the duties of the secretary of the Company.
“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.
“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.
“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“Shareholder Information” has the meaning set forth in Article 63(d)(i).
“Sponsor” means Cartica Acquisition Partners, LLC, a Delaware limited liability company, and its successors or assigns.
“signed” means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:
(a)
passed by a majority of not less than two-thirds of such Shareholders (or, with respect to a Special Resolution to amend Article 93(b), Article 118(d) and/or Article 179 during the Initial SPAC Director Term, a majority of not less than two-thirds of such Shareholders including the Sponsor) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Synthetic Equity Position” has the meaning set forth in Article 63(d)(ii).
“Tax Filing Authorised Person” means such Person as any Director shall designate from time to time, acting severally.

“Timely Notice” has the meaning set forth in Article 63(c).
“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
“Voting Commitment” has the meaning set forth in Article 64(i).
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect;

(f)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)
reference to any determination by the Board of Directors shall be construed as a determination by the Board of Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(i)
any requirements as to delivery under these Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act) or an electronic communication;

(j)
any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)
headings are inserted for reference only and shall be ignored in construing these Articles; and

(m)
the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3.
Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Board of Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

6.
The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Board of Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board of Directors shall determine.

7.
The Board of Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Board of Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Board of Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to Section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

SHARES
8.
Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Board of Directors who may, in their absolute discretion and without approval of the Shareholders:

(a)
issue, allot and dispose of Shares to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive such Shares;

and, for such purposes, the Board of Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Board of Directors may in its absolute discretion and without approval of the existing Shareholders, issue Shares or issue other securities in one or more series as the Board of Directors deems necessary and appropriate, and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Shareholders, at such times and on such other terms as the Board of Directors thinks proper. The Company shall not issue Shares to bearer.
9.
The Board of Directors may provide out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares. Before any preferred shares of any such series are issued, the Board of Directors shall fix, by resolution or resolutions of the Board of Directors the following provisions of such series:

(a)
the designation of such series and the number of preferred shares to constitute such series;

(b)
whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)
the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)
whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)
the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)
whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)
whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)
the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

10.
The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

11.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.
The Board of Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS
13.
Whenever the capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article 13, the Board of Directors may treat all the Classes or any two (2) or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Board of Directors may (unless otherwise provided by the terms of issue of the Shares of that Class) vary the rights attaching to any Class without the consent or approval of Shareholders; provided that the rights will not, in the determination of the Board of Directors, be materially adversely varied or abrogated by such action.
14.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES
15.
No Person shall be entitled to a certificate for any or all of their Shares, unless the Board of Directors shall determine otherwise.

16.
Every share certificate, if any, of the Company shall be in such form as the Board of Directors may determine and bear any legends required under applicable laws, including the Companies Act and the Securities Act, and shall be signed by any two (2) Officers or other persons authorised by the Board of Directors or these Articles to sign share certificates. The chair of the Board of Directors and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates. Any or all of the signatures on any certificate may be electronic. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if they were such Officer, transfer agent or registrar at the date of issue.

17.
If any share certificate is lost, destroyed or stolen, the Board of Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Board of Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Board of Directors determine otherwise. If a certificate representing Shares has been lost, destroyed or stolen, and the owner fails to notify the Company of that fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Company registers a transfer of such Shares before receiving notification thereof, the owner shall be precluded from asserting against the Company any claim for registering such transfer or a claim to a new certificate representing such Shares or such Shares in uncertificated form.

FRACTIONAL SHARES
18.
The Board of Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
19.
The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Board of Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 19. The Company’s lien on a Share extends to any amount payable in respect of it. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.

20.
The Company may sell, in such manner as the Board of Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.
21.
For giving effect to any such sale, the Board of Directors may authorise some Person to execute an instrument of transfer in respect of the Shares sold to, or in accordance with the directions of, the purchaser thereof. The purchaser, or their nominee, shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale or the exercise of the Company’s power of sale under the Articles.

22.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
23.
Subject to the terms of allotment, the Board of Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed. A Person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

24.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

25.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Board of Directors may determine, from the day appointed for the payment thereof to the time of the actual payment, but the Board of Directors shall be at liberty to waive payment of that interest wholly or in part.

26.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

27.
The Board of Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

28.
The Board of Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Board of Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES
29.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Board of Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

30.
The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

31.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

32.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board of Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person, the Board of Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

33.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

34.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share. The certificate, if any, and an executed instrument of transfer shall constitute good title to the Share and the Person to whom the Share is sold or transferred or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

35.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

36.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
37.
Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), or any Lock-Up Agreement, a Shareholder may transfer all or any of their Shares by an instrument of transfer (a) in the usual or common form, (b) in a form prescribed by the Designated Stock Exchange or (c) in any other form approved by the Board of Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board of Directors may approve from time to time. If the Shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board of Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

38.
The instrument of transfer of any Share shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any competent regulatory authority) and if in respect of a nil or partly paid up Share, or if so required by the Board of Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

39.
Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Board of Directors may from time to time determine.

40.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same within ten (10) Business Days. The Board of Directors may refuse to register a transfer of Shares in the following events: (a) at the absolute discretion of the Board of Directors, where the Shares are not fully paid or subject to a lien in favour of the Company, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis; or (b) where the holders proposing or effecting the transfers of Shares are subject to binding or written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms.

TRANSMISSION OF SHARES
41.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two (2) or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

42.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themselves, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

43.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Board of Directors may at any time give notice requiring any such Person to elect either to be registered themselves or to have some Person nominated by them be registered as the holder of the Share (but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Board of Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL
44.
The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

45.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

46.
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

47.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
48.
Subject to the Companies Act and the rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Board of Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Board of Directors may determine.

49.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

50.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

51.
The Board of Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES
52.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board of Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

53.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

54.
The Company shall be entered in the Register as the holder of the Treasury Shares, provided that:

(a)
the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

55.
Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board of Directors.

GENERAL MEETINGS
56.
The Board of Directors may, whenever they think fit, convene a general meeting of the Company, and the Board of Directors shall on a Shareholders requisition in accordance with Article 59 forthwith proceed to convene an extraordinary general meeting of the Company. All general meetings other than annual general meetings shall be called extraordinary general meetings.

57.
For so long as any Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Board of Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

58.
The Board of Directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Board of Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine.

59.
A Shareholders requisition is a requisition of any one or more Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent (10%) of the paid up voting share capital of the Company at the date of deposit of the requisition. The requisition: (i) must include (A) a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of each requisitionist, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the requisitionists or (2) between or among any requisitionist and any other record or Beneficial Owner(s) or Person(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (i) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a requisitionist solely as a result of being the Shareholder directed to prepare and submit the requisition required by these Articles on behalf of a Beneficial Owner; and (ii) must be signed by each requisitionist and deposited at the Office (and in this regard may consist of several documents in like form each signed by one or more requisitionists).

If the Board of Directors does not within thirty (30) days from the date of the deposit of the requisition (the expiry of such thirty (30) days period being the “Board Deadline Date”) duly proceed to convene an extraordinary general meeting for a date not later than thirty (30) days after the Board Deadline Date, the requisitionist(s), or any of them representing more than one-half of the total voting rights of all of them, may themselves convene an extraordinary general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors, to be held no later than three (3) months after the Board Deadline Date, and any expenses incurred by the requisitionist(s) as a result of the failure of the Board of Directors to convene the general meeting shall be reimbursed to them by the Company. A Shareholder may only deliver one (1) requisition pursuant to this Article 59 in each financial year.
60.
If at any time there are no Directors, any two (2) Shareholders (or if there is only one (1) Shareholder then that Shareholder) entitled to attend and vote at general meetings of the Company may convene a general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors.

NOTICE OF GENERAL MEETINGS
61.
Not more than sixty (60) nor less than ten (10) clear days’ notice of a general meeting in writing specifying the place, including by means of Electronic Facility, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

62.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS
63.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board of Directors or of the Auditors, and the fixing of the remuneration of the Auditors.

(a)
No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(b)
In addition, no business may be transacted at any extraordinary general meeting or any annual general meeting, as applicable, other than business that is (i) specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorised committee thereof) or by or at the direction of the Shareholder requisitionist(s) in accordance with Article 59, or (ii) otherwise properly brought before an annual general meeting (A) by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (B) by a Shareholder present in person who (1)(I) was a record owner of Shares both at the record date of the meeting and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Article 63 in all applicable respects, or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (B) shall be the exclusive means for a Shareholder to propose business to be brought before an annual general meeting, and provided that such requirements have been met, the Board of Directors shall include such proposed business in the notice of the meeting (or supplemental notice of the meeting). Shareholders seeking to nominate persons for election to the Board of Directors must comply with Article 64 and this Article 63 shall not be applicable to nominations except as expressly provided in Article 64.

(c)
Without qualification, for business to be properly brought before an annual general meeting by a Shareholder, the Shareholder must (i) provide Timely Notice (as defined in this Article 63(c)) thereof in writing and in proper form to the Board of Directors and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article To be timely, (A) a Shareholder’s notice must be delivered to, or mailed and received at, the Office not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting or (B) in the case of the first annual general meeting following the date hereof, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which Public Disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods set forth in the foregoing clauses (A) and (B), as applicable, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(d)
To be in proper form for purposes of this Article 63, a Shareholder’s notice to the Board of Directors shall set forth:

(i)
as to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the Class and number of Shares that are, directly or indirectly, owned of record or Beneficially Owned by such Proposing Person, except that such Proposing Person shall in all events be deemed to Beneficially Own any Shares of any Class as to which such Proposing Person has a right to acquire Beneficial Ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)
as to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any Shares of any Class; provided that for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided further that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the Shares of any Class Beneficially Owned by such Proposing Person that are separated or separable from the underlying Shares, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its Officers, Directors, or Affiliates, (D) any other material relationship between such Proposing Person, on the one hand, and the Company or any of its Affiliates, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any of its Affiliates (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Shareholders in support of such proposal, and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner; and
(iii)
as to each item of business that the Shareholder proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or Beneficial Owner(s) or Person(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of clause (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner.

(e)
A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 63 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Shareholders.

(f)
Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 63. The presiding chair of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 63, and if they should so determine, they shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)
This Article 63 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 63 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 63 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

64.
Nominations for Election to the Board of Directors

(a)
Nominations of any Person for election to the Board of Directors at an annual general meeting or at an extraordinary general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such extraordinary general meeting or by or at the direction of the Shareholder requisitionist(s) calling such extraordinary general meeting in accordance with Article 59) may be made only (i) by or at the direction of the Board of Directors, including by any committee or Persons authorised to do so by the Board of Directors or these Articles, (ii) by or at the direction of the Shareholder requisitionist(s) in accordance with Article 59, or (iii) by a Shareholder present in person (A) who was a record owner of Shares both at the record date of the meeting and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 64 as to such notice and nomination. The foregoing clauses (ii) and (iii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual general meeting or extraordinary general meeting.

(b)
Without qualification, for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual general meeting, the Shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary at the Office, (ii) provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required to be set forth by this Article 64 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 64. Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling an extraordinary general meeting or by or at the direction of the Shareholder requisitionist(s) calling such extraordinary general meeting in accordance with Article 59, then for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at such extraordinary general meeting pursuant to Article 64(a)(ii), the Shareholder must:

(i)
provide timely notice thereof in writing and in proper form to the Secretary at the Office;

(ii)
provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required by this Article 64; and

(iii)
provide any updates or supplements to such notice at the times and in the forms required by this Article 64.

(c)
To be timely, a Shareholder’s notice for nominations to be made at an extraordinary general meeting must be delivered to, or mailed and received at, the Office not earlier than the 120th day prior to such extraordinary general meeting and not later than the 90th day prior to such extraordinary general meeting or, if later, the 10th day following the day on which Public Disclosure of the date of such extraordinary general meeting was first made.

(d)
In no event shall any adjournment or postponement of an annual general meeting or extraordinary general meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(e)
In no event may a Nominating Person provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Shareholders at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 64(c), or (iii) the 10th day following the date of Public Disclosure of such increase.
(f)
To be in proper form for purposes of this Article 64, a Shareholder’s notice to the Board of Directors shall set forth:

(i)
as to each Nominating Person, the Shareholder Information, except that for purposes of this Article 64 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 63(d)(i);

(ii)
as to each Nominating Person, any Disclosable Interests, except that for purposes of this Article 64 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 63(d)(ii) and the disclosure with respect to the business to be brought before the meeting in Article 63(d)(ii) shall be made with respect to the election of Directors at the meeting; and

(iii)
as to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Shareholder’s notice pursuant to this Article 64 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material monetary interest in any material contract or agreement in the past three (3) years between or among any Nominating Person, on the one hand, and each candidate for nomination, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 64(i).

(g)
A Shareholder providing notice of any nomination proposed to be made at a meeting pursuant to Article 64(a)(iii) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 64 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)
In addition to the requirements of this Article 64 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)
To be eligible to be a candidate for election as a Director at an annual general meeting or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 64 and the candidate for nomination, whether nominated by the Board of Directors or by a Shareholder, must have previously delivered (in accordance with the time period prescribed for delivery of notice in Article 63(c)), to the Board of Directors at the Office, (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, Share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A of the Exchange Act if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or extraordinary general meeting and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any Person as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the Company, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or Share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a Director.

(j)
The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an Independent Director in accordance with the Company’s corporate governance guidelines.

(k)
A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 64, if necessary, so that the information provided or required to be provided pursuant to this Article 64 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office (or any other office specified by the Company in any public announcement) not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a candidate for nomination as a Director, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a candidate for nomination as a Director who has previously submitted materials hereunder to amend or update any materials or to submit any new materials.

(l)
No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 64. The presiding chair at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 64, and if they should so determine, they shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(m)
Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Article 64.

65.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

66.
If within half an hour (or such longer time not exceeding one (1) hour as the chair of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

67.
If the Board of Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.
The chair, if any, of the Board of Directors shall preside as chair at every general meeting of the Company.

69.
If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Board of Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

70.
The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)
without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is notified in the notice for the meeting or (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so notified or demanded and the demand is not withdrawn, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

72.
If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

73.
In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

74.
A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

75.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

76.
Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

VOTES OF SHAREHOLDERS
77.
Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

78.
Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Shareholder which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

79.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

80.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

81.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

82.
On a poll, votes may be given either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

83.
A Shareholder holding more than one (1) Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing them, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

84.
An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Board of Directors may approve (including an appointment of proxy made by way of Electronic Communication). A proxy need not be a Shareholder.

85.
The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

86.
The chair may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chair, shall be invalid.

87.
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

88.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll and/or all other actions that are presented at any general meeting or any special meeting to be voted upon.

89.
A resolution in writing signed by all of the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
90.
Any corporation or other non-natural person which is a Shareholder or a Director may in accordance with its constitutional documents, or in absence of such provision by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which they represent as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES
91.
If a clearing house or central depository house (or its nominee(s), being a corporation) is a Shareholder it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Shareholders; provided that if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article 91 shall be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which they represent as that clearing house or central depository house (or its nominee(s)) could exercise if it were an individual Shareholder holding the number of Shares and Class specified in such authorisation.

SHARES THAT MAY NOT BE VOTED
92.
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS
93.
Notwithstanding any other provision of these Articles, initially as of the effective date of these Articles, the Board of Directors shall consist of nine (9) Directors, who shall be appointed to the Board of Directors as follows:

(a)
five (5) of which shall be appointed by the Nidar Shareholder (or its Affiliates) by written notice delivered to the Office; provided that after such Directors’ initial term of office expires, the Nidar Shareholder (or its Affiliates) shall be entitled to appoint a number of Directors in proportion to the number of Shares Beneficially Owned by the Nidar Shareholder (and its Affiliates) divided by the total number of Shares issued and outstanding, rounded down to the nearest whole number of Directors (each such initial Director and such subsequent Person so appointed, a “Nidar Director”);

(b)
one (1) of which shall be appointed by the Sponsor (the initial Director and any subsequent Person so appointed, the “Initial SPAC Director”) by written notice delivered to the Office, which Initial SPAC Director shall hold office for an initial term of fifteen (15) months from the effective date of these Articles (the “Initial SPAC Director Term”), and after the expiry of the Initial SPAC Director Term such Director shall be nominated and elected in accordance with the terms of these Articles. Only the Sponsor shall be entitled to appoint or remove the Initial SPAC Director during the Initial SPAC Director Term by written notice delivered to the Office. In the event that any Person appointed as the Initial SPAC Director shall cease to be a Director for any reason during the Initial SPAC Director Term, the Sponsor shall be entitled to appoint a replacement Initial SPAC Director who shall serve for the remaining unexpired Initial SPAC Director Term. The Sponsor’s rights under this Article 93(b) shall expire at the end of the Initial SPAC Director Term; and

(c)
three (3) of which shall be Independent Directors, such that the Board of Directors will meet the standards of independence for companies subject to the rules and regulations of the Designated Exchange.

94.
As a condition to serving as a Director, a Person shall provide to the Company such information about the Director at such times as the Company may reasonably request in order to ensure compliance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

95.
The board of directors or equivalent governing body of each direct or indirect subsidiary of the Company shall mirror the Board of Directors, unless otherwise determined by the Board of Directors, in its sole discretion; provided that (a) save in the case of any such subsidiary of the Company which the Board of Directors has determined shall be member-managed, the rights of the Shareholders to appoint Directors to the Board of Directors under the terms of these Articles shall apply mutatis mutandis with respect to each such subsidiary of the Company’s board of directors or equivalent governing body, and (b) no Shareholder shall be compelled to appoint any Person to any board of directors or equivalent governing body of any subsidiary of the Company.

96.
The Company may by Ordinary Resolution appoint any Person to be a Director.

97.
Subject to these Articles (including Article 93(b)), a Director shall hold office for a term expiring at the next annual general meeting following their appointment, or until such lesser time if they resign or are removed from office in accordance with Article 118.

98.
The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that the number of Directors to be appointed to the Board of Directors shall only be increased or decreased with the prior written consent of the Nidar Shareholder for as long as the Nidar Shareholder Beneficially Owns a majority of the issued and outstanding Shares; provided further that no reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires (including, for the avoidance of doubt, the Initial SPAC Director) or impairing the Sponsor’s appointment right pursuant to Article 93(b).
99.
The remuneration of the Directors, if any, may be determined by the Board of Directors.

100.
Subject to these Articles, there shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

101.
In the event of a vacancy pursuant to Article 118, any Director appointed to fill such vacancy shall serve for the remaining term of the Person they are replacing and be appointed by the applicable Shareholder(s) responsible pursuant to Article 93 for appointing the Director whose office was so vacated; provided that if no Shareholder is entitled to appoint a Director to fill a vacancy, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

ALTERNATE DIRECTOR
102.
Any Director may in writing appoint any other Director or any other Person approved by the Board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such appointment or removal shall be by notice in writing to the Office signing by the Director making or revoking the appointment or in any other manner approved by the Board of Directors. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration, if any, of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS
103.
Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board of Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been passed.

104.
The Board of Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any Person so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution. An Officer may vacate their office at any time if they give notice in writing to the Company at the Office that they resign their office. The Board of Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

105.
The Board of Directors may appoint any Person to be the Secretary (and if need be, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution.
106.
The Board of Directors may establish and delegate any of their powers to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee) consisting of one or more Directors as they think fit; provided that:

(a)
subject to Article 105(c), any such committee shall include a proportionate number of Nidar Directors as are members of the Board of Directors, rounded down to the nearest whole number of Directors

(b)
any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors; and

(c)
the Board of Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board of Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board of Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any Class is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

107.
The Board of Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board of Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

108.
The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 108.

109.
The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint managers or agents of the Company and may fix the remuneration of any such Person.

110.
The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and any such appointment or delegation may be made on such terms and subject to such conditions as the Board Directors may think fit and the Board of Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

111.
Any such delegates as aforesaid may be authorised in writing by the Board of Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

112.
The Board of Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders and complies with the requirements of the Companies Act.

113.
Subject to the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, the Board of Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of Section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator, in each case, without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS
114.
The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
115.
The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

116.
The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors, provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Board of Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose.

117.
Notwithstanding the foregoing, the Secretary, if duly appointed by the Board of Directors, or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OR REMOVAL OF DIRECTORS
118.
The office of a Director shall be vacated if such Director:

(a)
becomes bankrupt or makes any arrangement or composition with their creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns their office by notice in writing to the Company at the Office; or

(d)
is removed from office (i) by Ordinary Resolution, (ii) by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two (2) in number) or (iii) pursuant to any other provision of these Articles; provided, however, that, (x) a Nidar Director may only be removed with the prior written consent of the Nidar Shareholder and (y) during the Initial SPAC Director Term, the Initial SPAC Director may only be removed with the prior written consent of the Sponsor.
PROCEEDINGS OF DIRECTORS
119.
The Board of Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes of the Directors present at such meeting. In case of an equality of votes the chair of the meeting shall have a second or casting vote. A Director may, and the Secretary (or an assistant Secretary) on the requisition of a Director shall, at any time summon a meeting of the Board of Directors upon at least two (2) days’ prior notice in writing to each other Director and alternative Director which notice shall set forth the general nature of the business to be considered (unless notice is waived by all of the Directors (or their alternative) either at, before or after the meeting is held).

120.
A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, by means of telephone, videoconference or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chair of the meeting is located at the start of the meeting.

121.
The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors in office from time to time; provided that for so long as the Nidar Shareholder is entitled to appoint two (2) or more Nidar Directors pursuant to Article 93(a), a quorum shall include at least two (2) Nidar Directors. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

122.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with the Company shall declare the nature of their interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration; provided that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

123.
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Board of Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement; provided that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

124.
Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

125.
The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Board of Directors;

(b)
the names of the Directors present at each meeting of the Board of Directors and of any committee of Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

126.
When the chair of a meeting of the Board of Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

127.
A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Board of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

128.
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Director(s) may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

129.
The Board of Directors may elect a chair of their board and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen (15) minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

(a)
the Board of Directors hereby appoint Kamal Hiranandani as the initial chair of the Board of Directors as of the effective date of these Articles.

130.
Subject to any regulations imposed on it by the Board of Directors, a committee appointed by the Board of Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

131.
A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Board of Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

132.
All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

133.
A Director or alternate Director who is present at a meeting of the Board of Directors or committee of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the Person acting as the chair or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.
DIVIDENDS
134.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor in the manner and subject to the conditions and restrictions as determined by the Board of Directors from time to time.

135.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Board of Directors.

136.
The Board of Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Board of Directors, either be employed in the business of the Company or be invested in such investments as the Board of Directors may from time to time think fit.

137.
Any dividend may be paid in any manner as the Board of Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct and shall be sent at his, her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

138.
The Board of Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

139.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

140.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

141.
No dividend shall bear interest against the Company.

142.
All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. Any dividend unclaimed after a period of the lesser of (a) six (6) years from the date of declaration of such dividend and (b) one (1) year after dissolution of the Company may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

143.
The Directors may deduct from any dividend or other distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

ACCOUNTS AND ANNUAL RETURN AND DECLARATION
144.
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board of Directors. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared.

145.
The books of account shall be kept at the Office, or at such other place or places as the Board of Directors think fit, and shall always be open to inspection by the Directors.

146.
The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or the rules and regulations of the Designated Stock Exchange or authorised by the Board of Directors or by Ordinary Resolution.

147.
The financial year of the Company shall end on 31 March of each year or such other date as the Board of Directors may determine.

148.
The Board of Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and authorise the registered office agent of the Company to deliver a copy thereof to the Registrar of Companies in the Cayman Islands on its behalf.

149.
Each Director and each member of any committee designated by the Board of Directors shall, in the performance of their duties, be fully protected in relying in good faith upon the books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Officers, agents or employees, or committees of the Board of Directors so designated, or by any other Person as to matters which such Director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

AUDIT
150.
The Board of Directors may appoint an Auditor who shall hold office on such terms as the Directors determine.

151.
Without prejudice to the freedom of the Board of Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law, the Board of Directors shall establish and maintain an Audit Committee as a committee of the Board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

152.
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

153.
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

154.
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board of Directors shall fill the vacancy and determine the remuneration of such Auditor.

155.
Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

156.
Auditors shall, if so required by the Board of Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

CAPITALISATION OF RESERVES
157.
Subject to the Companies Act, these Articles and any rights and restrictions for the time being attached to any Shares, the Board of Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 157, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;
(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as they think fit;

(d)
authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and
(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article 157.

SHARE PREMIUM ACCOUNT
158.
The Board of Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

159.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price, provided always that at the determination of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES
160.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post (by airmail or air courier service in the case of international Shareholders) in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Board of Directors deem it appropriate. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s Website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

161.
Whenever notice is required to be given under any provision of the Companies Act or these Articles, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any general meeting of the Shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

162.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service;

(d)
electronic mail or other Electronic Communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Board of Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved Electronic Communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
163.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

164.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INDEMNITY
165.
Every Director (including for the purposes of this Article 165, any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, an assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own wilful default, wilful neglect or actual fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

166.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)
for any loss on account of defect of title to any property of the Company;

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)
for any loss incurred through any bank, broker or other similar Person;

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own wilful default, wilful neglect or actual fraud as determined by a court of competent jurisdiction.
167.
The Company shall not be obligated to indemnify any Indemnified Person in connection with any action or proceeding (or any part thereof):

(a)
for which payment has actually been made to and received by or on behalf of such Indemnified Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements);

(c)
for any reimbursement of the Company by such Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Indemnified Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Indemnified Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Indemnified Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;
(d)
initiated by such Indemnified Person, including any action or proceeding (or any part thereof) initiated by such Indemnified Person against the Company, any legal entity which it controls, any Director or Officer thereof or any third party, unless (i) the Board of Directors has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 167(d) shall not apply to counterclaims or affirmative defences asserted by such Indemnified Person in an action brought against such Indemnified Person), (iii) otherwise required to be made under Article 169 or (iv) otherwise required by applicable law; or

(e)
if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 174) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

168.
The Company, to the fullest extent permitted by law, may indemnify and advance expenses to any Indemnified Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such Indemnified Person shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

169.
If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Indemnity is not paid in full within thirty (30) days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

170.
The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

171.
The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Companies Act.

172.
The Company’s obligation, if any, to indemnify or advance expenses to any Indemnified Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Indemnified Person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

173.
Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

174.
Neither any amendment nor repeal of Article 165, Article 166, Article 167, Article 168, Article 169, Article 170, Article 171, Article 172, Article 173 or this Article 174 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

NON-RECOGNITION OF TRUSTS
175.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided that notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board of Directors.

WINDING UP
176.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

177.
If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution or pursuant to Article 113 divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION
178.
Subject to the Companies Act, the rights attaching to the various Classes, Article 179 or any other provisions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part.

179.
During the Initial SPAC Director Term, Article 93(b), Article 118(d) and this Article 179 may only be amended by Special Resolution passed by a majority of not less than two-thirds of such Shareholders including the Sponsor as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or approved by unanimous written resolution. For the avoidance of doubt, if during the Initial SPAC Director Term not less than two-thirds of Shareholders vote in favour of a Special Resolution to amend Article 93(b), Article 118(d) and/or this Article 179 but the approval of the Sponsor for such Special Resolution has not been obtained, then the Special Resolution shall fail.

CLOSING OF REGISTER OR FIXING RECORD DATE
180.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, the Commission and/or any competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

181.
In lieu of or apart from closing the Register, the Board of Directors may fix in advance or arrears a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend or other distribution the Board of Directors may, unless otherwise required by law, at or within ninety (90) days prior to the date of declaration of such dividend or other distribution, fix a subsequent date as the record date for such determination.

182.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 182, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
183.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 183, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION
184.
The Company shall have the power to merge or consolidate with one or more other constituent companies in accordance with the Companies Act upon such terms as the Board of Directors may determine and, to the extent required by the Companies Act, with the approval of a Special Resolution.

DISCLOSURE
185.
The Board of Directors, Secretary, assistant Secretary or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

GENERAL
186.
If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Companies Act or these Articles, in any way be affected or impaired thereby.
CERTAIN TAX FILINGS
187.
Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the date of these Articles.

ANNEX D
LOCK-UP AND SUPPORT AGREEMENT
LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and Cartica Acquisition Partners, LLC, Delaware limited liability company (“Sponsor”).
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, (a) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a direct, wholly owned subsidiary of the Company, and (b) immediately following the consummation of the First Merger and as part of the same overall transaction, SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;
WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of (a) 4,750,000 SPAC Class A Shares and (b) 700,000 SPAC Class B Shares (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares”; and the Owned Shares, SPAC Private Placement Warrants and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by Sponsor after the date of this Agreement and prior to the Closing, being collectively referred to herein as the “Subject Shares”); and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Sponsor enter into this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Representations and Warranties of Sponsor
Sponsor hereby represents and warrants to the Company and SPAC as follows:
1.1   Corporate Organization.   Sponsor has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
1.2   Due Authorization.   Sponsor has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and no other corporate proceeding on the part of Sponsor is necessary to authorize this Agreement or any other Transaction Agreements or Sponsor’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by Sponsor), duly and validly executed and delivered by Sponsor and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.
1.3   Governmental Approvals.   No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Sponsor with respect to Sponsor’s execution, delivery and performance of this Agreement and the other Transaction

Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.
1.4   No Conflict.   The execution, delivery and performance of this Agreement and any other Transaction Agreement to which Sponsor is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of Sponsor’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to Sponsor, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (d) result in the creation of any Lien upon any of the properties or assets of Sponsor, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which Sponsor is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which Sponsor is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.
1.5   Subject Shares.   Sponsor is the sole legal owner of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC, the Letter Agreement (as defined below), the Merger Agreement or applicable federal or state securities laws. Sponsor does not legally own any shares of SPAC other than the Subject Shares. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Letter Agreement, dated as of January 4, 2022, among SPAC, Sponsor and SPAC’s officers and directors (the “Letter Agreement”), the Merger Agreement or the Organizational Documents of SPAC.
1.6   Merger Agreement.   Sponsor understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.
ARTICLE II
Representations and Warranties of SPAC
SPAC hereby represents and warrants to Sponsor and the Company as follows:
2.1   Corporate Organization.   SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
2.2   Due Authorization.   SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
2.3   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.
ARTICLE III
Representations and Warranties of the Company
The Company hereby represents and warrants to Sponsor and SPAC as follows:
3.1   Corporate Organization.   The Company is an exempted company duly registered by way of continuation, is validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
3.2   Due Authorization.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Enforceability Exceptions.
3.3   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any Equity Security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.
ARTICLE IV
Agreement to Vote; Certain Other Covenants of Sponsor
Sponsor covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:
4.1   Agreement to Vote.
(a)   In Favor of the Mergers.   At any meeting of the shareholders of SPAC called to seek the SPAC Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements is sought, Sponsor shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by granting its class consent and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.
(b)   Against Other Transactions.   At any meeting of shareholders of SPAC or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares against (including by withholding its class consent and/or written consent, if applicable) (i) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC, (ii) any offer or proposal relating to a SPAC Alternative Transaction Proposal, and (iii) any amendment of the Organizational Documents of SPAC or other proposal or transaction involving SPAC, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, or prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.
(c)   Revoke Other Proxies.   Sponsor represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC and the Letter Agreement.

(d)   Irrevocable Proxy and Power of Attorney.   Sponsor hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written resolution or consent in respect of the Subject Shares, in a manner consistent with Section 4.1(a). Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.
4.2   No Transfer.   During the Exclusivity Period, other than (x) pursuant to this Agreement (including in connection with Sections 5.1(a) and 5.2), (y) upon the consent of the Company and SPAC or (z) to an Affiliate of Sponsor (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), Sponsor shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the First Merger, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement or any other Transaction Agreements, any proxy granted in favor of the person(s) designated by SPAC included in the extension Proxy Statement or Proxy Statement/Prospectus, or the voting and other arrangements under the Organizational Documents of SPAC, (c) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, the Company and SPAC that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.
4.3   Waiver of Dissenters’ Rights.   Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Mergers and the Merger Agreement.
4.4   No Redemption.   Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.
4.5   New Shares.   In the event that prior to the Closing (a) any SPAC Shares or other shares of SPAC are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (b) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (c) Sponsor acquires the right to vote or share in the voting of any SPAC Shares or other shares of SPAC after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).
4.6   Sponsor Letter Agreement.   Each of Sponsor and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the Transactions and with the written consent of the other parties to the Letter Agreement.
4.7   Additional Matters.   Sponsor shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (b) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC, Delaware General Corporation Law or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.
4.8   Waiver of Anti-Dilution Protection.   Sponsor hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any adjustment of the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to Article 15 of the SPAC Memorandum and Articles of Association in connection with the Transactions.
4.9   Confidentiality.   Sponsor shall be bound by and comply with Sections 8.03(b) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to “SPAC” contained in Section 8.03(b) of the Merger Agreement (other than Section 8.03(b)(i) or for purposes of the definition of SPAC Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to Sponsor.
4.10   Consent to Disclosure.   Sponsor consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Sponsor agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.
ARTICLE V
Other Agreements
5.1   Initial Vesting, Financing & Lock-Up Provisions.
(a)   Immediately prior to the First Effective Time, Sponsor shall (i) surrender and forfeit to SPAC for no consideration the aggregate number of SPAC Class A Shares set forth on Exhibit A (the “Forfeit Shares”), whereupon such surrendered and forfeited Forfeit Shares shall be cancelled and (ii) transfer to the SPAC’s directors an aggregate of 60,000 SPAC Class A Shares.

(b)   Subject to the exceptions set forth herein, from the First Effective Time until one (1) year after the Closing Date (the “Lock-Up Period”), Sponsor agrees not to, without the prior written consent of the Company Board, Transfer any Company Ordinary Shares issued to Sponsor as Merger Consideration (the “Locked-Up Shares”); provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor or any permitted transferee (or any subsequent permitted transferee). Subject to the exceptions set forth herein, from the end of the Lock-Up Period until one (1) year thereafter, Sponsor and the persons set forth on Exhibit B (to the extent that they hold Vested Shares) shall not, without the prior written consent of the Company Board, Transfer any Vested Shares (as defined below); provided, however, that such transfer restrictions shall not apply to:
(i)   Transfers made pursuant to and in connection with a Block Trade (as defined in the Registration Rights Agreement);
(ii)   Transfers made pursuant to and in connection with an Underwritten Offering (as defined in the Registration Rights Agreement); and
(iii)   Transfers in the public market; provided that the number of Vested Shares Transferred pursuant to this clause (iii) during any ninety (90)-day period does not exceed the average weekly trading volume of the Company Ordinary Shares for the preceding four (4) weeks.
(c)   Notwithstanding anything set forth in Section 5.1(b), Sponsor agrees that, from and after the First Effective Time, 4,087,500 Locked-Up Shares (such shares, the “Section 5.1(c) Shares”) shall be unvested and shall not vest and Sponsor shall not Transfer any such Section 5.1(c) Shares unless, until and to the extent the Company has consummated one or more Company Financing Events as a result of which the aggregate amount (on a cumulative basis with all other Company Financing Events) received by (or entitled to be received by) the Company or its Subsidiaries is as set forth below, with the corresponding aggregate Section 5.1(c) Shares vesting set forth opposite such aggregate amount (the “Initial Vesting”), and upon vesting the corresponding Section 5.1(c) Shares shall no longer be subject to the restrictions on Transfer described in this Section 5.1(c) or to surrender and forfeiture pursuant to this Section 5.1(c). Any Section 5.1(c) Shares that remain subject to an Initial Vesting by the later of (x) 15 months following the First Effective Time and (y) March 31, 2026 shall be immediately surrendered and forfeited by Sponsor to the Company for no consideration, whereupon such surrendered and forfeited Section 5.1(c) Shares shall be cancelled. The remaining 340,000 Locked-Up Shares held by Sponsor immediately after the First Effective Time (such shares, the “Vested Shares”) shall not be subject to this Section 5.1(c).
Total Locked-Up Shares	4,427,500
Vesting:
– Upfront at First Effective Time:	340,000
– Upon consummation of one or more Company Financing Events of:
US$100mn and above (on a cumulative basis with all other Company Financing Events)	1,702,500
US$250mn and above (on a cumulative basis with all other Company Financing Events)	2,792,500
US$300mn and above (on a cumulative basis with all other Company Financing Events)	3,065,000
US$350mn and above (on a cumulative basis with all other Company Financing Events)	3,337,500
US$400mn and above (on a cumulative basis with all other Company Financing Events)	3,610,000

US$450mn and above (on a cumulative basis with all other Company Financing Events)	3,882,500
US$500mn and above (on a cumulative basis with all other Company Financing Events)	4,427,500
For purposes of this Agreement, a “Company Financing Event” means the consummation of, or execution of one or more definitive agreements for, one or more transactions involving the sale or issuance of equity or equity-linked securities of the Company (it being understood that the foregoing shall include any convertible debt securities and exclude any non-convertible debt instruments). Notwithstanding the foregoing, the Parties agree that any transaction consummated by the Company prior to Closing to satisfy up to $280,000,000 of unsecured perpetual debt (the “Perpetual Debt Transaction”) shall not be deemed a “Company Financing Event”. From the date hereof until the later of (i) 15 months following the First Effective Time and (y) March 31, 2026, the Company will not issue to any third party any equity or equity-linked securities (including any securities convertible into equity securities) of any direct or indirect Subsidiaries of the Company; provided that the foregoing shall not prohibit the Company or its Subsidiaries from consummating the Perpetual Debt Transaction. For the avoidance of doubt, “Company Financing Event” shall include any PIPE Financing. All Section 5.1(c) Shares shall vest and as a consequence shall no longer be subject to the restrictions on Transfer described in this Section 5.1(c) or to surrender and forfeiture if, by the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, the Company receives (or is entitled to receive) at least $500,000,000 from all Company Financing Events (the “Full Financing Event”).
(d)   Notwithstanding anything set forth in Section 5.1(c), if more than fifty percent (50%) of the Locked-Up Shares vest, then any Locked-Up Shares vesting pursuant to Section 5.1(c) in excess of such fifty percent (50%) shall still remain unvested (such shares, the “Unvested Shares”) (and, for the avoidance of doubt, the other Section 5.1(c) Shares and the Vested Shares shall not be subject to this Section 5.1(d)) and shall not vest, and Sponsor shall not Transfer any Unvested Shares unless, until and to the extent that such Unvested Shares vest in accordance with this Section 5.1(d). Upon the fifth (5th) anniversary of the Closing, if any of the Unvested Shares have not vested in accordance with this Section 5.1(d), such Unvested Shares shall be immediately cancelled and forfeited by Sponsor (or holder thereof). The Unvested Shares shall vest, and as a consequence shall no longer be subject to the restrictions on Transfer described in this Section 5.1(d) or to surrender and forfeiture, upon the Company VWAP equaling or exceeding $12.50 (the “VWAP Target”).
For purposes of this Agreement, (x) “Company VWAP” means the volume weighted average Company Per Share Trading Price for any twenty (20) Trading Days within a thirty (30) Trading Day period, (y) “Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded, and (z) “Company Per Share Trading Price” means, at any given time, the trading price per Company Ordinary Share as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.
(e)   In the event that after the Closing and prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026, there is a Company Sale (as defined below) (or a definitive agreement providing for a Company Sale has been entered into prior to the later of (x) 15 months following the First Effective Time and (y) March 31, 2026 and such Company Sale is ultimately consummated, even if such consummation occurs after the later of (x) 15 months following the First Effective Time and (y) March 31, 2026), and if the Full Financing Event has not occurred, then the Full Financing Event shall be deemed to have occurred; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board. In the event the Full Financing Event would be deemed to have occurred or to be achieved (as applicable) pursuant to this Section 5.1(e), the Full Financing Event shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Unvested Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale. In addition, if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the VWAP Target has not been previously achieved, then the VWAP Target shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board. In the event the VWAP Target would be deemed to be achieved pursuant to this Section 5.1(e), the VWAP Target shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Unvested Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale. For purposes of this Agreement, “Company Sale” shall mean the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving the Company, and, immediately after the consummation of such transaction or series of transactions, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of the Company.
(f)   The restrictions set forth in Section 5.1(b) (the “Lock-Up Restrictions”) shall not apply to:
(i)   Transfers to SPAC’s officers, directors, any affiliates or family members of any of SPAC’s officers or directors, any direct or indirect members of Sponsor or their affiliates, any affiliates of Sponsor, including to funds affiliated with Cartica Management, LLC and to limited partners of funds affiliated with Cartica Management, LLC or any affiliates thereof, or any employees of such affiliates;
(ii)   in the case of an individual, Transfers by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(iii)   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv)   in the case of an individual, Transfers pursuant to a qualified domestic relations order;
(v)   Transfers by private sales or Transfers made in connection with the Closing at prices no greater than the price at which the Locked-Up Shares were originally purchased;
(vi)   Transfers by virtue of Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor;
(vii)   Transfers to SPAC for no value for cancellation in connection with the Closing;
(viii)   Transfers of any Company Ordinary Shares acquired as part of any PIPE Financing;
(ix)   pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;
(x)   Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations,

share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;
(xi)   the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Sponsor pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period;
(xii)   Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date;
(xiii)   transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and
(xiv)   in the case of an individual who is a director or officer of Sponsor who is a tax resident of India, any Transfer in light of Indian tax exposure they are expected to experience upon the Closing;
provided, however, that in the case of clauses (i) through (iv), (vi) and (xi) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement; provided, further, that any permitted transferee not set forth on Exhibit B shall not be subject to the restrictions set forth in the last sentence of Section 5.1(b). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
(g)   For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to Company Ordinary Shares it owns, including the right to receive dividends with respect thereto and to vote any Locked-Up Shares.
(h)   In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.
5.2   Sponsor Promote Adjustment.   In connection with the consummation of the Transactions, Sponsor agrees that it shall use commercially reasonable efforts to utilize up to an aggregate of 10% of the Subject Shares to (a) if the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.02(b)(i) of the Merger Agreement) exceed the Expense Cap, then transfer, on behalf of the Company, such Subject Shares to the payee of the applicable SPAC Transaction Expense in satisfaction of some or all of such applicable SPAC Transaction Expense (the “SPAC Equity Payment”), and (b) secure waivers of SPAC Shareholder Redemption Rights in connection with the SPAC Transaction Proposals. For purposes of this Section 5.2, “Expense Cap” means $11,000,000; provided, however, that if the Closing has not occurred prior to September 30, 2024, such Expense Cap may be increased subject to consent from the Company (which shall not be unreasonably withheld, conditioned or delayed). For U.S. federal and applicable state and local income tax purposes, Sponsor and SPAC intend that any SPAC Equity Payment be treated as (i) a contribution of the applicable SPAC Class A Shares and/or SPAC Class B Shares to the capital of SPAC within the meaning of Section 118 of the Code and (ii) a payment by SPAC of SPAC Transaction Expenses with such contributed SPAC Class A Shares and/or SPAC Class B Shares, as the case may be, which transaction shall be governed by Section 1032 of the Code.
ARTICLE VI
General Provisions.
6.1   Notice.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):
Cartica Acquisition Partners, LLC
1345 Avenue of the Americas
11th Floor
New York, NY 10105
Attn: Brian Coad
E-mail: bcoad@carticaspac.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
2100 L St. NW, Suite 900
Washington, D.C. 20037
Attn: David Slotkin; Joseph Sulzbach
E-mail: dslotkin@mofo.com; jsulzbach@mofo.com
6.2   Governing Law.   This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.
6.3   Miscellaneous.   The provisions of Article XI (other than Section 11.06) of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.
6.4   Legends.   The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (a) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, (b) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any Section 5.1(c) Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(c) and (c) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any Unvested Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(d) (any such Locked-Up Share, Section 5.1(c) Share and/or Unvested Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share, Section 5.1(c) Share and/or Unvested Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company.
6.5   Termination.   This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share, Section 5.1(c) Share and/or Unvested Share has any rights or obligations hereunder; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV (other than Section 4.3, Section 4.9 (solely with respect to Section 8.05(b) of the Merger Agreement) and Section 4.10 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.
[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
NIDAR INFRASTRUCTURE LIMITED
Signature:
/s/ Santosh Rao Ukhalkar

Name:
Santosh Rao Ukhalkar

Title:
Authorized Signatory

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
CARTICA ACQUISITION CORP
Signature:
/s/ Brian Coad

Name:
Brian Coad

Title:
Chief Operating Officer and
Chief Financial Officer

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
CARTICA ACQUISITION PARTNERS, LLC
Signature:
/s/ Brian Coad

Name:
Brian Coad

Title:
Chief Operating Officer and
Chief Financial Officer

Exhibit A
Forfeit Shares
Sponsor shall surrender and forfeit a number of SPAC Class A Shares equal to the aggregate number of SPAC Class A Shares to be issued by SPAC pursuant to non-redemption agreements entered into by and between SPAC and certain unaffiliated institutional investors between June 16, 2023 and June 26, 2023 as set forth below:
Holder	SPAC Class A Shares to be Issued
AQR Corporate Arbitrage Master Account, L.P.	43,750
AQR Global Alternative Investment Offshore Fund, L.P. – SPACs Sleeve	43,750
Boston Patriot Merrimack St. LLC	78,691
CC ARB West, LLC	64,969
CC Arbitrage, Ltd	22,531
Centiva Master Fund, LP	87,500
DS Liquid DIV RVA SCM, LLC	20,212
Fifth Lane Partners Fund, LP	87,500
Fir Tree Capital Opportunity Master Fund III, LP	3,150
Frederick Fortmiller, Jr.	4,000
FT SOF XIII (SPAC) Holdings, LLC	5,659
Gantcher Family Limited Partnership	4,250
Harraden Circle Investors, LP	72,500
Highbridge Tactical Credit Master Fund, L.P.	87,500
Kepos Special Opportunities Master Fund L.P.	87,500
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC	15,575
Nautilus Master Fund, L.P.	87,500
Radcliffe SPAC Master Fund, L.P.	87,500
Shaolin Capital Partners Master Fund, Ltd.	36,313
Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC	15,400
Warbasse67 Fund LLC	6,750
TOTAL	962,500

Exhibit B
Transfer Restriction Parties
1.
Namaste Universe Sponsor LLC

2.
C. Brian Coad

3.
Suresh Guduru

ANNEX E
LOCK-UP AND SUPPORT AGREEMENT
LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Vista Holdings Limited, a company incorporated under the Laws of the British Virgin Islands (“Vista Holdings”) and Sunil Gupta, an individual (“Gupta”, and together with Vista Holdings, the “Company Shareholders”).
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, (a) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a direct, wholly owned subsidiary of the Company, and (b) immediately following the consummation of the First Merger and as part of the same overall transaction, SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;
WHEREAS, as of the date of this Agreement, Vista Holdings is the sole legal and beneficial owner of 1,000 Pre-Split Shares (the “Vista Shares”) and Gupta is the sole legal and beneficial owner of 112 Pre-Split Shares (the “Gupta Shares” and together with the Vista Shares and any other Pre-Split Shares (or any securities convertible into or exercisable or exchangeable for Pre-Split Shares) acquired by the Company Shareholders after the date of this Agreement and prior to the Closing, the “Subject Shares”); and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that the Company Shareholders enter into this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Representations and Warranties of the Company Shareholders
Each Company Shareholder hereby represents and warrants to the Company and SPAC as follows:
1.1   Corporate Organization.   Such Company Shareholder, if an entity, has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Such Company Shareholder, if an entity, is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
1.2   Due Authorization.   Such Company Shareholder, if an entity, has all requisite corporate power and authority, and if an individual, has full legal capacity, right and authority, to execute and deliver this Agreement and each other Transaction Agreement to which such Company Shareholder is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. If such Company Shareholder is an entity, the execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such Company Shareholder is necessary to authorize this Agreement or any other Transaction Agreements or such Company Shareholder’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by such Company Shareholder), duly and validly executed and delivered by such Company Shareholder and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

1.3   Governmental Approvals.   No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Company Shareholder with respect to such Company Shareholder’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.
1.4   No Conflict.   The execution, delivery and performance of this Agreement and any other Transaction Agreement to which such Company Shareholder is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of Vista Holdings (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to such Company Shareholder, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Company Shareholder is a party, (d) result in the creation of any Lien upon any of the properties or assets of such Company Shareholder, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which such Company Shareholder is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which such Company Shareholder is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.
1.5   Subject Shares.   Such Company Shareholder is the sole legal and beneficial owner of such Company Shareholder’s Subject Shares, and all such Subject Shares are owned by such Company Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Merger Agreement or applicable federal or state securities laws. Such Company Shareholder does not legally or beneficially own any shares of the Company other than such Company Shareholder’s Subject Shares. Such Company Shareholder has the sole right to vote such Company Shareholder’s Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.
1.6   Merger Agreement.   Such Company Shareholder understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder has received a copy of the Merger Agreement and are familiar with the provisions of the Merger Agreement.
ARTICLE II
Representations and Warranties of SPAC
SPAC hereby represents and warrants to the Company Shareholders and the Company as follows:
2.1   Corporate Organization.   SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
2.2   Due Authorization.   SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
2.3   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.
ARTICLE III
Representations and Warranties of the Company
The Company hereby represents and warrants to the Company Shareholders and SPAC as follows:
3.1   Corporate Organization.   The Company is an exempted company duly registered by way of continuation, is validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.
3.2   Due Authorization.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Enforceability Exceptions.

3.3   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any Equity Security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.
ARTICLE IV
Agreement to Vote; Certain Other Covenants of the Company Shareholders
Each Company Shareholder covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:
4.1   Agreement to Vote.
(a)   Against Other Transactions.   At any meeting of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Company Shareholder’s vote, consent or other approval is sought, such Company Shareholder shall (i) attend any such meeting of shareholders (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for the purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) the Subject Shares against (including by withholding its class consent and/or written consent, if applicable) (w) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any equity securities of the Company, any of its Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such Subsidiaries, (x) any offer or proposal relating to an Alternative Transaction Proposal, (y) other than any amendment to the Organizational Documents of the Company in furtherance of Section 2.01 of the Merger Agreement, any amendment of the Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries and (z) any proposal or effort to revoke (in whole or in part) any approval set forth in the Company Shareholder Written Resolution, which, in each of cases (w) and (y) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, or prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.
(b)   Revoke Other Proxies.   Such Company Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of Company.

(c)   Irrevocable Proxy and Power of Attorney.   Such Company Shareholder hereby unconditionally and irrevocably grants to, and appoints, SPAC and any individual designated in writing by SPAC, and each of them individually, as such Company Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Company Shareholder, to vote the Subject Shares, or grant a written resolution or consent in respect of the Subject Shares, in a manner consistent with Section 4.1(a). Such Company Shareholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given in connection with the execution of the Merger Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Company Shareholder under this Agreement. Such Company Shareholder hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Such Company Shareholder hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.
4.2   No Transfer.   During the Exclusivity Period, other than (x) upon the consent of the Company and SPAC or (y) to an Affiliate of such Company Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares), such Company Shareholder shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the First Merger, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement or any other Transaction Agreements, or the voting and other arrangements under the Organizational Documents of the Company, (c) take any action that would reasonably be expected to make any representation or warranty of such Company Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Shareholder agrees with, and covenants to, the Company and SPAC that such Company Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.
4.3   Waiver of Dissenters’ Rights.   Each Company Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Mergers and the Merger Agreement.
4.4   New Shares.   In the event that prior to the Closing (a) any Pre-Split Shares, Company Ordinary Shares or other securities of the Company are issued or otherwise distributed to a Company Shareholder pursuant to any stock dividend or distribution, or any change in any of the Pre-Split Shares, Company Ordinary Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, including any shares received pursuant to the Share Split, (b) a Company Shareholder acquires legal or beneficial ownership of any Pre-Split Shares or Company Ordinary Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (c) a Company Shareholder acquires the right to vote or share in the voting of any Pre-Split Share or Company Ordinary Shares or other shares of the Company after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).
4.5   Additional Matters.   Each Company Shareholder shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (b) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company, Delaware General Corporation Law or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.
4.6   Confidentiality.   Each Company Shareholder shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to such Company Shareholder.
4.7   Consent to Disclosure.   Each Company Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, such Company Shareholder’s identity and ownership of such Company Shareholder’s Subject Shares, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations under this Agreement, and such Company Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Company Shareholder agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.
4.8   Restricted Activities.   Each Company Shareholder shall not revoke (in whole or in part), or seek to revoke (in whole or in part), or adopt any resolution, consent or vote that would have the effect of revoking (in whole or in part), any approval set forth in the Company Shareholder Written Resolution without the prior written consent of SPAC. Such Company Shareholder shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization without the prior written consent of the Company and SPAC.
ARTICLE V
Other Agreements
5.1   Lock-Up Provisions.
(a)   Subject to the exceptions set forth herein, during the Lock-Up Period (as defined below), each Company Shareholder agrees not to, without the prior written consent of the Company Board, Transfer any Company Ordinary Shares held or beneficially owned by such Company Shareholder as of the Closing (the “Locked-Up Shares”); provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein

(or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to each Company Shareholder or any permitted transferee (or any subsequent permitted transferee). The foregoing limitations shall remain in full force and effect for a period of one (1) year from and after the Closing Date (the “Lock-Up Period”).
(b)   The restrictions set forth in Section 5.1(a) (the “Lock-Up Restrictions”) shall not apply to:
(i)   in the case of an entity, Transfers to such entity’s officers, directors, any affiliates or family members of any of such entity’s officers or directors, any direct or indirect members of such entity or their affiliates, any affiliates of such entity, including to funds affiliated with Vista Holdings and to limited partners of funds affiliated with Vista Holdings or any affiliates thereof, or any employees of such affiliates;
(ii)   in the case of an individual, Transfers by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(iii)   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv)   in the case of an individual, pursuant to a qualified domestic relations order;
(v)   Transfers by private sales or Transfers made in connection with the Closing at prices no greater than the price at which the Locked-Up Shares were originally purchased;
(vi)   in the case of an entity, Transfers by virtue of such entity’s Organizational Documents upon liquidation or dissolution of such entity;
(vii)   Transfers to the Company for no value for cancellation in connection with the Closing;
(viii)   Transfers of any Company Ordinary Shares acquired as part of any PIPE Financing;
(ix)   pledges of any Locked-Up Shares held by such Company Shareholder to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as such Company Shareholder continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;
(x)   Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;
(xi)   the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by such Company Shareholder pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period;
(xii)   Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date;
(xiii)   transactions to satisfy any U.S. federal, state, or local income tax obligations of such Company Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and
(xiv)   in the case of an individual who is a tax resident of India, any Transfer in light of Indian tax exposure they are expected to experience upon the Closing.
provided, however, that in the case of clauses (i) through (iv), (vi) and (xi) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
(c)   For the avoidance of doubt, each Company Shareholder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to Subject Shares it owns, including the right to vote any Locked-Up Shares.
(d)   In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.
ARTICLE VI
General Provisions.
6.1   Notice.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to the Company Shareholders at the address set forth below (or at such other address for a party as shall be specified by like notice):
Vista Holdings Limited
c/o Trident Trust Company (BVI) Limited
Trident Chambers
Road Town
Tortola VG1110
British Virgin Islands
PO Box 146
Attn: Darshan Hiranandani
E-mail: darshan@hiranandani.com
Yotta Data Services Pvt. Ltd.
5th Floor, Scorpio House,
Hiranandani Gardens, Powai,
Mumbai — 400076
India
Attn: Sunil Gupta
E-mail: sgupta@yotta.com
with a copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
2601 Olive Street, Suite 1700
Dallas, TX 75201
Attn: Alain Dermarkar, Robert Cardone
E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com

6.2   Governing Law.   This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.
6.3   Miscellaneous.   The provisions of Article XI (other than Section 11.06) of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.
6.4   Legends.   The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company.
6.5   Termination.   This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share has any rights or obligations hereunder; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV (other than Section 4.3, Section 4.6 (solely with respect to Section 8.05(b) of the Merger Agreement) and Section 4.7 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.
6.6   Capacity as a Company Shareholder.   Each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in such Company Shareholder’s capacity as a director or officer of the Company, if applicable.
[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
NIDAR INFRASTRUCTURE LIMITED
Signature:
/s/ Santosh Rao Ukhalkar

Name:
Santosh Rao Ukhalkar

Title:
Authorized Signatory

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
CARTICA ACQUISITION CORP
Signature:
/s/ Brian Coad

Name:
Brian Coad

Title:
Chief Operating Officer and
Chief Financial Officer

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.
VISTA HOLDINGS LIMITED
Signature:
/s/ Darshan Hiranandani

Name:
Darshan Hiranandani

Title:
Director

SUNIL GUPTA
Signature:
/s/ Sunil Gupta

ANNEX F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”), RHI Venture Worx, LLC (“RHI” and collectively with the Sponsor, the “Sponsor Holders”), the entities listed on Exhibit A (the “Non-Redeeming Holders”) and Vista Holdings Limited (the “Nidar Holder”). The Sponsor Holders, the Non-Redeeming Holders and the Nidar Holder and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.9 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.
RECITALS
WHEREAS, the Sponsor previously acquired 5,450,000 Class B ordinary shares, par value $0.0001 per share (the “SPAC Class B Ordinary Shares”), of Cartica Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), and the other Sponsor Holder previously acquired an aggregate of 300,000 SPAC Class B Ordinary Shares from the Sponsor;
WHEREAS, on January 4, 2022, the SPAC and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrant Purchase Agreement”), pursuant to which the Sponsor purchased 15,900,000 warrants to purchase Class A ordinary shares, par value $0.0001 per share, of the SPAC in a private placement transaction occurring simultaneously with the closing of the SPAC’s initial public offering;
WHEREAS, in order to finance the SPAC’s transaction costs in connection with an intended business combination, the Sponsor or certain of the SPAC’s officers or directors were authorized to loan the SPAC funds as the SPAC may require, of which up to $2,000,000 of such loans may be convertible into an additional 2,000,000 warrants (“Working Capital Warrants”) having the same terms as the Private Placement Warrants;
WHEREAS, on January 4, 2022, the SPAC and the Sponsor Holders entered into a certain Registration and Shareholder Rights Agreement (the “Existing Registration Rights Agreement”), granting the Sponsor Holders certain rights with regard to the SPAC securities held by the Sponsor Holders;
WHEREAS, pursuant to those certain non-redemption agreements entered into by the SPAC on June 16, 2023 and June 26, 2023 with certain shareholders of the SPAC (the “Non-Redemption Agreements”), the Non-Redeeming Holders are entitled to the registration rights under the Existing Registration Rights Agreement with respect to an aggregate of 962,500 SPAC Class A ordinary shares, par value $0.0001 per share, issued pursuant to the Non-Redemption Agreements (the “Non-Redemption Shares”);
WHEREAS, on June 24, 2024, the Company, the SPAC and [•], a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (i) Merger Sub merged with and into the SPAC (the “First Merger”), with the SPAC surviving the First Merger as a direct, wholly-owned subsidiary of the Company (the SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”) and (ii) immediately following the consummation of the First Merger, the Surviving Entity merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;
WHEREAS, on [•], 2024, the Company, the SPAC and Continental Stock Transfer & Trust Company entered into that certain Amended and Restated Warrant Agreement, pursuant to which the SPAC assigned to the Company all of its rights, interests and obligations in and under the Original Warrant Agreement and the terms and conditions of the Original Warrant Agreement were amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC warrants (including the Private Placement Warrants, as defined below) by the Company.

F-1

WHEREAS, upon the closing of the Mergers, the Nidar Holder holds [•] ordinary shares, par value $[•] (“Ordinary Shares”), of the Company;
WHEREAS, upon the closing of the Mergers, the Sponsor holds [•] Ordinary Shares;
WHEREAS, upon the closing of the Mergers, RHI holds [•] Ordinary Shares;
WHEREAS, upon the closing of the Mergers, the Non-Redeeming Holders collectively hold [•] Ordinary Shares;
WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company (as successor in interest to the SPAC) and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company and the Sponsor Holders (constituting all of the Holders (as defined in the Existing Registration Rights Agreement)) desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board of the Company, after consultation with external counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a reasonable, bona fide business purpose for not making such information public.
“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Ordinary Shares (or securities convertible, exercisable or exchangeable for Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).
“Agreement” shall have the meaning given in the Preamble.
“Amended and Restated Warrant Agreement” shall have the meaning given in the Recitals hereto.
“Block Trade” shall have the meaning given in Section 2.4(a).
“Board” shall mean the Board of Directors of the Company.
“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.

F-2

“Commission” shall mean the U.S. Securities and Exchange Commission.
“Commission Guidance” shall have the meaning given in Section 2.1(b).
“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holders” shall have the meaning given in Section 2.1(d).
“EDGAR” shall mean the Commission’s Electronic Data Gathering, Analysis and Retrieval System.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Filing Date” shall have the meaning given in Section 2.1(a).
“Form F-1 Shelf” shall have the meaning given in Section 2.1(a).
“Form F-3 Shelf” shall have the meaning given in Section 2.1(a).
“Founder Shares” shall mean (i) the SPAC Class B Ordinary Shares issued to the Sponsor Holders and (ii) the Ordinary Shares issued to the Sponsor Holders in the Mergers in exchange for their SPAC Class B Ordinary Shares.
“Founder Shares Lock-up Period” shall mean the lock-up applicable to the Founder Shares, as set forth in the Sponsor Lock-Up and Support Agreement.
“Holder Information” shall have the meaning given in Section 4.1(b).
“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.9(e).
“Lock-Up Period” means, with respect to Registrable Securities, any lock-up restrictions agreed to by the holders of such Registrable Securities, including the Founder Shares Lock-Up Period and the Private Placement Lock-Up Period.
“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Registration Statement” shall have the meaning given in Section 2.1(b).
“Nidar Holder” shall have the meaning given in the Preamble.
“Non-Redeeming Holders” shall have the meaning given in the Preamble.
“Non-Redemption Agreements” shall have the meaning given in the Recitals hereto.
“Non-Redemption Shares” shall have the meaning given in the Recitals hereto.
“Notice of Suspension” shall have the meaning given in Section 3.4(b).
“Ordinary Shares” shall have the meaning given in the Recitals hereto.

F-3

“Original Warrant Agreement” shall mean that certain Warrant Agreement, dated as of January 4, 2022, between the SPAC and Continental Transfer & Trust Company.
“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, pursuant to and in accordance with the Sponsor Lock-Up and Support Agreement and any other applicable agreement between such Sponsor Holder and/or their respective Permitted Transferees and the SPAC, and (b) with respect to the Nidar Holder and its Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities pursuant to and in accordance with the Merger Agreement.
“Piggyback Registration” shall have the meaning given in Section 2.2(a).
“PIPE Shares” shall mean an aggregate of [•] shares of the Company’s Ordinary Shares issued to certain investors on the date hereof pursuant to subscriptions agreements dated as of [•], 2024, in transactions exempt from registration under the Securities Act.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, the period commencing on the date hereof and ending thirty (30) days after the completion of the Mergers.
“Private Placement Warrants” means (a) the 15,900,000 warrants originally acquired by the Sponsor from the SPAC pursuant to that certain Private Placement Warrants Purchase Agreement and assumed by the Company pursuant to the Amended and Restated Warrant Agreement and (b) any Working Capital Warrants.
“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Ordinary Share held by a Holder immediately following the Closing (including Ordinary Shares issued or issuable upon vesting or upon the exercise of the Private Placement Warrants), (b) the Private Placement Warrants beneficially owned or owned of record by a Holder and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold under such Registration Statement; (B) such securities shall have been otherwise transferred and new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer under the Securities Act shall have been delivered by the Company; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

F-4

(b)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in an Underwritten Offering.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1(e).
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of the sale or resale, as applicable, of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble.
“Sponsor Holders” shall have the meaning given in the Preamble.
“Sponsor Lock-Up and Support Agreement” shall mean that certain Sponsor Lock-Up and Support Agreement, dated [•], 2024, by and among the Company, the SPAC and the Sponsor.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).
“Suspension Period” shall have the meaning given in Section 3.4(b).
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including, for the avoidance of doubt, an Underwritten Shelf Takedown.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).
“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

F-5

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.
ARTICLE II
REGISTRATIONS
Section 2.1   Shelf Registration.
(a)   Filing.   As soon as practicable, but in no event no later than forty-five (45) calendar days following the Closing Date (the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) or, if the Company is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”), in each case, covering the resale of up to all then-outstanding Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis pursuant to Rule 415 of the Securities Act and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the Filing Date (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred fifty (150) days after the Filing Date if the Shelf is reviewed by, and receives comments from, the Commission; provided, further, that if the Effectiveness Deadline falls on a day that is not a Business Day or on any other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Such Shelf shall include a Prospectus that provides for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.
(b)   SEC Cutback.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, the Company agrees to promptly (i) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf as required by the Commission and/or (ii) withdraw the Shelf and file a new Registration Statement (a “New Registration Statement”) on Form F-3, or if Form F-3 is not then available to the Company for such Registration Statement, on Form F-1 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the Registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “Commission Guidance”). Notwithstanding any other provision of this Agreement, if any Commission Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and provided that the Company shall have used diligent efforts to advocate with the Commission for the Registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit the number of its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or Commission Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form F-3

F-6

or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf, as amended, or the New Registration Statement.
(c)   Subsequent Shelf Registration.   If any Shelf or New Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf or New Registration Statement to again become effective under the Securities Act (including using its commercially reasonably efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf or New Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf or New Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or New Registration Statement and file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an “automatic shelf registration statement” (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(d)   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Holders (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by a Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $[•] million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range of such Underwritten Shelf Takedown. Subject to Section 2.4(d), a majority-in-interest of the Demanding Holders initiating the Underwritten Shelf Takedown shall have the right to select the managing Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holders may demand not more than one Underwritten Shelf Takedown pursuant to this Section 2.1(d) in any rolling 12-month period; provided, however, that if the amount of Registrable Securities that the Sponsor Holders demanded to register is reduced by Registrable Securities included pursuant to Section 2.2, the demand shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form F-3, that is then available for such offering. All such Holders proposing to sell their Registrable Securities through an Underwritten Shelf Takedown under this Section 2.1(d) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Takedown.
(e)   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”), if any, that the dollar amount or number of Registrable

F-7

Securities that the Demanding Holders and the Requesting Holders, if any, desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
(f)   Withdrawal.   Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the managing Underwriter(s) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders and the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Demanding Holders and Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d); provided, however, that the demand for an Underwriting Shelf Takedown shall not constitute a demand with respect to the Sponsor Holders if neither Sponsor Holder submits a Withdrawal Notice. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).
Section 2.2   Piggyback Registration.
(a)   Piggyback Rights.   Subject to Section 2.4(c) if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such

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registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
(b)   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advise the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(i)   if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(ii)   if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and

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(iii)   if the Registration is an Underwriting Shelf Takedown pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1(d) hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1(e).
(c)   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the managing Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” Prospectus or Prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).
(d)   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.
Section 2.3   Market Stand-off.   In connection with any Underwritten Offering of Ordinary Shares of the Company, if requested by the Underwriters managing the offering, each Holder that is an executive officer or director of the Company or the beneficial owner of more than five percent (5%) of the outstanding Ordinary Shares of the Company, and any Holder exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “most-favored nation” provisions) in favor of the managing Underwriters to not, sell or dispose of any Ordinary Shares of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.
Section 2.4   Block Trades.
(a)   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[•] million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.
(b)   Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter(s) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the

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Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.
(c)   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
(d)   The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
(e)   For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1(d) hereof.
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:
(a)   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of a majority of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
(b)   at least five (5) days prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents (in each case including all exhibits thereto and documents incorporated by reference therein) and to consider in good faith any reasonable comments timely provided by such Underwriters or Holders or their respective legal counsel;
(c)   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
(d)   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
(e)   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(f)   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, in any event within one (1) Business Day after

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receiving notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed (which may be satisfied by the issuance of a press release by the Company);
(g)   furnish to the Holders of Registrable Securities covered by such Registration Statement, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement (to the extent that any of such documents is not available on EDGAR).
(h)   advise each Holder of Registrable Securities covered by such Registration Statement,, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(i)   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
(j)   in connection with an Underwritten Offering or Block Trade (i) permit a representative of the Underwriters, and any attorney retained by such Underwriters, to participate, at each such person’s own expense, in the preparation of the Registration Statement or Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative or attorney in connection with the Registration, subject to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information to them; (ii) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters; (iii) request counsel representing the Company for the purposes of such Registration to provide a legal opinion and disclosure letter in customary form and covering such matters of the type customarily covered by such opinions and disclosure letters; and (iv) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters;
(k)   with respect to an Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;
(l)   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and
(m)   upon request of a Holder, authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if the Company, based on the advice of its counsel, determines such restrictions are no longer required by the Securities Act or any applicable state securities laws, the Company’s constituent documents or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement.
Section 3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.

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Section 3.3   Requirements for Participation in Registration Statement in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4   Suspension of Sales.
(a)   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice, subject to the Holders rights pursuant to Section 3.1(b)), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
(b)   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed thirty (30) consecutive days, and in no event more than ninety (90) days in the aggregate in any twelve (12)-month period (a “Suspension Period”), if the filing or continued use of the Prospectus would require the Company to make any Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control. Immediately upon receipt of a Suspension Notice, the Holder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.
(c)   The Company agrees to promptly notify in writing the Holder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Holder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include a Misstatement.
(d)   If the Company notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Shelf Takedown requested pursuant to Section 2.1(d), the Demanding Holders may by notice to the Company withdraw such request without such request counting as a demand under Section 2.1(d) and without being obligated to reimburse the Company for any Registration Expenses in connection therewith.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission and available on EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants

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that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification.
(a)   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in (a) any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (b) use of a Prospectus by such Holder notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
(b)   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (a) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or (b) such Holder used a Prospectus notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to indemnification of the Company.
(c)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume

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the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.
(e)   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
Section 5.1   Notices.   Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 5.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the tenth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

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If to the Company:
Nidar Infrastructure Limited
Fourth Floor, One Capital Place
P.O. Box 847
Grand Cayman KY1-1103, Cayman Islands
Attn: Ravi Hirisave
E-mail: ravi@ae.henergy.com
with a copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
2601 Olive Street, Suite 1700
Dallas, TX 75201
Attn: Alain Dermarkar, Robert Cardone
E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com if to any Holder, at such Holder’s address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, if any Holders (or their authorized representatives) share the same address, the Company shall not be obligated to send multiple copies of any notice hereunder to each separate Holder at that address, but may deliver one notice to such address which shall be deemed to be notice to all parties at that address and all of the parties sharing the same representative.
Section 5.2   Entire Agreement.   This Agreement sets forth the entire understanding of the parties with respect to the matters described herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
Section 5.3   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 5.4   Expenses and Fees.   Except as otherwise specifically set forth herein, each of the parties shall bear its own expenses in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.
Section 5.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
Section 5.6   Submission to Jurisdiction; WAIVER OF JURY TRIAL.   Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another

F-16

party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY.
Section 5.7   Specific Performance.   Each party acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.
Section 5.8   Severability.   If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 5.9   Assignment; No Third Party Beneficiaries.
(a)   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
(b)   Subject to Section 5.9(c) and Section 5.9(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part in connection with the transfer of the corresponding Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and Permitted Transferees.
(c)   Prior to the expiration of the applicable Lock-up Period, no Holder who is subject to a Lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee and in accordance with the provisions of the agreement providing for such Lock-up Period and this Section 5.9.
(d)   Other than Persons entitled to indemnification under Article IV, who shall be third-party beneficiaries of this Agreement, this Agreement shall not confer any rights or benefits on any persons that are not parties hereto.
(e)   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) an executed joinder to this Agreement from such successor or permitted assignee in the form of Exhibit A attached hereto (a “Joinder”). Any transfer or assignment made other than as provided in this Section 5.9 shall be null and void.
Section 5.10   Mutual Drafting.   This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party.

F-17

Section 5.11   Further Representations.   Each party acknowledges and represents that it has been represented by its own legal counsel in connection with this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.
Section 5.13   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided that, notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least fifty percent (50%) of the Registrable Securities that such persons held on the Closing Date; provided, further, that no amendment or waiver may materially, disproportionately and adversely affect the rights of a Holder without the consent of such Holder (or, if there is more than one such Holder that is so affected, without the consent of a majority in interest of such affected Holders in accordance with their holding of Registrable Securities). Except with respect to any indemnification or contribution rights or obligations under Article IV, which shall survive, this Agreement will terminate as to any Holder when it no longer holds any Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.14   Other Registration Rights.   Other than as provided in (a) the Original Warrant Agreement and (b) the Subscription Agreements providing for the issuance of the PIPE Shares, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person.
Section 5.15   Term.   This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
Section 5.16   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
[SIGNATURE PAGES FOLLOW]

F-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
NIDAR INFRASTRUCTURE LIMITED
By:

Name:
Title:
VISTA HOLDINGS LIMITED
By:

Name:
Title:
CARTICA ACQUISITION PARTNERS, LLC
By:

Name: Steven J. Quamme
Title: Managing Member
RHI VENTURE WORX, LLC
By:

Name: Asif Ramji
Title: Member
[NON-REDEEMING HOLDERS]
By:

Name: [•]
Title: [•]
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A
Account	EIN	Address	Number of SPAC Non-Redemption Shares	Number of Ordinary Shares Following the Mergers
Total			962,500	962,500

EXHIBIT B
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the           day of                 , 20  .
Signature of Stockholder
Print Name of Stockholder
By:
Its:
Address:
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Agreed and Accepted as of                 , 20  .
NIDAR INFRASTRUCTURE LIMITED
By:
Name:
Its:
[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

ANNEX G
ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED
WARRANT AGREEMENT
THIS ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [•], 202[•] (the “Effective Date”), is by and among Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).
WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 4, 2022 (the “Existing Warrant Agreement”);
WHEREAS, SPAC issued (i) 11,500,000 warrants as part of the units offered in its initial public offering (the “Public Warrants”), (ii) 15,900,000 warrants to Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”) in a concurrent private placement (the “Private Placement Warrants”) pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 4, 2022, in each case, on the terms and conditions set forth in the Existing Warrant Agreement;
WHEREAS, on June [•], 2024, the Company, Yotta Data and Cloud Limited, a Cayman Islands exempted company and a subsidiary of the Company (“Merger Sub”), and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, on the Effective Date, (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC continuing as the surviving entity after the First Merger and becoming a direct, wholly owned subsidiary of the Company, and (ii) SPAC will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving entity after the Second Merger;
WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for Class A ordinary shares of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of ordinary shares of the Company, par value $[•] per share (the “Ordinary Shares”), equal to the number of SPAC Class A Shares for which such warrants were exercisable immediately prior to the Mergers, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;
WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined below) for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake contained therein, including to conform the provisions thereof to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the registration statement on Form S-1, File No. 333-261094, and a related prospectus (the “Prospectus”) filed by SPAC with the Securities and Exchange Commission (the “Commission”), and (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders thereunder;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.
Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1   Assignment and Assumption.   SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing (as defined in the Merger Agreement).
1.2   Amendment.   SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants and Private Placement Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing (as defined in the Merger Agreement).
1.3   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.
Warrants.

2.1   Form of Warrant.   Each Warrant shall initially be issued in registered form only.
2.2   Effect of Countersignature.   If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3   Registration.
2.3.1.   Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2.   Registered Holder.   Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Fractional Warrants.   The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
2.5   Private Placement Warrants.
2.5.1.   The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(b) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the Effective Date, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 hereof if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of clause (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a)   to Sponsor’s officers or directors, any affiliates or family members of any of Sponsor’s officers or directors, any direct or indirect members of the Sponsor or their affiliates, any affiliates of the Sponsor, including to funds affiliated with Cartica Management, LLC, and to limited partners of funds affiliated with Cartica Management, LLC or any affiliates thereof, or any employees of such affiliates;
(b)   in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c)   in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;
(d)   in the case of an individual, pursuant to a qualified domestic relations order;
(e)   by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or
(f)   in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Effective Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.
Terms and Exercise of Warrants.

3.1   Warrant Price.   Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least three (3) Business Days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.
3.2   Duration of Warrants.   A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Effective Date, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, and (y) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3   Exercise of Warrants.
3.3.1.   Payment.   Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:
(a)   in lawful money of the United States, in good certified check or good bank draft or wire payable to the order of the Warrant Agent;
(b)   with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Fair Market Value” (as defined in this subsection 3.3.1(b)) over the exercise price of the Warrants by (y) the Sponsor Fair Market Value. Solely for purposes of this subsection 3.3.1(b), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;
(c)   as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or
(d)   as provided in Section 7.4 hereof.
3.3.2.   Issuance of Ordinary Shares on Exercise.   As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless the Ordinary Shares issuable upon exercise of the warrants have been registered under the Securities Act or a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.5 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.
3.3.3.   Valid Issuance.   All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the amended and restated memorandum and articles of association of the Company shall be validly issued, fully paid and nonassessable.
3.3.4.   Date of Issuance.   Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5.   Maximum Percentage.   A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant

Agent’s actual knowledge, would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments.

4.1   Share Capitalizations.
4.1.1.   Sub-Divisions.   If after the date hereof, and subject to the provisions of Section 4.5 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.
4.1.2.   Extraordinary Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or make a distribution in cash, securities or other assets on account of such Ordinary

Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant).
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.
4.3   Adjustments in Exercise Price.   Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
4.4   Replacement of Securities upon Reorganization, etc.   In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4.   The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.
4.5   Notices of Changes in Warrant.   Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.
4.7   Form of Warrant.   The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants.

5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3   Service Charges.   No service charge shall be made for any exchange or registration of transfer of Warrants.
5.4   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6.
Redemption.

6.1   Redemption of Warrants for Cash.   Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) the Ordinary Shares issued upon exercise of the warrants have been registered under the Securities Act or there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2   Redemption of Warrants for $0.10 or for Ordinary Shares.   Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.
	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a warrant is adjusted, in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment)
6.3   Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value.   In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares on the trading day prior to the date on which we send the notice of redemption to the Registered Holder.
6.4   Exercise after Notice of Redemption.   The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
6.5   Exclusion of Private Placement Warrants.   The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.5 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.
7.
Other Provisions Relating to Rights of Holders of Warrants.

7.1   No Rights as Shareholder.   A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3   Reservation of Ordinary Shares.   The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4   Registration of Ordinary Shares; Cashless Exercise at Company’s Option.
7.4.1.   Registration of the Ordinary Shares.   The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the Effective Date, holders of Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise the Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.361 per Warrant. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of the Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.
7.4.2.   Cashless Exercise at Company’s Option.   If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8.
Concerning the Warrant Agent and Other Matters.

8.1   Payment of Taxes.   The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1.   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2.   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.
8.2.3.   Merger or Consolidation of Warrant Agent.   Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1.   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2.   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4   Liability of Warrant Agent.
8.4.1.   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2.   Indemnity.   The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.
8.4.3.   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement, the Amended and Restated Memorandum and Articles of Association of the Company or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of January 4, 2022, by and between SPAC and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.
Miscellaneous Provisions.

9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Nidar Infrastructure Limited
Fourth Floor, One Capital Place
P.O. Box 847
Grand Cayman KY1-1103, Cayman Islands
Attn: Ravi Hirisave
E-mail: ravi@ae.henergy.com

with a copy to:
Allen Overy Shearman Sterling LLP
2601 Olive Street, Suite 1700
Dallas, TX 75201
Attn: Alain Dermarkar, Robert Cardone
E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
9.3   Applicable Law and Exclusive Forum.   The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
9.4   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.6   Counterparts.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7   Effect of Headings.   The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of (x) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein or (y) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
9.9   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
NIDAR INFRASTRUCTURE LIMITED
By: Name: Title:
CARTICA ACQUISITION CORP.
By: Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By: Name: Title:

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
NIDAR INFRASTRUCTURE LIMITED
Incorporated Under the Laws of the Cayman Islands
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that [•], or registered assigns, is the registered holder of [•] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, [•] par value per share (“Ordinary Shares”), of Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

NIDAR INFRASTRUCTURE LIMITED
By: Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By: Name: Title:

[REVERSE]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [•] Ordinary Shares and are issued or to be issued pursuant to an Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of [•], 202[•] (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [•] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Nidar Infrastructure Limited (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Ordinary Shares be delivered to [•] whose address is [•]. If said [•] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].
In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) or Section 6.2 of the Warrant Agreement, as applicable.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].
[Signature Page Follows]

Date: [•], 20[•]
(Signature)
(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

ANNEX H
2024 Nidar Infrastructure Limited Equity Incentive Plan
Approved by the Board: [•]
1.
Establishment

Nidar Infrastructure Limited, an exempted company registered by way of continuation with limited liability under the laws of the Cayman Islands (the “Company”), establishes this 2024 Equity Incentive Plan (the “Plan”), as set forth herein. The Plan permits the grant of Options and Other Awards.
2.
Purposes of the Plan

The purposes of the Plan are to promote the long-term success of the Company and its direct and indirect Subsidiaries (collectively, the “Nidar Group”), to further the best interests of the Company, its business and its stakeholders by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Nidar Group and to enhance the Nidar Group’s ability to attract, retain and motivate Eligible Individuals who make or are expected to make important contributions to the Nidar Group.
3.
Effective Date and Duration of the Plan

The Plan shall become effective on the date it is approved by the Board (the “Effective Date”). Unless sooner terminated as provided herein, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.
4.
Definitions.

For purposes of the Plan, the following capitalized words shall have the meanings set forth below:
“Articles of Association” means the articles of association of the Company, as amended from time to time.
“Award” means an Option or Other Award granted pursuant to the Plan.
“Award Agreement” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Agreement may be in written, electronic or other media.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Change in Control” means:
(i)   the following individuals cease, for any reason, to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(ii)   a bona fide negotiated transaction to:
(1)   transfer, sell or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis provided, however, that with respect to this clause (1), any such transfer, sale or disposition to an entity whereby the shareholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of such acquiring entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan;

(2)   sell shares of the Company to a third-party purchaser constituting all or substantially all classes of the then issued and outstanding shares of the Company, in a single transaction or series of related transactions (including, a tender offer); or
(3)   cause the Company to engage in a merger, consolidation, recapitalization, reorganization, liquidation or dissolution; provided, however, that with respect to this clause (3), any merger, consolidation, recapitalization or reorganization of the Company whereby the shareholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of the surviving entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan.
Notwithstanding the foregoing, (i) with respect to an Award that is subject to Section 409A and for which payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A and (ii) in no event shall the consummation of the transactions contemplated in that certain Business Combination Agreement by and between the Company and Cartica Acquisition Corp, dated June 24, 2024, constitute a Change in Control for purposes of the Plan or any Award Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
“Committee” means the Board, or any committee appointed from time to time by the Board to administer the Plan, including the Nomination and Remuneration Committee, or any successor committee thereto. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 5(e).
“Director” means any individual who is a member of the Board.
“Disability” means (i) for Participants covered by any long term disability plan of the Company or a Subsidiary, disability as defined in such plan and (ii) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the usual or customary duties of the Participant’s position with the Nidar Group for a period of not less than six (6) consecutive months. Subject to applicable local law, disability shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Participant’s ability to perform the Participant’s duties. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment as a result of the Participant’s Disability, no such termination will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A.
“Eligible Individuals” means the individuals described in Section 6(a) who are eligible for Awards under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.
“Fair Market Value” with respect to a Share, means, unless the Committee in its discretion approves an alternative valuation methodology:
(i)   the closing price of a Share on the NASDAQ at the conclusion of regular trading hours on the relevant date of determination, as reported by the NASDAQ (or, if not so reported, as reported by a successor reporting service selected by the Company, or if not reported by any successor service, as reported on any domestic stock exchanges on which Shares are then listed);

(ii)   if Shares are not listed on any domestic stock exchange, the closing price of a Share as reported in the domestic over-the-counter market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported;
(iii)   if Shares are listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported closing prices or quotations on the last previous date on which so reported; or
(iv)   if none of the foregoing clauses applies, the fair market value of a Share as determined in good faith by the Committee.
“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.
“NASDAQ” means the applicable market of the National Association of Securities Dealers Automated Quotations.
“Non-Executive Director” means a non-executive member of the Board who is not an officer or employee of the Company or any of its Subsidiaries.
“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 10.
“Other Award” means any form of Award (other than an Option) granted pursuant to Section 11.
“Participant” means an Eligible Individual who has been granted an Award under the Plan and has accepted such Award.
“Performance Criteria” means a goal or goals established by the Committee and measured over a Performance Period. The Committee may establish Performance Targets based on any Performance Criteria it deems appropriate. The Performance Criteria shall be subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.
“Performance Period” means the period established by the Committee and set forth in the applicable Award Agreement over which Performance Targets are measured.
“Performance Target” means the goals selected by the Committee, in its discretion, from among the Performance Criteria, and set forth in the applicable Award Agreement. Performance Targets shall be based upon one or more Performance Criteria.
“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other organization or entity of any kind or nature.
“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 7(a).
“Section 409A” means Section 409A of the Code.
“Share” means an ordinary share of the Company, or such other class of shares or other securities of the Company as may be applicable under Section 13, and as may be adjusted pursuant to Section 13(b).
“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (i) such Person directly or indirectly owns or controls a majority of the equity securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (ii) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization or (iii) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.
“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee or director equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines in connection with a corporate transaction pursuant to the terms of an equity compensation plan of such company or other entity.
5.
Administration

(a)   Committee.   The Plan shall be administered by the Committee, which, in addition to the other express powers conferred on the Committee by the Plan, shall have full power and authority, subject to applicable laws and the express provisions hereof, to:
(i)   select the Participants from the Eligible Individuals;
(ii)   grant Awards in accordance with the Plan;
(iii)   determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;
(iv)   determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect or occurrence, if any, of a Participant’s termination of employment, separation from service or leave of absence with the Company or any of its Subsidiaries or, subject to Section 9, a Change in Control of the Company;
(v)   subject to Sections 15 and 16(f), amend the terms and conditions of an Award after the granting thereof;
(vi)   specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards (which may vary among Participants);
(vii)   make factual determinations in connection with the administration or interpretation of the Plan;
(viii)   adopt, prescribe, establish, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;
(ix)   employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;
(x)   vary the terms of Awards to take into account tax and securities laws (or changes thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;
(xi)   correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan;
(xii)   suspend the right to exercise during any blackout period, and extend the period of exercise by an equal period of time; and
(xiii)   make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Agreement.

(b)   Plan Construction and Interpretation.   The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan and any Award Agreement delivered under the Plan.
(c)   Prohibited Actions.   Notwithstanding the authority granted to the Committee pursuant to Section 5(a), the Committee, with respect to Awards granted to Participants other than Directors, shall not have the authority, without obtaining approval of the shareholders at a general meeting of the Company, to (i) reprice or cancel Options in violation of Section 10(e), (ii) amend Section 7 to increase the Plan Limit or any of the other limits listed therein; provided, however, that approval of the shareholders at a general meeting of the Company shall not be required to increase the limits listed in Section 7(c) or (iii) grant Options with an exercise price that is not in violation of Section 10(a).
(d)   Determinations of Committee Final and Binding.   All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.
(e)   Delegation of Authority.   To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to the Committee or a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter. Notwithstanding the foregoing, no Person to whom authority has been delegated pursuant to this Section 5(e) shall make any Award to such Person or to any other Person to whom authority to make Awards has been so delegated.
(f)   Liability of Committee and its Delegates.   Subject to applicable laws, rules and regulations: (i) no member of the Committee (or its delegates pursuant to Section 5(e)) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in accordance with applicable law in the manner provided in the Articles of Association and any indemnification agreements as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.
(g)   Reimbursements.   The Committee shall ensure that all expenses incurred by the Company in connection with Awards granted to officers, Directors, employees and consultants in connection with work performed for a Subsidiary shall be reimbursed by the relevant Subsidiary in a recognizable and identifiable manner.
6.
Eligibility

(a)   Eligible Individuals.   Subject to applicable law, the Awards may be granted to officers, employees, Directors and consultants of the Company or any of its Subsidiaries. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.
(b)   Grants to Participants.   The Committee shall not have an obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.
7.
Shares Subject to the Plan

(a)   Plan Limit.   Subject to adjustment in accordance with Section 13, the maximum aggregate number of Shares that may be issued for all purposes (including with respect to Incentive Stock Options) under the Plan shall be equal to 5% of the Shares outstanding on the Effective Date (the “Share Reserve”).

Shares issued pursuant to Awards under the Plan may be either authorized and unissued Shares or Shares held by the Company in its treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued as Incentive Stock Options.
(b)   Rules Applicable to Determining Shares Available for Issuance.   The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards. In addition, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an Award and (ii) shares subject to an Option but not issued or delivered as a result of the net settlement of such Option shall be added back to the Plan Limit and again be available for the grant of Awards.
(c)   Substitute Awards.   To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying Substitute Awards shall not be counted against the Share Reserve (nor shall Shares underlying Substitute Awards be added to the number of Shares available for Awards under the Plan).
8.
Awards in General

(a)   Types of Awards.   Awards under the Plan may consist of Options or Other Awards. Any Award described in Sections 10 and 11 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 8(g), Awards under the Plan may be made in combination with, in replacement of, or as alternatives to Awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.
(b)   Vesting and Exercise.   The Committee shall set the vesting criteria applicable to an Award, which, depending on the extent to which the criteria are met, will determine the extent to which the Award becomes exercisable or the number of Shares or the amount of cash that will be distributed or paid out to the Participant with respect to the Award. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or provision of services), or any other basis determined by the Committee in its discretion.
(c)   Terms Set Forth in Award Agreements.   The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement shall contain terms and conditions not inconsistent with the Plan and the resolution of the Committee granting the Award. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following the grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post-termination exercise period of an outstanding Award. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.
(d)   Termination of Employment.   Except as otherwise set forth in an applicable Award Agreement, upon a Participant’s termination of employment with the Company or other applicable member of the Nidar Group for any reason, the unvested portion of an Award will automatically be forfeited for no consideration. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment (including by reason of retirement) with the Company or any of its Subsidiaries or the Participant’s death or Disability. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment or service, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions or conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions may be specified in the applicable Award Agreement or determined at a subsequent time.

(e)   Dividends and Dividend Equivalents.   The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividends or dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations. Any such entitlement to receive dividends or payments equivalent to dividends or interest shall be specified in the Award Agreement. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options.
(f)   Rights of a Shareholder.   A Participant shall have no rights as a shareholder with respect to Shares covered by an Award until the date the Participant or his nominee becomes the holder of record of such Shares and the Company’s register of members has been accordingly updated. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13. The Company shall not be obliged to provide Eligible Individuals or Participants with copies of any materials sent to the Company’s shareholders.
(g)   Performance-Based Awards.   The Committee may establish Performance Targets and goals based on any Performance Criteria it deems appropriate. Performance Targets and Performance Criteria will be specified in the Award Agreement.
(1)   To the extent applicable, the Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance) consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof.
(2)   The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index.
(3)   The Participants will be designated, and the applicable Performance Targets will be established, by the Committee. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.
9.
Change in Control

In the event of a Change in Control, the Committee, in its discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding; provided, however, the Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants and the Committee may take different actions with respect to the vested and unvested portions of an Award. Such actions may include, without limitation: (i) the acceleration of the vesting, settlement and/or exercisability of an Award; (ii) the payment of a cash amount in exchange for the cancellation of an Award; (iii) the cancellation of Options without the payment of consideration therefor if the exercise price of such Options equals or exceeds the price paid for a Share in connection with the Change in Control; (iv) the cancellation of any unvested Awards without the payment of consideration therefor and/or (v) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.
10.
Terms and Conditions of Options

(a)   General.   The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Agreement that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option and be in such form and contain such provisions as the

Committee shall from time to time deem appropriate, and must include the exercise price per Share of an Option, which, for Eligible Individuals residing in the United States shall not be less than 100% of the Fair Market Value of a Share on the date of grant to the extent required by Section 409A or other applicable law and, for Eligible Individuals residing outside of the U.S. shall be as determined by the Committee and comply with applicable local law.
(b)   Term of Options.   An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Agreement relating to such Award. The Committee may extend the term of an Option after the time of grant; provided, however, that, unless otherwise set forth in the applicable Award Agreement, the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.
(c)   Payment of Exercise Price.   Subject to the provisions of the applicable Award Agreement and Company policy in effect from time to time, the exercise price of an Option may be paid: (i) in cash or cash equivalents; (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option; (iii) by a combination of cash and Shares equal in value to the exercise price; (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price; or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time. The Committee may provide that in-the-money Options will be exercised automatically, with no action required on the part of a Participant, using a net share settlement or similar procedure immediately (or shortly) before their scheduled expiration date where Participants are precluded from using other methods of exercise due to legal restrictions or Company policy (including policies on trading in Shares).
(d)   Incentive Stock Options.   The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Option be less than the minimum exercise price specified in Section 10(a). No Incentive Stock Option may be issued to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option that would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any fiscal year. Any grants in excess of this limit shall be treated as Nonqualified Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.
(e)   No Repricing of Options.   Except for adjustments pursuant to Section 13 or with respect to Eligible Individuals residing outside of the U.S., the per Share exercise price of any Option may not be decreased after the grant of the Award, and an Option whose per share exercise price is greater than the Fair Market Value of a Share on the relevant date of determination may not be surrendered as consideration in exchange for cash (for the sake of clarity, including cash buyouts), the grant of a new Option with a lower exercise price per Share or the grant of a Share award, without approval of the shareholders at a general meeting of the Company.
11.
Other Awards

The Committee shall have the authority to establish the terms and provisions of other forms of Awards, including restricted shares, restricted share units, stock appreciation rights, performance shares, or performance share units (such terms and provisions to be specified in the applicable Award Agreement) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for: (i) payments in the form of cash, Shares, notes or other property as the Committee may determine based in whole or in part on the value or future value of Shares or on any amount that the Company pays as dividends or otherwise distributes with respect to Shares; (ii) the acquisition or future acquisition of Shares; (iii) cash, Shares, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Shares) based on one or more criteria determined by the Committee unrelated to the value of Shares; or (iv) any combination of the foregoing. Awards pursuant to this Section 11 may, among other things, be made subject to restrictions on transfer, vesting requirements, forfeiture, repurchase or cancellation under specified circumstances.
12.
Certain Restrictions

(a)   Transfers.   A Participant’s rights and interests under the Plan, including any Award previously made to such Participant or any amounts payable under the Plan may not be assigned, pledged, or transferred, except, in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a permitted transferee.
(b)   Award Exercisable Only by Participant.   During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a permitted transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.
(c)   Section 83(b) Election.   If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to any Award as of the date of transfer of the Award rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83 of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
13.
Recapitalization or Reorganization

(a)   Authority of the Company and Shareholders.   The existence of the Plan, the Award Agreements and the Awards granted thereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b)   Change in Capitalization.   Notwithstanding any provision of the Plan or any Award Agreement, the number and kind of Shares authorized for issuance under Section 7 shall be equitably adjusted by the Committee in the event of a share split, reverse share split, share dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary stock or cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of shares or property of the Company affecting the Shares in order to materially preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to materially preserve, but not increase, the benefits or potential benefits intended to be made available to Participants. Any such determinations made by the Committee may be made on an Award-by-Award basis. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject (subject to the limitations of applicable law).
14.
Term of the Plan

Unless earlier terminated pursuant to Section 15, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
15.
Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the shareholders at a general meeting of the Company if such approval is required under the Articles of Association or applicable laws, rules and regulations, including the rules of the NASDAQ and such other securities exchanges, if any, as may be designated by the Board from time to time, and (ii) shall materially and adversely alter or impair the rights of a Participant in any outstanding Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Committee shall have broad authority to amend the Plan, any Award Agreement or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable, including to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, including without limitation, to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)). Notice in writing of any amendment or modification made to this Plan shall be given to all Participants.
16.
Miscellaneous

(a)   Compliance with Legal Requirements.   The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required and the Company and each Subsidiary shall undertake necessary compliances as may be required under applicable laws (including applicable laws in the country of their incorporation).
(b)   Tax Withholding.   The Company or one of its Subsidiaries, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company or the Subsidiaries, prior to payment, an amount sufficient to satisfy any applicable tax required or permitted to be withheld or collected (up to the maximum statutory tax rate in the relevant jurisdiction). In the case of an Award payable in Shares, the Company or one of its Subsidiaries, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by such individual or to repurchase Shares that were issued to the Participant to satisfy the minimum statutory withholding or tax collection rates for any applicable tax withholding or collection purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or one of its Subsidiaries, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required or permitted to be withheld or collected (up to the maximum statutory tax rate in the relevant jurisdiction) with respect to such payments. Any taxes in relation to any sum or Award to the Participant shall be solely to their account and the Participant shall undertake necessary compliances as specified under applicable laws.
(c)   No Right to Awards or Employment.   No person shall have any claim or right to receive Awards under the Plan. The Plan shall not form part of any contract of employment between the Company and any employee of the Company. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any of its Subsidiaries, or to interfere with or to limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Subsidiaries, including the calculation of any severance, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee. The Plan shall not confer on any Eligible Individual or Participant any legal or equitable rights (other than those constituting the Awards themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.
(d)   Securities Law Restrictions.   An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the grant of the Award or the issuance of such Shares, to the extent applicable, has been registered under the Securities Act of 1933, as amended and complies with all applicable securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law restrictions.
(e)   Section 16 of the Exchange Act.   Notwithstanding anything contained in the Plan or any Award Agreement under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a Change in Control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability.
(f)   Section 409A.   To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Agreement, if the Committee determines that any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Agreement without the consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.
(g)   Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States.   To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.
(h)   References to Termination of Employment.   References to “termination of employment” shall also mean termination of any other service relationship of the Participant with the Company or any of its Subsidiaries, as applicable.
(i)   No Limitation on Corporate Actions.   Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.
(j)   Unfunded Plan.   Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
(k)   Satisfaction of Obligations.   Subject to applicable laws, rules and regulations, the Company may apply any cash, Shares, securities or other consideration received upon exercise of settlement of an Award to any obligations a Participant owes to the Company and its Subsidiaries in connection with the Plan or otherwise.
(l)   Award Agreement.   In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
(m)   Successors.   All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(n)   Headings.   The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
(o)   Clawback.   Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made pursuant to the Plan and any gains realized upon exercise or settlement of an Award shall be subject to clawback, adjustment or recoupment, as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.
(p)   Severability.   If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(q)   Data Privacy.   To administer the Plan and the Awards granted thereunder and to implement or structure future grants, the Company, its Subsidiaries and certain agents thereof may process any and all personal or professional data that is necessary or desirable for the administration of the Plan or the Awards granted thereunder. By accepting an Award, Participants (i) authorize the Company to collect, process, register and transfer all personal and professional data; (ii) waive any privacy rights Participants may have with respect to the personal and professional data; (iii) authorize the Company, its Subsidiaries and certain agents thereof to store and transmit such information in electronic form; and (iv) authorize the transfer of such personal and professional information to any jurisdiction in which the Company, its Subsidiaries and certain agents thereof consider appropriate. Participants shall have access to, and the right to change, the personal and professional information collected and processed during the administration of the Plan. Personal and professional information shall only be used in accordance with applicable law.
(r)   Governing Law.   Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the Cayman Islands (other than its conflict of law rules).
(s)   Jurisdiction.   The Courts of the Cayman Islands shall have non-exclusive jurisdiction to settle any disputes or claims, which may arise out of or in any way relate to the Plan, any Award or its formation.
(t)   Rules of Construction.   The singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.
The post-closing memorandum and articles of association that will become effective immediately prior to the completion of Business Combination provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 24, 2024, by and among Nidar Infrastructure Limited, Yotta Data and Cloud Limited and Cartica Acquisition Corp (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement)
3.1*	Second Amended and Restated Memorandum and Articles of Association of Nidar Infrastructure Limited.
4.1*	Specimen Ordinary Share Certificate of Nidar Infrastructure Limited.
4.2	Specimen Unit Certificate of Cartica Acquisition Corp (Incorporated by reference to Exhibit 4.1 to Cartica Acquisition Corp’s Registration Statement on Form S-1 (File No. 333-261094) filed on November 16, 2021).
4.3	Specimen Class A Ordinary Share Certificate of Cartica Acquisition Corp (Incorporated by reference to Exhibit 4.2 to Cartica Acquisition Corp’s Registration Statement on Form S-1 (File No. 333-261094) filed on November 16, 2021).
4.4	Warrant Agreement, dated January 4, 2022, by and between Cartica Acquisition Corp and Continental Stock Transfer & Trust Company, as warrant agent (Incorporated by reference to Exhibit 4.1 to Cartica Acquisition Corp.’s Form 8-K filed on January 10, 2022).
4.5	Specimen Warrant Certificate of Cartica Acquisition Corp (Incorporated by reference to Exhibit 4.3 to Cartica Acquisition Corp’s Registration Statement on Form S-1 (File No. 333‑261094) filed on November 16, 2021).
4.6	Form of Amended and Restated Warrant Agreement between Nidar Infrastructure Limited and Continental Stock Transfer & Trust Company, as warrant agent (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).
4.7	Specimen Warrant Certificate of Nidar Infrastructure Limited (included in the Form of Amended and Restated Warrant Agreement between Nidar Infrastructure Limited and Continental Stock Transfer & Trust Company, as warrant agent (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement)).

Exhibit Number	Description
5.1***	Opinion of Harney Westwood & Riegels LLP.
5.2***	Opinion of Allen Overy Shearman Sterling US LLP.
8.1***	Opinion of Morrison & Foerster LLP regarding certain U.S. federal income tax matters.
10.1	Lock-Up and Support Agreement, dated as of June 24, 2024, by and among Cartica Acquisition Partners, LLC, Cartica Acquisition Corp and Nidar Infrastructure Limited. (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
10.2	Lock-Up and Support Agreement, dated as of June 24, 2024, by and among Cartica Acquisition Corp, Nidar Infrastructure Limited, Vista Holdings Limited and Sunil Gupta (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement)
10.3	Form of Amended and Restated Registration Rights Agreement by and among Nidar Infrastructure Limited, Cartica Acquisition Partners, LLC, certain other shareholders of Cartica Acquisition Corp and Vista Holdings Limited (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
10.4	Form of 2024 Nidar Infrastructure Limited Equity Incentive Plan (attached as Annex H to the proxy statement/prospectus that forms a part of this registration statement).
10.5	Securities Subscription Agreement, dated as of February 9, 2021, by and among Cartica Acquisition Corp and Cartica Acquisition Partners, LLC (Incorporated by reference to Exhibit 10.6 to Cartica Acquisition Corp’s Registration Statement on Form S-1 (File No. 333-261094) filed on November 16, 2021).
10.6	Investment Management Trust Agreement, dated January 4, 2022, by and among Cartica Acquisition Corp and Continental Stock Transfer & Trust Company, as trustee (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.7	Registration and Shareholder Rights Agreement, dated January 4, 2022, by and among Cartica Acquisition Corp, Cartica Acquisition Partners, LLC and the other securityholders signatory thereto (Incorporated by reference to Exhibit 10.2 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.8	Private Placement Warrants Purchase Agreement, dated January 4, 2022, by and between Cartica Acquisition Corp and Cartica Acquisition Partners, LLC (Incorporated by reference to Exhibit 10.3 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.9	Letter Agreement, dated January 4, 2022, by and among Cartica Acquisition Corp, its then directors and executive officers and Cartica Acquisition Partners, LLC (Incorporated by reference to Exhibit 10.4 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.10	Forward Purchase Agreement, dated January 4, 2022, by and among Cartica Acquisition Corp, Cartica Investors, L.P. and Cartica Investors II, L.P. (Incorporated by reference to Exhibit 10.5 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.11	Mutual Termination Agreement, dated May 23, 2023, by and among Cartica Acquisition Corp, Cartica Investors, L.P. and Cartica Investors II, L.P (Incorporated by reference to Exhibit 10.2 to Cartica Acquisition Corp’s Form 8-K filed on May 25, 2023).
10.12	Administrative Support Agreement, dated January 4, 2022, by and among Cartica Acquisition Corp and Cartica Acquisition Partners, LLC (Incorporated by reference to Exhibit 10.6 to Cartica Acquisition Corp’s Form 8-K filed on January 10, 2022).
10.13	Amendment to the Administrative Support Agreement, dated May 23, 2023, by and among Cartica Acquisition Corp and Cartica Acquisition Partners, LLC (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on May 25, 2023).
10.14	Form of Non-Redemption Agreement (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on June 20, 2023).
10.15	Form of Non-Redemption Agreement (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on June 27, 2023).

Exhibit Number	Description
10.16	Promissory Note issued to Cartica Acquisition Partners, LLC by Cartica Acquisition Corp, dated August 31, 2023 (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on September 5, 2023).
10.17	Amendment to Promissory Note, dated February 16, 2024, with respect to the Promissory Note issued to Cartica Acquisition Partners, LLC by Cartica Acquisition Corp, dated August 31, 2023 (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on February 23, 2024).
10.18	Amendment No. 2 to Promissory Note, dated April 4, 2024, with respect to the Promissory Note issued to Cartica Acquisition Partners, LLC by Cartica Acquisition Corp, dated August 31, 2023 (Incorporated by reference to Exhibit 10.2 to Cartica Acquisition Corp’s Form 8-K filed on April 8, 2024).
10.19	Amendment No. 3 to Promissory Note, dated June 24, 2024, with respect to the Promissory Note issued to Cartica Acquisition Partners, LLC by Cartica Acquisition Corp, dated August 31, 2023 (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on June 24, 2024).
10.20	Promissory Note issued to Cartica Acquisition Partners, LLC by Cartica Acquisition Corp, dated April 4, 2024 (Incorporated by reference to Exhibit 10.1 to Cartica Acquisition Corp’s Form 8-K filed on April 8, 2024).
21.1*	List of subsidiaries of Nidar.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Singhi & Co.
23.3***	Consent of Harney Westwood & Riegels (included as part of Exhibit 5.1 hereto).
23.4***	Consent of Allen Overy Shearman Sterling US LLP (included as part of Exhibit 5.2 hereto).
23.5***	Consent of Morrison & Foerster LLP (included as part of Exhibit 8.1 hereto).
24.1	Powers of Attorney (included on the signature page of this registration statement).
99.1***	Form of Proxy Card of Cartica Acquisition Corp.
107*	Filing Fee Table.

*
Filed herewith

**
Previously filed

***
To be filed by amendment

†
Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules or exhibits to the SEC upon request.

‡
Portions of this exhibit have been redacted (marked by brackets) in compliance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is not material and is the type of information that the Registrant customarily and actually treats as private and confidential.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” tables or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mumbai, India, on November 13, 2024.
Nidar Infrastructure Limited
By:
/s/ Sunil Gupta

Name: Sunil Gupta
Title:   Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Sunil Gupta and Saurabh Bharat as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on November 13, 2024.
Name	Title	Date
/s/ Darshan Hiranandani Darshan Hiranandani	Chairman of the Board	November 13, 2024
/s/ Sunil Gupta Sunil Gupta	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2024
/s/ Saurabh Bharat Saurabh Bharat	Vice President — Treasury (Principal Financial Officer and Principal Accounting Officer)	November 13, 2024
/s/ Ravi Hirisave Ravi Hirisave	Director	November 13, 2024